As filed with the Securities and Exchange Commission on January 27, 2025.
Registration No. 333-275409

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IRIS PARENT HOLDING CORP.*
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	93-2710748 (I.R.S. Employer Identification No.)
6 Centerpointe Drive #625,
La Palma, California 90623
Tel: (213) 273-5453
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Iris Parent Holding Corp.
6 Centerpointe Drive #625,
La Palma, California 90623
Attn: Chris Kim, Chief Executive Officer
Tel: (213) 273-5453
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Chauncey M. Lane Holland & Knight LLP One Arts Plaza 1722 Routh Street, Suite 1500 Dallas, Texas 75201 Tel: (214) 969-1278	Mitchell S. Nussbaum Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4990

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed Business Combination are satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, please place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission (the “Commission”), acting pursuant to said Section 8(a), may determine.

*
Upon the closing of the business combination referred to in the proxy statement/prospectus within this registration statement, the name of the registrant is expected to change to Liminatus Pharma, Inc.

EXPLANATORY NOTE
On November 8, 2023, Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), filed a registration statement with the Securities and Exchange Commission (the “SEC”), on Form S-4 (File No. 333-275409) of which this proxy statement/prospectus forms a part (as amended, the “Registration Statement”). The Registration Statement was initially declared effective by the SEC on August 9, 2024. On August 16, 2024, Liminatus Pharma, LLC (“Liminatus”) informed us that Targeted Diagnostics & Therapeutics, Inc. (“TDT”), Liminatus’s license partner for the intellectual property and other rights related to GCC (CAR-T therapy and cancer vaccine), terminated the License and Development Agreement, dated June 10, 2018, by and between TDT and Liminatus (the “TDT License Termination”). TDT asserted that the termination was due to Liminatus’ failure to make the milestone payments under the agreement, but Liminatus believes it was current on the milestone payments. TDT has not communicated further since terminating the license. Following the receipt of the termination notice, and after considering the development status of the CAR-T products, Liminatus management concluded, in its business judgment, that notwithstanding the loss of the license from TDT and considering the pre-clinical advancement and market potential of its CD47 asset, to proceed with its business plan without the license from TDT.
This Post-Effective Amendment No. 3 (the “Amendment”) to the Registration Statement is being filed by ParentCo to update the Registration Statement to: (i) include the information contained in Iris Acquisition Corp’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on November 27, 2024, and the financial information of Liminatus as of and for the period ended September 30, 2024, (ii) update the unaudited pro forma combined financial information contained in the Registration Statement, (iii) update information regarding the business of Liminatus, following the TDT License Termination, (iv) update the total merger consideration to be received by securityholders of Liminatus upon the consummation of the Business Combination referred to in the Registration Statement, following the TDT License Termination, and (v) update certain other information in the Registration Statement.
The information included in this filing amends the Registration Statement and the proxy statement/prospectus contained therein. No additional securities are being registered under this Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JANUARY 27, 2025
IRIS PARENT HOLDING CORP.
PRELIMINARY PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS OF
IRIS ACQUISITION CORP
PROSPECTUS FOR 17,674,477 SHARES OF COMMON STOCK, 6,900,000 SHARES OF COMMON STOCK UNDERLYING
WARRANTS AND 6,900,000 WARRANTS OF
IRIS PARENT HOLDING CORP.

The board of directors (the “Iris Board”) of Iris Acquisition Corp, a Delaware corporation (formerly known as Tribe Capital Growth Corp I) (“we,” “us,” “our,” the “Company” or “Iris”), has unanimously approved the Business Combination (as defined herein) contemplated by the Business Combination Agreement (as defined herein) with Liminatus Pharma, LLC (“Liminatus”). As described in this proxy statement/prospectus, at the Special Meeting of Iris stockholders (the “Special Meeting”), our stockholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal”) to approve the Business Combination and adopt the Business Combination Agreement.
Our stockholders will be asked to consider and vote upon the following proposals:
(a)
The Business Combination Proposal — To consider and vote upon a proposal to approve the Business Combination and adopt the Business Combination Agreement. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A (Proposal No. 1).

(b)
The Nasdaq Proposal — To consider and vote upon a proposal, as required by the rules of the Nasdaq Stock Market LLC, to approve the issuance of ParentCo (as defined herein) Common Stock in the Business Combination (including the PIPE Equity Investment (as defined herein)) in an amount greater than 20% of the number of shares of Iris common stock before such issuance (the “Nasdaq Proposal”) (Proposal No. 2).

(c)
The Incentive Plan Proposal — To approve and adopt the ParentCo 2024 Omnibus Equity Incentive Plan (an equity-based incentive plan), a copy of which is attached to this proxy statement/prospectus as Annex B (the “Incentive Plan Proposal”) (Proposal No. 3).

(d)
The ParentCo Charter Proposal — To consider and vote, on an advisory and non-binding basis, upon a proposal to approve ParentCo’s amended and restated certificate of incorporation (the “ParentCo Certificate of Incorporation”), to be approved and adopted in connection with the Business Combination. A copy of the ParentCo Certificate of Incorporation is attached to this proxy statement/prospectus as Annex C (Proposal No. 4).

(e)
Advisory Charter Proposals — To consider and vote, on an advisory and non-binding basis, on six separate sub-proposals to approve certain governance provisions in the Proposed ParentCo Certificate of Incorporation (as defined herein). These separate votes are not otherwise required by Delaware law, separate and apart from the Charter Proposal (as defined herein), but are required by SEC guidance requiring that stockholders have the opportunity to present their views on important corporate governance provisions. The Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (as defined herein) (separate and apart from approval of the Charter Proposal). The Advisory Charter Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “The Advisory Charter Proposals (Proposal No. 5).”

(f)
The Election of Directors Proposal — If the Business Combination Proposal and ParentCo Charter Proposal are approved, to consider and vote, on an advisory and non-binding basis, upon a proposal to elect the following three directors to serve on the board of directors of the post-Business Combination Company (as defined herein): Nicholas Fernandez and Ji Yeon Baek, as Class I directors, until the 2026 annual meeting of stockholders, Eun Sook Lee, as a Class II director, until the 2027 annual meeting of stockholders and Chris Kim, as a Class III director, until the 2028 annual meeting of stockholders, and, in each case, until their respective successors are duly elected and qualified (Proposal No. 6).

(g)
The Adjournment Proposal — To adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes received to pass the resolution to approve the Business Combination Proposal (the “Adjournment Proposal”) (Proposal No. 7).

Each of these proposals is more fully described in this proxy statement/prospectus.
As a result of the consummation of the Transactions (as defined herein), Liminatus will become a wholly-owned subsidiary of ParentCo. The aggregate consideration to be paid in the Transactions to the direct and indirect owners of Liminatus will consist of 17.5 million shares of ParentCo’s common stock with an aggregate value equal to approximately $175.0 million. Upon consummation of the Business Combination, ParentCo will become the public company and will be renamed Liminatus Pharma, Inc.
Pursuant to the Business Combination Agreement, (i) immediately prior to the effective time of the Mergers (the “Effective Time”), every issued and outstanding Iris Unit (as defined herein) will be automatically separated and broken out into its constituent parts and the holder thereof shall be deemed to hold one share of Iris Class A Common Stock, par value $0.0001 per share (the “Iris Class A Shares”) and one-fourth of one whole redeemable warrant that was included as part of each Iris Unit (the “Public Warrants”), and such underlying constituent securities of Iris shall be converted in accordance with the applicable terms of the Business Combination Agreement, and in accordance with the terms of the Warrant Agreement (defined below), no fractional Public Warrants shall be issued upon separation of the outstanding Iris Units, but shall instead be rounded down to the nearest whole Public Warrant, (ii) at the Effective Time, each issued and outstanding Iris Class A Share will be converted automatically into and thereafter represent the right to receive one share of common stock, par value $0.0001 per share of ParentCo (“ParentCo Common Stock”), following which all Iris Class A Shares will cease to be outstanding and will automatically be canceled and will cease to exist, and the holders of certificates previously evidencing Iris Class A Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares, except as provided in the Business Combination Agreement or by applicable Law, and each certificate formerly representing Iris Class A Shares will thereafter represent only the right to receive the relevant amount for such Iris Class A Shares in accordance with the applicable provisions of law and Iris’s governing documents, (iii) at the Effective Time, each issued and outstanding Public Warrant will, in accordance with the terms of the Warrant Agreement, immediately and automatically represent the right to purchase shares of ParentCo Common Stock on the same terms and conditions as are set forth in the Warrant Agreement (each a “ParentCo Public Warrant”), (iv) at the Effective Time, each issued and outstanding non-redeemable warrant of Iris that was issued by Iris in a private placement at the time of the consummation of our initial public offering, entitling the holder thereof to purchase one Iris Class A Share at $11.50 per share (the “Private Placement Warrants”), except those issued to Cantor Fitzgerald & Co. (“Cantor”), will be forfeited, (v) in accordance with the terms of the Warrant Agreement, the Private Placement Warrants issued to Cantor shall immediately and automatically represent the right to purchase shares of ParentCo Common Stock on the same terms and conditions as are set forth in the Warrant Agreement (each a “ParentCo Private Placement Warrant”), and (vi) at the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time will be converted into an equal number of shares of common stock of Iris each of which is held by ParentCo, with the same rights, powers and privileges as the shares so converted, and such shares will constitute the only outstanding shares of capital stock of Iris. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. Accordingly, this proxy statement/prospectus covers an aggregate of 24,574,477 shares of ParentCo’s common stock, which includes 6,900,000 shares of ParentCo’s common stock underlying the ParentCo warrants, and 6,900,000 ParentCo warrants. Our directors and executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of our stockholders.
Iris Class A Common Stock, Iris Units and Public Warrants are currently trading on the OTC Pink Marketplace under the symbols “IRAA,” “IRAAU” and “IRAAW,” respectively. ParentCo will apply to list, to be effective at the time of the Business Combination, its common stock and warrants on the Nasdaq Stock Market LLC (“Nasdaq”), on the Nasdaq Global Market under the market value standard, under the symbols “LIMN” and “LIMNW,” respectively. At the Effective Time (as defined herein), we expect ParentCo will satisfy all of the initial listing requirements under the market value standard; however, we currently do not meet the unrestricted round lot holder requirement (“Round Lot Requirement”). We have engaged a securities market advisory firm to assist with obtaining the requisite number of round lot stockholders to satisfy the Round Lot Requirement before the Business Combination is consummated. We expect the Iris Class A Common Stock, Iris Units and Public Warrants will then cease trading on the OTC Pink Marketplace.
After the completion of the Business Combination, Liminatus Members will beneficially own approximately 65.4% of the combined voting power of the ParentCo Common Stock, assuming no redemptions (or 65.8% assuming maximum redemptions), and Liminatus’s current principal member, Chris Kim, will be deemed to beneficially own approximately 23.0% of the outstanding voting power of ParentCo Common Stock, assuming no redemptions (or 23.2% assuming maximum redemptions).
This proxy statement/prospectus provides stockholders of Iris with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We encourage you to read the entire accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 26 of this proxy statement/prospectus.
This proxy statement/prospectus is dated        , 2025, and is first being mailed to our stockholders on or about        , 2025.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE TRANSACTIONS, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

IRIS ACQUISITION CORP
3rd Floor Zephyr House
122 Mary Street, George Town
PO Box 10085
Grand Cayman KY1-1001, Cayman Islands
Dear Iris Acquisition Corp Stockholders:
On November 30, 2022, Iris Acquisition Corp, a Delaware corporation (“we,” “our,” or “Iris”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”), Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“Liminatus Merger Sub”), and SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“SPAC Merger Sub” and together with Liminatus Merger Sub, the “Merger Subs”), entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”): (a) Liminatus Merger Sub will merge with and into Liminatus (the “Liminatus Merger”), with Liminatus surviving the Liminatus Merger as a direct wholly-owned subsidiary of ParentCo, and (b) simultaneously with the Liminatus Merger, SPAC Merger Sub will merge with and into Iris (the “SPAC Merger” and, together with the Liminatus Merger, the “Mergers”), with Iris surviving the SPAC Merger (the “SPAC Surviving Subsidiary”) as a direct wholly-owned subsidiary of ParentCo (the transactions contemplated by the foregoing clauses (a) and (b) the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”).
At the special meeting of Iris stockholders (the “Special Meeting”), our stockholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal”) to approve the Business Combination and adopt the Business Combination Agreement. The aggregate consideration to be paid in the Transactions to the direct or indirect owners of Liminatus will consist of 17.5 million shares of ParentCo’s common stock. The number of shares comprising the equity consideration was determined based on $10.00 per share value for ParentCo’s common stock.
Pursuant to the Business Combination Agreement: (i) immediately prior to the effective time of the Mergers (the “Effective Time”), every issued and outstanding Iris Unit (as defined herein) will be automatically separated and broken out into its constituent parts and the holder thereof shall be deemed to hold one share of Iris Class A Common Stock, par value $0.0001 per share (the “Iris Class A Shares”) and one-fourth of one whole redeemable warrant that was included as part of each Iris Unit (the “Public Warrants”), and such underlying constituent securities of Iris shall be converted in accordance with the applicable terms of the Business Combination Agreement, and in accordance with the terms of the Warrant Agreement (defined below), no fractional Public Warrants shall be issued upon separation of the outstanding Iris Units, but shall instead be rounded down to the nearest whole Public Warrant, (ii) at the Effective Time, each issued and outstanding Iris Class A Share will be converted automatically into and thereafter represent the right to receive one share of common stock, par value $0.0001 per share of ParentCo (“ParentCo Common Stock”), following which all Iris Class A Shares will cease to be outstanding and will automatically be canceled and will cease to exist, and the holders of certificates previously evidencing Iris Class A Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares, except as provided in the Business Combination Agreement or by applicable Law, and each certificate formerly representing Iris Class A Shares will thereafter represent only the right to receive the relevant amount for such Iris Class A Shares in accordance with the applicable provisions of law and Iris’s governing documents, (iii) at the Effective Time, each issued and outstanding Public Warrant will, in accordance with the terms of the Warrant Agreement, immediately and automatically represent the right to purchase shares of ParentCo Common Stock on the same terms and conditions as are set forth in the Warrant Agreement (each a “ParentCo Public Warrant”), (iv) at the Effective Time, each issued and outstanding non-redeemable warrant of Iris that was issued by Iris in a private placement at the time of the consummation of our initial public offering, entitling the holder thereof to purchase one Iris Class A Share at $11.50 per share (the “Private Placement Warrants”), except those issued to Cantor Fitzgerald & Co. (“Cantor”), will be forfeited, (v) in accordance with the terms of the Warrant Agreement, the Private Placement Warrants issued to Cantor shall immediately and automatically represent the right to purchase shares of ParentCo Common Stock on the same terms and conditions as are set forth in the Warrant

Agreement (each a “ParentCo Private Placement Warrant”), and (vi) at the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time will be converted into an equal number of shares of common stock of Iris each of which is held by ParentCo, with the same rights, powers and privileges as the shares so converted, and such shares will constitute the only outstanding shares of capital stock of Iris. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. Accordingly, this proxy statement/prospectus covers an aggregate of 24,574,477 shares of ParentCo’s common stock, which includes 6,900,000 shares of ParentCo’s common stock underlying the ParentCo warrants, and 6,900,000 ParentCo warrants.
Our stockholders will be asked to consider and vote upon the following proposals:
(a)
The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination and adopt the Business Combination Agreement. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A (Proposal No. 1);

(b)
The Nasdaq Proposal — to consider and vote upon a proposal, as required by the rules of the Nasdaq Stock Market, to approve the issuance of ParentCo Common Stock in the Business Combination (including the PIPE Equity Investment) in an amount greater than 20% of the number of shares of Iris common stock before such issuance (Proposal No. 2);

(c)
The Incentive Plan Proposal — to consider and vote upon a proposal to adopt the ParentCo 2024 Omnibus Equity Incentive Plan (an equity-based incentive plan), which we refer to as the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex B (Proposal No. 3);

(d)
The ParentCo Charter Proposal — to consider and vote, on an advisory and non-binding basis, upon a proposal to approve the ParentCo Certificate of Incorporation, to be approved and adopted in connection with the Business Combination. A copy of the ParentCo Certificate of Incorporation is attached to this proxy statement/prospectus as Annex C (Proposal No. 4);

(e)
Advisory Charter Proposals — to consider and vote, on an advisory and non-binding basis, on six separate sub-proposals to approve certain governance provisions in the Proposed ParentCo Certificate of Incorporation. These separate votes are not otherwise required by Delaware law, separate and apart from the Charter Proposal, but are required by SEC guidance requiring that stockholders have the opportunity to present their views on important corporate governance provisions. The sub-proposals are as follows:

(1)   Advisory Charter Proposal A — to amend the name of the public entity to “Liminatus Pharma, Inc.” from “Iris Acquisition Corp”;
(2)   Advisory Charter Proposal B — to authorize the issuance of up to 500,000,000 shares of common stock, and up to 1,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by ParentCo’s board of directors;
(3)   Advisory Charter Proposal C — to provide that the removal of any director be only for cause and by the affirmative vote of at least 66 2∕3% of ParentCo’s then-outstanding shares of capital stock entitled to vote generally in the election of directors;
(4)   Advisory Charter Proposal D — to make ParentCo’s corporate existence perpetual as opposed to Iris’s corporate existence, which is required to be dissolved and liquidated 36 months following the closing of its initial public offering if it does not complete a business combination in that time, and to remove from the Proposed ParentCo Certificate of Incorporation the various provisions applicable only to special purpose acquisition corporations;
(5)   Advisory Charter Proposal E — to provide that ParentCo will not be subject to Section 203 of the DGCL; and
(6)   Advisory Charter Proposal F — to increase the required vote thresholds for approving amendments to the Proposed ParentCo Certificate of Incorporation and bylaws to 66 2∕3%.

The Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). (Proposal No. 5). The Advisory Charter Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “The Advisory Charter Proposals (Proposal No. 5).”
(f)
The Election of Directors Proposal — If the Business Combination Proposal and ParentCo Charter Proposal are approved, to consider and vote, on an advisory and non-binding basis, upon a proposal to elect the following three directors to serve on the board of directors of the post-Business Combination Company: Nicholas Fernandez and Ji Yeon Baek, as Class I directors, until the 2026 annual meeting of stockholders, Eun Sook Lee, as a Class II director, until the 2027 annual meeting of stockholders and Chris Kim, as a Class III director, until the 2028 annual meeting of stockholders, and, in each case, until their respective successors are duly elected and qualified (Proposal No. 6); and

(g)
The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal (Proposal No. 7).

Each of these proposals is more fully described in this proxy statement/prospectus.
The Iris Class A Common Stock, Iris Units and Public Warrants are currently traded on the OTC Pink Marketplace under the symbols “IRAA,” “IRAAU” and “IRAAW,” respectively. ParentCo will apply to list, to be effective at the time of the Business Combination, its common stock and warrants on the Nasdaq Global Market under the market value standard, under the symbols “LIMN” and “LIMNW,” respectively. At the Effective Time, we expect ParentCo will satisfy all of the initial listing requirements under the market value standard; however, we currently do not meet the Round Lot Requirement. We have engaged a securities market advisory firm to assist with obtaining the requisite number of round lot stockholders to satisfy the Round Lot Requirement before the Business Combination is consummated. We expect the Iris Class A Common Stock, Iris Units and Public Warrants will then cease trading on the OTC Pink Marketplace.
After the completion of the Business Combination, Liminatus Members will beneficially own approximately 65.4% of the combined voting power of the ParentCo Common Stock, assuming no redemptions (or 65.8% assuming maximum redemptions), and Liminatus’s current principal member, Chris Kim, will be deemed to beneficially own approximately 23.0% of the outstanding voting power of ParentCo Common Stock, assuming no redemptions (or 23.2% assuming maximum redemptions).
Pursuant to our amended and restated certificate of incorporation (as amended, the “Iris Certificate of Incorporation”), we are providing holders of the shares of Iris Class A Common Stock (such holders, the “public stockholders”) with the opportunity, upon the closing of the Transactions and subject to the limitations described in this proxy statement/prospectus, to redeem their shares of Iris Class A Common Stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the Transactions) in our Trust Account (as defined herein). For illustrative purposes, based on funds in our Trust Account of approximately $2,001,033 (as adjusted for redemptions paid out of the Trust Account in January 2025) as of January 2, 2025, stockholders would have received a redemption price of approximately $11.47 per share (net of all applicable taxes payable from the Trust Account) of Iris Class A Common Stock. Public stockholders may elect to redeem their shares even if they vote “FOR” the Business Combination Proposal.
We are providing this proxy statement/prospectus and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. The Special Meeting of our stockholders will be held virtually at            , Eastern Time, on          , 2025. Whether or not you plan to attend the Special Meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 26.
Your vote is very important, regardless of the number of shares of our common stock you own. To ensure your representation at the Special Meeting, please take time to vote by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the Special Meeting. Submitting a proxy now will not prevent you from being able to vote online at the Special Meeting.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card and do not attend the Special Meeting, if you abstain from voting, or if you hold your shares in “street name” through a broker or other nominee and fail to give such nominee voting instructions (a “broker non-vote”), it will have the same effect as a vote “AGAINST” the Business Combination Proposal but will have no effect on the Nasdaq Proposal, Incentive Plan Proposal, ParentCo Charter Proposal, the Advisory Charter Proposals, Election of Directors Proposal or the Adjournment Proposal. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote online, obtain a legal proxy from your broker or bank.
Per the Business Combination Agreement, it is a condition to closing of the Transaction that the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Election of Directors Proposal be approved by Iris stockholders. As a result, the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, and the Election of Directors Proposal are each conditioned on the approval of the others. The ParentCo Charter Proposal, the Advisory Charter Proposals, and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate a business combination or amend the Iris Certificate of Incorporation by stockholder approval by March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board), we will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such Trust Account to our public stockholders.
The Iris Board unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal and “FOR” the other proposals presented in this proxy statement/prospectus. In considering the recommendation of the Iris Board, you should keep in mind that our directors and executive officers may have interests in the Transactions that are different from or in addition to (and may conflict with) the interests of our stockholders generally. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
Sincerely,

Sumit Mehta
Chief Executive Officer

IRIS ACQUISITION CORP
3rd Floor Zephyr House
122 Mary Street, George Town
PO Box 10085
Grand Cayman KY1-1001, Cayman Islands
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF IRIS ACQUISITION CORP
To Be Held on          , 2025
To the Stockholders of Iris Acquisition Corp:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”), of Iris Acquisition Corp, a Delaware corporation (“Iris”), will be held on          , 2025, at          , Eastern Time.
The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Special Meeting online, vote and submit your questions during the Special Meeting. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for us and our stockholders. The virtual meeting format allows attendance from any location in the world.
You are cordially invited to attend the Special Meeting which will be held to consider and vote upon the following matters:
(1)
The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination and adopt the Business Combination Agreement. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A (Proposal No. 1);

(2)
The Nasdaq Proposal — to consider and vote upon a proposal, as required by the rules of the Nasdaq Stock Market, to approve the issuance of ParentCo Common Stock in the Business Combination (including the PIPE Equity Investment) in an amount greater than 20% of the number of shares of Iris common stock before such issuance (Proposal No. 2);

(3)
The Incentive Plan Proposal — to consider and vote upon a proposal to adopt the ParentCo 2024 Omnibus Equity Incentive Plan (an equity-based incentive plan), which we refer to as the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex B (Proposal No. 3);

(4)
The ParentCo Charter Proposal — to consider and vote, on an advisory and non-binding basis, upon a proposal to approve the ParentCo Certificate of Incorporation, to be approved and adopted in connection with the Business Combination. A copy of the ParentCo Certificate of Incorporation is attached to this proxy statement/prospectus as Annex C (Proposal No. 4);

(5)
Advisory Charter Proposals — to consider and vote, on an advisory and non-binding basis, on six separate sub-proposals to approve certain governance provisions in the Proposed ParentCo Certificate of Incorporation. These separate votes are not otherwise required by Delaware law, separate and apart from the Charter Proposal, but are required by SEC guidance requiring that stockholders have the opportunity to present their views on important corporate governance provisions. The Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). (Proposal No. 5) The Advisory Charter Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “The Advisory Charter Proposals (Proposal No. 5)”;

(6)
The Election of Directors Proposal — If the Business Combination Proposal and ParentCo Charter Proposal are approved, to consider and vote, on an advisory and non-binding basis, upon a proposal to elect the following three directors to serve on the board of directors of the post-Business Combination Company: Nicholas Fernandez and Ji Yeon Baek, as Class I directors, until the 2026 annual meeting of stockholders, Eun Sook Lee, as a Class II director, until the 2027 annual meeting of stockholders and Chris Kim, as a Class III directors, until the 2028 annual meeting of stockholders, and, in each case, until their respective successors are duly elected and qualified (Proposal No. 6); and
(7)
The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal (Proposal No. 7).

These items of business are described in this proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of our common stock at the close of business on          , 2025 are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.
All Iris stockholders are cordially invited to attend the Special Meeting online. To ensure your representation at the Special Meeting, however, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record, you may also cast your vote online at the Special Meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Special Meeting. If you fail to return your proxy card and do not attend the Special Meeting online, if you abstain from voting, or if you hold your shares in “street name” through a broker or other nominee and fail to give such nominee voting instructions (a “broker non-vote”), it will have the same effect as a vote “AGAINST” the Business Combination Proposal, but will have no effect on the Nasdaq Proposal, Incentive Plan Proposal, ParentCo Charter Proposal, the Advisory Charter Proposals, Election of Directors Proposal or the Adjournment Proposal. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote online, obtain a legal proxy from your broker or bank. Public stockholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal.
Per the Business Combination Agreement, it is a condition to closing of the Transaction that the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Election of Directors Proposal be approved by Iris stockholders. As a result, the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, and the Election of Directors Proposal are each conditioned on the approval of the others. The ParentCo Charter Proposal, the Advisory Charter Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate a business combination or amend the Iris Certificate of Incorporation by stockholder approval by March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board), we will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such Trust Account to our public stockholders.
After careful consideration, the Iris Board has determined that the Business Combination Proposal, Nasdaq Proposal, Incentive Plan Proposal, ParentCo Charter Proposal, the Advisory Charter Proposals, Election of Directors Proposal and the Adjournment Proposal are fair to and in the best interests of Iris and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal and “FOR” the other proposals presented in this proxy statement/prospectus. In considering the recommendation of the Iris Board, you should keep in mind that our directors and executive officers may have interests in the Business Combination that are different from or in addition to (and may conflict with) the interests of our stockholders generally. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
A complete list of Iris stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at the principal executive offices of Iris for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting online or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the Business Combination and related transactions and each of our proposals. Whether or not you plan to attend the Special Meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 26 thereof. If you have any questions regarding this proxy statement/prospectus or need assistance voting your shares, please contact our proxy solicitor, Alliance Advisors, LLC at 844-670-2141 (toll free) or by email at IRAA@allianceadvisors.com.
Grand Cayman, Cayman Islands
         , 2025
By Order of the Board of Directors,

Rohit Nanani
Chairman

WHERE YOU CAN FIND ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Iris that is not included in or delivered with this proxy statement/prospectus. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Iris with the U.S. Securities and Exchange Commission (the “SEC”), such information is available for you to review on the website of the SEC at http://www.sec.gov. You can also obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, New Jersey 07003
Toll Free: 844-670-2141
Email: IRAA@allianceadvisors.com
You may also obtain these documents by requesting them via e-mail from IRAA@allianceadvisors.com.
If you are a stockholder of Iris and would like to request documents, please do so by          , 2024 (which is five business days prior to the date of the Special Meeting), in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by ParentCo, constitutes a prospectus of ParentCo under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the ParentCo Class A Common Stock and ParentCo warrants to be issued under the Business Combination Agreement. This document also constitutes a proxy statement of Iris under Section 14(a) of the Exchange Act.
You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. None of ParentCo, Iris or Liminatus has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/ prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.
Information contained in this proxy statement/prospectus regarding Iris and its business, operations, management and other matters has been provided by Iris and information contained in this proxy statement/ prospectus regarding Liminatus and its business, operations, management and other matters has been provided by Liminatus.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
MARKET AND INDUSTRY DATA
Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and Iris’s and Liminatus’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source. Notwithstanding the foregoing, we are liable for the information provided in this proxy statement/prospectus.
TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/ prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable owner or licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this proxy statement/prospectus constitute “forward-looking statements” for the purpose of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•
our ability to complete the Business Combination with Liminatus or, if we do not consummate such Business Combination, any other initial business combination;

•
the anticipated benefits of the Business Combination;

•
the volatility of the market price and liquidity of Iris’s securities before the closing of the Business Combination;

•
the use of funds not held in the trust account;

•
the risk that we are deemed to be an investment company under the Investment Company Act;

•
the competitive environment in which the combined company will operate following the Business Combination;

•
satisfaction or waiver (if applicable) of the conditions to the Business Combination including, among others: (i) approval by Iris’s and Liminatus’s respective stockholders, (ii) if required, the expiration of the waiting period (or extension thereof) under the Hart-Scott Rodino Antitrust Improvement Act of 1976 (the “HSR Act”), (iii) the absence of any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with or under the authority of any governmental entity or arbitral institution in effect enjoining or prohibiting the consummation of the Transactions, and the absence of any law that makes consummation of the Transactions illegal or otherwise prohibited, (iv) receipt of approval for listing on Nasdaq of the shares of ParentCo to be issued in connection with the Business Combination, which condition cannot be waived without recirculation or resolicitation of this proxy statement or prospectus, (v) the registration statement of which this proxy statement/prospectus is a part shall have become effective, no stop order shall have been issued by the SEC and remain in effect and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending, (vi) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations, and (vii) no material adverse effect on Liminatus having occurred since signing that is continuing at closing;

•
the ability to obtain and/or maintain the listing of Liminatus common stock and warrants on Nasdaq following the Business Combination;

•
Liminatus public securities’ potential liquidity and trading;

•
Liminatus’s ability to raise financing in the future;

•
costs related to the Business Combination;

•
the outcome of any legal proceedings that may be instituted against Iris or Liminatus related to the Business Combination;

•
the attraction and retention of qualified directors, officers, employees and key personnel of Iris and Liminatus prior to the Business Combination, and Liminatus following the Business Combination;

•
Liminatus’s ability to execute its business plans and strategy;

•
the ability of Liminatus to compete effectively in a highly competitive market;

•
the competition from larger pharmaceutical and biotechnology companies that have greater resources, technology, relationships and/or expertise;

•
the success of competing therapies and products that are or may become available;

•
the costs, timing, and results, of Liminatus’s preclinical studies and clinical trials, as well as the number of required trials for regulatory approval and the criteria for success in such trials;

•
potential delays and uncertainties in Liminatus’s anticipated timelines and milestones and additional costs associated with the impact of the residual effects of the coronavirus pandemic on our clinical trial operations;

•
legal and regulatory developments in the United States, or U.S., and foreign countries, including any actions or advice that may affect the design, initiation, timing, continuation, progress or outcome of clinical trials or result in the need for additional clinical trials;

•
cost of complying with current laws and regulations and any changes in applicable laws or regulations;

•
the ability to protect and enhance Liminatus’s corporate reputation and brand;

•
the impact from future regulatory, judicial, and legislative changes in Liminatus’s industry;

•
Liminatus’s ability to obtain and maintain regulatory approval of any of its product candidates;

•
Liminatus’s ability to research, discover and develop additional product candidates;

•
risks related to manufacturing active pharmaceutical ingredients, drug product, and other materials we need;

•
the performance of third parties upon which Liminatus depends, including contract research organizations, contract manufacturing organizations, contract laboratories, and independent contractors;

•
Liminatus’s ability to grow and manage growth profitably;

•
Liminatus’s ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•
Liminatus’s ability to limit its exposure under product liability lawsuits;

•
the inability to develop and maintain effective internal controls;

•
the impact of the COVID-19 pandemic and other similar disruptions in the future;

•
those factors set forth in documents of Iris filed, or to be filed, with SEC;

•
other factors that the Iris and Liminatus may not have currently identified or quantified; and

•
other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described herein under “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this proxy statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements as predictions of future results. Our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

i

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Iris” refer to Iris Acquisition Corporation, a Delaware corporation. Furthermore, in this proxy statement/prospectus:
“Business Combination” means the Transactions contemplated by the Business Combination Agreement and the related agreements.
“Business Combination Agreement” means the Business Combination Agreement, dated as of November 30, 2022, as amended, by and among Iris, ParentCo, SPAC Merger Sub, Liminatus Merger Sub, and Liminatus.
“Cantor” means Cantor Fitzgerald & Co.
“CD47 Companion Diagnostic” means any product that is used for predicting and/or monitoring the response of a human being or animal to treatment with a CD47 Product (including, without limitation, a device, compound, kit, biomarker or service that contains a component that is used to detect or quantify the presence or amount of an analyte in body or tissue that affects the pathogens of the condition).
“CD47 Product” means any past and future product developed and to be developed using CD47 antibody drugs.
“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Iris.
“closing” means the closing of the Transactions.
“Closing Date” means the date on which the Business Combination is consummated.
“Code” means the Internal Revenue Code of 1986, as amended and restated from time to time.
“Combined Company” means ParentCo and its consolidated subsidiaries after giving effect to the Business Combination.
“Convertible Note Subscription Agreement” means that certain Convertible Note Subscription Agreement, dated November 30, 2022, by and among ParentCo, Iris, and the PIPE Subscriber, as amended.
“DGCL” means the General Corporation Law of the State of Delaware.
“Effective Time” means the effective time of the Mergers.
“Existing Bylaws” means the current amended and restated bylaws of Iris.
“Forfeiture Agreement” means that certain Sponsor Forfeiture Agreement, dated November 30, 2022, by and between Iris and Sponsor.
“GCC Vaccine Product” means a prophylactic or therapeutic agent, that acts by inducing an immune response directed specifically against the Guanylyl Cyclase C (“GCC”) antigen.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Incentive Plan” means the ParentCo 2024 Omnibus Equity Incentive Plan.
“initial stockholders” or “initial holders” means the Sponsor and any other holders of Founder Shares prior to the IPO (or their permitted transferees).
“InnoBation License” means the License and Development Agreement entered into as of March 30, 2022, by and between InnoBation Bio Co., Ltd., a Korean company, as licensor (“InnoBation”) and Valetudo Therapeutics LLC, a Delaware company, as licensee (“Valetudo”) covering the license of certain patents and know-how with respect to the CD47 Products, which license was assigned by Valetudo to Liminatus pursuant to the Valetudo Assignment.
“IPO” means Iris’s initial public offering, consummated on March 9, 2021, in which we sold 27,600,000 Iris Units at $10.00 per Iris Unit.

“Iris Board” means the board of directors of Iris.
“Iris Certificate of Incorporation” means Iris’s amended and restated certificate of incorporation in effect as of November 5, 2020, as amended by the first amendment to the amended and restated certificate of incorporation in effect as of March 4, 2021, by the certificate of amendment of the amended and restated certificate of incorporation in effect as of July 26, 2022, by the certificate of amendment of the amended and restated certificate of incorporation in effect as of December 20, 2022, by the certificate of amendment of the amended and restated certificate of incorporation in effect as of September 7, 2023, by the certificate of amendment of the amended and restated certificate of incorporation in effect as of March 7, 2024, by the certificate of amendment to the amended and restated certificate of incorporation in effect as of September 5, 2024, and by the certificate of amendment of the amended and restated certificate of incorporation in effect as of December 26, 2024, as may be further amended from time to time.
“Iris Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Iris.
“Iris Class A Shares” means the issued and outstanding shares of Iris Class A Common Stock.
“Iris common stock” or “our common stock” means the Iris Class A Common Stock and Class B Common Stock.
“Iris Governing Documents” means the Iris Certificate of Incorporation and the Existing Bylaws.
“Iris Units” means the securities offered in Iris’s initial public offering, which consist of one share of Iris Class A Common Stock and one-quarter of one Public Warrant.
“IRS” means the U.S. Internal Revenue Service.
“Licensed Intellectual Property” means all intellectual property that (i) is the subject of any agreement granting or purporting to grant a license or any other rights to the Company or its Affiliates, whether directly or indirectly, e.g., via the grant of a sublicense or (ii) is purported by the Company to be licensed to it or otherwise available for its use in the development and commercialization of its product candidates, including under the InnoBation License.
“Liminatus” means Liminatus Pharma, LLC, a Delaware limited liability company.
“Liminatus Assets” means Liminatus’s CD47 immune checkpoint inhibitor product candidates.
“Liminatus Members” means the members of Liminatus.
“Liminatus Merger” means the merger of Liminatus Merger Sub with and into Liminatus with Liminatus being the surviving company in the merger and a wholly-owned subsidiary of ParentCo.
“Liminatus Merger Sub” means Liminatus Pharma Merger Sub, Inc., a Delaware corporation.
“Lock-Up Agreement” means that certain Lock-Up Agreement, dated November 30, 2022, by and among ParentCo, Sponsor, and certain Liminatus Members.
“Mergers” means, collectively, the SPAC Merger and the Liminatus Merger.
“Merger Subs” means, collectively, the SPAC Merger Sub and the Liminatus Merger Sub.
“Nasdaq” means the Nasdaq Stock Market LLC.
“Outside Date” means June 30, 2025.
“ParentCo” means Iris Parent Holding Corp., a Delaware corporation.
“ParentCo Board” means the board of directors of ParentCo following the consummation of the Business Combination.
“ParentCo Certificate of Incorporation” means ParentCo’s amended and restated certificate of incorporation.

“ParentCo Common Stock” means the common stock, par value $0.0001 per share, of ParentCo.
“ParentCo private placement warrant” means each private placement warrant issued to Cantor, which will immediately and automatically represent the right to purchase shares of ParentCo Common Stock on the same terms and conditions as are set forth in the Warrant Agreement.
“ParentCo Warrant Agreement” means the warrant agreement that will govern the ParentCo warrants.
“ParentCo warrants” means the warrants to purchase ParentCo Common Stock upon conversion of Public Warrants and the private placement warrants held by Cantor upon consummation of the Business Combination as consideration pursuant to the Business Combination Agreement.
“PIPE Equity Investment” means the PIPE Investor’s commitment to purchase 1,500,000 shares of ParentCo Common Stock at a purchase price per share of $10.00, for an aggregate purchase price of $15,000,000.
“PIPE Equity Subscription Agreement” means that certain Equity Subscription Agreement, dated November 30, 2022, as amended, by and among ParentCo, Iris, and PIPE Investor, as amended.
“PIPE Investor” means the accredited investor who is a party to the PIPE Equity Subscription Agreement.
“PIPE Shares” means the 1,500,000 shares of ParentCo Common Stock that PIPE Investor has committed to purchase pursuant to the PIPE Equity Subscription Agreement.
“Pre-Closing Iris Certificate of Incorporation” means Iris’s certificate of incorporation prior to the closing of the Business Combination.
“Pre-Closing ParentCo Certificate of Incorporation” means ParentCo’s certificate of incorporation prior to the closing of the Business Combination.
“private placement” means the private sale of private placement warrants that occurred simultaneously with the consummation of our IPO.
“private placement warrants” means each issued and outstanding non-redeemable warrant of Iris that was issued by Iris in a private placement at the time of the consummation of Iris’s IPO, entitling the holder thereof to purchase one Iris Class A Share at $11.50 per share.
“Proposed Bylaws” means the proposed bylaws of ParentCo on the effective date of the Business Combination attached to this proxy statement/prospectus as Annex I.
“Proposed Organizational Documents” means the Proposed ParentCo Certificate of Incorporation and the Proposed Bylaws.
“Proposed ParentCo Certificate of Incorporation” means the proposed amended and restated certificate of incorporation of ParentCo upon the effective date of the Business Combination attached to this proxy statement/prospectus as Annex C.
“public shares” means the 174,477 shares of Iris Class A Common Stock currently outstanding at January 2, 2025, including Class A Common Stock underlying the Iris Units issued in our IPO.
“public stockholders” means holders of public shares, including our initial stockholders to the extent our initial stockholders hold public shares, provided that our initial stockholders will be considered “public stockholders” only with respect to any public shares held by them.
“Public Warrants” means the 6,900,000 warrants included in the Iris Units issued in our IPO, each of which is exercisable for one share of Iris Class A Common Stock in accordance with its terms.
“redemption rights” means the means the right of eligible holders of Iris Class A Shares to elect to redeem all or a portion of such holder’s Iris Class A Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of Iris’s trust account, by tendering the Iris Class A Shares of such holder for

v

redemption not later than 5:00 p.m. Eastern Time on the date that is two Business Days prior to the date of the Special Meeting.
“RRA” means that certain Amended and Restated Registration Rights Agreement, to be entered into in connection with the consummation of the Business Combination, by and among ParentCo, Sponsor, Cantor, certain former members of Liminatus and the PIPE Investor.
“Securities Act” means the Securities Act of 1933, as amended.
“SPAC Merger” means the merger of SPAC Merger Sub with and into Iris, with Iris being the surviving corporation in the merger and a wholly-owned subsidiary of ParentCo.
“SPAC Merger Sub” means SPAC Merger Sub, Inc., a Delaware corporation.
“SPAC Share Redemptions” means the election of an eligible holder of Iris Class A Shares to redeem all or a portion of such holder’s Iris Class A Shares.
“SPAC Surviving Subsidiary” means surviving corporation of the SPAC Merger.
“Special Meeting” means the Special Meeting of stockholders of Iris that is the subject of this proxy statement/prospectus.
“Sponsor” means Iris Acquisition Holdings LLC, a Delaware limited liability company.
“Sponsor Forfeiture Agreement” means the agreement between the Sponsor and Iris and Liminatus, pursuant to which the Sponsor has agreed to forfeit 4,177,778 of its Private Placement Warrants at closing, attached to this proxy statement/prospectus as Annex F.
“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated November 30, 2022, by and among Iris, Liminatus, and Sponsor, attached to this proxy statement/prospectus as Annex D.
“TDT” means Targeted Diagnostics & Therapeutics, Inc.
“TDT License” means the License Agreement with an effective date of June 10, 2018, by and between TDT, and the Company, granting exclusive worldwide rights to Develop and Commercialize the CAR T Product in the Field and non-exclusive worldwide rights to Develop and Commercialize the Companion Diagnostics to the CAR T Products in the Field (such italicized terms bearing the meanings ascribed to them in the TDT License).
“TJU License” means the Amended and Restated License Agreement dated as of January 1, 1999, by and between Thomas Jefferson University and Targeted Diagnostics & Therapeutics, Inc., as may have been amended.
“Transactions” means, collectively, the Mergers, Business Combination and the other transactions contemplated by the Business Combination Agreement.
“Transfer Agent” means Continental Stock Transfer & Trust Company, a New York corporation.
“Treasury regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.
“Trust Account” means the trust account into which the net proceeds of our IPO and the private placement were deposited for the benefit of the public stockholders and which held total assets of approximately $2,001,033 (as adjusted for redemptions paid out of the Trust Account in January 2025) as of January 2, 2025.
“Trust Agreement” means that certain Investment Management Trust Account Agreement, dated March 4, 2021, between Iris and Continental Stock Transfer & Trust Company.
“Valetudo” means Valetudo Therapeutics LLC.
“Valetudo Assignment” means that that certain Assignment of Contract entered into as of October 1, 2022, as amended, by and between Valetudo and the Company.

“Viral Gene” means Viral Gene, Inc.
“Viral Gene Assignment” means that certain Assignment of Contract by and between Viral Gene, and the Company, dated as of April 10, 2020.
“Viral Gene License” means the License and Development Agreement dated as of September 8, 2016, as amended, by and between Viral Gene and Targeted Diagnostics & Therapeutics, Inc., as may have been amended, granting exclusive worldwide rights to Develop and Commercialize the Vaccine Product in the Field and non‑exclusive worldwide rights to Develop and Commercialize the Companion Diagnostics to the Vaccine Products in the Field (such italicized terms bearing the meanings ascribed to them in the Viral Gene License).
“Warrant Agreement” means that certain Warrant Agreement, dated as of March 4, 2021, by and between Iris and Continental Stock Transfer & Trust Company, as warrant agent.
“Warrant Amendment” means the Assumption of Warrant Agreement, to be entered into at Closing, by and among Iris, ParentCo and Continental Stock Transfer & Trust Company, as warrant agent, attached to this proxy statement/prospectus as Annex J.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Transactions. The following questions and answers do not include all the information that may be important to you. We urge stockholders to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.
Q:
Why are Iris and Liminatus proposing to enter into the Business Combination?

A:
Iris is a blank check company formed specifically as a vehicle to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In the course of Iris’s search for a business combination partner, Iris investigated the potential acquisition of many entities in various industries and concluded that Liminatus was the best candidate for a business combination with Iris. For more details on Iris’s search for a business combination partner and the Iris Board’s reasons for selecting Liminatus as Iris’s business combination partner, see the sections entitled “Proposal No. 1 — The Business Combination Proposal — Background of the Business Combination” and “Proposal No. 1 — The Business Combination Proposal — The Iris Board’s Reasons for the Approval of the Business Combination.” On November 30, 2022, the Iris Board: (i) determined that the Business Combination was advisable to and in the best interests of Iris and its stockholders, (ii) unanimously approved the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), and (iii) recommended that Iris’s stockholders approve the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). On November 30, 2022, the Business Combination Agreement was executed by the parties. The Registration Statement was initially declared effective by the SEC on August 9, 2024. On August 16, 2024, Liminatus informed us that TDT, Liminatus’s license partner for the intellectual property and other rights related to GCC (CAR-T therapy and cancer vaccine), terminated the TDT License. TDT asserted that the termination was due to Liminatus’ failure to make the milestone payments under the agreement, but Liminatus believes it was current on the milestone payments. TDT has not communicated further since terminating the license. Following the receipt of the termination notice, and after considering the development status of the CAR-T products, Liminatus management concluded, in its business judgment, that notwithstanding the loss of the TDT License and considering the pre-clinical advancement and market potential of its CD47 asset, to proceed with its business plan without the TDT License. On September 18, 2024, the Iris Board: (i) determined that, notwithstanding the TDT License Termination, the Business Combination was advisable to and in the best interests of Iris and its stockholders, (ii) unanimously approved the Business Combination Agreement, as amended to date, and the transactions contemplated thereby (including the Business Combination) and (iii) recommended that Iris’s stockholders approve the Business Combination Agreement, as amended to date, and the transactions contemplated thereby.

The Iris Board believes that the Business Combination continues to serve the best interests of stockholders, even in light of the TDT License Termination, due to the following:
•
Liminatus’s licensing partnership with InnoBation, a biotechnology company headquartered in the Republic of Korea, specializing in cancer therapies. Through this partnership, Liminatus gains access to InnoBation’s anti-CD47 technology, a promising asset in the fight against cancer.

•
Extensive clinical studies have highlighted CD47 as a compelling target for drug development across a broad range of cancers. Liminatus is well positioned in immuno-oncology, leveraging its differentiated anti-CD47 monoclonal antibody, which is specifically designed to address significant challenges observed in earlier CD47 therapies, such as anemia.

•
The global market for CD47-targeted therapies continues to exhibit significant demand, particularly as these inhibitors gain traction in combination with established PD-1/PD-L1 blockades, a market projected to exceed $123 billion by 2033. Liminatus’s innovative approach and intellectual property rights make it well-suited to capture a significant share of this growing market.

•
Furthermore, advances in research since the Business Combination Agreement was initially signed have strengthened the value proposition of the CD47 asset. Critical preclinical work, including Chemistry, Manufacturing and Controls (“CMC”) development and toxicity studies, has been completed, alongside independent research revealing potential new applications for the CD47 asset in mitigating age-related diseases, such as cardiovascular disease and obesity. These developments highlight CD47’s broad therapeutic potential, reinforcing the Business Combination’s importance and long-term value for stockholders.

Q:
Why am I receiving this proxy statement/prospectus?

A:
Our stockholders are being asked to consider and vote upon a proposal to approve the Business Combination and adopt the Business Combination Agreement, among other proposals. We have entered into the Business Combination Agreement by and among Iris, ParentCo, SPAC Merger Sub, Liminatus Merger Sub, and Liminatus, which provides for: (i) SPAC Merger Sub to be merged with and into Iris with Iris being the surviving corporation in the merger and a wholly-owned subsidiary of ParentCo and (ii) Liminatus Merger Sub to be merged with and into Liminatus with Liminatus being the surviving limited liability company in the merger and a wholly-owned subsidiary of ParentCo. The aggregate consideration to be paid in the Transactions to the direct or indirect owners of Liminatus will consist of 17.5 million shares of ParentCo’s common stock. The number of shares comprising the equity consideration was determined based on a $10.00 per share value for ParentCo’s common stock.

Pursuant to the Business Combination Agreement: (i) immediately prior to the Effective Time, every issued and outstanding Iris Unit will be automatically separated and broken out into its constituent parts and the holder thereof shall be deemed to hold one Iris Class A Share and one-fourth of one whole Public Warrant, and such underlying constituent securities of Iris shall be converted in accordance with the applicable terms of the Business Combination Agreement, and in accordance with the terms of the Warrant Agreement, no fractional Public Warrants shall be issued upon separation of the outstanding Iris Units, but shall instead be rounded down to the nearest whole Public Warrant, (ii) at the Effective Time, each issued and outstanding Iris Class A Share will be converted automatically into and thereafter represent the right to receive one share of ParentCo Common Stock, following which all Iris Class A Shares will cease to be outstanding and will automatically be canceled and will cease to exist, and the holders of certificates previously evidencing Iris Class A Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares, except as provided in the Business Combination Agreement or by applicable Law, and each certificate formerly representing Iris Class A Shares will thereafter represent only the right to receive the relevant amount for such Iris Class A Shares in accordance with the applicable provisions of law and Iris’s governing documents, (iii) at the Effective Time, each issued and outstanding Public Warrant will, in accordance with the terms of the Warrant Agreement, immediately and automatically represent a ParentCo Public Warrant, (iv) at the Effective Time, each issued and outstanding Private Placement Warrant, except those issued to Cantor, will be forfeited. In accordance with the terms of the Warrant Agreement, the Private Placement Warrants issued to Cantor shall immediately and automatically represent a ParentCo Private Placement Warrant, and (v) at the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time will be converted into an equal number of shares of common stock of Iris each of which is held by ParentCo, with the same rights, powers and privileges as the shares so converted, and such shares will constitute the only outstanding shares of capital stock of Iris. For additional information, see the section in this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.
The Iris Class A Common Stock, Iris Units and Iris warrants are currently trading on the OTC Pink Marketplace under the symbols “IRAA,” “IRAAU” and “IRAAW,” respectively. ParentCo will apply to list, to be effective at the time of the Business Combination, its common stock and warrants on the Nasdaq Global Market under the market value standard, under the symbols “LIMN” and “LIMNW,” respectively. At the Effective Time, we expect ParentCo will satisfy all of the initial listing requirements under the market value standard; however, we currently do not meet the Round Lot Requirement. We have engaged a securities market advisory firm to assist with obtaining the requisite number of round lot stockholders to satisfy the Round Lot Requirement before the Business Combination is consummated. We expect the Iris Class A Common Stock, Iris Units and Iris warrants will cease trading on the OTC Pink Marketplace.
This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes, which we urge you to do.
Q:
What is being voted on at the Special Meeting?

A:
Our stockholders are being asked to vote on the following proposals:

•
The Business Combination Proposal — A proposal to approve and adopt the Business Combination and the Business Combination Agreement;

•
The Nasdaq Proposal — A proposal to approve the issuance of ParentCo Common Stock in the Business Combination (including the PIPE Equity Investment);

•
The Incentive Plan Proposal — A proposal to adopt the Incentive Plan;

•
The ParentCo Charter Proposal — To consider and vote, on an advisory and non-binding basis, upon a proposal to approve ParentCo’s amended and restated certificate of incorporation, to be approved and adopted in connection with the Business Combination;

•
The Advisory Charter Proposals — To consider and vote upon, on a non-binding basis, certain governance provisions in the Proposed ParentCo Certificate of Incorporation, presented separately in accordance with SEC requirements. A summary of these provisions is set forth in the “Advisory Charter Proposals (Proposal No. 5)” section of this proxy statement/prospectus. You are encouraged to read them in their entirety;

•
The Election of Directors Proposal — If the Business Combination Proposal and ParentCo Charter Proposal are approved, to consider and vote, on an advisory and non-binding basis, upon a proposal to elect the following three directors to serve on the board of directors of the post-Business Combination Company: Nicholas Fernandez and Ji Yeon Baek, as Class I directors, until the 2026 annual meeting of stockholders, Eun Sook Lee, as a Class II director, until the 2027 annual meeting of stockholders and Chris Kim, as a Class III director, until the 2028 annual meeting of stockholders, and, in each case, until their respective successors are duly elected and qualified; and

•
The Adjournment Proposal — A proposal to approve the adjournment of the Special Meeting to a later date, if necessary, to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, Nasdaq Proposal, Incentive Plan Proposal, ParentCo Charter Proposal, the Advisory Charter Proposals, and Election of Directors Proposal.

Q:
Are the proposals conditioned on one another?

A:
Yes. Per the Business Combination Agreement, it is a condition to closing of the Transaction that the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Election of Directors Proposal be approved by Iris’s stockholders. As a result, the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, and the Election of Directors Proposal are each conditioned on the approval of the others. Neither the ParentCo Charter Proposal, the Advisory Charter Proposals, nor the Adjournment Proposal are conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate a business combination or amend the Iris Certificate of Incorporation by stockholder approval by March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board), we will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such Trust Account to our public stockholders.

x

Q:
Why are we proposing the ParentCo Charter Proposal and the Advisory Charter proposals?

A:
We are requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve ParentCo’s amended and restated certificate of incorporation, and a proposal to approve certain provisions contained in the Proposed ParentCo Certificate of Incorporation that materially affect stockholder rights. The stockholder vote regarding these proposals is an advisory vote and is not binding on us or the Iris Board. Furthermore, the Business Combination is not conditioned on the approval of the ParentCo Charter Proposal or the Advisory Charter Proposals. Please see the sections entitled “Proposal No. 4 — The ParentCo Charter Proposal” and “Proposal No. 5 — The Advisory Charter Proposals.”

Q:
Why is Iris providing stockholders with the opportunity to vote on the Business Combination?

A:
Our charter requires that we provide all holders of Iris common stock with the opportunity to have their public shares redeemed upon the consummation of our initial business combination in conjunction with either a tender offer or a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than pursuant to a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to provide our public stockholders with the opportunity to redeem their public shares in connection with the closing of the Transactions.

Q:
What will happen in the Business Combination?

A:
At the closing: (i) Liminatus Merger Sub will merge with and into Liminatus, with Liminatus being the surviving company in the merger as a direct wholly-owned subsidiary of ParentCo, and (ii) SPAC Merger Sub will merge with and into Iris, with Iris being the surviving corporation in the merger as a direct wholly-owned subsidiary of ParentCo. Upon consummation of the Business Combination, ParentCo will become the public company and the name of the company will be Liminatus Pharma, Inc. Each public stockholder’s Iris common stock and Iris Public Warrants will be converted into an equivalent number of shares of ParentCo Common Stock and ParentCo Public Warrants as a result of the Transactions. All Iris Private Placement Warrants, except those issued to Cantor, will be forfeited. In accordance with the terms of the Warrant Agreement, the Private Placement Warrants issued to Cantor shall immediately and automatically represent the right to purchase shares of ParentCo Common Stock on the same terms and conditions as are set forth in the Warrant Agreement. The aggregate consideration to be paid in the Transactions to the Liminatus Members will consist of 17.5 million shares of ParentCo Common Stock.

Q:
What equity stake will current Iris stockholders and Liminatus Members hold in ParentCo after the closing?

A:
The following table summarizes the pro forma equity ownership in ParentCo Common Stock immediately following the Business Combination under three redemption scenarios. After the special meeting held by Iris on December 20, 2024, to vote upon a charter amendment to extend the time to complete a business combination until March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board), public stockholders elected to redeem 64,453 shares of common stock, resulting in $2,001,033 of funds remaining in the Trust Account (as adjusted for redemptions paid out of the Trust Account in January 2025 and subject to adjustment for such further taxes as may be payable from the Trust Account) and 174,477 shares of Iris common stock held by the public stockholders. For additional information, see the sections entitled “Summary of the Proxy Statement/

Prospectus — Impact of the Business Combination on ParentCo’s Public Float” and “Summary Unaudited Pro Forma Condensed Combined Financial Information.”
	Assuming No Additional Redemptions(1)(2)	% Ownership	Assuming an additional 50% Redemption(1)(3)	% Ownership	Assuming Maximum Redemptions(1)	% Ownership
Iris public stockholders	174,477	0.7	87,238	0.3	0	0
Sponsor and independent directors	6,900,000	25.8	6,900,000	25.9	6,900,000	25.9
Deferred underwriting commissions	700,000(4)	2.6	700,000(4)	2.6	700,000(4)	2.6
Equity PIPE Investor	1,500,000	5.6	1,500,000	5.6	1,500,000	5.6
Liminatus Members	17,500,000	65.4	17,500,000	65.6	17,500,000	65.8
Total Shares	26,774,477	100%	26,687,238	100%	26,600,000	100%

Percentages may not add to 100% due to rounding.
(1)
Based on an aggregate of 17,500,000 shares of ParentCo Common Stock, which will be issued as consideration in the Transactions; and does not take into account the dilutive effects of: (i) the exercise of 7,735,555 ParentCo Warrants to purchase ParentCo’s common stock that will be outstanding following the Business Combination, or (ii) any equity awards that may be issued under the proposed Incentive Plan following the Business Combination. If the actual facts are different than these assumptions (which is likely), the ownership percentages held by each of our existing stockholders, Sponsor, Iris’s independent directors, Cantor and the Liminatus Members will be different.

(2)
Assumes that no additional stockholders exercise redemption rights.

(3)
Assumes that an additional 50%, or 87,238 shares of Iris Class A Common Stock are redeemed for cash.

(4)
Number of shares determined based on a price of $10.00 per share. Such price is subject to adjustment based on the five day volume-weighted average price prior to the filing of a resale registration statement covering such shares.

Shares to be Issued on a Fully-diluted Basis
	Assuming No Additional Redemptions(1)(2)	% Ownership	Assuming an additional 50% Redemption(1)(3)	% Ownership	Assuming Maximum Redemptions(1)	% Ownership
Iris public stockholders	174,477	0.5	87,238	0.3	0	0
Sponsor and independent directors	6,900,000	20.0	6,900,000	20.0	6,900,000	20.1
Deferred underwriting commissions	700,000(4)	2.0	700,000(4)	2.0	700,000(4)	2.0
Equity PIPE Investor	1,500,000	4.3	1,500,000	4.4	1,500,000	4.4
Liminatus Members	17,500,000	50.7	17,500,000	50.8	17,500,000	51.0
Public Warrants	6,900,000	20.0	6,900,000	20.0	6,900,000	20.1
Private Placement Warrants	835,555	2.4	835,555	2.4	835,555	2.4
Total Shares	34,510,032	100%	34,422,793	100%	34,335,555	100%

Percentages may not add to 100% due to rounding.
(1)
Based on an aggregate of 17,500,000 shares of ParentCo Common Stock, which will be issued as consideration in the Transactions; and does not take into account the dilutive effects of: (i) the exercise of 7,735,555 ParentCo Warrants to purchase ParentCo’s common stock that will be outstanding following the Business Combination, or (ii) any equity awards that may be issued under the proposed Incentive Plan following the Business Combination. If the actual facts are different than these assumptions (which is likely), the ownership percentages held by each of our existing stockholders, Sponsor, Iris’s independent directors, Cantor and the Liminatus Members will be different.

(2)
Assumes no additional stockholders exercise redemption rights.

(3)
Assumes that an additional 50%, or 87,238, shares of Iris Class A Common Stock are redeemed for cash.

(4)
Number of shares determined based on a price of $10.00 per share. Such price is subject to adjustment based on the five day volume-weighted average price prior to the filing of a resale registration statement covering such shares.

Q:
Will Iris obtain new financing in connection with the Business Combination?

A:
Yes. Concurrently with the execution of the Business Combination Agreement, and pursuant to the PIPE Equity Subscription Agreement, the PIPE Investor has committed to purchase 1,500,000 shares of ParentCo Common Stock at a purchase price per share of $10.00, for an aggregate purchase price of $15,000,000. The parties to the PIPE Equity Subscription Agreement entered into amendments to such agreement on August 14, 2023, March 9, 2024, July 23, 2024, August 16, 2024, October 31, 2024 and December 26, 2024 to, among other things, extend the date the PIPE Investor can terminate such agreement.

For a summary of the material terms of the PIPE Equity Subscription Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Additional Agreements Executed at the Signing of the Business Combination Agreement” for more information.
Q:
What conditions must be satisfied to complete the Transactions?

A:
There are a number of closing conditions in the Business Combination Agreement, including that our stockholders have approved the Transactions and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Transactions, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Q:
Why is Iris proposing the Incentive Plan Proposal?

A:
The purpose of the Incentive Plan is to provide eligible employees, directors and consultants of ParentCo the opportunity to receive stock-based incentive awards in order to encourage such persons to contribute materially to the growth of ParentCo and align their economic interests with those of its stockholders.

Q:
What happens if I sell my shares of Iris common stock before the Special Meeting?

A:
The record date for the Special Meeting is          , 2025, and is earlier than the date on which we expect the Business Combination to be completed. If you transfer your shares of Iris common stock after the record date, but before the Special Meeting, unless the transferee obtains a proxy from you to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Iris common stock before the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account. Regardless of whether you transfer your shares of Iris common stock before or after the record date, your transferee will be entitled to exercise redemption rights with respect to the shares purchased by following the procedures set forth in this proxy statement/prospectus.

Q:
When and where is the Special Meeting?

A:
The Special Meeting will be held via live webcast on          , 2025, at          , Eastern Time. Iris will be holding the Special Meeting virtually at the following URL:         .

Q:
Who may vote at the Special Meeting?

A:
Only holders of record of our common stock as of the close of business on          , 2025 (the “record date”) may vote at the Special Meeting. As of the close of business on the record date, there were 7,074,477 shares of Iris Class A Common Stock outstanding and entitled to vote. Our executive officers, directors and affiliates held approximately 98% of the voting power of our outstanding shares of Iris common stock, and all of such shares will be voted in favor of the Business Combination

Proposal and other proposals described in this proxy statement/prospectus and presented at the Special Meeting pursuant to the Sponsor Agreement. For additional information, see the section entitled “Special Meeting of Iris Stockholders — Voting Power; Record Date.”
Q:
What constitutes a quorum at the Special Meeting?

A:
A quorum of stockholders is necessary to hold a valid meeting. Holders of a majority in voting power of our common stock on the record date issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, constitute a quorum. If a stockholder fails to vote his, her or its shares online or by proxy, or if a broker fails to vote online or by proxy shares held by it in nominee name, such shares will not be counted for the purposes of establishing a quorum. If a stockholder who holds his, her or its shares in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee (a “broker non-vote”) on all of the proposals set forth in this proxy statement/prospectus, such shares will not be counted for the purposes of establishing a quorum. An abstention from voting, shares represented at the Special Meeting online or by proxy but not voted on one or more proposals, or a broker non-vote, so long as the stockholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the Special Meeting may adjourn the Special Meeting. The Sponsor will count toward this quorum and, pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote all of its Iris Class A Shares owned by it in favor of the Business Combination and the Transactions contemplated thereby. As of the record date for the Special Meeting, the presence online or by proxy of 3,537,239 shares of our common stock is required to achieve a quorum.

Q:
What vote is required to approve the proposals presented at the Special Meeting?

A:
(1)
The Business Combination Proposal — The Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Iris’s common stock, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or online at the Special Meeting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

(2)
The Nasdaq Proposal — The Nasdaq Proposal requires the affirmative vote of the majority of the votes cast by stockholders represented in person or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or online at the Special Meeting will have no effect on the outcome of any vote on the Nasdaq Proposal.

(3)
The Incentive Plan Proposal — The Incentive Plan Proposal requires the affirmative vote of the majority of the votes cast by stockholders represented in person or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or online at the Special Meeting will have no effect on the outcome of any vote on the Incentive Plan Proposal.

(4)
The ParentCo Charter Proposal — The ParentCo Charter Proposal requires the affirmative vote of the majority of the votes cast by stockholders represented in person or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or online at the Special Meeting will have no effect on the outcome of any vote on the Incentive Plan Proposal. However, the stockholder vote regarding the ParentCo Charter Proposal is an advisory vote, and is not binding on Iris or the Iris Board.

(5)
Advisory Charter Proposals — The Advisory Charter Proposals require the affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. The Advisory Charter Proposals are being voted upon, on an advisory and non-binding basis, to approve certain governance provisions in the Proposed ParentCo Certificate of Incorporation. These separate votes are not otherwise required by Delaware law, separate and apart from the Charter Proposal, but are required by SEC guidance requiring that stockholders have the opportunity to present their views on important corporate governance provisions.
(6)
The Election of Directors Proposal — The Election of Directors Proposal requires the affirmative vote of at least a plurality of the votes cast by stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon, assuming a quorum is present, is required to approve the nominees for director. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or online at the Special Meeting will have no effect on the outcome of any vote on the Election of Directors Proposal. However, the stockholder vote regarding each of the Election of Directors Proposal is an advisory vote, and is not binding on Iris or the Iris Board.

(7)
The Adjournment Proposal — The Adjournment Proposal requires the affirmative vote of the majority of the votes cast by stockholders represented in person or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or online at the Special Meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

Q:
May the initial stockholders, Iris’s directors, officers, advisors or their respective affiliates purchase shares in connection with the Business Combination?

A:
At any time prior to the Special Meeting, our initial stockholders, directors, officers, advisors or their respective affiliates may purchase shares of Iris common stock on the open market, and may purchase shares in privately negotiated transactions from stockholders who vote, or indicate an intention to vote, against the Business Combination Proposal, or who have elected or redeem, or indicate an intention to redeem, their shares in connection with the Business Combination, although they are under no obligation to do so. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per share pro rata portion of the Trust Account. However, none of the funds in the Trust Account will be used to make such purchases. Iris’s initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock, to vote their shares in favor of the Business Combination Proposal or to not redeem their shares in connection with the Business Combination. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. While the exact nature of such incentives, if any, has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to Iris or Liminatus, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act. Any such purchases would be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In the event our Sponsor, directors, officers or their affiliates were to purchase shares of Iris common stock from public stockholders, such purchases would by structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:
•
if the Company’s Sponsor, directors, officers or their affiliates were to purchase shares of Iris common stock on the open market from public stockholders, they would do so at a price no higher than the price offered through the Company’s redemption process;

•
any shares of Iris common stock purchased by the Company’s Sponsor, directors, officers or affiliates would not be voted in favor of approving the Business Combination Proposal;

•
the Company’s Sponsor, directors, officers or their affiliates would not possess any redemption rights with respect to the Iris common stock or, if they do acquire and possess redemption rights, they would waive such rights; and

•
the Company would disclose in a Form 8-K, prior to the Special Meeting, the following items:

•
the amount of Iris common stock purchased outside of the redemption offer by the Company’s Sponsor, directors, officers or their affiliates, along with the purchase price;

•
the purpose of the purchases by the Company’s Sponsor, directors, officers or their affiliates;

•
the impact, if any, of the purchases by the Company’s Sponsor, directors, officers or their affiliates on the likelihood that the Business Combination Proposal will be approved;

•
the identities of Company security holders who sold to the Company’s Sponsor, directors, officers or their affiliates (if not purchased on the open market) or the nature of Company security holders (e.g., 5% security holders) who sold to the Company’s Sponsor, directors, officers or their affiliates; and

•
the number of shares of Iris common stock for which the Company has received redemption requests pursuant to its redemption offer.

Q:
How many votes do I have at the Special Meeting?

A:
Iris stockholders of record as of          , 2025, the record date for the Special Meeting, are entitled to one vote per share of Iris Class A Common Stock at the Special Meeting.

As of the close of business on the record date, there were 7,074,477 shares of Iris Class A Common Stock, 6,900,000 Public Warrants and 5,013,333 Iris Private Placement Warrants to purchase Iris Class A Common Stock outstanding. To achieve a quorum, 3,537,239 shares of Common Stock held by stockholders on the record date will be required to be present in person or by proxy.
Q:
Did the Iris Board obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination?

A:
No. The Iris Board did not obtain a third-party fairness opinion in respect of the proposed Business Combination. Consequently, you have no assurance from an independent source that the price proposed to be paid for Liminatus is fair from a financial point of view.

Q:
How will the initial stockholders and Iris’s directors and officers vote?

A:
The Sponsor, officers and directors have agreed to: (i) waive their redemption rights with respect to any Founder Shares and public shares they hold in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a stockholder vote to approve an amendment to the Iris Certificate of Incorporation, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if Iris fails to complete the initial business combination within required time period, and (iv) vote any Founder Shares held by them and any public shares purchased during or after the IPO in favor of the initial business combination.

Q:
What interests do Iris’s current officers and directors have in the Business Combination?

A:
The Sponsor, Iris’s officers and directors and/or their affiliates beneficially own Founder Shares or warrants that they purchased prior to, or simultaneously with, Iris’s initial public offering. The Sponsor and Iris’s executive officers, directors and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. If the Business Combination or another business combination is not approved within the required time period, such securities will be worthless.

Additionally, the Sponsor, Iris’s officers, directors, and any of their respective affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Iris’s behalf, such as identifying and investigating possible business targets and business combinations, and may incur reimbursable expenses that may not be reimbursed or repaid if the transactions are not approved. Such interests may have influenced their decision to approve the Business Combination.
Q:
What happens if I vote against the Business Combination Proposal?

A:
If the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination or amend the Iris Certificate of Incorporation by stockholder approval by March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders. For additional information, see the section entitled “Information About Iris — Liquidation if No Business Combination” for more information.
Q:
Do I have redemption rights?

A:
Pursuant to our charter and the Trust Agreement, eligible holders of Iris Class A Shares may elect to have their shares redeemed for cash at a redemption price per share calculated in accordance with our charter, by tendering the Iris Class A Shares of such holder for redemption not later than 5:00 p.m. Eastern Time on the date that is two Business Days prior to the date of the Special Meeting. As of January 2, 2025, this would have amounted to approximately $11.47 per share (net of all applicable taxes payable from the Trust Account). If a holder of public shares properly exercises his, her or its redemption rights, then such holder will be exchanging his, her or its shares of Iris Class A Common Stock for cash and will no longer own such shares. See the section entitled “Special Meeting of Iris Stockholders — Redemption Rights and Procedures” for procedures to be followed if you wish to redeem your shares for cash and not own the ParentCo common stock following consummation of the Business Combination.

After the special meeting held by Iris on December 20, 2024, to vote upon a charter amendment to extend the time to complete a business combination until March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board), public stockholders elected to redeem 64,453 shares of common stock, resulting in $2,001,033 of funds remaining in the Trust Account (as adjusted for redemptions paid out of the Trust Account in January 2025 and subject to adjustment for such further taxes as may be payable from the Trust Account) and 174,477 shares of Iris common stock held by the public stockholders.
Notwithstanding the foregoing, a holder of public shares, together with any of its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from exercising redemption rights with respect to an aggregate of 15% or more of the public shares.
Our public stockholders will retain their public warrant even if they redeem their shares. Following the Business Combination, ParentCo may redeem outstanding ParentCo Warrants prior to their expiration at a time that is disadvantageous to the holder thereof, or the ParentCo warrants may never be in the money and expire worthless.
Q:
Do the initial stockholders or Iris’s directors and officers have redemption rights in connection with the Business Combination?

A:
No. The Sponsor, directors and officers have waived their redemption rights with respect to their shares of common stock in connection with the Business Combination.

Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights regardless of whether, or how, you vote your shares of our common stock on the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:
How do I exercise my redemption rights?

A:
In order to exercise your redemption rights you must, prior to 5:00 pm, Eastern Time, on          , 2025 (two business days before the Special Meeting), (i) submit a written request, which includes the name of the beneficial owner of the shares to be redeemed, to our Transfer Agent that we redeem your public shares for cash, and (ii) deliver your stock to our Transfer Agent physically or electronically through The Depository Trust Company (“DTC”). If you hold your shares in street name, you will need to instruct your bank, broker or other nominee to withdraw the shares from your account in order to exercise your redemption rights. The address of Continental Stock Transfer & Trust Company, our Transfer Agent, is listed under the question “Who can help answer my questions?” below.
Any demand for redemption, once made, may be withdrawn at any time until the date of the Special Meeting. If you deliver your shares for redemption to our Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that our Transfer Agent return the shares to you (physically or electronically). You may make such request by contacting our Transfer Agent at the address listed under the question “Who can help answer my questions?” below.
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
We expect that a U.S. Holder (as defined herein) that exercises its redemption rights to receive cash from the Trust Account in exchange for its Iris common stock generally will be treated as selling such shares in a taxable transaction resulting in recognition of capital gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Iris common stock that such U.S. Holder owns or is deemed to own (including through the Public Warrants and, after the transaction, the shares and warrants of ParentCo) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of a U.S. Holder’s exercise of redemption rights and a description of the U.S. federal income tax consequences for a Non-U.S. Holder’s (as defined herein) exercise of redemption rights, please see the section entitled “Material U.S. Federal Income Tax Considerations — Redemption of Our Common Stock.”

We strongly urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.
Q:
What are the U.S. federal income tax consequences to me as a result of the Business Combination?

A:
Subject to the assumptions, limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders,” it is the opinion of Holland &Knight LLP (“Holland & Knight”) that the Mergers taken together should qualify (in whole or in part) as a tax-deferred exchange for U.S. federal income tax purposes under Section 351 of the Code.

Under Section 351(a) of the Code, persons who receive stock in the exchange must be in control of the corporation immediately after the transaction. Holland & Knight is unable to opine that the Mergers “will” qualify as a tax-deferred transaction under Section 351 of the Code because of certain factual and legal uncertainties as to whether the persons who receive ParentCo Common Stock in the Mergers will be in control of ParentCo immediately after the Mergers for purposes of Section 351(a) of the Code. Under applicable guidance, a person who receives stock in a corporation in an exchange with a prearranged plan to dispose of such stock may not be considered as holding such stock for purposes of determining control of the corporation immediately after the transaction. There are legal uncertainties as to whether this rule applies to public stockholders that receive stock in an exchange. In addition, there are factual uncertainties regarding who will receive ParentCo Common Stock in the Merger because of the level of redemptions. If none of the public stockholders elect to redeem, then the public stockholders will receive approximately 1.3% of the ParentCo Common Stock received in the Mergers and their plans may be relevant for purposes of determining whether the Mergers satisfy the control requirement and such plans would be very difficult to ascertain. While Holland & Knight believes that the plans of unknown public stockholders should not matter for this purpose, there is a lack of clear guidance on this issue.
In addition, for U.S. federal income tax purposes the SPAC Merger may qualify as a tax-deferred reorganization under Section 368(a) of the Code to the extent that the applicable requirements are satisfied. If the SPAC Merger only qualifies as a tax-deferred exchange under Section 351 of the Code and does not qualify as a tax-deferred reorganization under Section 368(a) of the Code, then the exchange of Public Warrants for ParentCo warrants in the SPAC Merger would not qualify for tax-deferred treatment and would be taxable as further described in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders.” There are significant factual and legal uncertainties as to whether the SPAC Merger will qualify as a tax-deferred reorganization under Section 368(a) of the

Code, and such qualification is not a condition of the Business Combination, including that the assets of Iris are only investment-type assets and that it cannot be determined until following the closing of the Business Combination whether ParentCo will continue a significant line of Iris’s historic business or use a significant portion of Iris’s historic business assets. Under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as Iris, and there are significant factual and legal uncertainties concerning the determination of this requirement. Moreover, qualification of the SPAC Merger as a tax-deferred reorganization under Section 368(a) of the Code is based on facts that will not be known until or following the closing of the Business Combination (such as the level of redemptions). As a result, Holland & Knight is unable to opine as to whether the SPAC Merger constitutes a reorganization under Section 368(a) of the Code. The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will so qualify as a tax-deferred reorganization under Section 368(a) of the Code.
The parties intend to report the Mergers taken together as a tax-deferred exchange under Section 351 of the Code. However, any change that is made after the date hereof in any of the foregoing bases for the intended tax treatment, including any inaccuracy of the facts or assumptions upon which such expectations were based, could adversely affect the intended tax treatment. You are strongly urged to consult your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the Business Combination (including the SPAC Merger) to you. Please see the section entitled “Material U.S. Federal Income Tax Considerations.”
Q:
If I am an Iris warrant holder, can I exercise redemption rights with respect to my warrants?

A:
No. The holders of Iris warrants have no redemption rights with respect to Iris warrants or any shares of our common stock underlying Iris warrants. Upon consummation of the Transactions, Iris warrants shall, by their terms, entitle the holders to purchase shares of ParentCo Common Stock in lieu of shares of Iris Class A Common Stock at an exercise price of $11.50 per share (subject to adjustment).

Q:
How do the Public Warrants differ from the Private Placement Warrants, and what are the related risks for any Public Warrant holders post Business Combination?

A:
The Private Placement Warrants (including the underlying shares of Class A common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, in certain limited circumstances, to Iris’s officers, directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants), and they will not be redeemable by us so long as they are held by the initial purchasers of the Private Placement Warrants or their or its permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described herein, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the private warrants will be redeemable by Iris (or ParentCo after the consummation of the Business Combination) for cash and exercisable by the holders on the same basis as the Public Warrants.

Public Warrant holders should understand the following risks relating to the Public Warrants following the Business Combination:
•
Public Warrant holders will only be able to exercise their warrants on a “cashless basis” if ParentCo does not maintain a current and effective prospectus relating to the shares of ParentCo Common Stock issuable upon exercise of the warrants;

•
that the market price of ParentCo Common Stock may never equal or exceed the exercise price of the warrants;

•
ParentCo may redeem the Public Warrants prior to their exercise at a time that is disadvantageous to Public Warrantholders, thereby making such warrants worthless. More specifically, ParentCo will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the ParentCo Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which ParentCo gives proper notice of such redemption and there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption. For context, recent common stock trading prices have not met or exceeded the $18.00 threshold that would allow ParentCo to redeem the Public Warrants. Redemption of the outstanding Public Warrants could force holders: (i) to exercise ParentCo Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holders to do so, (ii) to sell ParentCo Public Warrants at the then-current market price when they might otherwise wish to hold their ParentCo Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding ParentCo Public Warrants are called for redemption, is likely to be substantially less than the market value of the ParentCo Public Warrants.
Q:
Are the Company’s Public Warrants currently redeemable?

A:
Pursuant to the Warrant Agreement, the Company's Public Warrants are not currently redeemable.

Q:
How will the Company notify its stockholders if the Public Warrants become eligible for redemption?

A:
Pursuant to the Warrant Agreement, we have the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, if, among other things, the closing price of a share of Iris Class A Common Stock equals or exceeds $18.00 per share. In the event that the Company elects to redeem all of the Public Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty days prior to the Redemption Date to the Registered Holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the registration books.

We are not contractually obligated to notify investors when our warrants become eligible for redemption and do not intend to so notify investors upon eligibility of the warrants for redemption, unless and until we elect to redeem such warrants pursuant to the terms of the Warrant Agreement.
Q:
Do I have appraisal rights if I object to the proposed Business Combination?

A:
There are no appraisal rights available to our stockholders in connection with the Business Combination.

Q:
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:
If the Business Combination is consummated, the funds held in the Trust Account will be released to us, and those funds will be used to pay or fund: (i) the redemption price for shares of Iris Class A Common Stock redeemed by our stockholders who properly exercise redemption rights, (ii) fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by or on behalf of Iris, ParentCo, Liminatus and the Merger Subs in connection with the Business Combination and the other transactions contemplated by the Business Combination Agreement, and (iii) general corporate purposes of ParentCo, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. For additional information, see the section entitled “Certain Relationships and Related Transactions — Iris’s Related Party Transactions.”

Q:
What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
Public stockholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders.

However, the consummation of the Business Combination is conditioned upon, among other things, approval and adoption by holders of our common stock of the: (i) Transactions and (ii) the Business Combination Agreement.
In addition, with fewer shares of ParentCo Common Stock and public stockholders, the trading market for ParentCo Common Stock may be less liquid than the market for shares of ParentCo Common Stock was prior to consummation of the Business Combination and ParentCo may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into ParentCo’s business will be reduced.
Q:
What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the Business Combination Agreement may be terminated. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, we are unable to complete the Transactions or another business combination transaction by March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board) or amend our charter by approval of Iris stockholders to extend such date, our charter provides that we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of all applicable taxes payable from the Trust Account and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Iris’s remaining stockholders and the Iris Board, liquidate and dissolve, subject, in each case, to Iris’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to our obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. Holders of our Founder Shares have waived any right to any liquidation distribution with respect to those shares.
In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.
Q:
When is the Business Combination expected to be completed?

A:
We currently anticipate that the Business Combination will be consummated within two days following the Special Meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived in accordance with the Business Combination Agreement. In any event, we expect the closing of the Transactions to occur on or prior to March 31, 2025.

For a description of the conditions to the consummation of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”
Q:
What do I need to do now?

A:
Whether or not you plan to attend the Special Meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 26, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/

prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.
Q:
How do I vote?

A:
If you were a holder of record of our common stock on          , 2025, the record date for the Special Meeting, you may vote with respect to the proposals online at the Special Meeting or any adjournment thereof, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the meeting. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a legal proxy from your broker, bank or nominee.

Q:
What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:
At the Special Meeting, if you abstain from voting with respect to a particular proposal, your shares will be counted as present for purposes of establishing a quorum. A failure to vote or abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal. If a valid quorum is established, a failure to vote or an abstention will have no effect on the outcome of each of the Nasdaq Proposal, ParentCo Charter Proposal, Incentive Plan Proposal, Advisory Charter Proposals, Election of Directors Proposal or Adjournment Proposal.

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders at the Special Meeting or any adjournment thereof.

Q:
If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:
Yes. Whether you plan to attend the Special Meeting or not, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining the existence of a quorum at the Special Meeting so long as a stockholder has given the broker or other nominee voting instructions on at least one of the proposals set forth in this proxy statement/prospectus. However, broker non-votes will not be counted as “votes cast” at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to our Transfer Agent at the address listed under the question “Who can help answer my questions?” below so that it is received by the Transfer Agent prior to the Special Meeting, or attend the Special Meeting online and vote.

You also may revoke your proxy by sending a notice of revocation to our Secretary, which must be received by our Secretary prior to the Special Meeting.
Please note, however, that if on the record date, your shares were held not in your name, but rather in an account at a brokerage firm, custodian bank, or other nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. If your shares are held in street name, and you wish to attend the Special Meeting and vote at the Special Meeting online, you must follow the instructions included with the enclosed proxy card.
Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
We will pay the cost of soliciting proxies for the Special Meeting. We have engaged Alliance Advisors, LLC (the “Proxy Solicitor”) to assist in the solicitation of proxies for the Special Meeting. We will pay a fee of $15,000 plus a per call fee for any incoming or outgoing stockholder calls for such services. We will reimburse the Proxy Solicitor for reasonable out-of-pocket expenses and will indemnify the Proxy Solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Iris Acquisition Corp
3rd Floor Zephyr House
122 Mary Street, George Town
PO Box 10085
Grand Cayman KY1-1001, Cayman Islands
You may also contact the Proxy Solicitor at:
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, New Jersey 07003
Toll Free: 844-670-2141
Email: IRAA@allianceadvisors.com
To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the Special Meeting.
You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”
If you intend to seek redemption of your Iris Class A Common Stock, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our Transfer Agent prior to the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the proposals to be considered at the Special Meeting, including the Business Combination Proposal, whether or not you plan to attend the Special Meeting, we urge you to read this entire proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 26. See also the section entitled “Where You Can Find More Information.”
Unless otherwise specified, all share amounts and share calculations: (i) assume no exercise of redemption rights by our public stockholders, (ii) assume that an aggregate of 17.5 million shares of ParentCo Common Stock will be issued to the Liminatus Members as consideration in the Business Combination, and (iii) do not include: (A) any warrants to purchase ParentCo Common Stock that will be outstanding following the Business Combination, or (B) any equity awards that may be issued under the proposed Incentive Plan following the Business Combination.
Parties to the Business Combination
IRIS ACQUISITION CORP
Iris is a blank check company, incorporated in Delaware, formed in November 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination. Based on its business activities, Iris is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
Iris’s Class A Common Stock is currently trading on the OTC Pink Marketplace under the symbol “IRAA”. Iris’s Redeemable Warrants are currently trading on the OTC Pink Marketplace under the symbol “IRAAW”. Additionally, shares of Iris’s Class A Common Stock and Iris’s Redeemable Warrants trade as Units consisting of one share of Class A Common Stock and one-fourth of one Redeemable Warrant, and are trading on the OTC Pink Marketplace under the symbol “IRAAU” (the “Units”). The Units will automatically separate into their component securities upon consummation of the Business Combination and those component securities will be converted into ParentCo securities and, as a result, Class A Common Stock, Redeemable Warrants, and the Units will no longer trade as independent securities.
The mailing address of Iris’s principal executive office is 3rd Floor Zephyr House, 122 Mary Street, George Town, PO Box 10085, Grand Cayman, KY1-1001, Cayman Islands, and its telephone number is 971 4 3966949.
IRIS PARENTCO HOLDING CORP.
ParentCo, a Delaware corporation, was formed on November 23, 2022 to consummate the Business Combination. Following the Transactions, ParentCo will serve as the publicly traded holding company for Liminatus. ParentCo will apply to list its common stock and warrants on the Nasdaq Global Market under the market value standard, under the symbols “LIMN” and “LIMNW,” respectively, upon the closing of the Business Combination. At the Effective Time, we expect ParentCo will satisfy all of the initial listing requirements under the market value standard; however, we currently do not meet the Round Lot Requirement. We have engaged a securities market advisory firm to assist with obtaining the requisite number of round lot stockholders to satisfy the Round Lot Requirement before the Business Combination is consummated.
The financial statements of ParentCo have been omitted because this entity has no assets, has not commenced operations and has not engaged in any business or other activities except in connection with its formation. ParentCo does not have any contingent liabilities or commitments.
LIMINATUS PHARMA, LLC
Liminatus, a Delaware limited liability company, is a pre-clinical stage biopharmaceutical company developing novel, immune-modulating cancer therapies formed on April 12, 2018. In the Business Combination, Liminatus will become a wholly-owned subsidiary of ParentCo.

The business address of Liminatus’s principal executive office 6 Centerpointe Dr. #625, La Palma, California 90623.
SPAC MERGER SUB, INC.
SPAC Merger Sub, a Delaware corporation, is a direct wholly-owned subsidiary of ParentCo formed on November 23, 2022 to consummate the Business Combination. SPAC Merger Sub owns no material assets and does not operate any business. In the Business Combination, SPAC Merger Sub will merge with and into Iris, with Iris being the surviving entity and wholly-owned subsidiary of ParentCo. After the consummation of the Business Combination, SPAC Merger Sub will cease to exist.
The mailing address of SPAC Merger Sub’s principal executive office is 6 Centerpointe Dr. #625, La Palma, California 90623.
LIMINATUS PHARMA MERGER SUB, INC.
Liminatus Merger Sub, a Delaware corporation, is a direct wholly-owned subsidiary of ParentCo formed on November 23, 2022 to consummate the Business Combination. Liminatus Merger Sub owns no material assets and does not operate any business. In the Business Combination, Liminatus Merger Sub will merge with and into Liminatus, with Liminatus being the surviving entity and wholly-owned subsidiary of ParentCo. After the consummation of the Business Combination, Liminatus Merger Sub will cease to exist.
The Business Combination Agreement
This section describes the material terms of the Business Combination Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and which is incorporated by reference in this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Business Combination Agreement that is important to you. You are encouraged to read the Business Combination Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Iris, SPAC Merger Sub, Liminatus Merger Sub, ParentCo or Liminatus. Such information can be found elsewhere in this proxy statement/prospectus.
The Business Combination Agreement provides that, subject to the conditions described herein, (a) SPAC Merger Sub will merge with and into Iris, with Iris surviving the SPAC Merger as a wholly-owned subsidiary of ParentCo, and (b) Liminatus Merger Sub will merge with and into Liminatus, with Liminatus surviving the Liminatus Merger as a wholly-owned subsidiary of ParentCo. The aggregate consideration to be paid in the Transactions to the direct and indirect owners of Liminatus will consist of 17.5 million shares of ParentCo’s common stock. The number of shares comprising the equity consideration was determined based on a $10.00 per share value for ParentCo’s common stock.
Pursuant to the Business Combination Agreement: (i) immediately prior to the Effective Time, every issued and outstanding Iris Unit will be automatically separated and broken out into its constituent parts and the holder thereof shall be deemed to hold one Iris Class A Share and one-fourth of one whole Public Warrant, and such underlying constituent securities of Iris shall be converted in accordance with the applicable terms of the Business Combination Agreement, and in accordance with the terms of the Warrant Agreement, no fractional Public Warrants shall be issued upon separation of the outstanding Iris Units, but shall instead be rounded down to the nearest whole Public Warrant, (ii) at the Effective Time, each issued and outstanding Iris Class A Share will be converted automatically into and thereafter represent the right to receive one share of ParentCo Common Stock, following which all Iris Class A Shares will cease to be outstanding and will automatically be canceled and will cease to exist, and the holders of certificates previously evidencing Iris Class A Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares, except as provided in the Business Combination Agreement or by applicable Law, and each certificate formerly representing Iris Class A Shares will thereafter represent only the right to receive the relevant amount for such Iris Class A Shares in accordance with the applicable provisions of law and Iris’s governing documents, (iii) at the Effective Time, each issued and outstanding Public Warrant will, in accordance with the terms of the Warrant Agreement, immediately and automatically represent a ParentCo Public Warrant, (iv) at the Effective Time, each issued and outstanding Private Placement Warrant, except those issued to Cantor, will be forfeited. In accordance with the terms of the Warrant Agreement, the Private Placement Warrants issued to Cantor shall immediately and automatically represent a ParentCo Private Placement Warrant, (v) in accordance with the terms of the Warrant Agreement, the Private Placement Warrants issued to Cantor shall immediately and automatically represent the right to purchase shares of ParentCo Common Stock on the same terms and conditions as are set forth in the Warrant Agreement, and (vi) at the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time will be converted into an equal number of shares of common stock of Iris each of which is held by ParentCo, with the same rights, powers and privileges as the shares so converted, and such shares will constitute the only outstanding shares of capital stock of Iris.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and which were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Iris, SPAC Merger Sub, Liminatus Merger Sub, ParentCo or Liminatus or any other matter. See “Proposal No. 1 — Business Combination Proposal — The Business Combination Agreement” for additional detail on these provisions.
Terms of the Business Combination
Consideration
The aggregate consideration to be paid in the Transactions to the direct or indirect owners of Liminatus will consist of 17.5 million shares of ParentCo Common Stock. The number of shares comprising the equity consideration was determined based on $10.00 per share value for the ParentCo Common Stock.
Redemptions
Pursuant to our charter and the Trust Agreement (defined below), eligible holders of Iris Class A Shares may elect to redeem all or a portion of such holder’s Iris Class A Shares (the “SPAC Share Redemptions”), at the per-share price, payable in cash, equal to such holder’s pro rata share of Iris’s trust account, by tendering the Iris Class A Shares of such holder for redemption not later than 5:00 p.m. Eastern Time on the date that is two Business Days prior to the date of the Special Meeting.
Listing of New ParentCo Common Stock
Shares of ParentCo Common Stock and ParentCo Public Warrants are expected to be listed on the Nasdaq Global Market under the market value standard, under the symbols “LIMN” and “LIMNW”, respectively. At the Effective Time, we expect ParentCo will satisfy all of the initial listing requirements under the market value standard; however, we currently do not meet the Round Lot Requirement. We have engaged a securities market advisory firm to assist with obtaining the requisite number of round lot stockholders to satisfy the Round Lot Requirement before the Business Combination is consummated.
Representations and Warranties and Covenants
Each of the parties to the Business Combination Agreement have made representations, warranties and covenants in the Business Combination Agreement that are customary for transactions of this nature.

Conditions to Each Party’s Obligations
Consummation of the transactions contemplated by the Business Combination Agreement is subject to customary conditions of the respective parties, and conditions customary to special purpose acquisition companies, including the approval of Iris’s stockholders and Liminatus’s members. In addition, consummation of the Transactions is subject to other closing conditions, including, among others: (a) if required, the expiration of the waiting period (or extension thereof) under the HSR Act, (b) the absence of any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with or under the authority of any governmental entity or arbitral institution in effect enjoining or prohibiting the consummation of the Transactions, and the absence of any law that makes consummation of the Transactions illegal or otherwise prohibited, (c) approval by Iris’s stockholders at the Special Meeting of the Transactions, the adoption of the Incentive Plan, and the appointment of members of the ParentCo Board, (d) the registration statement of which this proxy statement/prospectus is a part shall have become effective, no stop order shall have been issued by the SEC and remain in effect and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending, (e) receipt of approval for listing on Nasdaq for the shares of ParentCo Common Stock to be issued in connection with the Mergers, which condition cannot be waived without recirculation or resolicitation of this proxy statement or prospectus, (f) delivery by the other parties of all closing deliveries, documents and other items required to be delivered by such parties as required by the Business Combination Agreement, and (g) the completion of the PIPE Equity Investment. Further, Iris’ obligations to consummate the Transaction are subject to Iris receiving an acknowledgement from Viral Gene stating that the obligations of the parties thereto, including ParentCo and the Company, under, or pursuant to, the Viral Gene Assignment have been satisfied or terminated and that no obligations of any party thereto, including ParentCo and the Company, under the Viral Gene Assignment remain outstanding, which condition may be waived by Iris. As of the date of this prospectus, the acknowledgment from Viral Gene has been received.
Termination
The Business Combination Agreement may be terminated and the transactions contemplated by the Business Combination Agreement abandoned at any time prior to the closing only as follows:
•
by the mutual written consent of Liminatus and Iris;

•
by Liminatus or Iris by written notice to the other Party if any applicable law is in effect making the consummation of the transactions contemplated by the Business Combination Agreement illegal or any final, non-appealable order is in effect permanently preventing the consummation of the transactions contemplated by the Business Combination Agreement; provided, however, that the right to terminate the Business Combination Agreement pursuant to this provision shall not be available to any party whose breach of any representation, warranty, covenant or agreement of the Business Combination Agreement resulted in or caused such final, non-appealable order or other action (including, with respect to Liminatus, any breach by ParentCo);

•
by Liminatus or Iris by written notice to the other Party if the consummation of the transactions contemplated by the Business Combination Agreement shall not have occurred on or before the Outside Date; provided, however, that the right to terminate the Business Combination Agreement under this provision shall not be available to any party that has materially breached any of its representations, warranties, covenants or agreements under the Business Combination Agreement (including, with respect to Liminatus, any breach by ParentCo) if such material breach is the primary cause of or has resulted in the failure of the transactions contemplated by the Business Combination Agreement to be consummated on or before such date;

•
by Liminatus by written notice to Iris if Iris breaches any of its representations or warranties contained in the Business Combination Agreement or breaches or fails to perform any of its covenants contained in the Business Combination Agreement, which breach or failure to perform: (i) would render a condition precedent to Liminatus’s obligations to consummate the transactions set forth in Section 4.1(c)(i) or Section 4.1(c)(ii) of the Business Combination Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Iris by Liminatus, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after receipt of such written notice and Liminatus has not waived in writing such breach or failure; provided, however, that the right to terminate the Business Combination Agreement under this provision shall not be available to Liminatus if Liminatus is then in material breach of any representation, warranty, covenant or agreement contained in the Business Combination Agreement;
•
by Iris by written notice to Liminatus if Liminatus breaches any of its representations or warranties contained in the Business Combination Agreement or Liminatus breaches or fails to perform any of its covenants contained in the Business Combination Agreement, which breach or failure to perform: (i) would render a condition precedent to Iris’s obligations to consummate the transactions set forth in Section 4.1(b)(i) or Section 4.1(b)(ii) of the Business Combination Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Liminatus by Iris, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after the delivery of such written notice and Iris has not waived in writing such breach or failure; provided, however, that the right to terminate the Business Combination Agreement under this provision shall not be available to Iris if Iris is then in material breach of any representation, warranty, covenant or agreement contained in the Business Combination Agreement;

•
by Liminatus by written notice to Iris if Iris fails to complete an extension of the deadline by which it must complete its business combination by December 31, 2022;

•
by Liminatus by written notice to Iris if Iris fails, at any time prior to the Effective Time, to maintain the listing of publicly traded equity securities of Iris on a nationally recognized medium of no less significance than the OTC Pink Market or any national securities exchange acceptable to Liminatus;

•
by Liminatus or Iris by written notice to the other party if the required vote of Iris’s stockholders is not obtained at the Special Meeting of Iris’s stockholders (subject to any adjournment or postponement thereof);

•
by written notice from Iris to Liminatus if the approval by Liminatus’s members of the Transactions is not obtained within ten (10) Business Days after the proxy/registration statement to be filed by ParentCo has become effective; and

•
by written notice by Iris to Liminatus, if there shall have been a Material Adverse Effect (as defined in the Business Combination Agreement) following the date of the Business Combination Agreement which is uncured and continuing.

In the event of the valid termination of the Business Combination Agreement pursuant to the subsections above, the Business Combination Agreement shall immediately become null and void, without any liability on the part of any party or any other person, and all rights and obligations of each party shall cease; provided that: (a) the agreements contained in Section 8.5, Section 8.9, Section 8.10, Section 10.2 and Article XI of the Business Combination Agreement survive any termination of the Business Combination Agreement and remain in full force and effect, and (b) no such termination shall relieve any party from any liability arising out of or incurred as a result of its fraud or its willful and material breach of the Business Combination Agreement prior to such termination (subject to Section 11.10 of the Business Combination Agreement). Without limiting the foregoing, and except as provided in Section 8.10 and Section 10.2 of the Business Combination Agreement (but subject to Section 11.10 of the Business Combination Agreement) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.11 of the Business Combination Agreement, the parties’ sole right prior to the closing of the Transactions with respect to any breach of any representation, warranty, covenant or other agreement contained in the Business Combination Agreement by another party or with respect to the transactions contemplated by the Business Combination Agreement shall be the right, if applicable, to terminate the Business Combination Agreement as set forth above.
Additional Agreements Executed at the Signing of the Business Combination Agreement
The Sponsor Support Agreement
Concurrently with the execution of the Business Combination Agreement, Iris, Liminatus, and Iris Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to, among other things, (i) appear at the Special Meeting and vote all of its shares of Iris Class A Common Stock it holds or has the power to vote (including any acquired in future) in favor of the Business Combination Agreement and the Transactions contemplated thereby, (ii) be bound by certain transfer restrictions with respect to its shares of Iris Class A Common Stock, and (iii) not redeem any of its shares of Iris Class A Common Stock in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
The foregoing description of the Sponsor Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Support Agreement, a copy of which is attached hereto as Annex D and is incorporated herein by reference.
PIPE Subscription Agreement
Concurrently with the execution of the Business Combination Agreement, ParentCo and Iris have entered into the PIPE Equity Subscription Agreement with the PIPE Investor pursuant to which the PIPE Investor has committed to purchase the PIPE Shares, for an aggregate purchase price of $15,000,000. The obligations to consummate the transaction contemplated by the PIPE Equity Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The parties to the PIPE Equity Subscription Agreement entered into amendments to such agreement on August 14, 2023, March 9, 2024, July 23, 2024, August 16, 2024, October 31, 2024 and December 26, 2024 to, among other things, extend the date the PIPE Investor can terminate such agreement.
In connection with the PIPE Equity Investment, ParentCo will grant the PIPE Investor certain customary registration rights as described under “Registration Rights Agreement”. The PIPE Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance on the availability of an exemption from such registration.
The foregoing description of the PIPE Equity Subscription Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the PIPE Equity Subscription Agreement, a copy of which are attached hereto as Annex E, and is incorporated herein by reference.
Sponsor Forfeiture Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor and Iris entered into a Sponsor Forfeiture Agreement (the “Forfeiture Agreement”), pursuant to which the Sponsor agreed to forfeit 4,177,778 private placement warrants effective immediately prior to the closing.
The foregoing description of the Forfeiture Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Forfeiture Agreement, a copy of which is attached hereto as Annex F and is incorporated herein by reference.
Lock-Up Agreement
Concurrently with the execution of the Business Combination Agreement, ParentCo entered into a Lock-Up Agreement (“Lock-Up Agreement”) with Sponsor, and certain Liminatus Members with respect to the shares of ParentCo Common Stock that will be issued as consideration under the Business Combination Agreement. The Lock-Up Agreement includes, among other things, the following provisions:
Certain Liminatus Members will not be able to transfer any shares of ParentCo Common Stock beneficially owned or otherwise held by them for a period that is the earlier of: (a) for one-third of the shares, six months after the date of closing, for one-third of the shares, twelve months after the date of closing; and for one-third of the shares, twenty-four months after the date of closing; (b) the date on which the closing price of the ParentCo Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) for any 20 trading days within any 30-trading day period or (c) the date on which ParentCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of ParentCo’s stockholders having the right to exchange their shares of ParentCo common stock for cash, securities or other property.
The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Lock-Up Agreement, a copy of which is attached hereto as Annex G and is incorporated herein by reference.

On August 9, 2024, ParentCo and Sponsor entered into an amendment to the Lock-Up Agreement to grant a waiver of the lock-up restrictions contained in the Lock-Up Agreement with respect to an aggregate of 3.64 million ParentCo Shares to be held by certain Liminatus Members. The Lock-Up Agreement was subsequently amended on January 2, 2025 to grant a waiver of the lock-up restrictions contained in the Lock-Up Agreement with respect to an aggregate of 6.24 million ParentCo Shares. The business purpose for the waiver was to assist ParentCo in meeting the Nasdaq initial listing standards. No consideration was paid to ParentCo or the Sponsor in connection with such waiver.
Management and Board of Directors Following the Business Combination
In connection with the closing, all of the officers and directors of Iris will resign and Mr. Chris Kim will be appointed as the President and Chief Executive Officer, Mr. Scott Dam will be appointed as Chief Financial Officer, Mr. Byong C. Yoo will be appointed Chief Science Officer, Mr. Sang-jin Daniel Lee will be appointed Head of Research and Development, and Mr. Beom K. Choi, will be appointed as Chief Technology Officer. Effective as of the closing, the ParentCo Board will consist of four members, of which three members will be designated by Liminatus and one member will be designated by Iris. See section titled “Management of ParentCo Following the Business Combination” for additional information.
Redemption Rights
Pursuant to our charter and the Trust Agreement, eligible holders of the Iris Class A Shares may elect to have their shares redeemed for cash at a redemption price per share calculated in accordance with our charter, by tendering the Iris Class A Shares of such holder for redemption not later than 5:00 p.m. Eastern Time on the date that is two Business Days prior to the date of the Special Meeting. As of January 2, 2025, this would have amounted to approximately $11.47 per share (net of all applicable taxes payable from the Trust Account). If a holder of public shares properly exercises his, her or its redemption rights, then such holder will be exchanging his, her or its shares of Iris Class A Common Stock for cash and will no longer own such shares. See the section entitled “Special Meeting of Iris Stockholders — Redemption Rights and Procedures” for procedures to be followed if you wish to redeem your shares for cash and not own the ParentCo common stock following consummation of the Business Combination.
After the special meeting held by Iris on December 20, 2024, to vote upon a charter amendment to extend the time to complete a business combination until March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board), public stockholders elected to redeem 64,453 shares of common stock, resulting in $2,001,033 of funds remaining in the Trust Account (as adjusted for redemptions paid out of the Trust Account in January 2025 and subject to adjustment for such further taxes as may be payable from the Trust Account) and 174,477 shares of Iris common stock held by the public stockholders.
Notwithstanding the foregoing, a holder of public shares, together with any of its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from exercising redemption rights with respect to an aggregate of 15% or more of the public shares.

Impact of the Business Combination on ParentCo’s Public Float
The following table summarizes the pro forma equity ownership in ParentCo Common Stock immediately following the Business Combination under three redemption scenarios.
	Assuming No Additional Redemptions(1)(2)	% Ownership	Assuming an additional 50% Redemption(1)(3)	% Ownership	Assuming Maximum Redemptions(1)	% Ownership
Iris public stockholders	174,477	0.7	87,238	0.3	0	0
Sponsor and independent directors	6,900,000	25.8	6,900,000	25.9	6,900,000	25.9
Deferred underwriting commissions	700,000(4)	2.6	700,000(4)	2.6	700,000(4)	2.6
Equity PIPE Investor	1,500,000	5.6	1,500,000	5.6	1,500,000	5.6
Liminatus Members	17,500,000	65.4	17,500,000	65.6	17,500,000	65.8
Total Shares	26,744,477	100%	26,687,238	100%	26,600,000	100%

Percentages may not add to 100% due to rounding.
(1)
Based on an aggregate of 17,500,000 shares of ParentCo Common Stock, which will be issued as consideration in the Transactions; and does not take into account the dilutive effects of: (i) the exercise of 7,735,555 ParentCo Warrants to purchase ParentCo’s common stock that will be outstanding following the Business Combination, or (ii) any equity awards that may be issued under the proposed Incentive Plan following the Business Combination. If the actual facts are different than these assumptions (which is likely), the ownership percentages held by each of our existing stockholders, Sponsor, Iris’s independent directors, Cantor and the Liminatus Members will be different.

(2)
Assumes that no additional stockholders exercise redemption rights.

(3)
Assumes that an additional 50%, or 87,238 shares of Iris Class A Common Stock are redeemed for cash.

(4)
Number of shares determined based on a price of $10.00 per share. Such price is subject to adjustment based on the five day volume-weighted average price prior to the filing of a resale registration statement covering such shares.

Shares to be Issued on a Fully-diluted Basis
	Assuming No Additional Redemptions(1)(2)	% Ownership	Assuming an additional 50% Redemption(1)(3)	% Ownership	Assuming Maximum Redemptions(1)	% Ownership
Iris public stockholders	174,744	0.5	87,238	0.3	0	0
Sponsor and independent directors	6,900,000	20.0	6,900,000	20.0	6,900,000	20.1
Deferred underwriting commissions	700,000(4)	2.0	700,000(4)	2.0	700,000(4)	2.0
Equity PIPE Investor	1,500,000	4.3	1,500,000	4.4	1,500,000	4.4
Liminatus Members	17,500,000	50.7	17,500,000	50.8	17,500,000	51.0
Public Warrants	6,900,000	20.0	6,900,000	20.0	6,900,000	20.1
Private Placement Warrants	835,555	2.4	835,555	2.4	835,555	2.4
Total Shares	34,510,032	100%	34,422,793	100%	34,335,555	100%

Percentages may not add to 100% due to rounding.
(1)
Based on an aggregate of 17,500,000 shares of ParentCo Common Stock, which will be issued as consideration in the Transactions; and does not take into account the dilutive effects of: (i) the exercise of 7,735,555 ParentCo Warrants to purchase ParentCo’s common stock that will be outstanding following the Business Combination or (ii) any equity awards that may be issued under the proposed Incentive Plan following the Business Combination. If the actual facts are different than these assumptions (which is likely), the ownership percentages held by each of our existing stockholders, Sponsor, Iris’s independent directors, Cantor and the Liminatus Members will be different.
(2)
Assumes no additional stockholders exercise redemption rights.

(3)
Assumes that an additional 50%, or 87,238 shares, of Iris Class A Common Stock are redeemed for cash.

(4)
Number of shares determined based on a price of $10.00 per share. Such price is subject to adjustment based on the five day volume-weighted average price prior to the filing of a resale registration statement covering such shares.

Deferred Underwriting Commission
$8,000,000 in deferred underwriting commissions in connection with the IPO will be released to the underwriters only on completion of the Business Combination, which represents up to 3.0% of the gross proceeds of the IPO. Below is a summary of the total deferred underwriting commission to be paid upon closing of the Business Combination, assuming (i) no additional redemptions, (ii) an additional 50% of the maximum redemptions and (iii) maximum redemptions.
	Underwriting Fee
	No Additional Redemptions	Additional 50% Redemptions	Maximum Redemptions
Redemptions ($)	$0	$1,000,517	$2,001,033
Redemptions (Shares)	0	87,238	174,477
Effective Underwriting (Total Underwriting less redemptions)	$2,001,033	$1,000,517	$0
Total Deferred Fee (%)	3.00%	3.00%	3.00%
Total Deferred Underwriting Fee ($)	$8,000,000	$8,000,000	$8,000,000
Effective Deferred Underwriting Fee (as a percentage of (cash left in Trust Account post redemptions))	399.79%	799.59%	0.00%
Satisfaction of 80% Test
Nasdaq rules require that our Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted). We refer to this as the 80% of net assets test. As of November 30, 2022, the date of the execution of the Business Combination Agreement, the balance of the Trust Account was approximately $276 million (excluding taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $220.8 million. In reaching its conclusion that the proposed Business Combination meets the 80% of net assets test, the Iris Board used as a fair market value the enterprise value of approximately $250 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination Agreement. In determining whether the enterprise value described above represents the fair market value of Liminatus, the Iris Board considered all of the factors described below under “— The Iris Board’s Reasons for the Approval of the Business Combination” and the fact that the purchase price for the Business Combination was the result of an arm’s length negotiation. As a result, the Iris Board concluded that the fair market value of Liminatus was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account). Following the TDT License Termination, the enterprise value of Liminatus was determined to be $175.0 million. This valuation was arrived at by Iris through: (i) research and analysis of comparable companies (with respect to size, maturity, financial status, and research targets), and (ii) assistance from third-party advisors, consultants and experts. This valuation was derived using a comprehensive approach. As of January 2, 2025, the balance of the Trust Account was approximately $2.0 million (as adjusted for redemptions paid out of the Trust Account in January 2025 and excluding taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $1.6 million. In reaching its conclusion that the proposed Business Combination meets the 80% of net assets test, the Iris Board used as a fair market value the enterprise value of approximately $175 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination Agreement.
Board of Directors of ParentCo Following the Business Combination
Effective as of the closing, the ParentCo Board will consist of four members, of which the following three members will be designated by Liminatus: Mr. Chris Kim, Dr. Eun Sook Lee and Dr. Ji Yeon Baek, and one member will be designated by Iris: Nicholas Fernandez. For additional information, see the section entitled “Management of ParentCo Following the Business Combination.”
Tax Considerations
For a detailed discussion of the material U.S. federal income tax consequences of the Business Combination, please see the section entitled “Material U.S. Federal Income Tax Considerations.”
Expected Accounting Treatment of the Business Combination
The Business Combinations will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded in accordance with accounting principles generally accepted in the United States (“GAAP”). Under this method of accounting, Iris will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combinations will be treated as the equivalent of Liminatus issuing stock for the net assets of Iris, accompanied by a recapitalization. The net assets of Iris will be stated at historical cost, which approximates fair value, with no goodwill or other intangible assets recorded. Operations prior to the Business Combinations will be those of Liminatus.
Appraisal Rights
Appraisal rights are not available to holders of Iris common stock in connection with the Business Combination.
Regulatory Approvals
The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for filings required with the SEC pursuant to the reporting requirements applicable to Iris, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate it to its stockholders.
Sources and Uses of Funds
The following tables summarize the sources and uses for funding the Business Combination, assuming none of Iris’s outstanding shares of Iris Class A Common Stock are redeemed in connection with the Business Combination.
Sources of funds	$ Millions
SPAC Cash in Trust	$1.9
Cash on Balance Sheet	0.4
Private Placement of Common Equity (PIPE)	15.0
Total Sources of Funds	$17.3

Uses of funds	$Millions
Loan Payoff	$1.5
Cash on Balance Sheet	4.7
Transaction Fees and Expenses	11.1
Total Uses of Funds	$17.3
The Iris Board’s Reasons for Approving the Business Combination
On November 30, 2022, the Iris Board: (i) determined that the Business Combination was advisable to and in the best interests of Iris and its stockholders, (ii) unanimously approved the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), and (iii) recommended that Iris’s stockholders approve the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). On November 30, 2022, the Business Combination Agreement was executed by the parties. The Registration Statement was initially declared effective by the SEC on August 9, 2024. On August 16, 2024, Liminatus informed us that TDT, Liminatus’s license partner for the intellectual property and other rights related to GCC (CAR-T therapy and cancer vaccine), terminated the TDT License. TDT asserted that the termination was due to Liminatus’ failure to make the milestone payments under the agreement, but Liminatus believes it was current on the milestone payments. TDT has not communicated further since terminating the license. Following the receipt of the termination notice, and after considering the development status of the CAR-T products, Liminatus management concluded, in its business judgment, that notwithstanding the loss of the TDT License and considering the pre-clinical advancement and market potential of its CD47 asset, to proceed with its business plan without the TDT License. On September 18, 2024, the Iris Board: (i) determined that, notwithstanding the TDT License Termination, the Business Combination was advisable to and in the best interests of Iris and its stockholders, (ii) unanimously approved the Business Combination Agreement, as amended to date, and the transactions contemplated thereby (including the Business Combination) and (iii) recommended that Iris’s stockholders approve the Business Combination Agreement, as amended to date, and the transactions contemplated thereby.
In reaching its decision with respect to the Business Combination, the Iris Board reviewed and considered a wide variety of factors, including various industry and financial data and certain due diligence and evaluation materials provided by legal counsel and independent advisors. In light of the complexity of those factors, the Iris Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Iris Board may have given different weight to different factors. This explanation of the reasons for the Iris Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”
Before reaching its decision, the Iris Board reviewed the results of the due diligence conducted by Iris management, legal counsel, and independent advisors, which included:
•
Iris’s management had numerous meetings with Liminatus regarding, among other customary due diligence matters, Liminatus’s brand, products, clinical trials and results, intellectual property, public company preparedness, operations, market access and distribution, financials and use of proceeds, competitors, plans, and forecasts.

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A review of Liminatus’s material contracts and other documentation, including but not limited to those relating to intellectual property, regulatory compliance, and other legal matters.

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A review of safety data, preclinical trial data, clinical trial data, and study reports.

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A review of Liminatus’s intellectual property rights, including but not limited to license agreements, patent portfolio status, and patent strategy.

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A review of Liminatus’s upcoming products, expedited pathways available to Liminatus, and consideration of the likelihood of success given Liminatus’s clinical trial data and alternatives in the market, among other considerations.

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A review of Liminatus’s financial statements and internal reports.

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A review of other biotech companies operating in the same or similar market as Liminatus.

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A review of industry trends in the biopharmaceutical market and a historical comparison of similar business combinations.

The factors considered by the Iris Board included, but were not limited to, the following:
Potential to Grow Globally
We intended to prioritize technology businesses with the potential to expand internationally and operate in a growing global market that is ripe for disruption.
We believe that Liminatus aligns well with our goal to prioritize businesses with disruptive technologies and international expansion potential, especially within the rapidly growing global market for cancer therapies.
We believe Liminatus is positioned at the forefront of biotechnology, specifically focusing on immune-modulating cancer therapies. With their innovative approach to developing next-generation CD47 checkpoint inhibitors, we believe Liminatus operates in a market segment ripe for disruption. The global cancer therapy market was valued at $70 billion in 2022.
We believe the global market for CD47-targeted therapies has consistently had high demand for novel immune checkpoint inhibitors. CD47 therapies target various hard-to-treat cancers, including acute myeloid leukemia (“AML”) and several solid tumors, which are areas of high unmet medical need. There is a proven commercial and therapeutic demand for advanced CD47 inhibitors. Additionally, Liminatus’s next-generation anti-CD47 antibody, IBA-101, is aiming to solve a critical issue faced by earlier CD47 inhibitors — anemia. One of the biggest challenges in CD47 therapies has been the destruction of red blood cells (“RBCs”), leading to anemia, a serious side effect. However, IBA-101’s RBC-sparing property eliminates this concern, which enhances its therapeutic potential and marketability. The value of IBA-101 has been highly rated due to findings that showed excellent performance in in vivo efficacy and toxicity tests in vitro and in humanized mice. We believe that due to its readiness for an FDA IND application, CD47 has great potential in this growing market, especially given its importance as a therapeutic target.
Furthermore, Liminatus’s strategic collaborations with institutions and their focus on in-licensing promising therapeutic assets to broaden their pipeline demonstrate their commitment to staying at the forefront of technological advancements in the field.
Through the Business Combination with Liminatus, we can leverage its innovative technologies to address significant unmet medical needs in cancer therapy on a global scale. Liminatus’s portfolio of highly promising assets and strategic vision to become a global biopharmaceutical leader make it an ideal candidate for international expansion within the growing market for disruptive technologies in oncology.
Steady Growth Business with High Revenue Potential
We focused on investments whose growth potential is backed by adoption of technology and whose end product can be consumed by the growing middle-class population. We viewed growth as an important driver of value and sought companies whose growth potential could generate meaningful upside potential.
The Iris Board believes that Liminatus’s growth potential is backed by a growing immuno-oncology market. Additionally, the Iris Board believes that the presence of multiple biotechnology and pharmaceutical companies pursuing programs in this sector demonstrates the potential to generate high revenues.
Strong Management Background
We intended to acquire a business that has an experienced management team with a proven track record for producing rapid growth and with an ability to clearly and confidently articulate the business and market opportunities to public market investors. As such, we spent significant time assessing a company’s leadership and personnel, and evaluating what we can do to augment and/or upgrade the team over time as needed.

The Iris Board believes that Liminatus has an experienced management team with a proven track record of collaboration with pharmaceutical companies, research institutions, and academic centers — all which help validate Liminatus’s development efforts. The Iris Board believes that the management team has the ability to clearly and confidently articulate the business and market opportunities of Liminatus to public market investors.
Efficient Use of Capital to Meet Growth Objectives
We sought businesses that we believed were at an inflection point where the utilization of our capital could further propel the expansion of their business to the next operating level. We spent significant time assessing a company’s growth plans and projections to understand how our capital translated to operating growth and investor returns over the long-term.
The Iris Board believes that Liminatus is at an inflection point where the utilization of additional capital can propel the next stage of development. This belief comes from the Iris Board’s due diligence assessing Liminatus’s research and development plans, intellectual property licensing, and business growth plans and understanding of how additional capital, in connection with successful clinical trials, will translate into investor returns over the long-term.
Uniqueness of Product Offering
We evaluated metrics such as recurring revenues, product life cycle, market share, cohort consistency, customer lifetime value, and customer acquisition costs to focus on businesses whose products or services are differentiated or where we saw an opportunity to create value by implementing best practices.
The Iris Board believes that the intellectual property portfolio of Liminatus is: (i) diverse and targets well-validated cancers; and (ii) supported by preclinical data and clinical data. Further, the Iris Board believes that the market in which the intellectual property assets exist is growing.
Attractive Valuation
We sought target companies for our initial business combination based on disciplined, valuation-centric metrics.
The Iris Board believes that Liminatus is currently available at discount compared to its peers (based upon the current enterprise values of comparable public companies with similar technologies).
Public Market Readiness
We sought to acquire a business that has or can put in place prior to the closing of a business combination the governance, financial systems and controls required in the public markets.
The Iris Board believes that Liminatus is well-positioned to be a public company, specifically with respect to its size and the scalability of its technology. Additionally, the Iris Board expects that public market investors will understand and value Liminatus (and it’s potential) as a company. The Iris Board believes that Liminatus has appropriate plans to implement the governance measurers and financial systems and controls required by the public markets.
Acquisitions
High-value transactions have occurred in the CD47 space, which we believe underscores the demand from big pharmaceutical companies for effective CD47 therapies. Additionally, while some CD47 therapies have failed in recent years due to side effects, Liminatus’s anti-CD47 antibody, IBA-101, addresses this problem. This innovation could open the door to reviving clinical trials and therapies that were previously abandoned due to safety concerns, giving it a competitive edge in the market. With Liminatus’s novel CD47 antibody showing what we believe is a strong pre-clinical profile, we believe that there is significant potential for future partnerships or acquisition.

The Iris Board believes that the Business Combination continues to serve the best interests of stockholders, even in light of the TDT License Termination, due to the following:
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Liminatus’s licensing partnership with InnoBation, a biotechnology company headquartered in the Republic of Korea, specializing in cancer therapies. Through this partnership, Liminatus gains access to InnoBation’s anti-CD47 technology, a promising asset in the fight against cancer.

•
Extensive clinical studies have highlighted CD47 as a compelling target for drug development across a broad range of cancers. Liminatus is well positioned in immuno-oncology, leveraging its differentiated anti-CD47 monoclonal antibody, which is specifically designed to address significant challenges observed in earlier CD47 therapies, such as anemia.

•
The global market for CD47-targeted therapies continues to exhibit significant demand, particularly as these inhibitors gain traction in combination with established PD-1/PD-L1 blockades, a market projected to exceed $123 billion by 2033. Liminatus’s innovative approach and intellectual property rights make it well-suited to capture a significant share of this growing market.

•
Furthermore, advances in research since the Business Combination Agreement was initially signed have strengthened the value proposition of the CD47 asset. Critical preclinical work, including CMC development and toxicity studies, has been completed, alongside independent research revealing potential new applications for the CD47 asset in mitigating age-related diseases, such as cardiovascular disease and obesity. These developments highlight CD47’s broad therapeutic potential, reinforcing the Business Combination’s importance and long-term value for stockholders.

In the course of its deliberations, in addition to the various other risks associated with the business of Liminatus, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the Iris Board also considered a variety of uncertainties, risks, and other potentially negative factors relevant to the Business Combination, including the following:
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Macroeconomic uncertainty, including with respect to global and national supply chains, and the effects they could have on Liminatus’s revenues and financial performance.

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The risk that Liminatus may not be able to execute on its business plan and realize its anticipated financial performance.

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The risk that Liminatus’s products in development do not perform as expected, fail clinical trials, or are not approved by the U.S. Food and Drug Administration (“FDA”) or other applicable regulatory authorities.

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Clinical trials are long and expensive, and the results of such are uncertain.

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Liminatus is subject to continuing regulatory compliance by the FDA and other applicable regulatory authorities, which could result in negative effects on Liminatus if the regulatory environment changes or Liminatus fails to comply with regulatory requirements.

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Liminatus’s brand and reputation are critical to its success, and any publicity, regardless of accuracy, that portrays Liminatus negatively could adversely impact operating results.

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The risks and costs to Iris if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other businesses combination opportunities, which could result in Iris being unable to effect a business combination within the completion window, which would require Iris to liquidate.

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The risk that Iris’s stockholders may object to and challenge the Business Combination and take action that may prevent or delay the closing, including by voting against the Business Combination Proposal.

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The terms of the Business Combination Agreement provide that Iris will not have any surviving remedies against Liminatus or its equityholders after the closing to recover for losses as a result of any inaccuracies or breaches of Liminatus’s representations, warranties, or covenants set forth in the Business Combination Agreement.

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The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected time frame.

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The fees and expenses associated with completing the Business Combination will be significant.

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The potential that a significant number of Iris’s stockholders elect to redeem their shares prior to the consummation of the Business Combination, which would reduce the amount of cash available following the closing.

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The challenges associated with preparing Liminatus for the applicable disclosure and Nasdaq listing requirements.

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Liminatus will require additional capital to complete the research and development and potential commercialization of its intellectual property assets. No assurance can be given that such additional capital will be available on terms acceptable to Liminatus, if at all. If Liminatus is unable to raise capital when needed or on acceptable terms, Liminatus could be forced to delay, reduce, or eliminate its planned research and development programs or any future commercialization efforts.

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The risk that the Transactions might not be consummated or completed in a timely manner or that the closing might not occur despite Iris’s best efforts, including by reason of a failure to obtain the approval of Iris’s stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

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Continuing coronavirus outbreaks may have a material adverse effect on Liminatus’s business, liquidity, financial condition and results of operations.

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Safety risks associated with the products.

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The market in which Liminatus operates is highly competitive.

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The license agreements related to the intellectual property assets are restrictive and may become non-exclusive.

After considering the foregoing potentially negative and potentially positive reasons, the Iris Board concluded, in its business judgment, and notwithstanding the loss of the TDT License, that the potentially positive reasons relating to the Transactions outweighed the potentially negative reasons. In approving the Business Combination, the Iris Board determined not to obtain a fairness opinion. The Iris Board believes because of the skills and background of its officers and directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Liminatus’s fair market value was at least 80% of the balance of the funds in the Trust Account (excluding any taxes payable). In connection with its deliberations, the Iris Board also considered that executive officers and directors of Iris may have financial interests in the Business Combination that may be different from or in addition to (and may conflict with) the interests of other Iris’s stockholders. The Iris Board was aware of and considered these interests, among other matters, in reaching the determination that the Transactions contemplated by the Business Combination Agreement were advisable and in the best interests of Iris and its stockholders. See “— Interests of Certain Persons in the Business Combination.”
The Nasdaq Proposal
Iris is asking its stockholders to consider and vote on a proposal to approve, for the purposes of complying with Nasdaq Listing Rule 5635, the issuance, in the aggregate, of an estimated 19,000,000 shares of ParentCo Common Stock to the direct and indirect owners of Liminatus and the PIPE Investor, collectively, in connection with the Business Combination and the PIPE Investment. See the section entitled “Proposal No. 2 — The Nasdaq Proposal.”
The Incentive Plan Proposal
The proposed Incentive Plan will be effective upon closing of the Business Combination, subject to approval by our stockholders at the Special Meeting. The proposed Incentive Plan will reserve up to 10% of the total number of shares of ParentCo Common Stock issued and outstanding immediately after the Effective Time (taking into account any share redemptions) for issuance in accordance with the plan’s terms. The purpose of the Incentive Plan is to provide eligible employees, directors and consultants the opportunity to receive stock-based incentive awards in order to encourage them to contribute materially to ParentCo’s growth and to align the economic interests of such persons with those of its stockholders. The summary of the Incentive Plan above is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached as Annex B to this proxy statement/prospectus. You are encouraged to read the Incentive Plan in its entirety. See the section entitled “Proposal No. 3 — The Incentive Plan Proposal.”
The ParentCo Charter Proposal
At the closing, ParentCo will adopt the ParentCo Certificate of Incorporation in the form set forth in Annex C. Assuming the Business Combination Proposal is approved, Iris’s stockholders are also being asked to approve, on a non-binding advisory basis, the material differences between the Iris Certificate of Incorporation and the ParentCo Certificate of Incorporation that will be effective upon the closing. See the section entitled “Proposal No. 4 — The ParentCo Charter Proposal.”
Advisory Charter Proposals
Assuming the Business Combination Proposal and other Required Proposals are approved, Iris stockholders are also being asked to approve, on a non-binding advisory basis, the Advisory Charter Proposals in connection with the replacement of the Iris Certificate of Incorporation with the Proposed ParentCo Certificate of Incorporation under the DGCL. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis and is being presented as six separate sub-proposals, as follows:
(1)
Advisory Charter Proposal A — to amend the name of the public entity to “Liminatus Pharma, Inc.” from “Iris Acquisition Corp”;

(2)
Advisory Charter Proposal B — to authorize the issuance of up to 500,000,000 shares of common stock, and up to 1,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by Liminatus’s board of directors;

(3)
Advisory Charter Proposal C — to provide that the removal of any director be only for cause and by the affirmative vote of at least 66 2∕3% of Liminatus’s then-outstanding shares of capital stock entitled to vote generally in the election of directors;

(4)
Advisory Charter Proposal D — to make Liminatus’s corporate existence perpetual as opposed to Iris’s corporate existence, which is required to be dissolved and liquidated 36 months following the closing of its initial public offering if it does not complete a business combination in that time, and to remove from the Proposed ParentCo Certificate of Incorporation the various provisions applicable only to special purpose acquisition corporations;

(5)
Advisory Charter Proposal E — to provide that Liminatus will not be subject to Section 203 of the DGCL; and

(6)
Advisory Charter Proposal F — to increase the required vote thresholds for approving amendments to the Proposed ParentCo Certificate of Incorporation and bylaws to 66 2∕3%.

A summary of these provisions is set forth in the “Advisory Charter Proposals (Proposal No. 5)” section of this proxy statement/prospectus. You are encouraged to read them in their entirety.
The Election of Directors Proposal
If the Business Combination Proposal and ParentCo Charter Proposal are approved, to consider and vote, on an advisory and non-binding basis, upon a proposal to elect the following three directors to serve on the ParentCo Board: Nicholas Fernandez and Ji Yeon Baek, as Class I directors, until the 2026 annual meeting of stockholders, Eun Sook Lee, as a Class II director, until the 2027 annual meeting of stockholders and Chris Kim as a Class III directors, until the 2028 annual meeting of stockholders, and, in each case, until their respective successors are duly elected and qualified. The election of the directors will be effective at the closing. See the section entitled “Proposal No. 6 — The Election of Directors Proposal.”

The Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the Special Meeting to permit us to approve the Business Combination Proposal, the Adjournment Proposal allows us to adjourn the Special Meeting to a later date, if necessary, to permit further solicitation of proxies. See the section entitled “Proposal No. 7 — The Adjournment Proposal.”
Quorum and Vote Required for Approval of the Proposals at the Special Meeting
A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of our common stock entitled to vote at the Special Meeting is represented at the meeting in person or by proxy. If a stockholder fails to vote his, her or its shares online or by proxy, or if a broker fails to vote online or by proxy shares held by it in nominee name, such shares will not be counted for the purposes of establishing a quorum. If a stockholder who holds his, her or its shares in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee (a “broker non-vote”) on all of the proposals set forth in this proxy statement/prospectus, such shares will not be counted for the purposes of establishing a quorum. An abstention from voting shares represented at the Special Meeting online or by proxy but not voted on one or more proposals or a broker non-vote, so long as the stockholder has voted or given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. As of the date of this proxy statement/prospectus, our Sponsor, executive officers, directors and affiliates held approximately 98% of the voting power of our outstanding shares of common stock. All of such shares will be voted in favor of the Business Combination Proposal and other proposals described in this proxy statement/prospectus and presented at the Special Meeting.
The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or online at the Special Meeting will have the same effect as a vote “AGAINST” the Business Combination Proposal.
The approval of each of the Nasdaq Proposal, ParentCo Charter Proposal, Incentive Plan Proposal, Advisory Charter Proposals and Adjournment Proposal require the affirmative vote of holders of a majority of the total votes cast by the stockholders present and in person or represented by proxy at the Special Meeting and entitled to vote thereon. Accordingly, none of a stockholder’s failure to vote online or by proxy, a broker non-vote or an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Nasdaq Proposal, ParentCo Charter Proposal, the Incentive Plan Proposal or the Adjournment Proposal. The stockholder vote regarding the ParentCo Charter Proposal is an advisory votes and is not binding on us or the Iris Board.
The approval of the Election of Directors Proposal requires the affirmative vote of at least a plurality of the votes cast by stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon, assuming a quorum is present, is required to elect the director nominees named in the Election of Directors Proposal. Accordingly, none of a stockholder’s failure to vote online or by proxy, a broker non-vote or an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Election of Directors Proposal. The stockholder vote regarding the Election of Directors Proposal is an advisory vote and is not binding on us or the Iris Board.
Per the Business Combination Agreement, it is a condition to closing of the Transaction that the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Election of Directors Proposal be approved by Iris’s stockholders. As a result, the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, and the Election of Directors Proposal are each conditioned on the approval of the others. The ParentCo Charter Proposal, the Advisory Charter Proposals, and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate a business combination or amend the Iris Certificate of Incorporation by stockholder approval by March 31, 2025 (subject to an additional three month extension at the discretion of the Iris

Board), we will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such Trust Account to our public stockholders. For more information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Covenants.”
Recommendation to Iris Stockholders
The Iris Board believes that each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ParentCo Charter Proposal, the Advisory Charter Proposal, the Election of Directors Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interest of Iris and unanimously recommends that our stockholders vote “FOR” each of the proposals.
No Fairness Opinion
Iris has not received, and, as of the date hereof, does not intend to obtain, an opinion from any financial advisor, investment banker, or other firm or person performing a similar function, with respect to the fairness of the Transaction, including the fairness of the consideration to be received by Iris’s stockholders in connection with the Transaction. The Iris Board believes because of the skills and background of its officers and directors, it was qualified to conclude that the Transaction was fair from a financial perspective to its stockholders and that Liminatus’s fair market value was at least 80% of the balance of the funds in the Trust Account (excluding any taxes payable). The Iris Board was aware of and considered these interests, among other matters, in reaching the determination that the Transactions contemplated by the Business Combination Agreement were advisable and in the best interests of Iris and its stockholders. See “— Interests of Certain Persons in the Business Combination.”
Interests of Certain Persons in the Business Combination
In considering the recommendation of the Iris Board to vote in favor of the Business Combination Proposal, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain of Iris’s directors and officers have interests in the Business Combination that are different from or in addition to (and may conflict with) those of other stockholders. Iris’s directors were aware of and considered these interests in evaluating the Business Combination and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:
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the fact that the Sponsor holds 6,900,000 Founder Shares and 4,177,778 Private Placement Warrants, which would expire worthless if a business combination is not consummated;

•
the fact that, unless Iris consummates the Business Combination, the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by an affiliate on behalf of Iris ($75,000 of such expenses were incurred that had not been reimbursed as of September 30, 2024) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•
the fact that the Sponsor has made outstanding loans to Iris in the aggregate amount of approximately $1,453,720 as of September 30, 2024, which amount Iris will be unable to repay to the Sponsor to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if a business combination is not completed;

•
the fact that, if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

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the fact that none of our officers or directors has received any cash compensation for services rendered to Iris, and all of the current members of the Iris Board are expected to continue to serve as directors at least through the date of the Special Meeting and may even continue to serve following the Business Combination and receive compensation thereafter;

•
the fact that the Sponsor and Iris’s officers and directors will lose their entire investment in Iris if the Business Combination or another qualifying business combination or an amendment the Iris Certificate of Incorporation by stockholder approval is not completed March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board);

•
the fact that pursuant to the Lock-Up Agreement, the Sponsor and certain other stockholders agree that they will not Transfer any Lock-up Shares until the end of the Lock-up Period, except as permitted by and in accordance with the Lock-Up Agreement;

•
the fact that the Sponsor and Iris’s officers and directors will hold 6,900,000 shares of ParentCo Common Stock following the Business Combination, the aggregate value of which is estimated to be approximately $77,418,000, assuming the per share value of the ParentCo Common Stock is the same as the $11.22 per share closing price of Iris’s Class A Common Stock on the OTC Pink Marketplace as of January 2, 2025;

•
the fact that the Sponsor will benefit from completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders, rather than liquidate;

•
the continued indemnification, advancement of expenses, exculpation, maintenance of director’s and officer’s “tail” insurance, and other limitations on liability of Iris’s existing directors and officers after the Business Combination until the sixth (6th) anniversary of the Closing Date;

•
the fact that on December 13, 2024, the Company was notified that on July 24, 2024, Hana Immunotherapeutics, LLC, an affiliate of Chris Kim, the Chief Executive Officer of Liminatus, agreed to loan the buyer of the former managing member of the Company’s Sponsor approximately $1.216 million, to facilitate the acquisition of the former managing member (the “Acquisition”). As a result of the Acquisition, the former managing member, Columbass Limited, resigned as managing member of the Sponsor on October 30, 2024, and Iris Equity Holdings LLC was appointed as managing member of the Sponsor. Other than repayment of the principal and interest on the loan, which has been settled through the delivery of shares in a private Korean company, Mr. Kim has stated that he has no affiliation or other relationship with the Sponsor, any of the Sponsor’s members, including the former and new managing member or the buyer of the former managing member of our Sponsor; and

•
the fact that Sponsor and its affiliates may receive a positive rate of return on their investments in Iris, even if other stockholders of Iris receive a negative return on their investment in the post-Business Combination company.

Summary of Risk Factors
Liminatus’s and Iris’s business and operations are subject to a number of risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this summary. Some of these principal risks include the following:
Risks Related to Liminatus’s Business and Operations
Risks Related to Liminatus’s Limited Operating History, Financial Condition and Capital Requirements
•
Liminatus is a pre-clinical stage biotechnology company with a history of losses. Therapeutic drug development is a highly speculative undertaking and involves a substantial degree of risk. Liminatus expects to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability. Liminatus has not taken a product through to commercialization.

•
Liminatus has incurred losses since inception, and expects to incur significant losses for the foreseeable future and may not be able to achieve or sustain profitability in the future. Liminatus has not generated any revenue from the Liminatus assets and may never generate revenue or become profitable.

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Liminatus’s recurring losses from operations and financial condition could raise substantial doubt about its ability to continue as a going concern.

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Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

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Liminatus will need substantial additional funds to advance development of its CD47 immune checkpoint inhibitor, and it cannot guarantee that it will have sufficient funds available in the future to develop and commercialize its current or potential future product candidates and technologies.

•
If Liminatus is unable to raise capital when needed, or on acceptable terms, it may be forced to delay, reduce and/or eliminate one or more of its development programs or future commercialization efforts.

•
Liminatus’s business relies on certain intellectual property rights that can be terminated in certain circumstances.

•
Liminatus’s business, operations and clinical development plans and timelines could be adversely affected by the ongoing COVID-19 pandemic, including business interruptions, staffing shortages and supply chain issues arising from the pandemic on the manufacturing, clinical trial and other business activities performed by Liminatus or by third parties with whom it may conduct business, including its anticipated contract manufacturers, contract research organizations (“CROs”), suppliers, shippers and others.

Risks Related to Liminatus’s Product Development
•
Liminatus has never successfully completed the regulatory approval process for any product candidates and it may be unable to do so for any product candidates it acquires or develops.

•
Liminatus is substantially dependent on the success of the Liminatus assets, and its anticipated clinical trials of the Liminatus assets may not be successful.

•
The results of preclinical testing and early clinical trials may not be predictive of the success of Liminatus’s later clinical trials, and the results of its clinical trials may not satisfy the requirements of the FDA, EMA, or other comparable foreign regulatory authorities.

•
Liminatus may develop the Liminatus assets in combination with other therapies, which exposes Liminatus to additional risks related to other agents or active pharmaceutical or biological ingredients used in combination with its product candidates.

•
The Liminatus assets may have a safety profile that could prevent regulatory approval, marketing approval or market acceptance, or limit their commercial potential.

•
Even if Liminatus is able to commercialize any product candidate, such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm its business.

Risks Related to Liminatus’s Commercial Operations
•
Liminatus faces substantial competition, which may result in others discovering, developing, licensing or commercializing products before or more successfully than Liminatus does.

•
Public health crises such as pandemics or similar outbreaks have affected and could continue to seriously and adversely affect Liminatus’s preclinical studies and anticipated clinical trials, business, financial condition and results of operations.

•
Liminatus’s business, operations, financial position and clinical development plans and timelines, and its ability to consummate the Business Combination, could be materially adversely affected by the continuing military action in Ukraine.

Risks Related to Liminatus’s Business and Operations
•
Liminatus is dependent on its key personnel and anticipates hiring new key personnel. If Liminatus is not successful in attracting and retaining qualified personnel, including consultants, it may not be able to successfully implement its business strategy.

•
Liminatus relies on third parties, including consultants, independent clinical investigators and CROs to conduct and sponsor some of the clinical trials of its product candidates. Any failure by a third party to meet its obligations with respect to the clinical development of Liminatus’s product candidates may delay or impair its ability to obtain regulatory approval for its product candidates.

•
In order to successfully implement its plans and strategies, Liminatus will need to grow the size of its organization and may experience difficulties in managing this growth.

•
Liminatus may, in the future, form or seek collaborations or strategic alliances or enter into licensing arrangements, and may not realize the benefits of such collaborations, alliances or licensing arrangements.

•
Liminatus has identified a material weakness in its internal control over financial reporting, which may result in material misstatements of Liminatus’s consolidated financial statements or cause Liminatus to fail to meet its periodic reporting obligations.

Risks Related to Liminatus’s Intellectual Property
•
Liminatus may not have patent rights or other proprietary rights sufficient to maintain exclusivity of its products, and may not be able to prevent competitive products, including generic/biosimilar products, from capturing the market.

•
Liminatus enjoys only limited geographical protection with respect to certain licenses of patents and may not be able to protect its intellectual property rights throughout the world.

•
If Liminatus does not obtain a patent term extension in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the term of its marketing exclusivity for the Liminatus assets, its business may be materially harmed.

•
Other companies or organizations may challenge Liminatus’s intellectual property rights or may assert intellectual property rights that prevent Liminatus from developing and commercializing the Liminatus assets which could result in substantial costs and liability.

•
Liminatus licenses all or essentially all of its intellectual property rights. If Liminatus or its licensors are unable to obtain, maintain, protect, defend or enforce patent protection with respect to its product candidates and other intellectual property and any product candidates and intellectual property it develops, Liminatus’s business, financial condition, results of operations and prospects could be materially harmed

Risks Related to Government Regulations and Other Legal Compliance Matters
•
The regulatory approval processes of the FDA, EMA, and other comparable foreign regulatory authorities are complex, time-consuming and inherently unpredictable. If Liminatus is not able to obtain, or if there are delays in obtaining, required regulatory approvals for the Liminatus assets, it may not be able to commercialize, or may be delayed in commercializing, the Liminatus assets, and its ability to generate revenue will be materially impaired.

•
Liminatus will be subject to extensive ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and Liminatus may be subject to penalties if it fails to comply with regulatory requirements or experiences unanticipated problems with the Liminatus assets.

•
Liminatus’s business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers will be subject to applicable healthcare regulatory laws, which could expose it to penalties.

•
Healthcare legislative reform discourse and potential or enacted measures may have a material adverse impact on Liminatus’s business and results of operations and legislative or political discussions surrounding the desire for and implementation of pricing reforms may adversely impact its business.

•
Liminatus is subject to laws and regulations related to privacy, data protection, information security and consumer protection across different markets where it conducts its business. Liminatus’s actual or perceived failure to comply with such obligations could harm its business.

Risks Related to Iris and the Nature of its Business
•
Risks and conditions related to Iris’s liquidity and capital resources raise substantial doubt about Iris’s ability to continue as a going concern.

•
If Iris is unable to complete a business combination or amend the Iris Certificate of Incorporation by stockholder approval by March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board), Iris will be forced to wind up.

•
There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

•
Iris’s stockholders may be held liable for claims by third parties to the extent of distributions they received.

•
Risks related to the delisting of Iris’s securities by Nasdaq.

•
Risks related to Iris being deemed to be an investment company under the Investment Company Act.

Risks Related to the Business Combination
•
The Sponsor, Iris’s directors and executive officers, and their affiliates, own interests in Iris that will be worthless if the transactions are not approved, which may have influenced their decisions.

•
Iris may not be able to realize the anticipated benefits from the Business Combination.

•
Each of Iris and Liminatus will incur substantial costs in connection with the Business Combination.

•
Iris’s ability to consummate the Business Combination may be negatively impacted because neither the Iris Board nor any committee of the Iris Board obtained a fairness opinion in determining whether or not to pursue the Business Combination, and as a result, the terms may not be fair from a financial point of view to Iris’s stockholders.

Risks Related to Ownership of ParentCo Common Stock Following the Business Combination
•
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of ParentCo’s securities or, following the Business Combination, Liminatus’s securities, may decline.

•
Liminatus will be an emerging growth company, and it cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make its shares less attractive to investors.

Risks Related to Redemptions
•
If Iris’s stockholders fail to properly request redemption rights, they will not be entitled to redeem their shares for a pro rata portion of the Trust Account.

•
Iris’s public stockholders, together with any persons with whom they are acting as a “group”, will be restricted from seeking redemption rights with respect to more than 15% of public shares.

•
There is no guarantee that a public stockholder’s decision whether to redeem shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

Risks If the Adjournment Proposal Is Not Approved
•
If the adjournment proposal is not approved, and Iris is not otherwise authorized to consummate the Business Combination, the Business Combination will not be approved.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF IRIS
The following table contains summary historical financial data as of and for the years ended December 31, 2023 and December 31, 2022 and as of and for the nine months ended September 30, 2024 and 2023. The results of operations for the nine months ended September 30, 2024 and 2023 are not necessarily indicative of the results of operations for the full year or any other interim period. The statement of operations data for the years ended December 31, 2023 and December 31, 2022, and the balance sheet data as of December 31, 2023 and December 31, 2022, are derived from the audited financial statements of the Company, which are included elsewhere in this proxy statement/prospectus. The statement of operations data for the nine months ended September 30, 2024 and September 30, 2023, and the balance sheet data as of September 30, 2024 are derived from the unaudited condensed financial statements of the Company, which are included elsewhere in this proxy statement/prospectus. The information below is only a summary and should be read in conjunction with the sections entitled “Iris’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About Iris” and in Iris’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.
	Year ended December 31, 2023	Year ended December 31, 2022	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Statement of Operations Data:
Formation and operating costs	$2,586,211	$2,452,467	$2,383,530	$1,943,512
Forgiveness of unrelated vendor payables	(275,000)	(579,989)	—	(275,000)
Loss from operations	$(2,311,211)	$(1,872,478)	$(2,383,530)	$(1,668,512)
Other income (expense):
Gain on change of fair value of derivative liability	102,226	—	2,202	—
Gain (Loss) on change in fair value of warrant liability	$566,202	$9,586,864	$248,882	$442,726
Interest income on marketable securities held in Trust Account	553,641	3,074,691	113,590	506,550
Interest expense	(103,089)	—	(1,339)	—
Total other income (expense)	$1,118,980	$12,661,555	$363,335	$949,276
Income (loss) before income tax provision (benefit)	(1,192,231)	10,789,077	(2,020,195)	(719,236)
Provision for income taxes	(33,987)	(539,823)	(15,790)	(20,387)
Net income (loss)	$(1,226,218)	$10,249,254	$(2,035,985)	$(739,623)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	3,040,753	27,528,255	7,211,886	1,603,176
Basic and diluted net income (loss) per share, Class A common stock subject to possible redemption	$0.15	$0.30	$(0.28)	$(0.09)
Basic and diluted weighted average shares outstanding, Class B common stock	4,971,781	6,900,000	—	6,647,253
Basic and diluted net income (loss) per share, Class B common stock	$0.15	$0.30	$—	$(0.09)
Statement of Cash Flow Data:
Net cash used in operating activities	$(2,089,180)	$(1,095,588)	$(2,320,967)	$(1,462,079)
Net cash provided by investing activities	11,389,930	263,963,913	2,025,592	11,432,625
Net cash provided by (used in) financing activities	$(9,424,965)	$(262,923,913)	$497,131	$(9,913,465)

	As of December 31, 2023	As of December 31, 2022	As of September 30, 2024
Balance Sheet Data:
Total cash	$156,425	$280,640	$358,181(1)
Total assets	4,502,213	15,488,270	3,068,186
Total liabilities	15,194,997	14,194,064	17,323,184
Class A Common Stock subject to possible redemption	4,049,650	15,127,621	2,452,163
Total stockholders’ deficit	$(14,742,434)	$(13,833,415)	$(16,707,161)

(1)
As of September 30, 2024 and December 31, 2023, $32,580 of the $358,181 and $85,084 of the $156,425, respectively of the cash balances include restricted cash to be used for tax payments only.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma combined financial information (the “Summary Pro Forma Information”) presents the combination of the financial information of Iris and Liminatus after giving effect to the transactions contemplated by the Business Combination Agreement, including the Business Combination, and related adjustments further described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
	Pro Forma Combined (Assuming No Additional Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For The Nine Months Ended September 30, 2024
Operating expenses	5,547	5,547
Loss from operations	(5,547)	(5,547)
Net loss	(5,451)	(5,451)
Basic and diluted net loss per share	$(0.20)	$(0.20)
Basic and diluted weighted average shares outstanding	26,774,477	26,600,000
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For The Year Ended December 31, 2023
Operating expenses	7,130	7,130
Loss from operations	(7,130)	(7,130)
Net loss	(10,500)	(10,500)
Basic and diluted net loss per share	$(0.39)	$(0.39)
Basic and diluted weighted average shares outstanding	26,774,477	26,600,000
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2024
Total assets	$5,093	$3,158
Total liabilities	$14,173	$14,192
Total equity	$(9,080)	$(11,034)

RISK FACTORS
You should carefully consider the following risk factors, in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” and the financial statements and notes to the financial statements included herein. In addition, you should read and consider the risks associated with the business of Iris because these risks may also affect ParentCo — these risks can be found in Iris’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. Unless otherwise indicated, reference in this section and elsewhere in this proxy statement/prospectus to Liminatus’s business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and future prospects of ParentCo. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to Iris, unless the context clearly indicates otherwise.
Risks Related to Liminatus’s Business and Operations
In addition to the other information included in this proxy statement/prospectus, the considerations listed below could have a material adverse effect on Liminatus’s business, financial condition or results of operations, cash flows, or ability to pay dividends, future prospects, or financial performance. The risks set forth below comprise all material risks currently known to Liminatus. These factors should be considered carefully, together with the information and financial data set forth in this proxy statement/prospectus.
Unless the context otherwise requires, all references in this subsection to “Liminatus,” “we,” “us” or “our” refer to the business of Liminatus Pharma, LLC, prior to Closing, which will be the business of Liminatus Pharma, Inc. following Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of the Combined Company, in which event the market price of the Combined Company’s common stock could decline, and you could lose part or all of your investment.
Risks Related to Liminatus’s Business, Financial Condition, and Need for Additional Capital
Liminatus is in the early stages of clinical drug development and has a limited operating history and no products approved for commercial sale, which may make it difficult for investors to evaluate its current business and predict its future success and viability.
Liminatus is an early pre-clinical stage biopharmaceutical company with a limited operating history. Liminatus was formed in Delaware and commenced operations on April 12, 2018. Therapeutic drug development is a highly speculative undertaking and involves a substantial degree of risk. To become and remain profitable, Liminatus must develop and eventually commercialize a product or products with significant market potential. This will require Liminatus to be successful in a range of challenging activities, including establishing its business model and key third-party relationships with payers, completing preclinical studies and clinical trials of its product candidates, obtaining marketing approval for these product candidates, manufacturing, marketing, selling those products for which Liminatus may obtain marketing approval and satisfying any post-marketing requirements.
Liminatus has no products approved for commercial sale and has not generated any revenue from commercial product sales. Its operations to date have been limited to performing research and development activities in support of its product development and licensing efforts, hiring personnel, raising capital to support and expand such activities, providing general and administrative support for these operations, developing potential product candidates, conducting preclinical studies and clinical trials, and entering into, and performing its obligations under, licensing arrangements that have resulted in additional product candidates in clinical development or commercialization by its licensees. All of its wholly owned programs are in preclinical or research development. Liminatus has not yet demonstrated its ability to successfully complete any large-scale pivotal clinical trials, obtain marketing approvals, manufacture a drug on a commercial scale or arrange for a third party to do so on its behalf, or conduct sales and marketing activities. In addition, none of Liminatus’s licensees has obtained marketing approvals for product candidates it has out-licensed. As a result, it may be more difficult for investors to accurately predict Liminatus’s future success or viability than it would be if Liminatus had a longer operating history.
In addition, as a business with a limited operating history, Liminatus may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown factors and risks frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields. Liminatus also would need to transition from a company with a research and development focus to a company capable of supporting commercial activities after approval of any of its product candidates. Liminatus has not yet demonstrated an ability to successfully overcome such risks and difficulties, or to make such a transition. If it does not adequately address these risks and difficulties or successfully make such a transition, Liminatus’s business will suffer.
Liminatus has incurred net losses since inception and expects to continue to incur significant net losses for the foreseeable future.
Liminatus has incurred net losses since inception, has not generated any significant revenue to date, and has financed its operations prior to this business combination primarily through the issuance of bonds, warrants, common stock, proceeds from collaborative research and development and out-license agreements, certain non-dilutive funding sources, and borrowings under debt arrangements. Liminatus’s net loss was $5.0 million for the year ended December 31, 2023, and $2.9 million for the year ended December 31, 2022.
As of December 31, 2023, Liminatus had an accumulated deficit of $25.1 million. Liminatus’s internal programs are in preclinical or research development. As a result, Liminatus expects that it will be several years, if ever, before Liminatus generates revenue from product sales. Even if Liminatus succeeds in receiving marketing approval for and commercializing one or more of its product candidates, it expects that it will continue to incur substantial research and development and other expenses in order to develop and market additional potential products.
Liminatus’s audited financial statements for the year ended December 31, 2023, included in this proxy statement/prospectus, have been prepared assuming it will continue as a going concern. As a development stage company, Liminatus expects to incur significant and increasing losses until regulatory approval is granted for a product candidate. Regulatory approval is not guaranteed and may never be obtained. As a result, these conditions raise substantial doubt about Liminatus’s ability to continue as a going concern.
Liminatus expects to continue to incur significant expenses and increasing operating losses for the foreseeable future after the Business Combination. The net losses Liminatus incurs may fluctuate significantly from quarter-to-quarter such that a period-to-period comparison of its results of operations may not be a good indication of its future performance. The size of Liminatus’s future net losses will depend, in part, on the rate of future growth of its expenses and its ability to generate revenue. Liminatus’s expected future losses will continue to have an adverse effect on its working capital and its ability to achieve and maintain profitability.
Liminatus has identified a material weakness in its internal control over financial reporting as of December 31, 2023. If Liminatus is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Liminatus and materially and adversely affect its business and operating results.
Liminatus identified a material weakness in its internal control over financial reporting as of December 31, 2023 related to its lack of: (i) a formalized control environment, (ii) oversite of controls over financial reporting, and (iii) segregation of duties. This material weakness remains unremediated at December 31, 2023.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the identified material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
Liminatus has no products approved for commercial sale and have not generated any revenue from product sales.
Liminatus’s ability to become profitable depends upon our ability to generate revenue. To date, it has not generated any revenue from product sales, and it does not expect to generate any revenue from the sale of products in the near future. Liminatus’s business depends entirely on the successful development and commercialization of its product candidates. Liminatus currently generates no revenue from commercial sales of any products. Liminatus has no products approved for commercial sale and, after the business combination, it does not anticipate generating any revenue from product sales unless and until sometime after it has successfully completed clinical development and received marketing approval for the commercial sale of a product candidate, if ever. Liminatus’s ability to generate revenue and achieve profitability depends significantly on its ability to achieve a number of objectives, including:
•
successful and timely completion of preclinical and clinical development of current and any future product candidates;

•
timely receipt of marketing approvals from applicable regulatory authorities for current and any future product candidates for which it successfully completes clinical development;

•
the extent of any required post-marketing approval commitments to applicable regulatory authorities;

•
developing an efficient and scalable manufacturing process for current and any future product candidates, including establishing and maintaining commercially viable supply and manufacturing relationships with third parties to obtain finished products that are appropriately packaged for sale;

•
successful launch of commercial sales following any marketing approval, including the development of a commercial infrastructure, whether in-house or with one or more partners or collaborators;

•
a continued acceptable safety profile following any marketing approval;

•
commercial acceptance of current and any future product candidates as viable treatment options by patients, the medical community, and third-party payors;

•
addressing any competing technological and market developments;

•
identifying, assessing, acquiring, and developing new product candidates;

•
obtaining and maintaining patent protection, regulatory exclusivity, and other intellectual property-related protection, both in the United States and internationally;

•
enforcing and defending Liminatus’s rights in its intellectual property portfolio, including its licensed intellectual property;

•
negotiating favorable terms in any partnership, collaboration, licensing, or other arrangements that may be necessary to develop, manufacture, or commercialize its product candidates; and

•
attracting, hiring, and retaining qualified personnel.

Liminatus may never be successful in achieving its objectives and, even if it does, may never generate revenue that is significant or large enough to achieve profitability. If it does achieve profitability, it may not sustain or increase profitability on a quarterly or annual basis. Liminatus’s failure to become and remain profitable would decrease the value of the company and could impair its ability to maintain or further its research and development efforts, raise additional necessary capital, grow its business, and/or continue its operations.
Liminatus will require substantial additional capital to finance its operations. If Liminatus is unable to raise such capital when needed, or on acceptable terms, it may be forced to delay, reduce, and/or eliminate one or more of its research and drug development programs or future commercialization efforts.
Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive, and uncertain process that takes years to complete. Liminatus expects its expenses to increase in connection with its ongoing activities, particularly as it conducts clinical trials of, and seeks marketing approval for its product candidates. In addition, if it obtains marketing approval for any of its product candidates, Liminatus expects to incur significant commercialization expenses related to drug sales, marketing, manufacturing, and distribution. Commencing upon the closing, Liminatus also expects to incur additional costs associated with operating as a public company. Accordingly, Liminatus will need to obtain substantial additional funding in order to maintain its continuing operations. If Liminatus is unable to raise capital when needed or on acceptable terms, it may be forced to delay, reduce, and/or eliminate one or more of its research and drug development programs or future commercialization efforts. Changing circumstances, some of which may be beyond its control, could cause it to consume capital significantly faster than it currently anticipates, and Liminatus may need to seek additional funds sooner than planned.
Liminatus plans to continue to use its cash on hand to fund the development of its CD47 immune checkpoint inhibitor and for other research and development activities, working capital, and other general corporate purposes. This may include additional research, hiring additional personnel, capital expenditures, and the costs of ParentCo operating as a public company. Advancing the development of its current and any future product candidates will require a significant amount of capital. The cash and cash equivalents available to Liminatus upon closing will not be sufficient to fund all of the actions that are necessary to complete the development of its product candidate. Liminatus and/or ParentCo will be required to obtain further funding through public or private equity offerings, debt financings, partnerships, collaborations, and licensing arrangements or other sources, which may dilute ParentCo’s stockholders or restrict its operating activities. Adequate additional financing may not be available on acceptable terms, or at all. Liminatus and/or ParentCo’s failure to raise capital as and when needed would have a negative impact on their financial condition and ability to pursue their business strategy.
In order to successfully implement Liminatus’s plans and strategies, it will need to grow the size of its organization, and it may experience difficulties in managing this growth.
As of September 30, 2024, Liminatus had one full-time employee, its CEO, Chris Kim. Liminatus also engaged several third party contractors who were engaged in research and development activities. In order to successfully implement its development and commercialization plans and strategies, and as ParentCo transitions into operating as a public company after closing, Liminatus expects to need additional managerial, operational, sales, marketing, financial, and other personnel. Future growth would impose significant added responsibilities on members of management, including:
•
identifying, recruiting, integrating, maintaining, and motivating additional employees;

•
managing internal development efforts effectively, including the clinical and FDA and EMA review process for current and any future product candidates, while complying with any contractual obligations to contractors and other third parties Liminatus may have; and

•
improving operational, financial and management controls, reporting systems and procedures.

Liminatus’s future financial performance and its ability to successfully develop and, if approved, commercialize its current and any future product candidates will depend, in part, on its ability to effectively manage any future growth, and its management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

Liminatus currently relies, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including substantially all aspects of clinical management and manufacturing. Liminatus cannot assure you that the services of independent organizations, advisors and consultants will continue to be available to it on a timely basis when needed, or that it can find qualified replacements. In addition, if Liminatus is unable to effectively manage its outsourced activities or if the quality or accuracy of the services provided by third party service providers is compromised for any reason, Liminatus’s clinical trials may be extended, delayed or terminated, and it may not obtain marketing approval of its current and any future product candidates or otherwise advance its business. Liminatus cannot assure you that it will manage its existing third-party service providers or find other competent outside contractors and consultants on economically reasonable terms, or at all.
If Liminatus is not able to effectively expand its organization by hiring new employees and/or engaging additional third-party service providers, it may not successfully implement the tasks necessary to further develop and commercialize its current and any future product candidates and, accordingly, may not achieve its research, development, and commercialization goals.
Risks Related to the Discovery, Development, and Commercialization of Liminatus’s Product Candidates
Liminatus is dependent on the success of its product candidates. If Liminatus is unable to obtain approval for and commercialize its product candidates for one or more indications in a timely manner, its business will be materially harmed.
Liminatus’s success is dependent on its ability to timely complete clinical trials and obtain marketing approval for, and then successfully commercialize, its product candidates for one or more indications. Liminatus’s product candidate is in the early stages of development and Liminatus is investing the majority of its efforts and financial resources in the research and development of its CD47 immune checkpoint inhibitor, both directly through its own efforts and indirectly through clinical collaboration arrangements, including investigator- and cooperative group-sponsored trials (“ISTs”). Liminatus’s product candidate will require additional clinical development, preclinical and manufacturing activities, marketing approval from government regulators, substantial investment, and significant marketing efforts before it generates any revenue from licensing arrangements. Liminatus is not permitted to market or promote any product candidates, in a jurisdiction before receiving marketing approval from the relevant regulatory authority, including, for example, the FDA for marketing in the United States and the European Medicines Agency (“EMA”) for marketing in the European Union, and it may never receive such marketing approvals.
The success of Liminatus’s product candidate will depend on numerous factors, including the following:
•
successful and timely completion of its ongoing preclinical studies;

•
initiation and successful patient enrollment and completion of clinical trials on a timely basis;

•
efficacy, safety and tolerability profiles that are satisfactory to the FDA, EMA or any comparable foreign regulatory authority for marketing approval;

•
raising additional funds necessary to complete the clinical development of and to commercialize product candidates;

•
timely receipt of marketing approvals for product candidates from applicable regulatory authorities;

•
the extent of any required post-marketing approval commitments to applicable regulatory authorities;

•
the maintenance of existing or the establishment of new supply arrangements with third-party drug product suppliers and manufacturers;

•
the maintenance of existing or the establishment of new scaled production arrangements with third-party manufacturers to obtain finished products that are appropriately packaged for sale;

•
obtaining and maintaining patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;

•
protection of Liminatus’s rights in its intellectual property portfolio, including its licensed intellectual property;

•
successful launch of commercial sales following any marketing approval;

•
a continued acceptable safety profile following any marketing approval;

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commercial acceptance by patients, the medical community, and third-party payors; and

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Liminatus’s ability to compete with other therapies.

Liminatus does not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, including trial design, implementation, and timely provision of data in its collaboration based clinical trials and ISTs; potential threats to its intellectual property rights; and the manufacturing, marketing, distribution, and sales efforts of any future collaborator. If Liminatus is unable to achieve one or more of the objectives set forth above, its business will be materially harmed.
The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and the results of Liminatus’s clinical trials may not satisfy the requirements of the FDA, EMA or other comparable foreign regulatory authorities.
Liminatus will be required to demonstrate with substantial evidence through well-controlled clinical trials that its product candidates are safe and effective for use in a diverse population before it can seek marketing approvals for their commercial sale. Preclinical and clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the preclinical study and clinical trial processes, and, because Liminatus’s product candidates are in early stages of developments, there is a high risk of failure and Liminatus may never succeed in developing marketable products.
The results of preclinical studies may not be predictive of the results of clinical trials of Liminatus’s product candidates. Moreover, the results of early clinical trials may not be predictive of the results of later-stage clinical trials. Although product candidates may demonstrate promising results in preclinical studies and early clinical trials, they may not prove to be safe or effective in subsequent clinical trials. Favorable results from certain animal studies may not accurately predict the results of other animal studies or of human trials, due to the inherent biologic differences in species, the differences between testing conditions in animal studies and human trials, and the particular goals, purposes, and designs of the relevant studies and trials.
There is typically an extremely high rate of attrition from the failure of product candidates proceeding through preclinical studies and clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and initial clinical trials. Likewise, early, smaller-scale clinical trials may not be predictive of eventual safety or effectiveness in large-scale pivotal clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their drugs. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy, insufficient durability of efficacy or unacceptable safety issues, notwithstanding promising results in earlier trials. Most product candidates that commence preclinical studies and clinical trials are never approved as products. The development of Liminatus’s product candidates and Liminatus’s stock price may also be impacted by inferences, whether correct or not, that are drawn between the success or failure of preclinical studies or clinical trials of Liminatus’s competitors or other companies in the biopharmaceutical industry, in addition to Liminatus’s own preclinical studies and clinical trials.
In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dose and dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. Patients treated with Liminatus’s product candidates may also be undergoing surgical, radiation and chemotherapy treatments and may be using other approved products or investigational new drugs, which can cause side effects or adverse events that are unrelated to Liminatus’s product candidates. As a result, assessments of efficacy can vary widely for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, Liminatus’s clinical trial outcomes.
Any preclinical studies or clinical trials that Liminatus conducts may not demonstrate the safety and efficacy necessary to obtain regulatory approval to market its product candidates. If the results of Liminatus’s ongoing or future preclinical studies and clinical trials are inconclusive with respect to the safety and efficacy of its product candidates, if it does not meet the clinical endpoints with statistical and clinically meaningful significance, or if there are safety concerns associated with its product candidates, Liminatus may be prevented or delayed in obtaining marketing approval for such product candidates. In some instances, there can be significant variability in safety or efficacy results between different preclinical studies and clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols and the rate of dropout among clinical trial participants.
Liminatus does not know whether any preclinical studies or clinical trials it may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain approval to market any of its product candidates.
Liminatus’s clinical trials may reveal serious adverse events, toxicities, or other side effects of its current and any future product candidates that result in a safety profile that could inhibit regulatory approval or market acceptance of its product candidates.
In order to obtain marketing approval for its current or any future product candidates, Liminatus must demonstrate the safety and efficacy of the product candidate for the relevant clinical indication or indications through preclinical studies and clinical trials as well as additional supporting data. If Liminatus’s product candidates are associated with undesirable side effects in preclinical studies or clinical trials, or have unexpected characteristics, it may need to interrupt, delay, or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe, or more acceptable from a risk-benefit perspective.
Although Liminatus has conducted various preclinical studies and has data from various early-stage clinical trials, it does not know the predictive value of these studies and trials for future clinical trials, and it cannot guarantee that any positive results in preclinical studies or previous clinical trials will successfully translate to patients in its future clinical trials. It is not uncommon to observe results in clinical trials that are unexpected based on preclinical testing or previous clinical trials, and many product candidates fail in clinical trials despite promising preclinical or early-stage clinical results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for their products.
Liminatus expects that subjects in its future clinical trials for its product candidates may suffer adverse events (“AEs”), series adverse events (“SAEs”) or other side effects, including those not observed in its preclinical studies or previous clinical trials. Results of these trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by Liminatus’s product candidates could result in the delay, suspension, or termination of clinical trials by Liminatus or the FDA, EMA or comparable foreign regulatory authority for a number of reasons. Additionally, a number of the subjects in these clinical trials are expected to die during a trial due to the cancers they suffer and any of the treatment regimens they may have previously experienced, which could impact the development of Liminatus’s product candidates. If Liminatus elects or is required to delay, suspend, or terminate any clinical trial, the commercial prospects of its product candidates will be harmed and its ability to generate product revenue from this product candidate will be delayed or eliminated. SAEs observed in clinical trials could hinder or prevent market acceptance of its drug candidates. Any of these occurrences may harm Liminatus’s business, prospects, financial condition, and results of operations significantly.
Even in circumstances in which Liminatus does not believe that an AE is related to its product candidates, the investigation into the circumstances of such AE may be time-consuming or inconclusive. In particular, patients may face serious medical issues associated with the underlying cancer indications that Liminatus’s product candidates target, as well as AEs from toxicities and other complications related to other study drugs administered alongside or in combination with its product candidates in clinical trials. As a result, while not directly associated with its product candidates, there are attendant risks with the space in which its product candidates operate, and any related investigations may interrupt its development and commercialization efforts, delay its regulatory approval process or impact and limit the type of regulatory approvals its product candidates receive or maintain.
If SAEs or other side effects are observed in any of Liminatus’s clinical trials, it may have difficulty recruiting patients to future clinical trials, patients may discontinue treatment or withdraw from its trials or it may be required to abandon the trials or its development efforts of that product candidate altogether. Liminatus, the FDA, the EMA, other applicable regulatory authorities or an Institutional Review Board (“IRB”)/Ethics Committee may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage studies have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude a drug from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved product due to its tolerability versus other therapies. Any of these developments could materially harm Liminatus’s business, financial condition, and prospects.
Further, if any of Liminatus’s product candidates obtain marketing approval, toxicities associated with its product candidates may also develop after such approval and lead to a requirement to conduct additional clinical safety trials, additional warnings being added to the labeling, significant restrictions on the use of the product, or the withdrawal of the product from the market. Liminatus cannot predict whether its product candidates will cause toxicities in humans that would preclude or lead to the revocation of regulatory approval based on preclinical studies or early-stage clinical testing.
If Liminatus experiences delays or difficulties in the enrollment of patients in clinical trials, its receipt of necessary marketing approvals could be delayed or prevented.
Liminatus may not initiate, continue or complete clinical trials for its product candidates if it is unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA, EMA, or comparable foreign regulatory authorities.
Patient enrollment is a significant factor in the timing of clinical trials, and Liminatus’s ability to enroll eligible patients may be limited or may result in slower enrollment than it anticipates. Patient enrollment may also be affected by other factors, including:
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size and nature of the patient population;

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severity of the disease under investigation;

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availability and efficacy of approved drugs for the disease under investigation;

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patient eligibility criteria for the trial in question;

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efforts to facilitate timely enrollment in clinical trials;

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patient referral practices of physicians;

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clinicians’ and patients’ awareness of, and perceptions as to the potential advantages and risks of, Liminatus’s product candidates in relation to other available therapies, including any new drugs that may be approved for the indications it is investigating;

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the ability to monitor patients adequately during and after treatment;

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competing ongoing clinical trials for the same indications as Liminatus’s product candidates;

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proximity and availability of clinical trial sites for prospective patients;

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whether Liminatus becomes subject to a partial or full clinical hold on any of its clinical trials; and

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continued enrollment of prospective patients by clinical trial sites, including delays due to pandemics, wars etc. that can impact patient willingness to participate and travel for investigative therapy and reductions in clinical trial site staff and services.

Liminatus’s inability to enroll a sufficient number of patients for its clinical trials would result in significant delays or may require it to abandon one or more of its clinical trials altogether. Enrollment delays in Liminatus’s clinical trials may result in increased development costs for its product candidates and jeopardize its ability to obtain marketing approval for the sale of its product candidates.
The clinical trials of Liminatus’s current and any future product candidates may not demonstrate safety and efficacy to the satisfaction of regulatory authorities or otherwise be timely conducted or produce positive results.
Before obtaining marketing approval from regulatory authorities for the sale of its product candidates, Liminatus must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of its product candidates. Clinical testing is expensive, difficult to design and implement, can take many years to complete, and its ultimate outcome is uncertain. A failure of one or more clinical trials can occur at any stage of the process. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their drugs.
Liminatus does not know whether its future clinical trials will begin on time or enroll patients on time, or whether its ongoing and/or future clinical trials will be completed on schedule or at all. Clinical trials can be delayed for a variety of reasons, including delays related to:
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obtaining regulatory approval to commence a trial;

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delays in reaching, or the inability to reach, agreement on acceptable terms with prospective CROs, clinical trial sites, laboratory service providers, companion diagnostic development partners, contract manufacturing organizations (CMOs), and other service providers Liminatus may engage to support the conduct of its clinical trials;

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obtaining IRB approval at each clinical trial site;

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recruiting a sufficient number of suitable patients to participate in a trial;

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patients failing to comply with trial protocol or dropping out of a trial, rendering them not evaluable for study endpoints;

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clinical trial sites deviating from trial protocol or dropping out of a trial;

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the availability of any applicable combination therapies;

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developments in the safety and efficacy of any applicable combination therapies;

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the need to add new clinical trial sites; or

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delays in the testing, validation and manufacturing of product candidates and the delivery of these product candidates to clinical trial sites.

Liminatus may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent receipt of marketing approval or its ability to commercialize its product candidates, including:
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receipt of feedback from regulatory authorities that requires Liminatus to modify the design of its clinical trials;

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negative or inconclusive clinical trial results that may require Liminatus to conduct additional clinical trials or abandon certain drug development programs;

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regulators or IRBs may not authorize Liminatus, its collaborators, or its investigators to commence a clinical trial or to conduct a clinical trial at a prospective site;

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the number of patients required for clinical trials being larger than anticipated, enrollment in these clinical trials being slower than anticipated, or participants dropping out of these clinical trials at a higher rate than anticipated;

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third-party contractors failing to comply with regulatory requirements or meet their contractual obligations to Liminatus in a timely manner, or at all;

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the suspension or termination of Liminatus’ clinical trials for various reasons, including non-compliance with regulatory requirements, a finding that Liminatus’s product candidates have undesirable side effects, safety or efficacy concerns, or any particular combination therapy or other unexpected characteristics or risks;

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the cost of clinical trials of Liminatus’s product candidates being greater than anticipated;

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for clinical trials testing combination treatment of Liminatus’s product candidates with third-party drug products, delays in procuring such third-party drug products and the delivery of such third-party drug products to clinical trial sites, or the inability to procure such third-party drug products at all; and

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regulators revising the requirements for approving Liminatus’s product candidates, including as a result of newly approved agents changing the standard of care of an indication.

Any unforeseen events may cause Liminatus to be required to conduct additional clinical trials or other testing of Liminatus’s product candidates beyond those that it currently contemplates, or to be unable to successfully complete clinical trials of Liminatus’s product candidates or other testing. Clinical trial or test results may also not be positive or may be only modestly positive or may have safety concerns. Any of the foregoing events may cause us to incur unplanned costs, be delayed in obtaining marketing approval, if ever, receive more limited or restrictive marketing approval, be subject to additional post-marketing testing requirements, or have the drug removed from the market after obtaining marketing approval.
The outcome of preclinical testing and early clinical trials that Liminatus obtains and that it publishes may not be predictive of the success of later clinical trials, and the results of its clinical trials may not satisfy the requirements of the FDA, EMA, or comparable foreign regulatory authorities.
Liminatus currently has no products approved for sale and it cannot guarantee that it will ever have marketable drugs. Clinical failure can occur at any stage of clinical development. Clinical trials may produce negative or inconclusive results, and Liminatus or any future collaborators may decide, or regulators may require it, to conduct additional clinical trials or preclinical studies. Liminatus will be required to demonstrate with substantial evidence through well-controlled clinical trials that its product candidates are safe and effective for use in a diverse population before it can seek marketing approvals for their commercial sale. Success in preclinical studies and early-stage clinical trials does not mean that future larger registration clinical trials will be successful. This is because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA, EMA, and other regulatory authorities despite having progressed through preclinical studies and early-stage clinical trials. In addition, the outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later-stage clinical trials. Liminatus does not know whether any clinical trials it may conduct will demonstrate consistent or adequate efficacy and safety results sufficient to obtain marketing approval to market its product candidates.
Summary or preliminary data from Liminatus’s clinical trials that it announces or publishes may change as new or revised patient data becomes available, and is subject to source verification procedures that could result in material changes in the final data.
As more patient data becomes available, Liminatus may publicly disclose new or revised preliminary data from its clinical trials. These preliminary updates are based on analyses of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. Liminatus also makes assumptions, estimations, calculations and conclusions as part of its analyses of data, and it may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the summary or preliminary results that Liminatus reports may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data has been received and fully evaluated. Summary or preliminary data also remains subject to source verification procedures that may result in the final data being materially different from the summary or preliminary data previously published. As a result, summary or preliminary data should be viewed with caution until the final data are available. In addition, Liminatus may report interim analyses of only certain endpoints rather than all endpoints. Preliminary data from clinical trials that Liminatus conducts may not be indicative of the final results of the trials and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse changes between preliminary data and final data could significantly harm Liminatus’s business and prospects. Further, additional disclosure of preliminary data by Liminatus or by its competitors in the future could result in volatility in the price of Liminatus’s common stock.
Further, others, including regulatory agencies, may not accept or agree with Liminatus’s assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate, and Liminatus’s in general. In addition, the information Liminatus chooses to publicly disclose regarding a particular study or clinical trial is typically selected from a more extensive amount of available information. Interested parties may not agree with what Liminatus determines is the material or otherwise appropriate information to include in its disclosure, and any information Liminatus determines not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities, or otherwise regarding a particular product candidate or its business. If the preliminary or topline data that Liminatus reports differs from late, final or actual results, or if others, including regulatory authorities, disagree with the conclusions reached, Liminatus’s ability to obtain approval for, and commercialize, its product candidates may be harmed, which could harm its business, financial condition, results of operations, and prospects.
In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dosing regimen and other trial protocols, use in combination with other therapies, and the rate of discontinuations by clinical trial participants. In addition, Liminatus may use patient-reported outcome assessments in some of its clinical trials, which involve patients’ subjective assessments of efficacy of the treatments they receive in the trial. Such assessments can vary widely from day to day for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, Liminatus’s clinical trial outcomes.
The regulatory approval processes of the FDA, EMA and other comparable foreign regulatory authorities are lengthy, time consuming and inherently unpredictable. If Liminatus is ultimately unable to obtain regulatory approval of its product candidates, Liminatus will be unable to generate product revenue and its business will be substantially harmed.
Liminatus’s product candidates are and will continue to be subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of drugs. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process must be successfully completed in the United States and in many foreign jurisdictions before a new drug can be approved for marketing.
Obtaining approval by the FDA, EMA and other comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the type, complexity and novelty of the product candidates involved. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. For example, FDA’s Oncology Center of Excellence initiated Project Optimus to reform the dose optimization and dose selection paradigm in oncology drug development and Project FrontRunner to help develop and implement strategies to support approvals in early clinical setting, among other goals. How the FDA plans to implement these goals and their impact on specific clinical programs and the industry are unclear. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that Liminatus’s data are insufficient for approval and require additional preclinical, clinical or other data. Even if Liminatus eventually completes clinical testing and receives approval for Liminatus’s product candidates, the FDA, EMA and other comparable foreign regulatory authorities may approve its product candidates for a more limited indication or a narrower patient population than it originally requested or may impose other prescribing limitations or warnings that limit the product candidate’s commercial potential. Liminatus has not submitted for, or obtained, regulatory approval for any product candidate, and it is possible that none of its product candidates will ever obtain regulatory approval. Further, development of Liminatus’s product candidates and/or regulatory approval may be delayed for reasons beyond its control.
Applications for Liminatus’s product candidates could fail to receive regulatory approval for many reasons, including the following:
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the FDA, EMA or other comparable foreign regulatory authorities may disagree with the design, implementation or results of Liminatus’s clinical trials;

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the FDA, EMA or other comparable foreign regulatory authorities may determine that Liminatus’s product candidates are not safe and effective, are only moderately effective or have undesirable or unintended side effects, toxicities or other characteristics that preclude its obtaining marketing approval or prevent or limit commercial use;

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the population studied in the clinical trial may not be sufficiently broad or representative to assure efficacy and safety in the full population for which Liminatus seeks approval;

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the FDA, EMA or other comparable foreign regulatory authorities may disagree with Liminatus’s interpretation of data from preclinical studies or clinical trials;

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Liminatus may be unable to demonstrate to the FDA, EMA or other comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio for its proposed indication is acceptable;

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the FDA, EMA or other comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications or facilities of third-party manufacturers with which Liminatus contracts for clinical and commercial supplies;

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the FDA, EMA or other comparable regulatory authorities may fail to approve companion diagnostic tests required for Liminatus’s product candidates; and

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the approval policies or regulations of the FDA, EMA or other comparable foreign regulatory authorities may significantly change in a manner rendering Liminatus’s clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in Liminatus failing to obtain regulatory approval to market any of its product candidates, which would significantly harm its business, results of operations and prospects.
Liminatus is also subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries, and generally includes all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval.
Liminatus’s product candidates may not achieve adequate market acceptance among physicians, patients, healthcare payors, and others in the medical community necessary for commercial success.
Even if Liminatus’s product candidates receive regulatory approval, they may not gain adequate market acceptance among physicians, patients, healthcare payors, and others in the medical community. For example, current standard-of-care cancer treatments, such as existing chemotherapy and radiation therapy, are well established in the medical community, and doctors may continue to rely on these treatments. The degree of market acceptance of any of Liminatus’s approved product candidates, if approved for commercial sale, will depend on a number of factors, including:
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the efficacy and safety profile as demonstrated in clinical trials;

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the timing of market introduction of the product candidate as well as competitive products;

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the approval of other new therapies for the same indications;

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the clinical indications for which the product candidate is approved;

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restrictions on the use of Liminatus’s products, if approved, such as boxed warnings, contraindications in labeling, or restrictions on use of Liminatus’s products together with other medications, or a risk evaluation and mitigation strategy (REMS), if any, which may not be required of alternative treatments and competitor products;

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the potential and perceived advantages of product candidates over alternative treatments or in combination therapies;

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the cost of treatment in relation to alternative treatments;

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the availability of coverage and adequate reimbursement and pricing by third parties and government authorities;

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relative convenience and ease of administration;

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the effectiveness of sales and marketing efforts;

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the willingness of the target population to try new therapies and of physicians to prescribe these therapies; and

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unfavorable publicity relating to the product candidate.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors, and patients, Liminatus may generate less revenue from that product candidate than anticipated, which could harm its financial results.
The sizes of the patient populations suffering from some of the diseases Liminatus is targeting may be based on estimates that are inaccurate, may be small, or may be smaller than estimated.
Liminatus relies on estimates to project the incidence and prevalence of diseases it is targeting and the subset of patients with these diseases who have the potential to benefit from treatment with its product candidates. Liminatus derives these estimates from a variety of sources, including United States and global cancer databases, scientific literature, surveys of clinics, physician interviews, patient foundations, and market research, and they may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. Additionally, the potentially addressable patient population for its product candidates may be more limited than Liminatus originally estimated or may not be amenable to treatment with its product candidates, if and when approved. Even if Liminatus obtains significant market share for its product candidates, small potential target populations for certain indications means it may never achieve profitability without obtaining market approval for additional indications.
Many of Liminatus’s additional internal programs and our CD 47 immune checkpoint inhibitor are at early stages of development and may fail in development or suffer delays that adversely affect their commercial viability.
All of Liminatus’s internal programs are in preclinical development or at the research stage and may fail in development or suffer delays that adversely affect their commercial viability. These programs may fail to yield product candidates. A product candidate can unexpectedly fail at any stage of preclinical and clinical development. The historical failure rate for product candidates is high due to risks relating to safety, efficacy, clinical execution, changing standards of medical care, and other unpredictable variables. The results from preclinical testing or early clinical trials of a product candidate may not be predictive of the results that will be obtained in later-stage clinical trials of the product candidate. The success of any product candidates Liminatus may develop will depend on many factors, including the following:
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generating sufficient data to support the initiation or continuation of clinical trials;

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obtaining regulatory permission to initiate clinical trials;

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contracting with the necessary parties to conduct clinical trials;

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the successful enrollment of patients in, and the completion of, clinical trials;

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the timely manufacture of sufficient quantities of the product candidate, and any combination therapy, for use in clinical trials; and

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acceptable adverse profile in the clinical trials.

Even if Liminatus successfully advances any other product candidates into clinical development, their success will be subject to all of the clinical, regulatory and commercial risks described elsewhere in this “Risk Factors” section. Accordingly, Liminatus cannot assure you that it will ever develop, obtain regulatory approval of, commercialize, or generate significant revenue from any product candidate.
Any product candidates Liminatus develops may become subject to unfavorable third-party reimbursement practices and pricing regulations.
The availability and extent of coverage and adequate reimbursement by governmental and private payors is essential for most patients to afford the expense of therapeutics like our CD47 immune checkpoint inhibitor. Sales of any of Liminatus’s product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of its product candidates will be paid by health maintenance, managed care, pharmacy benefit, and similar healthcare management organizations or reimbursed by government health administration authorities, private health coverage insurers, and other third-party payors. If reimbursement is not available, or is available only to limited levels, Liminatus may not successfully commercialize its product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which Liminatus obtains marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, Liminatus may not successfully commercialize any product candidate for which it obtain marketing approval.
There is significant uncertainty related to insurance coverage and reimbursement of newly approved products. In the United States, principal decisions about reimbursement for new products are typically made by Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services (“HHS”). CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. As a result, the coverage determination process is often time-consuming and costly. This process will require Liminatus to provide scientific and clinical support for the use of its products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.
Increasingly, third-party payors require that drug companies provide them with predetermined discounts from list prices and challenge the prices charged for medical products. Further, such payors increasingly challenge the price, examine the medical necessity and review the cost effectiveness of medical drug products. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific drug products on an approved list, known as a formulary, which might not include all FDA-approved drugs for a particular indication. Liminatus may need to conduct expensive studies to demonstrate the medical necessity and cost-effectiveness of its products. Nonetheless, Liminatus’s product candidates may not be considered medically necessary or cost effective. Liminatus cannot be sure that coverage and reimbursement will be available for any product that it commercialize and, if reimbursement is available, what the level of reimbursement will be.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and Liminatus believes the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as its product candidates. In many countries, particularly the countries of the European Union, medical product prices are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after a product receives marketing approval. To obtain reimbursement or pricing approval in some countries, Liminatus may be required to conduct a clinical trial that compares the cost-effectiveness of its product candidate to other available therapies. In general, product prices under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products, but monitor and control company profits.
Additional foreign price controls or other changes in pricing regulation could restrict the amount that Liminatus is able to charge for its product candidates. Accordingly, in markets outside the United States, the reimbursement for its products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.
If Liminatus is unable to establish or sustain coverage and adequate reimbursement for any future product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates. Coverage policies and third-party reimbursement rates may change at any time. Even if Liminatus attains favorable coverage and reimbursement status for one or more products for which it receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
If Liminatus’s competitors develop and market products that are more effective, safer, or less expensive than Liminatus’s product candidates, its commercial opportunities will be negatively impacted.
The biotechnology industry is highly competitive and subject to rapid and significant technological change. Moreover, the oncology field is characterized by strong and increasing competition, with a strong emphasis on intellectual property. Products Liminatus may develop in the future for the treatment of cancer and any other diseases are likely to face competition from other drugs and therapies, including those of which Liminatus may not currently be aware. In addition, Liminatus’s products may need to compete with off-label drugs used by physicians to treat the indications for which Liminatus seeks approval. This may make it difficult for Liminatus to replace existing therapies with its products.
Major multinational pharmaceutical and biotechnology companies, emerging and start-up companies, universities, and other research institutions, could focus their future efforts on developing competing therapies and treatments for any of the indications Liminatus is currently targeting or may target in the future. Many of these current and potential competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources, and commercial expertise than Liminatus does. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients, and manufacturing biotechnology products. These companies also have significantly greater research, development, and marketing capabilities than Liminatus does and may also have products that have been approved or are in late stages of development, and collaborative arrangements in Liminatus’s target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that Liminatus develops obsolete. As a result of any of these factors, Liminatus’s competitors may succeed in obtaining approval from the FDA, EMA, or foreign regulatory authorities or discovering, developing, and commercializing products in Liminatus’s field before or more successfully than it does.
Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies compete with Liminatus in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for planned clinical trials, as well as in acquiring technologies complementary to, or necessary for, its programs. In addition, the biotechnology industry is characterized by rapid technological change. If Liminatus fails to stay at the forefront of technological change, it may be unable to compete effectively. Technological advances or products developed by Liminatus’s competitors may render its technologies or product candidates obsolete, less competitive or not economical.
Liminatus has limited resources and is currently focusing its efforts on developing the CD47 immune checkpoint inhibitor. As a result, Liminatus may fail to capitalize on other product candidates or indications that may ultimately have proven to be more profitable.
Liminatus is currently focusing its efforts on developing the CD47 immune checkpoint inhibitor. As a result, Liminatus may forego or delay pursuit of opportunities for other indications or with other product candidates that may have greater commercial potential. Liminatus’s resource allocation decisions may cause it to fail to capitalize on viable product candidates or profitable market opportunities. Liminatus’s spending on current and future research and development activities for specific indications may not yield any commercially viable drugs. If Liminatus does not accurately evaluate the commercial potential or target markets for a particular product candidate, it may relinquish valuable rights to that product candidate through collaboration, licensing, or other strategic arrangements in cases in which it would have been more advantageous for Liminatus to retain sole development and commercialization rights to such product candidate.
Liminatus may not succeed in its efforts to expand its pipeline of product candidates and develop marketable products.
Because Liminatus has limited financial and managerial resources, it focuses its pipeline research and development efforts to develop its product candidates. Liminatus’s business depends on its successful development and commercialization of the CD47 immune checkpoint inhibitor, and internal product candidates that may emerge from its preclinical research and development activities. Even if it continues to successfully expand its pipeline, development of the potential product candidates that Liminatus identifies will require substantial investment in clinical development, management of preclinical, clinical, and manufacturing activities, regulatory approval in multiple jurisdictions, obtaining manufacturing supply capability, building a commercial organization, and significant marketing efforts before Liminatus generates any revenue from product sales. Furthermore, such product candidates may not be suitable for clinical development, including as a result of their harmful side effects, limited efficacy, or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. If Liminatus cannot successfully develop and commercialize its product candidates based upon its approach, it may not obtain product or partnership revenue in future periods, which would adversely affect its business, prospects, financial condition, and results of operations.
Liminatus is developing some its product candidates for use in combination with standard-of-care as well as emerging or experimental cancer therapies, which exposes it to several risks beyond its control.
Liminatus is developing some of its product candidates, including the CD47 immune checkpoint inhibitor, for use in combination with current standard of care or other emerging or experimental cancer therapies. This exposes Liminatus to supply risk to the extent there is not an adequate supply of these therapies for use in combination with its product candidates, either in clinical trials or after any approval, as well as pricing risk if these combination therapies are expensive and the addition of its product candidates would be too costly to support reimbursement or payor coverage. In particular, providers of some of these emerging or experimental therapies have been contributing their therapies to use in combination trials at generally no or limited cost to Liminatus. If this were to change, Liminatus’s trial costs could increase substantially. Also, although combinations with an experimental agent that has not been approved may prove to be clinically beneficial, the experimental agent will still need to meet regulatory approval requirements for the combined therapy to become commercially available. In addition, if the standard of care were to evolve or change, the clinical utility of Liminatus’s product candidates could be diminished or eliminated. If any of these were to occur, Liminatus’s business could be materially harmed.
Liminatus may use companion diagnostics in the future in its development programs, and if such companion diagnostics for its product candidates are not successfully, and in a timely manner, validated, developed, or approved, Liminatus may not achieve marketing approval or realize the full commercial potential of its product candidates.
Liminatus may use companion diagnostics in its future product candidate development programs. If such companion diagnostics are developed in conjunction with clinical programs, the FDA, EMA, or comparable regulatory authority may require regulatory approval of a companion diagnostic as a condition to approval of the product candidate. For example, if Liminatus uses a diagnostic to test which patients are most likely to benefit from its product candidate for the treatment of a particular indication as a criterion for enrollment, then it will likely be required to obtain FDA approval or clearance of the companion diagnostic, concurrent with approval of its product candidate. Liminatus may also be required to demonstrate to the FDA the predictive utility of a companion diagnostic, i.e., that the diagnostic selects for patients in whom the therapy will be effective or more effective compared to patients not selected for by the diagnostic. Liminatus does not have experience or capabilities in developing or commercializing diagnostics and plan to rely in large part on third parties to perform these functions. Liminatus does not currently have any agreement in place with any third party to develop or commercialize companion diagnostics for any of its product candidates. Companion diagnostics are subject to regulation by the FDA, the EMA, and other foreign regulatory authorities as medical devices and require separate regulatory approval or clearance prior to commercialization.
If Liminatus or its partners, or any third party, are unable to successfully develop companion diagnostics in the future in its product candidates, or experience delays in doing so:
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the development of Liminatus’s product candidates may be adversely affected if it is unable to appropriately select patients for enrollment in its planned clinical trials;

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Liminatus’s product candidates may not receive marketing approval if their safe and effective use depends on a companion diagnostic; and

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Liminatus may not realize the full commercial potential of any product candidates that receive marketing approval if, among other reasons, it is unable to appropriately identify patients targeted by its product candidates.

In addition, any future product candidates developed in conjunction with companion diagnostics may be perceived negatively compared to alternative treatments that do not require the use of companion diagnostics, either due to the additional cost of the companion diagnostic, the requirement of samples for testing, or the need to complete additional procedures to identify genetic markers prior to administering Liminatus’s product candidates. If any of these events were to occur, it would significantly harm Liminatus’s business, results of operations and prospects.
Liminatus’s business entails a significant risk of product liability, and if Liminatus is unable to obtain sufficient insurance coverage, the costs of product liability could have an adverse effect on its business and financial condition.
Liminatus’s business exposes it to significant product liability risks inherent in the development, testing, manufacturing, and marketing of therapeutic treatments. Product liability claims could delay or prevent completion of Liminatus’s development programs. If Liminatus succeeds in marketing products, such claims could result in an FDA, EMA, or other regulatory investigation of the safety and effectiveness of its products, its manufacturing processes and facilities, or its marketing programs. Such regulatory investigation could potentially lead to a recall of Liminatus’s products or more serious enforcement action, limitations on the approved indications for which they may be used, or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for Liminatus’s products, injury to its reputation, costs to defend the related litigation, a diversion of management’s time and resources, and substantial monetary awards to trial participants or patients. Liminatus would expect to obtain product liability insurance prior to marketing any of its product candidates. Any insurance Liminatus has now or that it may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, Liminatus may be unable to obtain sufficient insurance at a reasonable cost to protect it against losses caused by product liability claims that could have an adverse effect on its business and financial condition.

Risks Related to Regulatory Approval and Other Legal Compliance Matters for Liminatus’s Product Candidates
The regulatory approval processes of the FDA, EMA, and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable. If Liminatus is ultimately unable to obtain regulatory approval for its product candidates, Liminatus will be unable to generate product revenue and its business will be substantially harmed.
The time required to obtain approval by the FDA, EMA, and comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials, and depends upon numerous factors, including the type, complexity, and novelty of the product candidates involved. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that Liminatus’s data is insufficient for approval and require additional preclinical, clinical, or other studies. Liminatus has not submitted for, or obtained regulatory approval for, any product candidate, and it is possible that none of its existing product candidates or any product candidates it may seek to develop in the future will ever obtain regulatory approval.
Applications for Liminatus’s product candidates could fail to receive regulatory approval in an initial or subsequent indication for many reasons, including the following:
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the FDA, EMA, or comparable foreign regulatory authorities may disagree with the design, implementation, or results of Liminatus’s clinical trials;

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the FDA, EMA, or comparable foreign regulatory authorities may determine that Liminatus’s product candidates are not safe and effective, only moderately effective, or have undesirable or unintended side effects, toxicities, or other characteristics that preclude it obtaining marketing approval or prevent or limit commercial use;

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the population studied in the clinical program may not be sufficiently broad or representative to assure safety and efficacy in the full population for which Liminatus seeks approval, including, for example, due to biologic and genetic differences that might occur in subjects in certain populations such as defined by race or other factors;

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Liminatus may be unable to demonstrate to the FDA, EMA, or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio when compared to the standard of care is acceptable;

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the FDA, EMA, or comparable foreign regulatory authorities may disagree with Liminatus’s interpretation of data from preclinical studies or clinical trials;

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the data collected from clinical trials of Liminatus’s product candidates may not be sufficient to support the submission of a Biologics License Application (“BLA”), New Drug Application (“NDA”), or other submission or to obtain regulatory approval in the United States or elsewhere;

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Liminatus may be unable to demonstrate to the FDA, EMA, or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio for a proposed indication is acceptable;

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the FDA, EMA, or comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications, or facilities of third-party manufacturers with which Liminatus contracts for clinical and commercial supplies; and

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the approval policies or regulations of the FDA, EMA, or comparable foreign regulatory authorities may significantly change in a manner rendering Liminatus’s clinical data insufficient for approval.

Further, development of Liminatus’s product candidates and/or regulatory approval may be delayed for reasons beyond its control. For example, a U.S. federal government shutdown, such as one that occurred during from December 2018 to January 2019, or other FDA priorities, such as responding to COVID-19, may result in significant reductions to, or demands on, the FDA’s budget, employees, and operations, which may lead to slower response times and longer review periods, potentially affecting Liminatus’s ability to progress development of its product candidates or obtain regulatory approval for its product candidates.
This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in Liminatus failing to obtain regulatory approval to market any of its product candidates, which would significantly harm its business, results of operations, and prospects.
Liminatus’s product candidates may cause undesirable side effects or have other properties that could prevent their regulatory approval or result in significant negative consequences.
Adverse events or other undesirable side effects caused by Liminatus’s product candidates could cause it or regulatory authorities to interrupt, delay, or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, EMA, or other comparable foreign regulatory authorities. Drug-related side effects could affect patient recruitment, the ability of enrolled patients to complete the trial, and/or result in potential product liability claims. Regardless of merit or eventual outcome, product liability claims may result in impairment of Liminatus’s business reputation, withdrawal of clinical trial participants, costs due to related litigation, distraction of management’s attention from Liminatus’s primary business, initiation of investigations by regulators, substantial monetary awards to patients or other claimants, the inability to commercialize its product candidates, and decreased demand for Liminatus’s product candidates, if approved for commercial sale.
Additionally, if one or more of Liminatus’s product candidates receives marketing approval, and Liminatus or others later identify undesirable side effects or adverse events caused by such products, a number of potentially significant negative consequences could result, including:
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regulatory authorities may withdraw approvals of such product and cause Liminatus to recall its products;

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regulatory authorities may require additional warnings on the label or impose a more restrictive, narrower indication for use of the agent;

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Liminatus may be required to change the way the product is administered or conduct additional clinical trials or post-approval studies;

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Liminatus may be required to create a REMS plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers, and/or other elements, such as boxed warning on the packaging, to assure safe use;

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Liminatus could be sued and held liable for harm caused to patients; and

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Liminatus’s reputation may suffer.

Any of these events could prevent Liminatus from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm Liminatus’s business, financial condition, results of operations, and growth prospects.
For any current and future clinical trials for Liminatus’s product candidates outside the United States, the FDA, EMA, and applicable foreign regulatory authorities may not accept data from such trials.
Liminatus conducts clinical trials outside the United States, and may choose to conduct future clinical trials outside the United States. The acceptance of study data from clinical trials conducted outside the United States or another jurisdiction by the FDA, EMA, or applicable foreign regulatory authority may be subject to certain conditions. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless the data are applicable to the United States population and United States medical practice, and the trials were performed by clinical investigators of recognized competence and pursuant to Good Clinical Practice (“GCP”) regulations. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory bodies have comparable approval requirements, including appropriate examination of the product in the country-specific population. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA,

EMA, or any applicable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA, EMA, or any applicable foreign regulatory authority does not accept such data, it may result in the need for additional trials, which would be costly and time-consuming and delay aspects of Liminatus’s business plan, and may result in its product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.
Obtaining and maintaining regulatory approval of Liminatus’s product candidates in one jurisdiction does not mean that it will succeed in obtaining regulatory approval of its product candidates in other jurisdictions.
Obtaining and maintaining regulatory approval of Liminatus’s product candidates in one jurisdiction does not guarantee that it will obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA, EMA, or comparable foreign regulatory authority grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing, and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials, as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that Liminatus intends to charge for its products is also subject to approval. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for Liminatus and could delay or prevent the introduction of its products in certain countries. If Liminatus or any partner it works with fails to comply with the regulatory requirements in international markets or fails to receive applicable marketing approvals, its target market will be reduced, and its ability to realize the full market potential of its product candidates will be harmed.
Even if Liminatus applies for and obtains accelerated approval or Breakthrough Therapy, Fast Track or other designation intended to expedite, facilitate or reduce the cost pursuing development or regulatory review or approval with the FDA or other regulatory authorities for any of Liminatus’s product candidates, there is no guarantee that such designation would lead to faster development, regulatory review, or approval, nor would it increase the likelihood that any such product candidate will receive marketing approval.
If a product candidate is intended for the treatment of a serious condition and nonclinical or clinical data demonstrates the potential to address unmet medical need for such condition or a substantial improvement over available therapy for such condition, a product candidate sponsor may apply for FDA Fast Track or Breakthrough Therapy designation, and there may be other priority designations available under various regulatory bodies. In the future, Liminatus may apply for such priority designation depending on the results of its clinical trials. Even though Liminatus may apply for and receive a Fast Track, Breakthrough Therapy or other priority designations, such priority designation does not ensure that it will receive marketing approval or that approval will be granted within any particular timeframe. Liminatus may not experience a faster development or regulatory review or approval process with the priority designation compared to conventional FDA procedures. In addition, the FDA may withdraw Fast Track or Breakthrough Therapy designation if it believes that the designation is no longer supported by data from Liminatus’s clinical development program. Fast Track or Breakthrough Therapy designation alone does not guarantee qualification for the FDA’s priority review procedures. Further, even if any of Liminatus’s products obtain Fast Track or Breakthrough Therapy designation, this may not lead to earlier regulatory approval or commercialization of its products due to the extensive and time-consuming steps necessary to obtain FDA approval and commercialize a product candidate.
Even if Liminatus obtains regulatory approval for a product candidate, its products will remain subject to extensive regulatory scrutiny.
If any of Liminatus’s product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy, and other post-market information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.
Manufacturers and manufacturers’ facilities are required to comply with extensive requirements imposed by the FDA, EMA, and comparable foreign regulatory authorities, including ensuring that quality control and manufacturing procedures conform to Good Manufacturing Practice (“GMP”) regulations. As such, Liminatus and its contract manufacturers will be subject to continual review and inspections to assess compliance with GMP and adherence to commitments made in any BLA, NDA, or Marketing Authorization Application (“MAA”). Accordingly, Liminatus and others with whom it works must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.
Any regulatory approvals that Liminatus receives for its product candidates will be subject to limitations on the approved indicated uses for which the product may be marketed and promoted or to the conditions of approval (including potentially the requirement to implement a Risk Evaluation and Mitigation Strategy), or contain requirements for potentially costly post-marketing testing. Liminatus will be required to report certain adverse reactions and production problems, if any, to the FDA, EMA, and comparable foreign regulatory authorities. Any new legislation addressing drug safety issues could result in delays in product development or commercialization, or increased costs to assure compliance. The FDA and other agencies, including the Department of Justice, closely regulate and monitor the post-approval marketing and promotion of products to ensure that they are manufactured, marketed, and distributed only for the approved indications and in accordance with the provisions of the approved labeling. Liminatus will have to comply with requirements concerning advertising and promotion for its products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, Liminatus may not promote its products for indications or uses for which it does not have approval. The holder of an approved BLA, NDA, or MAA must submit new or supplemental applications and obtain approval for certain changes to the approved product, product labeling, or manufacturing process. Liminatus could also be asked to conduct post-marketing clinical trials to verify the safety and efficacy of its products in general or in specific patient subsets. If original marketing approval was obtained via the accelerated approval pathway, Liminatus could be required to conduct a successful post-marketing clinical trial to confirm clinical benefit for its products. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval.
If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing, or labeling of a product, such regulatory agency may impose restrictions on that product or Liminatus, including requiring withdrawal of the product from the market. If Liminatus fails to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:
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issue warning letters that would result in adverse publicity;

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impose civil or criminal penalties;

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suspend or withdraw regulatory approvals;

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suspend any of its ongoing clinical trials;

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refuse to approve pending applications or supplements to approved applications submitted by Liminatus;

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impose restrictions on Liminatus’s operations, including closing its contract manufacturers’ facilities;

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seize or detain products; or

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require a product recall.

Any government investigation of alleged violations of law could require Liminatus to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect Liminatus’s ability to commercialize and generate revenue from its products. If regulatory sanctions are applied or if regulatory approval is withdrawn, this would significantly harm Liminatus’s business, financial condition, results of operations, and growth prospects.
Healthcare legislative measures aimed at reducing healthcare costs may have a material adverse effect on Liminatus’s business and results of operations.
Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act (“ACA”) was enacted, which, among other things, subjected biologic products to potential competition by lower-cost biosimilars, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate Program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and provided incentives to programs that increase the federal government’s comparative effectiveness research. Changes in the U.S. presidential administration could lead to repeal of or changes in some or all of the ACA and complying with any new legislation or reversing changes implemented under the ACA could be time-intensive and expensive, resulting in a material adverse effect on our business. Moreover, litigation over the ACA is likely to continue, with unpredictable and uncertain results. Until there is more certainty concerning the future of the ACA, it will be difficult to predict its full impact and influence on our business.
There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at containing or lowering the cost of healthcare. Liminatus cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:
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the demand for our products after obtaining any regulatory approval;

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Liminatus’s ability to receive or set a price that it believes is fair for its products;

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Liminatus’s ability to generate revenue and achieve or maintain profitability;

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the level of taxes that Liminatus is required to pay; and

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the availability of capital.

Liminatus expects that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, lower reimbursement and new payment methodologies. This could lower the price that Liminatus receives for any approved product. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent Liminatus from being able to generate sufficient revenue, attain profitability or commercialize its product candidates, if approved.
Liminatus’s employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
Liminatus is exposed to the risk of fraud, misconduct or other illegal activity by its employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and negligent conduct that fails to:
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comply with the laws of the FDA, EMA and other comparable foreign regulatory authorities;

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provide true, complete and accurate information to the FDA, EMA and other comparable foreign regulatory authorities;

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comply with manufacturing standards Liminatus has established;

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comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or

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report financial information or data accurately or to disclose unauthorized activities to Liminatus.

If Liminatus obtains FDA approval of any of its product candidates and begins commercializing those products in the United States, its potential exposure under such laws will increase significantly, and its costs associated with compliance with such laws are also likely to increase. In particular, research, sales, marketing, education and other business arrangements in the healthcare industry are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, educating, marketing and promotion, sales and commission, certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials, which could result in regulatory sanctions and cause serious harm to Liminatus’s reputation. Liminatus plans to adopt a code of business conduct and ethics, but it is not always possible to identify and deter misconduct by employees and third parties, and the precautions it takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against Liminatus, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of significant fines or other sanctions.
If Liminatus fails to comply with healthcare laws, it could face substantial penalties and its business, operations, and financial conditions could be adversely affected.
If Liminatus obtains FDA approval for any of its product candidates and begin commercializing those products in the United States, its operations will be subject to various federal and state fraud and abuse laws. The laws that may impact its operations include the following:
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The federal healthcare program anti-kickback statute (the “Anti-Kickback Statute”) prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering, or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, or recommendation of any good, facility, item, or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

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Federal civil and criminal false claims laws and civil monetary penalty laws, including the False Claims Act, impose criminal and civil penalties, including through civil actions, against individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other third-party payors that are false or fraudulent, or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the federal government. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation.

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The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing, or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters.

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and their respective implementing regulations, impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security, and transmission of individually identifiable health information without appropriate authorization.

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The federal Physician Payment Sunshine Act, created under the ACA, and its implementing regulations, require manufacturers of drugs, devices, biologicals, and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to the HHS under the Open Payments Program, information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

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Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers.

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Analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection, and unfair competition laws may apply to pharmaceutical business practices, including research, distribution, sales, and marketing arrangements, as well as submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers.

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State laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources.

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State laws also require drug manufacturers to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensations, and other remuneration, and items of value provided to healthcare professionals and entities.

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State and foreign laws also govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of Liminatus’s business activities could, despite its efforts to comply, be subject to challenge under one or more of such laws. Efforts to ensure that Liminatus’s business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that Liminatus business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against Liminatus, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid, and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of its operations, any of which could adversely affect its ability to operate its business and its results of operations. In addition, the approval and commercialization of any of Liminatus’s product candidates outside the United States will also likely subject it to foreign equivalents of the healthcare laws mentioned above, among other foreign laws. Further, achieving and sustaining compliance with applicable federal and state privacy, security, and fraud laws may prove costly.
If we or any clinical collaborators, CROs, contract manufacturers, or other contractors and suppliers that we engage fail to comply with environmental, health, and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.
We and any clinical collaborators, CROs, contract manufacturers, or other contractors and suppliers that we engage are subject to numerous federal, state, and local environmental, health and safety laws, regulations, and permitting requirements, including:

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those governing laboratory procedures;

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the generation, handling, use, storage, treatment and disposal of hazardous and regulated materials and wastes;

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the emission and discharge of hazardous materials into the ground, air and water; and

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employee health and safety.

Our operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Our operations also produce hazardous waste. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. Under certain environmental laws, we could be held responsible for costs relating to any contamination at our current or past facilities and at third-party facilities. We also could incur significant costs associated with civil or criminal fines and penalties.
Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our research, product development, and manufacturing efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Although we maintain workers’ compensation insurance to cover us for costs and expenses, we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty, and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Our business activities may be subject to the FCPA and similar anti-bribery and anti-corruption laws.
Our business activities may be subject to the Foreign Corrupt Practices Act (“FCPA”) and similar anti-bribery or anti-corruption laws, regulations, or rules of other countries in which we operate, including the U.K. Bribery Act. The FCPA generally prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, the researchers with whom we conduct clinical trials, and the healthcare providers who prescribe pharmaceuticals, are employed by their government, and the purchasers of pharmaceuticals are government entities. As a result, our dealings with these researchers, prescribers, and purchasers are subject to regulation under the FCPA. Recently the SEC and Department of Justice have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of our employees, agents, contractors or collaborators, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, the closing down of our facilities, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, and our business, prospects, operating results and financial condition.

Failure to comply with privacy and data protection laws, regulations, or contractual obligations could lead to government enforcement actions (which could include civil or criminal penalties), private disputes and litigation, and/or adverse publicity and could negatively affect our operating results and business.
We receive, generate, and store significant and increasing volumes of sensitive information, such as employee, personal, patient and collaborator data. In addition, we actively seek access to medical information, including patient data, through research and development partnerships and collaborations or otherwise. We have legal and contractual obligations regarding the protection of confidentiality and appropriate use of personal data. We and our partners may be subject to federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). These data protection laws and regulations continue to evolve and may result in ever-increasing public scrutiny and escalating levels of enforcement and sanctions and increased costs of compliance.
In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the FTC Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our partners, including during our clinical trials. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH, which establish privacy and security standards that limit the use and disclosure of individually identifiable health information and require the implementation of administrative, physical, and technological safeguards to protect the privacy of individually identifiable health information and ensure the confidentiality, integrity, and availability of electronic protected health information. Determining whether individually identifiable health information has been handled in compliance with applicable privacy standards and our contractual obligations can require complex factual and statistical analyses and may be subject to changing interpretation. Depending on the facts and circumstances, we could be subject to civil and criminal penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA. Enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. We cannot be sure how these regulations will be interpreted, enforced, or applied to our operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to our policies, procedures and systems. Failure to comply with any of these laws could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by customers and other affected individuals, damage to our reputation, and loss of goodwill (both in relation to existing and prospective customers), any of which could have a material adverse effect on our business, financial condition, results of operations, or prospects.
Although we take measures to protect sensitive data from unauthorized access, use or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance, or other malicious or inadvertent disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, manipulated, publicly disclosed, lost or stolen. Any such access, breach or other loss of information could result in legal claims or proceedings, and liability under federal or state laws that protect the privacy of personal information, such as HIPAA and HITECH, and regulatory penalties. Notice of breaches must be made to affected individuals, the Secretary of the HHS, and for extensive breaches, notice may need to be made to the media or State Attorneys General. Such a notice could harm our reputation and our ability to compete. The HHS has the discretion to impose penalties without attempting to resolve violations through informal means. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents. Although we have implemented security measures to prevent unauthorized access to patient data, such data is currently accessible through multiple channels, and there is no guarantee we can protect our data from breach. Unauthorized access, loss, or dissemination could also damage our reputation or disrupt our operations, including our ability to conduct our analyses, deliver test results, process claims and appeals, provide customer assistance, conduct research and development activities, collect, process and prepare company financial information, provide information about our tests and other patient and physician education and outreach efforts through our website, and manage the administrative aspects of our business.
We may collect, process, use or transfer personal information from individuals located in the European Union in connection with our business, including in connection with conducting clinical trials in the European Union. Additionally, if any of our product candidates are approved, we may seek to commercialize those products in the European Union. The collection and use of personal health data in the European Union are governed by laws, regulations, and directives, including the General Data Protection Regulation (EU) 2016/679 (“GDPR”). This legislation imposes requirements relating to having legal bases for processing personal information relating to identifiable individuals and transferring such information outside of the European Economic Area, including to the United States, providing details to those individuals regarding the processing of their personal information, keeping personal information secure, having data processing agreements with third parties who process personal information, responding to individuals’ requests to exercise their rights in respect of their personal information, reporting security breaches involving personal data to the competent national data protection authority and affected individuals, appointing data protection officers, conducting data protection impact assessments and record-keeping. This legislation imposes significant responsibilities and liabilities in relation to personal data that we process, and we may be required to put in place additional mechanisms ensuring compliance. In particular, with respect to cross-border transfers of personal data, judicial and regulatory developments in the European Union have created uncertainty. In a decision issued by the Court of Justice of the European Union (“CJEU”) on July 16, 2020, the CJEU invalidated one mechanism for cross-border personal data transfer, the EU-U.S. Privacy Shield, and imposed additional obligations on companies, including us, relying on standard contractual clauses (“SCCs”) issued by the European Commission for cross-border personal data transfers. The European Commission released new SCCs designed to address the CJEU concerns on June 4, 2021. We have undertaken certain efforts to conform transfers of personal data from the European Economic Area (“EEA”) to the United States to our understanding of current regulatory obligations and guidance of data protection authorities, but the CJEU’s decision, the revised SCCs, regulatory guidance and opinions, and other developments relating to cross-border data transfer may require us to implement additional contractual and technical safeguards for any personal data transferred out of the EEA, which may increase compliance costs, lead to increased regulatory scrutiny or liability, may require additional contractual negotiations, and may adversely impact our business, financial condition and operating results. Any actual or alleged failure to comply with the requirements of the GDPR or other laws, regulations, and directives of the member states of the European Union may result in substantial fines, other administrative penalties and civil claims being brought against us, which could have a material adverse effect on our business, financial condition and results of operations.
In addition, U.S. states are adopting new laws or amending existing laws and regulations, requiring attention to frequently changing regulatory requirements applicable to data related to individuals. For example, California has enacted the California Consumer Privacy Act (“CCPA”). The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined and which can include any of our current or future employees who may be California residents or any other California residents whose data we collect or process) and provide such residents new ways to opt out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. As we expand our operations and trials (both preclinical or clinical), the CCPA may increase our compliance costs and potential liability. Additionally, a new privacy law, the California Privacy Rights Act (CPRA), was approved by California voters in the election on November 3, 2020. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, and comes fully into force on January 1, 2023, with enforcement beginning July 1, 2023. The CPRA modifies the CCPA significantly, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. Additionally, other U.S. states continue to propose, and in certain cases adopt, privacy-focused legislation such as Colorado, Virginia, and Utah. Aspects of these state laws remain unclear, resulting in further uncertainty and potentially requiring us to modify our data practices and policies and to incur substantial additional costs and expenses in an effort to comply.

Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business. Moreover, patients about whom we or our partners obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.
If we or third parties fail to adequately safeguard confidential personal, employee, or patient data, or if such information or data are wrongfully used by us or third parties or disclosed to unauthorized persons or entities, our reputation could suffer and we could be subject to claims for damages or other liabilities, regulatory investigations and enforcement action, litigation, the imposition of fines or other penalties, and significant costs for remediation. Any of these risks could have a material adverse effect on our business, financial condition, results of operations, or prospects.
Risks Related to Liminatus’s Employee Matters, Managing Growth and Other Risks Related to Liminatus’s Business
Our success is highly dependent on our ability to attract, hire and retain highly skilled executive officers and employees.
Liminatus currently has a small team focused on research and development. Our ability to discover and develop any product candidates is dependent on our chemists. To succeed, we must recruit, hire, retain, manage and motivate qualified clinical, scientific, technical and management personnel, and we face significant competition for experienced personnel. Upon the closing of the Business Combination, Liminatus will be highly dependent on the principal members of its management and scientific and medical staff, particularly Mr. Chris Kim, our the President and Chief Executive Officer, Mr. Scott Dam, our Chief Financial Officer, Mr. Byong C Yoo, our Chief Science Officer, Mr. Sang-jin Daniel Lee, our Head of Research and Development, and Mr. Beom K. Choi, our Chief Technology Officer. If we do not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect our ability to execute our business plan and harm our operating results. In particular, the loss of one or more of Liminatus’s executive officers could be detrimental to Liminatus if it cannot recruit suitable replacements in a timely manner. We do not maintain “Key Person” insurance for any of our executives or other employees. Liminatus could in the future have difficulty attracting and retaining experienced personnel and may be required to expend significant financial resources in its employee recruitment and retention efforts.
Many of the other biotechnology companies that Liminatus competes against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than Liminatus does. They also may provide higher compensation, more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what Liminatus has to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can discover, develop and commercialize our product candidates will be limited and the potential for successfully growing our business will be harmed.
Liminatus’s scientific and clinical advisors and consultants typically will not enter into non-compete agreements with it. If a conflict of interest arises between their work for Liminatus and their work for another entity, Liminatus may lose their services. Furthermore, Liminatus’s advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with Liminatus’s. In particular, if Liminatus is unable to maintain consulting or employment relationships with its scientific founders and other scientific and clinical advisors and consultants, or if they provide services to Liminatus’s competitors, Liminatus’s development and commercialization efforts will be impaired and its business will be significantly harmed.
Many members of Liminatus’s management team will join our company upon the closing of the business combination and will need to be successfully integrated in order to effectively execute our business plan.
Certain members of Liminatus’s management team are currently employed by other entities. These management team members will not continue to serve at the other entities after the business combination and will join our company full time upon the closing of the business combination. Such executive officers will need to be successfully integrated in order to effectively execute our business plan and developmental strategies. Our management team has limited historical experience with our clients, our business and our industry and the process of transitioning our new members into our business is complex and time consuming. This may impact our ability to collectively respond to issues in a quick and efficient manner. If our management team is unable to develop a business strategy that can be executed in a successful manner, it could materially adversely impact our business and our revenue.
Liminatus has no employment agreements with its executive officers.
If we are unable to establish sales or marketing capabilities or enter into agreements with third parties to sell or market our product candidates after any approvals, we may not successfully sell or market our product candidates that obtain regulatory approval.
We currently do not have and have never had a marketing or sales team for the marketing, sales and distribution of any of our product candidates that may obtain regulatory approval in the future. In order to commercialize any product candidates, we must build marketing, sales, distribution, managerial, and other non-technical capabilities or make arrangements with third parties to perform these services for each of the territories in which we may have approval to sell or market our product candidates. We may not be successful in accomplishing these required tasks.
Establishing an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize our product candidates will be expensive and time-consuming, and will require significant attention of our executive officers to manage. Any failure or delay in the development of our internal sales, marketing, and distribution capabilities could adversely impact the commercialization of any of our product candidates that we obtain approval to market, if we do not have arrangements in place with third parties to provide such services on our behalf. Alternatively, if we choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems, we will be required to negotiate and enter into arrangements with such third parties relating to the proposed collaboration. If we are unable to enter into such arrangements when needed on acceptable terms, or at all, we may not successfully commercialize any of our product candidates that receive regulatory approval or any such commercialization may experience delays or limitations. If we are unable to successfully commercialize our approved product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.
Our international operations may expose us to business, regulatory, political, operational, financial, pricing, and reimbursement risks associated with doing business outside of the United States.
Our business strategy incorporates potential international expansion as we seek to obtain regulatory approval for, and commercialize, our current and any future product candidates in patient populations outside the United States. If our product candidates are approved, we may hire sales representatives and conduct physician and patient association outreach activities outside of the United States. Doing business internationally involves a number of risks, including:
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multiple, conflicting, and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits and licenses;

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failure by us to obtain and maintain regulatory approvals for the use of our products in various countries;

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rejection or qualification of foreign clinical trial data by the competent authorities of other countries;

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additional potentially relevant third-party patent rights;

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complexities and difficulties in obtaining protection and enforcing our intellectual property;

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difficulties in staffing and managing foreign operations;

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complexities associated with managing multiple payor reimbursement regimes, government payors, or patient self-pay systems;

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limits in our ability to penetrate international markets;

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financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products, and exposure to foreign currency exchange rate fluctuations;

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natural disasters, political and economic instability, including wars, terrorism, and political unrest, outbreak of disease, boycotts, curtailment of trade, and other business restrictions;

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certain expenses including, among others, expenses for travel, translation, and insurance; and

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regulatory and compliance risks that relate to anti-corruption compliance and record-keeping that may fall within the purview of the FCPA, its accounting provisions or its anti-bribery provisions, or provisions of anti-corruption or anti-bribery laws in other countries.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.
Risks Related to Liminatus’s Intellectual Property
The Business Combination may give counterparties to the license agreements to which we are party (or by which we are otherwise affected) the ability to exercise rights and remedies under such agreements which, if exercised, may have material adverse consequences.
There is ambiguity as to whether the transactions contemplated by the Business Combination, including the Liminatus Merger, may be considered a change of control under certain intellectual property and technology licenses that are important to our business, including the CD47 License with InnoBation, entitling the counterparty or beneficiary to exercise certain rights and remedies. If the Business Combination is deemed to be a change of control for purposes of these agreements, the counterparty or beneficiary could have the ability, depending on the arrangement, to, among other things, make Liminatus’ exclusive license to become a non-exclusive license, declare a breach of, or default under, any assignment provision or change of control provision of the agreements, or terminate the agreements, unless they otherwise provide consent to the deemed change of control. We have not obtained the consent of the counterparties or beneficiaries of such agreements with respect to the Business Combination. Receiving such consents is not a condition to the closing of the Business Combination and would not prevent the parties from consummating the Business Combination. We intend to enter into discussions with the counterparties where appropriate to seek a waiver under, or amendment of, the agreements to avoid or minimize any potential adverse consequences. We cannot assure you that we will be successful in avoiding or minimizing the adverse consequences which, individually or collectively, may have a material adverse effect on our ability to successfully develop and, if approved, commercialize our current and any future product candidates or implement our plans and strategies (which do not reflect the impact of any such adverse consequences, financial or otherwise), and we could be adversely affected.
Liminatus’s proprietary rights may not adequately protect our intellectual property and potential products, and if Liminatus cannot obtain adequate protection of its intellectual property and potential products, it may not be able to successfully market its potential products.
Liminatus’s commercial success will depend in part on obtaining and maintaining intellectual property protection for our products, formulations, processes, methods and other technologies. Liminatus will only be able to protect these technologies and products from unauthorized use by third parties to the extent that valid and enforceable intellectual property rights, including patents, cover them, or other market exclusionary rights apply. The patent positions of pharmaceutical companies, like Liminatus, can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The general environment for pharmaceutical patents outside the United States also involves significant uncertainty. Accordingly, we cannot predict the breadth of claims that may be allowed (if any are allowed at all) or enforced, or that the scope of these patent rights could provide a sufficient degree of future protection that could permit us to gain or keep our competitive advantage with respect to these products and technology. For example, we cannot predict:
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the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to make, use, sell, offer to sell or import competitive products without infringing our patents;

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if and when patents will issue;

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whether or not others will obtain patents claiming inventions similar to those covered by our patents and patent applications; or

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whether we will need to initiate or defend litigation or administrative proceedings in connection with patent rights, which may be costly whether we win or lose, and the outcome of which is unpredictable.

Changes in either the patent laws or in the interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property.
In addition, others may independently develop similar or alternative products and technologies that may be outside the scope of our intellectual property. Furthermore, others may have invented technology claimed by our patents before we or our licensors did so, and they may have filed patents claiming such technology before we did so, weakening our ability to obtain and maintain patent protection for such technology. Should third parties obtain patent rights to similar products or technology, this may have an adverse effect on our business.
We may also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. Trade secrets, however, are difficult to protect. While we believe that we will use reasonable efforts to protect our trade secrets, our own or our strategic partners’ employees, consultants, contractors or advisors may unintentionally or willfully disclose our information to competitors. Such disclosure could adversely affect our ability to prevent further disclosures of our trade secrets. We seek to protect this information, in part, through the use of non-disclosure and confidentiality agreements with employees, consultants, advisors and others. These agreements may be breached, and we may not have adequate remedies for a breach. In addition, we cannot ensure that those agreements will be enforceable, provide adequate protection for our trade secrets, know-how or other proprietary information, or prevent their unauthorized use or disclosure.
To the extent that consultants or key employees apply technological information independently developed by them or by others to our potential products, disputes may arise as to the proprietary rights in such information, which may not be resolved in our favor. Consultants and key employees who work with our confidential and proprietary technologies are required to assign all intellectual property rights in their discoveries to us. However, these consultants or key employees may terminate their relationship with us, and we cannot preclude them indefinitely from dealing with our competitors. If our trade secrets become known to competitors with greater experience and financial resources, the competitors may copy or use our trade secrets and other proprietary information in the advancement of their products, methods or technologies. If we were to prosecute a claim that a third party had illegally obtained and was using our trade secrets, it could be expensive and time consuming and the outcome could be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets than courts in the United States. Moreover, if our competitors independently develop equivalent knowledge, we would lack any legal or contractual claim to prevent them from using such information, and our business could be harmed.
If we are unable to obtain, maintain or protect intellectual property rights in any products that we develop or if the scope of the intellectual property protection obtained is not sufficiently broad, third parties could develop and commercialize products and technology similar or identical to ours, and we may not compete effectively in our market.
Our success depends in significant part on our and our licensors’ ability to obtain, maintain and protect patents and other intellectual property rights and operate without infringing, misappropriating, or otherwise violating the intellectual property rights of others. If we or our licensors are unable to obtain or maintain patent protection with respect to such inventions and technology, our business, financial condition, results of operations, and prospects could be materially harmed.
The patent prosecution process is expensive, time-consuming, and complex, and we and our current or future licensors may not prepare, file, prosecute, maintain, and enforce all necessary or desirable patent applications at a reasonable cost or in a timely manner. Patents may be invalidated and patent applications may not be granted for a number of reasons, including known and unknown prior art, deficiencies in the patent applications or the lack of novelty of the underlying inventions or technology. It is also possible that we or our current and future licensors will fail to identify patentable aspects of inventions made in the course of research, development and commercialization activities in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research, development, and commercialization activities, such as our employees, collaborators, CROs, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such activities before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, publications of discoveries in the scientific literature often lag behind actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we or our current or future licensors were the first to make the inventions claimed in our owned or any licensed patents or patent applications, or that we or our current or future licensors were the first to file for patent protection of such inventions.
The patent position of biotechnology companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our and our current or future licensors’ patent rights are highly uncertain. Our and our current or future licensors’ pending and future patent applications may not result in patents being issued which protect the technology or products we use, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Moreover, the patent examination process may require us or our current and future licensors to narrow the scope of the claims of our or our current and future licensors’ pending and future patent applications, which may limit the scope of patent protection that may be obtained. Additionally, the scope of patent protection can be reinterpreted after issuance. Even if our or our current or future licensors’ pending and future patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we apply for any products that we may develop may be challenged, narrowed, circumvented, or invalidated by third parties in court or in patent offices in the United States and abroad. Our licensors’ patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications, and then only to the extent the issued claims cover the technology. Our competitors or other third parties may also circumvent our licensor’s patents by developing similar or alternative technologies or products in a non-infringing manner.
We cannot assure you that we have found all of the potentially relevant prior art relating to our patents and patent applications. If such prior art exists, it can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if our patents do issue and even if such patents cover our product candidates, third parties may initiate oppositions, interferences, re-examinations, post-grant reviews, inter partes reviews, nullification or derivation actions in court or before patent offices, or similar proceedings challenging the inventorship, validity, enforceability or scope of such patents, which may result in the patent claims being narrowed or invalidated. An adverse determination in any such proceeding or litigation could reduce the scope of, or invalidate, the patent rights we own or license, allow third parties to commercialize the technology or products we use and compete directly with us, without payment to us.
Moreover, we, or our current or future licensors, may have to participate in interference or derivation proceedings declared by the United States Patent and Trademark Office (USPTO) to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge priority of invention or other features of patentability. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of the technology and product candidates we use. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Consequently, we do not know whether any of the technology or product candidates we use will be protectable or remain protected by valid and enforceable patents.
Because patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we or our current and future licensors were the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications on or before March 15, 2013, an interference proceeding in the United States can be initiated by such third parties to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. If third parties have filed such applications after March 15, 2013, a derivation proceeding in the United States can be initiated by such third parties to determine whether our invention was derived from theirs. Even where we have a valid and enforceable patent, we may not exclude others from practicing our invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license.
We may not protect our intellectual property rights throughout the world.
Filing, prosecuting, enforcing, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our or our current and future licensors’ intellectual property rights may not exist in some countries outside the United States or may be less extensive in some countries than in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we and our current and future licensors may not prevent third parties from practicing our and our current or future licensors’ inventions in all countries, or from selling or importing products made using our and our current or future licensors’ inventions in and into all jurisdictions. Competitors may use our and our current or future licensors’ technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we and our current and future licensors have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and our and our current or future licensors’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us and our current and future licensors to stop the infringement of our and our current or future licensors’ patents or marketing of competing products in violation of our and our current or future licensors’ intellectual property and proprietary rights generally. Proceedings to enforce our and our current or future licensors’ intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our and our current or future licensors’ efforts and attention from other aspects of our business, could put our and our current or future licensors’ patents at risk of being invalidated or interpreted narrowly, could put our and our current or future licensors’ patent applications at risk of not issuing, and could provoke third parties to assert claims against us or our current and future licensors. We or our current and future licensors may not prevail in any lawsuits that we or our current and future licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Some jurisdictions may refuse to honor intellectual property rights due to legislation or geopolitical reasons, such as Russia recently stating that it will not honor patent rights of companies from countries that have imposed sanctions on Russia in response to the war in Ukraine. Accordingly, our and our current and future licensors’ efforts to enforce intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or our current and future licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.
Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.
Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time-consuming, and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (Leahy-Smith Act), could increase those uncertainties and costs. The Leahy-Smith Act includes provisions that affect the way patent applications are prosecuted, redefine prior art, and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and may also affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. In addition, assuming that other requirements for patentability are met, prior to March 15, 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 15, 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on any issued patent or patent application are due to be paid to the USPTO and various government patent agencies outside of the United States in several stages over the lifetime of our owned or licensed patents and applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent lapse can, in some cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. If we or our current and future licensors fail to maintain the patents and patent applications covering our product candidates, our patent protection could be reduced or eliminated and our competitors might be better able to enter the market with competing products or technology, which could have a material adverse effect on our business, financial condition, results of operation, and prospects.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose the ability to continue the development and commercialization of our product candidates.
We are a party to a number of intellectual property and technology licenses that are important to our business. All assets are in-licensed. The CD 47 License originates with a Korean company InnoBation Bio Co. Ltd. If we, or our licensors, fail to comply with our, or their, obligations under these license agreements, including payment and diligence terms, or other specified events occur such as our insolvency or change of control, the licensors may have the right to terminate these agreements or may reduce or eliminate our rights under these agreements, in which event we may not develop, manufacture, market or sell any product that is covered by these agreements or may face other penalties under the agreements. Such an occurrence could adversely affect the value of the technology or product candidate being developed or licensed under any such agreement. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements, which may not be available to us on equally favorable terms, or at all, or cause us to lose our rights under these agreements, including our rights to intellectual property or technology important to our development programs.
Disputes may arise regarding intellectual property subject to a licensing agreement, including:
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the scope of rights granted under the license agreement and other interpretation-related issues;

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the extent to which the technology and processes we use infringe on intellectual property of the licensor that is not subject to the licensing agreement;

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the sublicensing of patent and other rights under our existing collaborative development relationships and any collaboration relationships we might enter into in the future;

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our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

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the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our current and future licensors and us; and

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the priority of invention of patented technology.

In addition, the agreements under which Liminatus licenses intellectual property or technology from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, result of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.
We may not succeed in obtaining necessary rights to any product candidates we may develop through acquisitions and in-licenses.
A third party may hold intellectual property, including patent rights, that are important or necessary to the development of our current or future product candidates. In order to avoid infringing these third-party patents, we may find it necessary or prudent to obtain licenses from such third-party intellectual property holders. Moreover, we may need to obtain additional licenses from our existing licensors and others to advance our research or allow commercialization of product candidates we may develop. In addition, with respect to any patents we may co-own with third parties, we may require licenses to such co-owners’ interest to such patents. However, we may be unable to secure such licenses or otherwise acquire or in-license any compositions, methods of use, processes, or other intellectual property rights from third parties that we identify as necessary for product candidates we develop. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. As a result, we may be unable to obtain any such licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be required to expend significant time and resources to redesign the technology we use, product candidates, or the methods for manufacturing them, or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates, which could harm our business, financial condition, results of operations, and prospects significantly. In addition, even if we obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Moreover, some of our owned and in-licensed patents and patent applications are, and may in the future be, co-owned with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may license their rights to other third parties, including our competitors, and such third parties could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.
Third parties may initiate legal proceedings against us alleging that we infringe, misappropriate, or otherwise violate their intellectual property rights, or we may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, the outcome of which would be uncertain and could have an adverse effect on the success of our business.
Our commercial success depends upon our ability to develop, manufacture, market and sell our product candidates and use our and our current or future licensors’ proprietary technologies without infringing, misappropriating, or otherwise violating the intellectual property rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Third parties may initiate legal proceedings against us or our current and future licensors alleging that we or our current and future licensors infringe, misappropriate, or otherwise violate their intellectual property rights. In addition, we or our current and future licensors may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, including in oppositions, interferences, reexaminations, inter partes reviews, or derivation proceedings in the United States or other jurisdictions. These proceedings can be expensive and time-consuming, and many of our or our current and future licensors’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our current and future licensors.
Third parties that currently hold patents, have patent applications pending or may submit patent applications in the future may allege that our product candidates, including our CD47 immune checkpoint inhibitor, infringe these patents. Parties making infringement, misappropriation, or other intellectual property claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from our business. In addition, even if we believe any third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of validity, enforceability, priority, or non-infringement. A court of competent jurisdiction could hold that such third-party patents are valid, enforceable, and infringed, which could materially and adversely affect our ability to commercialize any of our products or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such third-party U.S. patents in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. An unfavorable outcome could require us or our current and future licensors to cease using the related technology or developing or commercializing our product candidates, or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us or our current and future licensors a license on commercially reasonable terms or at all. Even if we or our current and future licensors obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us or our current and future licensors, and it could require us to make substantial licensing and royalty payments. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent. A finding of infringement, misappropriation, or other violation of third-party intellectual property could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar material adverse effect on our business, financial condition, results of operations, and prospects.
We may be subject to claims by third parties asserting that we or our employees, consultants, or advisors have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.
Many of our employees, consultants, and advisors, including our senior management, were previously employed at other biopharmaceutical companies, including our competitors or potential competitors. Some of these employees executed proprietary rights, non-disclosure, and/or non-competition agreements in connection with such previous employment. Although we try to ensure that our employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed confidential information or intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize the technology or products we use. Such a license may not be available on commercially reasonable terms, or at all. Even if we successfully prosecute or defend against such claims, litigation could result in substantial costs and distract management.
In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Our inability to protect our confidential information and trade secrets would harm our business and competitive position.
In addition to seeking patents for some of the technology and products we use, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. Trade secrets can be difficult to protect. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors, and other third parties. We also enter into confidentiality agreements with our employees and consultants. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not obtain adequate remedies for such breaches. Misappropriation or unauthorized disclosure of our trade secrets could significantly affect our competitive position and may have a material adverse effect on our business. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. Some courts both within and outside the United States may be less willing or unwilling to protect trade secrets. Furthermore, trade secret protection does not prevent competitors from independently developing substantially equivalent information and techniques and we cannot guarantee that our competitors will not independently develop substantially equivalent information and techniques. If a competitor lawfully obtained or independently developed any of our trade secrets, we would have no right to prevent such competitor from using that technology or information to compete with us. Failure on our part to adequately protect our trade secrets and our confidential information would harm our business and our competitive position.
Issued patents covering one or more of our product candidates or technologies could be found invalid or unenforceable if challenged in court.
To protect our competitive position, we may from time to time need to resort to litigation in order to enforce or defend any patents or other intellectual property rights owned by or licensed to us, or to determine or challenge the scope or validity of patents or other intellectual property rights of third parties. Enforcement of intellectual property rights is difficult, unpredictable, and expensive, and many of our or our licensors’ or collaboration partners’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our licensors or collaboration partners can. Accordingly, despite our or our licensors’ or collaboration partners’ efforts, we or our licensors or collaboration partners may not prevent third parties from infringing upon or misappropriating intellectual property rights we own or control, particularly in countries where the laws may not protect those rights as fully as in the European Union and the United States. We may fail in enforcing our rights — in which case our competitors may be permitted to use the technology we use without being required to pay us any license fees. In addition, however, litigation involving our patents carries the risk that one or more of our patents will be held invalid (in whole or in part, on a claim-by-claim basis) or held unenforceable. Such an adverse court ruling could allow third parties to commercialize our products, including our CD47 immune checkpoint inhibitor, and then compete directly with us, without payment to us.
If we or one of our licensors were to initiate legal proceedings against a third party to enforce a patent covering one of our products, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States or in Europe, defendant counterclaims alleging invalidity or unenforceability are commonplace. A claim for a validity challenge may be based on failure to meet any of several statutory requirements, for example, lack of novelty, obviousness, or non-enablement. A claim for unenforceability could involve an allegation that someone connected with prosecution of the patent withheld relevant information from the European Patent Office or the USPTO or made a misleading statement, during prosecution. Third parties may also raise similar claims before the USPTO or an equivalent foreign body, even outside the context of litigation. Potential proceedings include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover the technology we use or any product candidates that we may develop. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we or our licensing partners and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on one or more of our product candidates. Such a loss of patent protection could have a material adverse impact on our business, financial condition, results of operations, and prospects. Further, litigation could result in substantial costs and diversion of management resources, regardless of the outcome, and this could harm our business and financial results. Patents and other intellectual property rights also will not protect the technology we use if competitors design around the protected technology we use without infringing our patents or other intellectual property rights.
We may become involved in disputes or lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming, unsuccessful, and lead to challenges to our intellectual property ownership.
Competitors and other third parties may infringe, misappropriate, or otherwise violate our issued patents or other intellectual property or the patents or other intellectual property of our licensors, or we or our licensors may be required to defend against claims of infringement, misappropriation, or other violation.

In addition, our patents or the patents of our licensors may become involved in inventorship or priority disputes. Other disputes may arise related to intellectual property rights that we believe are derived from, or related to, our patents or technology.
To counter infringement, misappropriation, or other unauthorized use, we or our licensors may be required to negotiate a solution to such dispute or file infringement claims, either of which can be expensive and time-consuming. Any claims we or our licensors assert against perceived infringers could provoke these parties to assert counterclaims against us or our licensors alleging that we or our licensors infringe their patents or that our or our licensors’ patents are invalid or unenforceable. In a patent infringement proceeding, a court may decide that a patent of ours or one of our licensors’ is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our or our licensors’ patents do not cover the technology. An adverse result in any litigation proceeding could put one or more of our owned or licensed patents at risk of being invalidated, held unenforceable, or interpreted narrowly.
We may find it impractical or undesirable to enforce our intellectual property against some third parties. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.
Interference proceedings provoked by third parties or brought by us or declared by the USPTO or by an equivalent foreign body may be necessary to determine the priority of inventions with respect to our or our licensors’ patents or patent applications. If we or our licensors are unsuccessful in any interference proceedings to which we or they are subject, we may lose valuable intellectual property rights through the loss of one or more patents owned or licensed or our owned or licensed patent claims may be narrowed, invalidated, or held unenforceable. If we or our licensors are unsuccessful in any interference proceeding or other priority or inventorship dispute, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority of inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of the product candidates we may develop. The loss of exclusivity or narrowing of our owned or licensed patent claims could limit our ability to stop others from using or commercializing similar or identical technology and products.
Any of the foregoing intellectual property disputes or litigation could result in a material adverse effect on our business, financial condition, results of operations, or prospects.
Intellectual property litigation or proceedings could cause us to spend substantial resources and distract our personnel.
Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims could result in substantial costs and diversion of management resources, which could harm our business. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs or in-license needed technology or other product candidates. There could also be public announcements of the results of the hearing, motions or other interim proceedings or developments. If securities analysts or investors perceive those results to be negative, it could cause the price of shares of our common stock to decline. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Most of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to sustain the costs of complex patent litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not prevent third parties from infringing upon, misappropriating, or otherwise violating our intellectual property. Any of the foregoing events could harm our business, financial condition, results of operations, and prospects.

If we do not obtain patent term extension or data exclusivity for any product candidates we may develop, our business may be materially harmed.
Patents have a limited lifespan. Due to the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. filing date of a non-provisional patent application. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from competitive medications, including biosimilar or generic medications. At the time of the expiration of the relevant patents, the underlying technology covered by such patents can be used by any third party, including competitors. Although the patent term extensions under the Drug Price Competition and Patent Term Restoration Action of 1984 (Hatch-Waxman Act) in the United States may be available to extend the patent term, we cannot provide any assurances that any such patent term extension will be obtained and, if so, for how long.
Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates we may develop, one or more of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent term extension of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, we may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations, and prospects could be materially harmed.
If our trademark and tradenames are not adequately protected, then we may not build name recognition in our markets and our business may be adversely affected.
We cannot assure you that competitors will not infringe our future trademarks or that we will have adequate resources to enforce such trademarks. We cannot assure you that any future trademark applications that we will file will be approved. During trademark registration proceedings, we may receive rejections and although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in proceedings before the USPTO and in proceedings before comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. An opposition or cancellation proceeding may be filed against our trademarks and our trademarks may not survive such proceedings, which may force us to rebrand our name.
Intellectual property rights do not necessarily address all potential threats.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:
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others may make products that are similar to any product candidates we may develop or utilize similar technology but that are not covered by the claims of the patents that we license or may own in the future;

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others may independently develop similar or alternative technologies or duplicate any of the technologies we use without infringing our owned or licensed intellectual property rights;

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our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

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we may not develop additional proprietary technologies that are patentable; and

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we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Risks Related to Liminatus’s Dependence on Third Parties
Liminatus relies on third parties to conduct its clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research and studies.
Liminatus does not have the ability to independently conduct its clinical trials. Liminatus currently relies on third parties to conduct clinical trials of its product candidates, including ISTs sponsored by third parties; these third parties also include CROs, clinical data management organizations, medical institutions and clinical investigators. Liminatus expects to continue to rely upon third parties to conduct additional clinical trials of Liminatus’s product candidates. Third parties have a significant role in the conduct of Liminatus’s clinical trials and the subsequent collection and analysis of data. These third parties are not Liminatus’s employees, and except for remedies available to Liminatus under Liminatus’s agreements, Liminatus has limited ability to control the amount or timing of resources that any such third party will devote to Liminatus’s clinical trials. In some cases, these third parties may not provide Liminatus with information about the ongoing clinical trials on a timely basis. The third parties may also violate the terms of the agreements governing such clinical trials in various ways, including asserting intellectual property rights that contractually belong to Liminatus. Some of these third parties may terminate their engagements with Liminatus at any time. If Liminatus needs to enter into alternative arrangements, it would delay Liminatus’s drug development activities.
Liminatus’s reliance on these third parties for research and development activities will reduce Liminatus’s control over these activities but will not relieve Liminatus of its regulatory responsibilities. For example, Liminatus will remain responsible for ensuring that each of its clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires Liminatus to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. The EMA also requires Liminatus to comply with similar standards. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators, and trial sites. If Liminatus or any of its CROs fail to comply with applicable GCP requirements, the clinical data generated in Liminatus’s clinical trials may be deemed unreliable and the FDA, EMA, or comparable foreign regulatory authorities may require Liminatus to perform additional clinical trials before approving its marketing applications. Liminatus cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of Liminatus’s clinical trials comply with GCP regulations. In addition, Liminatus’s clinical trials must be conducted with product produced under current GMP regulations. Liminatus’s failure or the failure of the third parties Liminatus engages to comply with these regulations may require Liminatus to repeat clinical trials, which would delay the marketing approval process. Liminatus also is required to register certain ongoing clinical trials and post the results of certain completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in delays in being permitted to initiate patient recruitment at some trial sites, slowing the delivery of clinical trial data, which can lead to sanctions from scientific journals in which Liminatus would seek to publish its study results.
The third parties Liminatus relies on for these services may also have relationships with other entities, some of which may be Liminatus’s competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or conduct Liminatus’s clinical trials in accordance with regulatory requirements or Liminatus’s stated protocols, Liminatus will not obtain, or may be delayed in obtaining, marketing approvals for its product candidates and will not be able to, or may be delayed in its efforts to, successfully commercialize its product candidates.
Liminatus contracts with third parties for the production of Liminatus’s product candidates for preclinical studies, and expects to continue to do so for clinical trials and ultimately for commercialization and for additional product candidates. This reliance on third parties increases the risk that Liminatus will not have sufficient quantities of its product candidates or drugs or such quantities at an acceptable cost, which could delay, prevent, or impair Liminatus’s development or commercialization efforts.
Liminatus does not currently have the infrastructure or internal capability to manufacture its product candidates for use in clinical development and commercialization. Liminatus relies, and expects to continue to rely, on third-party manufacturers for the production of Liminatus’s product candidates in compliance with GMP requirements for clinical trials under the guidance of members of Liminatus’s organization.
The manufacture of small molecule therapeutics is complex. It is anticipated that during development from early clinical trials to commercialization that changes to the manufacturing process or analytical methods will occur. These changes carry the risk that the intended goals of such changes are not achievable and that further development work may be needed to reach these goals, which may delay Liminatus’s ability to meet clinical or commercial supply needs.
If Liminatus were to experience an unexpected loss of supply of its product candidates for any reason, whether as a result of manufacturing, supply, or storage issues or otherwise, Liminatus could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any pending or ongoing clinical trials. Replacement of Liminatus’s current manufacturers for each product would likely result in substantial delay and could interrupt Liminatus’s clinical trials if Liminatus had not previously obtained enough supply of its product candidates.
Liminatus expects to continue to rely on third-party manufacturers for the commercial supply of any of its product candidates for which Liminatus obtains marketing approval. Liminatus may be unable to maintain or establish required agreements with third-party manufacturers or to do so on acceptable terms. Even if Liminatus is able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:
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the possible failure of the third party to manufacture Liminatus’s product candidates according to its specifications;

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the possible failure of the third party to manufacture Liminatus’s product candidates according to Liminatus’s schedule, or at all, including if Liminatus’s third-party contractors give greater priority to the supply of other products over Liminatus’s product candidates or otherwise do not satisfactorily perform according to the terms of the agreements between Liminatus and them;

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the possible failure of Liminatus’s third-party manufacturer to procure raw materials from third-party suppliers and potential exposure to supply chain issues impacting delivery dates, quality, quantity and pricing of;

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raw materials, including due to the COVID-19 pandemic, which may result in additional costs and delays in production of clinical trial materials, commercial product and regulatory approvals;

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the possible termination or nonrenewal of agreements by Liminatus’s third-party contractors at a time that is costly or inconvenient for Liminatus;

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the possible breach by the third-party contractors of Liminatus’s agreements with them;

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the failure of third-party contractors to comply with applicable regulatory requirements;

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the possible mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active drug or placebo not being properly identified;

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the possibility of clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions, or, following approval by regulatory authorities, of drug supplies not being distributed to commercial vendors in a timely manner, resulting in lost sales; and

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the possible misappropriation of Liminatus’s proprietary information, including Liminatus’s trade secrets and know-how.

Liminatus does not have control over many aspects of the manufacturing process of and is dependent on its contract manufacturing partners for compliance with GMP regulations for manufacturing both active drug substances and finished drug products. Third-party manufacturers may not comply with GMP regulations or similar regulatory requirements outside of the United States. If Liminatus’s contract manufacturers cannot successfully manufacture material that conforms to Liminatus’s specifications and the strict regulatory requirements of the FDA, EMA, or others, they will not secure and/or maintain marketing approval for their manufacturing facilities. In addition, Liminatus does not have control over the ability of its contract manufacturers to maintain adequate quality control, quality assurance, and qualified personnel. If the FDA, EMA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of Liminatus’s product candidates or if it withdraws any such approval in the future, Liminatus may need to find alternative manufacturing facilities, which would significantly impact Liminatus’s ability to develop, obtain marketing approval for, or market Liminatus’s product candidates, if approved. Liminatus’s failure, or the failure of its third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on Liminatus, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions, and criminal prosecutions, any of which could significantly and adversely affect supplies of Liminatus’s drugs and harm its business and results of operations.
Liminatus’s current and anticipated future dependence upon others for the manufacture of its product candidates or drugs may adversely affect its future profit margins and its ability to commercialize any drugs that receive marketing approval on a timely and competitive basis.
Liminatus may not gain the efficiencies it expects from further scale-up of manufacturing of its product candidates, and Liminatus’s third-party manufacturers may be unable to successfully scale up manufacturing in sufficient quality and quantity for Liminatus’s product candidates, which could delay or prevent the conducting of Liminatus’s clinical trials or the development or commercialization of Liminatus’s other product candidates.
Liminatus expects that third-party manufacturers will manufacture Liminatus’s product candidates at a scale and on a timeline that is sufficient for Liminatus to conduct its future clinical trials and, if Liminatus receives marketing approval, to commercialize Liminatus’s product candidates for the indications Liminatus is currently targeting. However, Liminatus may consider increasing the batch scale to gain cost efficiencies. If Liminatus’s current manufacturer or any other manufacturer Liminatus uses is unable to scale-up the manufacture of Liminatus’s product candidates at such time, Liminatus may not gain such cost efficiencies and may not realize the benefits that would typically be expected from further scale-up of manufacturing. In addition, quality or other technical issues may arise during scale-up activities. If Liminatus’s third-party manufacturers are unable to successfully scale up the manufacture of Liminatus’s product candidates in sufficient quality and quantity, the development, testing and clinical trials of that product candidate may be delayed or become infeasible, and marketing approval or commercial launch of any resulting product may be delayed or not obtained, which could significantly harm Liminatus’s business.
Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.
As product candidates progress through preclinical and late-stage clinical trials to marketing approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield, manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause Liminatus’s product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. The FDA may not approve Liminatus’s third-party manufacturers’ processes or facilities. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of Liminatus’s product candidates, and jeopardize its ability to commercialize its product candidates and generate revenue.

Liminatus has and may in the future enter into additional agreements with third parties under which those parties have or will be granted a license to develop product candidates. If any such programs are not successful or if disputes arise related to such programs, Liminatus may not realize the full commercial benefits from such programs.
A pipeline of several product candidates may be licensed to third parties, including larger global biopharmaceutical companies and mid-sized regional or China-focused companies. Liminatus’s likely counterparties for future licensing and collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies, and biotechnology companies. Such arrangements generally allow the licensing parties to control the amount and timing of resources that they dedicate to the development or potential commercialization of any product candidates they develop from the technology Liminatus has licensed to them, subject to any territorial or field of use restrictions in the license.
Liminatus typically negotiates milestone payments and royalty fees from its licensees that will require various levels of success with their product candidate development program in order for Liminatus to generate revenue from them. Liminatus’s ability to generate revenue from these licensing arrangements will depend on Liminatus’s counterparties’ abilities to successfully develop and commercialize the product candidates they are developing. Liminatus cannot predict the success of any licensing program that Liminatus enters into or whether such program will lead to any meaningful milestone or royalty revenue to Liminatus.
Licensing programs involving third-party development of product candidates derived from Liminatus’s licensed technology pose the following risks to Liminatus:
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counterparties generally have significant discretion, if not total control, in determining the efforts and resources that they will apply to these development efforts;

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counterparties may not properly or adequately obtain, maintain, enforce, or defend intellectual property or proprietary rights relating to Liminatus’s intellectual property or may use Liminatus’s proprietary information in such a way as to expose Liminatus to potential litigation or other intellectual property-related proceedings, including proceedings challenging the scope, ownership, validity, and enforceability of Liminatus’s intellectual property;

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counterparties may own or co-own with Liminatus intellectual property covering their product candidates, and, in such cases, Liminatus typically will not have the exclusive right to commercialize such intellectual property or their product candidates based on the terms of the licensing agreement;

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Liminatus may need the cooperation of these counterparties to enforce or defend any intellectual property Liminatus contributes to the program;

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counterparties typically will control the interactions with regulatory authorities related to their product candidates, which may impact Liminatus’s ability to obtain and maintain regulatory approval of its own product candidates;

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disputes may arise between the counterparties and Liminatus that result in the delay or termination of the research, development, or commercialization of Liminatus’s product candidates or research programs or that result in costly litigation or arbitration that diverts management attention and resources;

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counterparties may decide to not pursue development and commercialization of any product candidates that are derived from Liminatus’s licensed technology, or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the counterparties’ strategic focus or available funding or external factors such as an acquisition that diverts resources or creates competing priorities, or counterparties may elect to fund or commercialize a competing product;

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counterparties could independently develop, or develop with third parties, products that compete directly or indirectly with Liminatus’s product candidates or research programs if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Liminatus’s;

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counterparties may not commit sufficient resources to the marketing and distribution of their product candidates, resulting in lower royalties to Liminatus;

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counterparties may grant sublicenses to Liminatus’s technology or undergo a change of control, and the sublicensees or new owners may decide to pursue a strategy with respect to the program which is not in Liminatus’s best interest;

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counterparties may become bankrupt, which may significantly delay Liminatus’s research or development programs, or may cause Liminatus to lose access to valuable technology, know-how, or intellectual property of the counterparty relating to Liminatus’s technology in relation to the terms of the licensing agreement;

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if these counterparties do not satisfy their obligations under Liminatus’s agreements with them, or if they terminate Liminatus’s licensing agreements with them, Liminatus may be adversely impacted; and

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licensing agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all.

There can be no assurance that any of Liminatus’s pending in-licensed patent applications will be approved and patents issue. Furthermore, there can be no assurance that Liminatus will benefit from any patent term extension or favorable adjustments to the term of any of Liminatus’s in-licensed issued patents or patents that are issued in the future. The applicable authorities, including the FDA, may not agree with Liminatus’s assessment of whether such patent term extensions should be granted, and, if granted, they may grant more limited extensions than Liminatus requests. Liminatus also relies upon know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain Liminatus’s competitive position. Liminatus seeks to protect Liminatus’s proprietary information, in part, using confidentiality and invention assignment agreements with Liminatus’s commercial partners, collaborators, employees, and consultants. These agreements are designed to protect Liminatus’s proprietary information and, in the case of invention assignment agreements, to grant Liminatus ownership of technologies that are developed through a relationship with an employee or a third party. These agreements may be breached, and Liminatus may not have adequate remedies for any such breach. To the extent that Liminatus’s commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for Liminatus, disputes may arise as to the rights in related or resulting know-how and inventions.
Many of the risks relating to product development, intellectual property, regulatory approval, and commercialization described in this “Risk Factors” section also apply to the activities of Liminatus’s licensees and any negative impact on these counterparties and their product development programs may adversely affect Liminatus.
If Liminatus seeks to establish additional collaborations, but are unable to do so, Liminatus may have to alter its development and commercialization plans.
Liminatus’s drug development programs and the potential commercialization of Liminatus’s product candidates will require substantial additional cash to fund expenses. Liminatus may seek to selectively form collaborations to expand its capabilities, potentially accelerate research and development activities, and provide for commercialization activities by third parties.
Liminatus faces significant competition in seeking appropriate collaborators. Whether Liminatus reaches a definitive agreement for a collaboration will depend, among other things, upon Liminatus’s assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA, EMA, or comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing drugs, the existence of uncertainty with respect to Liminatus’s ownership of intellectual property and industry and market conditions generally. The potential collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with Liminatus for Liminatus’s product candidate.
Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. Even if Liminatus successfully enters into a collaboration, the terms and conditions of that collaboration may restrict Liminatus from entering into future agreements on certain terms with potential collaborators.
If and when Liminatus seeks to enter into collaborations, Liminatus may not negotiate collaborations on a timely basis, on acceptable terms, or at all. If Liminatus is unable to do so, Liminatus may have to curtail the development of a product candidate, reduce or delay its development program or one or more of Liminatus’s other development programs, delay its potential commercialization, or reduce the scope of any sales or marketing activities, or increase Liminatus’s expenditures and undertake development or commercialization activities at Liminatus’s own expense.
If Liminatus engages in acquisitions or strategic partnerships or collaborations, this may increase Liminatus’s capital requirements, dilute Liminatus’s stockholders, cause Liminatus to incur debt or assume contingent liabilities, and subject Liminatus to other risks.
Liminatus may evaluate various acquisition opportunities and strategic partnerships or collaborations, including licensing or acquiring complementary products, intellectual property rights, technologies or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:
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exposure to unknown liabilities;

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increased operating expenses and cash requirements;

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the assumption of additional indebtedness or contingent liabilities;

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the issuance of Liminatus’s equity securities;

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assimilation of operations, intellectual property, and products of an acquired company, including costs and difficulties associated with integrating new personnel;

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the diversion of Liminatus’s management’s attention from Liminatus’s existing product programs and initiatives in pursuing such a strategic merger or acquisition;

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retention of key employees, the loss of key personnel, and uncertainties in Liminatus’s ability to maintain key business relationships;

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impairment of relationships with key collaborators and other counterparties of any acquired businesses due to changes in management and ownership;

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risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and marketing approvals; and

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Liminatus’s inability to generate revenue from acquired technology and/or products sufficient to meet Liminatus’s objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if Liminatus undertakes acquisitions, Liminatus may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses, and acquire intangible assets that could result in significant future amortization expense. Moreover, Liminatus may not locate suitable acquisition opportunities, and this inability could impair Liminatus’s ability to grow or obtain access to technology or products that may be important to the development of Liminatus’s business.
Other General Risks Applicable to Liminatus
The COVID-19 pandemic could adversely impact Liminatus’s business including Liminatus’s ongoing and planned clinical trials and preclinical research.
In December 2019, COVID-19 was reported to have surfaced in Wuhan, China. Since then, the virus has spread across the world, including all 50 states within the United States, resulting in the World Health

Organization characterizing COVID-19 as a pandemic. Variants of COVID-19, including most recently the Omicron variant, have caused waves of increased infections during the pandemic and future variants could cause additional waves of increased infections. As a result of measures imposed by the governments in affected regions, many commercial activities, businesses and schools have been affected by quarantines and other measures intended to contain the pandemic and subsequent variants of the COVID-19 virus. The extent to which the COVID-19 pandemic ultimately impacts Liminatus’s business will depend on future developments, which are highly uncertain and cannot be predicted, such as the duration of the outbreak, including current and subsequent variants of COVID-19, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease and to address its impact, including on financial markets or otherwise. As the COVID-19 pandemic continues, Liminatus may experience disruptions that could severely impact Liminatus’s business, current and planned clinical trials and preclinical research, including:
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delays or difficulties in enrolling and retaining subjects, including elderly subjects, who are at a higher risk of severe illness or death from COVID-19, in Liminatus’s ongoing clinical trials and Liminatus’s future clinical trials;

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delays or difficulties in clinical site initiation, including due to difficulties in staffing and recruiting at clinical sites;

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difficulties interpreting data from Liminatus’s clinical trials due to the possible effects of COVID-19 on subjects;

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diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as Liminatus’s clinical trial sites and hospital staff supporting the conduct of clinical trials;

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interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others;

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limitations in resources, including Liminatus’s employees, that would otherwise be focused on the conduct of Liminatus’s business or its current or planned clinical trials or preclinical research, including because of sickness, the desire to avoid contact with large groups of people, or restrictions on movement or access to Liminatus’s facility as a result of government-imposed “shelter in place” or similar working restrictions;

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interruptions, difficulties or delays arising in Liminatus’s existing operations and company culture as a result of some or all of Liminatus’s employees working remotely, including those hired during the COVID-19 pandemic;

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delays in receiving approval from regulatory authorities to initiate Liminatus’s clinical trials;

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interruptions in preclinical studies due to restricted or limited operations at the CROs conducting such studies;

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interruptions or delays in the operations of the FDA or other domestic or foreign regulatory authorities, which may impact review and approval timelines;

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delays in receiving the supplies, materials and services needed to conduct clinical trials and preclinical research;

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changes in regulations as part of a response to the COVID-19 pandemic which may require Liminatus to change the ways in which Liminatus’s clinical trials are conducted, which may result in unexpected costs or require Liminatus to discontinue the clinical trial altogether;

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interruptions or delays to Liminatus’s development pipeline;

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delays in necessary interactions with regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government or contractor personnel; and

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refusal of the FDA to accept data from clinical trials in affected geographies outside of the United States.

The COVID-19 pandemic continues to pose a threat on Liminatus’s ability to effectively conduct Liminatus’s business operations as planned and there can be no assurance that Liminatus will avoid a material impact on Liminatus’s business from the spread of COVID-19 or its consequences, including disruption to Liminatus’s business and downturns in business sentiment generally or in Liminatus’s industry or due to shutdowns that may be requested or mandated by federal, state and local governmental authorities.
Additionally, certain third parties with whom Liminatus engages or may engage, including collaborators, contract organizations, third-party manufacturers, suppliers, clinical trial sites, regulators and other third parties are similarly adjusting their operations and assessing their capacity in light of the COVID-19 pandemic. If these third parties experience shutdowns or continued business disruptions, Liminatus’s ability to conduct its business in the manner and on the timelines presently planned could be materially and negatively impacted. For example, as a result of the COVID-19 pandemic, there could be delays in the procurement of materials or manufacturing supply chains for one or more of Liminatus’s product candidates, which could delay or otherwise impact Liminatus’s preclinical studies and Liminatus’s planned clinical trials. Additionally, all of Liminatus’s preclinical studies are conducted by CROs, which could be discontinued or delayed as a result of the pandemic. It is also possible that the disproportionate impact of COVID-19 on hospitals and clinical sites will have an impact on recruitment and retention for Liminatus’s planned clinical trials. CROs have also made certain adjustments to the operation of such trials in an effort to ensure the monitoring and safety of patients and minimize risks to trial integrity during the pandemic in accordance with the guidance issued by the FDA and may need to make further adjustments in the future that could impact the timing or enrollment of Liminatus’s clinical trials. These adjustments may not be effective, may increase costs and may have unforeseen effects on the enrollment, progress and completion of these trials and the findings from these trials. While Liminatus is currently continuing Liminatus’s clinical trials and preclinical studies, Liminatus may experience delays in the completion of Liminatus’s clinical trials, preclinical activities and subject enrollment, may need to suspend Liminatus’s clinical trials and may encounter other negative impacts to such trials due to the effects of the COVID-19 pandemic.
Further, as a result of the COVID-19 pandemic, the extent and length of which is uncertain, Liminatus may be required to develop and implement additional clinical trial policies and procedures designed to help protect subjects from the COVID-19 virus, which may include using telemedicine visits, remote monitoring of subjects and clinical sites and measures to ensure that data from clinical trials that may be disrupted as a result of the pandemic are collected pursuant to the study protocol and consistent with GCPs. Subjects who may miss scheduled appointments, any interruption in study drug supply, or other consequences that may result in incomplete data being generated during a clinical trial as a result of the pandemic must be adequately documented and justified. For example, in March 2020, the FDA issued guidance, which the FDA subsequently updated, on conducting clinical trials during the pandemic, which describes a number of considerations for sponsors of clinical trials impacted by the pandemic, including the requirement to include in the clinical trial report contingency measures implemented to manage the trial, and any disruption of the trial as a result of the COVID-19 pandemic; a list of all subjects affected by the COVID-19-pandemic related study disruption by unique subject identifier and by investigational site and a description of how the individual’s participation was altered; and analyses and corresponding discussions that address the impact of implemented contingency measures (e.g., participant discontinuation from investigational product and/or study, alternative procedures used to collect critical safety and/or efficacy data) on the safety and efficacy results reported for the clinical trial. In June 2020, the FDA also issued guidance on good manufacturing practice considerations for responding to COVID-19 infection in employees in drug product manufacturing, including recommendations for manufacturing controls to prevent contamination of drugs.
The COVID-19 pandemic continues to rapidly evolve. While the extent of the impact of the COVID-19 pandemic on Liminatus’s business and financial results is uncertain, a continued and prolonged public health crisis such as the COVID-19 pandemic could have a material negative impact on Liminatus’s business, financial condition and operating results.
To the extent the COVID-19 pandemic adversely affects Liminatus’s business and financial results, it may also have the effect of heightening many of the other risks described in this section and in this “Risk Factors” section.

Liminatus’s internal computer systems, or those used by Liminatus’s third-party research institution collaborators, other contractors, or consultants, may fail or suffer other breakdowns, cyberattacks or information security breaches that could compromise the confidentiality, integrity and availability of such systems and data, result in material disruptions of Liminatus’s development programs and business operations, risk disclosure of confidential, financial or proprietary information, and affect Liminatus’s reputation.
Despite the implementation of security measures, Liminatus’s internal computer systems or those used by Liminatus’s third-party research institution collaborators, other contractors, or consultants, may be vulnerable to damage from computer viruses and unauthorized access. As the cyber-threat landscape evolves, attacks are growing in frequency, sophistication, and intensity, and are becoming increasingly difficult to detect. These risks are increased given the recent work from home arrangements because of the COVID-19 pandemic and the threats of Russian cyberattacks in response to the war in Ukraine. Such attacks could include the use of key loggers or other harmful and virulent malware, including ransomware or other denials of service, and can be deployed through malicious websites, the use of social engineering, and/or other means. If a breakdown, cyberattack, or other information security breach were to occur and cause interruptions in Liminatus’s operations, it could result in a misappropriation of confidential information, including Liminatus’s intellectual property or financial information, and a material disruption of Liminatus’s development programs and Liminatus’s business operations. For example, the loss of clinical trial data from completed, ongoing, or future clinical trials could result in delays in Liminatus’s regulatory approval efforts and significantly increase Liminatus’s costs to recover or reproduce the data. Likewise, Liminatus relies on Liminatus’s third-party research institution collaborators for research and development of Liminatus’s product candidates and other third parties for the manufacture of Liminatus’s product candidates and to conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on Liminatus’s business. To the extent that any disruption or security breach were to result in a loss of, or damage to, Liminatus’s data or systems, or inappropriate disclosure of confidential, financial, or proprietary information, including data related to Liminatus’s personnel, Liminatus could incur liability or risk disclosure of confidential, financial, or proprietary information, and the further development and commercialization of Liminatus’s product candidates could be delayed. There can be no assurance that Liminatus and Liminatus’s business counterparties will be successful in efforts to detect, prevent, or fully recover systems or data from all breakdowns, service interruptions, attacks, or breaches of systems that could adversely affect Liminatus’s business and operations and/or result in the loss of critical or sensitive data, which could result in financial, legal, business, or reputational harm to Liminatus.
Business disruptions could seriously harm Liminatus’s future revenue and financial condition and increase Liminatus’s costs and expenses.
Liminatus’s operations, and those of Liminatus’s third-party research institution and pharmaceutical company collaborators, manufacturers, and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical or public health crises, such as the COVID-19 pandemic, and other natural or man-made disasters or business interruptions, including terrorism and war. In addition, for some of Liminatus’s clinical trials, Liminatus relies on third-party research institution collaborators for conducting research and development of Liminatus’s product candidates, and they may be affected by government shutdowns or withdrawn funding. The occurrence of any of these business disruptions could seriously harm Liminatus’s operations and financial condition and increase Liminatus’s costs and expenses. Liminatus relies on third-party manufacturers to produce and process its product candidates. Liminatus’s ability to obtain clinical supplies of Liminatus’s product candidates could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption.
Damage or extended periods of interruption to Liminatus’s office, development or research facilities due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause Liminatus to cease or delay development of some or all of Liminatus’s product candidates. Although Liminatus maintains customary insurance coverage, Liminatus’s insurance might not cover all losses under such circumstances and Liminatus’s business may be seriously harmed by such delays and interruption.
In February 2022, Russia commenced a war against Ukraine. The sanctions announced by the U.S. and other countries against Russia as a result include restrictions on selling or importing goods, services, or technology in or from affected regions and travel bans and asset freezes impacting connected individuals and political, military, business, and financial organizations in Russia. The United States and other countries could impose wider sanctions and take other actions should the conflict further escalate. It is not possible to predict the broader consequences of this conflict, which could include further sanctions, embargoes, regional instability, threats of cyberattacks, prolonged periods of higher inflation, geopolitical shifts, and adverse effects on macroeconomic conditions, currency exchange rates, and financial markets, all of which could have a material adverse effect on Liminatus’s business, financial condition, and results of operations.
Any legal proceedings or claims against Liminatus could be costly and time-consuming to defend and could harm Liminatus’s reputation regardless of the outcome.
Liminatus may in the future become subject to legal proceedings and claims that arise in the ordinary course of business, including intellectual property, collaboration, licensing agreement, product liability, employment, class action, whistleblower and other litigation claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause Liminatus to incur significant expenses or liability, or require Liminatus to change its business practices. In addition, the expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change, and could adversely affect Liminatus’s financial condition and results of operations. Because of the potential risks, expenses, and uncertainties of litigation, Liminatus may, from time to time, settle disputes, even where Liminatus has meritorious claims or defenses, by agreeing to settlement agreements. Any of the foregoing could adversely affect Liminatus’s business, financial condition, and results of operations.
Risks Related to Iris and the Nature of its Business
Risks Related to Iris’s Liquidity and Capital Resources
As of September 30, 2024, Iris had $358,181 in its operating bank account, outside of the Trust Account. Over the next several months, Iris will be using these funds to complete the proposed Business Combination. Iris anticipates that in order to fund its working capital requirements, it will need to use all of the remaining funds not held in trust and the interest earned on the funds held in the Trust Account, which can only be used to pay franchise taxes. Iris may need to raise additional capital through loans or additional investments from the Sponsor, its management team or other third parties. Neither the Sponsor, members of our management team nor any of their affiliates are under any obligation to advance funds to, or invest in, Iris. Accordingly, Iris may not be able to obtain additional financing. If Iris is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a business combination. Iris cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Iris has no operating revenues, and had a working capital deficit of $7,141,435 as of September 30, 2024. These conditions raise substantial doubt about Iris’s ability to continue as a going concern. To assist in meeting the Company’s ongoing working capital needs, Liminatus agreed to provide us with a series of advances from the proceeds of the business combination to be received by Liminatus at the closing of the business combination. The amount of each advance will be determined on an ongoing case-by-case basis through the closing of the business combination. We received the first advance on August 2, 2023, in the amount of $250,000, and the second advance in the amount of $100,000 on September 11, 2023. On November 27, 2023, December 11, 2023, December 21, 2023, January 5, 2024, April 2, 2024, May 7, 2024, May 13, 2024, June 3, 2024, August 1, 2024, August 29, 2024 and November 1, 2024, we obtained additional advances under the Liminatus unsecured promissory note totaling $3,068,500, which resulted in a total outstanding principal balance of $3,418,500. The Company and Liminatus have finalized formal repayment terms in a promissory note dated October 4, 2023, as amended. Pursuant to the promissory note, the principal balance of the note will be due at the closing of the Business Combination. Interest on the promissory note is compounded annually, and accrues on each unpaid advance made under the promissory note at the rate of 5% per annum. Neither we, nor the Sponsor or its affiliates, have agreed to issue or transfer any equity in consideration for such advances. Any advances to us by Liminatus on the proceeds of the business combination will have the effect of reducing the amount of capital that would otherwise have been available to Liminatus to fund its business plans after the business combination and may cause Liminatus to need to raise capital sooner than if the advances had not been agreed to, and any such capital raising could be dilutive to stockholders who do not redeem their shares of common stock.
If Iris is unable to complete the Business Combination or another business combination or amend the Iris Certificate of Incorporation by stockholder approval by March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board), Iris will cease all operations except for the purpose of winding up, redeeming the public shares and, subject to the approval of its remaining stockholders and the Iris Board, liquidating and dissolving. In such event, third parties may bring claims against Iris and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than approximately $10.00 per share.
Under the terms of the Iris Certificate of Incorporation, as amended, Iris must complete the Business Combination or another business combination or amend the Iris Certificate of Incorporation by stockholder approval by March 31, 2025 (subject to an additional three month extension at the discretion of the Board), or Iris must: cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of all applicable taxes payable from the Trust Account and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Iris’s remaining stockholders and the Iris Board, liquidate and dissolve, subject, in each case, to Iris’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, third parties may bring claims against Iris. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Iris’s public stockholders. Therefore, the per-share distribution from the Trust Account in such a situation may be less than approximately $10.00 to Iris public stockholders, due to such claims.
Additionally, if Iris is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Iris otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Iris may not be able to return to its public stockholders at least approximately $10.00 per share.
Iris’s initial stockholders and management team have agreed to vote in favor of the Business Combination, regardless of how Iris’s public stockholders vote.
The Iris Certificate of Incorporation provides that, if we seek stockholder approval of a business combination, such business combination will be approved if we receive the affirmative vote of a majority of the shares voted at such meeting, including the Founder Shares. Iris’s initial stockholders and management team have agreed to vote any Iris shares owned by them in favor of the proposed Business Combination, including the Business Combination Agreement and the Business Combination Proposal. As of September 30, 2024, Iris’s initial stockholders held 98% of the outstanding voting power of Iris common stock.
Given the 6,900,000 Founder Shares, Iris would need none of the public shares sold in the initial public offering to be voted in favor of the Business Combination in order to have the Business Combination approved. Accordingly, if Iris seeks stockholder approval of the Business Combination, the agreement by our initial stockholders and management team to vote their Founder Shares will insure the likelihood that Iris will receive the requisite stockholder approval for the Business Combination.
Iris’s stockholders may be held liable for claims by third parties against Iris to the extent of distributions received by them.
If Iris is unable to complete the Business Combination or another business combination within the required time period, Iris will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of all applicable taxes payable from the Trust Account and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Iris’s remaining stockholders and the Iris Board, liquidate and dissolve, subject, in each case, to Iris’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Iris cannot assure you that it will properly assess all claims that may be potentially brought against Iris. As such, Iris’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Iris cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Iris.
If Iris is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Iris’s stockholders. Furthermore, because Iris intends to distribute the proceeds held in the Trust Account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Iris Board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and Iris to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Iris cannot assure you that claims will not be brought against it for these reasons.
We have identified a material weakness in our internal control over financial reporting as of December 31, 2023. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
We identified a material weakness in our internal control over financial reporting. We identified a material weakness in our controls over financial reporting as of December 31, 2023 related to the Company’s accounting for complex financial instruments. Such material weakness was evidenced by errors and subsequent restatements of previously issued financial statements related to the Company’s accounting for warrants and common stock subject to possible redemption. This material weakness remains unremediated at September 30, 2024.
An additional material weakness in internal control over financial reporting with respect to our income tax accounting was identified; specifically, the absence of a control to identify, reconcile and properly account for differences between our book income tax provision and the amount of tax per income tax returns.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the identified material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
Risks Related to the Business Combination
The Sponsor and Iris’s current directors and executive officers and their affiliates own Founder Shares and warrants that will be worthless (other than with respect to public shares they may have acquired during or after Iris’s initial public offering) and may incur reimbursable expenses that may not be reimbursed or repaid if the transactions are not approved. Such interests may have influenced their decision to approve the Business Combination.
The Sponsor, Iris’s officers and directors and/or their affiliates beneficially own Founder Shares or warrants that they purchased prior to, or simultaneously with, Iris’s initial public offering. The Sponsor and Iris’s executive officers, directors and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination or another business combination is not approved within the required time period, such securities will be worthless. Additionally, the Sponsor, Iris’s officers, directors, and any of their respective affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Iris’s behalf, such as identifying and investigating possible business targets and business combinations. Any such payments prior to the Business Combination will be made from: (i) funds held outside the Trust Account or (ii) interest earned on the Trust Account and released to Iris to pay its taxes. As of September 30, 2024, Iris’s officers, directors, initial stockholders and their affiliates had incurred approximately $1,453,720 for working capital purposes of which approximately $1,453,720 is payable at the closing of the Business Combination. Furthermore, in order to finance transaction costs in connection with an intended business combination, the Sponsor or an affiliate of the Sponsor or certain of Iris’s officers and directors may, but are not obligated to, loan Iris funds as may be required. These loans will be due and payable in full immediately if Iris does not complete the Business Combination. However, the Sponsor retains the right to waive the loan repayment at its discretion. Please see the sections entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Certain Relationships and Related Transactions — Iris’s Related Party Transactions — Founder Shares” for more information.
These financial interests may have influenced the decision of Iris’s directors and officers to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of the Iris Board to vote for the Business Combination Proposal and other proposals, its stockholders should consider these interests.
Since the Sponsor will lose its entire investment in Iris if a business combination is not completed (other than with respect to public shares it may acquire), a conflict of interest may arise in determining whether the Business Combination, or an alternative initial business combination, is appropriate for Iris’s business combination.
In December 2020, our sponsor paid $25,000 to cover certain of our offering costs in exchange for 5,750,000 Founder Shares, or approximately $0.004 per share. In February 2021, we effected a stock dividend of 0.2 shares for each Founder Share outstanding, resulting in our sponsor holding an aggregate of 6,900,000 Founder Shares. In September 2023, the Founder Shares were converted into 6,900,000 shares of Iris Class A Common Stock. The Founder Shares will be worthless if we do not complete a business combination.
As a result, the Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. Further, Iris’s Class B contribution and the surrendering and forfeiture of all private placement warrants held by the Sponsor for no consideration to be effected pursuant to the Business Combination Agreement, the Sponsor may realize a positive return on invested capital as a result of the Business Combination, as discussed in more detail under “Questions and Answers — What equity stake will current Iris stockholders and Liminatus Members hold in ParentCo after the closing?” As a result, the Sponsor may have a conflict of interest in determining whether Liminatus is the appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Iris Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Iris’s stockholders that they approve the Business Combination.
The exercise of Iris’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Iris’s stockholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Iris to agree to amend the Business Combination Agreement, to consent to certain actions taken by Liminatus or to waive rights that Iris is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Liminatus’s business, a request by Liminatus to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Liminatus’s business and would entitle Iris to terminate the Business Combination Agreement. In any of such circumstances, it would be at Iris’s discretion, acting through its Iris Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Iris and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Iris does not believe there will be any changes or waivers that Iris’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Iris will circulate a new or amended proxy statement/prospectus and resolicit Iris’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.
We may not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), and ultimately prohibited by the same.
Our sponsor, Iris Acquisition Holdings LLC, is a Delaware limited liability company, but as our sponsor has certain ties with non-U.S. persons, CFIUS may deem our sponsor a “foreign person.” As such, an initial business combination with a U.S. business may be subject to CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings.
We may choose to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. If we do not file voluntarily with CFIUS and obtain CFIUS clearance of the initial business combination, CFIUS may initiate a review at any time in the future. Following review, CFIUS may decide to block the initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company if we haven’t first obtained CFIUS clearance, which may have an impact on the potential value of the transaction.
Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy and we have limited time to complete our initial business combination. If we cannot complete our initial business combination or amend the Iris Certificate of Incorporation by stockholder approval by March 31, 2025 (subject to an additional three month extension at the discretion of the Board), because the review process drags on beyond such timeframe or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. If we liquidate, our public stockholders may only receive an amount per share that will be determined by when we liquidate, and our warrants will expire worthless. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

A new 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our shares that occur after December 31, 2022.
On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (H.R. 5376) (the “IRA”), which, among other things, imposes a 1% excise tax on any publicly traded domestic corporation that repurchases its stock after December 31, 2022 (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which the stock is repurchased. Because we are a Delaware corporation and our securities trade on the OTC Pink Marketplace, which is an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise, we believe that we are a “covered corporation” within the meaning of the IRA. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. For purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances made by such repurchasing corporations, if any, against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. Because ParentCo, and not Iris, will be issuing securities in connection with the Business Combination, however, such issuances are not expected to qualify to reduce the amount of the Excise Tax. The U.S. Department of Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the Excise Tax. On December 27, 2022, the Treasury issued Notice 2023-2 (the “Notice”), which provides interim guidance addressing the application of the Excise Tax. Under the Notice, liquidating distributions are exempt from the Excise Tax. In addition, redemptions may also be exempt if they occur in the same year as the liquidation. On June 28, 2024, the Treasury finalized certain of the proposed regulations (those relating to procedures for reporting and paying the Excise Tax). The remaining regulations (largely relating to the computation of the Excise Tax) remain in proposed form. The Treasury intends to finalize these proposed regulations at a later date and, until such time, taxpayers may continue to rely on the proposed regulations. The Excise Tax will apply to any redemptions of our public shares after December 31, 2022, including in connection with the Business Combination, as well as redemptions made in connection with the extensions approved by our stockholders at the special meetings held on September 7, 2023, March 7, 2024 and September 5, 2024. The Excise Tax would be payable by us, and not by the redeeming holder. The application of the Excise Tax to any redemptions we make after December 31, 2022 could potentially reduce the per-share amount that our Public Stockholders would otherwise be entitled to receive.
There may be tax consequences of the Business Combination that adversely affect Iris stockholders and holders of Public Warrants.
Subject to the assumptions, limitations and qualifications described in “Material U.S. Federal Income Tax Considerations — U.S. Holders” below, it is the opinion of Holland & Knight that the Mergers taken together should qualify (in whole or in part) as a tax-deferred exchange for U.S. federal income tax purposes under Section 351 of the Code. In addition, the parties intend for U.S. federal income tax purposes that the SPAC Merger qualifies as a tax-deferred reorganization under Section 368(a)(2) or Section 368(a)(1)(B) of the Code to the extent that the applicable requirements are satisfied. If the SPAC Merger only qualifies as a tax-deferred exchange under Section 351 of the Code and does not qualify as a tax-deferred reorganization under Section 368(a) of the Code, then the exchange of Public Warrants for ParentCo warrants in the SPAC Merger would not qualify for tax-deferred treatment and would be taxable as further described in “Material U.S. Federal Income Tax Considerations — U.S. Holders”. There are significant factual and legal uncertainties as to whether the SPAC Merger will qualify as a tax-deferred reorganization under Section 368(a) of the Code, including that the assets of Liminatus are only investment-type assets and that it cannot be determined until following the closing of the Business Combination whether ParentCo will continue a significant line of Liminatus’s historic business or use a significant portion of Liminatus’s historic business assets. Under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as Iris, and there are significant factual and legal uncertainties concerning the determination of this requirement. Moreover, qualification of the SPAC Merger as a tax-deferred reorganization under Section 368(a) of the Code is based on facts which will not be known until or following the closing of the Business Combination (such as the level of redemptions). As a result, Holland & Knight is unable to opine as to whether the SPAC Merger constitutes a reorganization under Section 368(a) of the Code. The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will so qualify as a tax-deferred reorganization under Section 368(a) of the Code. The parties intend to report: (a) the Mergers taken together as a tax-deferred exchange under Section 351 of the Code, and (b) the SPAC Merger as a tax-deferred reorganization under Section 368(a) of the Code to the extent the applicable requirements are satisfied. However, any change that is made after the date hereof in any of the foregoing bases for the intended tax treatment, including any inaccuracy of the facts or assumptions upon which such expectations were based, could adversely affect the intended tax treatment.
Further, Iris has not sought, and does not intend to seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. The IRS may disagree with the descriptions of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject an investor or Iris to adverse U.S. federal income tax consequences that would be different than those described herein. Accordingly, no assurance can be given that the Mergers will qualify for tax-deferred treatment under Section 351 or Section 368(a) of the Code. Each prospective investor is strongly urged to consult with a tax advisor with respect to the specific U.S. federal, state, local or foreign income or other tax consequences of the Business Combination to such prospective investor. Please see the section entitled “Material U.S. Federal Income Tax Considerations” for more information.
The fact that Liminatus is a private company limits Iris’s access to some information that may be relevant to the Business Combination. This may result in a business combination that is not as profitable as Iris suspects.
By definition, very little public information exists about private companies, which required Iris to make decisions on whether to pursue the Business Combination on the basis of limited information provided by Liminatus, which may result in the Business Combination being less profitable than Iris suspected, if at all.
The scope of due diligence Iris has conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Liminatus pursued an underwritten initial public offering, and you may be less protected as an investor from any material issues with respect to Liminatus’s business, including any material omissions or misstatements contained in the registration statement or this proxy statement/prospectus, than an investor in an initial public offering.
The scope of due diligence Iris has conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Liminatus pursued an initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on Iris to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omission in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the ParentCo Common Stock and ParentCo warrants that will be issued pursuant to the registration statement of which this proxy statement/prospectus forms a part and thus no corresponding right of action is available to investors in the Business Combination for any material misstatements or omissions in such registration statement. Therefore, as an investor in the Business Combination, you may be exposed to future write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative impact on ParentCo’s financial condition and its share price, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten offering.
Iris may not be able to realize the anticipated benefits from the Business Combination.
The successful completion of the Business Combination may not yield the anticipated benefits or the benefits may not occur in the anticipated time frame. Moreover, the ability to realize the benefits in the expected time frame may be materially adversely affected by a number of factors. The proposed Business Combination to date has placed, and future acquisitions could continue to place, significant demands on both Liminatus’s and Iris’s administrative, operational and financial resources and may also result in the assumption of unexpected liabilities and may divert management’s attention from the operation of Liminatus’s business.

Additionally, strategic investments and partnerships with other companies may expose ParentCo to the risk that it may not be able to control the operations of the investee or partnership, which could decrease the amount of benefits ParentCo realizes from a particular relationship. ParentCo will also be exposed to the risk that its partners in strategic investments may encounter financial difficulties that could lead to disruption of investee or partnership activities, or impairment of assets acquired, which could materially adversely affect future reported results of operations and financial condition.
Nasdaq may not agree to list ParentCo’s securities from trading on its exchange, which could limit investors’ ability to make transactions in ParentCo’s securities and subject us to additional trading restrictions.
Iris cannot assure that ParentCo’s securities will be listed on Nasdaq after the Business Combination. In order to continue listing ParentCo’s securities on Nasdaq after the Business Combination, ParentCo must maintain certain financial, distribution and stock price levels. Generally, ParentCo must maintain a minimum amount in stockholders’ equity and a minimum number of holders of ParentCo’s securities. Additionally, in connection with the Business Combination, ParentCo will be required to comply with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to maintain the listing of ParentCo’s securities on Nasdaq. Iris cannot assure you that ParentCo will be able to meet those initial listing requirements or obtain all the necessary approvals. Failure to obtain the necessary approvals will result in the failure of the Business Combination to be consummated. If Nasdaq does not agree to list ParentCo’s securities for trading on its exchange and ParentCo is not able to list its securities on another national securities exchange, Iris expects ParentCo’s securities could be quoted on an over-the-counter market. If this were to occur, ParentCo could face significant material adverse consequences, including:
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a limited availability of market quotations for ParentCo’s securities;

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reduced liquidity for ParentCo’s securities;

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a determination that ParentCo’s common stock is a “penny stock” which will require brokers trading in ParentCo’s common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for ParentCo’s securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The delisting of our securities from Nasdaq may have a material adverse effect on the trading and price of our securities.
On September 6, 2024, our securities were delisted from Nasdaq. The delisting of our securities from Nasdaq may have a material adverse effect on us, including:
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a limited availability of market quotations for our securities;

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reduced liquidity of our securities;

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a determination that our securities are a “penny stock” which will require brokers trading in our securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage;

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a decreased ability to issue additional securities or obtain additional financing in the future;

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a decrease in the market price of our securities;

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a decrease in the number of institutional and other investors that will consider investing in our securities; and

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a decrease in the number of broker-dealers willing to execute trades in our securities.

The lack of an active trading market may limit the liquidity of an investment in our securities, meaning you may not be able to sell our securities you own at times, or at prices, attractive to you. Any of these factors may materially and adversely affect the price of our securities.

The SEC has issued final rules and guidance relating to certain activities of SPACs. The need for compliance with these rules and the guidance may cause us to liquidate the Company at an earlier time than we might otherwise choose.
On January 24, 2024, the SEC issued final rules (the “2024 SPAC Rules”) relating, among other things, to disclosures in SEC filings in connection with business combination transactions involving special purpose acquisition companies (“SPACs”) such as us and private operating companies; the financial statement requirements applicable to transactions involving shell companies; and the use of projections by SPACs in SEC filings in connection with proposed business combination transactions. In connection with the issuance of the 2024 SPAC Rules, the SEC also issued guidance (the “SPAC Guidance”) regarding the potential liability of certain participants in business combination transactions and the extent to which SPACs could become subject to regulation under the Investment Company Act. The need for compliance with the SPAC Rules and the SPAC Guidance may cause us to liquidate the Company at an earlier time than we might otherwise choose.
If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial business combination.
If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:
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restrictions on the nature of our investments; and

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restrictions on the issuance of securities, each of which may make it difficult for us to complete our initial business combination. In addition, we may have imposed upon us burdensome requirements, including:

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registration as an investment company with the SEC;

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adoption of a specific form of corporate structure; and

•
reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not subject to.

Additionally, if we are found to be operating as an unregistered investment company, we may be required to change our operations, wind down our operations, or register as an investment company under the Investment Company Act. If we are required to wind down our operations as a result of being found to be operating as an unregistered investment company, our investors may lose their investment opportunity in a target company, lose any price appreciation in the combined company, and lose their investment in any warrants, which would expire worthless. Additionally, if, before distributing the proceeds in the Trust Account to our stockholders, we file a winding-up petition or a winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business will be to identify and complete a business combination and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.
The Trust Account may only be invested in interest bearing demand deposit account, including money market accounts with a demand deposit feature. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in our common stock is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination or amend our amended and restated certificate of incorporation to extend the time to complete a business combination by March 31, 2025 (subject to an additional three month extension at the discretion of the Board); or (iii) absent an initial business combination within 51 months from the closing of our initial public offering or with respect to any other material provisions relating to stockholders’ rights (including redemption rights) or pre-initial business combination activity, our return of the funds held in the Trust Account to our public stockholders as part of our redemption of the public shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we are unable to complete our initial business combination, our public stockholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to public stockholders, and our warrants will expire worthless.
To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, we previously instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account until the earlier of the consummation of a business combination or our liquidation. As a result, following the liquidation of investments in the Trust Account, we will have received less interest on the funds held in the Trust Account than we would have had the Trust Account remained invested and our public stockholders will receive a lower amount upon any redemption or liquidation of the Company than what they would have received had the investments not been liquidated.
The funds in the Trust Account were previously held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) under the proposed rules issued by the SEC and thus potentially subject to regulation under the Investment Company Act, in December 2022, we instructed Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing cash account. In September 2023, we further instructed Continental to move the funds held in the Trust Account to an interest bearing bank deposit program until the earlier of the consummation of a business combination or the liquidation of the Company. As a result of these changes, we will have received less interest on the funds held in the Trust Account than we would have if we had not liquidated such assets. As a result, our public stockholders will receive a lower amount upon any redemption or liquidation of the Company as compared to what they would have received had the investments not been so liquidated.
The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of the Combined Company’s actual financial position or what results of operations would have been.
The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only, has been prepared based on a number of assumptions and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. The unaudited pro forma condensed combined financial information does not reflect any of the benefits that the combined companies may achieve as a result of the Business Combination or the costs to combine Iris and Liminatus or the costs necessary to achieve these benefits. See “Unaudited Pro Forma Condensed Combined Financial Information”.

The future exercise of registration rights may adversely affect the market price of the ParentCo Common Stock after the Business Combination.
ParentCo’s common stock owned by certain Liminatus Members, the PIPE Investor, the Sponsor, and Cantor Fitzgerald & Co. or their transferees will be subject to the Registration Rights Agreement that provides for the registration for resale of ParentCo’s common stock held by the parties to the Registration Rights Agreement or their transferees. The parties to the Registration Rights Agreement are expected to own approximately 72% of ParentCo’s common stock following the closing of the Business Combination assuming no redemptions. Sales of securities pursuant to this agreement may substantially depress the market price of ParentCo’s common stock.
In connection with the PIPE Equity Investment, ParentCo will grant the PIPE Investor certain customary registration rights as described under “Registration Rights Agreement”.
Each of Iris and Liminatus have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.
Each of Iris and Liminatus have incurred and expect that it will incur significant, non-recurring costs in connection with consummating the Business Combination. Iris and Liminatus may also incur additional costs to retain key employees. Iris and Liminatus will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates and some of these costs are payable regardless of whether the Business Combination are completed.
While Iris and Liminatus work to complete the Business Combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.
Successful completion of the Business Combination may place a significant burden on the management of Iris and Liminatus and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition process could harm ParentCo’s business, financial condition, results of operations and prospects, including with respect to any future growth-oriented acquisitions undertaken by ParentCo. Diversion of management’s attention and any difficulties encountered in the transition process could have an adverse effect on ParentCo.
Following the consummation of the Business Combination, ParentCo will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.
Following the consummation of the Business Combination, ParentCo will face increased legal, accounting, administrative and other costs and expenses as a public company that Liminatus does not currently incur. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require ParentCo to carry out activities Liminatus has not done previously. For example, ParentCo will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if our auditors identify a material weakness or significant deficiency in our internal control over financial reporting), ParentCo could incur additional costs rectifying those issues, and the existence of those issues could adversely affect ParentCo’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with ParentCo’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the ParentCo Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require ParentCo to divert a significant amount of money that could otherwise be used to expand the business of Liminatus and achieve certain strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
ParentCo may not be able to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated.
Liminatus is not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination and the transactions related thereto, ParentCo will be required to comply with Section 404 of the Sarbanes-Oxley Act, which requires, among other things, ParentCo to evaluate annually the effectiveness of its internal controls over financial reporting. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Liminatus prior to the Business Combination. Section 404(a) of the Sarbanes-Oxley Act (“Section 404(a)”) requires that, beginning with the second annual report following the Business Combination, management assess and report annually on the effectiveness of internal control over financial reporting and identify any material weaknesses in internal control over financial reporting. Additionally, Section 404(b) requires the independent registered public accounting firm to issue an annual report that addresses the effectiveness of internal control over financial reporting. ParentCo expects its first Section 404(a) and 404(b) assessment will take place for its annual report for the year ending December 31, 2023.
Iris’s operations may be restricted during the pendency of the Business Combination pursuant to terms of the Business Combination Agreement.
Prior to the consummation of the Business Combination, Liminatus is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and are also subject to customary restrictions on actions that may be taken during such period without Iris’s consent. As a result, Liminatus may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money or otherwise pursue other actions, even if such actions would prove beneficial.
Iris is, prior to the consummation of the Business Combination, also subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without the consent of Liminatus. As a result, Iris may be unable, during the pendency of the Business Combination, to make certain acquisitions, dispositions and capital expenditures, borrow money or otherwise pursue other actions, even if such actions would prove beneficial.
ParentCo may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.
ParentCo may be subject to certain liabilities of Iris and Liminatus. Iris and Liminatus at times may each become subject to litigation claims in the operation of its business. From time to time, ParentCo may also face claims from third parties, and some of these claims may lead to litigation. ParentCo may also initiate certain claims against third parties. Any litigation may be expensive and time-consuming and could divert management’s attention from our business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed, and adverse outcomes can affect Iris, Liminatus and ParentCo negatively.
The consummation of the Business Combination is subject to a number of conditions. If those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: (i) approval by Iris’s stockholders; (ii) the absence of any statute, rule, regulation, injunction, order, or decree that is enacted, entered, promulgated, or enforced and prohibits, prevents, or makes illegal the completion of the Business Combination; and (iii) the absence of any claim, litigation or proceeding initiated and pending or threatened relating to the Business Combination Agreement or the Business Combination, or seeking to prevent the completion of the Business Combination. Each party’s obligation to complete the Business Combination is also subject to certain additional customary conditions. These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed.
Iris’s ability to consummate the Business Combination may be negatively impacted because neither the Iris Board nor any committee of the Iris Board obtained a fairness opinion in determining whether or not to pursue the Business Combination, and as a result, the terms may not be fair from a financial point of view to Iris’s stockholders.
Neither the Iris Board nor any committee of the Iris Board is required to obtain an opinion from an independent investment banking or accounting firm regarding the value of Liminatus or that the price that Iris is paying for Liminatus in the Business Combination is fair to Iris or its stockholders from a financial point of view. In analyzing the Business Combination, the Iris Board conducted due diligence on Liminatus. It also consulted with Liminatus’s management and legal counsel, financial advisors and other advisors and considered a number of factors, uncertainties and risks, including, but not limited to, those discussed under “Proposal No. 1 — The Business Combination Proposal — The Iris Board’s Reasons for the Approval of the Business Combination,” and concluded that the Business Combination was in the best interest of Iris’s stockholders. The Iris Board believes that because of the skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Liminatus’s fair market value was at least 80% of the balance of the funds in the Trust Account (excluding any taxes payable). Accordingly, investors will be relying solely on the judgment of the Iris Board in valuing Liminatus, and the Iris Board may not have properly valued Liminatus. As a result, the terms may not be fair from a financial point of view to Iris’s stockholders. The lack of a fairness opinion may also lead an increased number of Iris’s stockholders to vote against the Business Combination or demand redemption of their Iris Class A Common Stock, which could potentially impact Iris’s ability to consummate the Business Combination.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus, unless defined below. As used in this unaudited pro forma condensed combined financial information, “Liminatus” refers to Liminatus Pharma, LLC, a company incorporated under the laws of Delaware, and “Iris” refers to Iris Acquisition Corp (formerly Tribe Capital Growth Corp I) prior to the Business Combination.
The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Iris and Liminatus, adjusted to give effect to the Business Combination and the other events contemplated by the Business Combination Agreement. Unless otherwise indicated or the context otherwise requires, references to the “Combined Company” refer to Iris Parent Holding Corp. (“ParentCo”), a Delaware company, and its consolidated subsidiaries after giving effect to the Business Combination.
The unaudited pro forma combined balance sheet as of September 30, 2024 combines the historical balance sheets of Iris and Liminatus on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on September 30, 2024. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2024 and year ended December 31, 2023, combines the historical statements of operations of Iris and Liminatus on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on January 1, 2023, the beginning of the earliest period presented.
The unaudited pro forma combined balance sheet as of September 30, 2024 and unaudited pro forma combined statement of operations for the nine months ended September 30, 2024 has been derived from and should be read in conjunction with the following:
•
the historical unaudited financial statements of Iris as of September 30, 2024 and for the nine months ended September 30, 2024 and the related notes, which are included in Iris’s Quarterly Report on Form 10-Q filed with the SEC on November 27, 2024 (the “Iris September 2024 10-Q”), which are included elsewhere in this proxy statement/prospectus; and

•
the historical unaudited financial statements of Liminatus as of September 30, 2024 and for the nine months ended September 30, 2024 and the related notes, which are included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2023 has been derived from and should be read in conjunction with the following:
•
the historical audited financial statements of Iris as of and for the year ended December 31, 2023 and the related notes, which are included in Iris’s Annual Report on Form 10-K filed with the SEC on April 17, 2024 (the “Iris 2023 10-K”), which is included elsewhere in this proxy statement/prospectus; and

•
the historical audited financial statements of Liminatus as of and for the year ended December 31, 2023 and the related notes, which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined financial information should also be read together with the sections of the Iris September 2024 10-Q, Iris 2023 10-K, the financial statements of Liminatus as of and for the nine months ended September 30, 2024, the financial statements of Liminatus as of and for the year ended December 31, 2023 and the section of this proxy statement/prospectus entitled “Iris’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Liminatus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this proxy statement/prospectus.
Business Combination Agreement
On November 30, 2022, Iris entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time), by and among Iris, ParentCo, Liminatus, Liminatus Pharma Merger Sub Inc. and SPAC Merger Sub, Inc.

Pursuant to the Business Combination Agreement, on the Closing, in sequential order: (a) Liminatus Merger Sub will merge with and into Liminatus, with Liminatus continuing as the surviving company and a wholly owned subsidiary of ParentCo (the “Liminatus Merger”) and (b) simultaneously with the Liminatus Merger, SPAC Merger Sub will merge with and into Iris (the “SPAC Merger”, together with the Liminatus Merger (the “Mergers”)), with Iris surviving the SPAC Merger as a direct wholly-owned subsidiary of ParentCo.
In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by Iris’ public stockholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes.
Business Combination Consideration
If the Business Combination is completed, each issued and outstanding Iris Class A Share will be converted automatically into and thereafter represent the right to receive one share of ParentCo Common Stock.
The total merger consideration to be received by securityholders of ParentCo at the Closing will be the issue of ParentCo Common Stock with an aggregate value equal to approximately $175 million. The number of shares comprising the equity consideration was determined based on $10.00 per share value for the ParentCo Common Stock.
Accounting for the Business Combination
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby Iris will be treated as the acquired company and Liminatus will be treated as the acquirer. Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Liminatus, with the Business Combination treated as the equivalent of Liminatus issuing stock for the net assets of Iris, accompanied by a recapitalization. The net assets of Iris will be stated at historical cost, which approximates fair value, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Liminatus. Liminatus has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:
•
Liminatus’s existing shareholders will have a majority of the voting power;

•
the Combined Company’s board is expected to consist of three directors, two of whom can be designated by Liminatus and one of whom can be designated by Iris;

•
all of Liminatus’s existing management will continue in their key positions in the management team of the Combined Company; and

•
Liminatus’s operations prior to the Business Combination comprise the ongoing operations.

Basis of Pro Forma Presentation
The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Combined Company upon consummation of the Business Combination and the other events contemplated by the Business Combination Agreement in accordance with GAAP.
Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma combined financial information are described in the accompanying notes. The unaudited pro forma combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. Further, the unaudited pro forma combined financial information does not purport to project the future operating results or financial position of the Combined Company following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma combined financial information and are subject to change as additional information becomes available and analyses are performed.
The unaudited pro forma combined financial information contained herein assumes that the Iris stockholders approve the Business Combination. Pursuant to the Iris Certificate of Incorporation, the Iris public stockholders may elect to redeem their Iris common shares upon the closing of the Business Combination for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. Iris cannot predict how many of its public stockholders will exercise their right to redeem their Iris common stock for cash. Therefore, the unaudited pro forma combined financial information present two redemption scenarios as follows:
•
Assuming No Additional Redemptions — this scenario assumes that no additional Public Stockholders of IRIS exercise redemption rights with respect to their Iris common shares; and

•
Assuming Maximum Redemptions — this scenario assumes that 174,477 Iris common shares are redeemed at approximately $11.09 per share for an aggregate payment of approximately $1.9 million (includes market appreciation and interest on the marketable securities and/or balances held in the Trust Account as of September 30, 2024).

The two redemption scenarios assumed in the unaudited pro forma combined balance sheet and statement of operations do not include adjustments for the outstanding private warrants issued in connection with Iris’s initial public offering, as such these securities are not exercisable until 30 days after the Closing.
The following summarizes the pro forma common shares issued and outstanding immediately after the Business Combination:
	Assuming No Additional Redemptions		Assuming Maximum Redemptions
	Shares	%	Number	%
Iris Public stockholders	174,477	0.7%	—	0.0%
Sponsor and Independent Directors	6,900,000	25.8%	6,900,000	25.9%
Deferred underwriting commissions paid in shares	700,000(1)	2.6%	700,000(1)	2.6%
Equity PIPE Investor	1,500,000	5.6%	1,500,000	5.6%
Liminatus Members	17,500,000	65.4%	17,500,000	65.9%
Shares outstanding	26,774,477	100.0%	26,600,000	100.0%

(1)
Number of shares determined based on a price of $10.00 per share. Such price is subject to adjustment based on the five day volume-weighted average price prior to the filing of a resale registration statement covering such shares.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2024
(Dollars in Thousands)
	Liminatus (Historical)	Iris (Historical)	Transaction Accounting Adjustments (Assuming No Additional Redemptions) (Note 3)		Pro Forma Combined (Assuming No Additional Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 3)		Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Cash	$47	$358	$1,935	(c)	$4,830	$(1,935)	(q)	$2,895
			(1,000)	(d)
			(5,000)	(e)
			(4,446)	(e)
			15,000	(f)
			(1,454)	(n)
			(610)	(p)
Loan receivable	3,119	—	800	(b)	—			—
			(3,919)	(o)
Due from Sponsor	—	1			1			1
Deferred transaction costs	1,118	—	(1,118)	(e)	—			—
Prepaid and other current assets	100	35			135			135
Total current assets	4,384	394	188		4,966	(1,935)		3,031
Cash and Investments held in Trust Account	—	2,674	(739)	(a)	—			—
			(1,935)	(c)
Due from related party, non-current	126	—			126			126
Property, plant and equipment, net	1	—			1			1
Total assets	$4,511	$3,068	$(2,486)		$5,093	$(1,935)		$3,158
Liabilities
Accounts payable and accrued expenses	$1,172	$2,745	$(1,303)	(e)	$1,496			$1,496
			(1,118)	(e)
Income taxes payable	—	20			20			20
Excise tax payable	—	122			122	19	(r)	141
Accrued interest, related parties	849	—			849			849
Due to research and development partner	1,782	—			1,782			1,782
Due to related parties	186	75			261			261
Short-term debt	360	—			360			360
Short-term debt, related parties	19,273	—	(10,000)	(m)	9,273			9,273
Promissory note – related party, net of debt discount	—	1,454	(1,454)	(n)	—			—
Promissory note – Liminatus	—	3,119	800	(b)	—			—
			(3,919)	(o)
Total current liabilities	23,622	7,535	(16,994)		14,163	19		14,182
Deferred underwriting fee payable	—	9,660	(9,660)	(d)	—			—
Warrant liability	—	128	(69)	(k)	10			10
			(49)	(l)
Total liabilities	23,622	17,323	(26,772)		14,173	19		14,192
Redeemable equity
Class A common stock subject to possible redemption	—	2,452	(739)	(a)	—			—
			(1,713)	(g)
Stockholders’ equity (deficit)/ Members’ deficit
Iris Preferred Stock	—	—			—			—
Iris Common Stock
Class A common stock	—	1	(1)	(h)	—			—
Class B common stock	—	—	—		—			—
Liminatus Member Units
Class A member units	4,547	—	(4,547)	(i)	—			—
Class B member units	167	—	(167)	(i)	—			—
ParentCo Common Stock			—	(d)	3	(1)	(q)	2
			—	(f)
			—	(g)
			1	(h)
			2	(i)
Extension deposits due from Sponsor		(118)			(118)			(118)
Additional paid-in capital	4,611	52	7,000	(d)	19,471	(1,934)	(q)	17,518
			1,660	(d)		(19)	(r)
			(5,000)	(e)
			15,000	(f)
			1,713	(g)
			4,712	(i)
			(19,785)	(j)
			69	(k)
			49	(l)
			10,000	(m)
			(610)	(n)
Accumulated deficit	(28,436)	(16,642)	(3,143)	(e)	(28,436)			(28,436)
			19,785	(j)
Total stockholders equity / Members’ deficit	(19,111)	(16,707)	26,738		(9,080)	(1,954)		(11,034)
Total liabilities and stockholders’ equity/ Members’ deficit	$4,511	$3,068	$(2,486)		$5,093	$(1,935)		$3,158

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024
(Dollars In Thousands, Except Share and Per Share Amounts)
	Liminatus (Historical)	Iris (Historical)	Transaction Accounting Adjustments (Assuming No Additional Redemptions) (Note 3)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 3)	Pro Forma Combined (Assuming Maximum Redemptions)
Operating expenses:
General and administrative	$478	$2,384			$2,862		$2,862
Research and development	2,685	—			2,685		2,685
Forgiveness of unrelated vendor payables	—	—			—		—
Total operating expenses	3,163	2,384	—		5,547	—	5,547
Loss from operations	(3,163)	(2,384)	—		(5,547)	—	(5,547)
Other income (expense), net:
Interest expense, related parties	(233)	—	233	(ee)	—		—
Interest expense	—	(1)			(1)		(1)
Interest income	79	—			79		79
Unrealized gain on fair value of warrant liabilities	—	249	(139)	(bb)	18		18
			(92)	(cc)
Unrealized gain on fair value of derivative liability	—	2	(2)	(ff)	—
Interest income on marketable securities held in Trust Account	—	114	(114)	(aa)			—
Other expense	—	—			—		—
Total other income (expense), net	(154)	364	(114)		96	—	96
Income (loss) before provision for income taxes	(3,317)	(2,020)	(114)		(5,451)	—	(5,451)
Provision of income taxes	—	16	(16)	(gg)	—
Net income (loss)	$(3,317)	$(2,036)	$(98)		$(5,451)	$—	$(5,451)
Basic and diluted weighted average units/ shares outstanding – Class A	95,555,554	7,211,886
Basic and diluted net income (loss) per unit/ share – Class A	$(0.02)	$(0.28)
Basic and diluted weighted average units/ shares outstanding – Class B	16,666,666	—
Basic and diluted net income (loss) per unit/ share – Class B	$(0.10)	$—
Basic and diluted weighted average shares outstanding					26,774,477		26,600,000
Basic and diluted net income (loss) per share					$(0.20)		$(0.20)

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(Dollars In Thousands, Except Share and Per Share Amounts)
	Liminatus (Historical)	Iris (Historical)	Transaction Accounting Adjustments (Assuming No Additional Redemptions) (Note 3)		Pro Forma Combined (Assuming No Additional Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 3)	Pro Forma Combined (Assuming Maximum Redemptions)
Operating expenses:
General and administrative	$1,062	$2,586			$3,648		$3,648
Research and development	3,757	—			3,757		3,757
Forgiveness of unrelated vendor payables	—	(275)			(275)		(275)
Total operating expenses	4,819	2,311	—		7,130	—	7,130
Loss from operations	(4,819)	(2,311)	—		(7,130)	—	(7,130)
Other income (expense), net:
Interest expense, related parties	(175)	—			(175)		(175)
Interest expense	—	(103)			(103)		(103)
Interest income	10	—			10		10
Unrealized gain on fair value of warrant liabilities	—	566	(317)	(bb)	41		41
			(208)	(cc)
Unrealized gain on fair value of derivative liability	—	102	(102)	(ff)	—		—
Interest income on marketable securities held in Trust Account	—	554	(554)	(aa)	—		—
Other expense	—	—	(3,143)	(dd)	(3,143)		(3,143)
Total other income (expense), net	(165)	1,119	(4,324)		(3,370)	—	(3,370)
Income (loss) before provision for income taxes	(4,984)	(1,192)	(4,324)		(10,500)	—	(10,500)
Provision of income taxes	—	34	(34)	(gg)	—		—
Net income (loss)	$(4,984)	$(1,226)	$(4,290)		$(10,500)	$—	$(10,500)
Basic and diluted weighted average units/ shares outstanding - Class A	85,825,570	3,040,753
Basic and diluted net income (loss) per unit/ share - Class A	$(0.03)	$(0.15)
Basic and diluted weighted average units/ shares outstanding - Class B	16,666,666	4,971,781
Basic and diluted net income (loss) per unit/ share - Class B	$(0.15)	$(0.15)
Basic and diluted weighted average shares outstanding					26,774,477		26,600,000
Basic and diluted net income (loss) per share					$(0.39)		$(0.39)

Notes to Unaudited Pro Forma Combined Financial Statements
1.
Basis of Presentation

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby Iris will be treated as the “acquired” company. Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Liminatus, and the Business Combination will be treated as the equivalent of Liminatus issuing stock for the net assets of Iris, accompanied by a recapitalization. The net assets of Iris will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Liminatus.
The unaudited pro forma combined balance sheet as of September 30, 2024 gives pro forma effect to the Business Combination and other events contemplated by the Business Combination Agreement as if they had been consummated on September 30, 2024. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2024 and year ended December 31, 2023 give pro forma effect to the Business Combination and the other events contemplated by the Business Combination Agreement as if they had been consummated on January 1, 2023.
The unaudited pro forma combined balance sheet as of September 30, 2024 and unaudited pro forma combined statement of operations for the nine months ended September 30, 2024 have been derived from and should be read in conjunction with the following:
•
the historical unaudited financial statements of Iris as of September 30, 2024 and for the nine months ended September 30, 2024 and the related notes, which are included in the Iris September 2024 10-Q, which are included elsewhere in this proxy statement/prospectus; and

•
the historical unaudited financial statements of Liminatus as of September 30, 2024 and for the nine months ended September 30, 2024 and the related notes, which are included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma combined statement of operations as of and for the year ended December 31, 2023 have been derived from and should be read in conjunction with the following:
•
the historical audited financial statements of Iris as of and for the year ended December 31, 2023 and the related notes, which are included in the Iris 2023 10-K, which are included elsewhere in this proxy statement/prospectus; and

•
the historical audited financial statements of Liminatus as of and for the year ended December 31, 2023 and the related notes, which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined financial information should also be read together with the sections of the Iris September 2024 10-Q, Iris 2023 10-K, the financial statements of Liminatus as of and for the nine months ended September 30, 2024, the financial statements of Liminatus as of and for the year ended December 31, 2023 and the section of this proxy statement/prospectus entitled “Iris’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Liminatus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this proxy statement/prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
Certain transactions, specifically the transaction expenses recognized by Iris and Liminatus in the pro forma transaction accounting adjustments for the nine months ended September 30, 2024 and the year ended December 31, 2023 are not expected to recur in the statement of operations of the combined entity subsequent to the consummation of the business combination. Furthermore, while the Combined Company would be subject to tax at the corporate level subsequent to the consummation of the Business Combination, the Company would be in a net loss position. This position would result in a deferred tax asset, which has been determined to not be more likely than not to be realized. Thus, the Combined Company would not have an income tax benefit. Accordingly, no adjustments for the income tax impact of any transaction accounting adjustments have been reflected.
The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments that appear in this proxy statement/prospectus. The unaudited pro forma combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented, as management believes income tax adjustments to not be meaningful given the combined entity incurred significant losses during the historical periods presented. Management considers this basis of presentation to be reasonable under the circumstances.
2.
Transaction Accounting Adjustments to Unaudited Pro Forma Combined Financial Information

Transaction Accounting Adjustments to Unaudited Pro Forma Combined Balance Sheet
The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024, are as follows:
(a)
Reflects actual redemptions of 64,453 shares of common stock by public stockholders for an aggregate payment of approximately $0.7 million in connection with the special meeting held by Iris on December 26, 2024 to approve the extension of the time to complete a business combination until June 30, 2025.

(b)
To record additional advances under the Liminatus promissory note of $800,000 that occurred after September 30, 2024.

(c)
Reflects the liquidation and reclassification of cash and investments held in the Trust Account (as defined in this proxy statement) that became available for general corporate use following the Business Combination.

(d)
Reflects the settlement of $9.7 million in deferred underwriting fees, of which $7.0 million will be settled in Iris common shares (700,000 shares at $10.00 per share), $1.0 million will be settled in cash and $1.7 million was waived and no longer payable and was reflected as an increase to additional paid-in capital. The share price is subject to adjustment based on the five-day volume-weighted average price prior to the filing of a resale registration statement covering such shares.

(e)
Represents preliminary estimated transaction costs to be incurred by Liminatus and Iris of $5.0 million and $5.75 million, respectively, for legal, financial advisory and other professional fees. The Iris estimated transaction costs exclude the deferred underwriting fees described in Note 2(d) above.

For the Liminatus transaction costs:
•
$1.1 million was capitalized in deferred transaction costs and accrued in accounts payable and accrued expenses as of September 30, 2024; and

•
$5.0 million was reflected as a reduction of cash and capitalized and offset against the proceeds from the Business Combination as a decrease to additional paid-in capital.

For the Iris transaction costs:
•
$1.3 million was accrued by Iris in accounts payable and accrued expenses and recognized in expense as of September 30, 2024;

•
$1.3 million was recognized in expense and paid as of September 30, 2024;

•
$4.4 million was reflected as a reduction in cash; and

•
$3.1 million was reflected as an adjustment to accumulated deficit as of September 30, 2024 which represents estimated Iris transaction costs less $2.6 million previously recognized in expense by Iris as of September 30, 2024. The costs expensed through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 as discussed in Note 2(dd) below.

(f)
Represents the PIPE Financing issuance of 1.5 million common shares at $10.00 per share generating gross proceeds of $15.0 million.

(g)
Reflects the transfer of Iris’s Class A common shares subject to possible redemptions as of September 30, 2024 to permanent equity.

(h)
Represents the conversion of each issued and outstanding share of Iris common stock for ParentCo Common Stock in the SPAC Merger.

(i)
Reflects the recapitalization of Liminatus Class A and Class B Member Units into 17,500,000 ParentCo common shares.

(j)
Reflects the elimination of Iris’s historical accumulated deficit after recording the transaction costs to be incurred by Iris as described in Note 2(e) above.

(k)
Reflects the reclassification of the public warrants’ derivative warrant liability of $0.1 million to equity as Iris’s public warrants are expected to be equity classified upon consummation of the Business Combination.

(l)
Reflects the forfeiture of 4,177,778 private warrants held by the Sponsor immediately prior to the Business Combination resulting in a net decrease to the derivative warrant liability of $0.1 million with an offset to additional paid-in capital. The remaining outstanding private warrants issued in connection with Iris’s initial public offering, are not exercisable until 30 days after the Closing, as such, the warrant liability has not been adjusted for these private warrants.

(m)
Represents the effective settlement of $10.0 million of Liminatus’s short-term debt upon the issuance of ParentCo common shares in the recapitalization reflected in Note 2(i) above.

(n)
Represents the settlement of Iris’s related party promissory note, including the associated derivative liability, upon the consummation of the Business Combination, in cash.

(o)
Reflects the settlement of the promissory note between Iris and Liminatus upon the closing of the Business Combination

(p)
Represents fees to be paid to Benjamin Securities, Inc. pursuant to a Capital Markets Advisory Agreement whereby Benjamin Securities, Inc. will assist ParentCo in meeting the initial listing standards of Nasdaq.

(q)
Reflects the maximum redemption of 174,477 Iris Class A Common Stock at a redemption price of approximately $11.09 per share, totaling approximately $1.9 million (includes market appreciation and interest on the marketable securities and/or balances held in the Trust).

(r)
Represents estimated excise taxes of approximately $0.02 million of additional excise taxes assuming maximum redemptions.

Transaction Accounting Adjustments to Unaudited Pro Forma Combined Statement of Operations
The transaction accounting adjustments included in the unaudited pro forma combined statement of operations for the nine months ended September 30, 2024 and year ended December 31, 2023 are as follows:
(aa) Reflects an adjustment to eliminate interest income related to the Trust Account.
(bb)
Reflects the elimination of the change in fair value of the public warrants, which are expected to be reclassified to permanent equity upon the closing of the Business Combination, as discussed in Note 2(k) above.

(cc)
Reflects the elimination of the change in fair value of the 4,177,778 forfeited private warrants.

(dd)
Reflects preliminary estimated Iris transaction costs that will be expensed upon the closing of the Business Combination, as discussed in Note 2(e) above. These costs are reflected as if incurred on January 1, 2023, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(ee)
Reflects the elimination of interest expense on the $10.0 million Liminatus short-term debt, which is expected to be settled upon the closing of the Business Combination, as discussed in Note 2(m) above.

(ff)
Reflects the elimination of change in fair value of derivative liability, which is expected to be settled upon the closing of the Business Combination, as discussed in Note 2(n) above.

(gg)
Reflects an adjustment to eliminate income taxes due to interest income related to the Trust Account.

3.
Loss per Share

Represents the net loss per share calculated using the historical weighted average shares of Liminatus exchanged common shares outstanding, and the issuance of additional shares in connection with the Business Combination and other related events, assuming the shares were outstanding since January 1, 2023. As the Business Combination and other related events are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. No unexercised stock options and warrants, which are discussed elsewhere in this proxy statement/prospectus, were included in the earnings per share calculation as they would be anti-dilutive.
	Nine Months Ended September 30, 2024		Year Ended December 31, 2023
	Assuming No Additional Redemptions	Assuming Maximum Redemptions	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(5,541)	$(5,541)	$(10,500)	$(10,500)
Pro forma weighted average shares outstanding, basic and diluted	26,774,477	26,600,000	26,774,477	26,774,477
Pro forma net loss per share, basic and diluted	$(0.20)	$(0.20)	$(0.39)	$(0.39)
Pro forma weighted average shares calculation, basic and diluted
Iris public stockholders	174,477	—	174,477	—
Sponsor and independent directors	6,900,000	6,900,000	6,900,000	6,900,000
Deferred underwriting commissions(1)	700,000	700,000	700,000	700,000
Equity PIPE Investor	1,500,000	1,500,000	1,500,000	1,500,000
Liminatus Members	17,500,000	17,500,000	17,500,000	17,500,000
Pro forma weighted average Class A shares calculation, basic and diluted(1)	26,774,477	26,600,000	26,774,477	26,600,000

(1)
Number of shares determined based on a price of $10.00 per share. Such price is subject to adjustment based on the five day volume-weighted average price prior to the filing of a resale registration statement covering such shares.

SPECIAL MEETING OF IRIS STOCKHOLDERS
General
We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by the Iris Board for use at the Special Meeting to be held on       , 2025, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about       , 2025.
Date and Time of Special Meeting
The Special Meeting will be held at      , Eastern Time, on       , 2025, or such other date and time to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice.
The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Special Meeting online, vote and submit your questions during the Special Meeting by visiting      . The virtual meeting format allows attendance from any location in the world.
Voting Power; Record Date
Iris stockholders of record as of       , 2025, the record date for the Special Meeting are entitled to one vote per share of Iris Class A Common Stock at the Special Meeting.
As of the close of business on the record date, there were 7,074,477 shares of Iris Class A Common Stock, 6,900,000 Public Warrants and 5,013,333 Iris Private Placement Warrants to purchase Iris Class A Common Stock outstanding.
Vote of Iris’s Sponsor
Pursuant to the Sponsor Agreement, the Sponsor has agreed to, among other things, vote in favor of the proposals in this proxy statement/prospectus. As of the date of this proxy statement/prospectus, the Sponsor holds approximately 98% of the voting power of the outstanding shares of Iris common stock.
Quorum and Vote Required for Approval of the Proposals at the Special Meeting
A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of Iris common stock entitled to vote at the Special Meeting is represented at the meeting in person or by proxy. If a stockholder fails to vote his, her or its shares online or by proxy, or if a broker fails to vote online or by proxy shares held by it in nominee name, such shares will not be counted for the purposes of establishing a quorum. If a stockholder who holds his, her or its shares in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee (a “broker non-vote”) on all of the proposals set forth in this proxy statement/prospectus, such shares will not be counted for the purposes of establishing a quorum. An abstention from voting shares represented at the Special Meeting online or by proxy but not voted on one or more proposals or a broker non-vote, so long as the stockholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. As of the date of this proxy statement/prospectus, our executive officers, directors and affiliates held approximately 98% of the voting power of the outstanding shares of Iris common stock. All of such shares will be voted in favor of the Business Combination Proposal and other proposals described in this proxy statement/prospectus and presented at the Special Meeting.
The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of each of the ParentCo Charter Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Accordingly, none of a stockholder’s failure to vote online or by proxy, a broker non-vote or an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the ParentCo Charter Proposal, the Incentive Plan Proposal, or the Adjournment Proposal.
The Business Combination Proposal is not conditioned on the approval of any other proposal. The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. The ParentCo Charter Proposal, the Advisory Charter Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate a business combination or amend the Iris Certificate of Incorporation by stockholder approval by March 31, 2025 (subject to an additional three month extension at the discretion of the Board), we will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such Trust Account to our public stockholders.
Recommendation to Iris Stockholders
The Iris Board believes that each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ParentCo Charter Proposal, the Advisory Charter Proposals, the Election of Directors Proposal, and the Adjournment Proposal to be presented at the Special Meeting is fair to and in the best interests of us and our stockholders and unanimously recommends that our stockholders vote “FOR” each of the proposals.
When you consider the recommendation of the Iris Board in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
Broker Non-Votes and Abstentions
Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.”
An abstention from voting, shares represented at the Special Meeting online or by proxy but not voted on one or more proposals, or a broker non-vote, so long as the stockholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. However, broker non-votes will not be counted as “votes cast” at the Special Meeting. A stockholder’s failure to vote by proxy or to vote online at the Special Meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the outcome of the Nasdaq Proposal, the Incentive Plan Proposal, the ParentCo Charter Proposal, the Advisory Charter Proposals, the Election of Directors Proposal, or the Adjournment Proposal.

Voting Your Shares
Each share of our common stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting (subject to the voting percentages described above under “Special Meeting of Iris Stockholders — Voting Power; Record Date”). Your proxy card or cards show the number of shares of our common stock that you own. There are several ways to vote your shares of common stock:
•
You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by the Iris Board. The Iris Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ParentCo Charter Proposal, “FOR” the Advisory Charter Proposals, “FOR” the Election of Directors Proposal and “FOR” the Adjournment Proposal.

•
You can attend the Special Meeting and vote online even if you have previously voted by submitting a proxy as described above. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at             . You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or e-mail address below. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a legal proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock. Once you have your legal proxy, contact Continental Stock Transfer & Trust Company to have a control number generated. Continental Stock Transfer & Trust Company contact information is as follows: (917) 262-2373, or email proxy@continentalstock.com.

Revoking Your Proxy
If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify Sumit Mehta, Iris’s Chief Executive Officer, in writing before the Special Meeting that you have revoked your proxy; or

•
you may attend the Special Meeting, revoke your proxy, and vote in person (which would include presence at the virtual Special Meeting), as indicated above.

No Additional Matters May Be Presented at the Special Meeting
The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal the ParentCo Charter Proposal, the Advisory Charter Proposals, the Election of Directors Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus.
Who Can Answer Your Questions About Voting
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Iris common stock, please contact Alliance Advisors, LLC, our proxy solicitor, toll-free at (844)-670-2141 or email at IRAA@allianceadvisors.com.
Redemption Rights and Procedures
Pursuant to our charter, in connection with the Business Combination, public stockholders may request that Iris redeem all or a portion of such public stockholder’s shares of Iris Class A Common Stock for a pro rata portion of cash from the Trust Account if demand is properly made and the Business Combination is consummated. These shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable). For illustrative purposes, based on funds in our Trust Account of approximately $2,001,033 (as adjusted for redemptions paid out of the Trust Account in January 2025) as of January 2, 2025, stockholders would have received a redemption price of approximately $11.47 per share (net of all applicable taxes payable from the Trust Account) of Iris Class A Common Stock
In order to exercise your redemption rights, you must:
•
submit a request in writing that we redeem your public shares for cash. The request must identify the beneficial owner of the shares to be redeemed and must be sent to Continental Stock Transfer & Trust Company, our Transfer Agent, at address directly below; and

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind E-mail: mzimkind@continentalstock.com
•
deliver your public shares either physically or electronically through DTC to our Transfer Agent at least two business days before the Special Meeting. Stockholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

If you do not properly comply with the procedures and requirements to redeem your public shares described above, your shares will not be redeemed. Any demand for redemption, once made, may be withdrawn at any time until the date of the Special Meeting. If you delivered your shares for redemption to our Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that our Transfer Agent return the shares (physically or electronically). You may make such request by contacting our Transfer Agent at the phone number or address listed above prior to the date of the Special Meeting.
Any redemptions by our public stockholders will decrease the funds in the Trust Account available to us to pay the expenses of the Business Combination and consummate other related transactions. A public stockholder, together with any of his, her or its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to an aggregate of 15% or more of the outstanding public shares.
Prior to exercising redemption rights, stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights. We cannot assure you that you will be able to sell your shares of our common stock in the open market, even if the market price per share is higher than the redemption price, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of our common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of ParentCo following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If you exercise your redemption rights and the Business Combination is not consummated for any reason, your shares will be returned to you and not redeemed.

If the Business Combination is not consummated and we do not consummate an initial business combination or amend the Iris Certificate of Incorporation by stockholder approval by March 31, 2025 (subject to an additional three month extension at the discretion of the Board), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders and the Iris warrants will expire worthless.
Appraisal Rights
Appraisal rights are not available to holders of Iris common stock in connection with the Business Combination.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
We are asking our stockholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below entitled “— The Business Combination Agreement,” for more detailed information concerning the Business Combination and the Business Combination Agreement. We also urge our stockholders to read carefully the Business Combination Agreement in its entirety before voting on this proposal. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus. Any capitalized terms which are used in this summary description but not defined here or elsewhere in this proxy statement/prospectus have the meanings assigned to them in the Business Combination Agreement.
The Business Combination Agreement
On November 30, 2022, Iris, ParentCo, Liminatus, Liminatus Merger Sub, and SPAC Merger Sub, entered into the Business Combination Agreement pursuant to which: (a) Liminatus Merger Sub will merge with and into Liminatus (the “Liminatus Merger”), with Liminatus surviving the Liminatus Merger as a direct wholly-owned subsidiary of ParentCo, and (b) simultaneously with the Liminatus Merger, SPAC Merger Sub will merge with and into Iris (the “SPAC Merger” and, together with the Liminatus Merger, the “Mergers”), with Iris surviving the SPAC Merger (the “SPAC Surviving Subsidiary”) as a direct wholly-owned subsidiary of ParentCo (the transactions contemplated by the foregoing clauses (a) and (b) the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”).
On December 20, 2022, the Company, filed an amendment to the Iris Certificate of Incorporation with the Secretary of State of the State of Delaware to change the date by which the Company must consummate a business combination from March 9, 2023 to June 9, 2023 (subject to an additional three month extension at the discretion of the Iris Board). The Company’s stockholders approved the amendment to the Iris Certificate of Incorporation at the special meeting on December 20, 2022.
On May 30, 2023, the Board held a meeting and extended the date by which the Company must consummate a Business Combination for a three month period from June 9, 2023 to September 9, 2023. Consistent with this extension by the Board, the parties to the Business Combination Agreement amended the Business Combination Agreement on June 1, 2023, to extend the Outside Date from June 7, 2023, to September 30, 2023.
On August 16, 2023, the Company filed a preliminary proxy statement with the SEC containing a proposal to stockholders to amend the Iris Certificate of Incorporation to, among other things, extend the date by which the Company must consummate a business combination from September 9, 2023, to March 9, 2024. On August 14, 2023, the parties to the Business Combination Agreement amended the Business Combination Agreement to extend the Outside Date from September 30, 2023 to March 9, 2024.
On September 7, 2023, the Company, filed an amendment to the Iris Certificate of Incorporation with the Secretary of State of the State of Delaware to change the date by which the Company must consummate a business combination from September 9, 2023 to December 9, 2023 (subject to an additional three month extension at the discretion of the Iris Board). The Company’s stockholders approved the amendment to the Iris Certificate of Incorporation at the special meeting on September 7, 2023.
On December 5, 2023, the Board held a meeting and extended the date by which the Company must consummate a Business Combination for a three month period from December 9, 2023 to March 9, 2024.
On February 26, 2024, the Company filed a proxy statement with the SEC containing a proposal to stockholders to amend the Iris Certificate of Incorporation to extend the date by which the Company must consummate a business combination from March 9, 2024 to June 9, 2024 (subject to an additional three month extension at the discretion of the Iris Board). The Company’s stockholders approved the amendment to the Iris Certificate of Incorporation at the special meeting on March 7, 2024. On March 9, 2024, the parties to the Business Combination Agreement amended the Business Combination Agreement to extend the Outside Date from March 9, 2024 to July 31, 2024.

On May 13, 2024, the Iris Board extended the date by which the Company must consummate a Business Combination for a three month period from June 9, 2024 to September 9, 2024, pursuant to the discretion granted to the Iris Board by the stockholders.
On July 19, 2024, the parties to the Business Combination Agreement amended the Business Combination Agreement to extend the Outside Date from July 31, 2024 to September 3, 2024.
On August 16, 2024, the parties to the Business Combination Agreement amended the Business Combination Agreement to extend the Outside Date to December 31, 2024. Also on August 16, 2024, the parties to the Subscription Agreement entered into an amendment to such agreement to extend the termination date of the agreement to December 31, 2024.
On August 26, 2024, the Company filed a proxy statement with the SEC containing a proposal to stockholders to amend the Iris Certificate of Incorporation to extend the date by which the Company must consummate a business combination from September 9, 2024 to December 31, 2024. The Company’s stockholders approved the amendments to the Iris Certificate of Incorporation at the special meeting on September 5, 2024. On September 5, 2024, the Company filed with the Secretary of State of the State of Delaware an amendment to its amended and restated certificate of incorporation to change the date by which the Company must consummate a business combination to December 31, 2024.
On October 23, 2024, the parties to the Business Combination Agreement amended the Business Combination Agreement to, among other things, reduce the enterprise value associated with Liminatus to $175 million. On October 31, 2024, the parties to the Subscription Agreement entered into an amendment to such agreement to reduce the PIPE Investor’s equity investment commitment to $15 million.
On December 9, 2024, the Company filed a proxy statement with the SEC containing a proposal to stockholders to amend the Iris Certificate of Incorporation to extend the date by which the Company must consummate a business combination from December 31, 2024 to March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board). The Company’s stockholders approved the amendments to the Iris Certificate of Incorporation at the special meeting on December 20, 2024. On December 26, 2024, the Company filed with the Secretary of State of the State of Delaware an amendment to its amended and restated certificate of incorporation to change the date by which the Company must consummate a business combination to March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board).
On December 26, 2024, the parties to the Business Combination Agreement amended the Business Combination Agreement to extend the Outside Date to June 30, 2025. Also on December 26, 2024, the parties to the Subscription Agreement entered into an amendment to such agreement to extend the termination date of the agreement to June 30, 2025.
Effect of the Business Combination on Existing Iris Equity
Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:
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immediately prior to the effective time of the Mergers (the “Effective Time”), every issued and outstanding Unit will be automatically separated and broken out into its constituent parts and the holder thereof shall be deemed to hold one share of Iris Class A Common Stock and one-fourth of one Public Warrants, and such underlying constituent securities of Iris shall be converted in accordance with the applicable terms of the Business Combination Agreement, and in accordance with the terms of the Warrant Agreement (defined below), no fractional Public Warrants shall be issued upon separation of the outstanding Iris Units, but shall instead be rounded down to the nearest whole Public Warrant;

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at the Effective Time, each issued and outstanding share of Iris Class A Common Stock will be converted automatically into and thereafter represent the right to receive one share of ParentCo Common Stock, following which all shares of Iris Class A Common Stock will cease to be outstanding and will automatically be canceled and will cease to exist, and the holders of certificates previously evidencing shares of Iris Class A Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares, except as provided in the Business Combination Agreement or by applicable Law, and each certificate formerly representing shares of Iris Class A Common Stock will thereafter represent only the right to receive the relevant amount for such shares of Iris Class A Common Stock in accordance with the applicable provisions of law and Iris’s governing documents;
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at the Effective Time, each issued and outstanding Public Warrant will, in accordance with the terms of the Warrant Agreement, immediately and automatically represent the right to purchase shares of ParentCo Common Stock on the same terms and conditions as are set forth in the Warrant Agreement (each a “ParentCo Public Warrant”);

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at the Effective Time, each issued and outstanding private placement warrant of Iris, except those issued to Cantor, will be forfeited. In accordance with the terms of the Warrant Agreement, the private placement warrants issued to Cantor shall immediately and automatically represent the right to purchase shares of ParentCo Common Stock on the same terms and conditions as are set forth in the Warrant Agreement (each a “ParentCo Private Placement Warrant”); and

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at the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time will be converted into an equal number of shares of common stock of Iris each of which is held by ParentCo, with the same rights, powers and privileges as the shares so converted, and such shares will constitute the only outstanding shares of capital stock of Iris.

Additional Agreements Executed at the Signing of the Business Combination Agreement
The Sponsor Agreement
Concurrently with the execution of the Business Combination Agreement, Iris, Liminatus, and the Sponsor, entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to, among other things: (i) appear at the Special Meeting and vote all of its shares of Iris Class A Common Stock it holds or has the power to vote (including any acquired in future) in favor of the Business Combination Agreement and the Transactions contemplated thereby, (ii) be bound by certain transfer restrictions with respect to its shares of Iris Class A Common Stock, and (iii) not redeem any of its shares of Iris Class A Common Stock in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
The foregoing description of the Sponsor Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Support Agreement, a copy of which is attached hereto as Annex D and is incorporated herein by reference.
PIPE Subscription Agreement
Concurrently with the execution of the Business Combination Agreement, ParentCo and Iris have entered into the PIPE Equity Subscription Agreement with the PIPE Investor pursuant to which the PIPE Investor has committed to purchase the PIPE Shares, for an aggregate purchase price of $15,000,000. The obligations to consummate the transaction contemplated by the PIPE Equity Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The parties to the PIPE Equity Subscription Agreement entered into amendments to such agreement on August 14, 2023, March 9, 2024, July 23, 2024, August 16, 2024 and December 26, 2024 to, among other things, extend the date the PIPE Investor can terminate such agreement and on October 31, 2024, to reduce the PIPE Investor’s investment commitment to $15 million.
In connection with the PIPE Equity Investment, ParentCo will grant the PIPE Investor certain customary registration rights as described under “Registration Rights Agreement”. The PIPE Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance on the availability of an exemption from such registration.
The foregoing description of the PIPE Equity Subscription Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the PIPE Equity Subscription Agreement, a copy of which is attached hereto as Annex E, and is incorporated herein by reference.

Sponsor Forfeiture Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor and Iris entered into a Sponsor Forfeiture Agreement (the “Forfeiture Agreement”), pursuant to which the Sponsor agreed to forfeit 4,177,778 private placement warrants effective immediately prior to the closing.
The foregoing description of the Forfeiture Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Forfeiture Agreement, a copy of which is attached hereto as Annex F and is incorporated herein by reference.
Lock-Up Agreement
Concurrently with the execution of the Business Combination Agreement, ParentCo entered into a Lock-Up Agreement (“Lock-Up Agreement”) with Sponsor, and certain Liminatus Members with respect to the shares of ParentCo Common Stock that will be issued as consideration under the Business Combination Agreement. The Lock-Up Agreement includes, among other things, the following provisions:
Certain Liminatus Members will not be able to transfer any shares of ParentCo Common Stock beneficially owned or otherwise held by them for a period that is the earlier of: (a) for one-third of the shares, six months after the date of closing, for one-third of the shares, twelve months after the date of closing; and for one-third of the shares, twenty-four months after the date of closing; (b) the date on which the closing price of the ParentCo Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) for any 20 trading days within any 30-trading day period or (c) the date on which ParentCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of ParentCo’s stockholders having the right to exchange their shares of ParentCo common stock for cash, securities or other property.
The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Lock-Up Agreement, a copy of which is attached hereto as Annex G and is incorporated herein by reference.
On August 9, 2024, ParentCo and Sponsor entered into an amendment to the Lock-Up Agreement to grant a waiver of the lock-up restrictions contained in the Lock-Up Agreement with respect to an aggregate of 3.64 million ParentCo Shares to be held by certain Liminatus Members. The Lock-Up Agreement was subsequently amended on January 2, 2025 to grant a waiver of the lock-up restrictions contained in the Lock-Up Agreement with respect to an aggregate of 6.24 million ParentCo Shares. The business purpose for the waiver was to assist ParentCo in meeting the Nasdaq initial listing standards. No consideration was paid to ParentCo or the Sponsor in connection with such waiver.
Additional Agreements to be Executed at Closing
Registration Rights Agreement
In connection with the consummation of the Business Combination, ParentCo will enter into an Amended and Restated Registration Rights Agreement (the “RRA”) with Sponsor, Cantor, certain former members of Liminatus and the PIPE Investor. The RRA includes, among other things, the following provisions:
ParentCo will be required to file a resale shelf registration statement on behalf of the ParentCo security holders party to the agreement within 30 days after the closing of the Business Combination. The RRA also provides certain demand rights and piggyback rights to ParentCo stockholders, subject to certain specified underwriter cutbacks and issuer blackout periods. ParentCo will bear all costs and expenses incurred in connection with the resale shelf registration statement, any demand registration statement, any underwritten takedown, any block trade, any piggyback registration statement prior to its withdrawal and all expenses incurred in performing or complying with its other obligations under the RRA, whether or not the registration statement becomes effective.
The RRA will terminate with respect to any holder party thereto, on the date that such holder party no longer holds any registrable securities.

The foregoing description of the RRA does not purport to be complete and is qualified in its entirety by the terms and conditions of the RRA, a form of which is attached hereto as Annex H and is incorporated herein by reference.
Closing Lock-Up Agreements
In connection with the consummation of the Business Combination, ParentCo will enter into Lock-Up Agreements with certain parties that will be entitled to shares of ParentCo Common Stock in connection with the closing of the Transactions (the “Closing Lock-Up Agreements”). The Closing Lock-Up Agreements will include provisions that are reasonably acceptable to Iris.
Warrant Amendment
In connection with the consummation of the Transaction, Iris, ParentCo and Continental will enter into the Warrant Amendment. Pursuant to the Warrant Amendment, Iris will assign all of its right, title and interest in and to the Warrant Agreement to ParentCo. The Warrant Amendment also amends the Warrant Agreement such that, among other things, (i) all references to Iris in the Warrant Agreement (including all exhibits thereto) shall be references to ParentCo; and (ii) all references to “Common Stock” in the Warrant Agreement (including all exhibits thereto) shall be references to shares of ParentCo Common Stock. The Warrant Amendment also amends the notice provisions of the Warrant Agreement to contemplate notice to ParentCo under such agreement.
From and after the Effective Time, each whole warrant will entitle the registered holder to purchase one share of ParentCo Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of the Business Combination, except as described below.
See “Description of ParentCo Capital Stock — Warrants — Public Warrants” for a further description of the Warrant Amendment.
Regulatory Approvals
The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for filings required with the SEC pursuant to the reporting requirements applicable to Iris, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate it to its stockholders.
Background of the Business Combination
Iris (formerly known as Tribe Capital Growth Corp I) is a blank check company formed as a corporation in Delaware on November 5, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For purposes of this section, “Tribe Capital Growth” refers to Iris prior to its management and name change that occurred on or about July 27, 2022, as described in the section titled “Iris’s Management’s Discussion And Analysis Of Financial Condition And Results Of Operations — Overview” in this proxy statement/prospectus.
The Business Combination with Liminatus is the result of an extensive search for a potential initial business combination, whereby Iris evaluated a large number of potential targets utilizing the investing, operating and transaction experience of Iris’s management team, advisory partners and the Iris Board. The terms of the Business Combination are the result of arm’s-length negotiations between representatives of Iris and representatives of Liminatus. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions.
Prior to the pricing of the IPO, neither Iris, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving Liminatus.
On March 9, 2021, Tribe Capital Growth priced its initial public offering of 27,600,000 units, including 3,600,000 units issued pursuant to the exercise of the underwriters’ over-allotment option in full at an offering price of $10.00 per unit. Each unit consists of one share of Class A common stock of Tribe Capital Growth at par value $0.0001 per share and one-fourth of one redeemable warrant of Tribe Capital Growth, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock of Tribe Capital Growth for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to Tribe Capital Growth of $276,000,000. The Tribe Capital Markets, LLC (“Tribe Capital”) team was appointed as the management of Tribe Capital Growth.
Following the consummation of the IPO, Tribe Capital Growth’s management and directors commenced an active, targeted search for potential business combination targets. The focus of this search was top-decile private technology companies exhibiting inflection points in their growth and potential to scale towards outsized outcomes with long-term venture capital.
Iris and Iris’s third-party advisors engaged in varying levels of discussions, due diligence, evaluation, analysis and negotiations with 8 potential business combination targets. The level of diligence varied based on data room access granted by the potential targets; satisfying Iris’s selection criteria; preparedness and receptivity with respect to a business combination and the terms on which a target was willing to consider a potential De-SPAC transaction. Due diligence included, among other things, a review of information contained in online data rooms, presentations and discussions with the potential targets’ management, potential target’s business, product pipeline, technology, historical performance, management team (ability to lead a public company) and the company’s competitive positioning.
Negotiations with potential target companies as Tribe Capital Growth Corp I*
Since the IPO, Tribe Capital Growth evaluated and considered several potential target companies operating in sectors such as crypto, health-tech, biosciences, media & communications, supply chain management, online dating, F&B, automotive technology and metaverse as candidates for a possible business combination transaction. The erstwhile management, Tribe Capital, adopted a quantitative bottom-up diligence approach that focuses on product-market fit, growth patterns, unit economics, customer base diversity, market standing in respective sector, operating regions (if they facilitate high growth), track record of management team and technology (proprietary, performance and other such metrics). Tribe Capital Growth and its advisors compiled a list of high priority potential targets and updated and supplemented such list from time to time. Tribe Capital Growth has:
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Identified and conducted preliminary screening of 65+ potential acquisition target companies;

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Preliminary screening resulted in 35 companies that could be potential de-SPAC targets based on business model, team background, product scalability and application. Tribe Capital Growth executed non-disclosure agreements with these companies to gather further information on these companies from their dataroom.

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Upon having an executed non-disclosure agreement in place, Tribe Capital Growth held introductory calls with the management of these companies wherein Tribe Capital Growth obtained an understanding of the respective capital requirements of these companies and understanding on how Tribe Capital Growth could play a role.

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Following the introductory call with the companies’ management, 19 companies provided dataroom access for Tribe Capital Growth to conduct a deep dive analysis into each of these companies. Tribe Capital Growth conducted its quantitative diligence on these companies including meetings with the senior management of the companies and their respective advisors to assess and review their respective business plans, financial projections and assumptions, their underlying opportunities and risks, historical and expected financial performance, macroeconomic trends impacting the business and operating industry, competitive positioning, track record of the senior management team, the company’s technology and potential impact from trends in the overall economy and industry, regulatory environment and benefits/ challenges related to such company engaging in a potential de-SPAC transaction with Tribe Capital Growth to become a public company.

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The above analysis resulted in Tribe Capital Growth issuing letters of intents to five potential target companies.

Target A:   On March 10, 2021, Tribe Capital Growth signed a non-disclosure agreement with a technology-enabled healthcare provider that focused on the end-to-end patient journey via its app. Target A was backed by notable investors and was led by a structure and experienced leadership team. Target A sent out an invitation to submit a non-binding indication of interest, which Tribe Capital Growth submitted on March 29, 2021. After several discussions with the management, Tribe Capital Growth decided to explore other targets due to Target A’s valuation expectation.
Target B:   Tribe Capital Growth initiated discussions with Target B, a company that provides online payments, billing, and utility expense management tools to homeowners associations and property management companies. Target B built a steady, low-churn customer base that has consistently expanded its payments revenue on its platform. A non-disclosure agreement between both parties was executed on April 19, 2021, and subsequently dataroom access was granted to the Tribe Capital Growth team for further analysis. Subsequently, Tribe Capital Growth submitted a letter of interest to Target B and initiated further discussions with Target B’s management to assess their capital requirements and understand their growth plans. However, these discussions did not materialize as Target B’s sales efficiency and overall revenue growth metrics were on the lower end of Tribe Capital Growth’s benchmark.
Target C:   Tribe Capital Growth initiated discussions with Target C, a North American based metaverse company that was one of the early pioneers in that space. Target C developed a gaming platform that operates as a virtual world that is driven by user-generated content. Over time Target C garnered significant traction and users onto its platform. As the metaverse gained traction in 2021, Tribe Capital Growth identified Target C as an ideal target as it held the right infrastructure in place, established market presence in the metaverse space, existing active user base on its platform. In October 2021, Tribe Capital Growth signed an indication of interest with 60-day exclusivity period and proceeded towards onboarding advisors and due diligence. Tribe Capital Growth also engaged a PIPE placement agent to prepare the investor presentation in discussion with Target C.
In December 2021, Target C indicated its immediate cash requirement, which was not in line with the de-SPAC timelines. Numerous discussions were held between Tribe Capital Growth, Target C and respective advisors to identify venues and finalize terms to raise a private round of funding to satisfy the company’s cash requirement.
Tribe Capital Growth made extensive efforts to reach an agreement suitable to both parties, but was unable to get the terms of the private round of funding tied to a successful de-SPAC, and thus Target C decided to pursue other alternatives.
Target D:   Target D was a dating app company that operates 27 social discovery applications worldwide, each utilizing a unique approach in matching users and targeting specific demographic profiles. Iris Tribe Capital Growth had engaged in soft conversations since April 2021. Target D granted virtual dataroom access to Tribe Capital Growth after executing a non-disclosure agreement on June 1, 2021. Tribe Capital Growth conducted a deep dive analysis and due diligence showed that Target D was far ahead of its competition and with generic social discovery on the rise, Target D was well-positioned to capture this value, particularly among the Gen-Z users.
Once discussions with Target C were shelved, Tribe Capital Growth re-initiated negotiations with Target D and commenced preparing a letter of intent in March 2022. In April 2022, Tribe Capital Growth submitted a non-binding letter of intent but did not proceed as Target D was not very responsive.
Change in Sponsorship and SPAC Management
On June 1, 2022, Tribe Capital withdrew as a member of Tribe Capital Growth’s sponsor, Tribe Arrow Holdings I LLC, a Delaware limited liability company (“Tribe Arrow Holdings”). Subsequently, Arrow Multi Asset Fund — Arrow SP6 was admitted as a member of Tribe Arrow Holdings and appointed as the sole managing member of Tribe Arrow Holdings. The CEO, CFO and Secretary of Tribe Capital Growth, who were a part of the Tribe Capital team, resigned, along with an independent director. Following the transition, Tribe Capital Growth was renamed to Iris Acquisition Corp and changed its strategy to adopt a sector-agnostic approach with respect to deal sourcing, underwriting and selection criteria of potential business combination targets. Tribe Arrow Holdings was renamed Iris Acquisition Holdings LLC. Our Sponsor is owned by: (i) a private equity fund managed by Arrow and (ii) Iris Equity Holdings LLC. Iris Equity Holdings LLC is the managing member of our Sponsor.
Negotiations with potential target companies as Iris Acquisition Corp*
Post transition to Iris Acquisition Corp, Iris explored several other targets that fit its revised strategy. While several discussions to understand their respective businesses and potential deal terms took place between Iris and the management of these companies, none of them were provided a letter of intent by Iris. The companies included the following:
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A digital logistics company with strong 10-year track record that operated in the ASEAN and African markets. The company had built strong partnerships across the world servicing over 650 customers, most of whom were globally recognized names.

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A UK-based app management company that focused on mobile advertising and digital cybersecurity. However, the company required immediate cash and given the de-SPAC timeline, Iris and the company mutually agreed to end discussions.

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A South Asian fintech enabler that focused on providing e-wallet and remittance services to the unbanked and underbanked population through partnerships with banks, large corporates and MNCs. While the business model had great potential, it was not operationally ready to scale and would require several months to be PCAOB audit ready.

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A South Asian company focused on commercial production of bio-based polymers products for the fast-moving consumer goods sector. Iris engaged with the company and discussed possibilities of a de-SPAC. However, upon discussing internally with Iris’s advisors, the discussions were halted as the company’s PCAOB audit readiness would not be complete within Iris’s timeframe.

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A UK-based tech company focused on enhancing customer engagement and instant payments by merchant partnerships. The company was engaged in discussions with other SPACs in North American and received proforma deal terms from them. Following the execution of an non-disclosure agreement, Iris conducted due diligence on the company and prepared a proforma deal structure for discussion with the management of the company. The company eventually decided to further engage with another SPAC instead of Iris.

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On March 3, 2022, Iris engaged in preliminary discussions with an Australian company focused on food solutions. Target D, upon understanding the de-SPAC process, decided to not pursue this route as it was a longer process as opposed to their corporate strategy.

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On April 21, 2022, Iris initiated discussions with a trucking aggregator based out of the United Arab Emirates. After detailed negotiations on the deal mechanics, the company decided to remain private and pursue private funding rounds.

Target E:   On June 17, 2022, Iris was introduced to Target E, an Israeli-based MedTech company.
On June 22, 2022, a non-disclosure agreement was signed with Target E. Subsequently, dataroom access was granted to the Iris team followed by detailed due diligence covering the company’s financials, patents, customer contracts, legal structure and management track record.
Both parties discussed the deal structuring in detail, including exploring PIPE or committed equity financing (“CEF”) routes. Iris identified and engaged with several parties to provide the target with CEF term sheets for assessment.
On September 13, 2022, the target and Iris signed a letter of intent listing out the deal terms. Iris organized calls between Target E and potential parties who were interested in providing CEF lines to the target.
On October 17, 2022, Target E decided to cancel the letter of intent following a board decision to keep the company private due to challenging market conditions as well as a desire to avoid the convertible structure route.

Target F (Liminatus):    On October 25, 2022, Liminatus was brought to Iris by Cantor Fitzgerald as a potential business combination target. Following a preliminary assessment, Iris decided to initiate discussions with Liminatus.
On October 29, 2022, Iris had an introductory call with Liminatus to obtain an understanding of Liminatus, its history, business model, products and the leadership. Iris also introduced itself and its purpose to Liminatus.
On October 30, 2022, Iris and Liminatus executed a non-disclosure agreement and Liminatus granted Iris data room access to commence due diligence.
On November 1, 2022, following an initial assessment of the data room (by Iris and certain of its advisors), Iris and Liminatus executed a letter of intent (as amended, the “Business Combination LOI”).
On November 2, 2022, an all-party call was held among Liminatus, Iris and their respective legal teams. The primary purposes of this call were to introduce the advisors and discuss next steps. Iris engaged third party subject matter experts to support and advise Iris management on assessing Liminatus as a potential target for a business combination, including experts to conduct due diligence on Liminatus’s intellectual property portfolio and regulatory and scientific matters related to Liminatus.
On November 3, 2022, Iris management met with the Iris Board to brief the Iris Board about Liminatus, potential deal terms and preliminary sector analysis.
On November 5, 2022, Iris and Liminatus had detailed discussions and exchanged draft versions of certain ancillary agreements related to the business combination.
On November 7, 2022, Iris received certain reports containing preliminary due diligence findings by its advisors. Additionally, Iris initiated the process to extend the timeline to complete a business combination and commenced work on the preliminary proxy statement related to such extension.
On November 8, 2022, an all-party call was conducted among Iris, Liminatus and their respective legal teams to discuss on-going due diligence.
From November 10 through November 14, 2022, Iris, Liminatus, and their respective advisors exchanged due diligence queries and responses. From November 15 through November 19, 2022, Iris received additional due diligence reports from its advisors and subsequently discussed such reports with Liminatus. Additional discussions between Iris, Liminatus, and their respective legal teams resulted in continued progress on the Business Combination Agreement, PIPE Agreement, Convertible Note Subscription Agreement and Equity Subscription Agreement.
From November 20 through November 28, 2022, Iris engaged with its advisors to prepare a presentation for the Iris Board (which presentation included an assessment of market comparables, material due diligence findings, and company valuation and sector analysis).
From November 29 through November 30, 2022, Iris, in discussion with its legal advisors, prepared Iris’s portion of the disclosure schedules to the Business Combination Agreement, along with certain other ancillary documents related thereto. Additionally, Iris engaged with Liminatus to address queries brought forward by the Iris Board. Subsequent to such queries being answered, the Iris Board provided its approval to enter into the Business Combination Agreement. Following the approval of the Iris Board, the Business Combination Agreement was executed.
From November 1, 2022, the date on which the parties executed the Business Combination LOI, through November 30, 2022, the date on which the parties executed the Business Combination Agreement, certain material terms of the Business Combination Agreement changed. These changes were the result of (i) ordinary course negotiations among the parties to the Business Combination Agreement; and (ii) Iris’s continued due diligence efforts on Liminatus. Iris's approach toward the negotiations was informed through consultation with subject-matter experts. We have summarized the material changes below:
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It was contemplated by the Business Combination LOI that the Sponsor would retain only a portion of the Founder Shares and private placement warrants (while forfeiting or transferring the remainder of each). The terms of the transaction changed over the course of negotiations and the Business Combination Agreement now states that the Sponsor will retain all of the Founder Shares, while forfeiting all of the private placement warrants.
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It was contemplated by the Business Combination LOI that the Business Combination Agreement would include earnout provisions — providing that each of the Sponsor and Liminatus would receive shares following certain post-closing milestones being achieved. The parties ultimately agreed to not include the earnout provisions in the Business Combination Agreement.

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The transaction terms evolved to require that at closing Iris shall repay indebtedness owed to the Sponsor out of amounts held in the Trust Account, with respect to any repayment for taxes, and the PIPE Investment, with respect to all other amounts owed to the Sponsor. This term was not contemplated by the Business Combination LOI.

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The transaction terms evolved to provide that if the transaction expenses of Iris at the closing are less than $2,250,000, Liminatus will, at or promptly following the closing, pay $250,000 to the Sponsor. This was subsequently amended by the parties to require payment to the Sponsor if transaction expenses at closing are less than $5,000,000. This term was not included in the Business Combination LOI.

Other than as noted below, the enterprise value associated with Liminatus ($250,000,000) did not change throughout the course of the transaction. The enterprise value was arrived at by Iris through: (i) research and analysis of comparable companies (with respect to size, maturity, financial status, and research targets), and (ii) assistance from third-party advisors, consultants and experts. This valuation was derived using a comprehensive approach. Following the TDT License Termination, the enterprise value associated with Liminatus was changed to $175,000,000. This valuation was arrived at by Iris through: (i) research and analysis of comparable companies (with respect to size, maturity, financial status, and research targets), and (ii) assistance from third-party advisors, consultants and experts. This valuation was derived using a comprehensive approach.
As Liminatus does not yet have revenues, the cash flows prior to approval of any treatment or vaccine will be negative. That means the “standard” valuation multiples like enterprise value to EBITDA or price to earnings are less relevant. There are some alternative multiples, such as enterprise value to invested research and development, which are essentially cost-based valuations. Iris believes cost based valuations are not good indicators of future value for biotechnology companies. The comparative valuation methodology is a popular methodology which utilizes public market comparables, or comparable M&A transactions, but because Iris believes most biotechnology companies are idiosyncratic, Iris looked at a range of criteria to find likeness over exact matches.
In light of these differences, Iris sought assistance from a multitude of third-party advisors, consultants and experts, whose specialized knowledge of the sector and insights bolstered the valuation process. Iris believes that these external collaborators brought diverse perspectives and extensive experience to the table, ensuring that the valuation of Liminatus was robust and defensible. Iris undertook the following high-level view to estimate value ranges using two methods:
First, a research and analysis of listed comparable companies was conducted, scrutinizing factors such as stage of development, number of assets, number of ongoing clinical trials and stage of revenue within similar target sectors. Iris believes that this examination ensured that Liminatus was benchmarked against relevant industry peers, providing a solid foundation for determining its enterprise value.
Second, Iris completed a high level market analysis, looking at the possible income with a bottom up approach based on general industry data assumptions. As the commercialization models for each of the three technologies is still in its initial stage, a probability adjusted bottom-up approach was used for the purposes of determining biotechnology licenses and values for contract discussions.
Through this analysis, a range of enterprise value of Liminatus was not only determined, but also validated by industry standards and expert opinions. This ensured that the value remained unchanged throughout the transaction, reflecting the value of Liminatus in the marketplace.
On December 1, 2022, the press release and Form 8-K were filed.

Iris did not consider other companies in the biopharma sector.
Although Cantor presented Liminatus as a potential business combination target, Cantor was not specifically compensated by the parties to the Business Combination Agreement for doing so. However, Cantor does have a material interest in the outcome of the Business Combination with Liminatus because Cantor currently holds 835,555 Private Placement Warrants acquired at the time of our IPO in exchange for $1,253,333 ($1.50 per warrant). Each Private Placement Warrant entitles Cantor to purchase one share of Iris Class A Common Stock (or one share of ParentCo Common Stock if the Business Combination closes) at an exercise price of $11.50 per share, for an aggregate purchase price of $9,608,883. If the Business Combination does not close, the Private Placement Warrants held by Cantor will expire worthless. Additionally, Cantor is entitled to receive a deferred underwriting fee in the amount of $8,000,000, of which $7,000,000 will be paid in shares of ParentCo Common Stock (700,000 shares at $10.00 per share, subject to adjustment based on the five day volume-weighted average price prior to the filing of a resale registration statement covering such shares). If the Business Combination does not close, Cantor will forfeit the deferred underwriting fee and Cantor will not receive the shares of ParentCo Common Stock. Cantor holds no interest in Liminatus and has not engaged in any business activities with Liminatus. Cantor did not present any other targets to us for consideration.
Despite the fact that Cantor introduced Liminatus to the Company, Cantor was never engaged by any party to the Business Combination, and played no role in the due diligence process related to the Business Combination. The introduction of Liminatus to the Company was a cold introduction. Additionally, Cantor played no role in negotiating the Business Combination, and the Company renegotiated Cantor’s fees, bringing them down. Cantor demonstrated independence throughout the process. Given this, the Iris Board concluded that any conflicts of interest did not impact the desire of the Iris Board to enter into the Business Combination or the Iris Board’s recommendation that Iris’s stockholders approve the Business Combination.
On August 16, 2024, Liminatus informed the Company that TDT, Liminatus’s license partner for the intellectual property and other rights related to GCC (CAR-T therapy and cancer vaccine), terminated the License and Development Agreement, dated June 10, 2018, by and between TDT and Liminatus. On August 26, 2024, Iris’s management team initiated discussions with Liminatus to address changes to the valuation and terms of the Business Combination Agreement due to the TDT License Termination. Liminatus proposed a valuation of $185,000,000, due to progress in its CD47 research and other investments in preclinical work. On August 28, 2024, Iris initiated an update on the market study of CD47 to bring the market study in line with latest public market analysis, trends in the biotechnology market and case studies of deals relevant to CD47. Simultaneously, Iris and Liminatus held several meetings to discuss these nuances, as well as amending the Business Combination Agreement, including: (i) revising the pre-money valuation of Liminatus on the basis of the updated market study, (ii) securing a confirmation of commitment from InnoBation for the license of CD47 and (iii) securing a commitment from the PIPE Investor. Based on the updated market study, discussions regarding the prospects of CD47, and after applying the risk-related discounts to the initial valuation, on September 12, 2024, the valuation of Liminatus was revised from $250,000,000 to $175,000,000. Iris communicated the results of the updated market study, agreed amendments to the Business Combination Agreement and the mutually agreed valuation of $175,000,000 to the Iris Board on September 18, 2024. The Iris Board then considered, and unanimously approved the Business Combination Agreement, as amended to date, and the transactions contemplated thereby.
The Iris Board’s Reasons for the Approval of the Business Combination
On November 30, 2022, the Iris Board: (i) determined that the Business Combination was advisable to and in the best interests of Iris and its stockholders, (ii) unanimously approved the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), and (iii) recommended that Iris’s stockholders approve the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). On November 30, 2022, the Business Combination Agreement was executed by the parties. The Registration Statement was initially declared effective by the SEC on August 9, 2024. On August 16, 2024, Liminatus informed us that TDT, Liminatus’s license partner for the intellectual property and other rights related to GCC (CAR-T therapy and cancer vaccine), terminated the TDT License. TDT asserted that the termination was due to Liminatus’ failure to make the milestone payments under the agreement, but Liminatus believes it was current on the milestone payments. TDT has not communicated further since terminating the license. Following the receipt of the termination notice, and after considering the development status of the CAR-T products, Liminatus management concluded, in its business judgment, that notwithstanding the loss of the TDT License and considering the pre-clinical advancement and market potential of its CD47 asset, to proceed with its business plan without the TDT License. On September 18, 2024, the Iris Board: (i) determined that, notwithstanding the TDT License Termination, the Business Combination was advisable to and in the best interests of Iris and its stockholders, (ii) unanimously approved the Business Combination Agreement, as amended to date, and the transactions contemplated thereby (including the Business Combination) and (iii) recommended that Iris’s stockholders approve the Business Combination Agreement, as amended to date, and the transactions contemplated thereby.
In reaching its decision with respect to the Business Combination, the Iris Board reviewed and considered a wide variety of factors, including various industry and financial data and certain due diligence and evaluation materials provided by legal counsel and independent advisors. In light of the complexity of those factors, the Iris Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Iris Board may have given different weight to different factors. This explanation of the reasons for the Iris Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”
Before reaching its decision, the Iris Board reviewed the results of the due diligence conducted by Iris’s management, legal counsel, and independent advisors, which included:
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Iris’s management had numerous meetings with Liminatus regarding, among other customary due diligence matters, Liminatus’s brand, products, clinical trials and results, intellectual property, public company preparedness, operations, market access and distribution, financials and use of proceeds, competitors, plans, and forecasts.

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A review of Liminatus’s material contracts and other documentation, including but not limited to those relating to intellectual property, regulatory compliance, and other legal matters.

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A review of safety data, preclinical trial data, clinical trial data, and study reports.

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A review of Liminatus’s intellectual property rights, including but not limited to license agreements, patent portfolio status, and patent strategy.

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A review of Liminatus’s upcoming products, expedited pathways available to Liminatus, and consideration of the likelihood of success given Liminatus’ clinical trial data and alternatives in the market, among other considerations.

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A review of Liminatus’s financial statements and internal reports.

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A review of other biotech companies operating in the same or similar market as Liminatus.

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A review of industry trends in the biopharmaceutical market and a historical comparison of similar business combinations.

The factors considered by the Iris Board included, but were not limited to, the following:
Potential to Grow Globally
We intended to prioritize technology businesses with the potential to expand internationally and operate in a growing global market that is ripe for disruption.
We believe that Liminatus aligns well with our goal to prioritize businesses with disruptive technologies and international expansion potential, especially within the rapidly growing global market for cancer therapies.
We believe Liminatus is positioned at the forefront of biotechnology, specifically focusing on immune-modulating cancer therapies. With their innovative approach to developing next-generation CD47 checkpoint inhibitors, we believe Liminatus operates in a market segment ripe for disruption. The global cancer therapy market was valued at $70 billion in 2022.
We believe the global market for CD47-targeted therapies has consistently had high demand for novel immune checkpoint inhibitors. CD47 therapies target various hard-to-treat cancers, including acute myeloid leukemia (“AML”) and several solid tumors, which are areas of high unmet medical need. There is a proven commercial and therapeutic demand for advanced CD47 inhibitors. Additionally, Liminatus’s next-generation anti-CD47 antibody, IBA-101, is aiming to solve a critical issue faced by earlier CD47 inhibitors — anemia. One of the biggest challenges in CD47 therapies has been the destruction of red blood cells (“RBCs”), leading to anemia, a serious side effect. However, IBA-101’s RBC-sparing property eliminates this concern, which enhances its therapeutic potential and marketability. The value of IBA-101 has been highly rated due to findings that showed excellent performance in in vivo efficacy and toxicity tests in vitro and in humanized mice. We believe that due to its readiness for an FDA IND application, CD47 has great potential in this growing market, especially given its importance as a therapeutic target.
Furthermore, Liminatus’s strategic collaborations with institutions and their focus on in-licensing promising therapeutic assets to broaden their pipeline demonstrate their commitment to staying at the forefront of technological advancements in the field.
Through the Business Combination with Liminatus, we can leverage its innovative technologies to address significant unmet medical needs in cancer therapy on a global scale. Liminatus’s portfolio of highly promising assets and strategic vision to become a global biopharmaceutical leader make it an ideal candidate for international expansion within the growing market for disruptive technologies in oncology.
Steady Growth Business with High Revenue Potential
We focused on investments whose growth potential is backed by adoption of technology and whose end product can be consumed by the growing middle-class population. We viewed growth as an important driver of value and sought companies whose growth potential could generate meaningful upside potential.
The Iris Board believes that Liminatus’s growth potential is backed by a growing immuno-oncology market. Additionally, the Iris Board believes that the presence of multiple biotechnology and pharmaceutical companies pursuing programs in this sector demonstrates the potential to generate high revenues.
Strong Management Background
We intended to acquire a business that has an experienced management team with a proven track record for producing rapid growth and with an ability to clearly and confidently articulate the business and market opportunities to public market investors. As such, spent significant time assessing a company’s leadership and personnel, and evaluating what we can do to augment and/or upgrade the team over time as needed.
The Iris Board believes that Liminatus has an experienced management team with a proven track record of collaboration with pharmaceutical companies, research institutions, and academic centers — all which help validate Liminatus’s development efforts. The Iris Board believes that the management team has the ability to clearly and confidently articulate the business and market opportunities of Liminatus to public market investors.
Efficient Use of Capital to Meet Growth Objectives
We sought businesses that we believed were at an inflection point where the utilization of our capital could further propel the expansion of their business to the next operating level. We spent significant time assessing a company’s growth plans and projections to understand how our capital translated to operating growth and investor returns over the long-term.
The Iris Board believes that Liminatus is at an inflection point where the utilization of additional capital can propel the next stage of development. This belief comes from the Iris Board’s due diligence assessing Liminatus’s research and development plans, intellectual property licensing, and business growth plans and understanding of how additional capital, in connection with successful clinical trials, will translate into investor returns over the long-term.
Uniqueness of Product Offering
We evaluated metrics such as recurring revenues, product life cycle, market share, cohort consistency, customer lifetime value, and customer acquisition costs to focus on businesses whose products or services are differentiated or where we saw an opportunity to create value by implementing best practices.
The Iris Board believes that the intellectual property portfolio of Liminatus is:(i) diverse and targets well-validated cancers; and (ii) supported by preclinical data and clinical data. Further, the Iris Board believes that the market in which the intellectual property assets exist is growing.
Attractive Valuation
We sought target companies for our initial business combination based on disciplined valuation-centric metrics.
The Iris Board believes that Liminatus is currently available at discount compared to its peers (based upon the current enterprise values of comparable public companies with similar technologies).
Public Market Readiness
We sought to acquire a business that has or can put in place prior to the closing of a business combination the governance, financial systems and controls required in the public markets.
The Iris Board believes that Liminatus is well-positioned to be a public company, specifically with respect to its size and the scalability of its technology. Additionally, the Iris Board expects that public market investors will understand and value Liminatus (and it’s potential) as a company. The Iris Board believes that Liminatus has appropriate plans to implement the governance measurers and financial systems and controls required by the public markets.
Acquisitions
High-value transactions have occurred in the CD47 space, which we believe underscores the demand from big pharmaceutical companies for effective CD47 therapies. Additionally, while some CD47 therapies have failed in recent years due to side effects, Liminatus’s anti-CD47 antibody, IBA-101, addresses this problem. This innovation could open the door to reviving clinical trials and therapies that were previously abandoned due to safety concerns, giving it a competitive edge in the market. With Liminatus’s novel CD47 antibody showing what we believe is a strong pre-clinical profile, we believe that there is significant potential for future partnerships or acquisition.
The Iris Board believes that the Business Combination continues to serve the best interests of stockholders, even in light of the TDT License Termination, due to the following:
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Liminatus’s licensing partnership with InnoBation, a biotechnology company headquartered in the Republic of Korea, specializing in cancer therapies. Through this partnership, Liminatus gains access to InnoBation’s anti-CD47 technology, a promising asset in the fight against cancer.

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Extensive clinical studies have highlighted CD47 as a compelling target for drug development across a broad range of cancers. Liminatus is well positioned in immuno-oncology, leveraging its differentiated anti-CD47 monoclonal antibody, which is specifically designed to address significant challenges observed in earlier CD47 therapies, such as anemia.

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The global market for CD47-targeted therapies continues to exhibit significant demand, particularly as these inhibitors gain traction in combination with established PD-1/PD-L1 blockades, a market projected to exceed $123 billion by 2033. Liminatus’s innovative approach and intellectual property rights make it well-suited to capture a significant share of this growing market.

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Furthermore, advances in research since the Business Combination Agreement was initially signed have strengthened the value proposition of the CD47 asset. Critical preclinical work, including CMC development and toxicity studies, has been completed, alongside independent research revealing potential new applications for the CD47 asset in mitigating age-related diseases, such as cardiovascular disease and obesity. These developments highlight CD47’s broad therapeutic potential, reinforcing the Business Combination’s importance and long-term value for stockholders.
In the course of its deliberations, in addition to the various other risks associated with the business of Liminatus, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the Iris Board also considered a variety of uncertainties, risks, and other potentially negative factors relevant to the Business Combination, including the following:
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Macroeconomic uncertainty, including with respect to global and national supply chains, and the effects they could have on Liminatus’s revenues and financial performance.

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The risk that Liminatus may not be able to execute on its business plan and realize its anticipated financial performance.

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The risk that Liminatus’s products in development do not perform as expected, fail clinical trials, or are not approved by the FDA or other applicable regulatory authorities.

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Clinical trials are long and expensive, and the results of such are uncertain.

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Liminatus is subject to continuing regulatory compliance by the FDA and other applicable regulatory authorities, which could result in negative effects on Liminatus if the regulatory environment changes or Liminatus fails to comply with regulatory requirements.

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Liminatus’s brand and reputation are critical to its success, and any publicity, regardless of accuracy, that portrays Liminatus negatively could adversely impact operating results.

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The risks and costs to Iris if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other businesses combination opportunities, which could result in Iris being unable to effect a business combination within the completion window, which would require Iris to liquidate.

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The risk that Iris’s stockholders may object to and challenge the Business Combination and take action that may prevent or delay the closing, including by voting against the Business Combination Proposal.

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The terms of the Business Combination Agreement provide that Iris will not have any surviving remedies against Liminatus or its equityholders after the closing to recover for losses as a result of any inaccuracies or breaches of Liminatus’s representations, warranties, or covenants set forth in the Business Combination Agreement.

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The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected time frame.

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The fees and expenses associated with completing the Business Combination will be significant.

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The potential that a significant number of Iris’s stockholders elect to redeem their shares prior to the consummation of the Business Combination, which would reduce the amount of cash available following the closing.

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The challenges associated with preparing Liminatus for the applicable disclosure and Nasdaq listing requirements.

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Liminatus will require additional capital to complete the research and development and potential commercialization of its intellectual property assets. No assurance can be given that such additional capital will be available on terms acceptable to Liminatus, if at all. If Liminatus is unable to raise capital when needed or on acceptable terms, Liminatus could be forced to delay, reduce, or eliminate its planned research and development programs or any future commercialization efforts.

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The risk that the Transactions might not be consummated or completed in a timely manner or that the closing might not occur despite Iris’s best efforts, including by reason of a failure to obtain the approval of Iris’s stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief cold indefinitely enjoin the consummation of the Business Combination.

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Continuing coronavirus outbreaks may have a material adverse effect on Liminatus’s business, liquidity, financial condition and results of operations.

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Safety risks associated with the products.

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The market in which Liminatus operates is highly competitive.

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The license agreements related to the intellectual property assets are restrictive and may become non-exclusive.

After considering the foregoing potentially negative and potentially positive reasons, the Iris Board concluded, in its business judgment, and notwithstanding the loss of the TDT License, that the potentially positive reasons relating to the Transactions outweighed the potentially negative reasons. In approving the Business Combination, the Iris Board determined not to obtain a fairness opinion. The Iris Board believes because of the skills and background of its officers and directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Liminatus’s fair market value was at least 80% of the balance of the funds in the Trust Account (excluding any taxes payable). In connection with its deliberations, the Iris Board also considered that Iris’s executive officers and directors may have financial interests in the Business Combination that may be different from or in addition to (and may conflict with) the interests of other Iris stockholders. The Iris Board was aware of and considered these interests, among other matters, in reaching the determination that the Transactions contemplated by the Business Combination Agreement were advisable and in the best interests of Iris and its stockholders. See “— Interests of Certain Persons in the Business Combination.”
Liminatus Consideration of the Business Combination
On November 30, 2022, Liminatus: (i) approved the Business Combination Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination is fair to, advisable, and in the best interest of Liminatus and its members, and (iii) recommended that the members of Liminatus approve the Business Combination Agreement and the transactions contemplated thereby. In evaluating the Business Combination and making these determinations and this recommendation, Liminatus consulted with Liminatus’s senior management, Liminatus’s legal counsel and its other advisors and considered a number of factors.
The Liminatus management also considered the general criteria and guidelines that Liminatus believed would be important in evaluating prospective business combination partners. In considering the Business Combination, the Liminatus management determined that the Business Combination provided the benefits below, although not weighted or in any order of significance. In light of the factors described below, the Liminatus management determined the Business Combination was an attractive business opportunity.
The Liminatus management’s evaluation relating to the merits of the Business Combination were based on considerations, factors, criteria and guidelines that Liminatus’s management team deemed relevant. In light of the complexity of those factors, Liminatus’s management as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions. Individual members of Liminatus’s management may have given different weight to different factors.
In particular, the Liminatus management considered the following factors:
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Liminatus’s operating results and financial performance;

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the current business conditions;

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the stage of development of Liminatus’s products and services;

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the likelihood of achieving a liquidity event, such as an initial public offering, given prevailing market conditions and the nature and history of Liminatus’s business;

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industry information such as market size and growth;

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the macroeconomic conditions;

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the effect of an infusion of working capital on Liminatus’s business and growth strategies; and

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the desire of potential customers to deal with a publicly traded Nasdaq-listed Delaware corporation.

Interests of Certain Persons in the Business Combination
In considering the recommendation of the Iris Board to vote in favor of the Business Combination Proposal, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain of Iris’s directors and officers have interests in the Business Combination that are different from or in addition to (and may conflict with) those of other stockholders. Iris’s directors were aware of and considered these interests in evaluating the Business Combination and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:
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the fact that the Sponsor holds 6,900,000 Founder Shares and 4,177,778 Private Placement Warrants, which would expire worthless if a business combination is not consummated;

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the fact that, unless Iris consummates the Business Combination, the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by an affiliate on behalf of Iris ($75,000 of such expenses were incurred that had not been reimbursed as of September 30, 2024) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

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the fact that the Sponsor has made outstanding loans to Iris in the aggregate amount of approximately $1,453,720 as of September 30, 2024, which amount Iris will be unable to repay to the Sponsor to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if a business combination is not completed;

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the fact that, if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

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the fact that none of our officers or directors has received any cash compensation for services rendered to Iris, and all of the current members of the Iris Board are expected to continue to serve as directors at least through the date of the Special Meeting and may even continue to serve following the Business Combination and receive compensation thereafter;

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the fact that the Sponsor and Iris’s officers and directors will lose their entire investment in Iris if the Business Combination or another qualifying business combination or an amendment the Iris Certificate of Incorporation by stockholder approval is not completed March 31, 2025 (subject to an additional three month extension at the discretion of the Board);

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the fact that pursuant to the Lock-Up Agreement, the Sponsor and certain other stockholders agree that they will not Transfer any Lock-up Shares until the end of the Lock-up Period, except as permitted by and in accordance with the Lock-Up Agreement;

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the fact that the Sponsor and Iris’s officers and directors will hold 6,900,000 shares of ParentCo Common Stock following the Business Combination, the aggregate value of which is estimated to be approximately $77,418,000, assuming the per share value of the ParentCo Common Stock is the same as the $11.22 per share closing price of Iris’s Class A Common Stock on the OTC Pink Marketplace as of January 2, 2025;

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the continued indemnification, advancement of expenses, exculpation, maintenance of director’s and officer’s “tail” insurance, and other limitations on liability of Iris’s existing directors and officers after the Business Combination until the sixth (6th) anniversary of the Closing Date;

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the fact that on December 13, 2024, the Company was notified that on July 24, 2024, Hana Immunotherapeutics, LLC, an affiliate of Chris Kim, the Chief Executive Officer of Liminatus, agreed to loan the buyer of the former managing member of the Company’s Sponsor approximately $1.216 million, to facilitate the Acquisition. As a result of the Acquisition, the former managing member, Columbass Limited, resigned as managing member of the Sponsor on October 30, 2024, and Iris Equity Holdings LLC was appointed as managing member of the Sponsor. Other than repayment of the principal and interest on the loan, which has been settled through the delivery of shares in a private Korean company, Mr. Kim has stated that he has no affiliation or other relationship with the Sponsor, any of the Sponsor’s members, including the former and new managing member or the buyer of the former managing member of our Sponsor; and
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the fact that Sponsor and its affiliates may receive a positive rate of return on their investments in Iris, even if other stockholders of Iris do not receive a positive rate of return on their investments.

Redemption Rights
Pursuant to our charter and the Trust Agreement, eligible holders of the Iris Class A Shares may elect to have their shares redeemed for cash at a redemption price per share calculated in accordance with our charter, by tendering the Iris Class A Shares of such holder for redemption not later than 5:00 p.m. Eastern Time on the date that is two Business Days prior to the date of the Special Meeting. As of January 2, 2025, this would have amounted to approximately $11.47 per share (net of all applicable taxes payable from the Trust Account). If a holder of public shares properly exercises his, her or its redemption rights, then such holder will be exchanging his, her or its shares of Iris Class A Common Stock for cash and will no longer own such shares. See the section entitled “Special Meeting of Iris Stockholders — Redemption Rights and Procedures” for procedures to be followed if you wish to redeem your shares for cash and not own the ParentCo common stock following consummation of the Business Combination.
After the special stockholders meeting held by Iris on December 20, 2024, to vote upon a charter amendment to extend the time to complete a business combination until March 31, 2025 (subject to an additional three month extension at the discretion of the Board), public stockholders elected to redeem 64,453 shares of common stock, resulting in $2,001,033 of funds remaining in the Trust Account (as adjusted for redemptions paid out of the Trust Account in January 2025) and 174,477 shares of Iris Class A Common Stock held by the public stockholders.
Impact of the Business Combination on ParentCo’s Public Float
The following table summarizes the pro forma equity ownership in ParentCo Common Stock immediately following the Business Combination under three redemption scenarios.
	Assuming No Additional Redemptions(1)(2)	% Ownership	Assuming an additional 50% Redemption(1)(3)	% Ownership	Assuming Maximum Redemptions(1)	% Ownership
Iris public stockholders	174,477	0.7	87,238	0.3	0	0
Sponsor and independent directors	6,900,000	25.8	6,900,000	25.9	6,900,000	25.9
Deferred underwriting commissions	700,000(4)	2.6	700,000(4)	2.6	700,000(4)	2.6
Equity PIPE Investor	1,500,000	5.6	1,500,000	5.6	1,500,000	5.6
Liminatus Members	17,500,000	65.4	17,500,000	65.6	17,500,000	65.8
Total Shares	26,774,477	100%	26,687,238	100%	26,600,000	100%

Percentages may not add to 100% due to rounding.
(1)
Based on an aggregate of 17,500,000 shares of ParentCo Common Stock, which will be issued as consideration in the Transactions; and does not take into account the dilutive effects of: (i) the exercise of 7,735,555 ParentCo Warrants to purchase ParentCo’s common stock that will be outstanding following the Business Combination, or (ii) any equity awards that may be issued under the proposed Incentive Plan following the Business Combination. If the actual facts are different than these assumptions (which is likely), the ownership percentages held by each of our existing stockholders, Sponsor, Iris’s independent directors, Cantor and the Liminatus Members will be different.

(2)
Assumes that no additional stockholders exercise redemption rights.

(3)
Assumes that an additional 50%, or 87,238, shares of Iris Class A Common Stock are redeemed for cash.

(4)
Number of shares determined based on a price of $10.00 per share. Such price is subject to adjustment based on the five day volume-weighted average price prior to the filing of a resale registration statement covering such shares.

Shares to be Issued on a Fully-diluted Basis
	Assuming No Additional Redemptions(1)(2)	% Ownership	Assuming an additional 50% Redemption(1)(3)	% Ownership	Assuming Maximum Redemptions(1)	% Ownership
Iris public stockholders	174,477	0.5	87,238	0.3	0	0
Sponsor and independent directors	6,900,000	20.0	6,900,000	20.0	6,900,000	20.1
Deferred underwriting commissions	700,000(4)	2.0	700,000(4)	2.0	700,000(4)	2.0
Equity PIPE Investor	1,500,000	4.3	1,500,000	4.4	1,500,000	4.4
Liminatus Members	17,500,000	50.7	17,500,000	50.8	17,500,000	51.0
Public Warrants	6,900,000	20.0	6,900,000	20.0	6,900,000	20.1
Private Placement Warrants	835,555	2.4	835,555	2.4	835,555	2.4
Total Shares	34,510,032	100%	34,422,793	100%	34,335,555	100%

Percentages may not add to 100% due to rounding.
(1)
Based on an aggregate of 17,500,000 shares of ParentCo Common Stock, which will be issued as consideration in the Transactions; and does not take into account the dilutive effects of: (i) the exercise of 7,735,555 ParentCo Warrants to purchase ParentCo’s common stock that will be outstanding following the Business Combination or (ii) any equity awards that may be issued under the proposed Incentive Plan following the Business Combination. If the actual facts are different than these assumptions (which is likely), the ownership percentages held by each of our existing stockholders, Sponsor, Iris’s independent directors, Cantor and the Liminatus Members will be different.

(2)
Assumes no additional stockholders exercise redemption rights.

(3)
Assumes that an additional 50%, or 87,238 shares, of Iris Class A Common Stock are redeemed for cash.

(4)
Number of shares determined based on a price of $10.00 per share. Such price is subject to adjustment based on the five day volume-weighted average price prior to the filing of a resale registration statement covering such shares.

Satisfaction of 80% Test
Nasdaq rules require that our Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted). We refer to this as the 80% of net assets test. As of the date of the execution of the Business Combination Agreement, the balance of the Trust Account was approximately $276 million (excluding taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $220.8 million. In reaching its conclusion that the proposed Business Combination meets the 80% of net assets test, the Iris Board used as a fair market value the enterprise value of approximately $250 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination Agreement. In determining whether the enterprise value described above represents the fair market value of Liminatus, the Iris Board considered all of the factors described above under “— The Iris Board’s Reasons for the Approval of the

Business Combination” and the fact that the purchase price for the Business Combination was the result of an arm’s length negotiation. As a result, the Iris Board concluded that the fair market value of Liminatus was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).
Following the TDT License Termination, the enterprise value of Liminatus was determined to be $175.0 million. This valuation was arrived at by Iris through: (i) research and analysis of comparable companies (with respect to size, maturity, financial status, and research targets), and (ii) assistance from third-party advisors, consultants and experts. This valuation was derived using a comprehensive approach. As of January 2, 2025, the balance of the Trust Account was approximately $2.0 million (as adjusted for redemptions paid out of the Trust Account in January 2025 and excluding taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $1.6 million. In reaching its conclusion that the proposed Business Combination meets the 80% of net assets test, the Iris Board used as a fair market value the enterprise value of approximately $175 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination Agreement.
Board of Directors of ParentCo Following the Business Combination
The Proposed ParentCo Certificate of Incorporation provides that the board of directors of ParentCo (the “ParentCo Board”) will consist of not less than three (3) nor more than eleven (11) members, the exact number initially fixed at three (3) and adjusted thereafter from time to time by the Board. The individuals nominated to serve on the ParentCo board are Mr. Chris Kim, Dr. Eun Sook Lee, Dr. Ji Yeon Baek and Mr. Nicholas Fernandez. For additional information, see the section entitled “Management of ParentCo Following the Business Combination.”
Tax Considerations
For a detailed discussion of the material U.S. federal income tax consequences of the Business Combination, please see the section entitled “Material U.S. Federal Income Tax Considerations.”
Expected Accounting Treatment of the Business Combination
The Business Combinations will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded in accordance with GAAP. Under this method of accounting, Iris will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combinations will be treated as the equivalent of Liminatus issuing stock for the net assets of Iris, accompanied by a recapitalization. The net assets of Iris will be stated at historical cost, which approximates fair value, with no goodwill or other intangible assets recorded. Operations prior to the Business Combinations will be those of Liminatus.
Appraisal Rights
Appraisal rights are not available to holders of Iris common stock in connection with the Business Combination.
Regulatory Matters
The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for filings required with the SEC pursuant to the reporting requirements applicable to Iris, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate it to its stockholders.
Vote Required for Approval
The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the Special Meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the Business Combination Proposal.
Per the Business Combination Agreement, it is a condition to closing of the Transaction that the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Election of Directors Proposal be approved by Iris’s stockholders. As a result, the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, and the Election of Directors Proposal are each conditioned on the approval of the others. The ParentCo Charter Proposal, the Advisory Charter Proposals, and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate a business combination or amend the Iris Certificate of Incorporation by stockholder approval by March 31, 2025 (subject to an additional three month extension at the discretion of the Board), we will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such Trust Account to our public stockholders.
After careful consideration, the Iris Board has determined that the Business Combination Proposal, the ParentCo Charter Proposal, the Incentive Plan Proposal and the Adjournment Proposal are fair to and in the best interests of Iris and our stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal and “FOR” the other proposals presented in this proxy statement/prospectus. In considering the recommendation of the Iris Board, you should keep in mind that our directors and executive officers may have interests in the Business Combination that are different from or in addition to (and may conflict with) the interests of our stockholders generally. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
Recommendation of the Iris Board
THE IRIS BOARD UNANIMOUSLY RECOMMENDS THAT IRIS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE NASDAQ PROPOSAL
Overview
In connection with the Business Combination and the PIPE Equity Investment, Iris is asking Iris’s stockholders to consider and vote upon a proposal to approve for the purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b), (c) and (d) the issuance of shares of ParentCo Common Stock, to the extent such issuance would require stockholder approval under Nasdaq Listing Rules 5635(a), (b), (c) and (d).
Reasons for the Approval
We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b), (c), and (d).
Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock) or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.
Under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
Upon the consummation of the Business Combination, ParentCo expects to issue, in the aggregate, an estimated 19,000,000 shares of ParentCo Common Stock to the direct and indirect owners of Liminatus and the PIPE Investor, collectively, in connection with the Business Combination and the PIPE Equity Investment (excluding, for this purpose, additional securities issuable to holders of ParentCo Public Warrants, ParentCo Private Placement Warrants, and the additional shares of ParentCo Common Stock that will, upon closing, be reserved for issuance pursuant to the Incentive Plan). For further details, see “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Consideration,” “Proposal No. 1 — The Business Combination Proposal — Additional Agreements Executed at the Signing of the Business Combination Agreement — PIPE Subscription Agreement,” and “Proposal No. 3 — the Incentive Plan Proposal.”
Accordingly, the aggregate number of shares of ParentCo Common Stock that will be issued in connection with the Business Combination and the PIPE Equity Investment will exceed 20% of both the voting power and the shares of ParentCo Common Stock outstanding before such issuance. In addition, in the future, ParentCo will issue additional shares of ParentCo Common Stock upon exercise of the ParentCo Public Warrants and ParentCo Private Placement Warrants, in accordance with the terms of the Business Combination Agreement and as further described in this proxy statement/prospectus. There will also be shares of ParentCo Common Stock reserved for issuance under the Incentive Plan (assuming the approval of the Incentive Plan Proposal by Iris’s stockholders). For further details, see “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Consideration,” and “Proposal No. 3 — The Incentive Plan Proposal.”

Effect of Proposal on Current Stockholders
In the event that this Proposal is not approved by Iris’s stockholders, the Business Combination cannot be consummated. In the event that this Proposal is approved by Iris’s stockholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of ParentCo Common Stock pursuant to the Business Combination Agreement, ParentCo will not issue such shares of ParentCo Common Stock.
Required Vote for Approval
The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as we believe the Nasdaq Proposal will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.
The Nasdaq Proposal is conditioned on the approval and adoption of each of the Business Combination Proposal, the Incentive Plan Proposal, and the Election of the Directors Proposal.
Recommendation of the Iris Board
THE IRIS BOARD UNANIMOUSLY RECOMMENDS THAT IRIS STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 3 — THE EQUITY INCENTIVE PLAN PROPOSAL
We are submitting for the approval of Iris’s stockholders, the ParentCo 2024 Omnibus Equity and Incentive Plan, or Incentive Plan. The Incentive Plan will become effective upon the closing of the Business Combination and is a comprehensive incentive compensation plan under which ParentCo can grant equity-based and other incentive awards to officers, employees, directors, consultants and advisers to, ParentCo and its subsidiaries. The purpose of the Incentive Plan is to help us attract, motivate and retain such persons with awards designed for the U.S. market and thereby enhance stockholder value.
Administration.   Upon effectiveness, the Incentive Plan will be administered by a committee designated by the ParentCo Board (“Plan Committee”). The Plan Committee will have the power to determine, among other items, the terms of the awards granted under the Incentive Plan, including the exercise price, the number of shares subject to each award (and the class of shares), and the exercisability and vesting terms of the awards. The Plan Committee also will have the power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the Incentive Plan. All decisions made by the Plan Committee pursuant to the provisions of the Incentive Plan will be final, conclusive and binding. To the extent desirable to qualify transactions under the Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated under the Incentive Plan will be structured to satisfy the requirements for exemption under Rule 16b-3. Awards granted to participants who are insiders subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” of the ParentCo Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).
Grant of Awards; Shares Available for Awards.   The Incentive Plan provides for the grant of awards which are distribution equivalent rights, incentive share options, non-qualified share options, performance stock, performance units, restricted common stock, restricted stock units, share appreciation rights (“SARs”), tandem share appreciation rights, unrestricted common stock or any combination of the foregoing, to key management employees and non-employee directors of, and non-employee consultants of, ParentCo or any of its subsidiaries (each a “Participant”) (however, solely ParentCo employees or employees of ParentCo subsidiaries are eligible for awards which are incentive share options). We have reserved a total of 2,000,000 shares of common stock for issuance as or under awards to be made under the Incentive Plan. To the extent that an award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its holder terminate, any common stock subject to such award shall again be available for the grant of a new award. The Incentive Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it is adopted by the ParentCo Board (except as to awards outstanding on that date). The ParentCo Board in its discretion may terminate the Incentive Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Incentive Plan’s termination shall not materially and adversely impair the rights of a holder, without the consent of the holder, with respect to any award previously granted. The number of shares of common stock for which awards which are options or SARs may be granted to a Participant under the Incentive Plan during any calendar year is limited to a number of shares equal to ten percent (10%) of the total number of shares of common stock of the Combined Company outstanding on the last day of the prior calendar year.
Future new hires, non-employee directors and additional non-employee consultants are eligible to participate in the Incentive Plan as well. The number of awards to be granted to officers, non-employee directors, employees and non-employee consultants cannot be determined at this time as the grant of awards is dependent upon various factors such as hiring requirements and job performance.
Options.   The term of each share option shall be as specified in the option agreement; provided, however, that except for share options which are incentive share options (“ISOs”), granted to an employee who owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) more than 10% of the combined voting power of all classes of our common stock or the capital stock of our subsidiaries (a “ten percent stockholder”), no option shall be exercisable after the expiration of ten (10) years from the date of its grant (five (5) years for an employee who is a ten percent stockholder).
The price at which a share may be purchased upon exercise of a share option shall be determined by the Plan Committee; provided, however, that such option price: (i) shall not be less than the fair market value of a share on the date such share option is granted, and (ii) shall be subject to adjustment as provided in the Incentive Plan. The Plan Committee or the ParentCo Board shall determine the time or times at which or the circumstances under which a share option may be exercised in whole or in part, the time or times at which options shall cease to be or become exercisable following termination of the share option holder’s employment or upon other conditions, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, and the methods by or forms in which common stock will be delivered or deemed to be delivered to Participants who exercise share options.
Options which are ISOs shall comply in all respects with Section 422 of the Code. In the case of ISOs granted to a ten percent stockholder, the per share exercise price under such ISO (to the extent required by the Code at the time of grant) shall be no less than 110% of the fair market value of a share on the date such ISO is granted. ISOs may only be granted to employees of ParentCo or one of its subsidiaries. In addition, the aggregate fair market value of the shares subject to an ISO (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. And Option which specifies that it is not intended to qualify as ISOs or any Option that fails to meet the requirement of an ISO at any point in time will automatically be treated as a nonqualified option (“NQSO”) under the terms of the Plan.
Restricted Stock Awards.   A restricted stock award is a grant or sale of common stock to the Participant, subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Committee or the ParentCo Board may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Committee or the ParentCo Board may determine at the date of grant or purchase or thereafter. Except to the extent restricted under the terms of the Incentive Plan and any agreement relating to the restricted stock award, a Participant who is granted or has purchased restricted stock shall have all of the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Plan Committee or the ParentCo Board or in the award agreement). During the restricted period applicable to the restricted stock, subject to certain exceptions, the restricted stock may not be sold, transferred, pledged, hypothecated, or otherwise disposed of by the Participant.
Unrestricted Stock Awards.   An unrestricted stock award is the award of common stock which are not subject to transfer restrictions. Pursuant to the terms of the applicable unrestricted stock award agreement, a holder may be awarded (or sold) common stock which are not subject to transfer restrictions, in consideration for past services rendered thereby to us or an affiliate or for other valid consideration.
Restricted Stock Unit Awards.   A restricted stock unit award provides for a cash payment to be made to the holder upon the satisfaction of predetermined individual service-related vesting requirements, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable restricted stock unit award agreement the individual service-based or performance-based vesting requirement which the holder would be required to satisfy before the holder would become entitled to payment and the number of units awarded to the holder. The vesting restrictions under any restricted stock unit award shall constitute a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a restricted stock unit shall be entitled to receive a cash payment equal to the fair market value of a stock, or one (1) share, as determined in the sole discretion of the Plan Committee and as set forth in the restricted stock unit award agreement, for each restricted stock unit subject to such restricted stock unit award, if and to the extent the applicable vesting requirement is satisfied. Such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the restricted stock unit first becomes vested.
Performance Unit Awards.   A performance unit award provides for a cash payment to be made to the holder upon the satisfaction of predetermined individual and/or ParentCo performance goals or objectives, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable performance unit award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or ParentCo would be required to satisfy before the holder would become entitled to payment, the number of units awarded to the holder and the dollar value assigned to each such unit. The vesting restrictions under any performance under award shall constitute a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such award, the

Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance unit shall be entitled to receive a cash payment equal to the dollar value assigned to such unit under the applicable performance unit award agreement if the holder and/or ParentCo satisfy (or partially satisfy, if applicable under the applicable performance unit award agreement) the performance goals and objectives set forth in such performance unit award agreement. If achieved, such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of ParentCo’s fiscal year to which such performance goals and objectives relate.
Performance Stock Awards.   A performance stock award provides for distribution of common stock (or cash equal to the fair market value of shares) to the holder upon the satisfaction of predetermined individual and/or ParentCo goals or objectives. The Plan Committee shall set forth in the applicable performance stock award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or ParentCo would be required to satisfy before the holder would become entitled to the receipt of common stock pursuant to such holder’s performance stock award and the number of shares of common stock subject to such performance stock award. The vesting restrictions under any performance under award shall constitute a “substantial risk of forfeiture” under Section 409A of the Code and, if such goals and objectives are achieved, the distribution of such common stock shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of our fiscal year to which such goals and objectives relate. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance stock award shall have no rights as an ParentCo stockholder until such time, if any, as the holder actually receives common stock pursuant to the performance stock award.
Distribution Equivalent Rights.   A distribution equivalent right entitles the holder to receive bookkeeping credits, cash payment and/or share distributions equal in amount to the distributions that would be made to the holder had the holder held a specified number of common stock during the period the holder held the distribution equivalent rights. The Plan Committee shall set forth in the applicable distribution equivalent rights award agreement the terms and conditions, if any, including whether the holder is to receive credits currently in cash, is to have such credits reinvested (at fair market value determined as of the date of reinvestment) in additional common stock or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such award becomes vested, the distribution of such cash or common stock shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of Iris’s fiscal year in which the holder’s interest in the award vests. Distribution equivalent rights awards may be settled in cash or in common stock, as set forth in the applicable distribution equivalent rights award agreement. A distribution equivalent rights award may, but need not be, awarded in tandem with another award other than an Option or SAR award, whereby, if so awarded, such distribution equivalent rights award shall terminate or be forfeited by the holder, as applicable, under the same conditions as under such other award. The distribution equivalent rights award agreement for a distribution equivalent rights award may provide for the crediting of interest on a distribution rights award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of Iris’s fiscal year in which such interest was credited), at a rate set forth in the applicable distribution equivalent rights award agreement, on the amount of cash payable thereunder.
Share Appreciation Rights.   A SAR provides the Participant to whom it is granted the right to receive, upon its exercise, the excess of (A) the fair market value of the number of shares of common stock subject to the SAR on the date of exercise, over (B) the product of the number of shares of common stock subject to the SAR multiplied by the base value under the SAR, as determined by the Plan Committee or the ParentCo Board. The base value of a SAR shall not be less than the fair market value of a share on the date of grant. If the Plan Committee grants a share appreciation right which is intended to be a tandem SAR, additional restrictions apply.
Recapitalization or Reorganization.   Subject to certain restrictions, the Incentive Plan provides for the adjustment of common stock underlying awards previously granted if, and whenever, prior to the expiration or distribution to the holder of common stock underlying an award theretofore granted, we shall effect a subdivision or consolidation of our common stock or the payment of a share dividend on common stock without receipt of consideration by us. If we recapitalize or otherwise change our capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted award, the holder shall be entitled to receive (or entitled to purchase, if applicable) under such award, in lieu of the number of shares of common stock then covered by such award, the number and class of shares and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the holder had been the holder of record of the number of shares of common stock then covered by such award. The Incentive Plan also provides for the adjustment of shares underlying awards previously granted by the ParentCo Board in the event of changes to the outstanding common stock by reason of extraordinary cash dividend, reorganization, mergers, consolidations, combinations, split ups, spin offs, exchanges or other relevant changes in capitalization occurring after the date of the grant of any award, subject to certain restrictions.
Amendment and Termination.   The Incentive Plan shall continue in effect, unless sooner terminated pursuant to its terms, until the tenth (10th) anniversary of the date on which it is adopted by the ParentCo Board (except as to awards outstanding on that date). The ParentCo Board may terminate the Incentive Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Incentive Plan’s termination shall not materially and adversely impair the rights of a holder with respect to any award theretofore granted without the consent of the holder. The ParentCo Board shall have the right to alter or amend the Incentive Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of our stockholders at which a quorum representing a majority of our common stock entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Incentive Plan may: (i) materially increase the benefits accruing to holders, (ii) except as otherwise expressly provided in the Incentive Plan, materially increase the number of shares of common stock subject to the Incentive Plan or the individual award agreements, (iii) materially modify the requirements for participation, or (iv) amend, modify or suspend certain repricing prohibitions or amendment and termination provisions as specified therein. In addition, no change in any award theretofore granted may be made which would materially and adversely impair the rights of a holder with respect to such award without the consent of the holder (unless such change is required in order to exempt the Incentive Plan or any Award from Section 409A of the Code).
As of the date of this filing, no awards had been granted under the Incentive Plan.
Certain U.S. Federal Income Tax Consequences of the Incentive Plan
The following is a general summary of certain U.S. federal income tax consequences under current tax law to us and to Participants in the Incentive Plan who are individual citizens or residents of the United States for federal income tax purposes, or U.S. Participants, of share options which are ISOs, or share options which are not ISOs, or NQSOs, restricted shares, SARs, dividend equivalent rights, restricted stock units, performance stocks, performance units and unrestricted stock awards. It does not purport to cover all of the special rules that may apply, including special rules relating to limitations on our ability to deduct certain compensation, special rules relating to deferred compensation, golden parachutes, Participants subject to Section 16(b) of the Exchange Act or the exercise of a share option with previously-acquired common stock. This summary assumes that U.S. Participants will hold their common stock as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address the foreign, state or local income or other tax consequences, or any U.S. federal non-income tax consequences, inherent in the acquisition, ownership, vesting, exercise, termination or disposition of an award under the Incentive Plan, or shares of common stock issued pursuant thereto. Participants are urged to consult with their own tax advisors concerning the tax consequences to them of an award under the Incentive Plan or shares of common stock issued thereto pursuant to the Incentive Plan.
A U.S. Participant generally does not recognize taxable income upon the grant of an NQSO. Upon the exercise of an NQSO, the U.S. Participant generally recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the common stock acquired on the date of exercise over the exercise price thereof, and ParentCo will generally be entitled to a deduction for such amount at that time. If the U.S. Participant later sells common stock acquired pursuant to the exercise of an NQSO, the U.S. Participant recognizes a long-term or short-term capital gain or loss, depending on the period for which the common stock was held thereby. A long-term capital gain is generally subject to more favorable tax treatment than ordinary income or a short-term capital gain. The deductibility of capital losses is subject to certain limitations.

A U.S. Participant generally does not receive taxable income upon the grant of an ISO and, if the U.S. Participant disposes of the common stock acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the common stock to the U.S. Participant, the U.S. Participant generally recognizes a long-term capital gain or loss, and we will not be entitled to a deduction. However, if the U.S. Participant disposes of such common stock prior to the end of either of the required holding periods, the ISO will convert to a NQSO and the U.S. Participant’s gain will be treated as ordinary income, and ParentCo will generally be entitled to deduct such amount. For purposes of the U.S. alternative minimum tax, or AMT, which is payable to the extent it exceeds the U.S. Participant’s regular income tax, upon the exercise of an ISO, the excess of the fair market value of the common stock subject to the ISO over the exercise price is a preference items for AMT purposes.
A U.S. Participant generally does not recognize income upon the grant of a SAR. The U.S. Participant recognizes ordinary compensation income upon exercise of the SAR equal to the increase in the value of the underlying shares, and we will generally be entitled to a deduction for such amount.
A U.S. Participant generally does not recognize income on the receipt of a performance stock award, performance unit award, restricted stock unit award or dividend equivalent rights award until a cash payment or a distribution of shares of common stock is received thereby. At such time, the U.S. Participant recognizes ordinary compensation income equal to the excess, if any, of the fair market value of the shares of common stock or cash received over any amount paid for the shares of common stock thereby, and ParentCo will generally be entitled to deduct such amount at such time.
A U.S. Participant who receives a restricted stock award generally recognizes ordinary compensation income equal to the excess, if any, of the fair market value of such common stock at the time the restriction lapses over any amount paid thereby for the common stock. Alternatively, the U.S. Participant may elect to be taxed on the fair market value of such shares of common stock at the time of this grant. ParentCo will generally be entitled to a deduction at the same time and in the same amount as the income is required to be included by the U.S. Participant.
A U.S. Participant who receives an unrestricted stock award generally recognizes ordinary compensation income equal to the excess, if any, of the fair market value of such common stock on the date of grant. Liminatus Pharma, Inc. will generally be entitled to a deduction for such amount.
Interests of Iris’s Directors and Officers in the Incentive Plan Proposal
When you consider the recommendation of the Iris Board in favor of approval of the Incentive Plan, you should keep in mind that certain members of the Iris Board and officers have interests in the Incentive Plan that are different from, or in addition to, your interests as a stockholder or warrant holder, including, among other things, the potential future issuance of awards to officers and directors of the Combined Company.
Required Vote for Approval
The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as we believe the Incentive Plan Proposal will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.
Adoption of the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Election of Directors Proposal, and the Nasdaq Proposal at the Special Meeting.
The closing is conditioned on the approval of the Business Combination Proposal, the Election of Directors Proposal, the Incentive Plan Proposal and the Nasdaq Proposal at the Special Meeting.
Recommendation of the Iris Board
THE IRIS BOARD UNANIMOUSLY RECOMMENDS THAT IRIS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 4 — THE PARENTCO CHARTER PROPOSAL
Overview
In connection with the Business Combination, Iris is asking its stockholders to approve the adoption of the ParentCo Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex C, which, in the judgment of the Iris Board, is necessary to adequately address the needs of Liminatus following the consummation of the Business Combination.
The following is a summary of the key changes between the Iris Certificate of Incorporation and the ParentCo Certificate of Incorporation. This summary is qualified by reference to the complete text of the ParentCo Certificate of Incorporation. All stockholders are encouraged to read the ParentCo Certificate of Incorporation in its entirety for a more complete description of its terms.
•   Name Change.   Change the corporate name from “Iris Acquisition Corp” to “Iris Parent Holding Corp.” as of the closing;
•   Authorized Share Capital.   Change the total number of shares of all classes of authorized capital stock from 300,000,000 shares of common stock, including 280,000,000 shares of Iris Class A Common Stock and 20,000,000 shares of Class B Common Stock, and 1,000,000 shares of preferred stock, to 501,000,000 shares of common stock, consisting of 500,000,000 shares of common stock and 1,000,000 shares of preferred stock;
•   Dual-Class Capital Structure.   Eliminate Class B Common Stock and any rights of holders thereof;
•   Amendment.   Provide that the affirmative vote of two-thirds of the total voting power of all the then outstanding shares of stock, shall be required to amend or repeal part (b) of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX and Article X;
•   Blank Check Company.   Remove the provisions under Article IX (Business Combination Requirements; Existence) relating to Iris’s status as a blank check company; and
•   Corporate Opportunity.   Remove the provisions under Article X (Corporate Opportunity) relating to the application of the doctrine of corporate opportunity. Although Iris had previously waived the corporate opportunities doctrine, this did not impact Iris’s search for an acquisition target.
Reasons for the Amendments
The following is a summary of the reasons for the key changes effected by the Charter Proposal:
•   Name Change.   Changing the post-combination corporate name from “Iris Acquisition Corp” to “Iris Parent Holding Corp.” is desirable to reflect the Business Combination and to more closely align the name of the publicly traded entity with the name of the existing operating business;
•   Authorized Share Capital.   The pre-closing Iris Certificate of Incorporation (the “Pre-Closing Iris Certificate of Incorporation”) authorizes: (a) 300,000,000 shares of common stock, including 280,000,000 shares of Iris Class A Common Stock and 20,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of preferred stock. This Proposal No. 4 provides that Liminatus will be authorized to issue 501,000,000 shares, consisting of 500,000,000 shares of common stock and 1,000,000 shares of preferred stock. Upon the elimination of the blank check provisions in the Pre-Closing Iris Certificate of Incorporation, the Iris Board determined that there was no longer a need to continue with two (2) series of common stock and that it was desirable to increase the number of shares of authorized common stock. Therefore, this Proposal No. 2 eliminates the Class B Common Stock and increases the number of shares of authorized common stock;
•   Dual-Class Capital Structure.   The Pre-Closing Iris Certificate of Incorporation contains provisions regarding the conversion of Class B Common Stock and anti-dilution protections in respect of Class B Common Stock. The Pre-Closing Iris Certificate of Incorporation also requires the affirmative vote of the holders of a majority of the shares of Class B Common Stock in order to make any amendment that would alter or change the powers, preferences or other rights of the holders of Class B Common Stock. The ParentCo Certificate of Incorporation eliminates Class B Common Stock and any rights of holders thereof. Following the merger, the protections afforded the Class B Common Stock while Iris was a special purpose acquisition company will no longer be necessary. The Iris Board believes that the provisions relating to the Class B Common Stock will no longer be relevant to Liminatus and should be eliminated;
•   Amendment.   The amendment is intended to protect certain key provisions of the ParentCo Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders by requiring the affirmative vote of at least 66-2/3% of the total voting power to amend the key provisions of the ParentCo Certificate of Incorporation;
•   Blank Check Company.   The amendment will eliminate provisions specific to Iris’s status as a blank check company that will serve no purpose following the consummation of the Business Combination; and
•   Corporate Opportunity.   The removal of the corporate opportunity doctrine provisions would ensure that directors, officers and controlling stockholders will not be able to take advantage of opportunities beneficial to Liminatus for themselves without first disclosing the opportunity to the Liminatus board of directors and giving the Liminatus board of directors the opportunity to decline the opportunity on behalf of Liminatus.
Required Vote for Approval
The approval of the ParentCo Charter Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as we believe the ParentCo Charter Proposal will be considered as non-discretionary) nor count as a vote cast in the Special Meeting. The stockholder votes regarding the ParentCo Charter Proposal are advisory votes and are not binding on us or our Board.
Recommendation of the Iris Board
THE IRIS BOARD UNANIMOUSLY RECOMMENDS THAT
IRIS STOCKHOLDERS VOTE “FOR” THE PARENTCO CHARTER PROPOSAL.

PROPOSAL NO. 5 — THE ADVISORY CHARTER PROPOSALS
In connection with the Business Combination, Iris is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed ParentCo Certificate of Incorporation. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Proposal. Pursuant to SEC guidance, Iris is submitting these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Iris or the Iris Board (separate and apart from the Charter Proposal). In the judgment of the special committee and the Iris Board, these provisions are necessary to adequately address the needs of the Combined Company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals.
Iris stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed ParentCo Certificate of Incorporation and the Iris Certificate of Incorporation, which are being presented as six separate sub-proposals (the “Advisory Charter Proposals”):
(1)
Advisory Charter Proposal A — to amend the name of the public entity to “Liminatus Pharma, Inc.” from “Iris Acquisition Corp”;

(2)
Advisory Charter Proposal B — to authorize the issuance of up to 500,000,000 shares of common stock, and up to 1,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by Liminatus’s board of directors;

(3)
Advisory Charter Proposal C — to provide that the removal of any director be only for cause and by the affirmative vote of at least 66 2∕3% of Liminatus’s then-outstanding shares of capital stock entitled to vote generally in the election of directors;

(4)
Advisory Charter Proposal D — to make Liminatus’s corporate existence perpetual as opposed to Iris’s corporate existence, which is required to be dissolved and liquidated 36 months following the closing of its initial public offering if it does not complete a business combination in that time, and to remove from the Proposed ParentCo Certificate of Incorporation the various provisions applicable only to special purpose acquisition corporations;

(5)
Advisory Charter Proposal E — to provide that Liminatus will not be subject to Section 203 of the DGCL; and

(6)
Advisory Charter Proposal F — to increase the required vote thresholds for approving amendments to the Proposed ParentCo Certificate of Incorporation and bylaws to 66 2∕3%.

Reasons for the Advisory Charter Amendments
In the judgment of the Iris Board, the advisory amendments to the Iris Certificate of Incorporation are desirable for the following reasons:
•
the name of the new public entity is desirable to reflect the Business Combination with Liminatus and the combined business going forward;

•
the greater number of authorized number of shares of capital stock is desirable for the Combined Company to have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the equity grants currently outstanding or made under the Incentive Plan (assuming it is approved at the Special Meeting);

•
it is desirable to change certain provisions relating to the ParentCo Board, among other provisions of the Proposed ParentCo Certificate of Incorporation, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the ParentCo Board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt; and

•
it is desirable to delete the provisions that relate to the operation of Iris as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

•
it is desirable to increase the required voting thresholds to at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of Liminatus entitled to vote generally in the election of directors, voting together as a single class, to approve amendments to the Liminatus Bylaws and amendments to certain provisions of the Proposed ParentCo Certificate of Incorporation if any such amendment was not approved by at least two-thirds (2/3) of the Board of Liminatus. The Iris Board believes that requiring the approval by the affirmative vote of holders of at least two-thirds of the voting power of Liminatus’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to the Liminatus Bylaws or to certain provisions of the Proposed ParentCo Certificate of Incorporation that were not approved by the ParentCo Board is intended to protect key provisions of the Proposed ParentCo Certificate of Incorporation and the Liminatus Bylaws, respectively, from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

The approval of each of the Advisory Charter Proposals requires the affirmative vote of the holders of a majority of the shares of Iris common stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting, voting together as a single class. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as we believe the Advisory Charter Proposals will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.
A copy of the Proposed ParentCo Certificate of Incorporation, as will be in effect and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex C.
Recommendation of the Board
THE IRIS BOARD UNANIMOUSLY RECOMMENDS THAT
IRIS STOCKHOLDERS VOTE “FOR” EACH OF THE ADVISORY CHARTER PROPOSALS.

PROPOSAL NO. 6 — THE ELECTION OF DIRECTORS PROPOSAL
Overview
Iris stockholders are being asked to consider, approve and confirm, on an advisory and non-binding basis, the appointment by the Iris Board of the following three directors to the ParentCo board of directors, effective upon the closing:
As a Class I director, with a term expiring at ParentCo’s 2026 annual meeting of stockholders: Mr. Nicholas Fernandez and Dr. Ji Yeon Baek.
As a Class II director, with a term expiring at ParentCo’s 2027 annual meeting of stockholders: Dr. Eun Sook Lee.
As a Class III director, with a term expiring at ParentCo’s 2028 annual meeting of stockholders: Mr. Chris Kim.
See “Management of ParentCo following the Business Combination  —  Board Composition” for more information.
Notwithstanding the approval of the Election of Directors Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Election of Directors Proposal will not be effected.
Following consummation of the Business Combination, the election of directors of ParentCo will be governed by the ParentCo Certificate of Incorporation, the ParentCo bylaws and the laws of the State of Delaware. Pursuant to the terms of the ParentCo Certificate of Incorporation, the term of the Class I director will expire at the 2026 annual meeting of stockholders, the term of the Class II director will expire at the 2027 annual meeting of stockholders, and the term of the Class III director will expire at the 2028 annual meeting of stockholders. If the Business Combination is consummated, ParentCo will plan to hold its first annual meeting of stockholders as a combined operating company in 2026.
Required Vote for Approval
The approval of the Election of Directors Proposal requires the affirmative vote of at least a plurality of the votes cast by stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon, assuming a quorum is present. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as we believe the Election of Directors Proposal will be considered as non-discretionary) nor count as a vote cast in the Special Meeting. The stockholder votes regarding the Election of Directors Proposal are advisory votes and are not binding on us or our Board.
Recommendation of the Board
THE IRIS BOARD UNANIMOUSLY RECOMMENDS THAT
IRIS STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Special Meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Special Meeting to approve the Business Combination Proposal or any of the other proposals herein.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Special Meeting to approve the Business Combination Proposal or any of the other proposals herein.
Vote Required for Approval
Assuming that a quorum is present at the Special Meeting, the affirmative vote of a majority of the total votes cast by the stockholders present and in person or represented by proxy at the Special Meeting and entitled to vote thereon is required to approve the Adjournment Proposal. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as we believe the Adjournment Proposal will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.
The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of the Iris Board
THE IRIS BOARD UNANIMOUSLY RECOMMENDS THAT
IRIS STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of the Business Combination, ParentCo will have 500,000,000 shares of ParentCo Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 26,774,477 shares of ParentCo Common Stock issued and outstanding. Subject to the Amended and Restated Registration Rights Agreement and Lock-up Agreement discussed below, all of the shares of ParentCo Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by ParentCo’s and Iris’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of ParentCo Common Stock in the public market could adversely affect prevailing market prices of the ParentCo Common Stock.
Amended and Restated Registration Rights Agreement
At the closing, ParentCo will enter into the Amended and Restated Registration Rights Agreement (the “RRA”) with Sponsor, Cantor, certain former members of Liminatus and the PIPE Investor with respect to the resale of 835,555 ParentCo Warrants exercisable for ParentCo Common Stock and up to 22,703,971 shares of ParentCo Common Stock. ParentCo will file a registration statement to register the public resale of the shares and warrants as soon as reasonably practicable, but in any event within 30 calendar days following the closing. In addition, subject to certain requirements and customary conditions, including with regard to the number of requests that may be made and when, the relevant stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed, in the aggregate, $10 million. The RRA also provides certain demand rights and piggyback rights to ParentCo stockholders, subject to certain specified underwriter cutbacks and issuer blackout periods. ParentCo will bear all costs and expenses incurred in connection with the resale shelf registration statement, any demand registration statement, any underwritten takedown, any block trade, any piggyback registration statement prior to its withdrawal and all expenses incurred in performing or complying with its other obligations under the RRA, whether or not the registration statement becomes effective. The RRA will terminate with respect to any holder party thereto, on the date that such holder party no longer holds any registrable securities.
For more information about the Amended and Restated Registration Rights Agreement, see the section entitled “Proposal 1 — The Business Combination Proposal — Additional Agreements to be Executed at Closing — Amended and Restated Registration Rights Agreement.”
Lock-Up Agreement
The Lock-Up Agreement requires signatories thereto to agree, subject to certain customary exceptions, not to transfer any shares of ParentCo Common Stock beneficially owned or otherwise held by them for a period that is the earlier of: (a) for one-third of the shares, six months after the date of closing, for one-third of the shares, twelve months after the date of closing; and for one-third of the shares, twenty-four months after the date of closing; (b) the date on which the closing price of the ParentCo Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) for any 20 trading days within any 30-trading day period or (c) the date on which ParentCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of ParentCo’s stockholders having the right to exchange their shares of ParentCo common stock for cash, securities or other property.
For more information about the Amended and Restated Registration Rights Agreement, see the section entitled “Proposal 1 — The Business Combination Proposal — Additional Agreements Executed at the Signing of the Business Combination Agreement — Lock-Up Agreement.”
Rule 144
Pursuant to Rule 144 under the Securities Act, a person who has beneficially owned restricted ParentCo Common Stock or ParentCo Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of ParentCo’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) ParentCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as ParentCo was were required to file reports) preceding the sale.
Persons who have beneficially owned restricted ParentCo Common Stock or ParentCo Warrants for at least six months but who are affiliates of ParentCo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•
1% of the total number of shares of ParentCo Common Stock or warrants then outstanding, as applicable; or

•
the average weekly reported trading volume of ParentCo Common Stock or ParentCo Warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of ParentCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about ParentCo.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Historically, the SEC staff had taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. However, the SEC has provided an important exception to this prohibition, if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its ParentCo Common Stock and ParentCo Warrants received in the Business Combination in exchange for Founder Shares pursuant to Rule 144 without registration one year after Iris has completed its initial business combination.
Following the closing, ParentCo will no longer be a shell company, and as such, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of ParentCo’s employees, consultants or advisors who purchases equity shares from ParentCo in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of material U.S. federal income tax considerations for public stockholders and holders of Public Warrants related to: (i) electing to have their Iris common stock redeemed for cash if the Business Combination is completed, (ii) the Business Combination, and (iii) the ownership and disposition of ParentCo Common Stock and ParentCo warrants after the Business Combination. This discussion applies only to investors that hold shares of our common stock or Public Warrants, or shares of ParentCo Common Stock or ParentCo warrants, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is general in nature and does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:
•
banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•
controlled foreign corporations or passive foreign investment companies;

•
persons liable for alternative minimum tax;

•
persons that hold or received our common stock or warrants pursuant to the exercise of any employee stock option or otherwise as compensation;

•
individual retirement and other tax-deferred accounts;

•
mutual funds or pension plans;

•
trusts and estates;

•
U.S. expatriates, investors subject to the U.S. “inversion” rules, and Non-U.S. holders (as defined below, and except as otherwise discussed below);

•
dealers in securities;

•
traders in securities subject to a mark-to-market method of accounting with respect to shares of our common stock or Public Warrants, or shares of ParentCo Common Stock or ParentCo warrants;

•
persons holding our common stock or Public Warrants, or ParentCo Common Stock or ParentCo warrants, as part of a “straddle,” hedge, integrated transaction or similar transaction;

•
persons that actually or constructively hold, have held or will hold more than five percent (5%) of our common stock or ParentCo Common Stock;

•
the Sponsor and its affiliates or our officers or directors;

•
U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of a partnership, S corporation or other pass-through entity;

•
tax-exempt entities;

•
governmental organizations and “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•
persons subject to special tax accounting rules as a result of any item of income relating to our common stock or Public Warrants, or ParentCo Common Stock or ParentCo warrants, being taken into account in an applicable financial statement.

If you are a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes), the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. If you are a partner in a partnership holding our common stock or Public Warrants, you are strongly urged to consult your tax advisor regarding the tax consequences of: (i) the partnership electing to have Iris common stock redeemed for cash if the Business Combination is completed, (ii) the Business Combination, and (iii) the ownership and disposition of ParentCo Common Stock and ParentCo warrants after the Business Combination.
This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which may affect the tax consequences described herein. None of Iris, ParentCo or their respective affiliates has requested, or intends to request, any rulings from the IRS regarding any of the tax consequences described herein. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
You are strongly urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
Redemption of Our Common Stock.   In the event that a holder’s shares of our common stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of Iris Stockholders — Redemption Rights and Procedures,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of our common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of our common stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.” If the redemption does not qualify as a sale of shares of our common stock, public stockholders will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.”
Whether a redemption of our common stock qualifies for sale treatment will depend largely on the total number of shares of our common stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder before the redemption as a result of directly or constructively owned Public Warrants and, after the redemption, as a result of directly or constructively owned ParentCo Common Stock or ParentCo warrants acquired pursuant to the Business Combination) relative to all of our common stock outstanding both before and after the redemption. The redemption of our common stock generally will be treated as a sale of our common stock (rather than as a corporate distribution) if the redemption: (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests results in a redemption qualifying for sale treatment, a holder takes into account not only our common stock actually owned by the holder, but also our common stock that is constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include common stock that could be acquired pursuant to the exercise of Public Warrants. Moreover, any ParentCo Common Stock or ParentCo warrants that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of our common stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s interest if either: (i) all of our common stock actually and constructively owned by the holder is redeemed, or (ii) all of our common stock actually owned by the holder is redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of our common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests are satisfied, then the redemption of shares of our common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax effects to a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in Public Warrants or possibly in other stock constructively owned by it.
A holder is strongly urged to consult with its own tax advisors as to the tax consequences of a redemption.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our common stock or warrants, or ParentCo Common Stock or ParentCo warrants, that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) that have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

Tax Consequences of the Business Combination to Public Stockholders.    Based upon customary assumptions and representations made by Iris, Liminatus and ParentCo, as well as certain covenants and undertakings of Iris, Liminatus and ParentCo, it is the opinion of Holland & Knight that the Mergers taken together should qualify (in whole or in part) as a tax-deferred transaction under Section 351 of the Code (the “Section 351 Opinion”).
Under Section 351(a) of the Code, persons who receive stock in the exchange must be in control of the corporation immediately after the transaction. Holland & Knight is unable to opine that the Mergers “will” qualify as a tax-deferred transaction under Section 351 of the Code because of certain factual and legal uncertainties as to whether the persons who receive ParentCo Common Stock in the Mergers will be in control of ParentCo immediately after the Mergers for purposes of Section 351(a) of the Code. Under applicable guidance, a person who receives stock in a corporation in an exchange with a prearranged plan to dispose of such stock may not be considered as holding such stock for purposes of determining control of the corporation immediately after the transaction. There are legal uncertainties as to whether this rule applies to public stockholders that receive stock in an exchange. In addition, there are factual uncertainties regarding who will receive ParentCo Common Stock in the Merger because of the level of redemptions. If none of the public stockholders elect to redeem, then the public stockholders will receive approximately 1.3% of the ParentCo Common Stock received in the Mergers and their plans may be relevant for purposes of determining whether the Mergers satisfy the control requirement and such plans would be very difficult to ascertain. While Holland & Knight believes that the plans of unknown public stockholders should not matter for this purpose, there is a lack of clear guidance on this issue.

In addition, the SPAC Merger may qualify as a tax-deferred reorganization under Section 368(a) of the Code. There are significant factual and legal uncertainties as to whether the SPAC Merger will qualify as a tax-deferred reorganization under Section 368(a) of the Code, including that the assets of Iris are only investment-type assets and that it cannot be determined until following the closing of the Business Combination whether ParentCo will continue a significant line of Iris’s historic business or use a significant portion of Iris’s historic business assets. Under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as Iris, and there are significant factual and legal uncertainties concerning the application of this requirement. Moreover, qualification of the SPAC Merger as a tax-deferred reorganization under Section 368(a) of the Code is based on facts which will not be known until or following the closing of the Business Combination (such as the level of redemptions). As a result, Holland & Knight is unable to opine as to whether the SPAC Merger constitutes a reorganization under Section 368(a) of the Code.
The parties intend to report (a) the Mergers taken together as a tax-deferred exchange under Section 351 of the Code. Any change that is made after the date hereof in any fact or circumstance relevant to the intended tax treatment, including any inaccuracy of the facts or assumptions upon which the Section 351 Opinion is based, could adversely affect the Section 351 Opinion and the intended tax treatment more generally. Further, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel regarding the U.S. federal income tax treatment of the Business Combination, and none of Iris, ParentCo, or their respective affiliates intends to request a ruling from the IRS regarding such treatment. Accordingly, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as an exchange under Section 351 or that a court will not sustain such a challenge by the IRS.
Subject to the discussion below, if the Mergers qualify as a tax-deferred transaction under Section 351 of the Code, no gain or loss would be recognized by the public stockholders that exchange our common stock solely for ParentCo Common Stock pursuant to the SPAC Merger. Accordingly, the adjusted tax basis of the shares of ParentCo Common Stock received by such a public stockholder in the SPAC Merger would be the same as the adjusted tax basis of our common stock surrendered in exchange therefor. In addition, the holding period of the shares of ParentCo Common Stock received in the SPAC Merger by such a public stockholder would include the period during which the surrendered shares of our common stock were held on the date of the SPAC Merger. Every “significant transferor” pursuant to the exchange must include a statement on or with such transferor’s income tax return for the taxable year of the exchange. For this purpose, a significant transferor is generally a person that transferred property to a corporation and received stock of the transferee corporation if, immediately after the exchange, such person: (i) owns at least five percent (5%) (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is publicly traded, or (ii) owned at least one percent (1%) (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is not publicly traded. It is expected that the ParentCo Common Stock will be publicly traded for this purpose.
If the Mergers do not qualify as a tax-deferred transaction under Section 351 of the Code (and the SPAC Merger does not qualify as a tax-deferred reorganization under Section 368 of the Code), then a U.S. holder of our common stock that exchanges such common stock solely for ParentCo Common Stock pursuant to the SPAC Merger would be required to recognize gain or loss equal to the difference, if any, between (i) the fair market value of the ParentCo Common Stock received by such U.S. holder in the SPAC Merger and (ii) such U.S. holder’s adjusted tax basis in our common stock exchanged. A U.S. holder would have an aggregate tax basis in any ParentCo Common Stock received in the SPAC Merger that is equal to the fair market value of such ParentCo Common Stock as of the effective date of the SPAC Merger, and the holding period of such ParentCo Common Stock would begin on the day following the SPAC Merger.
Tax Consequences of the Business Combination to Holders of Public Warrants.    The warrants are currently exercisable for one share each of our common stock and will be exchanged in the SPAC Merger for ParentCo warrants exercisable for one share each of ParentCo Common Stock following the Business Combination.

If the SPAC Merger qualifies as a tax-deferred reorganization under Section 368 of the Code, a holder of Public Warrants would not recognize any gain or loss on the exchange of Public Warrants for ParentCo warrants pursuant to the SPAC Merger and such holder’s basis in the ParentCo warrants received would be equal to the holder’s basis in its Public Warrants exchanged. In addition, the holding period of the ParentCo warrants received in the SPAC Merger by such holder would include the period during which the surrendered Public Warrants were held on the date of the SPAC Merger.
If the SPAC Merger does not qualify as a tax-deferred reorganization under Section 368 of the Code, a holder of Public Warrants that does not also own our common stock would recognize gain or loss in an amount equal to the difference between the fair market value of the ParentCo warrants received and such holder’s tax basis in the Public Warrants exchanged. If the SPAC Merger does not so qualify (but the Business Combination transactions qualify as a tax-deferred transaction under Section 351 of the Code), a holder of Public Warrants holding our common stock generally would recognize gain, but not loss, equal to the lesser of (i) such stockholder’s “realized gain” from the exchange (generally the excess of the sum of the fair market value of the ParentCo Common Stock and ParentCo warrants received over such stockholder’s aggregate tax basis in our common stock and Public Warrants exchanged therefor), and (ii) the fair market value of the ParentCo warrants received. Any such gain would generally be long-term capital gain if the holder’s holding period for our common stock and Public Warrants (or just Public Warrants as the case may be) was more than one year at the time of the SPAC Merger, and the holder’s holding period in the ParentCo warrants would begin on the day following the exchange. In that case, the holder’s tax basis in the ParentCo warrants received in the exchange would be equal to the fair market value of such ParentCo warrants at the time of the SPAC Merger.
Taxation of Distributions.   If our redemption of a U.S. holder’s shares of our common stock is treated as a distribution, as discussed above under the section entitled “Redemption of Our Common Stock,” and in the event of any future distributions with respect to ParentCo Common Stock (or deemed distributions), such distributions generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our (or ParentCo’s, as the case may be) current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock or ParentCo Common Stock, as applicable. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock or ParentCo Common Stock, as applicable, and will be treated as described below under the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.”
Dividends paid to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to our common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.   If our redemption of a U.S. holder’s shares of our common stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “Redemption of Our Common Stock,” and in the event of any future sale or other taxable disposition of ParentCo Common Stock or ParentCo warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in our common stock, ParentCo Common Stock or ParentCo warrants so disposed of. A U.S. holder’s adjusted tax basis in our common stock, ParentCo Common Stock, or ParentCo warrants generally will equal the U.S. holder’s acquisition cost less any prior distributions paid (or deemed paid) to such U.S. holder treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for our common stock, ParentCo Common Stock or ParentCo warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to our common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Exercise or Lapse of a ParentCo Warrant.   Except as discussed below with respect to the cashless exercise of a ParentCo warrant, a U.S. holder will not recognize taxable gain or loss on the acquisition of ParentCo Common Stock upon exercise of a ParentCo warrant for cash. The U.S. holder’s tax basis in the share of ParentCo Common Stock received upon exercise of the ParentCo warrant will be an amount equal to the sum of the U.S. holder’s initial investment in the ParentCo warrant and the exercise price. The U.S. holder’s holding period for the ParentCo Common Stock received upon exercise of the ParentCo warrant will begin on the day following the date of exercise (or possibly the date of exercise) of the ParentCo warrant and will not include the period during which the U.S. holder held the ParentCo warrant. Subject to certain exceptions, if a ParentCo warrant is allowed to lapse unexercised, a U.S. holder will realize a capital loss equal to such U.S. holder’s tax basis in the ParentCo warrant. Such loss will be long-term if the U.S. holder’s holding period for the ParentCo warrant exceeds one year.
The tax consequences of a cashless exercise of a ParentCo warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s tax basis in the ParentCo Common Stock received would equal the U.S. holder’s tax basis in the ParentCo warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the ParentCo Common Stock would be treated as commencing on the day following the date of exercise (or possibly the date of exercise) of the ParentCo warrant. If the cashless exercise were treated as a recapitalization, the holding period of the ParentCo Common Stock would include the holder’s holding period for the ParentCo warrant.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered warrants having a value equal to the exercise price for the total number of ParentCo warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the shares of ParentCo Common Stock represented by the ParentCo warrants deemed surrendered and the U.S. Holder’s tax basis in the ParentCo warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the ParentCo Common Stock received would equal the fair market value of the shares of ParentCo Common Stock represented by the ParentCo warrants deemed surrendered. A U.S. Holder’s holding period for the ParentCo Common Stock would commence on the day following the date of exercise (or possibly the date of exercise) of the ParentCo warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
Adjustment to Exercise Price.   Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares of ParentCo Common Stock to be issued upon the exercise of a warrant or to the warrant’s exercise price, a U.S. holder may be deemed to have received a constructive distribution with respect to the ParentCo warrant, which could result in adverse consequences for the U.S. holder, including the inclusion of dividend income. These rules governing constructive distributions are complex and U.S. holders should consult their tax advisors on the tax consequences of any such constructive distribution.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our common stock or Public Warrants, or ParentCo Common Stock or ParentCo warrants, that is, for U.S. federal income tax purposes:
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a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

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a foreign corporation; or

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an estate or trust that is not a U.S. holder.

Tax Consequences of the Business Combination.   As described above under the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination to Public Stockholders,” the Mergers taken together should qualify (in whole or in part) as a tax-deferred transaction under Section 351 of the Code.
If the Mergers qualify as a tax-deferred transaction under Section 351 of the Code, no gain or loss would be recognized by Non-U.S. holders that exchange our common stock solely for ParentCo Common Stock pursuant to the SPAC Merger. Otherwise, gain recognition may be required generally as discussed below under the section entitled “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.” As described above under the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination to Public Stockholders,” the SPAC Merger may qualify as a tax-deferred reorganization under Section 368(a) of the Code; however, there are significant factual and legal uncertainties as to whether the SPAC Merger will qualify as a tax-deferred reorganization under Section 368(a) of the Code, including that the assets of Iris are only investment-type assets and that it cannot be determined until following the closing of the Business Combination whether ParentCo will continue a significant line of Iris’s historic business or use a significant portion of the Iris’s historic business assets. As a result, Holland & Knight is unable to opine as to whether the SPAC Merger constitutes a reorganization under Section 368(a) of the Code. If the exchange so qualifies, a Non-U.S. holder would not recognize any gain or loss on the exchange of Public Warrants. If the exchange does not so qualify, a Non-U.S. holder generally would recognize gain in the manner described under the section entitled “U.S. Holders — Tax Consequences of the Business Combination to Holders of Public Warrants,” and the tax consequences with respect to such gain recognition generally would follow those described under the section entitled “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.”
Taxation of Distributions.   If our redemption of a Non-U.S. holder’s shares of our common stock is treated as a distribution, as discussed above under the section entitled “Redemption of Our Common Stock,” and in the event of any future distributions with respect to ParentCo Common Stock (or any constructive distributions, as described under “U.S. Holders — Adjustment to Exercise Price”), to the extent paid out of our (or ParentCo’s, as the case may be) current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will generally constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will generally be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock or ParentCo Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of our common stock or ParentCo Common Stock, which will be treated as described below under the section entitled “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.”
The withholding tax generally does not apply to dividends paid to a Non-U.S. holder that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder). Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.   If our redemption of a Non-U.S. holder’s shares of our common stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “Redemption of Our Common Stock,” and in the event of any future sale or other taxable disposition of ParentCo Common Stock or ParentCo warrants, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, ParentCo Common Stock or ParentCo warrants, unless:
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the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

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we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock or ParentCo Common Stock, and, in the case where our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for our common stock; or

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the Non-U.S. holder is an individual that is present in the United States for 183 days or more in the taxable year in which the redemption takes place and certain other conditions are met, in which case the Non-U.S. holder will be subject to a thirty percent (30%) tax (or lower rate as may be specified by an applicable income tax treaty) on the individual’s net capital gain for the year.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower applicable treaty rate).
With respect to the second bullet point above, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held in a trade or business. Iris does not believe that it has been a USRPHC and does not expect that ParentCo will be a USRPHC based on the nature of its future business and the assets it will own. Even if ParentCo were a USRPHC assuming that the ParentCo Common Stock and ParentCo warrants are treated as regularly traded on an established securities market at the time of a sale or other disposition of the ParentCo Common Stock or ParentCo warrants, Non-U.S. holders that did not own (directly, indirectly or constructively) more than 5% of the ParentCo Common Stock at any time throughout the shorter of the five-year period ending on the disposition or the Non-U.S. holder’s holding period will generally not be subject to U.S. federal income tax on the disposition as if such holder were a United States person. The ParentCo Common Stock and ParentCo warrants will be listed on Nasdaq and, although no assurance can be given, we expect that, for as long as the ParentCo Common Stock and ParentCo warrants continue to be so listed, such interests will be treated as “regularly traded on an established securities market.” Non-U.S. holders should consult their own tax advisors regarding the impact of the potential treatment of ParentCo as a USRPHC to the Non-U.S. holder’s disposition of ParentCo Common Stock or ParentCo warrants, including any associated tax payment or tax return filing obligations.
Exercise or Lapse of a Warrant.   The U.S. federal income tax characterization of a Non-U.S. holder’s exercise or lapse of a ParentCo warrant will correspond to the U.S. federal income tax characterization of the exercise or lapse of a ParentCo warrant by a U.S. holder, as described above under “U.S. Holders — Exercise or Lapse of a ParentCo Warrant,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. holder’s gain on the sale or other disposition of our common shares and Public Warrants. However, capital losses recognized by a Non-U.S. holder on lapse of a warrant will be taken into account for U.S. income tax purposes only for purposes of calculating net capital gain described in the third bullet point above under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.”

Information Reporting and Backup Withholding.   Information returns will be filed with the IRS in connection with payments resulting from our redemption of shares of our common stock, future sales, taxable exchanges, or other taxable dispositions of shares of ParentCo Common Stock or ParentCo warrants, or the payment of dividends. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes.   Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock or otherwise) on, and gross proceeds from a sale or disposition of, our common stock, Public Warrants, ParentCo Common Stock or ParentCo warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under the applicable Treasury regulations and administrative guidance, the withholding provisions described above are in effect with respect to actual or deemed payments of dividends. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on dividends paid or deemed paid on our common stock, ParentCo Common Stock or ParentCo warrants.
The IRS released proposed Treasury Regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of thirty percent (30%) applicable to the gross proceeds of a sale or disposition of our common stock, Public Warrants, ParentCo Common Stock or ParentCo warrants. In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.
Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on dividends paid or deemed paid on our common stock, Public Warrants, ParentCo Common Stock or ParentCo warrants.

COMPARISON OF STOCKHOLDERS’ RIGHTS
The following is a comparison of certain rights of Iris stockholders to the rights of ParentCo stockholders that will be in effect upon the consummation of the Business Combination. These differences arise from the governing documents of the two companies, including the Iris Certificate of Incorporation, as amended and Iris’s Amended and Restated Bylaws and the ParentCo Certificate of Incorporation and ParentCo’s amended and restated bylaws. Unless otherwise stated or unless the context otherwise requires, for the purposes of this section, “Iris Certificate of Incorporation” shall refer to the Iris Certificate of Incorporation, as amended, “Iris bylaws” shall refer to Iris’s amended and restated bylaws, “Proposed ParentCo Certificate of Incorporation” will refer to the proposed ParentCo Certificate of Incorporation, and “Proposed Bylaws” will refer to the proposed ParentCo’s amended and restated bylaws.
The summary set out below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of each of the Iris Certificate of Incorporation, Iris’s bylaws, the Proposed ParentCo Certificate of Incorporation and the Proposed Bylaws. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus, for information on how to obtain a copy of these documents. A copy of the ParentCo Certificate of Incorporation is attached as Annex C to this proxy statement/prospectus.
ParentCo (the “Surviving Corporation”)	Iris
Authorized Capital Stock

The total number of shares of all classes of capital stock which the Surviving Corporation has authority to issue is 500,000,000 shares consisting of:
(i)
500,000,000 shares of common stock, par value $0.0001 per share; and

(ii)
1,000,000 shares of preferred stock, par value $0.0001 per share.

Iris is authorized to issue 301,000,000 shares, consisting of:
(i)
280,000,000 shares of Iris Class A Common Stock, par value $0.0001 per share;

(ii)
20,000,000 shares of Class B Common Stock, par value $0.0001 per share;

(iii)
1,000,000 shares of preferred stock, par value $0.0001 per share.

The Iris Board is authorized to issue the preferred stock in one or more classes or series.

Voting Rights
The Proposed ParentCo Certificate of Incorporation provides that holders of the Surviving Corporation common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders of the Surviving Corporation.
The Iris Certificate of Incorporation provides that, unless otherwise required by law or in the Iris Certificate of Incorporation, the holders of the Common Stock shall exclusively possess all voting power with respect to the corporation.
The Iris Certificate of Incorporation provides that, unless otherwise required by law or in the Iris Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the corporation on which the holders of the Common Stock are entitled to vote.
The Iris Certificate of Incorporation provides that, unless otherwise required by law or in the Iris Certificate of Incorporation, at any annual or special meeting of the stockholders of the corporation, holders of the Iris Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors

ParentCo (the “Surviving Corporation”)	Iris

and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, unless otherwise required by law or in the Iris Certificate of Incorporation, holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to the Iris Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Iris Certificate of Incorporation or the DGCL.

Quorum
The Proposed Bylaws provide that the holders of a majority in voting power of the Iris capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business,	Iris’s bylaws provide that the holders of a majority in voting power of the Iris capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the Iris stockholders for the transaction of business, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.
Rights of Preferred Stock
The Proposed ParentCo Certificate of Incorporation provides, unless otherwise required by the Iris Certificate of Incorporation, that shares of Surviving Corporation preferred stock may be issued from time to time in one more classes or series, each of which class or series shall have such distinctive designation, number of shares, or title as shall be fixed by the Iris Board prior to the issuance of any shares thereof. Each such class of series or preferred stock shall consist of such number of shares, and have such voting powers, preferences, rights, qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issuance of such series of preferred stock as may be adopted from time to time by the Surviving Corporation’s Board.
The Iris Certificate of Incorporation provides, unless otherwise required by the Iris Certificate of Incorporation, that shares of Iris preferred stock may be issued from time to time in one more classes or series, each of which class or series shall have such distinctive designation, number of shares, or title as shall be fixed by the Iris Board prior to the issuance of any shares thereof. Each such class of series or preferred stock shall consist of such number of shares, and have such voting powers, preferences, rights, qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issuance of such series of preferred stock as may be adopted from time to time by the Iris Board.
No shares of Iris preferred stock were outstanding as of the date of this joint proxy statement/prospectus.

Number of Directors
The Proposed ParentCo Certificate of Incorporation and Proposed Bylaws provide that the board of directors shall consist of not less than three members nor more than eleven members and that the number of members shall be fixed from	The Iris Certificate of Incorporation and Iris’s bylaws provide that the number of directors of Iris, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time

ParentCo (the “Surviving Corporation”)	Iris
time to time by the board of directors. The initial board of directors will have four members.	to time exclusively by the Iris Board pursuant to a resolution adopted by a majority of the Iris Board. There are currently 4 members of the Iris Board.
Election of Directors

The Proposed ParentCo Certificate of Incorporation and Proposed Bylaws provide that the election of directors be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy.

The Iris Certificate of Incorporation and Iris bylaws provide that each director will be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon at all meetings of stockholders at which a quorum is present, subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock.

The Iris Certificate of Incorporation provides that directors will be divided into two classes, as nearly equal in number as possible and designated Class I and Class II. Only one class of directors will be elected at each annual meeting of stockholders and each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a two-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.
Subject to any rights of Preferred Stock to elect directors, if the number of directors that constitute the Iris Board is changed, any increase or decrease shall be apportioned by the Iris Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Iris Board shorten the term of any incumbent director.

Cumulative Voting
The Proposed ParentCo Certificate of Incorporation provides that holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.	The Iris Certificate of Incorporation provides that holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.
Classification of Board of Directors
The Proposed ParentCo Certificate of Incorporation provides that the board will be divided into three classes, designated Class I, Class II and Class III. The board is authorized to designate the members of the board in office at the time of adoption of the Proposed ParentCo Certificate of Incorporation or at the time of the creation of a new directorship to Class I, Class II or Class III. The term of the Initial Class I Directors	The Iris Certificate of Incorporation provides for a classified board of directors, divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year.

ParentCo (the “Surviving Corporation”)	Iris
expires at the first annual meeting of the stockholders following the effectiveness of the Proposed ParentCo Certificate of Incorporation; the term of the initial Class II Directors will expire at the second annual meeting following the effectiveness of the Proposed ParentCo Certificate of Incorporation; and the term of the initial Class III directors will expire at the third annual meeting following the effectiveness of the Proposed ParentCo Certificate of Incorporation. At each succeeding annual meeting of the stockholders, each of the successors elected to replace the expiring class of directors will be elected for a three year term. If the number of directors that constitutes the board is changed, any increase or decrease will be apportioned by the board among the classes so as to maintain the number of directors in each class as nearly equal as possible, without shortening the term of any incumbent director.
Removal of Directors
The Proposed ParentCo Certificate of Incorporation provides that, except for Preferred Stock Directors (as defined therein), a director may be removed from office at any time only for cause by the affirmative vote of holders of at least two-third (2/3) of the voting power of all then issued and outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	The Iris Certificate of Incorporation provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Iris entitled to vote generally in the election of directors, voting together as a single class, subject to the rights of any series of preferred stock then outstanding.
Filling Vacancies on the Board of Directors
The Proposed ParentCo Certificate of Incorporation provides that any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Iris Board resulting from death, resignation, retirement, disqualification, removal from office or other Surviving Corporation’s Board, subject to the rights of any series of preferred stock then outstanding.	The Iris Certificate of Incorporation provides that any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Iris Board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Iris Board, subject to the rights of any series of preferred stock then outstanding.
Any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Stockholder Action by Written Consent
The Proposed ParentCo Certificate of	The Iris Certificate of Incorporation provides that

ParentCo (the “Surviving Corporation”)	Iris
Incorporation provides that any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such stockholders.	any action required or permitted to be taken by Iris stockholders must be effected at a duly called annual or special meeting of Iris stockholders and not by written consent, other than with respect to holders of Class B Common Stock with respect to which action may be taken by written consent.
Certificate of Incorporation Amendments
The Proposed ParentCo Certificate of Incorporation provides the right to amend, alter or repeal any provision contained in the charter, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders therein are granted subject to this reservation. Require the affirmative vote of holders of at least two-thirds (2/3) of all of the outstanding shares of common stock. Under Delaware law, amendments to a certificate of incorporation requires the approval of a majority of the outstanding stock entitled to vote on the proposed amendment.
The Iris Certificate of Incorporation provides that Iris reserves the right to amend, alter or repeal any provision contained in the Iris Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders therein are granted subject to this reservation. Under Section 242 of the DGCL, an amendment to the Iris Certificate of Incorporation generally requires approval of the majority of the Iris Board and the holders of a majority of the Iris common stock entitled to vote.
Notwithstanding the forgoing, except as otherwise required by law or the Iris Certificate of Incorporation, for so long as any Class B Common Stock shall remain outstanding, Iris may not, without the prior vote or written consent of the holders of a majority of the Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the Iris Certificate of Incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock.

Bylaw Amendments
The Proposed Bylaws provide that the Bylaws may be adopted, amended, altered or repealed by the board, subject to the power of the stockholders entitled to vote with respect thereto or by the affirmative vote of the stockholders; provided, however, that the affirmative vote of the holders of at least two-thirds (2/3) of the total voting power of the outstanding shares of capital stock of the Surviving Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to make, alter, amend or repeal the Surviving Corporation’s Bylaws.	The Iris Certificate of Incorporation and Iris’s bylaws provide that, except as otherwise provided within Iris’s bylaws, Iris’s bylaws may be altered, amended or repealed, in whole or in part, or that new bylaws may be adopted by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the Iris Board.
Special Meetings of Stockholders
Subject to the rights, if any, of the holders of any issued and outstanding series of the Preferred Stock, special meetings of stockholders may be called only by the Chairman of the board, Vice	The Iris Certificate of Incorporation and Iris’s bylaws provide that a special meeting of stockholders may be called by the Iris Board pursuant to a resolution approved by a majority of

ParentCo (the “Surviving Corporation”)	Iris
Chairman of the board, the Chief Executive Officer of the Surviving Corporation, or the board pursuant to a written resolution adopted by a majority of the total number of directors that the Surviving Corporation would have if there were no vacancies. Additionally, special meetings of stockholders may be called by the Secretary of the Surviving Corporation at the request of the holders of a majority of the total voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	the Iris Board, or by the Chief Executive Officer or the Chairman of Iris.
Notice of Meetings of Stockholders
The Proposed Bylaws provide that written notice stating the place, date and time of the meeting, the means of remote communications, if any, the record date and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given to each stockholder entitled to notice of the meeting not less than 10 nor more than 60 days prior to the date of the meeting.	Iris’s bylaws provide that written notice stating the place, date and time of the meeting, the means of remote communications, if any, the record date and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given to each Iris stockholder entitled to notice of the meeting not less than 10 nor more than 60 days prior to the date of the meeting.
Delivery and Notice Requirements of Stockholder Nominations and Proposals

Pursuant to the Proposed Bylaws, nominations of persons for election to the board may be made at a meeting properly called for the purpose of electing directors only (i) by or at the direction of the board or any committee thereof or (ii) by any stockholder who is entitled to vote in an election of directors on the date of the giving of the notice provided for in the bylaws and on the record for the determination of stockholders entitled to vote at such meeting, and who complies with the notice procedures set forth in the bylaws.
For a nomination to be made by a stockholder, the stockholder must give timely notice in proper written form addressed to the attention of the Secretary of the Surviving Corporation. To be timely, notice must be received by the Secretary at the principal executive offices (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary date of the prior year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or 60 days after such anniversary date, or no annual meeting was held during the prior year, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on

Iris’s bylaws provide that, to be properly brought before an annual meeting, business must be either:
•
specified in the notice of annual meeting or any supplement to the notice given by or at the direction of the Iris Board;

•
otherwise properly brought before the meeting by or at the direction of the Iris Board; or

•
otherwise properly brought before the meeting by a Iris stockholder entitled to vote at such meeting.

To be timely, a Iris stockholder’s notice of business to be conducted at an annual meeting must be delivered to the Secretary of Iris at the principal executive offices:
•
not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders;

•
provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of

ParentCo (the “Surviving Corporation”)	Iris

the 10th day following the day on which notice of such annual meeting was made by mail or public announcement; and (ii) in the case of a special meeting of stockholders, not earlier than 120 days before and no later than the later of 90 days before such special meeting and the 10th day following the day on which notice of such special meeting was made by mail or public announcement. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. If the person presiding over the meeting of stockholders determines that any nomination was not made in accordance with the Proposed Bylaws, then such nomination will not be considered. If the stockholder or qualified representative of the stockholder does not appear at the meeting of the stockholders to present the nomination, such nomination shall be disregarded.

business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the corporation.
•
In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting:
•
(A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The foregoing notice requirements shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy

ParentCo (the “Surviving Corporation”)	Iris

statement prepared by the corporation to solicit proxies for such annual meeting.
If the Iris Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the above provisions or that the information provided in a stockholder’s notice does not satisfy the information requirements, such proposal shall not be presented for action at the annual meeting.
Notwithstanding the foregoing provisions, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the corporation.
In addition to the foregoing provisions, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.
To be timely, a Iris stockholder’s nomination must be received by the Secretary at the principal executive offices of the corporation:
•
(i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the corporation; and

•
(ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend

ParentCo (the “Surviving Corporation”)	Iris

any time period) for the giving of a stockholder’s notice as described in this Section 3.2.
(c)
Notwithstanding anything above to the contrary, in the event that the number of directors to be elected to the Iris Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Iris Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the corporation.

For a nomination to be made by an Iris stockholder to be in proper form, such Iris stockholder’s notice must set forth:
•
(i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•
and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the

ParentCo (the “Surviving Corporation”)	Iris

nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
Iris may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of the nominee to serve as a Iris director.

Iris’s bylaws further provide that nominations of persons for election to the Iris Board may be made at a special meeting of Iris stockholders:
•
by or at the direction of the Iris Board; or

•
by any stockholder of the corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in Iris’s bylaws and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in Iris’s bylaws.

The Iris Board or chairman of the meeting has the power to determine and declare whether the nomination or business proposed to be brought before the meeting was properly made in accordance with the procedures summarized above. If the Iris Board or chairman of the meeting determines the proposed nomination or business was not made in compliance with Iris’s bylaws, the nomination or proposed business will be disregarded or the proposed business will not be transacted, as the case may be.

ParentCo (the “Surviving Corporation”)	Iris
Proxies
The Proposed Bylaws provide that each Iris stockholder represented at a meeting of stockholders will be entitled to vote in person or by proxy.	Iris’s bylaws provide that each Iris stockholder represented at a meeting of Iris stockholders will be entitled to vote in person or by proxy.
Preemptive Rights
The Proposed ParentCo Certificate of Incorporation does not grant any preemptive rights.	The Iris Certificate of Incorporation does not grant any preemptive rights.
Dividends
The Proposed ParentCo Certificate of Incorporation states that, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock, holders of common stock will be entitled to dividends, if any, as may be declared by the Iris Board from time to time in its sole discretion out of assets or funds of Iris legally available therefor. Any dividends declared by the Board on a share of common stock are required to be declared in equal amounts on a per share basis.	The Iris Certificate of Incorporation states that, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock, holders of Iris common stock will be entitled to dividends, if any, as may be declared by the Iris Board from time to time in its sole discretion out of assets or funds of Iris legally available therefor. Any dividends declared by the Iris Board on a share of Iris common stock are required to be declared in equal amounts on a per share basis.
Limitation of Personal Liability of Directors
The Proposed ParentCo Certificate of Incorporation provides that, to the full extent permitted by the DGCL as amended from time to time, no director will be personally liable to the Surviving Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to ParentCo or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.	The Iris Certificate of Incorporation provides that a director of Iris will not be liable to Iris or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification or repeal of the foregoing provision will not adversely affect any right or protection of a director of Iris in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Indemnification of Directors and Officers
The Proposed ParentCo Certificate of Incorporation provides that the Surviving Corporation shall indemnify, to the full extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to or otherwise involved any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, is or was a director or officer of the Surviving Corporation or, while a director or officer of the Surviving Corporation, is	The Iris Certificate of Incorporation provides that Iris will indemnify to the full extent authorized or permitted by law any person made, or threated to be made, a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she is or was a director or officer of Iris or by reason of the fact that such director or officer, at the request of Iris, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. No amendment or repeal of the above

ParentCo (the “Surviving Corporation”)	Iris
or was serving at the request of the Surviving Corporation as a director, officer, employee, agent or trustee of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) actually incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Surviving Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
provision will affect any rights to indemnification with respect to acts or omissions occurring prior to the amendment or repeal.
Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification and advancement of expenses, Iris shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Iris Board.

Advancement of Expenses / Insurance
To the fullest extent not prohibited by applicable law, expenses (including attorneys’ fees) incurred by a covered person in appearing at, participating in or defending any covered proceeding for which such person may be entitled to indemnification thereunder shall be paid by the Surviving Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts advanced if it shall ultimately be determined that he is not entitled to be indemnified by the Surviving Corporation.	Iris’s bylaws provide that Iris will, to the fullest extent not prohibited by applicable law, pay the expenses (including reasonable attorneys’ fees) incurred by any person entitled to indemnification pursuant to Iris’s bylaws in defending any proceeding in advance of its final disposition upon delivery to Iris of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it is ultimately determined by final, non-appealable judicial decision or order that such person is not entitled to be indemnified for such expenses. In addition, Iris’s bylaws provide that Iris may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Iris or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Iris would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Certain Share Repurchases
Not Applicable	Iris’s bylaws do not restrict Iris from reacquiring its shares.
Forum Selection
The Proposed ParentCo Certificate of Incorporation provides that, unless the Surviving Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed	The Iris Certificate of Incorporation provides that, unless Iris consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the

ParentCo (the “Surviving Corporation”)	Iris

by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Surviving Corporation charter or the Surviving Corporation bylaws, or (iv) any action asserting a claim against the corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.
Notwithstanding the foregoing, (i) the forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Any person or entity purchasing or otherwise acquiring any interest in the Surviving Corporation common stock is deemed to have received notice of and consented to the foregoing forum selection bylaw, which could limit the Surviving Corporation’s stockholders’ ability to choose the judicial forum for disputes with the Surviving Corporation. The enforceability of similar forum selection clauses in other companies’ bylaws or similar governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection clause contained in the Surviving Corporation’s bylaws to be inapplicable or unenforceable in such action.

corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Iris Certificate of Incorporation or Iris bylaws, or (iv) any action asserting a claim against the corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.
Notwithstanding the foregoing, (i) the forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder .
Any person or entity purchasing or otherwise acquiring any interest in Iris common stock is deemed to have received notice of and consented to the foregoing forum selection bylaw, which could limit Iris stockholders’ ability to choose the judicial forum for disputes with Iris. The enforceability of similar forum selection clauses in other companies’ bylaws or similar governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection clause contained in Iris’s bylaws to be inapplicable or unenforceable in such action.

INFORMATION ABOUT IRIS
Introduction
Iris is a blank check company incorporated on November 5, 2020, as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although Iris is not limited to a particular business or industry for purposes of consummating a business combination, Iris has focused its search for an initial business combination on businesses where Iris believes it can capitalize on the ability of its team to identify, acquire, and operate a business or businesses that can benefit from their established global relationships and operating experience. Iris has not commenced any operations nor generated any revenue to date. Iris generates non-operating income in the form of interest income on investments held in its Trust Account and changes in the fair value of its warrant liabilities.
IPO
The registration statement for Iris’s IPO was declared effective on March 4, 2021. On March 9, 2021, Iris consummated the IPO of 27,600,000 Units, which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000.
Simultaneously with the closing of the IPO, Iris consummated the sale of 5,013,333 private placement warrants to the Sponsor and Cantor, the representative of the underwriters of the IPO, at a price of $1.50 per private placement warrant, generating gross proceeds of $7,520,000. Each warrant (including the private placement warrants and the warrants included as part of the Units) entitles the holder to purchase one share of common stock at a price of $11.50 per share.
Following the closing of the IPO on March 9, 2021, $276,000,000 (approximately $10.00 per Unit) from the net proceeds of the sale of the Units in the IPO, including the proceeds from the sale of the private placement warrants, was deposited in the Trust Account, located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to Iris to pay certain taxes, the proceeds from the IPO and the sale of the Private Warrants will not be released from the Trust Account until the earliest of: (i) the completion of an initial business combination, (ii) the redemption of Iris’s public shares if it does not complete an initial business combination or amend the Iris Certificate of Incorporation within 51 months from the closing of the IPO, subject to applicable law, or (iii) the redemption of Iris’s public shares properly submitted in connection with a stockholder vote to amend the Iris Certificate of Incorporation to modify the substance or timing of its obligation to redeem 100% of its public shares if Iris has not consummated an initial business combination or amended the Iris Certificate of Incorporation within 51 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity. In December 2022, Iris instructed Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing cash account. In September 2023, Iris further instructed Continental to move the funds held in the Trust Account to an interest bearing bank deposit program until the earlier of the consummation of a business combination or the liquidation of Iris.
Fair Market Value of Target Business
Nasdaq rules require that Iris’s initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted). The Iris Board determined that this test was met in connection with the Business Combination as described in the section titled “Proposal No. 1 — The Business Combination Proposal — Satisfaction of 80% Test” in this proxy statement/prospectus.

Redemption Rights
Iris will provide its public stockholders with the opportunity to redeem all or a portion of their shares of Iris Class A Common Stock upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account not previously released to Iris to pay taxes, divided by the number of then outstanding shares of Iris Class A Common Stock, subject to certain limitations. The amount in the Trust Account is anticipated to be approximately $2,001,033, or $11.47 per share (as adjusted for redemptions paid out of the Trust Account in January 2025 and net of all applicable taxes payable from the Trust Account) of Iris Class A Common Stock. Iris’s sponsor, officers, and directors have entered into a Sponsor Agreement with Iris, ParentCo and Liminatus, pursuant to which they have agreed not to exercise their redemption rights with respect to any Founder Shares and public shares they may hold in connection with the completion of the Business Combination.
You will be entitled to receive cash for any shares of Iris Class A Common Stock to be redeemed only if you:
(i)
(a) hold Iris Class A Common Stock, or (b) hold Iris Units and you elect to separate your such Iris Units into the underlying shares of Iris Class A Common Stock and Public Warrants prior to exercising your redemption rights with respect to the Iris Class A Common Stock; and

(ii)
prior to           , Eastern Time, on           , 2025 (two Business Days prior to the vote at the Special Meeting), (a) submit a written request to the Transfer Agent that Iris redeem your shares of Iris Class A Common Stock for cash and (b) deliver your shares of Iris Class A Common Stock to the Transfer Agent, physically or electronically through DTC.

As noted above, holders of Iris units must elect to separate the underlying Iris Class A Common Stock and Public Warrants prior to exercising redemption rights with respect to the Iris Class A Common Stock. If holders hold their Iris units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Iris units into the underlying Iris Class A Common Stock and Public Warrants, or if a holder holds Iris units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their Iris Class A Common Stock regardless of whether they vote for or against the Business Combination or do not vote at all. If the Business Combination is not consummated, the Iris Class A common stock will not be redeemed for cash. If the Business Combination is consummated and a public stockholder properly exercises its right to redeem its Iris Class A Common Stock and timely delivers its stock certificates or shares to Iris’s Transfer Agent, Iris will redeem each share of Iris Class A Common Stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account, divided by the number of then-outstanding shares of Iris Class A Common Stock, subject to certain limitations. For illustrative purposes, based on funds in our Trust Account of approximately $2,001,033 (as adjusted for redemptions paid out of the Trust Account in January 2025) as of January 2, 2025, stockholders would have received a redemption price of approximately $11.47 per share (net of all applicable taxes payable from the Trust Account) of Iris Class A Common Stock. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed Iris Class A Common Stock for cash and will no longer own such shares. Any request to redeem Iris Class A Common Stock, once made, may be withdrawn at any time until the deadline for requesting to exercise redemption rights requests and thereafter, with Iris’s consent, until the closing. Furthermore, if a holder of Iris Class A Common Stock delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that Iris’s Transfer Agent return the certificate (physically or electronically). The holder can make such request by contacting Iris’s Transfer Agent, at the address or email address listed in this proxy statement/prospectus. Iris will be required to honor such request only if made prior to the deadline for requesting to exercise redemption rights.
Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in Iris’s IPO, without Iris’s prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the shares sold in Iris’s IPO, then any such shares in excess of that 15% limit would not be redeemed for cash, without Iris’s prior consent.
In order for public stockholders to exercise their redemption rights in respect of the Business Combination Proposal, public stockholders must properly exercise their redemption rights and deliver their stock certificates or shares of stock (electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system) to Iris’s Transfer Agent prior to          , Eastern Time, on         , 2025 (two business days prior to the vote on the proposal to approve the Business Combination). Promptly following the consummation of the Business Combination, Iris will satisfy the exercise of redemption rights by redeeming the shares of Iris Class A Common Stock issued to the public stockholders that validly exercised their redemption rights.
If the Business Combination is not consummated, shares submitted for redemption will not be redeemed for cash.
Holders of warrants will not have redemption rights with respect to the warrants.
Liquidation if No Business Combination
Iris will have only 51 months from the closing of the IPO to complete the initial business combination. However, if Iris is unable to complete the initial business combination or amend the Iris Certificate of Incorporation within that time period, Iris will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of all applicable taxes payable from the Trust Account and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Iris’s remaining stockholders and the Iris Board, liquidate and dissolve, subject, in each case, to Iris’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
Pursuant to the Letter Agreement, the Sponsor, officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Iris fails to complete a business combination or amend the Iris Certificate of Incorporation by March 31, 2025 (subject to an additional three month extension at the discretion of the Board). However, if the Sponsor or Iris’s management team acquires Iris Class A Common Stock in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Iris Class A Common Stock if Iris fails to complete a business combination or amend the Iris Certificate of Incorporation by March 31, 2025 (subject to an additional three month extension at the discretion of the Board). Such Letter Agreement will be terminated at closing.
Also pursuant to the Letter Agreement, the Sponsor, officers and directors have agreed that they will not propose any amendment to the Iris Certificate of Incorporation: (i) to modify the substance or timing of Iris’s obligation to redeem 100% of its Iris Class A Common Stock if it does not complete a business combination or amend the Iris Certificate of Incorporation by March 31, 2025 (subject to an additional three month extension at the discretion of the Board), or (ii) with respect to any other material provision relating to stockholders’ rights or pre-business combination activity, unless Iris provides its public stockholders with the opportunity to redeem their Iris Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of Iris Class A Common Stock.
Iris expects that all costs and expenses associated with implementing any plan of dissolution, as well as payments to any creditors, will be funded from any interest accrued in the Trust Account not required to pay taxes up to $100,000.

If Iris was to expend all of the net proceeds of the IPO and the sale of the Iris Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by stockholders upon Iris’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Iris’s creditors which would have higher priority than the claims of Iris’s public stockholders. Iris cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, Iris’s plan of dissolution must provide for all claims against it to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Iris makes any distribution of its remaining assets to its stockholders. While Iris intends to pay such amounts, if any, Iris cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.
Although Iris will seek to have all vendors, service providers, prospective target businesses and other entities with which Iris does business (other than Iris’s independent registered public accounting firm) execute agreements with Iris waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Iris’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Iris’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Iris than any alternative. Examples of possible instances where Iris may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriter of Iris’s IPO will not execute agreements with Iris waiving such claims to the monies held in the Trust Account.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Iris and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Iris if and to the extent any claims by a third party for services rendered or products sold to Iris, or a prospective target business with which Iris has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of: (i) $10.00 per share of Iris Class A Common Stock and (ii) the actual amount per share of Iris Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share of Iris Class A Common Stock due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target businesses who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Iris’s indemnity of the underwriter of its IPO against certain liabilities, including liabilities under the Securities Act. However, Iris has not asked the Sponsor to reserve for such indemnification obligations, nor has Iris independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Iris believes that the Sponsor’s only assets are securities of Iris. Therefore, Iris cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per share of Iris Class A Common Stock. In such event, Iris may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your shares of Iris Class A Common Stock. None of Iris’s officers or directors will indemnify Iris for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of: (i) $10.00 per share of Iris Class A Common Stock and (ii) the actual amount per share of Iris Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Iris’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Iris currently expects that its independent directors would take legal action on Iris’s behalf against the Sponsor to enforce its indemnification obligations to Iris, it is possible that Iris’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Iris cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.
Iris will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which Iris does business (other than its independent registered public accounting firm) execute agreements with Iris waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under Iris’s indemnity of the underwriter of its IPO against certain liabilities, including liabilities under the Securities Act. Iris will have access to up to approximately $358,181 of proceeds held outside the Trust Account (as of September 30, 2024) with which to pay any such potential claims (including costs and expenses incurred in connection with Iris’s liquidation, currently estimated to be no more than approximately $100,000). In the event that Iris liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from Iris’s Trust Account could be liable for claims made by creditors.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the funds in Iris’s Trust Account distributed to its public stockholders upon the redemption of its shares of Iris Class A Common Stock in the event Iris does not complete a business combination or amend the Iris Certificate of Incorporation by March 31, 2025 (subject to an additional three month extension at the discretion of the Board) may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of the funds in the Trust Account distributed to Iris’s public stockholders upon the redemption of its Iris Class A Common Stock in the event Iris does not complete a business combination or amend the Iris Certificate of Incorporation by March 31, 2025 (subject to an additional three month extension at the discretion of the Board), is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If Iris does not complete a business combination or amend the Iris Certificate of Incorporation by March 31, 2025 (subject to an additional three month extension at the discretion of the Board), Iris will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of all applicable taxes payable from the Trust Account and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Iris’s remaining stockholders and the Iris Board, liquidate and dissolve, subject, in each case, to Iris’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is Iris’s intention to redeem its Iris Class A Common Stock as soon as reasonably possible following its 30th month (subject to a six-month extension that has been approved by the stockholders) and, therefore, it does not intend to comply with those procedures. As such, Iris’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Iris’s stockholders may extend well beyond the third anniversary of such date.
Because Iris will not be complying with Section 280, Section 281(b) of the DGCL requires Iris to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent ten years. However, because Iris is a recently organized company established for the purpose of identifying a company to combine with in order to effectuate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, rather than an operating company, and Iris’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Iris’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in Iris’s underwriting agreement, Iris will seek to have all vendors, service providers, prospective target businesses or other entities with which it does business (other than its independent registered public accounting firm) execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against Iris are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below: (i) $10.00 per share of Iris Class A Common Stock or (ii) such lesser amount per share of Iris Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under Iris’s indemnity of the underwriter of its IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.
If Iris files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Iris cannot assure you it will be able to return $10.00 per share to its public stockholders. Additionally, if Iris files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Iris’s stockholders. Furthermore, the Iris Board may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and Iris to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Iris cannot assure you that claims will not be brought against it for these reasons.
Iris’s public stockholders are entitled to receive funds from the Trust Account only: (i) in the event of the redemption of its Iris Class A Common Stock if Iris does not complete a business combination or amend the Iris Certificate of Incorporation by March 31, 2025 (subject to an additional three month extension at the discretion of the Board), (ii) in connection with a stockholder vote to amend the Iris Certificate of Incorporation to modify the substance or timing of its obligation to redeem 100% of its Iris Class A Common Stock if it does not complete a business combination or amend the Iris Certificate of Incorporation by March 31, 2025 (subject to an additional three month extension at the discretion of the Board), or with respect to any other material provisions relating to stockholders’ rights or pre-Business Combination activity or (iii) if they redeem their respective shares for cash upon the completion of Iris’s Business Combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event Iris seeks stockholder approval in connection with the Business Combination, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to Iris for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Iris Certificate of Incorporation, like all provisions of the Iris Certificate of Incorporation, may be amended with a stockholder vote.

Facilities
Iris’s executive offices are located at 3rd Floor Zephyr House, 122 Mary Street, George Town, PO Box 10085, Grand Cayman E9 KY1-1001 and its telephone number is 971 4 3966949. Iris subleases its executive offices from the Sponsor. Subsequent to the closing of the IPO, Iris began paying a then-affiliate of the Sponsor, Tribe Capital, a total of $10,000 per month for office space, secretarial and administrative services provided to members of Iris’s management team. On March 11, 2024, the Company entered into an administrative support agreement (the “Agreement”) with Arrow Capital Management LLC (“Arrow”). Pursuant to the Agreement, Arrow will provide certain office space, utilities and secretarial and administrative support (the “Services”) to the Company. In exchange for the Services, the Company will pay to Arrow $10,000 per month, beginning January 1, 2024, and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation. On August 30, 2024, the Company amended the Agreement with Arrow. In exchange for the Services mentioned above, the Company will pay to Arrow $30,000 per month, beginning September 1, 2024, and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation. Iris considers its current office space adequate for its current operations. Upon completion of the Business Combination or its liquidation, it will cease paying these monthly fees.
Employees
Iris currently has three executive officers, Sumit Mehta, Lisha Parmar and Omkar Halady. Our executive officers are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to Iris’s affairs until Iris has completed the Business Combination. The amount of time they will devote in any time period will vary based on the stage of the Business Combination process Iris is in. Iris does not intend to have any full time employees prior to the completion of the Business Combination.
Directors and Executive Officers
The below lists Iris’s officers and directors as of January 2, 2025. Concurrently with the consummation of the Business Combination, Iris’s officers and directors will resign from their respective positions at Iris and we expect that Mr. Chris Kim will be appointed as the President and Chief Executive Officer, Mr. Scott Dam, will be appointed as Chief Financial Officer, Mr. Byong C Yoo will be appointed Chief Science Officer, Mr. Sang-jin Daniel Lee will be appointed Head of Research and Development, and Mr. Beom K. Choi will be appointed as Chief Technology Officer.
Name	Age	Position
Sumit Mehta	42	Chief Executive Officer
Lisha Parmar	40	Chief Financial Officer
Omkar Halady	40	Vice President
Rohit Nanani	50	Director
Richard Peretz	63	Director
Manish Shah	52	Director
Nicholas Fernandez	41	Director
Management Team
Our management team is led by Sumit Mehta, our Chief Executive Officer, Lisha Parmar, our Chief Financial Officer, and Omkar Halady, our Vice President.
Sumit Mehta is our Chief Executive Officer. Mr. Mehta was our Vice President from inception to May 2022. Mr. Mehta has been a managing director at Arrow Capital since 2019. He has over 15 years of experience across Corporate Finance, M&A and Private Equity, and a track record of identifying and executing successful transactions. In his previous role, starting in 2007, Mr. Mehta was the head of Deal Structuring & Advisory at Daman Investments, one of the leading investment companies in Dubai and part of the $5 billion Gargash Group. In his career span, Mr. Mehta has led large and complex investment deals, equity and debt financing transactions ranging from $50 million to $750 million across a wide range of sectors including technology, real estate, hospitality, education, auto, and consumer care. Mr. Mehta started his career with ABN AMRO in India as an investment advisor prior to moving to the Middle East.
Lisha Parmar is our Chief Financial Officer. Ms. Parmar is a seasoned financial services professional with over 13 years of experience in Asset Management, Corporate Finance, M&A and Private Equity advisory across sectors such as high growth technology, consumer care, automobile, real estate, insurance and hospitality in global markets. Ms. Parmar is currently a Vice President at Arrow Capital, where she leads origination, strategy, structuring, due-diligence and closing of buy-side and sell-side M&A advisory, Private Debt and Equity Fund raising and capital market advisory transactions including working closely with Companies and Founders on driving business growth and value post transaction. Prior to Arrow, Ms. Parmar served as a Senior Associate at Daman Investments from 2017 to 2019, one of the leading investment companies in Dubai and family/ investment office of the Gargash Group in their Deal Structuring & Advisory Division. Ms. Parmar started her career with J.P. Morgan & Co in 2009 where she spent 7 years in J.P. Morgan Global Asset Management, responsible for portfolio management, research and investment analytics of Real Estate and Global Equities Fund Strategies with collectively $100+ billion in client assets. Ms. Parmar received her Masters in Management Studies in Finance from University of Mumbai and is currently pursuing a CFA designation.
Omkar Halady is our Vice President. Mr. Halady has over 11 years of experience in M&A, Private Equity and transactional advisory across sectors such as education, hospitality, healthcare, technology, FMCG and food & beverage. He has worked closely with founders of tech-driven businesses advising on growth strategy, fund raising and improving overall operations of company, guiding them through their growth journey. Mr. Halady is currently serving as a Senior Associate at Arrow Capital since 2021, responsible for buy-side and sell-side advisory transactions. Prior to Arrow, Mr. Halady worked as a consultant in various GCC based private consulting firms such as Ideal Management Consultants (UAE based Consulting Firm) and Falak Consulting (Bahrain based Consulting Firm) between 2013-2021. Mr. Halady has also served in various analytical roles at Ernst & Young from 2010 – 2013. Mr. Halady holds a Bachelors of Commerce from Periyar University.
Our Directors
Information regarding our directors is set forth below.
Rohit Nanani is the Founder and CEO of Arrow Capital, which he founded in 2016, a leading boutique asset manager and investment advisory firm. Mr. Nanani has a proven track record as an international banker with 20+ years of experience in global financial markets. He has held several executive positions across notable global institutions, including as a Managing Director with Barclays Bank Plc (DIFC — Dubai), starting in 2013, and heading the GSAC (South Asian Clients) business and as Executive Director at UBS Singapore, having clientele across South East Asia, Middle East, Africa and UK. Prior to his private banking experience, Mr. Nanani spent ten years with global institutions such as ABN AMRO and Bank of Nova Scotia in India in the Corporate Banking business. His rich and varied experience across corporate banking and private banking gives him an advantage in providing holistic advisory services to ultra-high net worth clients and large family offices. Mr. Nanani was selected to serve as a director because of his experience as Founder and CEO of Arrow Capital, and his experience in investment banking.
Nicholas Fernandez has almost 20 years of experience across operations, accounting and finance. Mr. Fernandez has been with Athanor Capital, a hedge fund, since December 2019, most recently serving as Chief Operating Officer and Chief Financial Officer. Mr. Fernandez has chaired the Valuation Committee in addition to sitting on the Management Committee. Previously, he was the Chief Financial Officer of the Asset Management and Alternative Investments Divisions of Jeffries LLC, a global bulge bracket investment bank, from February 2017 to April, 2019. Prior to that, Mr. Fernandez worked at a variety of alternative investment managers in several capacities, progressing from a Fund Accountant to a Controller/Director of Operations. He started his career in public accounting with Ernst & Young in their Financial Services Office in New York, in their asset management practice with a concentration/serving Hedge, Private Equity and Venture Funds, as well as consulting. Mr. Fernandez earned a BS in Accounting and Finance with a minor in Business Administration from the University at Albany, SUNY. Mr. Fernandez holds an active Certified Public Accountant License in the state of New York. Mr. Fernandez serves on the Board of Iris

Acquisition Corp. Mr. Fernandez was selected to serve as a director because of his experience in investment management, accounting and finance.
Richard Peretz retired as the chief financial officer and treasurer of UPS, which he served from 2015 to 2020. Mr. Peretz was responsible for Global Finance activities at UPS. He also served as a member of the UPS Management Committee, setting strategy for long-term growth including the current capital structure realignment and transformation initiatives. Mr. Peretz was also responsible for UPS’s Initial Public Offering in 1999, at the time the largest in U.S. history. Prior to being named CFO, Mr. Peretz held various leadership positions at UPS, including corporate controller and treasurer from 2007-2015. Mr. Peretz currently serves as a director and chairman of the audit committee for Altus Power Inc. (NYSE: AMPS) and as executive chairman of Semper Paratus Acquisition Corp., a special purpose acquisition company (NASDAQ: LGST). Mr. Peretz has an MBA from Emory University and holds a Bachelors of Business Administration from The University of Texas (San Antonio). Mr. Peretz was selected to serve as a director because of his extensive experience at a public company.
Manish Shah has a multi-decade career as an investor, operator and banker, including experience at Morgan Stanley and Bear Stearns’ Technology investment banking groups and as a senior executive of a Nasdaq listed optical networking company. Since leaving Bear Stearns in 2006, he has invested his family’s capital in real estate and to sponsor a private investment platform, The London Fund, for growth companies, is a Senior Managing Director at Palladius Capital Management, a real estate asset management company, and is a Principal at Two Kings Mgmt LLC, a family office. Manish graduated from Yale University and Harvard University Law School. He has served as a founding board member for Yale’s Jackson School for Global Affairs and a member of Harvard’s Alumni Real Estate Board. He served as an independent director on the board of Everyrealm. Mr. Shah was selected to serve as a director due to his extensive experience in investment banking.
Notwithstanding our management team’s past experiences, past performance is not a guarantee that we will provide an attractive return to our stockholders from the Business Combination. You should not rely on the historical record of our management’s performance as indicative of our future performance. See “Risk Factors-Past performance of our management team may not be indicative of future performance of an investment in us, and we may be unable to provide positive returns to stockholders.”
Members of our team directly or indirectly own Founder Shares and/or private placement warrants and, accordingly, may have a conflict of interest in determining whether the Business Combination is appropriate. Further, each of our officers and directors have a conflict of interest with respect to evaluating the Business Combination because the retention or resignation of any such officers and directors was included by Liminatus as a condition to the Business Combination.
Our officers, directors and strategic advisors have agreed not to participate in the formation of, or become an officer, director or strategic advisor of, any other special purpose acquisition company with a class of securities registered under the Exchange Act without our prior written consent, which will not be unreasonably withheld.
Number and Terms of Office of Officers and Directors
The Iris Board consists of four members and is divided into two classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to Iris’s first annual meeting of stockholders) serving a two-year term. In accordance with Nasdaq corporate governance requirements, Iris is not required to hold an annual meeting until one year after its first fiscal year end following its listing on Nasdaq. The term of office of the first class of directors, consisting of Messrs. Peretz and Fernandez, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Nanani, will expire at the second annual meeting of stockholders. Mr. Shah will serve until Iris’s next annual meeting of stockholders, when he is expected to stand for election by a vote of Iris’s stockholders. Iris’s officers are appointed by the Iris Board and serve at the discretion of the Iris Board, rather than for specific terms of office.
The Iris Board is authorized to appoint officers as it deems appropriate pursuant to the Iris Certificate of Incorporation.

The Iris Board is authorized to appoint persons to the offices set forth in Iris’s Existing Bylaws. The Existing Bylaws provide that Iris’s officers consist of a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Iris Board from time to time may determine.
Director Independence
Nasdaq listing standards require that a majority of the Iris Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Iris Board has determined that Messrs. Fernandez, Peretz and Shah are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Iris’s independent directors will have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of our directors has received any cash compensation for services rendered to us. Subsequent to the closing of the IPO, Iris began paying a then-affiliate of the Sponsor, Tribe Capital, a total of $10,000 per month for office space, secretarial and administrative services provided to members of Iris’s management team. On March 11, 2024, the Company entered into an the Agreement with Arrow. Pursuant to the Agreement, Arrow will provide the Services to the Company. In exchange for the Services, the Company will pay to Arrow $10,000 per month, beginning January 1, 2024, and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation. On August 30, 2024, the Company amended the Agreement with Arrow. In exchange for the Services mentioned above, the Company will pay to Arrow $30,000 per month, beginning September 1, 2024, and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.
Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Iris to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
After the completion of our initial business combination, members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the ParentCo Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the ParentCo Board.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Committees of the Iris Board
The Iris Board has two standing committees: an audit committee and a compensation committee. Subject to any applicable phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors. Subject to any applicable phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
We have established an audit committee of the Iris Board. Messrs. Fernandez, Peretz and Shah serve as members of our audit committee, and Mr. Peretz chairs the audit committee. All members of our audit committee are independent of and unaffiliated with our sponsor and our underwriters. Each member of the audit committee is financially literate and the Iris Board has determined that Richard Peretz qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. The audit committee is responsible for:
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the integrity of the financial statements and other financial information provided by Iris to its stockholders, the public, any stock exchange and others;

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Iris’s compliance with legal and regulatory requirements;

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the qualifications and independence of Iris’s independent auditor;

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the performance of Iris’s internal audit function and its system of internal controls and independent auditor; and

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such other matters as are assigned to the audit committee by the Iris Board pursuant to its charter or as mandated under applicable laws, rules and regulations (including the Exchange Act).

Compensation Committee
The members of Iris’s compensation committee are Messrs. Fernandez, Peretz and Shah. Mr. Shah serves as chairman of the compensation committee. Under Nasdaq listing standards and applicable SEC rules, Iris is required to have a compensation committee comprised entirely of independent directors. Messrs. Fernandez, Peretz and Shah are independent.
Iris has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to Iris’s Chief Executive Officer’s compensation evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Iris’s Chief Executive Officer based on such evaluation;

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reviewing and making recommendations to the Iris Board with respect to the compensation, and any incentive compensation and equity based plans that are subject to Iris Board approval of all of Iris’s other officers;

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reviewing Iris’s executive compensation policies and plans;

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implementing and administering Iris’s incentive compensation equity-based remuneration plans;

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assisting management in complying with Iris’s proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Iris’s officers and employees;

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producing a report on executive compensation to be included in Iris’s annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Compensation Committee Interlocks and Insider Participation
None of Iris’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the Iris Board.
Code of Business Conduct and Ethics
Iris has adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. A copy of the Code of Business Conduct and Ethics will be provided without charge upon written request to Iris’s principal executive offices. Iris intends to disclose any amendments to or waivers of certain provisions of its Code of Business Conduct and Ethics in a Current Report on Form 8-K. Please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

BUSINESS OF IRIS
Introduction
We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. We have neither engaged in any operations unrelated to our search for business combination candidates nor generated any revenue to date.
The registration statement for our initial public offering was declared effective on March 4, 2021. On March 9, 2021, Iris consummated the initial public offering of 27,600,000 units (the “Units”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000.
Simultaneously with the closing of the initial public offering, we consummated the sale of 5,013,333 private placement warrants to the Sponsor and Cantor, the representative of the underwriters of the IPO, at a price of $1.50 per private placement warrant, generating gross proceeds of $7,520,000. Each warrant (including the private placement warrants and the warrants included as part of the Units) entitles the holder to purchase one share of common stock at a price of $11.50 per share.
Trust Account
Following the closing of the initial public offering, $276,000,000 (approximately $10.00 per Unit) from the net proceeds of the sale of the Units in the offering, including the proceeds from the sale of the private placement warrants, was deposited in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. In December 2022, Iris instructed Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing cash account. In September 2023, Iris further instructed Continental to move the funds held in the Trust Account to an interest bearing bank deposit program until the earlier of the consummation of a business combination or the liquidation of Iris. After the special stockholders meeting held by Iris on December 20, 2022 to vote upon a charter amendment to extend the time to complete a business combination until September 9, 2023, public stockholders elected to redeem 26,186,896 shares of common stock, resulting in $15,127,621 of funds remaining in the Trust Account. After the special stockholders meeting held by Iris on September 7, 2023 to vote upon a charter amendment to extend the time to complete a business combination until December 9, 2023 (subject to an additional three month extension at the discretion of the Iris Board), public stockholders elected to redeem 1,006,495 shares of common stock, resulting in $4,184,782.23 of funds remaining in the Trust Account, subject to adjustment for applicable taxes, including, but not limited to, franchise tax, excise tax and income tax.
After the special stockholders meeting held by Iris on March 7, 2024 to vote upon a charter amendment to extend the time to complete a business combination until June 9, 2024 (subject to an additional three month extension at the discretion of the Iris Board), public stockholders elected to redeem 119,572 shares of common stock, resulting in $3,038,284 of funds remaining in the Trust Account, subject to adjustment for applicable taxes, including, but not limited to, franchise tax, excise tax and income tax. On May 13, 2024, the Iris Board, exercising the discretion granted to it by the stockholders, extended the date for us to complete our business combination from June 9, 2024, to September 9, 2024.
After the special stockholders meeting held by Iris on December 20, 2024 to vote upon a charter amendment to extend the time to complete a business combination until March 31, 2025 (subject to an additional three month extension at the discretion of the Board), public stockholders elected to redeem 64,453 shares of common stock, resulting in $2,001,033 of funds remaining in the Trust Account (as adjusted for redemptions paid out of the Trust Account in January 2025 and subject to adjustment for applicable taxes, including, but not limited to, franchise tax, excise tax and income tax).

Except with respect to interest earned on the funds held in the Trust Account that may be released to Iris to pay franchise taxes, the proceeds from the initial public offering and the sale of the private placement warrants will not be released from the Trust Account until the earliest of: (i) the completion of initial business combination, (ii) the redemption of Iris’s public shares if Iris does not complete an initial business combination or amend the Iris Certificate of Incorporation by March 31, 2025 (subject to an additional three month extension at the discretion of the Board), or (iii) the redemption of Iris’s public shares properly submitted in connection with a stockholder vote to amend the Iris Certificate of Incorporation to modify the substance or timing of the Iris’s obligation to redeem 100% of its public shares if Iris has not consummated an initial business combination or amended the Iris Certificate of Incorporation within 51 months from the closing of the initial public offering or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Iris’s creditors, if any, which could have priority over the claims of the Iris’s public stockholders.
Liquidation if No Business Combination
Iris will have only 51 months from the closing of the IPO to complete the initial business combination. However, if Iris is unable to complete the initial business combination or amend the Iris Certificate of Incorporation within that time period, Iris will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of all applicable taxes payable from the Trust Account and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Iris’s remaining stockholders and the Iris Board, liquidate and dissolve, subject, in each case, to Iris’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
Redemption Rights
In connection with the Business Combination, our stockholders will be entitled to redeem all or a portion of their public shares for a pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of all applicable taxes payable from the Trust Account), divided by the number of then outstanding public shares, subject to the limitations and on the conditions described herein. See “Special Meeting of Iris Stockholders —Redemption Rights and Procedures” for a description of redemption procedures.
The Sponsor, officers and directors have agreed to: (i) waive their redemption rights with respect to any Founder Shares and public shares they hold in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a stockholder vote to approve an amendment to the Iris Certificate of Incorporation, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if Iris fails to complete the initial business combination within required time period, and (iv) vote any Founder Shares held by them and any public shares purchased during or after the IPO in favor of the initial business combination.
Background on our Sponsor
Our Sponsor, Iris Acquisition Holdings LLC, is owned by: (i) a private equity fund managed by Arrow Capital (“Arrow”) and (ii) Iris Equity Holdings LLC, a Delaware limited liability company. Iris Equity Holdings LLC is the managing member of our Sponsor.
Arrow is a leading boutique asset manager and investment advisory firm. Iris Equity Holdings LLC is a vehicle formed and owned by Gaius Investment Partners Co., Ltd., a Korean company.

Employees and Human Capital Resources
We have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the stage of our initial business combination process Iris is in. Accordingly, management may spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time on our affairs) than had been spent prior to locating a suitable target business. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any full-time employees prior to the consummation of the Business Combination.
Periodic Reporting and Audited Financial Statements
We have registered our units, common stock and warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public accountants.
We are required to evaluate our internal control procedures as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by The Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering (“IPO”), (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either: (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

IRIS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to “Iris,” “we,” “us” or “our” refer to Iris prior to the consummation of the Business Combination. The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Iris’s current expectations, estimates and assumptions concerning events and financial trends that may affect Iris’s future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.
Overview
Iris is a blank check company incorporated on November 5, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On November 30, 2022, Iris executed a Business Combination Agreement with Liminatus Pharma, LLC. Iris intends to effectuate the Business Combination using cash from the proceeds of its initial public offering and the private placement of the private placement warrants, the proceeds of the sale of its shares in connection with its Business Combination (pursuant to forward purchase agreements or backstop agreements Iris may enter into following the consummation of its initial public offering or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing. The registration statement for Iris’s initial public offering was declared effective by the SEC on March 4, 2021. On March 9, 2021, Iris consummated the initial public offering of 27,600,000 Units at a price of $10.00 per Unit, for total gross proceeds of $276,000,000. Each Unit consists of one share of Iris Class A Common Stock, $0.0001 par value, and one-fourth of one redeemable warrant entitling its holder to purchase one share of common stock at a price of $11.50 per share.
Simultaneously with the closing of the initial public offering pursuant to warrant purchase agreements, Iris completed the private sale of an aggregate of 5,013,333 private placement warrants to the Sponsor and Cantor Fitzgerald & Co. at a purchase price of $1.50 per private placement warrant. The sale of the private placement warrants generated gross proceeds to Iris of $7,520,000.
On June 1, 2022, Tribe Capital Markets LLC (“Tribe Capital”) withdrew as a member of the Sponsor. In connection with the withdrawal of Tribe Capital as a member of the Sponsor: (1) on July 26, 2022, the following actions occurred: (i) Arjun Sethi resigned in his capacity as Chairman and Chief Executive Officer, (ii) Henry Ward resigned from his role as an independent director, (iii) Omar Chohan resigned from his role as Chief Financial Officer of Iris, and (iv) Ted Maidenberg resigned from his role as Secretary; and (2) on July 27, 2022, the following actions occurred (i) the Sponsor changed its name from Tribe Arrow Holdings I LLC, to Iris Acquisition Holdings LLC, and (ii) Iris’s strategy to identify a target business was revised so that there is no restriction in the geographic location or business of targets we can pursue. However, with the change of management, we intended to prioritize (i) emerging markets followed by the United States and rest of Asia (excluding China and Hong Kong), and (ii) technology-led companies focused on essential sectors. The director and officer departures were not the result of any disagreement between us and such individuals on any matter relating to our operations, policies, or practices.
Effective July 26, 2022, the Iris Board appointed: (i) Sumit Mehta to serve as Iris’s Chief Executive Officer, (ii) Lisha Parmar to serve as Iris’s Chief Financial Officer, and (iii) Omkar Halady to serve as the Vice President of Iris. Also, Rohit Nanani was elevated from member to Chairman of the Iris Board.
On August 30, 2022, the Iris Board appointed Manish Shah to serve as a director until Iris’s next annual meeting of stockholders. On November 14, 2022, Duriya Farooqui resigned from the Iris Board, effective December 15, 2022.
On December 20, 2022, Iris filed with the Secretary of State of the State of Delaware the Extension Amendment to Iris’s amended and restated certificate of incorporation to change the date by which Iris must consummate a business combination from March 9, 2023 to June 9, 2023 (subject to an additional three month extension at the discretion of the Iris Board). Iris’s stockholders approved the Extension Amendment at the special meeting on December 20, 2022.
In connection with the special meeting, stockholders holding 26,186,896 shares of Iris Class A Common Stock properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.08 per share, for an aggregate redemption amount of $263,963,913. Following such redemptions, 1,413,104 shares of Iris Class A Common Stock remained outstanding in the trust.
On April 26, 2023, Dr. Shashibhushan Borade, an Audit Committee member, notified Iris of his intent to resign as a member of the Iris Board, effective April 26, 2023. Dr. Borade’s decision to resign was not the result of any dispute or disagreement with Iris on any matter relating to Iris’s operation, policies (including accounting or financial policies) or practices.
On May 30, 2023, the Iris Board held a meeting and: (i) extended the date by which Iris must consummate a Business Combination for a three month period from June 9, 2023 to September 9, 2023, and (ii) appointed Nicholas Fernandez to serve as a director. Consistent with this extension by the Iris Board, the parties to the Business Combination Agreement amended the Business Combination Agreement on June 1, 2023, to extend the date by which the parties thereto can terminate the Business Combination Agreement if the transaction has not closed by that date from June 7, 2023, to September 30, 2023.
On August 16, 2023, Iris filed a preliminary proxy statement with the SEC containing a proposal to stockholders to amend the Iris Certificate of Incorporation to, among other things, extend the date by which Iris must consummate a business combination from September 9, 2023, to March 9, 2024. On August 14, 2023, the parties to the Business Combination Agreement amended the Business Combination Agreement to extend the Outside Date from September 30, 2023 to March 9, 2024.
On September 7, 2023, the Company filed with the Secretary of State of the State of Delaware an amendment to the Iris Certificate of Incorporation to: (i) change the date by which the Company must consummate a business combination from September 9, 2023 to December 9, 2023 (subject to an additional three month extension at the discretion of the Iris Board); (ii) to remove from the charter the limitation on share repurchases prior to the consummation of a business combination that would cause the Company’s net tangible assets to be less than $5,000,001 following such repurchases, and the limitation that the Company shall not consummate a business combination if it would cause the Company’s net tangible assets to be less than $5,000,001 either immediately prior or subsequent to the consummation of such business combination; and (iii) to amend the charter to provide for the right of a holder of shares of the Class B common stock of the Company, par value $0.0001 per share, to convert such shares into shares of the Iris Class A Common Stock on a one-for-one basis prior to the closing of a business combination. The Company’s stockholders approved the amendments to the Iris Certificate of Incorporation at the special meeting on September 7, 2023.
In connection with the special meeting, stockholders holding 1,006,495 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of $10.29 per share, subject to adjustment for applicable taxes, including, but not limited to, franchise tax, excise tax and income tax, for an aggregate redemption amount of $10,358,754. Following such redemptions, 406,609 Public Shares remained outstanding.
On September 25, 2023, the Sponsor converted all of its Class B common stock on a one-for-one basis into Iris Class A common stock (such shares, the “Converted Shares”). The Sponsor will not have any redemption rights in connection with the Converted Shares, and the Converted Shares will be subject to the restrictions on transfer entered into by the Sponsor in connection with the IPO.
On December 5, 2023, the Iris Board held a meeting and extended the date by which the Company must consummate a Business Combination for a three month period from December 9, 2023 to March 9, 2024.
On February 26, 2024, the Company filed a proxy statement with the SEC containing a proposal to stockholders to amend the Iris Certificate of Incorporation to extend the date by which the Company must consummate a business combination from March 9, 2024 to June 9, 2024 (subject to an additional three month extension at the discretion of the Iris Board). The Company’s stockholders approved the amendments to the Iris Certificate of Incorporation at the special meeting on March 7, 2024 (the “Third Special Meeting”). On March 7, 2024, we filed with the Secretary of State of the State of Delaware an amendment to our amended and restated certificate of incorporation to change the date by which Iris must consummate a business combination to June 9, 2024 (the “Third Extension Amendment”) (subject to an additional three month extension at the discretion of the Iris Board).
In connection with the Third Special Meeting, stockholders holding 119,572 shares properly exercised their right to redeem their shares for cash at a redemption price of $10.58 per share, adjusted for applicable taxes in the amount of $60,000 including, but not limited to, franchise tax, excise tax and income tax, for an aggregate redemption amount of $1,265,669. Following such redemptions, 7,187,037 shares remained outstanding.
On March 9, 2024, the parties to the Business Combination Agreement amended the Business Combination Agreement to extend the Outside Date to July 31, 2024. Additionally, on March 9, 2024, the parties to the PIPE Equity Subscription Agreement and Convertible Note Subscription Agreement entered into amendments to such agreements to extend the termination date of the respective agreements to July 31, 2024.
On May 13, 2024, the Iris Board extended the date by which the Company must consummate a Business Combination for a three month period from June 9, 2024 to September 9, 2024, pursuant to the discretion granted to the Iris Board by the stockholders.
On July 19, 2024, the parties to the Business Combination Agreement amended the Business Combination Agreement to extend the Outside Date to September 3, 2024. Additionally, on July 23, 2024, the parties to the PIPE Equity Subscription Agreement entered into an amendment to such agreement to increase the PIPE Investor’s committed purchase of PIPE Shares from 1,500,000 to 2,500,000, increase the PIPE Equity Investment from $15,000,000 to $25,000,000. On July 23, 2024, the parties to the Convertible Note Subscription Agreement terminated such agreement pursuant to a termination agreement.
The Registration Statement was initially declared effective by the SEC on August 9, 2024.
On August 16, 2024, Liminatus informed Iris that Targeted Diagnostics & Therapeutics, Inc., Liminatus’s license partner for the intellectual property and other rights related to GCC (CAR-T therapy and cancer vaccine), terminated the License and Development Agreement, dated June 10, 2018, by and between TDT and Liminatus. As a result of this termination, a post-effective amendment to the Registration Statement on Form S-4 was filed on November 8, 2024 to disclose the change to Liminatus’s business and to reschedule a previously scheduled meeting of stockholders to a later date.
On August 16, 2024, the parties to the Business Combination Agreement amended the Business Combination Agreement to extend the Outside Date to December 31, 2024. Also on August 16, 2024, the parties to the PIPE Equity Subscription Agreement entered into an amendment to such agreement to extend the termination date of the agreement to December 31, 2024.
On August 26, 2024, the Company filed a proxy statement with the SEC containing a proposal to stockholders to amend the Iris Certificate of Incorporation to extend the date by which the Company must consummate a business combination from September 9, 2024 to December 31, 2024. The Company’s stockholders approved the amendments to the Iris Certificate of Incorporation at the special meeting on September 5, 2024. On September 5, 2024, the Company filed with the Secretary of State of the State of Delaware an amendment to its amended and restated certificate of incorporation to change the date by which the Company must consummate a business combination to December 31, 2024. Additionally, on September 5, 2024, stockholders holding 48,107 shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.17 per share, subject to adjustment for applicable taxes, including, but not limited to, franchise tax, excise tax and income tax. Following such redemptions, 238,930 shares of Iris Class A Common Stock remained outstanding.
On October 23, 2024, the parties to the Business Combination Agreement amended the Business Combination Agreement to, among other things, reduce the enterprise value associated with Liminatus to

$175 million. On October 31, 2024, the parties to the PIPE Equity Subscription Agreement entered into an amendment to such agreement to reduce the PIPE Investor’s committed purchase of PIPE Shares from 2,500,000 to 1,500,000, and decrease the PIPE Equity Investment from $25 million to $15 million.
On December 9, 2024, Iris filed a proxy statement with the SEC containing a proposal to stockholders to amend the Iris Certificate of Incorporation to extend the date by which Iris must consummate a business combination from December 31, 2024 to March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board). Iris’s stockholders approved the amendments to the Iris Certificate of Incorporation at the special meeting on December 20, 2024. On December 26, 2024, Iris filed with the Secretary of State of the State of Delaware an amendment to its amended and restated certificate of incorporation to change the date by which it must consummate a business combination to March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board).
On December 26, 2024, the parties to the Business Combination Agreement amended the Business Combination Agreement to extend the Outside Date to June 30, 2025. Also on December 26, 2024, the parties to the Subscription Agreement entered into an amendment to such agreement to extend the termination date of the agreement to June 30, 2025.
Results of Operations
Iris has neither engaged in any operations nor generated any revenues to date. Iris’s only activities for the period from November 5, 2020 (inception) through September 30, 2024 were organizational activities, those necessary to prepare for Iris’s initial public offering, and identify a target company for its initial business combination. Iris generates non-operating interest income from cash and cash equivalents and marketable securities held in the Trust Account and changes in the value of warrant liabilities. Iris incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing), as well as for due diligence expenses. Iris will not generate any operating revenues until the closing and completion of its initial business combination.
For the three months ended September 30, 2024, Iris had a net loss of $642,900, which consisted of $1,019,694 of formation and offering costs and provision for income taxes of $5,163, which are offset by a $348,971 gain on the change in fair value of warrants, and interest income on investments held in the Trust Account of $32,986.
For the three months ended September 30, 2023, Iris had a net loss of $323,891, which consisted of an unrealized loss on fair value of warrants of $45,822, formation and offering costs of $676,321, and provision for income taxes of $23,601 partially offset by $421,853 of interest income on marketable securities held in the Trust Account.
For the nine months ended September 30, 2024, Iris had a net loss of $2,035,985, which consisted of $2,383,530 of formation and offering costs, $15,790 provision for income taxes, $1,339 of interest expense offset by $248,882 gain on the change in fair value of warrants, interest income on investments held in the Trust Account of $113,590 and a gain on the fair value of derivatives of $2,202.
For the nine months ended September 30, 2023, Iris had a net loss of $739,623, which consisted of $1,943,512 of formation and offering costs, offset by an unrealized gain on fair value of warrant liabilities of $442,726, forgiveness of unrelated payables for $275,000, interest income on marketable securities held in the Trust Account of $506,550 and income tax provision of $20,387.
For the year ended December 31, 2023, Iris had a net loss of approximately $1,226,218, which consisted of income of $275,000 for the forgiveness of unrelated vendor payables, a $566,202 gain on the change in fair value of warrants, 102,226 for the change in the fair value of the derivative liability, and interest income on cash and cash equivalents held in the Trust Account of $553,641, which is offset by $2,586,211 of formation and offering costs, interest expense of $103,089, and the provision for income taxes of $33,987.
For the year ended December 31, 2022, Iris had net income of $10,249,254, which consisted of a gain on the change in fair value of warrants $9,586,864, interest income on investments held in the Trust Account of $3,074,691, and $579,989 for the forgiveness of unrelated vendor payables, which are partially offset by $2,452,467 of formation and operating costs and the provision for income taxes of $539,823.

Liquidity and Capital Resources
Iris consummated its initial public offering on March 9, 2021. As of September 30, 2024, Iris had $358,181 in its operating bank account, which includes $32,580 of restricted cash to be used for tax payments only, and negative working capital of approximately $7,141,435. In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of Iris’s officers and directors may, but are not obligated to, provide us Working Capital Loans. As of September 30, 2024 there were no Working Capital Loans outstanding.
Cash Flows from Operating Activities
For the nine months ended September 30, 2024, net cash used in operating activities was $2,320,967, which was due to Iris’s net loss of $2,035,985, unrealized gain on change in fair value of warrant liabilities of $248,882, interest earned on investments held in the Trust Account of $113,590, unrealized gain on change in fair value of derivative liability of $2,202, which were offset by changes in operating assets and liabilities of $78,353 and the accretion of discount on related party loans of $1,339.
For the nine months ended September 30, 2023, net cash used in operating activities was $1,462,079, which was due to Iris’s net loss of $739,623, unrealized gain on fair value of warrant liability of $442,726, forgiveness of unrelated vendor payables of $275,000, and interest earned on cash and investments held in the Trust Account of $506,550, partially offset by changes in operating assets and liabilities of $501,820.
For the year ended December 31, 2023, net cash used in operating activities was $2,089,180, which was due to Iris’s net loss of $1,226,218, change in fair value of warrant liability of $566,202, change in the fair value of the derivative liability of, $102,226 and interest earned on investments held in the Trust Account for $553,641 and forgiveness of unrelated vendor payables of $275,000, partially offset by a change in operating assets and liabilities of $531,018 and accretion of the debt discount on the related party loans of $103,089.
For the year ended December 31, 2022, net cash used in operating activities was $1,095,588, which was due to Iris’s net income of $10,249,254 and change in operating assets and liabilities of $1,896,702, partially offset by change in fair value of warrant liability of $9,586,864, interest earned on investments held in the Trust Account of $3,074,691 and forgiveness of unrelated vendor payables of $579,989.
Cash Flows from Investing Activities
For the nine months ended September 30, 2024, there was cash provided by investing activities of $2,025,592, which was the result of proceeds from the Trust Account used for tax redemptions and payments in the amount of $1,802,869 and $354,519, which was offset by the advances to the Trust Account of $131,796.
For the nine months ended September 30, 2023, there was cash provided by investing activities of $11,432,625, which was the result of cash proceeds from the Trust Account for tax payments and redemption adjustments of $11,510,446, offset by advances to the Trust Account of $77,821.
For the year ended December 31, 2023, cash provided by investing activities was $11,389,930, which was the result of proceeds from the Trust Account used for redemptions in the amount of $10,657,185, and proceeds from the Trust account used for tax payments of $853,261, net of advances from the trust of $120,516.
For the year ended December 31, 2022, net cash provided by investing activities was $263,963,913, which was the result of proceeds from the Trust Account for redemptions in the amount of $279,091,534, net of advances from the Trust Account of $15,127,621.
Cash Flows from Financing Activities
For the nine months ended September 30, 2024, net cash provided by financing activities was $497,131, which was a result of the proceeds from the Liminatus promissory note of $2,300,000, offset by the redemption of Iris Class A Common Stock of $1,802,869.

For the nine months ended September 30, 2023, net cash used in financing activities was $9,913,465, which was a result of Iris Class A Common Stock that was redeemed in December 2022 and September 2023 for $10,657,185, which was offset by proceeds from the promissory note from a related party for $393,720 and the proceeds from the promissory note from Liminatus for $350,000.
For the year ended December 31, 2023, net cash used in financing activities was $9,424,965 which was a result of Iris Class A Common Stock that was redeemed in September 2023 in the amount of $10,358,754, the 2023 adjustment to share price for shares redeemed in December 2022 in the amount of $298,431, which was offset by net proceeds from the promissory note from a related party of $413,720 and proceeds from a promissory note from Liminatus of $818,500.
For the year ended December 31, 2022, net cash used in financing activities was $262,923,913, which was a result of the Iris Class A Common Stock that was redeemed in December 2023 in the amount of $263,963,913, partially offset by proceeds from the promissory note from a related party for $1,040,000.
In connection with Iris’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that Iris has and will continue to incur significant costs in pursuit of its acquisition plans, which raises substantial doubt about Iris’s ability to continue as a going concern. Moreover, Iris may need to obtain additional financing either to complete its initial business combination or because it becomes obligated to redeem a significant number of its public shares upon consummation of its initial business combination, in which case Iris may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, Iris would only complete such financing simultaneously with the completion of its initial business combination. If Iris is unable to complete its initial business combination because it does not have sufficient funds available to it, Iris will be forced to cease operations and liquidate the Trust Accounts. In addition, following its initial business combination, if cash on hand is insufficient, Iris may need to obtain additional financing in order to meet its obligations.
Management has determined that if Iris is unable to complete a business combination or amend the Iris Certificate of Incorporation by December 31, 2024 (the “Combination Period”), then Iris will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as Iris’s working capital deficit raise substantial doubt about Iris’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should Iris be required to liquidate after the Combination Period.
Critical Accounting Policies and Estimates
Management’s discussion and analysis of Iris’s financial condition and results of operations is based on Iris’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements and related disclosures requires Iris to make estimates, assumptions and judgments that affect the reported amount of assets, liabilities, costs and expenses and related disclosures.
Iris considers an accounting estimate to be critical if: (i) the accounting estimate requires Iris to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. The critical accounting estimates, assumptions, judgements and the related policies that Iris believes have the most significant impact on its consolidated financial statements are described below:
Fair Value of Warrants
In determining the fair value of Iris’s Private Placement Warrants, the Iris Board used the most observable inputs available. The valuation approach utilizes Monte Carlo simulation model. Some of the inputs used in the model include the expected common stock price volatility, risk-free interest rate, expected Business Combination date and probability of completing the Business Combination. Several of these inputs are known and several use judgement. For instance, the probability of completing the Business Combination is derived by taking a sample of other special purpose acquisition companies and calculating the implied probability of completion for each company in the sample set. Changes in any or all of these estimates and assumptions, or the relationships between these assumptions, impact Iris’s valuation of its Private Placement Warrants as of each valuation date and may have a material impact on the valuation of these warrants.
Fair Value of Derivative Liability
In determining the fair value of Iris’s derivative liability, the Iris Board used the most observable inputs available. The valuation approach for Iris’s derivative liability utilizes probability weighted expected return model. Some of the inputs used in the model include the risk-free interest rate, expected Business Combination date and probability of completing the Business Combination. Several of these inputs are known and several use judgement. For instance, the probability of completing the Business Combination is derived by taking a sample of other special purpose acquisition companies and calculating the implied probability of completion for each company in the sample set. Changes in any or all of these estimates and assumptions, or the relationships between these assumptions, impact Iris’s valuation as of each valuation date and may have a material impact on the valuation of the derivative liability.
Recent Accounting Standards
Iris’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Quantitative and Qualitative Disclosures About Market Risk
Iris is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information otherwise required under this item.

BUSINESS OF LIMINATUS
Unless the context otherwise requires, all references in this section to “Liminatus,” “Company,” “we,” “us,” or “our” refer to the business of Liminatus Pharma, LLC.
Executive Summary
Liminatus is a pre-clinical stage, single-asset biopharmaceutical company. Liminatus is developing novel cancer therapies that exploit the body’s immune system. The Company’s clinical candidate is a humanized anti CD47 monoclonal antibody. The next generation CD47 checkpoint inhibitor’s (code name: IBA101) initial indication is expected to be patients with advanced solid cancers including non-small cell lung cancer (“NSCLC”).
CD47 is a potent ‘do not eat me’ signal that enables cancer cells to evade detection by the immune system. CD47 blockade promotes uptake of tumor antigens and tumor cells by macrophages. The first generation of CD47 agents generally induced anemia and thrombocytopenia (deficiency of platelets in the blood) due to their binding to red blood cells (“RBCs”) and platelets. The Liminatus CD47 next generation antibody has shown to preferentially bind to immune cells, but not to red blood cells and platelets without inducing destruction of red blood cells which is a key differentiating feature. The next generation of anti CD47 monoclonal antibodies have catalysed a resurgence of interest in the field. Key preclinical studies, including CMC development and monkey toxicity studies, have already been completed, allowing for a swift preparation of the IND application and enabling a timely transition into the clinical trial phase.
CD47 immune checkpoint inhibitors are expected to penetrate the market primarily through combination therapy with already established PD-1/PD-L1 blockades rather than as standalone treatments. The global market for PD-1/PD-L1 blockades was estimated at $49.5 billion in 2023 and is projected to reach $123.3 billion by 2033. If CD47 immune checkpoint inhibitors are successfully brought to market, they are expected to grow alongside the PD-1/PD-L1 blockade market, potentially starting at 10-20% of the PD-1/PD-L1 market size by 2030 and rapidly expanding to reach the same market scale.
Global Market Size Projections for PD-1/PD-L1 Blockades (adapted from Future Market Insights)
Our asset targets patients with significant unmet need. Our vision is to develop a broad array of transformative therapies for cancer patients as a leading global biopharmaceutical company. We intend to do this through establishing a leadership position in immune-oncology and by strengthening the differentiation of the next generation anti-CD47 monoclonal antibody from IND enabling studies through to clinical development and broadening the portfolio through in-licensing highly promising and differentiated therapeutic assets.
Overview
Liminatus is a pre-clinical stage biopharmaceutical company developing novel cancer therapies. Our product candidate is exploiting CD47 antibodies to target cancer cells. Our product candidate has the potential to become cornerstones of treatment for solid cancers.
We are developing a next generation CD47 immune checkpoint inhibitor. CD47 is a potent ‘do not eat me’ signal that enables cancer cells to evade detection by the immune system. CD47 blockade promotes uptake of tumor antigens and tumor cells by macrophages. Anti-CD47 monoclonal antibodies (mAb) generally induce anemia and thrombocytopenia due to their binding to red blood cells and platelets. The Liminatus CD47 mAb has shown to preferentially bind to immune cells, but not to red blood cells and platelets and does not induce hemolysis. Our clinical candidate is currently in the late preclinical stage, with most of the necessary research completed. The next steps in the clinical process will include preparing the IND package required for the submission of a Phase 1 clinical trial approval application.
In the last two years, InnoBation (licensor to Liminatus) has actively invested in the CD47 asset following its licensing to Liminatus. Funds were allocated towards critical preclinical work, including CMC development and the monkey toxicity study, which were essential steps in advancing the CD47 asset. These studies were completed in collaboration with GenScript ProBio and Charles River Laboratories.
In addition to these developments, InnoBation conducted its own independent animal studies to explore the effects of long-term administration of the CD47 asset. During these studies, we discovered that the CD47 asset, in addition to its potential as an anti-cancer therapeutic, also shows promise in reducing chronic inflammation and inducing weight loss. This is likely due to the asset’s ability to enhance macrophage proliferation and differentiation, which improves the scavenging of apoptotic cells. This effect not only aids in cancer treatment by enhancing the immune response but also suggests potential applications in preventing or mitigating age-related diseases such as cardiovascular disease and obesity, which are often driven by chronic low-grade inflammation due to accumulated senescent cells.
Over the past two years, InnoBation’s ongoing research into the CD47 asset has uncovered these potential new therapeutic applications, expanding the scope of its utility.
The following overview shows our clinical plan after closing the business combination:
Candidate	Indication	Clinical trial	Notes
IBA101 Mono	Advanced solid cancers	2025	Phase 1 clinical trial is scheduled solely for safety confirmation. A global Phase 1 clinical trial in South Korea will focus on lung cancer patients.
IBA101 + Durvalumab or pembrolizumab	≥ stage III NSCLC	2027	Both PD-L1High and PD-L1Low patients. A global Phase 1 clinical trial in South Korea will focus on lung cancer patients.
Corporate History and Our Team
Liminatus was founded in 2018, having obtained an exclusive license for GCC CAR-T-related patents and know-how from Targeted Diagnostics & Therapeutics, Inc. (TDT), which licensed the GCC CAR-T intellectual property from Thomas Jefferson University, and assignment of a sub-license from Viral Gene for the GCC vaccine diagnostics. Subsequently, the Company was assigned the license to the CD47 immune checkpoint inhibitor from InnoBation Bio Co. Ltd. and Valetudo Therapeutics LLC. The TDT licenses have been terminated as of August 2024.
We believe that our leadership team’s extensive global experience within the biopharma industry, which spans all stages of development, commercialization and financing of pharmaceutical products, is a key competitive advantage for Liminatus in maximizing the full potential value of its pipeline. Members of our team have also been heavily involved in business development, capital formation and investor engagement across a range of industries. For further information and biographies of our management team, see “Management of ParentCo Following the Business Combination.”

Our Vision and Our Strategy
Our vision is to develop transformative therapies for cancer patients as a global biopharmaceutical company offering advanced, differentiated, best-in-class therapies that induce powerful and durable responses in patients resulting in quality survival and a chance for cure. To accomplish this goal, we plan to execute on the following:
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Strengthen the differentiation of our anti-CD47 monoclonal antibody from IND enabling studies through to clinical development.

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Maximize the value of our product candidate by selectively entering into strategic collaborations with world leading academic and industrial partners.

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Build a leading immuno-oncology company while maintaining a strong culture of innovation, valuing diversity, and putting patients at the center of everything we do.

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Maintain, deepen, and protect our intellectual property portfolio. We intend to continue extending our global intellectual property portfolio to protect our assets.

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Pursue business development and strategic partnerships. We may seek to form strategic alliances, enter into licensing agreements, or collaborate with third parties with the aim of strengthening and aiding our research, development, and commercialization of our assets more broadly.

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Broaden our portfolio. We are actively engaged in evaluating additional assets for in-licensing or partnership and may execute additional transactions to add to our pipeline. We believe that our leadership team has a proven track record for identifying and transacting upon de-risked clinical stage assets.

Our Approach to Cancer Immunotherapy
Our product candidate exploits the body’s immune system to recognize and attack cancer cells. Our product candidate has the potential to become a significant treatment option for cancer patients.
Checkpoint Inhibitor CD47
A critical feature of the immune system is its ability to distinguish between normal cells in the body and those deemed as “foreign” (such as germs and cancer cells). This allows the immune system to attack the foreign cells while leaving normal cells unharmed. The immune system does this, in part, by using “checkpoint” proteins on immune cells. The checkpoints act like switches that need to be turned on or off to start an immune response. But tumors can find ways to manipulate these on/off immune checkpoints to avoid being attacked by the immune system. Monoclonal antibodies targeting immune checkpoints are designed as therapies to forcefully activate the “on” switch of the immune response, allowing the immune system to mount an effective anti-tumor attack. These medicines, known as immune checkpoint inhibitors, work by targeting checkpoint proteins to block the tumor’s ability to shut down the immune response and thereby induce a potent anti-cancer effect. Rather than killing cancer cells directly, they aid the immune system to detect and mount an attack on cancer cells. Several therapeutics that target different checkpoint proteins have been approved to treat some types of cancer including PD-1 (Pembrolizumab, Merck & Co; Novolumab, BMS; Cemiplimab, Regeneron), PD-L1(Atezolizumab, Genentech; Avelumab EMD Serono & Pfizer; Durvalumab, AstraZeneca), CTLA-4 (Ipilumab, BMS; tremelimumab, AstraZeneca), and LAG-3 (Opdulag, BMS) inhibitors.
Although such therapies have revolutionized cancer treatment showing to be remarkably effective in certain subsets of patients with specific types of tumors, there are a significant number of cancer patients for whom these therapies are not effective. Another novel, yet well-established immune checkpoint is CD47 which plays a broad role in cancer immune evasion across multiple cancers. CD47 is a transmembrane protein, an integral membrane protein that spans the entirety of the cell membrane, and upon its interaction with SIRPα, which is expressed on macrophages, a “don’t eat me” signal is sent to the macrophages. This helps tumors achieve immune escape by stopping macrophages from acting on these tumor cells to undergo phagocytosis. Blockade of the interaction between CD47 and SIRPα could restore phagocytic activity and eliminate tumor cells. However, the first generation of anti-CD47 monoclonal antibodies have induced anemia and thrombocytopenia due to their binding to red blood cells and platelets. Our CD47 therapeutic candidate is a next generation anti-CD47 monoclonal antibody and has shown to preferentially bind to immune cells, but not to red blood cells and platelets and does not induce hemolysis (destruction of red blood cells). Furthermore, the CD47 mAb has been shown to synergistically enhance anti-tumor responses in combination with other immune-oncology therapies. The CD47 mAb has completed key preclinical studies and is now preparing for the IND application.
CD47 Immune Checkpoint Inhibitor Program
Overview
The CD47 therapeutic candidate is a high affinity humanized anti CD47 antibody that has the potential to translate into clinic for CD47 SIRPα blocking and restoring the anti-tumor function of innate immune cells without inducing hemagglutination or hemolysis.
Benefits
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K D (equilibrium dissociation constant) value of 0.48 nM for human CD47 protein and effectively blocked the interaction of CD47 on cancer cells and soluble SIRPα protein, in vitro.

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Did not bind to red blood cells and platelets and did not cause hemolysis.

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In an animal tumor model, where MC38 murine colon adenocarcinoma cells expressing human CD47 were implanted in immune competent mice, the CD47 mAb (Hu3A5) completely suppressed the tumor in combination with an anti PD1 antibody.

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CD47 mAb (Hu3A5) showed the expected moderate tumor suppression in the hCD47/hSIRPα knock-in mice model expressing human CD47 and human SIRPalpha, using MC38 cells expressing hCD47.

Pre-Clinical Development to Date
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The anti-CD47 monoclonal antibody has been generated by immunizing mice with the extracellular domain of human CD47 protein. This antibody has been further humanized by CDR grafting and selecting the clone 3A5-V10 (Hu3A5) for further screening. Hu3A5 has a KD (equilibrium dissociation constant) value of 0.48 nM for human CD47 protein and has shown to effectively block the interaction of CD47 on cancer cells and soluble SIRPα protein, in vitro.

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In vitro assay, Hu3A5 did not bind to red blood cells and platelets and did not cause hemolysis (destruction of red blood cells) in vitro.

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In an animal tumor model, where MC38 murine colon adenocarcinoma cells expressing human CD47 — the only commercially available cancer cell line used in immune-competent animal models for human CD47 research — were implanted in immune-competent mice, the CD47 mAb (Hu3A5) completely suppressed the tumor in combination with an anti-PD1 antibody. Additionally, the Hu3A5 antibody demonstrated moderate tumor suppression in a mouse model that was engineered to express human CD47 and SIRPα, after being implanted with MC38 tumor cells. However, when combined with other treatments like anti-PD-1, anti-TIGIT blocking antibodies, or an agonistic anti-4-1BB antibody, the Hu3A5 antibody completely suppressed tumor growth. This result shows that Hu3A5 can work synergistically with various immune checkpoint inhibitors, highlighting its versatility as a potential cancer therapy. In addition, DSC analysis has shown good thermostability.

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Further IND-enabling studies are underway in preparation for early-stage clinical testing. Based on the prepared data, a pre-IND meeting will be prioritized with the FDA. Since the primary indication for CD47 mAb (Hu3A5) is lung cancer, additional preclinical animal studies utilizing mouse lung cancer cell lines, such as LL/2, will be conducted if requested to evaluate efficacy in lung cancer models by the FDA. For this purpose, LL/2 expressing human CD47 has been prepared.

Toxicity-related experiments
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CD47 mAb preferentially binds to CD47 on tumor and immune cells, but not to RBCs and platelets.

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Murine 3A5, humanized 3A5 with human IgG1 Fc (Hu3A5-V10), and humanized 3A5 with human IgG4 (Hu3A5-G4) strongly bind to CD47-positive MCF-7 human cancer cells and most of immune cells including T/B lymphocytes and phagocytic cells, but not to human RBCs and platelets.

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CD47 mAb does not induce hemolysis of RBCs in vitro.

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Anti-CD47 blocking mAb (Hu3A5) typically induce hemolysis of RBCs and thus developing anemia.

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However, Hu3A5 does not induce hemolysis of RBCs (perhaps due to the inability of binding to CD47 on RBCs).

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CD47 mAb does not induce severe hematologic disorder.

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Animal in vivo experiments using C57BL/6-hCD47/hSIRPα mice showed that although Hu3A5-G4 was binding to human CD47 over-expressed on mouse RBCs of C57BL/6-hCD47/hSIRPα mice, it did not induce hemolysis of mouse RBCs.

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C57BL/6-hCD47/hSIRPα mice were repeatedly injected with Hu3A5-G4 mAb even in combination with anti-mPD-1 mAb, but they survived over the experimental period and their body weight barely changed compared with that of rat IgG-treated mice.

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Anti-human CD47 mAb induces no/minimal inflammation in organs.

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C57BL/6-hCD47/hSIRPα mice were subcutaneously engrafted with MC38-hCD47 tumor cells and were repeatedly injected with Hu3A5-G4 mAb and/or anti-mPD-1 mAb.

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Lung, liver and kidney from each group of mice were collected 4th injection of Abs. H&E staining of organs showed that there was minimal or no inflammation in those organs.

A 4-week Toxicity Study in Cynomolgus Monkeys Followed by a 4-Week Recovery Period
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Objective of monkey toxicity study

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The objective of this study was to determine the potential toxicity of IBA101(Anti-CD47 mAb), a monoclonal antibody conjugated with IgG4 Fc, when administered as an intravenous bolus injection once weekly (Days 1, 8, 15, 22, and 29) to non-human primates and to evaluate the potential reversibility of any findings following a 4-Week recovery period. In addition, the toxicokinetic characteristics of IBA101(Anti-CD47 mAb) were determined. The study design was as follows:

Group No.	Test Article	Dose Level (mg/kg/dose)	Dose Volume(a) (mL/kg)	Dose Concentration (mg/mL)	Main Study		Recovery Study
					No. of Males	No. of Females	No. of Males	No. of Females
1	Vehicle Control	0		0	3	3	2	2
2		10	2	5	3	3	—	—
3	IBA101	30		15	3	3	—	—
4		100		50	3	3	2	2

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Study design and standards

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The 4-week toxicity study of IBA101 in Cynomolgus monkeys, conducted by Charles River Laboratories, was designed and analyzed according to GLP (Good Laboratory Practice) standards. This ensured the reliability and reproducibility of the data, adhering to rigorous quality standards throughout the study.

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Parameters and endpoints of evaluation

Based on the most recent body weight measurement, the following parameters and endpoints were evaluated:

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Mortality, clinical signs, body weight, ophthalmology, electrocardiographic examinations

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Clinical pathology parameters (hematology, coagulation, clinical chemistry, and urinalysis)

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Anti-drug antibody analysis, toxicokinetic parameters, organ weights, and macroscopic and microscopic examinations.

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Conclusion:   Toxicokinetic Analysis

Following once-weekly (Days 1, 8, 15, 22, and 29) intravenous dosing of IBA101 to Cynomolgus monkeys at 0, 10, 30, or 100 mg/kg/dose:
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No significant IBA101-related effects were noted at any dose level, indicating that 100 mg/kg/dose was well-tolerated.

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All study parameters, including body weight, clinical pathology results, and toxicokinetic measurements, were analyzed for statistical significance using standard statistical methods. At the highest dose tested (100 mg/kg), no statistically significant differences were observed in any parameter compared to the vehicle control group, supporting the determination of the No Observed Adverse Effect Level (NOAEL) at 100 mg/kg/ dose. Anti-drug antibody analysis, toxicokinetic parameters, organ weights, and macroscopic and microscopic examinations.

On Day 22, the combined sex mean C0, Cmax, and AUC0-168hr values of IBA101 at the NOAEL were:
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No C0 (Initial Plasma Concentration): 4,310,000 ng/mL

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Cmax (Maximum Plasma Concentration): 4,080,000 ng/mL

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AUC0-168hr (Area Under the Concetration-Time Curve): 359,000,000 hr*ng/mL.

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These toxicokinetic results suggest a good safety profile of IBA101 under the tested conditions and provide statistical evidence for its tolerability.

Efficacy-related studies
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CD47 antibody blocks interaction of CD47 and SIRPα

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A competitive ELISA assay demonstrated that the interaction between recombinant CD47 and recombinant SIRPα proteins was blocked by Hu3A5 in vitro.

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CD47 antibody promotes phagocytosis of live tumor cells by human macrophages.

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In vitro phagocytosis assay demonstrated that human macrophages promoted the uptake of live tumor cells in the presence of as low as > 0.1 micro grams/ml of CD47 mAb.

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Exclusive blockade of human CD47 on tumor cells with Hu3A5 in combination with check-point inhibitors induces a limited synergistic suppression of tumor growth.

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To assess how effectively CD47 blockade enhances anti-tumor responses, hCD47-expressing MC38 tumor cells were subcutaneously engrafted into normal C57BL/6 mice, and anti-human CD47 monoclonal antibodies were injected to specifically block the function of the hCD47 protein on tumor cells, allowing evaluation of the resulting increase in anti-tumor effects.

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This induced moderate delayed tumor growth.

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However, in combination with anti-PD-L1 and anti-TIGIT check-point inhibitors significant synergistic activity was observed where tumor growth was regressed and most of the mice became tumor-free.

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Global blockade of human CD47 on tumor and immune cells induces significant reduction of tumor growth.

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Investigated whether global effects of CD47 blockade would be beneficial if all cells including immune cells were expressing human CD47.

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Instillation of Hu3A5 alone to C57BL/6-hCD47/hSIRPα knock-in mice engrafted with MC38- hCD47 tumor cells suppressed tumor growth.

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When Hu3A5 treatment was combined with anti-mPD-1 mAb, tumor-free mice were generated.

New Aspects of the CD47 Asset and Expanded Indications
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Chronic Inflammation:   Hu3A5, an anti-CD47 antibody, plays a unique role in helping immune cells called macrophages develop and survive in the body. These cells are critical in fighting disease. IBA101 not only promotes the formation of these macrophages but also increases the number of a special type, called M1 macrophages, that actively destroy harmful cells.

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Reducing Chronic Inflammation:   As we age, our body becomes less effective at clearing out dead cells, leading to a buildup that contributes to chronic inflammation and diseases such as atherosclerosis (narrowing of arteries), obesity, and dementia. By enhancing the activity of macrophages, Hu3A5 could help reduce this buildup and, in turn, lower the risk of these inflammation-related diseases.

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Animal Study:   To explore this possibility, we conducted an experiment on mice fed a high-fat diet. These mice were given Hu3A5 — CD47 blockade to see if it could help reduce obesity and improve overall health. The early results were promising: mice treated with Hu3A5 showed significant reductions in obesity, along with improvements in fat tissue health.

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Industry Context:   Dr. Irving Weissman, a pioneer in CD47 research, founded a company called Forty Seven Inc. to develop CD47-targeted therapies for cancer. Though Gilead Sciences acquired the company for $4.9 billion in 2020, some of the clinical trials were stopped due to serious side effects. However, Dr. Weissman didn’t give up on CD47 research. He later founded Bitterroot in 2023, aiming to use CD47 blockers for cardiovascular diseases. This shift aligns with our own findings, suggesting that Hu3A5 could have broader applications, not only in cancer but also in reducing chronic inflammation and potentially treating diseases like obesity, heart disease, and dementia.

Manufacturing
We will rely upon established, large scale, GMP compliant, third-party manufacturers for our current and future manufacturing needs for both bulk drug substance and finished drug product. There are no current plans to build our own manufacturing capabilities.
Intellectual property
Our commercial success depends in large part on our ability to obtain and maintain patent protection for our assets, their uses, components, formulations, methods of manufacturing and methods of treatment in the U.S. and other countries; to operate without infringing valid and enforceable patents and proprietary rights of others; and to prevent others from infringing on our proprietary or intellectual property rights.
Our intellectual property strategy is, where appropriate, to file new patent applications in the U.S. and certain other regions/countries (including the EU) on inventions, including improvements to existing products/ candidate(s) and formulations, methods of treatment and processes to improve our competitive edge or to improve business opportunities. We continually assess and refine our intellectual property strategy to ensure appropriate protection and rights are obtained.
We rely on trade secrets and know-how to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection, and which are difficult to reverse engineer. We intend to take advantage of regulatory protection afforded through data exclusivity, market exclusivity and patent term extensions, where available.
Our asset is in-licensed. CD-47 originates with a Korean company, InnoBation Bio Co. Ltd. The Anti-CD47 antibody is covered by three early-stage applications. Additional work is being done to characterize the mechanisms and properties that differentiate the antibody. One is a published application directed to CDRs, which essentially define the target and specificity of the antibody. There is also an unpublished application to the humanized antibody, i.e., the therapeutic entity Hu3A5. There is also a separate application covering back-ups. If granted, the cases have a long duration of with a normal expiry of 2040 and 2041.
Liminatus will, where appropriate, seek to file on future IP opportunities that may arise, such as commercial formulations, dosing regimens, combination therapies, manufacturing methods, biomarkers,

and new patient populations. The strategy going forward will be to file an International PCT application claiming priority from the U.S. or other provisional applications, with a view to ultimately entering the national/ regional phase in core pharmaceutical markets (such as US, Europe, Japan, China, etc.).
The life of a patent and the protection it affords is limited. For example, in the United States, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. In Europe the expiration of an invention patent is 20 years from its filing date.
In addition to patent protection there is regulatory protection for licensed products. Biologicals currently receive 12 years regulatory protection in the U.S. In Europe there is 8 years data exclusivity followed by 2 years market exclusivity, plus 1 year for further significant indications. This means that during the first 8 years from the grant of the first marketing authorization in the E.U., data exclusivity applies. After the initial 8 year period has expired, a generic company can make use of the pre-clinical and clinical trial data of the originator in their regulatory application in an application for regulatory approval, but they still cannot market their drug during the two year period of market exclusivity. This therefore provides a total 10-year period of exclusivity.
Liminatus is not currently aware of any third-party patent property that presents a barrier to the proposed commercialization of our therapeutic asset.
License Agreements
The InnoBation License
In December 2022, the Company entered into a Subscription Agreement In Kind (the “Metavagen License”) with Metavagen LLC, owned by Chris Kim (“Metavagen”), whereby the Company received the license rights initially granted from InnoBation Bio Co., Ltd., a Korean company (“InnoBation”) to Metavagen to develop, market and sell YN1203, InnoBation Bio CAR NK biomarkers, including devices, compounds and products used to detect analyte in body or tissue, in exchange for 40,000,000 shares of Class A membership interest in the Company. The Metavagen License transaction was consummated as the Company had the right to use the license, but the license was not transferred. In March 2023, the Metavagen License was cancelled, and the Company membership interest was returned.
On October 1, 2022, the Metavagen was assigned the License and Development Agreement dated as of March 30, 2022, by and between InnoBation Bio Co. Ltd. and Valetudo Therapeutics LLC, as may have been amended, granting exclusive worldwide rights to Develop and Commercialize the CD47 Product in the Field and exclusive worldwide rights to Develop and Commercialize the Companion Diagnostics to the CD47 Products in the Field (such italicized items bearing the meanings ascribed to them in the InnoBation License). Under the InnoBation License, the licensee is responsible for all of the developmental costs for the CD47 Products after the upfront payment of $8.2 million, which was paid by Viral Gene to TDT. The Company will also pay license fees and management fees to be mutually agreed with InnoBation from time to time.
The term of the InnoBation License expires on a licensed product-by-licensed product and country-by- country basis until the expiration of all royalty terms. “Royalty Term” means, on a royalty bearing CD47 product-by-royalty bearing CD47 Product and country-by-country basis, the period beginning upon commencement of the Patent Royalty Term in the applicable country and ending upon the expiration of Know-How Royalty Term in the applicable country. The License Agreement can be terminated (i) by either party if the other party remains in material breach of the license agreement following a cure period to remedy the breach, (ii) by us at will, or (iii) by either party, in its entirety, upon the other party’s bankruptcy or insolvency.
U.S. patent term restoration and marketing exclusivity
Depending upon the timing, duration and specifics of the FDA approval of a biological product, some of a sponsor’s U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process.

However, patent term restoration cannot extend the remaining term of a patent for more than five years, or beyond a total of 14 years from the product’s approval date. The patent term restoration period is composed of a “testing phase” and a “review phase” (also referred to as an “approval phase”).
The testing phase begins on the effective date of an IND and ends on the date a BLA or a New Drug Application (“NDA”) is initially submitted to FDA. The review phase is the period between the initial submission of the BLA or NDA and approval. The term of a patent may be extended for a period that is the sum of one-half of the time in the testing phase, plus all the time in the review phase, and minus any of the regulatory review period that occurs prior to the patent grant or where the sponsor did not act with due diligence. Only one patent applicable to an approved biological product is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. In addition, a patent can only be extended once and only for a single product. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.
Similar provisions for supplementary protection to compensate applicants for regulatory delays also exist in a number of territories, including Europe and Japan. Where possible we intend to apply for supplementary protection for out therapeutic assets.
Data and market exclusivity
The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the ACA, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biological products shown to be biosimilar to, or interchangeable with, an FDA-licensed reference biological product.
This amendment to the PHS Act attempts to minimize duplicative testing. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical trial or trials. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the large, and often complex, structure of biological products, as well as the process by which such products are manufactured, may pose significant hurdles to implementation.
At the present time, the FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product, and FDA will not approve an application for a biosimilar or interchangeable product based on the reference biological product until 12 years after the date of first licensure of the reference product.
“First licensure” typically means the initial date the particular product at issue was licensed in the U.S. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest, or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength, or for a modification to the structure of the biological product that does not result in a change in safety, purity, or potency.
The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate implementation and impact of the BPCIA is subject to significant uncertainty.
In Europe (EEA), upon receiving marketing authorization, innovative medicinal products generally receive eight years of data exclusivity and an additional two years of market exclusivity. If granted, data exclusivity prevents generic or biosimilar applicants from referencing the innovator’s pre-clinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the EEA, during a period of eight years from the date on which the reference product was first authorized in the EEA. During the additional two-year period of market exclusivity, a generic or biosimilar marketing authorization application can be submitted, and the innovator’s data may be referenced, but no generic or biosimilar product can be marketed until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to authorization, is held to bring a significant clinical benefit in comparison with existing therapies. There is no guarantee that a product will be considered by the EMA to be an innovative medicinal product, and products may not qualify for data exclusivity.
Another company may market another version of the product if such company obtained a marketing authorization based on a completely independent data package of pharmaceutical tests, preclinical tests and clinical trials.
Pediatric Development
A biological product can obtain pediatric market exclusivity in the U.S. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods, including some regulatory exclusivity periods. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study. Similar provisions are also available in other territories, such as Europe.
In the EEA, companies developing a new medicinal product must agree upon a Pediatric Investigation Plan, or PIP, with the EMA’s pediatric committee, or PDCO. Products that are granted a marketing authorization with the results of the pediatric clinical trials conducted in accordance with the PIP are eligible for a six month extension of exclusivity.
Competition
We face competition with respect to our current product candidate and will face competition with respect to future product candidates from segments of the pharmaceutical, biotechnology and other related markets that pursue immune-oncology treatments. Specifically, there are many companies that commercialize or are developing immuno-oncology treatments for cancer including large pharmaceutical and biotechnology companies such as Amgen, AstraZeneca, BMS, Merck, Novartis, Pfizer, Roche, and its subsidiary Genentech. Some of these competitors and competitor assets could also be opportunities for combination opportunities which is an established method that all these pharma companies have employed and are constantly searching for highly promising Liminatus type assets for such opportunities.
CD47
There are currently several CD47-targeting drug candidates in development for various cancer treatments. Magrolimab, developed by Forty Seven (acquired by Gilead Sciences), has been one of the most advanced CD47/ SIRPα axis-targeting drug candidates in development for cancer treatment. Initially seen as a frontrunner, it was under investigation in Phase 3 clinical trials for indications such as acute myeloid leukemia (AML) and high-risk myelodysplastic syndromes (MDS), often in combination with Azacitidine. However, the program has faced substantial setbacks due to efficacy concerns and safety risks. Below is an update on Magrolimab’s current status:
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Investigated ENHANCE-3 (AML):   This trial evaluated a combination therapy of Magrolimab, Azacitidine, and Venetoclax. A futility analysis revealed a lack of therapeutic benefit and an increased risk of mortality, leading to the trial's termination.

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ENHANCE (High-Risk MDS):   The Phase 3 ENHANCE trial compared Magrolimab plus Azacitidine versus placebo plus Azacitidine. On July 25, 2023, the trial was discontinued due to insufficient efficacy.

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ENHANCE-2 (TP53-Mutated AML):   This trial tested Magrolimab and Azacitidine against Venetoclax plus Azacitidine and other standard-of-care regimens in patients with TP53-mutated AML. It was terminated on September 26, 2023, again due to futility concerns.

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Solid Tumor Studies (ELEVATE Program):   Gilead placed a partial clinical hold on Magrolimab’s solid tumor studies, including Phase 2 trials for head and neck squamous cell carcinoma (NCT04854499), solid tumors (NCT04827576), triple-negative breast cancer (NCT04958785), and colorectal cancer (NCT05330429). Although enrollment is paused, patients already enrolled and deriving clinical benefit may continue treatment after re-consenting.

Despite its potential, Magrolimab’s clinical development has been significantly hampered by challenges such as anemia caused by red blood cell binding, which remains a major safety concern. These setbacks highlight the need for improved CD47-targeting strategies, emphasizing the importance of addressing both efficacy and safety issues to realize the therapeutic promise of this target.
In contrast, our CD47 program has been designed specifically to avoid RBC binding and prevent anemia, a common side effect seen with first-generation CD47 inhibitors. This key advantage has been initially demonstrated through in vitro experiments using human blood and in vivo toxicity studies in monkeys, further supporting its safety profile. In addition, the strong results from our preclinical in vivo studies show that when our CD47 antibody is combined not only with already marketed PD-1/PD-L1 blockades but also with T cell boosters like LAG-3, TIGIT, TIM-3, and ICOS blockades, which are currently in active clinical development, it demonstrates a powerful synergistic effect. This versatility suggests significant market expansion potential as it could enhance the efficacy of various immune checkpoint inhibitors across multiple indications.
Figure 4: Second generation anti-CD47 monoclonal antibodies leading immuno-oncology drug development targeting innate immunity

Anti-CD 47 Monoclonal Antibodies								
Compound	Hu5F9-G4	CC-90002	SRF231	AO-176	IBI188	TJC4	AK117	Hu3A5
Molecule	Humanized, IgG4	Humanized, IgG4	Human, IgG4	Humanized, IgG2	Human, IgG4	Human, IgG4	Humanized, IgG4	Humanized, IgG4
Sponsor	Forty Seven	Celgene / Bristol Myers Squibb Company	Surface Oncology	Arch Oncology	Innovent	I-MAB Biopharma	Akesobio	Innobation
Clinical development startdate	August 2014	March 2015	March 2018	Feb 2019	Jan 2019	Apr 2019	Apr 2020	2023
Study phase	Phase III	Phase I	Phase I/Ib	Phase I/II	Phase I	Phase I/II	Phase I/II	Phase I
Number of clinical trials	15	2	2	2	6	5	8	1
Redblood cell binding	Anemia	O	Negligible	Negligible	Negligible	Negligible	Negligible	Negligible
Platelet binding	Thrombocyto-penia	?	?	Negligible	Manageable	Negligible	Negligible	Negligible

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF LIMINATUS
Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our,” “the Company” or “Liminatus” refer to Liminatus Pharma, LLC prior to the consummation of the Business Combination. You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this proxy statement/ prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks, uncertainties and assumptions. As a result of many factors, including those set forth in the “Risk Factors” section of this proxy statement/prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
We are a pre-clinical stage life sciences and pre-revenue company developing a next generation CD47 checkpoint inhibitor under a license agreement assigned from Valetudo Therapeutics LLC (“Valetudo”) on March 31, 2023, from a license between InnoBation Bio Co. Ltd (“InnoBation”) and Valetudo.
We were formed in Delaware on April 12, 2018.
Since our inception, our operations have focused on raising capital and entering into license and development agreements for conducting research and development activities for our products. We do not have any product candidates approved for sale and have not generated any revenue from product sales. We have funded our operations through the sale of equity, raising an aggregate of $4.5 million of gross proceeds from the sale of membership interests, and debt, issuing $10.0 million of bonds and $9.3 million of notes through September 30, 2024. Subsequent to September 30, 2024, the Company raised additional gross proceeds of $1.0 million of notes with Amantes, LLC, a related party of the Company.
Since our inception, we have incurred significant operating losses. Our net loss was $3.3 million and $4.2 million for each of the nine months ended September 30, 2024 and 2023, respectively. As of September 30, 2024, we had an accumulated deficit of $28.4 million. We anticipate that our expenses will increase significantly in connection with our ongoing activities, as we:
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conduct clinical trials for our CD47 product, as well as initiate and complete additional trials of future potential product candidates;

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seek regulatory approval for any product candidates that successfully complete clinical trials;

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scale up our clinical and regulatory capabilities;

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manufacture materials for clinical trials or potential commercial sales;

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establish a commercialization infrastructure and scale up manufacturing and distribution capabilities to commercialize any product candidates for which we may obtain regulatory approval;

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adapt our regulatory compliance efforts to incorporate requirements applicable to marketed products;

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maintain, expand and protect our intellectual property portfolio;

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hire additional clinical, manufacturing quality control, regulatory, manufacturing and scientific and administrative personnel;

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add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts; and

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incur additional legal, accounting and other expenses in operating as a public company.

Proposed Business Combination
On November 30, 2022, we entered into a business combination agreement (the “Business Combination Agreement”), with Iris Acquisition Corp, a Delaware publicly traded special purpose acquisition company

(“Iris”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), Liminatus Pharma Merger Sub, Inc., a wholly-owned subsidiary of ParentCo (“Liminatus Merger Sub”), and SPAC Merger Sub, Inc., a wholly-owned subsidiary of ParentCo (“SPAC Merger Sub” and together with Liminatus Merger Sub, the “Merger Subs”).
Pursuant to the Business Combination Agreement, on the closing, in sequential order: (a) Liminatus Merger Sub will merge with and into Liminatus, with Liminatus continuing as the surviving company and a wholly owned subsidiary of ParentCo (the “Liminatus Merger”) and (b) simultaneously with the Liminatus Merger, SPAC Merger Sub will merge with and into Iris (the “SPAC Merger”, together with the Liminatus Merger (the “Mergers”)), with Iris surviving the SPAC Merger as a direct wholly-owned subsidiary of ParentCo.
On June 1, 2023, we entered into an amendment to the Business Combination Agreement to extend the Outside Date, as defined in the Business Combination Agreement, to September 11, 2023.
On August 14, 2023, we entered into a second amendment to the Business Combination Agreement to extend the Outside Date, as defined in the Business Combination Agreement, to March 9, 2024.
On March 9, 2024, we entered into a third amendment to the Business Combination Agreement to extend the Outside Date, as defined in the Business Combination Agreement, to July 31, 2024.
On July 19, 2024, we entered into a fourth amendment to the Business Combination Agreement to extend the Outside Date, as defined in the Business Combination Agreement, to September 3, 2024.
On August 16, 2024, we entered into a fifth amendment to the Business Combination Agreement to extend the Outside Date, as defined in the Business Combination Agreement, to December 31, 2024.
On October 23, 2024, we entered into a sixth amendment to the Business Combination Agreement to, among other things, reduce the enterprise value associated with the Company to $175 million.
On December 26, 2024, we entered into a seventh amendment to the Business Combination Agreement to extend the Outside Date, as defined in the Business Combination Agreement, to June 30, 2025.
In consideration of the Liminatus Merger, our securityholders will receive 17,500,000 newly issued shares of ParentCo’s common stock with an aggregate equity value of $175.0 million.
License Agreements
TDT Licenses
In June 2018, we entered into a license and development agreement with TDT (the “CAR-T License”), whereby we received an exclusive license to develop and commercialize CAR-T products and a non-exclusive license to develop and commercialize companion diagnostics used to monitor treatment with a CAR-T product (the “CAR-T Diagnostics”). Under the CAR-T License, we made an upfront payment recorded as research and development expenses in the year ended December 31, 2018 and fund all of the development costs for the CAR-T products and the CAR-T Diagnostics which began with an additional upfront payment made during the year ended December 31, 2018 of $5.0 million, recorded as advances for research and development in the balance sheet.
On April 10, 2020, we were assigned a license and development agreement with TDT (the “Vaccine License”), whereby we received an exclusive license to develop and commercialize vaccine products and a non-exclusive license to develop and commercialize companion diagnostics used to monitor treatment with a vaccine product, from Viral Gene, Inc. (“Viral Gene”), our related party. Under the Vaccine License, we were responsible for all of the developmental costs for the Vaccine products after the upfront payment of $4.0 million, which was paid by Viral Gene to TDT.
Upon the assignment of the Vaccine License on April 10, 2020, we recorded advances for research and development of $1.8 million for the remaining amount of the upfront payment to TDT to be used on research and development costs and short-term debt of $0.4 million and accrued interest of $18,000 for the outstanding loan and related interest due to TDT for the annual fee that was not paid by Viral Gene, with an offset of $1.0 million recorded to additional paid-in capital in the balance sheet.
On August 11, 2024, the Company received notice from TDT, exercising its right to terminate the License and Development Agreement, dated June 10, 2018, by and between TDT and Liminatus. As of August 2024, the CAR-T License and Vaccine License have been terminated.
As of September 30, 2024, the Company and TDT are engaged in negotiations associated with the amounts due to TDT of $1.8 million on the Company’s condensed balance sheet. Due to the termination of the License and Development Agreement between the Company and TDT, the Company is not certain as to the amounts it will be required to pay to TDT, if any. As of September 30, 2024, no agreement has been reached between the parties. As such, the Company has not reversed the amounts due to TDT and will not do so until a final agreement has been executed between the two parties in accordance with ASC 450-30, Contingencies — Gain Contingencies.
Metavagen License
In December 2022, we entered into a Subscription Agreement In Kind (the “Metavagen License”) with Metavagen LLC (“Metavagen”), owned by Chris Kim and thus an entity under common control with us, whereby we received the license rights initially granted from InnoBation to Metavagen to develop, market and sell YN1203, InnoBation Bio CAR NK biomarkers, including devices, compounds and products used to detect analyte in body or tissue in exchange for 40,000,000 shares of our Class A member units. The Metavagen License transaction was consummated as we had the right to use the license, but the license was not transferred. The license is recorded at Metavagen’s cost basis of zero, thus we recorded Class A membership interest of $0.4 million, for the par value of the units issued, with an offsetting reduction to additional paid-in capital. In March 2023, the Metavagen License was cancelled, and our membership interest was returned. As our cost basis of the license is zero, we recorded the reversal of the membership interest of $0.4 million with an offsetting increase to additional paid-in capital.
CD47 License with InnoBation
On October 1, 2022, we signed an agreement, as amended (the “CD47 Assignment Agreement”), to be assigned the License and Development Agreement by and between InnoBation Bio Co. Ltd. and Valetudo Therapeutics LLC (“Valetudo”), our related party and an entity under common control with us, effective March 31, 2023 (the “CD47 License”). Under the CD47 Assignment Agreement, we received exclusive worldwide rights to develop and commercialize the CD47 immune checkpoint inhibitor to treat solid cancers, and companion diagnostics used to monitor treatment with CD47 products (collectively, “CD47 Products”). On March 31, 2023, we issued 78,555,554 shares of our Class A member units to Curis Biotech Holdings LLC, the parent company of Valetudo, as consideration for the CD47 Assignment Agreement. The license was recorded at Valetudo’s costs basis of zero, thus we recorded class A membership interest of $0.8 million, for the par value of the units issued, with an offset to additional paid-in capital in our balance sheet. We will also pay license fees and management fees to be mutually agreed with InnoBation from time to time.
We have not paid and do not owe any license fees, management fees, developmental or regulatory milestone payments or royalty payments under the CD47 License to date.
Components of Results of Operations
Revenue
To date, we have not generated any revenue from any sources, including from product sales, and we do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

Operating Expenses
Research and Development Expenses
Research and development costs primarily consist of costs incurred by TDT who was performing our preclinical and clinical trials for our products in accordance with the license agreements with TDT and the annual fee paid to TDT. Research and development expenses are recognized as incurred and payments made prior to costs being incurred are capitalized until the costs are incurred. Costs incurred in obtaining technology licenses through asset acquisitions are charged to research and development expense if the licensed technology has not reached technological feasibility and has no alternative future use. Research and development expenses could include:
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external research and development expenses incurred under agreements with clinical research to conduct our preclinical studies, including:

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labor costs for TDT employees involved in research and development efforts;

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costs related to manufacturing material for preclinical studies and clinical trials, including fees paid to contract manufacturing organizations;

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laboratory supplies and research materials;

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costs related to compliance with regulatory requirements; and

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allocated expenses for facilities, depreciation and other allocated cost

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We plan to substantially increase our research and development expenses for the foreseeable future as we develop our product candidates and manufacturing processes and conduct discovery and research activities for our preclinical and clinical programs. We cannot determine with certainty the timing of initiation, the duration or the completion costs of current or future preclinical studies and clinical trials of our product candidate due to the inherently unpredictable nature of preclinical and clinical development. Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. We anticipate that we will make determinations as to how we pursue our product candidate and how much funding to direct to each program on an ongoing basis in response to the results of future preclinical studies and clinical trials, regulatory developments and our ongoing assessments as to commercial potential. We will need to raise substantial additional capital in the future. Our clinical development costs are expected to increase significantly as we commence, continue and expand our clinical trials. Our future expenses may vary significantly each period based on factors such as:
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per patient clinical trial costs, including based on the number of doses that patients receive;

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the number of patients who enroll in each clinical trial;

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the number of clinical trials required for approval;

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the number of sites included in the clinical trials;

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the countries in which the clinical trials are conducted;

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the length of time required to enroll eligible patients;

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the drop-out or discontinuation rates of patients;

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potential additional safety monitoring requested by regulatory agencies;

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the duration of patient participation in the clinical trials and follow-up;

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the phase of development of the product candidate;

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third party contractors failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

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the cost of insurance, including product liability insurance, in connection with clinical trials;

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regulators or institutional review boards requiring that we or our investigators suspend or terminate clinical development for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks; and

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the efficacy and safety profile of our product candidates.

General and Administrative Expenses
General and administrative expenses currently consist of consulting fees for the chief executive officer and professional fees for legal costs relating to our corporate matters, accounting and tax services and travel expenses. Other general and administrative expenses may also include professional fees for patents, insurance costs and board of directors’ expenses.
We anticipate that our general and administrative expenses will increase in the future as we continue to support research and development activities and incur increased costs of operating a public company. These costs include increased headcount to support expanded operations and infrastructure, and the initiation, continuation and expansion of our preclinical studies and clinical trials for our product candidates. Additionally, we anticipate increased costs associated with maintaining compliance with Nasdaq rules and SEC requirements such as accounting, audit, legal and consulting services, as well as director and officer liability insurance, investor and public relations activities.
Results of Operations
Nine months ended September 30, 2024 Compared to the Nine months ended September 30, 2023
General and Administrative Expenses
General and administrative expenses were $0.5 million for the nine months ended September 30, 2024 as compared to $1.0 million for the nine months ended September 30, 2023. The decrease of $0.5 million was primarily related to decreases in accounting and legal costs related to the Business Combination and general corporate matters during the nine months ended September 30, 2024 as compared to nine months ended September 30, 2023.
Research and Development Expenses
Research and development expenses were $2.7 million for the nine months ended September 30, 2024 as compared to $3.0 million for the nine months ended September 30, 2023. The decrease of $0.3 million was primarily related to decreased spending for preclinical and clinical trials for both the CAR-T products and the GCC vaccine products because of the termination of the CAR-T License and Vaccine License.
Year Ended December 31, 2023 Compared to Year Ended December 31, 2022
General and Administrative Expenses
General and administrative expenses were $1.1 million for the year ended December 31, 2023 as compared to $0.9 million for the year ended December 31, 2022 for an increase of $0.2 million primarily related to accounting expenses and other transaction costs incurred related to the Business Combination and corporate matters.
Research and Development Expenses
Research and development expenses increased by $1.9 million during the year ended December 31, 2023 as compared to the year ended December 31, 2022, from $1.9 million for the year ended December 31, 2022 to $3.8 million for the year ended December 31, 2023. The increase in research and development expenses was primary related to increased spending for preclinical and clinical trials for both the CAR-T products and the GCC vaccine products.

Going Concern, Liquidity and Capital Resources
Overview
Since our inception, we have not generated any revenue and expect to continue to incur significant operating losses for the foreseeable future and may never become profitable. As of September 30, 2024, we had cash of approximately $47,000. We have funded our operations through the sale of equity, raising an aggregate of $4.5 million of gross proceeds from the sale of membership interests, and debt, issuing $10.0 million of bonds and $9.3 million of notes through September 30, 2024. Subsequent to September 30, 2024, the Company raised additional gross proceeds of $1.0 million of notes with Amantes, LLC, a related party of the Company. As of September 30, 2024, the Company has provided $3.1 million to Iris through an unsecured promissory note. Subsequent to September 30, 2024, the Company provided Iris an additional $0.8 million through an unsecured promissory note.
Going Concern
The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months after the unaudited condensed financial statements are issued. The Company’s cash requirements include, but are not limited to, research and development costs, license fees and working capital requirements. Due to these cash requirements, the Company does not believe that it will have sufficient cash to fund operations for one year after the date that the accompanying unaudited condensed financial statements are issued.
The Company intends to raise additional cash through equity financings, debt financings or other arrangements to fund operations; however, there can be no assurance that the Company will be able to raise adequate capital under acceptable terms, if at all. The sale of additional equity may dilute existing members and newly issued member units may contain senior rights and preferences compared to currently outstanding ordinary shares. Issued debt securities may contain covenants and limit the Company’s ability to pay dividends or make other distributions to members. If the Company is unable to obtain such additional financing, future operations would need to be reevaluated.
The Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the accompanying unaudited condensed financial statements are issued.
Capital Requirements
To date, we have not generated any revenues from any source, including the commercial sale of approved drug products, and we do not expect to generate revenue for at least the next few years. If we fail to complete the development of our product candidate in a timely manner or fail to obtain their regulatory approval, our ability to generate future revenue will be adversely affected. We do not know when, or if, we will generate any revenue from our product candidate, and we do not expect to generate revenue unless and until we obtain regulatory approval of, and commercialize, our product candidate.
We expect our expenses to increase significantly in connection with our ongoing activities, particularly as we continue the research and development of, and seek marketing approval for, our product candidate. In addition, if we obtain approval for our product candidate, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution. Furthermore, following the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company.
We will also be required to pay all clinical trial costs and expenses in connection with the development of the CD47 Products.
We are also required to repay our $10.0 million bonds (the “Feelux Bonds”) to Feelux Co., Ltd. (“Feelux”), our shareholder through its wholly owned subsidiary Car-Tcellkor, Inc. (“Car-Tcellkor”), issued in 2018 and the related interest of 1% per annum compounded annually which is expected to be settled through the issuance of ParentCo common shares upon the closing of the Business Combination, our $0.8 million loan issued in 2019 and due in May 2023, that does not bear interest, from Car-Tcellkor, our shareholder and a wholly owned subsidiary of Feelux, our loans with Valetudo, our related party, of $0.7 million (the “Valetudo Loan”) issued in December 2022 and due in June 2023, and which bears no interest, our loan with Ewon Comfortech Co., Ltd., our shareholder and related party, of $2.0 million (the “Ewon Loan”) issued in December 2022 and due in December 2023, and related interest of 2% per annum, our loans with Valetudo of $0.5 million issued in June 2023 and due in December 2023 that does not bear interest (the “Valetudo June 2023 Loans”), our additional loan with Valetudo of $0.3 million issued in July 2023 and due in January 2024, and related interest of 6% per annum (the “Valetudo July 2023 Loan”), our loans with Valetudo issued in August 2023 totaling $0.5 million, due in January and February 2024, and related interest of 6% per annum (the “Valetudo August 2023 Loans”), our additional loan with Ewon of $0.2 million issued in September 2023 and due in September 2024 and related part interest of 2% per annum (the “Ewon September 2023 Loan”), our additional loan with Valetudo of $0.2 million issued in November 2023, due in January 2024 and related interest of 6% per annum (the “Valetudo November 2023 Loan”), our other loan with Ewon of $1.0 million issued in December 2023, due in December 2024 that bears no interest (the “Ewon December 2023 Loan”), our loans with Valetudo issued in January 2024 totaling $0.8 million, due in February 2024, and related interest of 6% per annum (the “Valetudo January 2024 Loans”), our loan with Prophase of $0.2 million issued February 2024 that bears 6% interest per annum and due June 1, 2024 (the “Prophase February 2024 Loan”), our loan with Prophase issued in March 2024 of $0.3 million that bears interest of 6% per annum and due June 1, 2024 (the “Prophase March 2024 Loan”), our loan with Prophase issued in April 2024 of $0.3 million that bears interest of 6% per annum and due June 1, 2024 (the “Prophase April 2024 Loan”), our loans with Prophase issued in May 2024 totaling $0.8 million that bears interest of 6% per annum and due June 1, 2024 and July 1, 2024 (the “Prophase May 2024 Loans”), our loans with Prophase issued in July 2024 of $0.1 million that bears interest of 6% per annum and due September 14, 2024, September 24, 2024 and September 29, 2024 (the “Prophase July 2024 Loans”), our loans with Prophase issued in August 2024 of $0.1 million that bears interest of 6% per annum and due October 12, 2024 and October 13, 2024 (the “Prophase August 2024 Loans”), our loan with Hana Immunotherapeutics (“Hana”) issued in August 2024 of $0.3 million that bears interest of 6% per annum and due September 30, 2024 (the “Hana Loan”), our loan with Hana issued in August 2024 of $0.6 million that bears interest of 6% per annum and due October 26, 2024 (the “Hana August 2024 Loan”), our loans with Amantes issued November 2024 totaling $0.7 million that bear interest of 6% per annum and due January 1, 2025 (the “November Amantes Loan”), our loan with Amantes issued in January 2025 of $0.3 million that bears interest of 6% per annum and due March 1, 2025 (the “2025 Amantes Loan”).
As the Company’s loans are with related parties, the Company and its related parties have orally agreed to defer repayment of the past due loans until the completion of the Company’s business combination with Iris. As such, the Company deems that it is not in default of its loan agreements.
We therefore anticipate that we will need substantial additional funding in connection with our continuing operations. After the completion of the Business Combination, we would expect to have between approximately $2.9 million and $4.8 million, depending on funding redemptions, in cash and cash equivalents and before any operating expenses from September 30, 2024 until the closing of the Business Combination. We intend to devote most of the net proceeds from the Business Combination to clinical development of our product candidate, repaying our debt, our public company compliance costs and certain of the milestone payments under the CAR-T License and the Vaccine License agreements, if any. Based on our current business plans, we believe that the anticipated net proceeds from the Business Combination will enable us to fund our operating expenses and capital requirements through at least the next twelve months. Our estimate as to how long we expect the net proceeds from the Business Combination to be able to fund our operating expenses and capital requirements is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Changing circumstances, some of which may be beyond our control, could result in fewer cash and cash equivalents available to us or cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.
Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical drug products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

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the extent to which we develop, in-license or acquire other product candidates and technologies in our product candidate pipeline;

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the costs and timing of process development and manufacturing scale-up activities associated with our product candidates and other programs as we advance them through clinical development;

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the number and development requirements of product candidates that we may pursue;

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the costs, timing and outcome of regulatory review of our product candidates;

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the timing and amount of our milestone and royalty payments to InnoBation under the CD47 License;

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the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distributions, for any of our product candidates for which we receive marketing approval;

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the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

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the revenue, if any, received from sales of our product candidates for which we receive marketing approval; and

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the costs of operating as a public company.

Identifying potential product candidates and conducting preclinical studies and clinical trials is a time-consuming, expensive and uncertain process that takes many years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidate, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of our product candidates that we do not expect to be commercially available in the near term, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the terms of these equity securities or this debt may restrict our ability to operate. Any future debt financing and equity financing, if available, may involve covenants limiting and restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, entering into profit-sharing or other arrangements or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise capital when needed or on acceptable terms, we could be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.
Cash Flows
Operating Activities
Our net cash used in operating activities was $1.3 million for the nine months ended September 30, 2024, as compared to $3.0 million for the nine months ended September 30, 2023. The decrease in cash used in operating activities can be attributed to a decrease in the Company’s net loss of $0.9 million, an increase in the Company’s amounts which are due to its research and development partner of $1.6 million which have yet to be paid, and an increase in accrued maintenance fees of $0.4 million, which have yet to be paid, offset by less advances to the Company for research and development of $1.2 million.
Our net cash used in operating activities was $3.3 million for the year ended December 31, 2023 as compared to $0.9 million for the year ended December 31, 2022. The increase in net cash used in operating activities of $2.4 million was primarily due to an increase in net loss of $2.1 million and $0.8 million of deferred transactions costs that were paid during the year ended December 31, 2023. The increase was partially offset by a decrease in advances for research and development, which were paid during the year ended December 31, 2022 and utilized during the year ended December 31, 2023, and increases in accounts payable and accrued expenses and due to related parties.

Investing Activities
Net cash used in investing activities was $2.3 million for the nine months ended September 30, 2024 as compared to $0.4 million for the nine months ended September 30, 2023 due to an increase in loans made to the Iris entity.
Net cash used in investing activities was $0.8 million for the year ended December 31, 2023 as compared to $0 for the year ended December 31, 2022 due to the loans to the Iris entity.
Financing Activities
Net cash provided by financing activities for the nine months ended September 30, 2024 of $3.2 million resulted from borrowings from Valetudo, Prophase and Hana of $0.8 million, $1.6 million and $0.8 million, respectively. Net cash used in financing activities of $1.7 million for the nine months ended September 30, 2023 was from $2.0 million from borrowings with Valetudo, offset by $3.7 million of repayments for two short-term loans.
Net cash used in financing activities for the year ended December 31, 2023 of $0.5 million resulted from loan payments made on the Ewon Loan and Prophase Loans of $3.9 million offset by $3.4 million received in short-term loans from Valetudo and Ewon. Net cash provided by financing activities for the year ended December 31, 2022 of $5.9 million was primarily due to $4.2 million received from Ewon’s membership purchase and proceeds of short-term debt borrowings of $7.1 million; offset by $3.3 million of repayment of the loan from TDT, $1.4 million of repayments for two related party short-term loans, and $0.7 million from repurchasing Class A member units.
Contractual Obligations and Other Commitments
As of September 30, 2024, we have contractual obligations related to the Feelux Bonds of $10.0 million issued in 2018, and related interest of 1% per annum compounded annually which is expected to be settled through the issuance of ParentCo common shares upon the closing of the Business Combination, our non-interest bearing loan from Car-Tcellkor of $0.8 million due in May 2023, our non-interest bearing Valetudo Loan of $0.7 million, issued in December 2022 which was due in June 2023, the $2.0 million Ewon Loan issued in December 2022, which was due in December 2023, and related interest of 2% per annum, the Valetudo June 2023 Loans totaling $0.5 million, which are non-interest bearing and were due in December 2023, our Valetudo July 2023 Loan of $0.3 million issued in July 2023 and due in January 2024, and related interest of 6% per annum, our Valetudo August 2023 Loans totaling $0.5 million, due in January and February 2024, and related interest of 6% per annum, our Ewon September 2023 Loan of $0.2 million issued in September 2023 and due in September 2024 and related interest of 2% per annum, our Valetudo November 2023 Loan of $0.2 million issued in November 2023, due in January 2024 and related interest of 6% per annum, our Ewon December 2023 Loan of $1.0 million issued in December 2023, due in December 2024 that bears no interest, our Valetudo January 2024 Loans issued in January 2024 totaling $0.8 million, due in February 2024, and related interest of 6% per annum, our Prophase February 2024 Loan of $0.2 million issued February 2024 that bears 6% interest per annum and due June 1, 2024, our Prophase March 2024 Loan of $0.3 million that bears interest of 6% per annum and due June 1, 2024, our Prophase April 2024 Loan issued in April 2024 of $0.3 million that bears interest of 6% per annum and due June 1, 2024, our Prophase May 2024 Loans issued in May 2024 totaling $0.8 million that bears interest of 6% per annum and due June 1, 2024 and July 1, 2024, our Prophase July 2024 Loans issued in July 2024 totaling $0.1 million that bears interest of 6% per annum and due September 14, 2024, September 24, 2024 and September 29, 2024, our Prophase August 2024 Loans issued in August 2024 totaling $0.1 million that bears interest of 6% per annum and due October 12, 2024 and October 13, 2024, our Hana Loan issued in August 2024 totaling $0.3 million that bears interest of 6% per annum and due September 30, 2024, our Hana August 2024 Loan issued in August 2024 totaling $0.6 million that bears interest of 6% per annum and due October 26, 2024, our loans with Amantes issued November 2024 totaling $0.7 million that bear interest of 6% per annum and due January 1, 2025 (the “November Amantes Loan”), our loan with Amantes issued in January 2025 of $0.3 million that bears interest of 6% per annum and due March 1, 2025 (the “2025 Amantes Loan”). See Capital Requirements, above for discussion of our commitments and contractual obligations. Additionally, in the future we may enter into agreements in the normal course of business with contract research organizations, contract manufacturing organizations and other vendors for research and development services for operating purposes, which are generally cancelable upon written notice. In addition, some third party CMOs have intellectual property, such as patents and/or know-how with an annual fee and royalty bearing license to its customers that forms part of the manufacturing agreement. These payments are therefore not included in our contractual obligations herein.
See Note 8 to our audited financial statements included elsewhere in this proxy statement/prospectus.
Critical Accounting Policies and Significant Judgments and Estimates
This Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses, and the disclosure of contingent assets and liabilities, in our financial statements. In accordance with U.S. GAAP, we evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
We define our critical accounting policies as those accounting principles that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles. While our significant accounting policies are more fully described in Note 2 to our audited financial statements appearing elsewhere in this proxy statement/prospectus, we believe the following are the critical accounting policies used in the preparation of our financial statements that require significant estimates and judgments.
Research and Development
Research and development costs primarily consist of costs incurred for preclinical and clinical trials for our products. Research and development expenses are recognized as incurred and payments made prior to costs being incurred are capitalized until the costs are incurred. Costs incurred in obtaining technology licenses through asset acquisitions are charged to research and development expense if the licensed technology has not reached technological feasibility and has no alternative future use.
Recent Accounting Pronouncements
See Note 2 to our audited financial statements included elsewhere in this proxy statement/prospectus for information about recent accounting pronouncements, the timing of their adoption, and our assessment, if any, of their potential impact on our financial condition and results of operations.
Emerging Growth Company and Smaller Reporting Company Status
In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Upon the closing of the Business Combination, we would become an emerging growth company and could delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We plan to elect the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.
In addition, as an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:
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being permitted to present only two years of audited financial statements in addition to any required unaudited interim financial statements, with correspondingly reduced disclosure in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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an exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

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reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements;

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exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements; and

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an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on financial statements.

We would cease to qualify as an emerging growth company on the date that is the earliest of: (i) December 31, 2026, (ii) the last day of the fiscal year in which we have more than $1.235 billion in total annual gross revenues, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common shares that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, or (iv) the date on which we have issued more than $1.0 billion of non-convertible debt over the prior three-year period. We may choose to take advantage of some but not all of these reduced reporting burdens. We have taken advantage of certain reduced reporting requirements in this proxy statement/prospectus. Accordingly, the information contained herein may be different than you might obtain from other public companies in which you hold equity interests.

EXECUTIVE COMPENSATION
Executive Officer and Director Compensation
None of our executive officers or directors have received any cash compensation for services rendered to us and no executive officer or director of Iris has received cash compensation for services rendered to ParentCo prior to the Business Combination. In connection with the Business Combination and following the transactions in connection therewith, ParentCo’s directors, executive officers and other employees will begin receiving compensation from ParentCo.
Subsequent to the closing of the IPO, Iris began paying a then-affiliate of the Sponsor, Tribe Capital, a total of $10,000 per month for office space, secretarial and administrative services provided to members of Iris’s management team. On March 11, 2024, the Company entered into the Agreement with Arrow. Pursuant to the Agreement, Arrow will provide the Services to the Company. In exchange for the Services, the Company will pay to Arrow $10,000 per month, beginning January 1, 2024, and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation. On August 30, 2024, the Company amended the Agreement with Arrow. In exchange for the Services mentioned above, the Company will pay to Arrow $30,000 per month, beginning September 1, 2024, and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation. Upon completion of the Business Combination or its liquidation, it will cease paying these monthly fees. In addition, Sponsor, executive officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by Iris to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of the Business Combination.
It is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with ParentCo after the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation proceeding with the Business Combination, but we do not believe that this will be a determining factor in our decision to proceed with the Business Combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment. For more information about the interests of Sponsor, directors and officers in the Business Combination, see the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

MANAGEMENT OF PARENTCO FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information, as of January 2, 2025, concerning the persons who are expected to serve as directors and executive officers of ParentCo following the consummation of the Business Combination and assuming the election of the nominees at the Special Meeting as set forth in “Election of Directors Proposal”.
Name	Age	Position
Chris Kim	65	Chief Executive Officer and Director
Scott Dam	45	Chief Financial Officer
Byong C. Yoo, PhD	52	Chief Science Officer
Sang-jin Daniel Lee, PhD	54	Head of Research & Development
Beom K. Choi	50	Chief Technology Officer
Eun Sook Lee, MD, PhD(1)(2)(3)	61	Independent Director
Nicholas Fernandez(1)(2)(3)	40	Independent Director
Ji Yeon Baek(1)(2)(3)	53	Independent Director

(1)
Member of the Audit Committee.

(2)
Member of the Nominating and Corporate Governance Committee.

(3)
Member of the Compensation Committee.

Executive Officers
Mr. Chris Kim, JD, LLM — President and Chief Executive Officer.
Mr. Chris Kim has been Liminatus Pharma, LLC’s Chief Executive Officer and Managing Member since its founding in May 2018. From December 2016 to the present, he has also served as Chief Executive Officer of Viral Gene, Inc., Philadelphia, PA. From January 2007 to October 2017, he was Counsel for DeHeng Law Office NY, the largest law firm in China. Mr. Kim has over 30 years of experience in intellectual property law including patent, trademark, copyright, trade secret, unfair competition, and other related areas.
Mr. Kim is a graduate of University of Pennsylvania Law School, LLM, SJD (C), M&A, Corporate Financing, Investment. He completed Saïd Business School, University of Oxford, Oxford Entrepreneurship: Venture Finance Programme, Certificate, 2019 – 2020, and the Harvard University Business School, Entrepreneurs Essentials, Certificate, 2018 – 2019
Mr. Scott Dam — Chief Financial Officer.
Since July 2020, Mr. Dam has been Head of Credit & Market Risk for NTT Data, a global innovator of IT and business services. From January 2018 to June 2020, Mr. Dam was a Business Partner of Thynk Digital. Mr. Dam’s prior professional experience includes working as an executive at Bank of America, Merrill Lynch and Wells Fargo and advisory to C-Level clients at Global Significant Investment Banks and Private Equity Firms.
Mr. Dam received a MBA from Queens University, McColl School of Business, and a Bachelor of Science in Business Administration from the University of North Carolina at Charlotte. He serves on the Board of Cleveland Diabetes Care and as Treasurer and on the Board of Directors for Hope Haven, a 501(c)3 Non Profit in Charlotte, North Carolina.

Mr. Byong Chul Yoo, PhD — Chief Science Officer.
Since March 2023, Dr. Yoo has been the Chief Executive Officer of InnoBation Bio Inc. From 2019 to 2023, Dr. Yoo was the Principal Scientist at the Division of Translational Science, National Cancer Center, Republic of Korea. From 2018 to 2023, he has also been an Adjunct Professor at Department of Cancer Biomedical Science, National Cancer Center Graduate School of Cancer Science and Policy, Republic of Korea. From 2013 to 2019, Dr. Yoo was a Senior Scientist at Colorectal Cancer Branch and the Biomarker Branch, Research Institute, National Cancer Center, Republic of Korea.From 2006 to 2013, he was an Associate Scientist in the Colorectal Cancer Branch.
Dr. Yoo received a PhD from the University of Vienna, Vienna, Austria. He did a one year post-doctorate program at Yale University. He received his Master of Science and Bachelor of Science degrees from Sung Kyun Kwan University, Graduate School, Republic of Korea.
Dr. Sang-jin Daniel Lee, PhD — Head of Research and Development.
Dr. Lee has been Principal Scientist, National Cancer Center of Korea, Immunology Division, since 2017. From 2019 to 2021, Dr. Lee was the Head, Cancer Immunology Division, National Cancer Center. From 2014 to the present, he has been a Professor, Graduate School of Cancer Science and Policy. From 2010 to 2016, Dr. Lee was the Chief, Genitourinary Cancer Branch, National Cancer Center.
He received a Doctorate of Philosophy from the University of Virginia, Charlottesville, Virginia, a Master of Science from the University of Wisconsin, Madison, and a Bachelors of Science from Seoul National University, Seoul, Korea.
Dr. Beom K. Choi — Chief Technology Officer.
Since 2022, Dr. Choi has been Chief Technology Officer for InnoBation Bio, Inc., based in Seoul, Republic of Korea. Since 2022, he has also been the Chief Executive Officer of Samda BioLab, which focuses on the efficacy of biopharmaceuticals. From 2018 to 2022, Dr. Choi was the QA manager, Biomedicine Production Branch, National Cancer Center. From 2012 to 2017, he was the Chief, Biomedicine Production Branch (cGMP facility for T cell therapeutics), National Cancer Center. From 2011 to 2019, Dr. Choi held the position of Senior Scientist, Cancer Immunology Branch, National Cancer Center.
Dr. Choi received his PhD in 2005 from Department of Immunology and Biomedicine, University of Ulsan, Ulsan, Korea. He received his Master of Science and Bachelor of Science degrees from the Department of Microbiology, College of Life Science, Hannam University, Daejeon, Korea. Dr. Choi is the author of numerous research papers and articles about cellular immunology and various treatments for cancer.
Independent Directors
Eun Sook Lee, MD, PhD
Since 2020, Dr. Lee has been a surgeon at the Center for Breast Cancer, National Cancer Center, Korea. She is also currently Honorary Professor, Graduate School of Cancer Science and Policy National Cancer Center, Korea. From 2017 to 2020, she was the President of the National Cancer Center, Korea. From 2017 to 2020, Dr. Lee was also President of the National Cancer Center Graduate School of Cancer Science and Policy. From 2016 to 2017, she was the Head of the Program for Immunotherapy Research, National Cancer Center.
Dr. Lee received her MD and PhD from Korea University Graduate School, Seoul, Korea. She also received a master’s degree in Medicine from Medicine Korea University Graduate School. Dr. Lee received a Bachelor’s Degree from Korea University College of Medicine. She is a board member of numerous medical societies. Dr. Lee was selected to serve as a director due to her extensive medical experience.

Nicholas Fernandez
Mr. Fernandez has almost 20 years of experience across operations, accounting and finance. Mr. Fernandez has been with Athanor Capital, a hedge fund, since December 2019, most recently serving as Chief Operating Officer and Chief Financial Officer. Mr. Fernandez has chaired the Valuation Committee in addition to sitting on the Management Committee. Previously, he was the Chief Financial Officer of the Asset Management and Alternative Investments Divisions of Jeffries LLC, a global bulge bracket investment bank, from February 2017 to April, 2019. Prior to that, Mr. Fernandez worked at a variety of alternative investment managers in several capacities, progressing from a Fund Accountant to a Controller/Director of Operations. He started his career in public accounting with Ernst & Young in their Financial Services Office in New York, in their asset management practice with a concentration/serving Hedge, Private Equity and Venture Funds, as well as consulting. Mr. Fernandez earned a BS in Accounting and Finance with a minor in Business Administration from the University at Albany, SUNY. Mr. Fernandez holds an active Certified Public Accountant License in the state of New York. Mr. Fernandez serves on the Board of Iris Acquisition Corp. Mr. Fernandez was selected to serve as a director because of his experience in investment management, accounting and finance.
Ji Yeon Baek, MD, PhD
Dr. Baek has extensive clinical experience, combined with a track record of successfully leading impactful studies in colorectal and rectal cancer. Since March 2024, Dr. Baek has been a clinical professor at Korea University Guro Hospital. From 2009 to 2024, Dr. Baek was a research medical oncologist at National Cancer Center, Republic of Korea. From 2018 to 2019, she was a visiting investigator at Dana-Farber Cancer Center. Dr. Baek received her MD, MS and PhD at The Catholic University of Korea. Dr. Baek was selected to serve as a director due to her extensive medical experience.
Family Relationships
There are no family relationships among any of ParentCo’s directors or executive officers.
Corporate Governance
Composition of the ParentCo Board
ParentCo’s business and affairs will be organized under the direction of its board of directors. Chris Kim will serve as Chair of the Board. The primary responsibilities of the ParentCo Board will be to provide oversight, strategic guidance, counseling and direction to ParentCo’s management. The ParentCo Board will meet on a regular basis and additionally as required.
In accordance with the terms of the ParentCo Bylaws, which will be effective upon the consummation of the Business Combination, the ParentCo Board may establish the authorized number of directors from time to time by resolution. The ParentCo Board will consist of three (3) members upon the consummation of the Business Combination. In accordance with the ParentCo Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, the ParentCo Board will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. ParentCo’s directors will be divided among the three classes as follows:
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the Class I director will be Mr. Nicholas Fernandez and Dr. Ji Yeon Baek, with a term that will expire at the annual meeting of stockholders to be held in 2026;

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the Class II director will be Dr. Eun Sook Lee, with a term that will expire at the annual meeting of stockholders to be held in 2027; and

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the Class III director will be Mr. Chris Kim, with a term that will expire at the annual meeting of stockholders to be held in 2028.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The division of the ParentCo Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Director Independence
As a result of ParentCo’s common stock being listed on Nasdaq following the consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of Dr. Eun Sook Lee, Dr. Ji Yeon Baek and Nicholas Fernandez qualifies as “independent” as defined under the applicable Nasdaq rules.
Role of the Board in Risk Oversight
Upon the consummation of the Business Combination, one of the key functions of the ParentCo Board will be informed oversight of ParentCo’s risk management process. The ParentCo Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the ParentCo Board as a whole, as well as through various standing committees of the ParentCo Board that address risks inherent in their respective areas of oversight. In particular, the ParentCo Board will be responsible for monitoring and assessing strategic risk exposure and ParentCo’s audit committee will have the responsibility to consider and discuss ParentCo’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. ParentCo’s compensation committee will also assess and monitor whether ParentCo’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Committees of the ParentCo Board
The ParentCo Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of the ParentCo Board are described below. Members serve on these committees until their resignation or until otherwise determined by the ParentCo Board. The ParentCo Board may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
ParentCo’s audit committee will consist of Dr. Eun Sook Lee, Dr. Ji Yeon Baek and Nicholas Fernandez. The ParentCo Board has determined that each member of the audit committee satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of the audit committee will initially be Nicholas Fernandez. ParentCo is in the process of selecting a qualified “audit committee financial expert” within the meaning of SEC regulations to serve on the ParentCo Board and the audit committee. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the ParentCo Board has examined each audit committee member’s scope of experience and the nature of their employment.
The primary purpose of the audit committee will be to discharge the responsibilities of the ParentCo Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee ParentCo’s independent registered public accounting firm. Specific responsibilities of our audit committee include:
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helping the ParentCo Board oversee corporate accounting and financial reporting processes;

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managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit ParentCo’s consolidated financial statements;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, ParentCo’s interim and year-end operating results;

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developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

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reviewing related person transactions;

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obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes ParentCo’s internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

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approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee
The compensation committee will consist of Dr. Eun Sook Lee. Dr. Ji Yeon Baek and Nicholas Fernandez. The chair of the compensation committee will be Dr. Eun Sook Lee. The ParentCo Board has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of the compensation committee will be to discharge the responsibilities of the ParentCo Board in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:
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reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

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reviewing and recommending to the ParentCo Board the compensation of directors;

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administering the equity incentive plans and other benefit programs;

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reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•
reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee will consist of Dr. Eun Sook Lee, Dr. Ji Yeon Baek and Nicholas Fernandez. The chair of the nominating and corporate governance committee will be Nicholas Fernandez. The ParentCo Board has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.
Specific responsibilities of the nominating and corporate governance committee will include:
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identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on the ParentCo Board;

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considering and making recommendations to the ParentCo Board regarding the composition and chairmanship of the committees of the ParentCo Board;

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developing and making recommendations to the ParentCo Board regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

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overseeing periodic evaluations of the performance of the ParentCo Board, including its individual directors and committees.

Code of Ethics
Following the consummation of the Business Combination, ParentCo will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on ParentCo’s website. In addition, ParentCo intends to post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to the ParentCo website address does not constitute incorporation by reference of the information contained at or available through ParentCo’s website, and you should not consider it to be a part of this proxy statement/prospectus.
Compensation Committee Interlocks and Insider Participation
None of the intended members of ParentCo’s compensation committee has ever been an executive officer or employee of ParentCo. None of ParentCo’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the ParentCo Board or compensation committee.
Non-Employee Director Compensation
We do not intend to compensate our non-employee directors.
Limitation on Liability and Indemnification of Directors and Officers
The ParentCo Certificate of Incorporation, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
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for any transaction from which the director derives an improper personal benefit;

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for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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for any unlawful payment of dividends or redemption of shares; or

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for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the amended and restated bylaws provide that ParentCo will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, ParentCo will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, will require ParentCo to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at ParentCo’s request.
ParentCo plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the ParentCo Certificate of Incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF PARENTCO CAPITAL STOCK
The following summary of certain provisions of ParentCo securities does not purport to be complete and is subject to the proposed ParentCo Certificate of Incorporation, the proposed ParentCo Bylaws and the provisions of applicable law. Copies of the proposed ParentCo Certificate of Incorporation and the proposed ParentCo Bylaws are attached to this proxy statement/prospectus as Annex C and Annex I, respectively.
Authorized Capitalization
General
ParentCo will have 501,000,000 shares of authorized capital stock, which will consist of: (i) 500,000,000 shares of ParentCo Common Stock, and (ii) 1,000,000 shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”).
Preferred Stock
The ParentCo Certificate of Incorporation will provide that shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the ParentCo Board pursuant to authority so to do which is expressly vested in the ParentCo Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The ParentCo Board will be able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of ParentCo Common Stock and could have anti-takeover effects. The ability of the ParentCo Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of ParentCo or the removal of existing management. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding-up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, ParentCo, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of ParentCo (or any other securities of ParentCo) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of ParentCo or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by ParentCo or any subsidiary of, any outstanding shares of ParentCo, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any person or group of persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the ParentCo board providing for the designation and issue of such shares of Preferred Stock.
Common Stock
ParentCo will have 500,000,000 shares of ParentCo Common Stock, par value $0.0001 per share.

Voting Rights
The ParentCo Certificate of Incorporation will provide that holders of ParentCo Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
Dividend Rights
The ParentCo Certificate of Incorporation will provide that subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the ParentCo Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the ParentCo Common Stock out of the assets of ParentCo that are by law as determined by the ParentCo Board.
Liquidation Rights
The ParentCo Certificate of Incorporation provides that, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of ParentCo, after payment or provision for payment of the debts and other liabilities of ParentCo and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of ParentCo Common Stock will be entitled to receive all the remaining assets of ParentCo available for distribution ratably in proportion to the number of shares of ParentCo Common Stock.
Action by Written Consent
The ParentCo Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of ParentCo must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Preferred Stock, which holders may take any action by written consent for any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, with the consent of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and such consent shall be delivered to ParentCo by delivery to its registered office in the State of Delaware, its principal place of business, or an agent of ParentCo having custody of the book in which proceedings of meetings of the ParentCo stockholders are recorded.
Anti-Takeover Provisions
The ParentCo Certificate of Incorporation expressly provides that ParentCo will not be subject to the provisions of Section 203 of the DGCL, which, subject to certain exceptions, would otherwise prohibit a company from engaging in specified business combinations with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the business combination or transaction in which such stockholder became an interested stockholder is approved in a prescribed manner.
Limitations on Liability and Indemnification of Officers and Directors
The ParentCo Certificate of Incorporation provides that ParentCo shall indemnify, to the full extent permitted by applicable law as it presently exists or may thereafter be amended, any person who was or is a party or is threatened to be made a party to or otherwise involved any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of ParentCo or, while a director or officer of ParentCo, is or was serving at the request of ParentCo as a director, officer, employee, agent or trustee of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of ParentCo, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. To the extent not prohibited by applicable law, expenses (including attorneys’ fees) incurred by a covered person in appearing at, participating in or defending any covered proceeding for which such person may be entitled to indemnification thereunder shall be paid by ParentCo in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts advanced if it shall ultimately be determined that he is not entitled to be indemnified by ParentCo.
The ParentCo Certificate of Incorporation provides that, to the full extent permitted by the DGCL, no director will be personally liable to ParentCo or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to ParentCo or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.
Exclusive Jurisdiction of Certain Actions
Each of the ParentCo Certificate of Incorporation and ParentCo Bylaws provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court or federal district court located within the State of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of ParentCo; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of ParentCo’s current or former directors, officers, or other employees to ParentCo or its stockholders; (iii) any action or proceeding asserting a claim against ParentCo or any of its current or former directors, officers or other employees arising out of or pursuant to any provision of the ParentCo Certificate of Incorporation, ParentCo Bylaws, or DGCL; and (iv) any action or proceeding asserting a claim against ParentCo or any of its current or former directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.
This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, each of the ParentCo Certificate of Incorporation and ParentCo Bylaws provides that, unless ParentCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision.
Transfer Agent
The transfer agent for ParentCo Common Stock will be Continental.
Warrants
Public Warrants
In connection with the consummation of the Transaction, Iris, ParentCo and Continental will enter into the Warrant Amendment. Pursuant to the Warrant Amendment, Iris will assign all of its right, title and interest in and to the Warrant Agreement to ParentCo. The Warrant Amendment also amends the Warrant Agreement such that, among other things, (i) all references to Iris in the Warrant Agreement (including all exhibits thereto) shall be references to ParentCo; and (ii) all references to “Common Stock” in the Warrant Agreement (including all exhibits thereto) shall be references to shares of ParentCo Common

Stock. The Warrant Amendment also amends the notice provisions of the Warrant Agreement to contemplate notice to ParentCo under such agreement.
From and after the Effective Time, each whole warrant will entitle the registered holder to purchase one share of ParentCo Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of the Business Combination, except as described below.
We will not be obligated to deliver any ParentCo Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of ParentCo Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “— Redemption of warrants when the price per share of ParentCo Common Stock equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of ParentCo Common Stock underlying such unit.
We are not registering the shares of ParentCo Common Stock issuable upon exercise of the warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 30 days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the ParentCo Common Stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 120 days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement (as amended by the Warrant Amendment). Notwithstanding the above, if our shares of ParentCo Common Stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of ParentCo Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of ParentCo Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the shares of ParentCo Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Private Warrants
At Closing, there will be 835,555 Private Warrants outstanding held by Cantor. Each Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. If Iris does not complete a business combination by March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board), the Private Warrants will expire worthless.
Under the Sponsor Forfeiture Agreement between the Sponsor and Iris and Liminatus, the Sponsor has agreed to forfeit 4,177,778 of its Private Placement Warrants at Closing.

The Private Warrants are identical to the Public Warrants except that they will be non-redeemable and exercisable on a cashless basis for as long as the Private Warrants are held by Cantor, the representative of the underwriters, or its permitted transferees. Additionally, for so long as the Private Warrants are held by Cantor or its designees or affiliates, they may not be exercised after five years from the closing of the IPO.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding: (i) the actual beneficial ownership of Iris common stock as of January 2, 2025 based on information obtained from the persons named below, with respect to the beneficial ownership of Iris common stock, which is prior to the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement and (ii) expected beneficial ownership of ParentCo Common Stock immediately following the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, assuming that: (x) no shares of Iris Class A Common Stock are redeemed and (y) assuming that all shares of Iris Class A Common Stock are redeemed for cash and excluding the potential dilutive effect of the exercise of the ParentCo warrants after the closing held by:
•
each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is a beneficial owner of more than 5% of our outstanding shares of common stock or is expected to be the beneficial owner of more than 5% of ParentCo’s outstanding shares of common stock following the closing;

•
each of Iris’s current named executive officers and directors;

•
each person who will become a named executive officer or a director of ParentCo upon the consummation of the Business Combination;

•
all of Iris’s current executive officers and directors as a group; and

•
all of ParentCo’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The table below does not include the shares of Iris Class A Common Stock underlying the private placement warrants held by the Sponsor, the Public Warrants to be issued at the closing because these securities are not exercisable within 60 days of this proxy statement/prospectus. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.
In the table below, beneficial ownership of Iris before the Business Combination is based on 7,074,477 shares of Iris Class A Common Stock outstanding as of January 2, 2025. The table below does not include the shares of Iris Class A Common Stock underlying the private placement warrants or the Public Warrants because these securities are not exercisable within 60 days of January 2, 2025.
The expected beneficial ownership percentages set forth in the table below with respect to ParentCo Common Stock following the Business Combination do not take into account: (i) the issuance of any shares (or options to acquire shares) under the Incentive Plan, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 6,900,000 shares of ParentCo Common Stock that will be outstanding following the Business Combination or (iii) the issuance of shares upon the exercise of 835,555 Private Warrants outstanding held by Cantor. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownerships in ParentCo will be different.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.

	Iris Before the Business Combination		ParentCo After the Business Combination
	Iris Class A Common Stock		Assuming No Redemption		Assuming Maximum Redemption(6)
Name of and Address of Beneficial Owner(1)	Number of Shares	Percent of Class	Number of Shares	Percent	Number of Shares	Percent
Iris Acquisition Holdings LLC (the Sponsor)(2)	6,900,000(3)	97.5%	6,900,000	25.8%	6,900,000	25.9%
Moore Capital Management, LP(4)	100,000	1.4%	—	—	—	—
Sumit Mehta(5)	—	—	—	—	—	—
Lisha Parmar(5)	—	—	—	—	—	—
Omkar Halady(5)	—	—	—	—	—	—
Rohit Nanani(5)	—	—	—	—	—	—
Richard Peretz(5)	—	—	—	—	—	—
Manish Shah(5)	—	—	—	—	—	—
Nicholas Fernandez(5)	—	—	—	—	—	—
Chris Kim(8)(9)	—	—	6,169,406	23.0%	6,169,406	23.2%
Scott Dam	—	—	—	—	—	—
Byong C Yoo	—	—	—	—	—	—
Sang-jin Daniel Lee	—	—	—	—	—	—
Beom K. Choi	—	—	—	—	—	—
Eun Sook Lee	—	—	—	—	—	—
Ji Yeon Baek	—	—	—	—	—	—
Ewon Comfortech Co., Ltd.(7)	—	—	1,500,000	5.6%	1,500,000	5.6%
Valetudo Therapeutics LLC(8)	—	—	6,169,406	23.0%	6,169,406	23.2%
Feelux Co., Ltd(9)	—	—	4,000,000	14.9%	4,000,000	15.0%
Nongae Apple Association 1st(10)	—	—	1,470,000	5.5%	1,470,000	5.5%
Red Peony Association 1st (11)	—	—	1,470,000	5.5%	1,470,000	5.5%
Cantor Fitzgerald & Co.(12)	—	—	700,000	2.6%	700,000	2.6%
All officers and directors of Iris as a group (pre-Business Combination) (seven individuals)	—	—	—	—	—	—
All officers, directors and director nominees of ParentCo as a group (post-Business Combination) (eight individuals)	—	—	6,169,406	23.0%	6,169,406	23.2%

*
less than 1%

(1)
Unless otherwise noted, the business address of each of the following individuals and entities is 3rd Floor Zephyr House, 122 Mary Street, George Town, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(2)
Iris Acquisition Holdings LLC, our Sponsor, is the record holder of the shares reported herein. Iris Equity Holdings LLC is the managing member of our Sponsor. Our Sponsor is owned by two Cayman private equity funds: Arrow Multi-Asset Fund SPC – SP 4 and Arrow Multi-Asset Fund SPC – SP 6, and Iris Equity Holdings LLC. In its role as managing member, Iris Equity Holdings LLC possesses sole voting and investment power over the Iris Class A Shares held by our Sponsor. The natural person who has voting and/or investment power over the shares held by the Sponsor is Joon Seok Yoo.

(3)
Interests shown consist solely of Founder Shares, which were initially classified as Class B Common Stock. Such shares were converted into shares of Iris Class A Common Stock on September 25, 2023.

(4)
According to the Schedule 13G filed on February 14, 2023, Moore Capital Management, LP (“MCM”), MMF LT, LLC (“MMF”), Moore Global Investments, LLC (“MGI”), Moore Capital Advisors, L.L.C. (“MCA”) and Louis M. Bacon (“Mr. Bacon”) own an aggregate of 100,000 shares of Iris Class A Common Stock. MCM, MMF, MGI, MCA and Mr. Bacon maintain sole voting and sole dispositive power over an aggregate of 100,000 shares of Iris Class A Common Stock. The address of the principal business office of each of the persons referred to in this footnote is 11 Times Square, 39th Floor, New York, New York 10036.
(5)
Each of our officers, directors and strategic advisors is, directly or indirectly, a member of our Sponsor or have direct or indirect economic interests in our Sponsor, and each of them disclaims any beneficial ownership of any shares held by our Sponsor except to the extent of his or her ultimate pecuniary interest.

(6)
Assumes all public shares are redeemed.

(7)
Includes 1,500,000 shares of ParentCo Common Stock to be issued under the Equity PIPE Investment. The business address of Ewon Comfortech Co., Ltd. is 8 Cheomdan 1-ro Jeongeup, Jeonbuk, 56212 Republic of South Korea. Ewon Comfortech is a publicly traded company in Korea.

(8)
Consists of shares of ParentCo Common Stock held of record by Valetudo Therapeutics LLC. Mr. Chris Kim is the CEO and controlling member of Valetudo and has voting and dispositive power over, and may be deemed to be the beneficial owner of, the shares held by Valetudo. The business address of Valetudo is 6 Centerpointe Dr. #625, La Palma, CA 90623. Mr. Kim disclaims any beneficial ownership of any shares held by Valetudo except to the extent of his ultimate pecuniary interest therein.

(9)
Consists of shares of ParentCo Common Stock held by Feelux Co., Ltd., a company formed in the Republic of Korea. The business address of Feelux is 624-8, Sukwoo-Ri, Gwangjuk-Myeon, Yangju-Gun, Yangju, Gyeonggi, South Korea. Feelux is a publicly traded company in Korea.

(10)
Consists of shares of ParentCo Common Stock, which are held of record by Nongae Apple Association 1st. The natural person who has voting and/or investment power over the shares held by Nongae Apple Association 1st is Mary H. Song. The business address of Nongae Apple Association 1st is 42 147-gil (#2707) Unju-ro, Kangnam-gu, Seoul, Republic of Korea.

(11)
Consists of shares of ParentCo Common Stock, which are held of record by Red Peony Association 1st. The natural person who has voting and/or investment power over the shares held by Red Peony Association 1st is Kyung Bok Hyun. The business address of Red Peony Association 1st is 353, Hyoryeong-ro, Seocho-dong, Seocho-gu, Seoul, Republic of Korea.

(12)
Number of shares determined based on a price of $10.00 per share. Such price is subject to adjustment based on the five day volume-weighted average price prior to the filing of a resale registration statement covering such shares.

Iris Acquisition Holdings LLC, our Sponsor, and our executive officers and directors prior to the Business Combination are deemed to be our “promoters” as such term is defined under the federal securities laws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Iris’s Related Party Transactions
Private Placement
Simultaneously with the closing of the IPO, the Sponsor and Cantor purchased an aggregate of 5,013,333 Private Warrants at a price of $1.50 per Private Warrant, for an aggregate purchase price of $7,520,000, in a private placement. Each Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. A portion of the proceeds from the private placement was added to the proceeds from the IPO held in the Trust Account. If Iris does not complete a business combination by March 31, 2025 (subject to an additional three month extension at the discretion of the Iris Board), the Private Warrants will expire worthless.
Under the Sponsor Forfeiture Agreement between the Sponsor and Iris and Liminatus, the Sponsor has agreed to forfeit 4,177,778 of its Private Placement Warrants at Closing.
The Private Warrants are identical to the public warrants included as part of the Units sold in the IPO except that they will be non-redeemable and exercisable on a cashless basis for as long as the Private Warrants are held by the Sponsor or Cantor, the representative of the underwriters, or its permitted transferees. Additionally, for so long as the Private Warrants are held by Cantor or its designees or affiliates, they may not be exercised after five years from the commencement of sales of the IPO.
Founder Shares
In December 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B Common Stock, par value $0.0001 (the “Founder Shares”). In February 2021, Iris effected a stock dividend of 0.2 shares for each share of Class B Common Stock outstanding, resulting in the Sponsor holding an aggregate of 6,900,000 Founder Shares (up to an aggregate of 900,000 of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised). All shares and associated amounts have been retroactively restated to reflect the stock dividend. As a result of the underwriters’ election to fully exercise their over-allotment option, the 900,000 shares were no longer subject to forfeiture. On September 25, 2023, the Sponsor converted all of its Class B common stock on a one-for-one basis into Class A common stock. The Sponsor will not have any redemption rights in connection with the Converted Shares, and the Converted Shares will be subject to the restrictions on transfer entered into by the Sponsor in connection with the IPO.
The Sponsor has agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) the date on which Iris completes a liquidation, merger, capital stock exchange or other similar transaction after the initial business combination that results in all of its stockholders having the right to exchange their Iris Class A Common Stock for cash, securities or other property (the “lock-up”). Notwithstanding the foregoing, if the closing price of the Iris Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, the Founder Shares will be released from the lock-up.
Promissory Note — Related Party
On December 31, 2020, the Sponsor agreed to loan Iris up to $300,000 to be used for a portion of the expenses of the IPO. These loans are non-interest bearing, unsecured and are due at the earlier of June 30, 2021 or the closing of the IPO. The loan was to be repaid upon the closing of the IPO out of the $1,000,000 of offering proceeds that had been allocated to the payment of offering expenses. The Promissory Note is no longer available to Iris.
On May 27, 2022, the Sponsor agreed to loan Iris up to $300,000 for working capital purposes. These loans are non-interest bearing, unsecured and are due by December 31, 2022. As of September 30, 2024 and December 31, 2023, the outstanding note was not repaid.

On October 10, 2022, Iris issued an unsecured promissory note in the aggregate principal amount up to $550,000 to the Sponsor. Pursuant to the note, the Sponsor agreed to loan to Iris an aggregate amount up to $550,000 payable on March 1, 2023. The note does not bear interest. In the event that Iris does not consummate a business combination, the note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds of the note will be used by Iris for working capital purposes. As of September 30, 2024 and December 31, 2023, Iris’s outstanding balance was $540,000 under this loan.
On December 20, 2022, Iris issued an unsecured promissory note in the aggregate principal amount up to $750,000 to the Sponsor. Pursuant to the note, the Sponsor agreed to loan to Iris an aggregate amount up to $750,000, payable on the earlier of June 22, 2023 or the consummation of the Transaction. The note does not bear interest. Upon the closing of the Transaction, Iris shall pay an amount equal to 150% of the principal amount. In the event that Iris does not consummate the Transaction, the note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds of the note will be used by Iris for working capital purposes. As of September 30, 2024, Iris’s outstanding balance was $613,720 under this loan.
Related Party Loans
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an intended business combination, the Sponsor or an affiliate of the Sponsor, or certain of Iris’s officers and directors may, but are not obligated to, loan Iris funds as may be required on a non-interest bearing basis (“Working Capital Loans”). If Iris completes the initial business combination, Iris would repay the Working Capital Loans. In the event that the initial business combination does not close, Iris may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Warrants. As of September 30, 2024, Iris had no borrowings under the Working Capital Loans.
Administrative Support Agreement
Subsequent to the closing of the IPO, the Company began paying an affiliate of the Sponsor, Tribe Capital, $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team. For the years ended December 31, 2023 and 2022, payments totaled $0 and $50,000, respectively, which are included in formation and operating costs on the statements of operations. As of September 30, 2024 and December 31, 2023, there is a due to related party within the balance sheets in the amount of $75,000 owed to the Sponsor to pay for consulting services on behalf of the Company.
On June 1, 2022, Tribe Capital withdrew as a member of the Sponsor. In conjunction with its withdrawal as a member, Tribe Capital resigned as the managing member of the Sponsor effective June 1, 2022. Members holding a majority of the membership interest in the Sponsor appointed Arrow Multi Asset Fund — Arrow SP6 (“Arrow”) as the managing member of the Sponsor effective June 1, 2022. Following the withdrawal of Tribe Capital as a member of the Sponsor, the $140,000 of administrative expense payable as of June 1, 2022 was forgiven and reclassified as a capital contribution.
On March 11, 2024, the Company entered into an administrative support agreement (the ‘‘Agreement”) with Arrow. Pursuant to the Agreement, Arrow will provide certain office space, utilities and secretarial and administrative support (the “Services”) to the Company. In exchange for the Services, the Company will pay to Arrow $10,000 per month, beginning January 1, 2024, and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation. On August 30, 2024, the Company amended the Agreement with Arrow. In exchange for the Services mentioned above, the Company will pay to Arrow $30,000 per month, beginning September 1, 2024, and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation. Upon completion of the initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2024, the Company incurred $50,000 and $110,000, respectively, for the administrative support agreement, which is included in formation and operating costs on the condensed statements of operations.

Loan
On December 13, 2024, the Company was notified that on July 24, 2024, Hana Immunotherapeutics, LLC, an affiliate of Chris Kim, agreed to loan the buyer of the former managing member of the Sponsor approximately $1.216 million to facilitate the acquisition of the former managing member (the “Acquisition”). As a result of the Acquisition, the former managing member, Columbass Limited, resigned as managing member of the Sponsor on October 30, 2024, and Iris Equity Holdings LLC was appointed as managing member of the Sponsor. Other than repayment of the principal and interest on the loan, which has been settled through the delivery of shares in a private Korean company, Mr. Kim has stated that he has no affiliation or other relationship with the Sponsor, any of the Sponsor’s members, including the former and new managing member or the buyer of the former managing member of our Sponsor.
Advances
To assist in meeting the Company’s ongoing working capital needs, Liminatus agreed to provide us with a series of advances from the proceeds of the business combination to be received by Liminatus at the closing of the business combination. The amount of each advance will be determined on an ongoing case-by-case basis through the closing of the business combination. We received the first advance on August 2, 2023, in the amount of $250,000, and the second advance in the amount of $100,000 on September 11, 2023. On November 27, 2023, December 11, 2023, December 21, 2023, January 5, 2023, April 2, 2024, May 7, 2024, May 13, 2024, June 3, 2024, August 1, 2024, August 29, 2024, November 1, 2024, December 2, 2024, and January 2, 2025, we obtained additional advances under the Liminatus unsecured promissory note totaling $3,568,500, which resulted in a total outstanding principal balance of $3,918,500. The Company and Liminatus have finalized formal repayment terms in a promissory note dated October 4, 2023. Pursuant to the promissory note, the principal balance of the note will be due at the closing of the Business Combination. Interest on the promissory note is compounded annually, and accrues on each unpaid advance made under the promissory note at the rate of 5% per annum.
Underwriting Agreement
On October 11, 2023, the Company executed a Fee Reduction Agreement with the underwriters to reduce the deferred underwriting discount of $9,660,000 to $8,000,000, of which $7,000,000 will be paid in ParentCo Common Stock (700,000 shares at $10.00 per share) upon the completion of Iris’s initial business combination. The share price is subject to adjustment based on the five day volume-weighted average price prior to the filing of a resale registration statement covering such shares.
Ancillary Agreements
In connection with the consummation of the Business Combination, ParentCo will enter into a Lock-Up Agreement, Sponsor Support Agreement, Sponsor Forfeiture Agreement, Amended and Restated Registration Rights Agreement and Warrant Amendment (together the “Ancillary Agreements”) with certain parties, including the Sponsor as contemplated by the Business Combination. See “Proposal No. 1 — The Business Combination Proposal — Additional Agreements Executed at the Signing of the Business Combination” for a description of these agreements.

INFORMATION ON SECURITIES AND DIVIDENDS
Iris
Market Information
Iris’s Class A Common Stock and Iris Public Warrants are currently traded on the OTC Pink Marketplace under the symbols “IRAA” and “IRAAW,” respectively. Certain shares of Iris Class A Common Stock and Iris Public Warrants currently trade as Iris Units consisting of one share of Iris Class A Common Stock and one-fourth of one redeemable warrant, and are traded on the OTC Pink Marketplace under the symbol “IRAAU” The Iris Units will automatically separate into their component securities upon consummation of the Business Combination and those component securities will be converted into ParentCo securities and, as a result, Iris Class A Common Stock, Iris Units and Iris warrants will no longer trade as independent securities. ParentCo intends for ParentCo Common Stock and ParentCo Public Warrants to be listed on the Nasdaq Global Market under the market value standard, under the symbols “LIMN” and “LIMNW,” respectively, upon the consummation of the Business Combination. At the Effective Time, we expect ParentCo will satisfy all of the initial listing requirements under the market value standard; however, we currently do not meet the Round Lot Requirement. We have engaged a securities market advisory firm to assist with obtaining the requisite number of round lot stockholders to satisfy the Round Lot Requirement before the Business Combination is consummated.
The closing price of the Iris Class A Common Stock, Iris Units and Iris warrants on January 2, 2025, was $11.22, $10.82 and $0.03, respectively. As of                  , 2025 the record date for the Special Meeting, the most recent closing price for each Iris Class A Common Stock, Iris Unit and Iris warrant was $    , $     and $    , respectively.
Holders of the Iris Class A Common Stock, Iris Units and Iris warrants should obtain current market quotations for their securities. The market price of Iris’s securities could vary at any time before the Business Combination.
Holders
As of January 2, 2025, there was 1 holder of record of Iris Units, 3 holders of record of Iris Class A Common Stock and 3 holders of record of Iris Warrants.
Dividend Policy of Iris
Iris has not paid any cash dividends on Iris’s common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Iris revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the ParentCo board of directors at such time (as described in more detail below). Further, if Iris incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith.
Liminatus
There is no public market for Liminatus’s common stock.
Liminatus has never declared or paid any cash dividends on our capital stock. Liminatus currently intends to retain any future earnings and does not expect to pay any dividends in the foreseeable future. Future cash dividends, if any, will be at the discretion of the ParentCo Board, subject to applicable law, and will depend upon, among other things, Liminatus’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors the ParentCo Board may deem relevant.

LEGAL MATTERS
Holland & Knight LLP has passed upon the validity of the securities of ParentCo offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Loeb & Loeb LLP has represented Liminatus in connection with the Business Combination.
EXPERTS
The financial statements of Iris Acquisition Corp (formerly known as Tribe Capital Growth Corp I) as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, appearing in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Iris Acquisition Corp to continue as going concern as described in Note 1 to the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.
The consolidated financial statements of Liminatus Pharma, LLC and its subsidiaries as of December 31, 2023 and 2022, included in this proxy statement/prospectus have been audited by WithumSmith+Brown PC, an independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph relating to the substantial doubt about the ability of Liminatus Pharma, LLC to continue as a going concern as described in Note 1 to the financial statements) thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

APPRAISAL RIGHTS
There are no appraisal rights available to our stockholders in connection with the Business Combination.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at +97143966949 and 3rd Floor Zephyr House, 122 Mary Street, George Town, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.
TRANSFER AGENT AND REGISTRAR
The Transfer Agent for the securities of Iris and ParentCo is Continental Stock Transfer & Trust Company.
SUBMISSION OF STOCKHOLDER PROPOSALS
The Iris Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the Special Meeting.
STOCKHOLDER PROPOSALS
If the Business Combination is consummated and ParentCo holds a 2026 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2026 annual meeting will be held. If the 2026 annual meeting is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for ParentCo’s 2026 annual general meeting in accordance with Rule 14a-8 under the Exchange Act.
OTHER STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with the Iris Board, any committee chairperson or the non-management directors as a group by writing to the Iris Board or committee chairperson in care of Iris Acquisition Corp, 3rd Floor Zephyr House 122 Mary Street, George Town, P.O. Box 10085, Grand Cayman KY1-1001, Cayman Islands, Attention: Sumit Mehta. Following the Business Combination, such communications should be sent in care of Liminatus Pharma, Inc., 6 Centerpointe Drive, Suite 625, La Palma, CA 90623, Attention: CEO. Each communication will be forwarded, depending on the subject matter, to the ParentCo Board, the appropriate committee chairperson or the non-management directors.

WHERE YOU CAN FIND MORE INFORMATION
Iris files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Iris at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, New Jersey 07003
Toll Free: 844-670-2141
Email: IRAA@allianceadvisors.com
You may also obtain these documents by requesting them via e-mail from IRAA@allianceadvisors.com. If you are a stockholder and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to Iris has been supplied by Iris, and all such information relating to Liminatus has been supplied by Liminatus. Information provided by either Iris or Liminatus does not constitute any representation, estimate or projection of the other.
This document is a proxy statement of Iris for the Special Meeting. Iris has not authorized anyone to give any information or make any representation about the Business Combination, Iris or Liminatus that is different from or in addition to (and may conflict with) that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

PART I — FINANCIAL INFORMATION
Item 1.   CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
IRIS ACQUISITION CORP
CONDENSED BALANCE SHEETS
	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets
Cash(1)	$358,181	$156,425
Due from Sponsor	1,256	1,256
Franchise tax receivable	14,500	53,200
Prepaid expenses and other current assets	20,250	—
Total current assets	394,187	210,881
Cash and Investments held in Trust Account	2,673,999	4,291,332
Total Assets	$3,068,186	$4,502,213
Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$2,746,925	$2,326,918
Due to related party	75,000	75,000
Income taxes payable	19,861	379,965
Excise tax payable	121,616	103,587
Derivative liability	—	2,202
Promissory note – related party	1,453,720	1,452,381
Promissory note – Liminatus	3,118,500	818,500
Total current liabilities	7,535,622	5,158,553
Deferred underwriting fee payable	9,660,000	9,660,000
Warrant liability	127,562	376,444
Total Liabilities	17,323,184	15,194,997
Commitments and Contingencies (Note 7)
Class A common stock subject to possible redemption, 238,930 and 406,609 shares at redemption value of $10.26 and $9.96 at September 30, 2024 and December 31, 2023, respectively	2,452,163	4,049,650
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 280,000,000 shares authorized; 6,900,000 shares issued and outstanding (excluding 238,930 and 406,609 shares subject to possible redemption, respectively) at September 30, 2024 and December 31, 2023	690	690
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Extension deposits due from Sponsor	(117,669)	—
Additional paid-in capital	52,287	140,000
Accumulated deficit	(16,642,469)	(14,883,124)
Total Stockholders’ Deficit	(16,707,161)	(14,742,434)
Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$3,068,186	$4,502,213

(1)
As of September 30, 2024 and December 31, 2023, include $32,580 and $85,084, respectively of the restricted cash to be used for tax payments only.

The accompanying notes are an integral part of these unaudited condensed financial statements.

IRIS ACQUISITION CORP
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Formation and operating costs	$(1,019,694)	$(676,321)	$(2,383,530)	$(1,943,512)
Forgiveness of unrelated vendor payables	—	—	—	275,000
Loss from operations	(1,019,694)	(676,321)	(2,383,530)	(1,668,512)
Other income (expense):
Unrealized gain (loss) on change in fair value of warrant liabilities	348,971	(45,822)	248,882	442,726
Unrealized gain on change in fair value of derivative liability	—	—	2,202	—
Interest income on investments held in Trust Account	32,986	421,853	113,590	506,550
Accretion of discount on related party loans	—	—	(1,339)	—
Total other income	381,957	376,031	363,335	949,276
Loss before provision for income taxes	(637,737)	(300,290)	(2,020,195)	(719,236)
Provision for income taxes	(5,163)	(23,601)	(15,790)	(20,387)
Net loss	$(642,900)	$(323,891)	$(2,035,985)	$(739,623)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	7,173,964	1,977,122	7,211,886	1,603,176
Basic and diluted net loss per share, Class A common stock subject to possible redemption	$(0.09)	$(0.04)	$(0.28)	$(0.09)
Basic and diluted weighted average shares outstanding, Class B common stock	—	6,150,000	—	6,647,253
Basic and diluted net loss per share, Class B common stock	$—	$(0.04)	$—	$(0.09)
The accompanying notes are an integral part of these unaudited condensed financial statements.

IRIS ACQUISITION CORP
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024
	Class A Common Stock		Class B Common Stock		Extension deposits due from Sponsor	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2024	6,900,000	$690	—	$—	$—	$140,000	$(14,883,124)	$(14,742,434)
Remeasurement of Class A common stock to redemption amount	—	—	—	—	—	(86,389)	—	(86,389)
Excise tax payable attributable to redemption of Class A common stock	—	—	—	—	—	—	(12,657)	(12,657)
Tax claim adjustment from redeeming stockholders	—	—	—	—	—	—	294,669	294,669
Net loss	—	—	—	—	—	—	(858,231)	(858,231)
Balance as of March 31, 2024	6,900,000	690	—	—	—	53,611	(15,459,343)	(15,405,042)
Deemed contribution for extension deposit from related party	—	—	—	—	(68,888)	68,888	—	—
Remeasurement of Class A common stock to redemption amount	—	—	—	—	—	(50,939)	—	(50,939)
Net loss	—	—	—	—	—	—	(534,854)	(534,854)
Balance as of June 30, 2024	6,900,000	690	—	—	(68,888)	71,560	(15,994,197)	(15,990,835)
Deemed contribution for extension deposit from related party	—	—	—	—	(48,781)	48,781	$—	—
Remeasurement of Class A common stock to redemption amount	—	—	—	—	—	(68,054)	—	(68,054)
Excise tax payable attributable to redemption of Class A common stock	—	—	—	—	—	—	(5,372)	(5,372)
Net loss	—	—	—	—	—	—	(642,900)	(642,900)
Balance as of September 30, 2024	6,900,000	$690	—	$—	$(117,669)	$52,287	$(16,642,469)	$(16,707,161)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2023	—	$—	6,900,000	$690	$140,000	$(13,974,105)	$(13,833,415)
Remeasurement of Class A common stock to redemption amount	—	—	—	—	—	298,845	298,845
Net loss	—	—	—	—	—	(648,716)	(648,716)
Balance as of March 31, 2023	—	—	6,900,000	690	140,000	(14,323,976)	(14,183,286)
Net income	—	—	—	—	—	232,984	232,984
Balance as of June 30, 2023	—	$—	6,900,000	$690	$140,000	$(14,090,992)	$(13,950,302)
Remeasurement of Class A common stock to redemption amount	—	—	—	—	—	180,526	180,526
Excise tax payable attributable to redemption of common stock	—	—	—	—	—	(103,587)	(103,587)
Conversion of Class B common stock to Class A common stock	6,900,000	690	(6,900,000)	(690)	—	—	—
Net loss	—	—	—	—	—	(323,891)	(323,891)
Balance as of September 30, 2023	6,900,000	$690	—	$—	$140,000	$(14,337,944)	$(14,197,254)
The accompanying notes are an integral part of these unaudited condensed financial statements.

IRIS ACQUISITION CORP
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Cash Flows from Operating Activities:
Net loss	$(2,035,985)	$(739,623)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized gain on change in fair value of warrant liabilities	(248,882)	(442,726)
Unrealized gain on change in fair value of derivative liability	(2,202)	—
Forgiveness of unrelated vendor payables	—	(275,000)
Interest income on investments held in Trust Account	(113,590)	(506,550)
Accretion of discount on related party loans	1,339	—
Changes in operating assets and liabilities:
Franchise tax receivable	38,700	—
Prepaid expenses and other current assets	(20,250)	61,253
Franchise taxes payable	—	(390,733)
Income taxes payable	(360,104)	(173,458)
Accounts payable and accrued expenses	420,007	1,004,758
Net cash used in operating activities	(2,320,967)	(1,462,079)
Cash Flows from Investing Activities:
Proceeds from Trust Account for redemptions	1,802,869	10,657,185
Proceeds from Trust Account for tax payments	354,519	853,261
Extension deposits to Trust Account	(131,796)	(77,821)
Net cash provided by investing activities	2,025,592	11,432,625
Cash Flows from Financing Activities:
Redemption of Class A common stock	(1,802,869)	(10,657,185)
Proceeds from related party loan	—	400,000
Repayment of related party loan	—	(400,000)
Proceeds from promissory note – related party	—	393,720
Proceeds from promissory note – Liminatus	2,300,000	350,000
Net cash provided by (used in) financing activities	497,131	(9,913,465)
Net Change in Cash	201,756	57,081
Cash, beginning of period	156,425	280,640
Cash, end of period	$358,181	$337,721
Supplemental disclosure of non – cash operating and financing activities:
Conversion of Class B common stock to Class A common stock	$—	$690
Remeasurement of Class A common stock subject to redemption value	$205,382	$479,371
Excise tax	$18,029	$103,587
Income taxes paid	$375,894	$193,845
Recovery of excess redemptions – tax claim	$294,669	$—
Deemed contribution for extension deposit from related party	$117,669	$—
The accompanying notes are an integral part of these unaudited condensed financial statements.

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Iris Acquisition Corp (the “Company”) formally known as Tribe Capital Growth Corp I (name of the Company was changed on July 27, 2022), is a blank check company incorporated in Delaware on November 5, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
As of September 30, 2024, the Company had not commenced any operations. All activity for the period from November 5, 2020 (inception) through September 30, 2024 relates to the Company’s formation and the initial public offering described below (the “IPO”), and subsequent to the IPO identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and unrealized gains and losses and the change in fair value of its warrants.
The Company’s sponsor is Iris Acquisition Holdings LLC (formerly known as Tribe Arrow Holdings I LLC), a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s IPO was declared effective on March 4, 2021 (the “Effective Date”). On March 9, 2021, the Company consummated the IPO of 27,600,000 units (the “Units”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000, which is discussed in Note 3.
Simultaneously with the closing of the IPO, the Company consummated the sale of 5,013,333 warrants (the “Private Warrants”) to the Sponsor and Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters of the IPO, at a price of $1.50 per Private Warrant, generating gross proceeds of $7,520,000, which is discussed in Note 4. Each warrant (including the Private Warrants and the warrants included as part of the Units) entitles the holder to purchase one share of common stock at a price of $11.50 per share.
Transaction costs for the IPO amounting to $15,627,893 (consisting of $5,520,000 of underwriting discount, $9,660,000 of deferred underwriting discount, and $447,893 of other offering costs ) were recognized, of which $606,622 was (i) allocated to the public warrants and Private Warrants and (ii) included in the statements of operations, and $15,021,271 was charged directly to stockholders’ equity.
Following the closing of the IPO on March 9, 2021, $276,000,000 (approximately $10.00 per Unit) from the net proceeds of the sale of the Units in the IPO, including the proceeds from the sale of the Private Warrants, was deposited in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee (the “Trustee”), and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. In December 2022, the Company instructed the Trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing cash account. In September 2023, the Company further instructed the Trustee to move the funds held in the Trust Account to an interest bearing bank deposit program until the earlier of the consummation of a business combination or the liquidation of the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay franchise taxes, the proceeds from the IPO and the sale of the Private Warrants will not be released from the Trust Account until the earliest of (i) the completion of initial Business Combination, (ii) the redemption of the Company’s public shares if the Company does not complete an initial Business Combination within 45 months from the closing of the IPO, subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a stockholder vote to amend its amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company has not consummated an initial

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Business Combination within 45 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.
The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, in its sole discretion. The stockholders will be entitled to redeem their shares for a pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of income taxes payable), divided by the number of then outstanding public shares, subject to the limitations. The amount in the Trust Account is initially approximately $10.00 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative of the underwriters. As of September 30, 2024 and December 31, 2023, the income taxes payable of $236,172 and $241,682 represents the difference between the Class A common stock subject to possible redemption and the Cash and Investments held in the Trust Account and an outstanding extension deposit due from Sponsor presented on the condensed balance sheets.
The shares of common stock subject to redemption are recorded at redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company seeks stockholder approval, and a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
On September 5, 2024, the Company has extended the time to complete the initial Business Combination to December 31, 2024 as described below (the “Combination Period”). However, if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of income taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to any Founder Shares and public shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period, and (iv) vote any Founder Shares held by them and any public shares purchased during or after the IPO in favor of the initial Business Combination.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share, due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
On December 20, 2022, stockholders holding 26,186,896 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.08 per share, for an aggregate redemption amount of $263,963,913. Following such redemptions, 1,413,104 Public Shares remained outstanding in the Trust Account. During the year ended December 31, 2023, the redemption price was adjusted due to tax deductions which resulted in the net payment of $298,431 of the second tranche redemption payment.
On September 7, 2023, stockholders holding 1,006,495 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.29 per share, subject to adjustment for applicable taxes, including, but not limited to, franchise tax, excise tax and income tax, for an aggregate redemption amount of $10,358,754. Following such redemptions, 406,609 Public Shares remained outstanding.
On March 7, 2024, stockholders holding 119,572 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.58 per share, adjusted for applicable taxes in the amount of $60,000, including, but not limited to, franchise tax, excise tax and income tax, for an aggregate redemption amount of $1,265,669. Following such redemptions, 287,037 Public Shares remained outstanding. The redemptions were settled on April 2, 2024.
On September 5, 2024, stockholders holding 48,107 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.17 per share, subject to adjustment for applicable taxes, including, but not limited to, franchise tax, excise tax and income tax, for an aggregate redemption amount of $537,200. Following such redemptions, 238,930 Public Shares remained outstanding.
Business Combination Agreement
On November 30, 2022, Iris Acquisition Corp, a Delaware corporation (“we,” “our,” or “Iris”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”), Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“Liminatus Merger Sub”), and SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“SPAC Merger Sub” and together with Liminatus Merger Sub, the “Merger Subs”), entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”): (a) Liminatus Merger Sub will merge with and into Liminatus (the “Liminatus Merger”), with Liminatus surviving the Liminatus Merger as a direct wholly-owned subsidiary of ParentCo, and (b) simultaneously with the Liminatus Merger, SPAC Merger Sub will merge with and into Iris (the “SPAC Merger” and, together with the Liminatus Merger, the “Mergers”), with Iris surviving the SPAC Merger (the “SPAC Surviving Subsidiary”) as a direct wholly-owned subsidiary of ParentCo (the transactions contemplated by the foregoing clauses (a) and (b) the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Liminatus is an early stage single-asset biotech company focused on oncology. The company is looking to develop a next generation CD47 checkpoint inhibitor targeting various solid tumors. CD47 is a potent ‘do not eat me’ signal that enables cancer cells to evade detection by the immune system. The CD47 next generation antibody has shown to preferentially bind to immune cells, but negligibly to red blood cells and platelets without inducing destruction of red blood cells which is a key differentiating feature. The next generation of anti-CD47 monoclonal antibodies have catalysed a resurgence of interest in the field. Currently IND enabling studies are underway to progress the asset into clinical trials.
Liminatus is actively reviewing opportunities to in-license or acquire other clinical candidates that match the area of expertise of the company.
The aggregate consideration to be paid in the Transactions to the direct or indirect owners of Liminatus will consist of 17.5 million shares of ParentCo’s common stock. The number of shares of the equity consideration was determined based on $10.00 per share value for ParentCo’s common stock.
Concurrently with the execution of the Business Combination Agreement, ParentCo and Iris have entered into an equity subscription agreement (the “PIPE Equity Subscription Agreement”) with one accredited investor (the “PIPE Investor”) pursuant to which the PIPE Investor has committed to purchase 1,500,000 shares of ParentCo Common Stock at a purchase price per share of $10.00 (the “PIPE Shares”), for an aggregate purchase price of $15,000,000 (the “PIPE Equity Investment”). The obligations to consummate the transaction contemplated by the PIPE Equity Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.
On July 19, 2024, the parties to the Business Combination Agreement amended the Business Combination Agreement to extend the date by which the parties thereto can terminate the Business Combination Agreement, which was September 3, 2024.
On July 23, 2024, the PIPE Equity Subscription Agreement was amended to increase the PIPE Investor’s committed purchase of PIPE Shares from 1,500,000 to 2,500,000, increase the PIPE Equity Investment from $15,000,000 to $25,000,000, and extend the date by which the PIPE Investor can terminate the agreement to September 3, 2024.
On August 16, 2024, the parties to the PIPE Equity Subscription Agreement entered into an amendment to such agreement to extend the termination date of the agreement to December 31, 2024.
On August 16, 2024, the parties to the Business Combination Agreement amended the Business Combination Agreement (the “Fifth Amendment”) to extend the date by which the parties thereto can terminate the Business Combination Agreement, which is December 31, 2024.
On October 23, 2024, the parties to the Business Combination Agreement amended the Business Combination Agreement to amend the consideration to be paid in the Transactions to consist of 17.5 million shares of ParentCo’s common stock at $10 per share value.
On October 31, 2024, the PIPE Equity Subscription Agreement was amended to decrease the PIPE Investor’s committed purchase of PIPE Shares from 2,500,000 to 1,500,000, and decrease the PIPE Equity Investment from $25,000,000 to $15,000,000.
Simultaneously with the PIPE Equity Subscription Agreement, ParentCo and Iris entered into a convertible note subscription agreement (the “Convertible Note Subscription Agreement”) with one accredited investor (the “PIPE Subscriber”) pursuant to which the PIPE Subscriber committed to subscribe for and purchase 8% convertible notes (the “Convertible Notes”) of and from ParentCo in an aggregate principal amount of $25,000,000 (the “Convertible Notes Investment”) due three years after the Closing of the Business Combination, with an initial conversion price of $11.50 per share of ParentCo Common Stock, which was subject to future downward adjustment based upon the market price of the publicly traded

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
ParentCo Common Stock. The parties to the Convertible Note Subscription Agreement terminated the Convertible Note Subscription Agreement on July 23, 2024.
Nasdaq Delisting Notice
On May 2, 2024, the Company received a written notice from the Listing Qualifications Department of Nasdaq, notifying the Company that because it no longer meets the minimum 500,000 publicly held shares requirement for The Nasdaq Capital Market, pursuant to Listing Rule 5810(d)(2) of the Rules this deficiency now becomes an additional basis for delisting and the Company must address this deficiency. The Company timely requested a hearing before the Nasdaq Hearings Panel (the “Hearing”). On May 21, 2024, the Company received a response from the Nasdaq Hearings Panel (the “Panel”) granting the Company’s request for continued listing on the Nasdaq Capital Market. The Company has until September 3, 2024 to demonstrate compliance with all applicable requirements for initial listing on the Nasdaq Global Market.
On August 21, 2024, the Company received a written notice (the “Notice”) from Nasdaq that pursuant to Nasdaq Listing Rule 5810(d)(2), the Company’s failure to timely file Form 10-Q for the quarter ended June 30, 2024 (the “Q2 2024 Form 10-Q”) by August 19, 2024 served as an additional basis for delisting. On August 23, 2024, the Company filed the Q2 2024 Form 10-Q.
On September 4, 2024, the Company received written notice (the “Notice Letter”) from the Panel indicating that the Panel had determined to delist the Company’s securities from The Nasdaq Stock Market LLC (“Nasdaq”) and that trading in the Company’s securities would be suspended at the open of trading on September 6, 2024, due to the Company’s failure to satisfy the terms of the Panel’s Decision. Pursuant to the terms of the Decision, amongst other things, the Company was required to close its initial business combination, with the new entity demonstrating compliance with the initial listing criteria set forth in Nasdaq Listing Rule 5500 on or before September 3, 2024. Accordingly, the Panel determined to delist the Company’s securities from Nasdaq as set forth in the Notice Letter.
Following the suspension of trading on Nasdaq, the Company’s Units, shares of Class A common stock and warrants began trading on the OTC Pink Marketplace under the symbols “IRAAU,” “IRAA” and “IRAAW,” respectively.
Liquidity, Capital Resources and Going Concern
The Company consummated its IPO on March 9, 2021. As of September 30, 2024, the Company had $358,181 of cash in its operating bank account, which includes $32,580 of restricted cash to be used for tax payments only in its operating bank account, and working capital deficit of approximately $7,141,435, respectively. In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (see Note 5). As of September 30, 2024 and December 31, 2023, there were no Working Capital Loans outstanding.
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, Presentation of Financial Statements — Going Concern, management has determined that the Company has and will continue to incur significant costs in pursuit of its acquisition plans which raises substantial doubt about the Company’s ability to continue as a going concern. Moreover, the Company may need to obtain additional financing either to complete its initial Business Combination or because the Company becomes obligated to redeem a significant number of public shares upon consummation of the initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of its initial Business Combination. If the Company is unable to complete its initial Business Combination because it does not have sufficient funds available to it, the Company will be forced to cease operations and liquidate the Trust

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Account. In addition, following the initial Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
Management has determined that if the Company is unable to complete a Business Combination by December 31, 2024, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as the Company’s working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Business Combination Agreement provides that if the transaction is not closed by December 31, 2024, either party can terminate the Business Combination Agreement.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, filed with the SEC on April 17, 2024. The interim results for the three and nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future interim periods.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The Class A shares subject to possible redemption and the valuation of the Private Placement Warrants required management to exercise significant judgement in its estimates.
Cash
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2024 and December 31, 2023. As of September 30, 2024 and December 31, 2023, the Company had operating cash (i.e., cash held outside the Trust Account) of $358,181 and $156,425, respectively. As of September 30, 2024 and December 31, 2023, there were certain amounts that are restricted as they were withdrawn from the Trust Account for income tax payments, which totaled $32,580 and $85,084, respectively.
Cash and Cash Equivalents held in Trust Account
As of September 30, 2024 and December 31, 2023, the Company had a total of $2,673,999 and $4,291,332, respectively in the Trust Account held in money market funds cash equivalents.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. As of September 30, 2024 and December 31, 2023, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Forgiveness of Unrelated Vendor Payables
During the nine months ended September 30, 2023, the Company negotiated and a certain vendor agreed to forgive outstanding payables, which totaled $350,000 for cash payments totaling $75,000. As the Company was unable to provide payment in full, a compromise for a one-time lump-payment was agreed upon. For the three and nine months ended September 30, 2023, the net unpaid amount of the outstanding payables which were forgiven totaling $0 and $275,000, respectively, was recorded in the statements of operations.
Common Stock Subject to Possible Redemption
The Company accounts for its shares of common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as a component of temporary equity. At all other times, shares of common stock are classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value of $10.26 and $9.96 as of September 30, 2024 and December 31, 2023, respectively, as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Net Loss Per Common Stock
The Company complies with accounting and disclosure requirements of ASC Topic 260, Earnings Per Share. The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock (see Note 8 for more details). Earnings and losses are shared pro rata between the two classes of shares. The Company has not considered the effect of the warrants sold in the IPO and the Private Placement to purchase an aggregate of 11,913,333 of the Company’s Class A common stock in the calculation of diluted income (loss) per share, since their exercise is contingent upon future events. As a result, diluted net income (loss) per share of common stock is the same as basic net income (loss) per share of common stock for the periods. Accretion of the carrying value of Class A common stock to redemption value is excluded from net income (loss) per common stock because the redemption value approximates fair value. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of common stock:
	Three Months Ended September 30, 2024		Three Months Ended September 30, 2023		Nine Months Ended September 30, 2024		Nine Months Ended September 30, 2023
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income
Numerator:
Net loss	$(642,900)	$—	$(78,794)	$(245,097)	$(2,035,985)	$—	$(143,719)	$(595,904)
Denominator:
Basic and diluted weighted average shares outstanding	7,173,964	—	1,977,122	6,150,000	7,211,886	—	1,603,176	6,647,253
Basic and diluted net loss per share	$(0.09)	$—	$(0.04)	$(0.04)	$(0.28)	$—	$(0.09)	$(0.09)
Debt Discount
The Company presents the debt discount in the balance sheets as a direct reduction from the carrying amount of debt and are amortized over the term of the related debt using the effective yield method. For the three and nine months ended September 30, 2024, the Company accreted the debt discount for $0 and $1,339, respectively, which is included in interest expense on the accompanying condensed statements of operations.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), approximates the carrying amounts in the balance sheets, excluding the warrants, primarily due to their short-term nature.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”). Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the condensed statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined that the warrants are a derivative instrument.
The Company evaluates all of its financial instruments, including notes payable, to determine if such instruments contain features that qualify as embedded derivatives.
Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. The Company has determined that the promissory note — related party included an embedded derivative for the redemption feature for the amount equal to 150% of the principal amount upon the consummation of a business combination. See Note 5.
ASC Topic 470-20, Debt with Conversion and Other Options, addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A common stock and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A common stock.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Income Taxes
The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore maintained a full valuation allowance.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no tax accruals relating to uncertain tax positions.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
The Company files income tax returns in the U.S. federal jurisdiction, and is subject to examination by the federal taxing authorities. The Company was incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.
On July 24, 2024, Hana Immunotherapeutics, LLC, an affiliate of Chris Kim, the Chief Executive Officer of Liminatus Pharma, LLC, agreed to loan Gaius Investment Partners (“Gaius”), the buyer of the managing member of the Company’s Sponsor, Columbass Limited (“Columbass”), approximately $1.216 million (the “Loan”) to facilitate Gaius’ acquisition of Columbass.
Advances due from Sponsor
The Company accounts for advances due from the Sponsor as a contra equity balance unless payment has been received subsequent to period end. As of September 30, 2024 and December 31, 2023, the Company has $117,669 and $0 of extension deposit advances due from the Sponsor. See Note 5.
Recent Accounting Pronouncements
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for Annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.
Risks and Uncertainties
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. For purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. In April 2024, the Treasury issued proposed regulations providing guidance with respect to the excise tax. Taxpayers must rely on these proposed regulations until final regulations are issued. Under the proposed regulations, liquidating distributions made by publicly traded domestic corporations are exempt from the excise tax. In addition, any redemptions that occur in the same taxable year as a liquidation is completed will also be exempt from such tax.
On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax. On June 28, 2024, the Treasury finalized certain of the proposed regulations (those relating to procedures for reporting and paying the Excise Tax). The remaining regulations (largely relating to the computation of the Excise Tax) remain in proposed form.

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
The Treasury intends to finalize these proposed regulations at a later date and, until such time, taxpayers may continue to rely on the proposed regulations.
Because the application of this excise tax is not entirely clear, any redemption or other repurchase effected by the Company, in connection with a business combination, extension vote, or otherwise, may be subject to this excise tax. Because any such excise tax would be payable by the Company and not by the redeeming holder, it could cause a reduction in the value of the Company’s Class A common stock, cash available with which to effectuate a business combination or cash available for distribution in a subsequent liquidation. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination will depend on a number of factors, including (i) the structure of the business combination, (ii) the fair market value of the redemptions and repurchases in connection with the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or any other equity issuances within the same taxable year of the business combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury. Further, the application of the excise tax in respect of distributions pursuant to a liquidation of a publicly traded U.S. corporation is uncertain and has not been addressed by the Treasury in regulations, and it is possible that the proceeds held in the Trust Account could be used to pay any excise tax owed by the Company in the event it is unable to complete a business combination in the required time and redeem 100% of our remaining Class A common stock in accordance with the Company’s amended and restated certificate of incorporation, in which case the amount that would otherwise be received by public stockholders in connection with the Company’s liquidation would be reduced.
On September 7, 2023, the Company’s stockholders redeemed 1,006,495 shares of Class A shares of common stock for a total of $10,358,754. As of December 31, 2023, the Company recorded $103,587 of excise tax liability calculated as 1% of the fair market value of the shares redeemed on September 7, 2023. The liability does not impact the accompanying unaudited condensed statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.
On March 7, 2024, the Company stockholders holding 119,572 shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.58 per share, for an aggregate redemption amount of $1,265,669. The Company recorded $12,657 of excise tax liability calculated as 1% of the fair market value of the shares redeemed on March 7, 2024.
On September 5, 2024, the Company’s stockholders holding 48,107 shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $11.17 per share, for an aggregate redemption amount of $537,200. The Company recorded $5,372 of excise tax liability calculated as 1% of the fair market value of the shares redeemed on September 4, 2024.
As of September 30, 2024, the Company recorded $18,029 of excise tax liability calculated as 1% of the fair market value of the shares redeemed on March 7, 2024 and September 5, 2024. The liability does not impact the accompanying unaudited condensed statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.
During the second quarter of 2024, the Internal Revenue Service issued final regulations with respect to the timing and payment of the excise tax. Pursuant to those regulations, the Company would need to file a return and remit payment for any liability incurred during the period from January 1, 2023 to December 31, 2023 on or before October 31, 2024. As of the filing date, the Company has not filed a return or remitted payment.
The Company is currently evaluating its options with respect to payment of this obligation. As the Company was unable to timely pay its obligation in full, it will be subject to additional interest and penalties which are currently estimated at 10% interest per annum and a 5% underpayment penalty per month or a portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024, until paid in full.

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
NOTE 3.   INITIAL PUBLIC OFFERING
On March 9, 2021, the Company sold 27,600,000 units, which includes 3,600,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option, at a purchase price of $10.00 per Unit, generating gross proceeds of $276,000,000. Each Unit consists of one share of Class A common stock, and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The warrants will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO, March 9, 2021, and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 7).
The Company paid an underwriting fee at the closing of the IPO of $5,520,000. As of March 9, 2021, an additional fee of $9,660,000 (see Note 7) was deferred and will become payable upon the Company’s completion of an initial Business Combination. The deferred portion of the fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.
All of the 27,600,000 shares of Class A common stock sold as part of the units in the IPO contain a redemption feature which allows for the redemption of such shares of Class A common stock in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.
The Class A common stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.
As of September 30, 2024 and December 31, 2023, the common stock reflected on the condensed balance sheets are reconciled in the following table:
Class A common stock subject to possible redemption as December 31, 2023	$4,049,650
Less: Shares redeemed in March 2024	(1,265,669)
Plus: Remeasurement of carrying value to redemption value	86,389
Class A common stock subject to possible redemption as March 31, 2024	2,870,370
Plus: Remeasurement of carrying value to redemption value	50,939
Class A common stock subject to possible redemption as June 30, 2024	2,921,309
Less: Shares redeemed in September 2024	(537,200)
Plus: Remeasurement of carrying value to redemption value	68,054
Class A common stock subject to possible redemption as September 30, 2024	$2,452,163
Warrants — Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, the Company may call the warrants for redemption for cash:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”); and

•
if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends to the notice of redemption to the warrant holders.

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
If and when the warrants become redeemable by the Company for cash, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the IPO, the Sponsor and Cantor purchased an aggregate of 5,013,333 Private Warrants at a price of $1.50 per Private Warrant, for an aggregate purchase price of $7,520,000, in a private placement. Each Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. A portion of the proceeds from the private placement was added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Warrants will expire worthless.
The Private Warrants are identical to the public warrants included as part of the Units sold in the IPO except that they will be non-redeemable and exercisable on a cashless basis for as long as the Private Warrants are held by the Sponsor or Cantor, the representative of the underwriters, or its permitted transferees. Additionally, for so long as the Private Warrants are held by Cantor or its designees or affiliates, they may not be exercised after five years from the commencement of sales of the IPO.
On November 30, 2022, the Sponsor entered into a Sponsor Forfeiture Agreement (the “Sponsor Forfeiture Agreement”) with the Company and Liminatus, pursuant to which, contingent upon the closing of the Business Combination, the Sponsor agreed to forfeit all 4,177,778 of its Private Placement Warrants to purchase shares of the Company’s Class A common stock, exercisable at $11.50 per share (the “Forfeited Private Placement Warrants”), acquired by the Sponsor in March 2021 in connection with the Initial Public Offering. At the closing of the Business Combination, the Forfeited Private Placement Warrants shall be transferred from the Sponsor to the Company for cancellation in exchange for no consideration and the Company shall retire and cancel all of the Forfeited Private Placement Warrants.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
In December 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B common stock, par value $0.0001 (the “Founder Shares”). In February 2021, the Company effected a stock dividend of 0.2 shares for each share of Class B common stock outstanding, resulting in the Sponsor holding an aggregate of 6,900,000 Founder Shares (up to an aggregate of 900,000 of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised). All shares and associated amounts have been retroactively restated to reflect the stock dividend. As a result of the underwriters’ election to fully exercise their over-allotment option, the 900,000 shares were no longer subject to forfeiture.
On September 25, 2023, the Sponsor converted all of its Class B common stock on a one-for-one basis into Class A common stock (the “Converted Shares”). The Sponsor will not have any redemption rights in connection with the Converted Shares, and the Converted Shares will be subject to the restrictions on transfer entered into by the Sponsor in connection with the IPO.
The Sponsor has agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of its stockholders having the right to exchange their Class A common stock for cash, securities or other property (the “lock-up”). Notwithstanding the foregoing, if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Promissory Note — Related Party
On May 27, 2022, the Sponsor agreed to loan the Company up to $300,000 for working capital purposes. These loans are non-interest bearing, unsecured and are due on demand. As of September 30, 2024 and December 31, 2023, the outstanding note is due on demand.
On October 10, 2022, the Company issued an unsecured promissory note in the aggregate principal amount up to $550,000 to Iris Acquisition Holdings LLC, the Company’s Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $550,000 payable on demand. The Note does not bear interest. In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds of the Note will be used by the Company for working capital purposes.As of September 30, 2024 and December 31, 2023, the Company’s outstanding balance was $540,000 under this loan.
On December 20, 2022, the Company issued an unsecured promissory note in the aggregate principal amount up to $750,000 to the Company’s Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $750,000, which was due the earlier of six months or the consummation of a business combination. As of September 30, 2024 and December 31, 2023, the Note is due and payable on demand. The Note does not bear interest. Upon the closing of a business combination, the Company shall pay an amount equal to 150% of the principal amount. In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds of the Note will be used by the Company for working capital purposes. As of September 30, 2024 and December 31, 2023, the Company’s outstanding balance was $613,720 under this loan. As of September 30, 2024, and December 31, 2023, $28,463 and $120,515 of the total $613,720 outstanding balance was used for extension payments to the Trust Account, and the remaining balance was advanced for working capital purposes.
In accordance with ASC 815, the premium for the 150% of the principal upon a business combination was determined to be an embedded feature that is bifurcated from the notes and is recorded as derivative liability. Management used a probability weighted expected return model to estimate the fair value of the redemption features at issuance of the promissory note — related party and as of September 30, 2024 and December 31, 2023. As of September 30, 2024 and December 31, 2023, the fair value of the derivative liability was $0 and $2,202, respectively. The Company recorded a decrease in fair value of the derivative liability of $2,202 and $0 for the nine months ended September 30, 2024 and 2023, respectively. At issuance, the debt discount for derivative liability was $104,428. As of September 30, 2024 and December 31, 2023, the debt discount for derivative liability was $0 and $1,339, respectively. For the three and nine months ended September 30, 2024, the Company recorded accretion of the debt discount of $1,339 and $0, respectively, which is included in interest expense on the accompanying condensed statements of operations.
In March 2023, during the United States banking crisis, the Company held cash in First Republic Bank and transferred $120,000 to the Sponsor to avoid delays in receiving funds from the bank in the event of collapse. In June 2023, this amount was still held by the Sponsor and used as a repayment of the outstanding principal balance.
On March 13, 2024, the December 2022 unsecured promissory note with the Sponsor was amended and restated to eliminate the 150% that would have been due upon the closing of a business combination.
The total balance outstanding on the promissory notes — related party amounted to $1,453,720, net of the debt discount of $0 and $1,452,381, net of the debt discount of $1,339, at September 30, 2024 and December 31, 2023, respectively.
Related Party Loans
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required on a non-interest bearing basis (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company will repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Warrants. During the year ended December 31, 2023, the Company obtained proceeds of $400,000 from the Sponsor to use for the payment of vendors. Before these proceeds were disbursed to vendors, Management decided to repay the outstanding balance in full. As of September 30, 2024 and December 31, 2023, the Company had no borrowings under the Working Capital Loans.
In addition, in order to fund the extension payments, the Sponsor or its designees has agreed to loan to the Company the lesser of: (x) $50,000 and (y) $0.035 per month for each public share that is not redeemed (the “Extension Payments Loan”). During March 2024, the agreed Extension Payments Loan payments were updated to the lesser of: (x) $30,000 and (y) $0.06 per month for each public share that is not redeemed. During September 2024, the agreed Extension Payments Loan payments were updated to the lesser of: (x) $17,000 and (y) $0.06 per month for each public share that is not redeemed. The Extension Payments Loan will only be made on a month-to-month basis at the end of every month and until the consummation of the business combination transaction. The amount of the Extension Payments Loan will not bear interest and will be repayable by the Company to the Sponsor or its designees upon consummation of an initial business combination, in cash, at the option of the Sponsor. As of September 30, 2024, the Company had $117,669 recorded as Extension deposits due from Sponsor on the accompanying condensed balance sheet for unfunded extension payments from the Sponsor that were funded by the Company.
On July 24, 2024, Hana Immunotherapeutics, LLC, an affiliate of Chris Kim, the Chief Executive Officer of Liminatus Pharma, LLC, agreed to loan Gaius Investment Partners (“Gaius”), the buyer of the managing member of the Company’s Sponsor, Columbass Limited (“Columbass”), approximately $1.216 million (the “Loan”) to facilitate Gaius’ acquisition of Columbass.
Advances due from Sponsor
The Company accounts for advances due from the Sponsor as a contra equity balance unless payment has been received subsequent to period end. As of September 30, 2024 and December 31, 2023, the Company has $117,669 and $0 of extension deposit advances due from the Sponsor.
Administrative Support Agreement
On March 11, 2024, the Company entered into an administrative support agreement (the “Agreement”) with Arrow Capital Management LLC (“Arrow”). Pursuant to the Agreement, Arrow will provide certain office space, utilities and secretarial and administrative support (the “Services”) to the Company. In exchange for the Services, the Company will pay to Arrow $10,000 per month, beginning January 1, 2024, and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation.
On August 30, 2024, the Company amended the Agreement with Arrow. In exchange for the Services mentioned above, the Company will pay to Arrow $30,000 per month, beginning September 1, 2024, and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation.
For the three and nine months ended September 30, 2024, the Company incurred $50,000 and $110,000, respectively, for the administrative support agreement, which is included in formation and operating costs on the condensed statements of operations.

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
NOTE 6.   LOAN PAYABLE — LIMINATUS
On October 4, 2023, the Company issued an unsecured promissory note in the aggregate principal amount up to $1,500,000 to Liminatus. Pursuant to the Note, Liminatus agreed to loan to the Company an aggregate amount up to $1,500,000 payable following the earlier of (i) closing of the Business Combination, as defined in the Business Combination Agreement dated November 30, 2022, or (ii) thirty (30) days following the termination of the Business Combination Agreement; provided, however, in the event the Company commences liquidation proceedings, this Note shall be cancelled and all amounts due, including all principal and accrued interest, shall be forgiven. Interest on the Note compounds annually and accrues on each unpaid Advance made under this Note at the rate of 5% per annum. On February 28, 2024, the Liminatus unsecured promissory note was amended and restated to increase the aggregate principal amount to up to $2,500,000, and add advances that occurred under the note. On August 2, 2024, the Liminatus unsecured promissory note was amended and restated to increase the aggregate principal amount to up to $3,500,000, and add advances that occurred under the note. As of September 30, 2024 and December 31, 2023, the Company’s outstanding balance was $3,118,500 and $818,500 from the advances. For the three and nine months ended September 30, 2024, the Company recorded interest expense of $39,302 and $86,653, respectively, which is included within formation and operating costs on the condensed statements of operations.
NOTE 7.   COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Warrants, which were issued in a private placement simultaneously with the closing of the IPO and the shares of Class A common stock underlying such Private Warrants, (iii) the PIPE Shares issuable pursuant to the PIPE Equity Subscription Agreement, and (iv) Private Warrants that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement to be signed prior to or on the Effective Date. The holders of these securities are entitled to make up to three demands, excluding Form S-3 demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to an underwriting discount of 2% (or $5,520,000) of the gross proceeds of the IPO and deferred underwriting discount of 3.5% (or $9,660,000) of the gross proceeds of the IPO upon the completion of the Company’s initial Business Combination.
On October 11, 2023, the Company executed a Fee Reduction Agreement with the underwriters to reduce the deferred underwriting discount of $9,660,000 to $8,000,000 in the event that the business combination with Liminatus is consummated. Pursuant to the terms of the agreement, the reduced deferred underwriting discount shall be payable by the Company to the underwriters in $1,000,000 cash and $7,000,000 of the common equity securities of the public entity that survives the transaction. As of September 30, 2024, the deferred underwriting discount of $9,660,000 has not been reduced to $8,000,000 because the release of the payable will occur upon the consummation of the business combination with Liminatus.
Capital Markets Advisory Agreement
On July 19, 2024, the Company entered into a capital markets advisory agreement with Benjamin Securities, Inc. and Liminatus Pharma, LLC to perform certain services for the Company and Liminatus

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Pharma, LLC. At the time of the agreement signing $125,000 was owed to Benjamin Securities, Inc. as a deposit, with an additional $485,000 owed at consummation of the business combination. The Company and Benjamin Securities, Inc. subsequently amended the agreement shortly after execution to delay the services provided until the business combination becomes effective. As such no obligations are owed to Benjamin Securities, Inc. until the business combination becomes effective.
NOTE 8.   STOCKHOLDERS’ DEFICIT
Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2024 and December 31, 2023, there were no shares of preferred stock issued or outstanding.
Class A common stock — The Company is authorized to issue 280,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2024 and December 31, 2023, there were 7,138,930 and 7,306,609, respectively, shares issued and outstanding, of which 238,930 and 406,609 are subject to possible redemption, respectively.
Class B common stock — The Company is authorized to issue 20,000,000 Class B common stock with a par value of $0.0001 per share. At both September 30, 2024 and December 31, 2023, there were no shares of Class B common stock outstanding.
Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as required by law. Unless specified in the Company’s amended and restated certificate of incorporation, or as required by applicable provisions of the Delaware General Corporation Law or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by its stockholders.
The Class B common stock is convertible at any time and from time to time at the option of the holder thereof and will automatically convert into Class A common stock upon the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 83% of the total number of Class A common stock outstanding after such conversion, including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding (i) any shares of Class A common stock redeemed by public stockholders in connection with the initial Business Combination and (ii) any Class A common stock or equity-linked securities exercisable for or convertible into Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
On September 25, 2023, the Sponsor converted all of its Class B common stock on a one — for — one basis into Class A common stock (such shares, the “Converted Shares”). The Sponsor will not have any redemption rights in connection with the Converted Shares, and the Converted Shares will be subject to the restrictions on transfer entered into by the Sponsor in connection with the IPO.
NOTE 9.   INCOME TAXES
The Company’s effective tax rate for the nine months ended September 30, 2024 and 2023 was (0.8)% and (2.8)%, respectively. The Company’s effective tax rate for the three months ended September 30, 2024

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
and 2023 was (0.8)% and (7.9)%, respectively. The Company’s effective tax rate differs from the statutory income tax rate of 21% primarily due to the changes in the fair value of warrant liabilities, transaction costs and change in the valuation allowance. The Company has used a discrete effective tax rate method to calculate taxes for the nine months ended September 30, 2024. The Company believes that the use of the discrete method is more appropriate than the estimated effective tax rate method as the estimated annual effective tax rate method is not reliable due to a high degree of uncertainty in estimating annual pretax earnings.
NOTE 10.   RECURRING FAIR VALUE MEASUREMENTS
As of September 30, 2024 and December 31, 2023, the Company’s warrant liabilities were valued at $127,562 and $376,444, respectively. Under the guidance in ASC 815-40, the warrants do not meet the criteria for equity treatment. As such, the warrants must be recorded on the condensed balance sheets at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the warrant valuation will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed statements of operations.
All of the Company’s permitted investments are held in a money market fund. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets. The Company’s warrant liability for the Private Placement Warrants is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Placement Warrant liability is classified within Level 3 of the fair value hierarchy. The Company’s warrant liability for the Public Warrants is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. The fair value of the Public Warrant liability is classified within Level 1 of the fair value hierarchy.
The following table presents fair value information as of September 30, 2024 and December 31, 2023 of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
Description	Amount at Fair Value	Level 1	Level 2	Level 3
September 30, 2024 (Unaudited)
Assets:
Cash equivalents held in Trust Account:	$2,673,999	$2,673,999	$—	$—
Liabilities:
Public Warrants	69,000	69,000	—	—
Private Warrants	58,562	—	—	58,562
December 31, 2023
Assets:
Cash equivalents held in Trust	4,291,332	4,291,332	—	—
Liabilities:
Public Warrants	207,690	207,690	—	—
Private Warrants	168,754	—	—	168,754
Derivative liability	$2,202	$—	$—	$2,202
Measurement — The Company established the initial fair value for the warrants on March 9, 2021, the date of the consummation of the IPO. On September 30, 2024 and December 31, 2023, the fair value was

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
remeasured. In May 2021, the Public Warrants were separately traded in the open market and the valuation for the Public Warrants was based on unadjusted quoted prices at September 30, 2024 and December 31, 2023. For September 30, 2024 and December 31, 2023, the Company used a Monte Carlo simulation model to value the Private Placement Warrants.
The key inputs into the Monte Carlo simulation model for the Warrants were as follows at initial measurement, September 30, 2024 and December 31, 2023:
	September 30, 2024 (Unaudited)	December 31, 2023
Risk-free interest rate	4.19%	4.91%
Expected term (years)	0.74	0.87
Expected volatility	3.2%	5.7%
Stock Price	$10.72	$10.33
Exercise Price	$11.50	$11.50
The change in the fair value of the warrant liabilities classified as Level 3 for the three months ended September 30, 2024 and the year ended December 31, 2023 is summarized as follows:
Fair value at January 1, 2024	$168,754
Change in fair value	82,824
Fair value at March 31, 2024	251,578
Change in fair value	(51,045)
Fair value at June 30, 2024	200,533
Change in fair value	(141,971)
Fair value at September 30, 2024	$58,562
NOTE 11.   SUBSEQUENT EVENTS
The Company’s management has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events other than the below that would have required adjustment or disclosure in the financial statements.
On October 23, 2024, the parties to the Business Combination Agreement amended the Business Combination Agreement to amend the consideration to be paid in the Transactions to consist of 17.5 million shares of ParentCo’s common stock at $10.00 per share value.
On October 30, 2024, as a result of Gaius acquisition of Columbass, Columbass resigned as managing member of the Sponsor, and Iris Equity Holdings LLC, an affiliate of Gaius, was appointed as managing member of the Sponsor.
On October 31, 2024, the PIPE Equity Subscription Agreement was amended to decrease the PIPE Investor’s committed purchase of PIPE Shares from 2,500,000 to 1,500,000, decrease the PIPE Equity Investment from $25,000,000 to $15,000,000.
On November 1, 2024, the Company obtained additional advances under the Liminatus unsecured promissory note of $300,000, which resulted in a total outstanding principal balance of $3,418,500.
On November 5, 2024, $28,672 was deposited into the Trust Account representing an Extension Payment. The Extension Payment was deposited from the Company’s operating account and is Due from Sponsor.
On November 27, 2024, the Liminatus unsecured promissory note was amended and restated to increase the aggregate principal amount to up to $5,000,000.

IRIS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
On December 2, 2024 and January 7, 2025, the Company obtained additional advances under the Liminatus unsecured promissory note in the total amount of $500,000 which resulted in a total outstanding principal balance of $3,918,500.
The Loan was settled and deemed paid in full on December 29, 2024.
On December 20, 2024, in connection with the Special Meeting, stockholders holding 64,453 public shares properly exercised their right to redeem their shares at a redemption price of approximately $11.47 per share (subject to adjustment for taxes payable from the trust account), for an aggregate redemption amount of approximately $739,195. The redemptions were paid on January 7, 2025.
On December 26, 2024, the parties to the Business Combination Agreement amended the Business Combination Agreement to extend the date by which the Business Combination Agreement can be terminated in the event the business combination has not been consummated to June 30, 2025.
On December 26, 2024, the parties to the PIPE Equity Subscription Agreement entered into an amendment to such agreement to extend the termination date of the agreement to June 30, 2025.
On December 26, 2024, the Company filed with the Secretary of State of the State of Delaware an amendment to our amended and restated certificate of incorporation to change the date by which we must consummate a business combination to March 31, 2025 (subject to an additional three-month extension at the discretion of our Board).
On December 30, 2024, $14,335 was deposited into the Trust Account representing an Extension Payment. The Extension Payment was deposited from the Company’s operating account and is due from Sponsor.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Iris Acquisition Corp (formerly known as Tribe Capital Growth Corp I)
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Iris Acquisition Corp (formerly known as Tribe Capital Growth Corp I) (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before June 9, 2024. There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to June 9, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline beyond June 9, 2024 and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor since 2020.
New York, NY
April 17, 2024

IRIS ACQUISITION CORP
BALANCE SHEETS
	December 31,
	2023	2022
Assets
Current assets
Cash(1)	$156,425	$280,640
Due from Sponsor	1,256	1,256
Franchise tax receivable	53,200	—
Prepaid expenses and other current assets	—	78,753
Total current assets	210,881	360,649
Cash and cash equivalents held in Trust Account	4,291,332	15,127,621
Total Assets	$4,502,213	$15,488,270
Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$2,326,918	$1,489,462
Due to related party	75,000	75,000
Franchise tax payable	—	447,133
Income taxes payable	379,965	539,823
Excise tax payable	103,587	—
Derivative liability	2,202	—
Promissory note – related party, net of debt discount	1,452,381	1,040,000
Promissory note – Liminatus	818,500	—
Total current liabilities	5,158,553	3,591,418
Deferred underwriting fee payable	9,660,000	9,660,000
Warrant liability	376,444	942,646
Total Liabilities	15,194,997	14,194,064
Commitments and Contingencies (Note 8)
Class A common stock subject to possible redemption, 406,609 and 1,413,104 shares at $9.96 and $10.71 redemption value at December 31, 2023 and December 31, 2022, respectively	4,049,650	15,127,621
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 280,000,000 shares authorized; 6,900,000 and 0 shares issued and outstanding (excluding 406,609 and 1,413,104 shares subject to possible redemption) at December 31, 2023 and December 31, 2022, respectively	690	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 0 and 6,900,000 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	—	690
Additional paid-in capital	140,000	140,000
Accumulated deficit	(14,883,124)	(13,974,105)
Total Stockholders’ Deficit	(14,742,434)	(13,833,415)
Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$4,502,213	$15,488,270

(1)
As of December 31, 2023, $85,084 of the $156,425 cash balance is classified as restricted cash to be used for tax payments only.

The accompanying notes are an integral part of these financial statements.

IRIS ACQUISITION CORP
STATEMENTS OF OPERATIONS
	For the years ended December 31,
	2023	2022
Formation and operating costs	$(2,586,211)	$(2,452,467)
Forgiveness of unrelated vendor payables	275,000	579,989
Loss from operations	(2,311,211)	(1,872,478)
Other income (expense):
Unrealized gain on change in fair value of warrant liabilities	566,202	9,586,864
Unrealized gain on change in fair value of derivative liability	102,226	—
Interest income on marketable securities held in Trust Account	553,641	3,074,691
Interest expense	(103,089)	—
Total other income (expense)	1,118,980	12,661,555
Income (loss) before provision for income taxes	(1,192,231)	10,789,077
Provision for income taxes	(33,987)	(539,823)
Net (loss) income	$(1,226,218)	$10,249,254
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	3,040,753	27,528,255
Basic and diluted net (loss) income per share, Class A common stock subject to possible redemption	$(0.15)	$0.30
Basic and diluted weighted average shares outstanding, Class B common stock	4,971,781	6,900,000
Basic and diluted net (loss) income per share, Class B common stock	$(0.15)	$0.30
The accompanying notes are an integral part of these financial statements.

IRIS ACQUISITION CORP
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	6,900,000	$690	$—	$(21,131,825)	$(21,131,135)
Forgiveness of payable due to an affiliate of the Sponsor	—	—	—	—	140,000	—	140,000
Remeasurement of Class A common stock to redemption amount	—	—	—	—	—	(3,091,534)	(3,091,534)
Net income	—	—	—	—	—	10,249,254	10,249,254
Balance – December 31, 2022	—	—	6,900,000	690	140,000	(13,974,105)	(13,833,415)
Remeasurement of Class A common stock to redemption amount	—	—	—	—	—	420,786	420,786
Excise tax payable attributable to redemption of common stock	—	—	—	—	—	(103,587)	(103,587)
Conversion of Class B common stock to Class A common stock	6,900,000	690	(6,900,000)	(690)	—	—	—
Net loss	—	—	—	—	—	(1,226,218)	(1,226,218)
Balance as of December 31, 2023	6,900,000	$690	—	$—	$140,000	$(14,883,124)	$(14,742,434)
The accompanying notes are an integral part of these financial statements.

IRIS ACQUISITION CORP
STATEMENTS OF CASH FLOWS
	December 31,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(1,226,218)	$10,249,254
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Unrealized gain on change in fair value of warrant liabilities	(566,202)	(9,586,864)
Unrealized gain on change in fair value of derivative liability	(102,226)	—
Accretion of debt discount on related party loan	103,089	—
Forgiveness of unrelated vendor payables	(275,000)	(579,989)
Interest income on marketable securities held in Trust Account	(553,641)	(3,074,691)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	78,753	5,685
Franchise tax receivable	(53,200)	—
Franchise taxes payable	(447,133)	247,133
Income tax payable	(159,858)	539,823
Due to related party	—	125,000
Accounts payable and accrued expenses	1,112,456	979,061
Net cash used in operating activities	(2,089,180)	(1,095,588)
Cash Flows from Investing Activities:
Proceeds from Trust Account for redemptions	10,657,185	279,091,534
Proceeds from Trust Account for tax payments	853,261	—
Advances to Trust Account	(120,516)	(15,127,621)
Net cash provided by investing activities	11,389,930	263,963,913
Cash Flows from Financing Activities:
Redemption of Class A Common Stock	(10,657,185)	(263,963,913)
Proceeds from related party loan	400,000	—
Repayment of related party loan	(400,000)	—
Proceeds from promissory note – related party	533,720	1,040,000
Repayment of promissory note – related party	(120,000)	—
Proceeds from promissory note – Liminatus	818,500	—
Net cash used in financing activities	(9,424,965)	(262,923,913)
Net Change in Cash	(124,215)	(55,588)
Cash, beginning of year	280,640	336,228
Cash, end of year	$156,425	$280,640
Supplemental disclosure of cash and non-cash operating and financing activities:
Income taxes paid	$193,845	$—
Excise tax payable	$103,587	$—
Conversion of Class B common stock to Class A common stock	$690	$—
Remeasurement of Class A common stock subject to redemption value	$420,786	$3,091,534
Derivative on promissory note – related party	104,428	—
Forgiveness of payable due to an affiliate of the Sponsor	$—	$140,000
The accompanying notes are an integral part of these financial statements.

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Iris Acquisition Corp (the “Company”) formally known as Tribe Capital Growth Corp (name of the Company changed on July 27, 2022), is a blank check company incorporated in Delaware on November 5, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
As of December 31, 2023, the Company had not commenced any operations. All activity for the period from November 5, 2020 (inception) through December 31, 2023 relates to the Company’s formation and the initial public offering described below (the “IPO”), and subsequent to the IPO identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and unrealized gains and losses and the change in fair value of its warrants.
The Company’s sponsor is Iris Acquisition Holdings LLC (formerly known as Tribe Arrow Holdings I LLC), a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s IPO was declared effective on March 4, 2021 (the “Effective Date”). On March 9, 2021, the Company consummated the IPO of 27,600,000 units (the “Units”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000, which is discussed in Note 3.
Simultaneously with the closing of the IPO, the Company consummated the sale of 5,013,333 warrants (the “Private Warrants”) to the Sponsor and Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters of the IPO, at a price of $1.50 per Private Warrant, generating gross proceeds of $7,520,000, which is discussed in Note 4. Each warrant (including the Private Warrants and the warrants included as part of the Units) entitles the holder to purchase one share of common stock at a price of $11.50 per share.
Transaction costs for the IPO amounting to $15,627,893 (consisting of $5,520,000 of underwriting discount, $9,660,000 of deferred underwriting discount, and $447,893 of other offering costs ) were recognized, of which $606,622 was (i) allocated to the public warrants and Private Warrants and (ii) included in the statements of operations, and $15,021,271 was charged directly to stockholders’ equity.
Following the closing of the IPO on March 9, 2021, $276,000,000 (approximately $10.00 per Unit) from the net proceeds of the sale of the Units in the IPO, including the proceeds from the sale of the Private Warrants, was deposited in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay franchise taxes, the proceeds from the IPO and the sale of the Private Warrants will not be released from the Trust Account until the earliest of (i) the completion of initial Business Combination, (ii) the redemption of the Company’s public shares if the Company does not complete an initial Business Combination within 39 months from the closing of the IPO, subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a stockholder vote to amend its amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company has not consummated an initial Business Combination within 39 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.
The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
stockholder meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, in its sole discretion. The stockholders will be entitled to redeem their shares for a pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of income taxes payable), divided by the number of then outstanding public shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is initially approximately $10.00 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative of the underwriters.
The shares of common stock subject to redemption are recorded at redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
The Company has extended the time to complete the initial Business Combination to June 9, 2024 as described below (the “Combination Period”). However, if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of income taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to any Founder Shares and public shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period, and (iv) vote any Founder Shares held by them and any public shares purchased during or after the IPO in favor of the initial Business Combination.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share, due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Business Combination Agreement
On November 30, 2022, Iris Acquisition Corp, Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”), Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“Liminatus Merger Sub”), and SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“SPAC Merger Sub” and together with Liminatus Merger Sub, the “Merger Subs”), entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”): (a) Liminatus Merger Sub will merge with and into Liminatus (the “Liminatus Merger”), with Liminatus surviving the Liminatus Merger as a direct wholly-owned subsidiary of ParentCo, and (b) simultaneously with the Liminatus Merger, SPAC Merger Sub will merge with and into Iris (the “SPAC Merger” and, together with the Liminatus Merger, the “Mergers”), with Iris surviving the SPAC Merger (the “SPAC Surviving Subsidiary”) as a direct wholly-owned subsidiary of ParentCo (the transactions contemplated by the foregoing clauses (a) and (b) the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”).
Liminatus is a clinical stage life sciences and pre-revenue company developing Guanylyl Cyclase C (“GCC”) chimeric antigen receptor (“CAR”)-T products and a GCC cancer vaccine, known as Ad5.F35-hGCC-PADRE (“Ad5hGCC-PADRE”), which it has licensed from Targeted Diagnostics & Therapeutics, Inc. (“TDT”). The Company is developing GCC CAR-T cell therapies to treat metastatic gastrointestinal cancers. Ad5hGCC-PADRE completed a U.S. Food and Drug Administration (“FDA”) phase I clinical trial in November 2015 and the vaccine began an FDA phase IIa clinical trial in the fourth calendar quarter of 2019.
The aggregate consideration to be paid in the Transactions to the direct or indirect owners of Liminatus will consist of 25.0 million shares of ParentCo’s common stock. The number of shares of the equity consideration was determined based on $10.00 per share value for ParentCo’s common stock.
Concurrently with the execution of the Business Combination Agreement, ParentCo and Iris have entered into an equity subscription agreement (the “PIPE Equity Subscription Agreement”) with one accredited investor (the “PIPE Investor”) pursuant to which the PIPE Investor has committed to purchase 1,500,000 shares of ParentCo Common Stock at a purchase price per share of $10.00 (the “PIPE Shares”), for an aggregate purchase price of $15,000,000 (the “PIPE Equity Investment”). The obligations to consummate the transaction contemplated by the PIPE Equity Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.
Simultaneously with the PIPE Equity Subscription Agreement, ParentCo and Iris have entered into a convertible note subscription agreement (the “Convertible Note Subscription Agreement”) with one accredited investor (the “PIPE Subscriber”) pursuant to which the PIPE Subscriber has committed to subscribe for and purchase 8% convertible notes (the “Convertible Notes”) of and from ParentCo in an aggregate principal amount of $25,000,000 (the “Convertible Notes Investment”) due three years after the Closing of the Business Combination, with an initial conversion price of $11.50 per share of ParentCo Common Stock, which is subject to future downward adjustment based upon the market price of the publicly traded ParentCo Common Stock. The obligations to consummate the transactions contemplated by the Convertible Note Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
From time to time, the Company has amended and restated the certificate of incorporation to change the date by which the Company must consummate a business combination, which is June 9, 2024. On May 13, 2024, the Iris Board, exercising the discretion granted to it by the stockholders, extended the date for us to complete our business combination from June 9, 2024, to September 9, 2024.
From time to time, the parties to the Business Combination Agreement amended the Business Combination Agreement to extend the date by which the parties thereto can terminate the Business Combination Agreement, which is July 31, 2024. Concurrently with the amendments to the Business Combination Agreement, the PIPE Equity Subscription Agreement and Convertible Note Subscription Agreement have been amended to terminate the agreements on July 31, 2024.
On December 20, 2022, stockholders holding 26,186,896 Public Shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.08 per share, for an aggregate redemption amount of $263,963,913. Following such redemptions, 1,413,104 Public Shares remained outstanding in the trust. During the year ended December 31, 2023, the redemption price was adjusted which resulted in the net payment of $298,431 of the second tranche redemption payment.
On September 7, 2023, stockholders holding 1,006,495 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.29 per share, subject to adjustment for applicable taxes, including, but not limited to, franchise tax, excise tax and income tax, for an aggregate redemption amount of $10,358,754. Following such redemptions, 406,609 Public Shares remained outstanding.
Liquidity, Capital Resources and Going Concern
The Company consummated its IPO on March 9, 2021. As of December 31, 2023, the Company had $156,425, which includes $85,084 of restricted cash to be used for tax payments only in its operating bank account, and negative working capital of approximately $4,947,672, respectively. In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (see Note 6). As of December 31, 2023 and 2022, there were no Working Capital Loans outstanding.
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, Presentation of Financial Statements — Going Concern, management has determined that the Company has and will continue to incur significant costs in pursuit of its acquisition plans which raises substantial doubt about the Company’s ability to continue as a going concern. Moreover, we may need to obtain additional financing either to complete our initial Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial Business Combination. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Accounts. In addition, following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
Management has determined that if the Company is unable to complete a Business Combination by June 9, 2024, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as the Company’s working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Business Combination Agreement provides that if the transaction is not closed by July 31, 2024, either party can terminate the Business Combination Agreement.

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
Nasdaq Notice
The Company received a written notice on December 26, 2023, from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that because it no longer meets the minimum 500,000 publicly held shares requirement for The Nasdaq Capital Market, it no longer complies with Listing Rule 5550(a)(4) (the “Rule”) of Nasdaq’s Listing Rules (the “Rules”) for continued listing. The Company submitted a compliance plan on February 9, 2024 to Nasdaq. Based on Nasdaq’s review, the Company has been granted an extension to regain compliance with the Rule till June 9, 2024.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with GAAP and pursuant to the rules and regulations of the SEC.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The Class A ordinary shares subject to possible redemption and the valuation of the Private Placement Warrants required management to exercise significant judgement in its estimates.
Cash
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31,

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
2023 and 2022. As of December 31, 2023 and 2022, the Company had operating cash (i.e. cash held outside the Trust Account) of $156,425 and $280,640, respectively. As of December 31, 2023, there were certain amounts that are restricted as they were withdrawn from the trust account for income tax payments, which totaled $85,084.
Cash and Cash Equivalents Held in the Trust Account
As of December 31, 2023, the Company had a total of $4,291,332 in the Trust Account held in an interest bearing bank deposit program. As of December 31, 2022, the Company had a total of $15,127,621 of cash held in the Trust Account.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. As of December 31, 2023 and 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
On May 1, 2023, JPMorgan Chase & Co. acquired all deposit accounts and substantially all the assets and assumed certain of the liabilities of First Republic Bank (“FRB”) following a seizure by the U.S. Federal Deposit Insurance Corporation. The Company maintained cash deposits with FRB. The Company experienced no material impact on its financial statements or day-to-day operations as a result of these developments.
Forgiveness of Unrelated Vendor Payables
The Company negotiated and certain vendors agreed to forgive outstanding payables. For the year ended December 31, 2023, the outstanding balance totaled $350,000 was settled for cash payments totaling $75,000. For the year ended December 31, 2022, the outstanding payables totaled $829,989 and was settled for cash payments totaled $250,000. As the Company was unable to provide payment in full, a compromise for a one-time lump-payment was agreed upon for each vendor. For the years ended December 31, 2023 and 2022, the Company recognized a gain for the forgiven of the outstanding payables of $275,000 and $579,989, respectively, and were recorded in the statements of operations.
Common Stock Subject to Possible Redemption
The Company accounts for its shares of common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as a component of temporary equity. At all other times, shares of common stock are classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value of $9.96 and $10.71 as of December 31, 2023 and 2022, respectively, as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.
Net Income Per Common Stock
The Company complies with accounting and disclosure requirements of ASC Topic 260, Earnings Per Share. The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of shares. The Company has not considered the effect of the warrants sold in the IPO and the Private Placement to purchase an

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
aggregate of 11,913,333 of the Company’s Class A common stocks in the calculation of diluted income per share, since their exercise is contingent upon future events. As a result, diluted net (loss) income per share of common stock is the same as basic net income per share of common stock for the periods. Accretion of the carrying value of Class A common stocks to redemption value is excluded from net income per common stock because the redemption value approximates fair value. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of common stock:
	Year Ended December 31, 2023		Year Ended December 31, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per share:
Numerator:
Net (loss) income	$(465,349)	$(760,869)	$8,195,132	$2,054,122
Denominator:
Basic and diluted	3,040,753	4,971,781	27,528,255	6,900,000
Basic and diluted net (loss) income per share	$(0.15)	$(0.15)	$0.30	$0.30
Debt Discount
The Company presents the debt discount in the balance sheets as a direct reduction from the carrying amount of debt and are amortized over the term of the related debt using the effective yield method. For the years ended December 31, 2023 and 2022, the Company accreted the debt discount for $103,089 and $0, respectively, which is included in interest expense on the accompanying statements of operations.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), approximates the carrying amounts in the balance sheets, excluding the warrants, primarily due to their short-term nature.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”). Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined that the warrants are a derivative instrument.
The Company evaluates all of its financial instruments, including notes payable, to determine if such instruments contain features that qualify as embedded derivatives.
Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. The Company has determined that the promissory note — related party included an embedded derivative for the redemption feature for the amount equal to 150% of the principal amount upon the consummation of a business combination. See Note 6.
ASC Topic 470-20, Debt with Conversion and Other Options, addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
allocate IPO proceeds from the Units between Class A common stock and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A common stock.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Income Taxes
The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no tax accruals relating to uncertain tax positions.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
The Company files income tax returns in the U.S. federal jurisdiction and is subject to federal examination by the federal taxing authorities. The Company was incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and “Derivatives and Hedging — Contracts in Entity’s Own Equity” (Subtopic 815-40): “Accounting for Convertible Instruments and Contracts in an Entity’s

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of ASU 2020-06 did not impact the Company’s financial position, results of operations or cash flows.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for Annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Risks and Uncertainties
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of aspects of the excise tax (including its application and operation with respect to SPACs) remain unclear and such interim operating rules are subject to change.
Because the application of this excise tax is not entirely clear, any redemption or other repurchase effected by us, in connection with a business combination, extension vote or otherwise, may be subject to this excise tax. Because any such excise tax would be payable by us and not by the redeeming holder, it could cause a reduction in the value of our Class A common stock, cash available with which to effectuate a business combination or cash available for distribution in a subsequent liquidation. Whether and to what extent we would be subject to the excise tax in connection with a business combination will depend on a number of factors, including (i) the structure of the business combination, (ii) the fair market value of the redemptions and repurchases in connection with the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or any other equity issuances within the same taxable year of the business combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury. Further, the application of the excise tax in respect of distributions pursuant to a liquidation of a publicly traded U.S. corporation is uncertain and has not been addressed by the Treasury in regulations, and it is possible that the proceeds held in the trust

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
account could be used to pay any excise tax owed by us in the event we are unable to complete a business combination in the required time and redeem 100% of our remaining Class A common stock in accordance with our amended and restated certificate of incorporation, in which case the amount that would otherwise be received by our public stockholders in connection with our liquidation would be reduced.
On September 7, 2023, the Company’s stockholders redeemed 1,006,495 shares of Class A shares of common stock for a total of $10,358,754. As of December 31, 2023, the Company recorded $103,587 of excise tax liability calculated as 1% of the fair market value of the shares redeemed on September 7, 2023.
NOTE 3.   INITIAL PUBLIC OFFERING
On March 9, 2021, the Company sold 27,600,000 units, which includes 3,600,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option, at a purchase price of $10.00 per Unit, generating gross proceeds of $276,000,000. Each Unit consists of one share of Class A common stock, and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The warrants will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO, March 9, 2021, and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 8).
The Company paid an underwriting fee at the closing of the IPO of $5,520,000. As of March 9, 2021, an additional fee of $9,660,000 (see Note 8) was deferred and will become payable upon the Company’s completion of an initial Business Combination. The deferred portion of the fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.
All of the 27,600,000 shares of Class A common stock sold as part of the units in the IPO contain a redemption feature which allows for the redemption of such shares of Class A common stock in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.
The Class A common stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2023 and 2022, the common stock reflected on the balance sheets are reconciled in the following table:
Class A common stock subject to possible redemption at January 1, 2022	$276,000,000
Plus: Remeasurement of carrying value to redemption value	3,091,534
Less: Shares redeemed in December 2022	(263,963,913)
Class A common stock subject to possible redemption at December 31, 2022	15,127,621
Less: Remeasurement of carrying value to redemption value	(420,786)
Less: 2023 adjustment to share price for shares redeemed in December 2022	(298,431)
Less: Shares redeemed in September 2023	(10,358,754)
Class A common stock subject to possible redemption at December 31, 2023	$4,049,650
Warrants — Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, the Company may call the warrants for redemption for cash:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”); and

•
if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company for cash, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the IPO, the Sponsor and Cantor purchased an aggregate of 5,013,333 Private Warrants at a price of $1.50 per Private Warrant, for an aggregate purchase price of $7,520,000, in a private placement. Each Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. A portion of the proceeds from the private placement was added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Warrants will expire worthless.
The Private Warrants are identical to the public warrants included as part of the Units sold in the IPO except that they will be non-redeemable and exercisable on a cashless basis for as long as the Private Warrants are held by the Sponsor or Cantor, the representative of the underwriters, or its permitted transferees. Additionally, for so long as the Private Warrants are held by Cantor or its designees or affiliates, they may not be exercised after five years from the commencement of sales of the IPO.
On November 30, 2022, the Sponsor entered into a Sponsor Forfeiture Agreement (the “Sponsor Forfeiture Agreement”) with the Company and Liminatus, pursuant to which, contingent upon Closing, the Sponsor agreed to forfeit all 4,177,778 of its Private Placement Warrants to purchase shares of the Company’s Class A common stock, exercisable at $11.50 per share (the “Forfeited Private Placement Warrants”), acquired by the Sponsor in March 2021 in connection with the Initial Public Offering. At the Closing, the Forfeited Private Placement Warrants shall be transferred from the Sponsor to the Company for cancellation in exchange for no consideration and the Company shall retire and cancel all of the Forfeited Private Placement Warrants.
NOTE 5.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES
As of December 31, 2023 and 2022, the accounts payable and accrued liabilities of the Company consisted of the following:
	December 31, 2023	December 31, 2022
Accounts payable	$1,996,912	$594,958
Accrued legal expense	45,400	826,134
Accrued expenses – other	284,606	68,370
	$2,326,918	$1,489,462

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
NOTE 6.   RELATED PARTY TRANSACTIONS
Founder Shares
In December 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B common stock, par value $0.0001 (the “Founder Shares”). In February 2021, the Company effected a stock dividend of 0.2 shares for each share of Class B common stock outstanding, resulting in the Sponsor holding an aggregate of 6,900,000 Founder Shares (up to an aggregate of 900,000 of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised). All shares and associated amounts have been retroactively restated to reflect the stock dividend. As a result of the underwriters’ election to fully exercise their over-allotment option, the 900,000 shares were no longer subject to forfeiture.
On September 20, 2023, the Sponsor converted all of its Class B common stock on a one-for-one basis into Class A common stock. The Sponsor will not have any redemption rights in connection with the Converted Shares, and the Converted Shares will be subject to the restrictions on transfer entered into by the Sponsor in connection with the IPO.
The Sponsor has agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of its stockholders having the right to exchange their Class A common stock for cash, securities or other property (the “lock-up”). Notwithstanding the foregoing, if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.
Promissory Note — Related Party
On May 27, 2022, the Sponsor agreed to loan the Company up to $300,000 for working capital purposes. These loans are non-interest bearing, unsecured and are due on demand. As of December 31, 2023 and 2022, the outstanding note is due on demand.
On October 10, 2022, the Company issued an unsecured promissory note in the aggregate principal amount up to $550,000 to Iris Acquisition Holdings LLC, the Company’s Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $550,000 payable on demand. The Note does not bear interest. In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. The proceeds of the Note will be used by the Company for working capital purposes. As of December 31, 2023 and 2022, the Company’s outstanding balance was $540,000 under this loan.
On December 20, 2022, the Company issued an unsecured promissory note in the aggregate principal amount up to $750,000 to the Company’s Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $750,000, which was due the earlier of six months or the consummation of a business combination. As of December 31, 2023, the Note is due and payable on demand. The Note does not bear interest. Upon the closing of a business combination, the Company shall pay an amount equal to 150% of the principal amount. In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. The proceeds of the Note will be used by the Company for working capital purposes. As of December 31, 2023 and 2022, the Company’s outstanding balance was $613,720 and $200,000, respectively under this loan. For the year-ended December 31, 2023, $120,515 of the total $613,720 outstanding balance was used for extension payments to the trust account, and the remaining balance was advanced for working capital purposes.

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
In accordance with ASC 815, the premium for the 150% of the principal upon a business combination was determined to be an embedded feature that is bifurcated from the notes and is recorded as derivative liability. Management used a probability weighted expected return model to estimate the fair value of the redemption features at issuance of the promissory note — related party and as of December 31, 2023. At issuance and as of December 31, 2023, the fair value of the derivative liability was $104,428 and $2,202, respectively. The Company recorded an decrease in fair value of the derivative liability of $102,226 for the year ended December 31, 2023. At issuance and as of December 31, 2023, the debt discount for derivative liability was $104,428 and $1,339, respectively with accretion of $103,089, which is included in interest expense on the accompanying statements of operations.
In March 2023, during the United States banking crisis, the Company held cash in FRB and transferred $120,000 to the Sponsor to avoid delays in receiving funds from the bank in the event of collapse. In June 2023, this amount was still held by the Sponsor and used as a repayment of the outstanding principal balance.
On March 13, 2024, the December 2022 unsecured promissory note with the Sponsor was amended and restated to remove the amount equal to 150% of the principal amount upon the closing of a business combination.
The total balance outstanding on the promissory notes — related party is $1,452,381, net of the debt discount of $1,339, and $1,040,000 at December 31, 2023 and 2022, respectively.
Related Party Loans
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required on a non-interest bearing basis (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Warrants. for the year ended December 31, 2023, the Company obtained proceeds of $400,000 from the Sponsor to use for the payment of vendors. Before these proceeds were disbursed to vendors, Management decided to repay the outstanding balance in full. As of December 31, 2023 and 2022, the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
Subsequent to the closing of the IPO, the Company began paying an affiliate of the Sponsor, Tribe Capital Markets LLC (“Tribe”) $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the years ended December 31, 2023 and 2022, $0 and $50,000 respectively, which are included in formation and operating costs on the statements of operations. As of December 31, 2023 and 2022, there is a due to related party within the balance sheets in the amount of $75,000 owed to the Sponsor to pay for consulting services on behalf of the Company.
On June 1, 2022, Tribe withdrew as a member of the Sponsor. In conjunction with its withdrawal as a member, Tribe resigned as the managing member of the Sponsor effective June 1, 2022. Members holding a majority of the membership interest in the Sponsor appointed Arrow Multi Asset Fund — Arrow SP6 as the managing member of the Sponsor effective June 1, 2022. Following the withdrawal of Tribe as a member

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
of the Sponsor, the $140,000 of administrative expense payable as of June 1, 2022 was forgiven and reclassified as a capital contribution.
On March 11, 2024, the Company entered into an administrative support agreement (the “Agreement”) with Arrow Capital Management LLC (“Arrow”). Pursuant to the Agreement, Arrow will provide certain office space, utilities and secretarial and administrative support (the “Services”) to the Company. In exchange for the Services, the Company will pay to Arrow $10,000 per month, beginning January 1, 2024, and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation.
NOTE 7.   LOAN PAYABLE — LIMINATUS
On October 4, 2023, the Company issued an unsecured promissory note in the aggregate principal amount up to $1,500,000 to Liminatus. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $1,500,000 payable following the earlier of (i) closing of the Business Combination, as defined in the Business Combination Agreement dated November 30, 2022, or (ii) thirty (30) days following the termination of the Business Combination Agreement; provided, however, in the event the Company commences liquidation proceedings, this Note shall be cancelled and all amounts due, including all principal and accrued interest, shall be forgiven. Interest on the Note compounds annually and accrues on each unpaid Advance made under this Note at the rate of 5% per annum. As of December 31, 2023, the Company’s outstanding balance was $818,500 from the advances. For the year ended December 31, 2023, the Company recorded interest expense of $8,265 within formation and operating costs on the statements of operations.
NOTE 8.   COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Warrants, which were issued in a private placement simultaneously with the closing of the IPO and the shares of Class A common stock underlying such Private Warrants and (iii) Private Warrants that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement to be signed prior to or on the Effective Date. The holders of these securities are entitled to make up to three demands, excluding Form S-3 demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid an underwriting discount of 2% (or $5,520,000) of the gross proceeds of the IPO and were entitled to a deferred underwriting discount of 3.5% (or $9,660,000) of the gross proceeds of the IPO upon the completion of the Company’s initial Business Combination.
On October 11, 2023, the Company executed a Fee Reduction Agreement with the underwriters to reduce the deferred underwriting discount of $9,660,000 to $8,000,000 in the event that the business combination with Liminatus is consummated. Pursuant to the terms of the agreement, the reduced deferred underwriting discount shall be payable by the Company to the underwriters in amount $1,000,000 in cash and $7,000,000 of the common equity securities of the public entity that survives the transaction.
NOTE 9.   STOCKHOLDERS’ DEFICIT
Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
from time to time by the Company’s board of directors. At both December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.
Class A common stock — The Company is authorized to issue 280,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2023 and 2022, there were 7,306,609 and 1,413,104 shares issued and outstanding, of which 406,609 shares are subject to possible redemption.
Class B common stock — The Company is authorized to issue 20,000,000 Class B common stock with a par value of $0.0001 per share. At both December 31, 2023 and 2022, there were 0 and 6,900,000 shares of Class B common stock outstanding.
Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as required by law. Unless specified in the Company’s amended and restated certificate of incorporation, or as required by applicable provisions of the Delaware General Corporation Law or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by its stockholders.
The Class B common stock are convertible at any time and from time to time at the option of the holder thereof and will automatically convert into Class A common stock upon the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 83% of the total number of Class A common stock outstanding after such conversion, including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding (i) any shares of Class A common stock redeemed by public stockholders in connection with the initial Business Combination and (ii) any Class A common stock or equity-linked securities exercisable for or convertible into Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
On September 20, 2023, the Sponsor converted all of its Class B common stock on a one-for-one basis into Class A common stock (such shares, the “Converted Shares”). The Sponsor will not have any redemption rights in connection with the Converted Shares, and the Converted Shares will be subject to the restrictions on transfer entered into by the Sponsor in connection with the IPO.
NOTE 10.   INCOME TAXES
The Company’s net deferred tax assets (liability) at December 31, 2023 and 2022 are as follows:
	December 31, 2023	December 31, 2022
Deferred tax asset:
Startup expenses	$1,041,535	$637,807
Accrued Interest	7,307	—
Total deferred tax asset	1,048,842	637,807
Valuation allowance	(1,048,842)	(637,807)
Deferred tax asset, net of allowance	$—	$—

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
The income tax provision for the years ended December 31, 2023 and 2022 consists of the following:
	December 31, 2023	December 31, 2022
Federal
Current	$33,987	$539,823
Deferred	(411,035)	(287,359)
State
Current	—	—
Deferred	—	—
Change in valuation allowance	411,035	287,359
Income tax provision	$33,987	$539,823
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2023 and 2022, the change in the valuation allowance was $411,035 and $287,359, respectively.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2023 and 2022 are as follows:
	December 31, 2023	December 31, 2022
Provision/(Benefit) at Statutory Rate	21.00%	21.00%
State Tax Provision/(Benefit) net of federal benefit	—%	—%
Permanent differences:
Change in fair value of Warrant Liability	9.98%	(18.66)%
Prior year adjustments	20.83%	—%
Other permanent items	(0.62)%	—%
Acquisition Facilitative Expenses	(19.54)%	—%
Change in valuation allowance	(34.50)%	2.66%
Income Tax Provision/(Benefit)	(2.85)%	5.00%
The Company files income tax returns in the U.S. federal jurisdiction and is subject to federal examination.
NOTE 11.   RECURRING FAIR VALUE MEASUREMENTS
As of December 31, 2023 and 2022, the Company’s warrant liabilities were valued at $376,444 and $942,646, respectively. Under the guidance in ASC 815-40, the warrants do not meet the criteria for equity treatment. As such, the warrants must be recorded on the balance sheets at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the warrant valuation will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.
All of the Company’s permitted investments were held in a money market fund. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
identical assets. The Company’s warrant liability for the Private Placement Warrants is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Placement Warrant liability is classified within Level 3 of the fair value hierarchy. The Company’s warrant liability for the Public Warrants is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. The fair value of the Public Warrant liability is classified within Level 1 of the fair value hierarchy.
The following table presents fair value information as of December 31, 2023 and 2022 of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2023
Assets:
Cash equivalents held in Trust Account:	$4,291,332	$4,291,332	$—	$—
Liabilities:
Public Warrants	$207,690	$207,690	$—	$—
Private Warrants	$168,754	$—	$—	$168,754
Derivative liability	$2,202	$—	$—	$2,202
December 31, 2022
Assets:
Cash held in Trust Account:	$15,127,621	$15,127,621	$—	$—
Liabilities:
Public Warrants	$524,400	$524,400	$—	$—
Private Warrants	$418,246	$—	$—	$418,246
Measurement — The Company established the initial fair value for the warrants on March 9, 2021, the date of the consummation of the IPO. On December 31, 2023 and 2022, the fair value was remeasured. In May 2021, the Public Warrants were separately traded in the open market and the valuation for the Public Warrants was based on unadjusted quoted prices at December 31, 2023 and 2022. For December 31, 2023 and 2022, the Company used a Monte Carlo simulation model to value the Private Placement Warrants.
The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at December 31, 2023 and 2022:
	December 31, 2023	December 31, 2022
Risk-free interest rate	4.91%	4.75%
Expected term (years)	0.87	0.69
Expected volatility	5.7%	11.1%
Exercise Price	11.50	11.50
The Company utilized a probability weighted expected return model for the initial valuation of the promissory note — related party bifurcated derivative. The derivatives were estimated utilizing a probability-weighted approach based on the expected outcomes of both a successful and unsuccessful business combination. The following table provides the significant inputs used in the model to measure the fair value of the bifurcated derivative upon each draw of the promissory note-related party:

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
Risk free rate	4.39% – 5.56%
Expected term (years)	0.25 – 0.52
Likelihood of completing a business combination	8.88% – 11.68%
The change in the fair value of the warrant and derivative liabilities classified as Level 3 for the year ended December 31, 2023 and 2022 is summarized as follows:
	Warrant Liabilities	Derivative liability
Fair Value at January 1, 2022	$4,594,820	$—
Change in fair value	(4,176,574)	—
Fair value at December 31, 2022	418,246	—
Issuance of derivative liability	—	104,428
Change in fair value	(249,492)	(102,226)
Fair value at December 31, 2023	$168,754	$2,202
NOTE 12.   SUBSEQUENT EVENTS
The Company has evaluated all events that occurred through the date of this filing.
On January 5, 2024, the Company obtained additional advances under the Liminatus unsecured promissory note totaling $700,000, which resulted in a total outstanding principal balance of $1,518,500.
On February 28, 2024, the Liminatus unsecured promissory note was amended and restated to increase the aggregate principal amount to up to $2,500,000, and add advances that occurred under the note.
On March 5, 2024, Iris Acquisition Corp (the “Company”) received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company has failed to comply with Nasdaq Listing Rule IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement.
Pursuant to the Notice, unless the Company timely requests a hearing before The Nasdaq Hearings Panel (the “Panel”), the Company’s securities will be subject to suspension and delisting from The Nasdaq Capital Market at the opening of business on March 14, 2024, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on Nasdaq.
The Company intends to timely request a hearing before the Panel to appeal the Notice received on March 5, 2024. A hearing request will stay the suspension of trading on the Company’s securities, and the Company’s securities will continue to trade on The Nasdaq Capital Market until the hearing process concludes and the Panel issues a written decision. The Company submitted a request for a hearing with Nasdaq to appeal the delisting determination on March 12, 2024 and have a hearing date of May 9, 2024.
There can be no assurance that the Panel will grant the Company’s request for a suspension of delisting or continued listing on The Nasdaq Capital Market.
On March 7, 2024, the Company filed with the Secretary of State of the State of Delaware an amendment to the Company’s amended and restated certificate of incorporation to change the date by which the Company must consummate a business combination to June 9, 2024.
On March 7, 2024 at a special meeting of stockholders of the Company, stockholders holding 119,572 shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.58 per share, adjusted for applicable taxes in the amount of

IRIS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
$60,000 taxes, including, but not limited to, franchise tax, excise tax and income tax. Following such redemptions, approximately $1,265,669 will be left in trust, subject to adjustment for applicable taxes, including, but not limited to, franchise tax, excise tax and income tax and 7,187,037 shares will remain outstanding.
Subsequent to December 31, 2023, the Company disbursed extension payments to the trust account totaling $45,684.
On March 9, 2024, the parties to the Business Combination Agreement, amended the Business Combination Agreement, PIPE Equity Subscription Agreement, and Convertible Note Subscription Agreement to extend the termination of these agreements to July 31, 2024.
On March 11, 2024, the Company entered into an administrative support agreement (the “Agreement”) with Arrow Capital Management LLC (“Arrow”). Pursuant to the Agreement, Arrow will provide certain office space, utilities and secretarial and administrative support (the “Services”) to the Company. In exchange for the Services, the Company will pay to Arrow $10,000 per month, beginning January 1, 2024, and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation.
On March 13, 2024, the December 2022 unsecured promissory note with the Sponsor was amended and restated to remove the amount equal to 150% of the principal amount upon the closing of a business combination.

LIMINATUS PHARMA, LLC
CONDENSED BALANCE SHEETS
(in thousands)
	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash	$47	$434
Loan receivable	3,119	819
Due from related party, current	—	126
Deferred transaction costs	1,118	840
Prepaid and other current assets	100	22
Total current assets	4,384	2,241
Non-current assets:
Due from related party, non-current	126	—
Property, plant and equipment, net	1	1
Total non-current assets	127	1
TOTAL ASSETS	$4,511	$2,242
LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$1,172	$933
Accrued interest, related parties	849	616
Due to research and development partner	1,782	242
Due to related parties	186	195
Accrued maintenance fee	360	—
Short-term debt, related parties	19,273	16,050
Total current liabilities	23,622	18,036
COMMITMENTS AND CONTINGENCIES (Note 8)
Members’ deficit:
Class A Member Units	4,547	4,547
Class B Member Units	167	167
Additional paid-in capital	4,611	4,611
Accumulated deficit	(28,436)	(25,119)
Total members’ deficit	(19,111)	(15,794)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$4,511	$2,242
The accompanying notes are an integral part of these unaudited condensed financial statements.

LIMINATUS PHARMA, LLC
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except member unit and per member unit data)
	For the nine months ended September 30,
	2024	2023
Operating expenses:
General and administrative	$478	$1,015
Research and development	2,685	3,042
Total operating expenses	3,163	4,057
Loss from operations	(3,163)	(4,057)
Other income (expense):
Interest expense, related parties	(233)	(158)
Interest income	79	2
Total other income (expense), net	(154)	(156)
Net loss	$(3,317)	$(4,213)
Net loss per Class A member unit, basic and diluted	$(0.02)	$(0.03)
Net loss per Class B member unit, basic and diluted	$(0.10)	$(0.13)
Weighted average Class A member units outstanding, basic and diluted	95,555,554	82,546,600
Weighted average Class B member units outstanding, basic and diluted	16,666,666	16,666,666
The accompanying notes are an integral part of these unaudited condensed financial statements.

LIMINATUS PHARMA, LLC
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT
(in thousands, except member unit data)

	For the nine months ended September 30, 2024
	Class A Member Units		Class B Member Units		Additional Paid-in Capital	Accumulated Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount
Balance at December 31, 2023	95,555,554	$4,547	16,666,666	$167	$4,611	$(25,119)	$(15,794)
Net loss	—	—	—	—	—	(3,317)	(3,317)
Balance at September 30, 2024 (unaudited)	95,555,554	$4,547	16,666,666	$167	$4,611	$(28,436)	$(19,111)

	For the nine months ended September 30, 2023
	Class A Member Units		Class B Members Units		Additional Paid-in Capital	Accumulated Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount
Balance at December 31, 2022	57,000,000	$4,000	16,666,666	$167	$5,158	$(20,135)	$(10,810)
Cancellation of member units related to Metavagen license termination	(40,000,000)	(239)	—	—	239	—	—
Issuance of Class A member units in exchange for CD-47 License Agreement	78,555,554	786	—	—	(786)	—	—
Net loss	—	—	—	—	—	(4,213)	(4,213)
Balance at September 30, 2023 (unaudited)	95,555,554	$4,547	16,666,666	$167	$4,611	$(24,348)	$(15,023)
The accompanying notes are an integral part of these unaudited condensed financial statements.

LIMINATUS PHARMA, LLC
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
	For the nine months ended September 30,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(3,317)	$(4,213)
Changes in operating assets and liabilities:
Advances for research and development	—	1,212
Prepaid and other current assets	(78)	(4)
Due from related party, non-current	—	(26)
Accounts payable and accrued expenses	(39)	(144)
Accrued maintenance fee	360	—
Accrued interest, related parties	233	158
Due to research and development partner	1,540	—
Due to related parties	(9)	(9)
Net cash used in operating activities	(1,310)	(3,026)
Cash Flows from Investing Activities:
Proceeds issued for loan receivable	(2,300)	(350)
Net cash used in investing activities	(2,300)	(350)
Cash Flows from Financing Activities:
Proceeds from issuance of short-term debt, related party	3,223	2,006
Repayment of short-term debt, related party	—	(3,656)
Net cash provided by (used in) financing activities	3,223	(1,650)
Net change in cash	(387)	(5,026)
Cash, beginning of the period	434	5,048
Cash, end of the period	$47	$22
Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Supplemental disclosure of non-cash financing and investing activities:
Deferred transaction costs in accounts payable	$278	$—
Cancellation of member units related to Metavagen license termination	$—	$239
Issuance of Class A member units in exchange for CD-47 License Agreement	$—	$786
The accompanying notes are an integral part of these unaudited condensed financial statements.

LIMINATUS PHARMA, LLC
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)
Note 1. Organization and Description of Business Operations
Liminatus Pharma, LLC (“Liminatus” or the “Company”) was formed by issuing member units to Consonatus, Inc. (the “Initial Member”), which is controlled by Chris Kim, the Chief Executive Officer (“CEO”) of the Company, on April 12, 2018 under the laws of Delaware. Liminatus is a pre-clinical stage, single-asset biopharmaceutical company. Liminatus is developing novel cancer therapies that exploit the body’s immune system. The Company’s clinical candidate is a humanized anti CD47 monoclonal antibody. The next generation CD47 checkpoint inhibitor’s (code name: IBA101) initial indication is expected to be patients with advanced solid cancers including non-small cell lung cancer.
The Company is subject to the uncertainty of whether the Company’s intellectual property will develop into successful commercial products.
Going Concern, Liquidity and Capital Resources
The Company has incurred operating losses since inception and expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. The Company has an accumulated deficit of $28.4 million as of September 30, 2024 and $25.1 million as of December 31, 2023, and a loss from operations of $3.2 million and a net loss of $3.3 million for the nine months ended September 30, 2024. To date, the Company has been funded by issuing Class A and Class B member units and debt financing. As of September 30, 2024, the Company has approximately $47,000 of cash.
The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months after the unaudited condensed financial statements are issued. The Company’s cash requirements include, but are not limited to, research and development costs, license fees and working capital requirements. Due to these cash requirements, the Company does not believe that it will have sufficient cash to fund operations for one year after the date that the accompanying unaudited condensed financial statements are issued.
The Company intends to raise additional cash through equity financings, debt financings or other arrangements to fund operations; however, there can be no assurance that the Company will be able to raise adequate capital under acceptable terms, if at all. The sale of additional equity may dilute existing members and newly issued member units may contain senior rights and preferences compared to currently outstanding ordinary shares. Issued debt securities may contain covenants and limit the Company’s ability to pay dividends or make other distributions to members. If the Company is unable to obtain such additional financing, future operations would need to be reevaluated.
The Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the accompanying unaudited condensed financial statements are issued.
Proposed Business Combination
On November 30, 2022, the Company entered into a business combination agreement with Iris Acquisition Corp. (“Iris”), a Cayman Islands publicly traded special purpose acquisition company, whereby all of the Company’s member units would be exchanged by Iris for 25,000,000 ordinary shares of Iris with an aggregate equity value of $250 million (the “Iris Business Combination”). On June 1, 2023, the Company entered into an amendment to extend the outside date (date at which both parties are able to terminate without penalty) to September 30, 2023. On August 14, 2023, the Company entered into a second amendment to extend the outside date to March 9, 2024. On March 9, 2024, the Company entered into a third amendment to the Business Combination Agreement extending the outside date to July 31, 2024. On July 19, 2024, the Company entered into a fourth amendment to the Business Combination Agreement extending the outside date to September 3, 2024. On August 16, 2024, the Company entered into a

LIMINATUS PHARMA, LLC
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)
fifth amendment to the Business Combination Agreement extending the outside date to December 31, 2024. On October 23, 2024, the Company entered into a sixth amendment to the Business Combination Agreement to, among other things, reduce the enterprise value associated with the Company to $175 million. The Iris Business Combination would result in gross proceeds to the Company of at least $15 million from equity subscriptions unrelated to the Business Combination if the Iris Business Combination is completed in accordance with the current terms of the agreement. On December 26, 2024, the Company entered into a sixth amendment to the Business Combination Agreement extending the outside date to June 30, 2025.
Note 2. Significant Accounting Policies
Basis of Presentation
The Company’s unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and include all adjustments necessary for the fair presentation of the Company’s financial position, operating results and cash flows for the periods presented. The unaudited condensed financial statements do not include all of the disclosures required by U.S. GAAP for annual financial statements and should be read in conjunction with the audited financial statements of the Company for the year ended December 31, 2023 (the “Annual Financial Statements”). In the opinion of the Company, the accompanying unaudited condensed financial statements contain all adjustments, consisting of only normal recurring adjustments necessary to fairly present its financial position as of September 30, 2024, its results of operations for the nine months ended September 30, 2024 and 2023, its cash flows for the nine months ended September 30, 2024 and 2023, and its changes in members’ deficit for the nine months ended September 30, 2024 and 2023. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year ending December 31, 2024 or any future period. The condensed balance sheet as of December 31, 2023 was derived from the Annual Financial Statements but does not contain all of the footnote disclosures from the Annual Financial Statements.
Use of Estimates
The preparation of unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting periods. Actual results may differ materially and adversely from these estimates.
Risks and Uncertainties
The Company is subject to risks common to early stage companies in the biotechnology industry, including, but not limited to, development by the Company or its competitors of technological innovations, risks of failure of clinical studies, dependence on key personnel, protection of proprietary technology, compliance with government regulations, and ability to transition from preclinical manufacturing to commercial production of products.
The Company’s future product candidates will require approvals from the U.S. Food and Drug Administration and comparable foreign regulatory agencies prior to commercial sales in their respective jurisdictions. There can be no assurance that any product candidates will receive the necessary approvals. If the Company is denied approval, approval is delayed or the Company is unable to maintain approval for any product candidate, it could have a material adverse impact on the Company.

LIMINATUS PHARMA, LLC
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)
Segments
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as a single operating segment.
Cash
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which regularly exceed government insured limits.
The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company does not have any cash equivalents as of September 30, 2024 and December 31, 2023.
Deferred Transaction Costs
Costs incurred in connection with preparation for the business combination are deferred on the condensed balance sheets as of September 30, 2024 and December 31, 2023.
Loan Receivable
The Company accounts for its loan receivable at amortized cost, net of expected credit losses. As of September 30, 2024 and December 31, 2023, no expected credit losses were recorded related to the loan receivable.
Fair Value of Financial Instruments
The Company’s financial assets and liabilities are accounted for in accordance with FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.
The fair value hierarchy requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:
Level 1 — Observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs other than Level 1 inputs that are either directly or indirectly observable, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the instrument’s anticipated life.
Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgement. Accordingly, the degree of judgement exercised by management in determining fair value is greatest for instruments categorized as Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

LIMINATUS PHARMA, LLC
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)
The carrying values reported in the Company’s condensed balance sheets for amounts due to research and development partner, due from related party, accounts payable and accrued expenses, short-term debt, accrued interest, related parties and due to related parties are reasonable estimates of their fair values due to the short-term nature of these items.
Research and Development Expenses
Research and development expenses consist of costs incurred by Targeted Diagnostics & Therapeutics, Inc. (“TDT”) who was performing the research and development activities for the Company in accordance with the license agreements with TDT and the annual fee paid to TDT and are recorded as research and development expenses as incurred (see Note 3).
Comprehensive Loss
Comprehensive loss is equal to net loss as presented in the condensed statements of operations for the nine months ended September 30, 2024 and 2023.
Net Loss per Member Unit
The Company calculates basic and diluted net loss per member unit in accordance with the two-class method required for participating securities. The Company has two classes of member units, which are referred to as Class A member units and Class B member units. Class B member units are allocated 51% of earnings and losses, and Class A member units are allocated 49% of earnings and losses. The two-class method requires net loss for the period to be allocated between the member units.
Basic net loss per member unit is computed by dividing net loss by the weighted-average number of member units outstanding during the period. Diluted net loss per member unit excludes the potential impact of the Company’s warrants and options because their effect would be anti-dilutive due to the Company’s net loss for the periods presented. Since the Company had a net loss in the periods presented, basic and diluted net loss per member unit is the same.
The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per member unit for each class of member units (in thousands, except member unit and per member unit information):
	For the nine months ended September 30,
	2024		2023
	Class A	Class B	Class A	Class B
Basic and diluted net loss per member unit:
Numerator:
Net loss	$(1,625)	$(1,692)	$(2,064)	$(2,149)
Denominator
Basic and diluted weighted average units outstanding	95,555,554	16,666,666	82,546,600	16,666,666
Basic and diluted net loss per member unit	$(0.02)	$(0.10)	$(0.03)	$(0.13)
Recently Issued Accounting Pronouncements
In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The standard requires entities to disclose additional categories about federal, state and foreign income taxes in the effective tax rate reconciliation as well as provide

LIMINATUS PHARMA, LLC
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)
annual income taxes paid disaggregated by federal, state and foreign taxes. The standard is effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The Company is evaluating the impact of adopting this standard on its financial statements and related disclosures.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The standard improves reportable segment disclosure requirements through enhanced disclosures about significant segment expenses and information used to assess segment performance. All disclosure requirements of the update are required for entities with a single reportable segment. The standard is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted and requires retrospective application to all prior periods presented in the unaudited condensed financial statements. The Company is evaluating the impact of adopting this standard on its financial statements and related disclosures.
Note 3. License Agreements
Metavagen License
In December 2022, the Company entered into a Subscription Agreement In Kind with Metavagen LLC (“Metavagen”) (the “Metavagen License”), owned by Chris Kim, the CEO of Liminatus, whereby the Company received the license rights initially granted from InnoBation Bio Co., Ltd., a Korean company (“InnoBation”), to Metavagen to develop, market and sell YN1203, InnoBation Bio CAR NK biomarkers, including devices, compounds and products used to detect analyte in body or tissue in exchange for 40,000,000 member units of Class A membership interest in the Company. The Metavagen License transaction is consummated as the Company has the right to use the license, but the license was not transferred. The Company and Metavagen are entities under common control, thus the license was recorded at Metavagen’s cost basis of zero. In March 2023, the Company terminated the 40,000,000 of Class A membership units and the license rights with Metavagen.
CAR-T Products License
In June 2018, the Company entered into a license and development agreement with TDT (the “CAR-T License”), whereby the Company received an exclusive license to develop and commercialize chimeric antigen receptor (“CAR”)-T products and a non-exclusive license to develop and commercialize companion diagnostics used to monitor treatment with a CAR-T product (the “CAR-T Diagnostics”). Under the CAR-T License, the Company made an upfront payment recorded as research and development expenses in the year ended December 31, 2018 and funded all of the development costs for the CAR-T products and the CAR-T Diagnostics which began with an upfront payment made during the year ended December 31, 2018 of $5.0 million, recorded as advances for research and development in the condensed balance sheets. The Company amortizes the advances to research and development expenses in the condensed statements of operations as costs are incurred by TDT, based on annual budgets approved jointly by Liminatus and TDT. The Company was also obligated to pay a $0.5 million annual maintenance fee for the license which is included in research and development expenses in the condensed statements of operations. Unpaid annual maintenance fees become short-term debt that bears interest of 1.5% per month on a compounded basis.
Prior to the completion of the Phase I and Phase II clinical trials for the CAR-T product, the Company was obligated to advance the funding for the Phase II and Phase III clinical trials, respectively, estimated at $20.0 million for each phase.
In addition to the funding for the CAR-T development, the Company was obligated to make four developmental and regulatory milestone payments for the first CAR-T product that was developed aggregating up to $15.0 million. After the first four developmental and regulatory milestone payments were

LIMINATUS PHARMA, LLC
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)
made, the Company was obligated to pay four developmental and regulatory milestones aggregating up to $7.5 million for each additional CAR-T product that was developed.
In further consideration of the license, the Company also agreed to pay a low double digit royalty rate (10% – 15%) based on annual net sales of CAR-T products or CAR-T Diagnostics on a country-by-country basis for the period from the first commercial sale of the CAR-T product or CAR-T Diagnostic until the CAR-T product or CAR-T Diagnostic’s patent expires in an individual country. Once the CAR-T product or CAR-T Diagnostic’s patent expires in an individual country, the Company agreed to pay a mid-single digit royalty rate (5% – 9%) based on annual net sales of CAR-T products and CAR-T Diagnostics on a country-by-country basis. Royalties were payable on a country-by-country basis for a period of ten years from the first commercial sale of the CAR-T product or CAR-T Diagnostic.
As of September 30, 2024 and December 31, 2023, the Company did not owe any developmental or regulatory milestone payments or royalty payments under the CAR-T License.
On August 11, 2024, the Company terminated its agreement with TDT. Please refer to the below titled Termination of CAR-T Products and Vaccine Products Licenses from TDT for further detail.
Vaccine Products License
On April 10, 2020, the Company was assigned a license and development agreement with TDT (the “Vaccine License”), whereby the Company received an exclusive license to develop and commercialize vaccine products (the “Vaccine Products”) and a non-exclusive license to develop and commercialize companion diagnostics used to monitor treatment with a Vaccine Product (the “Vaccine Diagnostics”). Under the Vaccine License, the Company was responsible for all of the development costs for the Vaccine Products after the upfront payment of $4.0 million, which was paid by Viral Gene, of which Chris Kim is also the CEO, to TDT. The Company was also obligated to pay a $0.4 million annual maintenance fee for the license which is included in research and development expenses in the condensed statements of operations. Unpaid annual maintenance fees will become short-term debt that bears interest of 1.5% per month on a compounded basis.
The Company amortizes the amounts due to research and development partner in the condensed balance sheets to research and development expenses in the condensed statements of operations as costs are incurred by TDT, based on annual budgets approved jointly by Liminatus and TDT.
In addition to the funding for the Vaccine Products development, the Company was obligated to make four developmental and regulatory milestone payments for the first Vaccine Product that was developed aggregating up to $12.0 million. After the first four developmental and regulatory milestone payments are made, the Company was obligated to pay four developmental and regulatory milestones aggregating up to $6.0 million for each additional Vaccine Product that is developed.
In further consideration of the license, the Company also agreed pay a low double digit royalty rate (10% – 15%) based on annual net sales of Vaccine Products or Vaccine Diagnostics on a country-by-country basis for the period from the first commercial sale of the Vaccine Product or Vaccine Diagnostic until the Vaccine Product or Vaccine Diagnostic’s patent expires in an individual country. Once the Vaccine Product or Vaccine Diagnostic’s patent expires in an individual country, the Company agreed to pay a mid-single digit royalty rate (5% – 9%) based on annual net sales of Vaccine Products and Vaccine Diagnostics on a country-by-country basis. Royalties were payable on a country-by-country basis for a period of ten years from the first commercial sale of the Vaccine Product or Vaccine Diagnostic.
As of December 31, 2023, the Company did not owe any developmental or regulatory milestone payments or royalty payments under the Vaccine License.

LIMINATUS PHARMA, LLC
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)
On August 11, 2024, the Company terminated its agreement with TDT. Please refer to the below titled Termination of CAR-T Products and Vaccine Products Licenses from TDT for further detail.
Termination of CAR-T Products and Vaccine Products Licenses from TDT
As of September 30, 2024 and December 31, 2023, the Company owes $1.8 million and $0.2 million, respectively, to TDT for research and development for the aggregate CAR-T Products and Vaccine Licenses, which is included in the due to research and development partner on the condensed balance sheets.
On August 11, 2024, the Company received notice from TDT, exercising its right to terminate the License and Development Agreement, dated June 10, 2018, by and between TDT and Liminatus. As of August 2024, the CAR-T License and Vaccine License have been terminated.
As of September 30, 2024, the Company and TDT are engaged in negotiations associated with the amounts due to TDT of $1.8 million on the Company’s condensed balance sheet. Due to the termination of the License and Development Agreement between the Company and TDT, the Company is not certain as to the amounts it will be required to pay to TDT, if any. As of September 30, 2024, no agreement has been reached between the parties. As such, the Company has not reversed the amounts due to TDT and will not do so until a final agreement has been executed between the two parties in accordance with ASC 450-30, Contingencies — Gain Contingencies.
CD47 License
In October 2022, the Company was assigned a license and development agreement, as amended, with InnoBation (the “CD47 License”), whereby, effective March 31, 2023, the Company received an exclusive license to develop and commercialize products for the CD47 immune checkpoint inhibitor to treat solid cancers, and companion diagnostics used to monitor treatment with CD47 products (collectively, “CD47 Products”), from Curis Biotech Holdings LLC, the parent company of Valetudo, a related party of the Company, in exchange for 78,555,554 of the Company’s Class A member units. The license was recorded at Valetudo’s costs basis of zero, and the Company recorded an $0.8 million class A membership interest with an offset to additional paid-in capital on the condensed balance sheets. The Company is obligated to pay all development costs for CD47 Products. The Company has not paid and does not owe any license fees, management fees, developmental or regulatory milestone payments or royalty payments under the CD47 License to date.
Note 4. Related Parties
Related Party Debt
Feelux Bonds
On September 15, 2018, the Company issued $10.0 million of bonds to Feelux Co., Ltd., the parent company of Car-Tcellkor, Inc. (“Car-Tcellkor”) (see below), the only holder of Class A member units (the “Feelux Bonds”). The bonds bear interest at 1% per annum, compounded annually, and were due on October 30, 2021.
In connection with the issuance of the Feelux Bonds, the Company issued 6,666,666 equity-classified warrants to purchase member units at a price of $1.50 per unit, which expired on September 30, 2023. The fair value of the warrants to purchase member units of $6.4 million was estimated using the option pricing framework on the issuance date. The Company’s assumptions included (a) its expected stock volatility of 82.0% based on the historical volatility of a publicly traded set of peer companies, (b) the contractual term of five years, (c) the risk-free interest rate of 2.9% based on the U.S. Treasury yield curve in effect at the time of grant of the award for a five-year contractual term and (d) no expected dividends.

LIMINATUS PHARMA, LLC
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)
The $10.0 million of proceeds from the Feelux Bonds were allocated to the bonds and warrants using the relative fair value method resulting in a debt discount for the relative fair value of the warrants of $4.5 million that was amortized to interest expense over the term of the Feelux Bonds using the effective interest method using an effective interest rate of 21.0%.
As of both September 30, 2024 and December 31, 2023, the Feelux Bonds have a carrying amount of $10.0 million and are included in short-term debt, related parties in the condensed balance sheets. As of September 30, 2024 and December 31, 2023, the related accrued interest of $0.6 million and $0.5 million, respectively, is included in accrued interest, related parties in the condensed balance sheets. For the nine months ended September 30, 2024 and 2023, the Company recorded approximately $79,000 and $78,000, respectively, of interest expense in the condensed statements of operations for the Feelux Bonds. The debt discount was fully amortized prior to the year ended December 31, 2021 (see Note 5).
Car-Tcellkor Loan
On May 18, 2019, the Company borrowed $0.8 million from its parent at the time of the loan, Car-Tcellkor (the “Car-Tcellkor Loan”). The Car-Tcellkor Loan does not bear interest and was due on March 18, 2020. In November 2022, the maturity date was extended to May 18, 2023. As of September 30, 2024 and December 31, 2023, the Car-Tcellkor Loan of $0.8 million is recorded in short-term debt, related parties in the condensed balance sheets (see Note 5).
Valetudo Loans
On December 1, 2022, the Company borrowed $0.7 million from Valetudo Therapeutics LLC (“Valetudo”), a related party of the Company due to having common executives, in conjunction with the repayment of $0.7 million of membership interest from a member (see Note 6) (the “Valetudo Loan”). The Valetudo Loan bears no interest and was due on June 1, 2023. In June 2023, the Company borrowed an additional $0.3 million and $0.2 million (“Valetudo June 2023 Loans”). The Valetudo June 2023 Loans bear no interest and were due in December 2023. In July 2023, the Company borrowed an additional $0.3 million (“Valetudo July 2023 Loan”). The Valetudo July 2023 Loan bears interest at 6% per annum and was due on January 9, 2024. In August 2023, the Company borrowed an additional $0.3 million and $0.2 million (“Valetudo August 2023 Loans”). The Valetudo August 2023 Loans each bear interest at 6% interest per annum and were due on January 31, 2024 and February 2, 2024, respectively. In November 2023, the Company borrowed an additional $0.2 million (“Valetudo November 2023 Loan”). The Valetudo November 2023 Loan bears interest at 6% per annum and was due on January 26, 2024. In January 2024, the Company borrowed an additional $0.6 million and $0.2 million (Valetudo January 2024 Loans”). The Valetudo January 2024 Loans each bear interest at 6% per annum and were due on February 28, 2024, which could be extended to the second anniversary upon mutual agreement of the parties, or upon failure to close the Iris Business Combination. As of September 30, 2024 and December 31, 2023, the loans from Valetudo of $2.8 million and $2.1 million are recorded in short-term debt, related parties in the condensed balance sheets, respectively (see Note 5). For the nine months ended September 30, 2024 and 2023, interest expense related to the Valetudo loans was approximately $72,000 and $39,000, respectively.
Ewon Loans
On December 12, 2022, the Company borrowed $5.0 million from Ewon Comfortech Co., Ltd. (“Ewon”), a member and related party of the Company (the “Ewon Loan”). The Ewon Loan bears interest at 2% per annum and was due on December 12, 2023, which may be extended one year upon mutual agreement of the parties, or upon failure to close the Iris Business Combination. The Ewon Loan has an option to purchase $5.0 million of preferred membership interest in the Company for repayment at the closing of the Iris Business Combination. In February 2023, the Company repaid $1.0 million of the short-term loan. In March 2023, the Company repaid an additional $2.0 million of the loan. On September 10, 2023,

LIMINATUS PHARMA, LLC
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)
the Company entered into a loan agreement to borrow $1 million from Ewon (“Ewon September 2023 Loan”). The Company received $0.2 million of the loan proceeds. Additionally, on September 10, 2023, there was a board resolution to approve the Ewon September 2023 Loan and to approve the loan amount being reduced to $0.2 million. The Ewon September 2023 Loan bears interest of 2% per annum and was due on September 9, 2024, which may be extended one year upon mutual agreement of the parties, or upon failure to close the Iris Business Combination. The Ewon September 2023 Loan has the option to purchase $0.2 million of preferred membership interest in the Company for repayment at the closing of the Iris Business Combination. On December 19, 2023, the Company and Ewon entered into an additional loan agreement and the Company borrowed $1.0 million the (“Ewon December 2023 Loan”). The loan bears no interest. As of September 30, 2024 and December 31, 2023, the balance of $3.2 million of the Ewon Loans is recorded in short-term debt, related parties in the condensed balance sheets (see Note 5). For the nine months ended September 30, 2024 and 2023, interest expense related to the Ewon Loans was approximately $33,000 and $41,000, respectively.
Prophase Loans
On September 7, 2023, the Company entered into a short-term loan agreement with Prophase Sciences LLC (“Prophase”), a related party of the Company (the “Prophase Loan”). The loan stipulates that $0.1 million would be loaned immediately, and an additional $0.2 million would be loaned within a month from the date of the loan agreement. The Prophase Loan bears no interest and is payable by the first anniversary of the month of the loan agreement. The Company repaid the $0.1 million on September 12, 2023. On December 11, 2023, the Company borrowed an additional $0.2 million from Prophase. The loan bears no interest and was due on or before December 21, 2024 or upon failure to close the Iris Business Combination. The Company repaid the $0.2 million on December 21, 2023. On February 26, 2024, the Company borrowed an additional $0.2 million from Prophase (the “Prophase February 2024 Loan”). The loan bears 6% interest per annum and was due on June 1, 2024, which may be extended to the second anniversary upon mutual agreement of the parties. On March 6, 2024, the Company borrowed an additional $0.3 million from Prophase (the “Prophase March 2024 Loan”). The loan bears 6% interest per annum and was due on June 1, 2024, which may be extended to the second anniversary upon mutual agreement of the parties. On April 1, 2024, the Company borrowed an additional $0.3 million from Prophase (the “Prophase April 2024 Loan”). The loan bears 6% interest per annum and was due on June 1, 2024, which may be extended to the second anniversary upon mutual agreement of the parties. In May 2024, the Company borrowed an additional $0.8 million from Prophase (the “Prophase May 2024 Loans”). The loans bear 6% interest per annum. Of the aggregate $0.8 million Prophase May 2024 Loans, $0.3 million was due on June 1, 2024 and $0.5 million was due on July 1, 2024, all of which may be extended to the second anniversary upon mutual agreement of the parties. In July 2024, the Company borrowed an additional $83,000 from Prophase (the “Prophase July 2024 Loans”). The loans bear 6% interest per annum. Of the aggregate $83,000 Prophase July 2024 Loans, $30,000 was due on September 14, 2024, $3,000 was due on September 24, 2024 and $50,000 was due on September 29, 2024, all of which may be extended to the second anniversary upon mutual agreement of the parties. In August 2024, the Company borrowed an additional $50,000 from Prophase (the “Prophase August 2024 Loans”). The loans bear 6% interest per annum. Of the aggregate $50,000 Prophase August 2024 Loans, $30,000 was due on October 12, 2024 and $20,000 was due on October 13, 2024, all of which may be extended to the second anniversary upon mutual agreement of the parties. As of September 30, 2024 and December 31, 2023, the balance of the Prophase Loans is $1.6 million and $0, respectively. For the nine months ended September 30, 2024 and 2023, interest expense related to the Prophase Loans was approximately $42,000 and $0, respectively.
Please refer to Note 5 for discussion related to notes which have passed their maturity dates.
Hana Loans
On August 1, 2024, the Company borrowed $0.9 million from Hana Immunotherapeutics, LLC (“Hana”), a related party of the Company due to having common executives (the “Hana Loans”). The

LIMINATUS PHARMA, LLC
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)
Hana Loans bear interest at 6% per annum and was due on September 30, 2024 and October 26, 2024, which may be extended upon mutual agreement of the parties. As of September 30, 2024 and December 31, 2023, the balance of the Hana Loans is $0.9 million and $0, respectively. For the nine months ended September 30, 2024 and 2023, interest expense related to the Hana Loans was approximately $6,000 and $0, respectively.
Please refer to Note 5 for discussion related to notes which have passed their maturity dates.
Due to Related Party
As of September 30, 2024 and December 31, 2023, the Company has $0.2 million due to the CEO of the Company for compensation under his employment agreement for both years.
Viral Gene
As of September 30, 2024 and December 31, 2023, the Company has $0.1 million due from Viral Gene included in due from related party in the condensed balance sheets for a short-term loan to Viral Gene and expense paid on behalf of Viral Gene. The Company’s CEO is also the CEO of Viral Gene. The loan does not bear any interest.
Note 5. Debt
The Company has the following debt outstanding as of September 30, 2024 and December 31, 2023 (in thousands):
		September 30, 2024	December 31, 2023
Feelux Bonds	Short-term debt, net, related parties	$10,000	$10,000
Car-Tcellkor Loan	Short-term debt, net, related parties	800	800
Ewon Loan	Short-term debt, net, related parties	2,000	2,000
Valetudo Loan	Short-term debt, net, related parties	700	700
Valetudo June 2023 Loans	Short-term debt, net, related parties	500	500
Valetudo July 2023 Loan	Short-term debt, net, related parties	250	250
Valetudo August 2023 Loans	Short-term debt, net, related parties	400	400
Ewon September 2023 Loan	Short-term debt, net, related parties	200	200
Valetudo November 2023 Loan	Short-term debt, net, related parties	200	200
Ewon December 2023 Loan	Short-term debt, net, related parties	1,000	1,000
Valetudo January 2024 Loans	Short-term debt, net, related parties	750	—
Prophase February 2024 Loan	Short-term debt, net, related parties	200	—
Prophase March 2024 Loan	Short-term debt, net, related parties	250	—
Prophase April 2024 Loan	Short-term debt, net, related parties	250	—
Prophase May 2024 Loans	Short-term debt, net, related parties	790	—
Prophase July 2024 Loans	Short-term debt, net, related parties	83	—
Prophase August 2024 Loans	Short-term debt, net, related parties	50	—
Hana Loans	Short-term debt, net, related parties	850	—
Short-term debt, related parties		$19,273	$16,050

LIMINATUS PHARMA, LLC
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)
As of September 30, 2024 and December 31, 2023, the Company’s outstanding debt agreements are all classified as current as all are past due with the exception of the Ewon December 2023 Loan, Prophase August 2024 Loans and approximately $0.6 million of the Hana Loans, which are due within one year. All of the loans are with related parties (see Note 4).
As the Company’s loans are with related parties, the Company and its related parties have mutually agreed to defer repayment of the past due loans until the completion of the Company’s business combination with Iris.
Note 6. Members’ Deficit
On May 20, 2018, the Company issued 10,000,000 Class A member units for $0.1 million to its Initial Member. On June 11, 2018, in connection with the Initial Member unit issuance, the Company granted equity-classified options to purchase 16,666,666 member units for $0.01 per unit to the Initial Member, which were exercised in April 2021 for $0.2 million in a non-cash transaction using the amounts in due to related parties.
In May 2022, the Company issued 8,400,000 new Class A member units for $4.2 million, or $0.50 per unit. In December 2022, in conjunction with the Valetudo Loans (see Note 4), the Company repurchased 1,400,000 of the Class A member units for $0.7 million, or $0.50 per unit.
In December 2022, the Company received license rights from Metavagen in exchange for 40,000,000 Class A membership units in the Company. The Metavagen License transaction was consummated as the Company has the right to use the license. In March 2023, the Company terminated the 40,000,000 of Class A membership units and the license rights with Metavagen.
In March 2023, the Company exchanged 78,555,554 of the Company’s Class A member units pursuant to a license and development agreement with Valetudo, a related party under common control of the Company.
Member Units Rights
In May 2021, the Company revised its operating agreement to establish the rights of Class A and Class B member units. Prior to May 2021, the Company had one member, holding Class A member units, and no Class B member units.
Revenue and Expense Sharing
The Class B member units are allocated 51% of the annual revenue and expenses. The remaining 49% of the annual revenues and expenses will be allocated on a pro rata basis to the remaining members.
Voting
The Class B member units are allocated 51% of the votes which shall be cast as determined by the majority of the Class B member units. The remaining 49% of the votes will be allocated on a pro rata basis to the remaining member units.
Liquidation
Upon sale, merger or dissolution, the Class B member units are allocated 51% of the annual revenue and expenses. The remaining 49% of the annual revenues and expenses will be allocated on a pro rata basis to the remaining members.

LIMINATUS PHARMA, LLC
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)
Note 7. Loan Receivable
On October 4, 2023, the Company entered into an unsecured promissory note to lend up to an aggregate principal amount up to $1.5 million to Iris (the “Note”). The Note is payable following the earlier of (i) closing of the Business Combination, as defined in the Business Combination Agreement dated November 30, 2022, or (ii) thirty (30) days following the termination of the Business Combination Agreement; provided, however, in the event Iris commences liquidation proceedings, this Note shall be cancelled and all amounts due, including all principal and accrued interest, shall be forgiven. Interest on the Note compounds annually and accrues on each unpaid advance made under the Note at a rate of 5% per annum. On February 28, 2024, the Company amended the Note (the “Amended Note”), increasing the aggregate principal amount up to $2.5 million. On August 2, 2024, the Amended Note was further amended to increase the aggregate principal amount up to $3.5 million. As of September 30, 2024 and December 31, 2023, the outstanding balance of the Amended Note was $3.1 million and $0.8 million, respectively. For the nine months ended September 30, 2024, the Company recorded interest income of $79,000 related to the Note.
Note 8. Commitments and Contingencies
The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.
See Note 7 for discussion on funding commitments on the Note.
Note 9. Subsequent Events
The Company has completed an evaluation of all subsequent events through January 8, 2024, the date the unaudited condensed financial statements were issued, to ensure that these unaudited condensed financial statements include appropriate disclosure of events both recognized in the unaudited condensed financial statements and events which occurred but were not recognized in the unaudited condensed financial statements.
On October 23, 2024, the Company entered into a sixth amendment to the Business Combination Agreement to, among other things, reduce the enterprise value associated with the Company to $175 million.
On November 1, 2024, the Company borrowed $0.4 million from Amantes LLC (“Amantes”), a related party of the Company due to having common executives, pursuant to a Loan Agreement between the Company and Amantes (the “Amantes Loan”). The Amantes Loan bears interest at 6% per annum and is due on January 1, 2025. The Company and Amantes have mutually agreed to defer repayment of this loan until the completion of the Company’s business combination with Iris.
On November 27, 2024, the Amended Note was further amended to increase the aggregate principal amount up to $5.0 million.
On November 27, 2024, the Company borrowed an additional $0.3 million from Amantes (the “Additional Amantes Loan”). The Additional Amantes Loan bears interest at 6% per annum and is due on January 1, 2025, which may be extended upon mutual agreement of the parties. The Company and Amantes have mutually agreed to defer repayment of this loan until the completion of the Company’s business combination with Iris.
On November 1, 2024, December 2, 2024, and January 7, 2025, the Company funded additional advances under the Amended Note, as discussed in Note 7 to these unaudited condensed financial statements, of $0.8 million.

LIMINATUS PHARMA, LLC
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)
On December 26, 2024, the Company entered into a seventh amendment to the Business Combination Agreement extending the outside date to June 30, 2025.
On December 26, 2024, Iris, Iris Parent Holding Corp. and the Company entered into a sixth amendment to the equity subscription agreement with Ewon extending the deadline for which the subscriber can terminate the agreement to June 30, 2025.
On January 2, 2025, the Company borrowed $0.3 million from Amantes, a related party of the Company due to having common executives, pursuant to a Loan Agreement between the Company and Amantes (the “2025 Amantes Loan”). The Amantes Loan bears interest at 6% per annum and is due on March 1, 2025, which may be extended upon mutual agreement of the parties.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors, Stockholders, and Members of Liminatus Pharma, LLC:
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Liminatus Pharma, LLC (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in members’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
The Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has had recurring losses and negative operating cash flows since inception, an accumulated deficit as of December 31, 2023, and insufficient cash and cash equivalents as of December 31, 2023, to fund operations for twelve months from the date of this report. All of these matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2022.
Whippany, New Jersey
May 13, 2024

LIMINATUS PHARMA, LLC
BALANCE SHEETS
(in thousands)
	December 31,
	2023	2022
ASSETS
Current assets:
Cash	$434	$5,048
Loan receivable	819	—
Advances for research and development	—	1,684
Due from related party	126	100
Deferred transaction costs	840	—
Prepaid and other current assets	22	10
Total current assets	2,241	6,842
Non-current assets:
Property, plant and equipment, net	1	1
Total non-current assets	1	1
TOTAL ASSETS	$2,242	$6,843
LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$933	$508
Accrued interest, related parties	616	441
Due to research and development partner	242	—
Due to related parties	195	204
Short-term debt, related parties	16,050	16,500
Total liabilities	18,036	17,653
COMMITMENTS AND CONTINGENCIES (Note 8)
Members’ deficit:
Class A Member Units	4,547	4,000
Class B Member Units	167	167
Additional paid-in capital	4,611	5,158
Accumulated deficit	(25,119)	(20,135)
Total members’ deficit	(15,794)	(10,810)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$2,242	$6,843
The accompanying notes are an integral part of these financial statements.

LIMINATUS PHARMA, LLC
STATEMENTS OF OPERATIONS
(in thousands, except member unit and per member unit data)
	Year ended December 31,
	2023	2022
Operating expenses:
General and administrative	$1,062	$856
Research and development	3,757	1,853
Total operating expenses	4,819	2,709
Loss from operations	(4,819)	(2,709)
Other income (expense)
Interest expense, related parties	(175)	(219)
Interest income	10	—
Total other income (expense)	(165)	(219)
Net loss	$(4,984)	$(2,928)
Net loss per Class A member unit, basic and diluted	$(0.03)	$(0.08)
Net loss per Class B member unit, basic and diluted	$(0.15)	$(0.09)
Weighted average Class A member units outstanding, basic and diluted	85,825,570	18,889,863
Weighted average Class B member units outstanding, basic and diluted	16,666,666	16,666,666
The accompanying notes are an integral part of these financial statements.

LIMINATUS PHARMA, LLC
STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT
(in thousands, except member unit data)
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022
	Class A Member Units		Class B Member Units		Additional Paid-in Capital	Accumulated Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount
Balance at December 31, 2021	10,000,000	$100	16,666,666	$167	$5,558	$(17,207)	$(11,382)
Issuance of Class A member units for cash	8,400,000	4,200	—	—	—	—	4,200
Repurchase of Class A member units	(1,400,000)	(700)	—	—	—	—	(700)
Issuance of Class A member units in exchange for Metavagen License Agreement	40,000,000	400	—	—	(400)	—	—
Net loss	—	—	—	—	—	(2,928)	(2,928)
Balance at December 31, 2022	57,000,000	4,000	16,666,666	167	$5,158	(20,135)	(10,810)
Cancellation of member units related to Metavagen license termination	(40,000,000)	(239)	—	—	239	—	—
Issuance of Class A member units in exchange for CD-47 License Agreement	78,555,554	786	—	—	(786)	—	—
Net loss	—	—	—	—	—	(4,984)	(4,984)
Balance at December 31, 2023	95,555,554	$4,547	16,666,666	$167	$4,611	$(25,119)	$(15,794)
The accompanying notes are an integral part of these financial statements.

LIMINATUS PHARMA, LLC
STATEMENTS OF CASH FLOWS
(in thousands)
	Year ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(4,984)	$(2,928)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash Research and development expense	—	900
Changes in operating assets and liabilities:
Advances for research and development	1,684	953
Due from related party	(26)	(46)
Deferred transaction costs	(840)	—
Prepaid and other current assets	(12)	(10)
Accounts payable and accrued expenses	425	89
Accrued interest, related party	175	109
Due to research and development partner	242	—
Due to related parties	(9)	64
Net cash used in operating activities	(3,345)	(869)
Cash Flows from Investing Activities:
Payment for loans issued	(819)	—
Net cash used in investing activities	(819)	—
Cash Flows from Financing Activities:
Proceeds from issuance of short-term debt, related party	3,406	7,142
Repayment of short-term debt, related party	(3,856)	(1,442)
Issuance of membership interest	—	4,200
Repayment of loan from TDT	—	(3,283)
Proceeds from issuance of short-term debt	—	2,300
Repayment of short-term debt	—	(2,300)
Repurchase of Class A member units	—	(700)
Net cash provided by (used in) financing activities	(450)	5,917
Net change in cash	(4,614)	5,048
Cash, beginning of the year	5,048	—
Cash, end of the year	$434	$5,048
Supplemental disclosure of cash flow information
Cash paid for interest	$—	$503
Cash paid for income taxes	$—	$—
Supplemental disclosure of non-cash financing and investing activities:
Cancellation of member units related to Metavagen license termination	$239
Issuance of Class A member units in exchange for CD-47 License Agreement	$786	$—
Issuance of Class A member units in exchange for Metavagen License Agreement		$400
The accompanying notes are an integral part of these financial statements.

LIMINATUS PHARMA, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022
Note 1. Organization and Description of Business Operations
Liminatus Pharma, LLC (“Liminatus” or the “Company”) was formed by issuing member units to Consonatus, Inc. (the “Initial Member”), which is controlled by Chris Kim, the Chief Executive Officer (“CEO”) of the Company, on April 12, 2018 under the laws of Delaware. Liminatus is a clinical stage life sciences and pre-revenue company developing Guanylyl Cyclase C (“GCC”) chimeric antigen receptor (“CAR”)-T products and a GCC cancer vaccine, known as Ad5.F35-hGCC-PADRE (“Ad5hGCC-PADRE”), which it has licensed from Targeted Diagnostics & Therapeutics, Inc. (“TDT”). The Company is developing GCC CAR-T cell therapies to treat metastatic gastrointestinal cancers. Ad5hGCC-PADRE completed a U.S. Food and Drug Administration (“FDA”) phase I clinical trial in November 2015, and the vaccine began an FDA phase II clinical trial in the fourth calendar quarter of 2019.
The Company is subject to the uncertainty of whether the Company’s intellectual property will develop into successful commercial products.
Going Concern, Liquidity and Capital Resources
The Company has incurred operating losses since inception and expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. The Company has an accumulated deficit of $25.1 million and $20.1 million as of December 31, 2023 and 2022, respectively, and a loss from operations of $5.0 million for the year ended December 31, 2023. To date, the Company has been funded by issuing Class A and Class B member units and debt financings. As of December 31, 2023, the Company has approximately $0.4 million of cash.
The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months after the financial statements are issued. The Company’s cash requirements include, but are not limited to, research and development costs, license fees and working capital requirements. The Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the accompanying financial statements are issued.
The Company intends to raise additional capital through equity financings, debt financings or other arrangements to fund operations; however, there can be no assurance that the Company will be able to raise adequate capital under acceptable terms, if at all. The sale of additional equity may dilute existing members and newly issued member units may contain senior rights and preferences compared to currently outstanding ordinary shares. Issued debt securities may contain covenants and limit the Company’s ability to pay dividends or make other distributions to members. If the Company is unable to obtain such additional financing, future operations would need to be reevaluated.
Proposed Business Combination
On November 30, 2022, the Company entered into a business combination agreement with Iris Acquisition Corp (“Iris”), a Cayman Islands publicly traded, special purpose acquisition company, whereby all of the Company’s member units would be exchanged by Iris for 25,000,000 ordinary shares of Iris with an aggregate equity value of $250 million (the “Iris Business Combination”). On June 1, 2023, the Company entered into an amendment to extend the outside date (date at which both parties are able to terminate without penalty) to September 11, 2023. On August 14, 2023, the Company entered into a second amendment to extend the outside date to March 9, 2024. On March 9, 2024, the Company entered into a third amendment to the Business Combination Agreement extending the outside date to July 31, 2024. The Iris Business Combination would result in gross proceeds to the Company of at least $15 million from equity subscriptions and $25 million from the issuance of convertible notes and dilution of existing members if the Iris Business Combination is completed in accordance with the current terms of the agreement.

LIMINATUS PHARMA, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022
Note 2. Significant Accounting Policies
Basis of Presentation
The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results may differ materially and adversely from these estimates.
Risks and Uncertainties
The Company is subject to risks common to early-stage companies in the biotechnology industry, including, but not limited to, development by the Company or its competitors of technological innovations, risks of failure of clinical studies, dependence on key personnel, protection of proprietary technology, compliance with government regulations, and ability to transition from preclinical manufacturing to commercial production of products.
The Company’s future product candidates will require approvals from the FDA and comparable foreign regulatory agencies prior to commercial sales in their respective jurisdictions. There can be no assurance that any product candidates will receive the necessary approvals. If the Company is denied approval, approval is delayed or the Company is unable to maintain approval for any product candidate, it could have a material adverse impact on the Company.
Segments
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as a single operating segment.
Cash
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which regularly exceed government insured limits.
The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company does not have any cash equivalents as of December 31, 2023 and 2022.
Deferred Transaction Costs
Costs incurred in connection with preparation for the business combination are deferred on the balance sheet as of December 31, 2023.
Fair Value of Financial Instruments
The Company’s financial assets and liabilities are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, which defines fair value as the exchange price that would be received for an

LIMINATUS PHARMA, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022
asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:
Level 1 — Observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs other than Level 1 inputs that are either directly or indirectly observable, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the instrument’s anticipated life.
Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair values requires more judgement. Accordingly, the degree of judgement exercised by management in determining fair value is greatest for instruments categorized as Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
The carrying values reported in the Company’s balance sheets for advances for research and development, due from related party, accounts payable and accrued expenses, accrued interest, related party and due to related party are reasonable estimates of their fair values due to the short-term nature of these items.
Research and Development Expenses
Research and development expenses consist of costs incurred by TDT who is performing the research and development activities for the Company in accordance with the license agreements with TDT and the annual fee paid to TDT and are recorded as research and development expenses as incurred (see Note 3).
Income Taxes
The Company is taxed as a partnership for United States income tax purposes for the years ended December 31, 2023 and 2022, thus the income or loss of the Company flows to the members. As a partnership for income tax purposes, the Company is not subject to tax and any tax liability is the responsibility of the members of the Company. Prior to April 2021, the Company’s only member was a corporation, thus the Company was a wholly owned subsidiary of the corporation and considered a disregarded entity for United States tax purposes. Accordingly, no provision for federal and state income taxes is included in the financial statements for the years ended December 31, 2023 and 2022.
Comprehensive Loss
Comprehensive loss is equal to net loss as presented in the statements of operations for the years ended December 31, 2023 and 2022.
Net Loss per Member Unit
The Company calculates basic and diluted net loss per member unit in accordance with the two-class method required for participating securities. The Company has two classes of member units, which are referred to as Class A member units and Class B member units. Class B member units are allocated 51% of earnings and losses, and Class A member units are allocated 49% of earnings and losses. The two-class method requires net loss for the period to be allocated between the member units.

LIMINATUS PHARMA, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022
Basic net loss per member unit is computed by dividing net loss by the weighted-average number of member units outstanding during the period. Diluted net loss per member unit excludes the potential impact of the Company’s warrants and options because their effect would be anti-dilutive due to the Company’s net loss for the years presented. Since the Company had a net loss in the years presented, basic and diluted net loss per member unit is the same.
The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per member unit for each class of member units (in thousands, except member unit and per member unit information):
	For the year ended December 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net loss per member unit:
Numerator:
Net loss	$(2,442)	$(2,542)	$(1,435)	$(1,493)
Denominator
Basic and diluted weighted average units outstanding	85,825,570	16,666,666	18,889,863	16,666,666
Basic and diluted net loss per member unit	$(0.03)	$(0.15)	$(0.08)	$(0.09)
Recently Adopted Accounting Pronouncements
In September 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses, which was subsequently amended by ASU No. 2018-19, ASU No. 2019-04, ASU No. 2019-05, ASU 2019-10, ASU No. 2019-11, ASU No. 2020-03, and ASU No. 2022-02. These ASUs have provided for various minor technical corrections and improvements to the codification as well as other transition matters. The standard requires the measurement of expected credit losses for financial instruments carried at amortized cost held at the reporting date based on historical experience, current conditions and reasonable forecasts. The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The Company adopted this standard on January 1, 2023, with no impact on its financial statements and related disclosures.
Recently Issued Accounting Pronouncements
In December 2023, the FASB issued Accounting Standards Update 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The standard requires entities to disclose additional categories about federal, state and foreign income taxes in the effective tax rate reconciliation as well as provide annual income taxes paid disaggregated by federal, state and foreign taxes. The standard is effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The Company is evaluating the impact of adopting this standard on its financial statements and related disclosures.
In November 2023, the FASB issued Accounting Standards Update 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The standard improves reportable segment disclosure requirements through enhanced disclosures about significant segment expenses and information used to assess segment performance. All disclosure requirements of the update are required for entities with a

LIMINATUS PHARMA, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022
single reportable segment. The standard is effective for annual periods beginning after December 15, 2023, and interim periods beginning thereafter. Early adoption is permitted and requires retrospective application to all prior periods presented in the financial statements. The Company is evaluating the impact of adopting this standard on its financial statements and related disclosures.
Note 3. License Agreements
Metavagen License
In December 2022, the Company entered into a Subscription Agreement In Kind with Metavagen LLC, owned by Chris Kim, the CEO of Liminatus (“Metavagen”) (the “Metavagen License”), whereby the Company received the license rights initially granted from InnoBation Bio Co., Ltd., a Korean Company (“InnoBation”), to Metavagen to develop, market and sell YN1203, InnoBation Bio CAR NK biomarkers, including devices, compounds and products used to detect analyte in body or tissue in exchange for 40,000,000 member units of Class A membership interest in the Company. The Metavagen License transaction is consummated as the Company has the right to use the license, but the license was not transferred. The Company and Metavagen are entities under common control, thus the license was recorded at Metavagen’s cost basis of zero. In March 2023, the Company terminated the 40,000,000 of Class A membership units and the license rights with Metavagen.
CAR-T Products License
In June 2018, the Company entered into a license and development agreement with TDT (the “CAR-T License”), whereby the Company received an exclusive license to develop and commercialize CAR-T products and a non-exclusive license to develop and commercialize companion diagnostics used to monitor treatment with a CAR-T product (the “CAR-T Diagnostics”). Under the CAR-T License, the Company made an upfront payment recorded as research and development expenses in the year ended December 31, 2018 and funds all of the development costs for the CAR-T products and the CAR-T Diagnostics which began with an upfront payment made during the year ended December 31, 2018 of $5.0 million, recorded as advances for research and development in the balance sheet. The Company amortizes the advances to research and development expenses in the statements of operations as costs are incurred by TDT, based on annual budgets approved jointly by Liminatus and TDT. The Company is also obligated to pay a $0.5 million annual maintenance fee for the license which is included in research and development expenses in the statements of operations. Unpaid annual maintenance fees become short-term debt that bears interest of 1.5% per month on a compounded basis.
Prior to the completion of the Phase I and Phase II clinical trials for the CAR-T product, the Company is obligated to advance the funding for the Phase II and Phase III clinical trials, respectively, estimated at $20.0 million for each phase. As of December 31, 2023, the timing of the completion of the Phase I and Phase II clinical trials for the CAR-T products is unknown. The funding will come from the Iris Business Combination as well as additional sources as needed.
In addition to the funding for the CAR-T development, the Company is obligated to make four developmental and regulatory milestone payments for the first CAR-T product that is developed aggregating up to $15.0 million. After the first four developmental and regulatory milestone payments are made, the Company is obligated to pay four developmental and regulatory milestones aggregating up to $7.5 million for each additional CAR-T product that is developed.
In further consideration of the license, the Company will also pay a low double digit royalty rate based on annual net sales of CAR-T products or CAR-T Diagnostics on a country-by-country basis for the period from the first commercial sale of the CAR-T product or CAR-T Diagnostic until the CAR-T product or CAR-T Diagnostic’s patent expires in an individual country. Once the CAR-T product or CAR-T Diagnostic’s patent expires in an individual country, the Company will pay a mid-single digit royalty rate based on

LIMINATUS PHARMA, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022
annual net sales of CAR-T products and CAR-T Diagnostics on a country-by-country basis. Royalties are payable on a country-by-country basis for a period of ten years from the first commercial sale of the CAR-T product or CAR-T Diagnostic.
As of December 31, 2023 and 2022, the Company does not owe any developmental or regulatory milestone payments or royalty payments under the CAR-T License.
Vaccine Products License
On April 10, 2020, the Company was assigned a license and development agreement with TDT (the “Vaccine License”), whereby the Company received an exclusive license to develop and commercialize vaccine products and a non-exclusive license to develop and commercialize companion diagnostics used to monitor treatment with a Vaccine product (the “Vaccine Diagnostics”). Under the Vaccine License, the Company is responsible for all of the development costs for the Vaccine products after the upfront payment of $4.0 million, which was paid by Viral Gene, of which Chris Kim is also the CEO, to TDT. The Company is also obligated to pay a $0.4 million annual maintenance fee for the license which is included in research and development expenses in the statements of operations. Unpaid annual maintenance fees will become short-term debt that bears interest of 1.5% per month on a compounded basis.
The Company amortizes the advances for research and development in the balance sheets to research and development expenses in the statements of operations as costs are incurred by TDT, based on annual budgets approved jointly by Liminatus and TDT.
In addition to the funding for the Vaccine products development, the Company is obligated to make four developmental and regulatory milestone payments for the first Vaccine product that is developed aggregating up to $12.0 million. After the first four developmental and regulatory milestone payments are made, the Company is obligated to pay four developmental and regulatory milestones aggregating up to $6.0 million for each additional Vaccine product that is developed.
In further consideration of the license, the Company will also pay a low double digit royalty rate (10% – 15%) based on annual net sales of Vaccine products or Vaccine Diagnostics on a country-by-country basis for the period from the first commercial sale of the Vaccine product or Vaccine Diagnostic until the Vaccine product or Vaccine Diagnostic’s patent expires in an individual country. Once the Vaccine product or Vaccine Diagnostic’s patent expires in an individual country, the Company will pay a mid-single digit royalty rate (5% – 9%) based on annual net sales of Vaccine products and Vaccine Diagnostics on a country-by-country basis. Royalties are payable on a country-by-country basis for a period of ten years from the first commercial sale of the Vaccine product or Vaccine Diagnostic.
As of December 31, 2023 and 2022, the Company does not owe any developmental or regulatory milestone payments or royalty payments under the Vaccine License.
CAR-T Products and Vaccine Products Licenses from TDT
As of December 31, 2023, the Company owed $0.2 million to TDT for research and development for the aggregate CAR-T Products and Vaccine Licenses, which was included in the due to research and development partner amounts on the balance sheets. As of December 31, 2022, advances for research and development for the aggregate CAR-T Products and Vaccine Licenses were $1.7 million and were included in advances for research and development in the balance sheets. During 2022, the Company incurred additional short-term debt to TDT of $0.9 million for unpaid annual fees. In May 2022, the Company repaid all outstanding debt and related interest of $3.7 million, comprised of short-term debt of $3.3 million and related accrued interest of $0.4 million, to TDT.
CD-47 License
In October 2022, the Company was assigned a license and development agreement, as amended, with InnoBation (the “CD 47 License”), whereby, effective March 31, 2023, the Company received an exclusive

LIMINATUS PHARMA, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022
license to develop and commercialize products for the CD 47 immune checkpoint inhibitor to treat solid cancers, and companion diagnostics used to monitor treatment with CD 47 products (collectively, “CD 47 Products”), from Curis Biotech Holdings LLC, the parent company of Valetudo, a related party of the Company, in exchange for 78,555,554 of the Company’s Class A member units. The license was recorded at Valetudo’s costs basis of zero, and the Company recorded $0.8 million class A membership interest with an offset to additional paid-in capital on the balance sheet. The Company is obligated to pay all development costs for CD 47 Products. The Company has not paid and does not owe any license fees, management fees, developmental or regulatory milestone payments or royalty payments under the CD 47 License to date.
Note 4. Related Parties
Related Party Debt
Feelux Bonds
On September 15, 2018, the Company issued $10.0 million bonds to Feelux Co., Ltd., the parent company of Car-Tcellkor, Inc. (“Car-Tcellkor), the only holder of Class A member units (the “Feelux Bonds”). The bonds bear interest at 1% per annum, compounded annually, and were due on October 30, 2021.
In connection with the issuance of the Feelux Bonds, the Company issued 6,666,666 equity-classified warrants to purchase member units at a price of $1.50 per unit, which expired on June 30, 2023. The fair value of the warrants to purchase member units of $6.4 million was estimated using the option pricing framework on the issuance date. The Company’s assumptions included (a) its expected stock volatility of 82.0% based on the historical volatility of a publicly traded set of peer companies, (b) the contractual term of five years, (c) the risk-free interest rate of 2.9% based on the U.S. Treasury yield curve in effect at the time of grant of the award for a five-year contractual term and (d) no expected dividends.
The $10.0 million of proceeds from the Feelux Bonds were allocated to the bonds and warrants using the relative fair value method resulting in a debt discount for the relative fair value of the warrants of $4.5 million that was amortized to interest expense over the term of the Feelux Bonds using the effective interest method using an effective interest rate of 21.0%.
As of both December 31, 2023 and 2022, the Feelux Bonds have a carrying amount of $10.0 million and are included in short-term debt, related parties in the balance sheets and related accrued interest of $0.5 million and $0.4 million, respectively, and is included in accrued interest, related parties in the balance sheets. For the years ended December 31, 2023 and 2022, the Company recorded $0.1 million in both years in interest expense in the statements of operations for the Feelux Bonds. The debt discount was fully amortized prior to the year ended December 31, 2021 (see Note 5).
Car-Tcellkor Loan
On May 18, 2019, the Company borrowed $0.8 million from its parent at the time of the loan, Car-Tcellkor (the “Car-Tcellkor Loan”). The Car-Tcellkor Loan does not bear interest and was due on March 18, 2020. In November 2022, the maturity date was extended to May 18, 2023. As of December 31, 2023 and 2022, the Car-Tcellkor Loan of $0.8 million in each year is recorded in short-term debt, related parties in the balance sheets (see Note 5).
Valetudo Loans
On December 1, 2022, the Company borrowed $0.7 million from Valetudo Therapeutics LLC (“Valetudo”), a related party of the Company, in conjunction with the repayment of $0.7 million of membership interest from a member (see Note 6) (the “Valetudo Loan”). The Valetudo Loan bears no interest and was due on June 1, 2023. In June 2023, the Company borrowed an additional $0.3 million and

LIMINATUS PHARMA, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022
$0.2 million (“Valetudo June 2023 Loans”). The Valetudo June 2023 Loans bear no interest and were due in December 2023. In July 2023, the Company borrowed an additional $0.3 million (“Valetudo July 2023 Loan”). The Valetudo July 2023 Loan bears interest at 6% per annum and was due on January 9, 2024. In August 2023, the Company borrowed an additional $0.3 million and $0.2 million (“Valetudo August 2023 Loans”). The Valetudo August 2023 Loans each bear interest at 6% interest per annum and were due on January 31, 2024 and February 2, 2024, respectively. In November 2023, the Company borrowed an additional $0.2 million (“Valetudo November 2023 Loan”). The Valetudo November 2023 Loan bears interest at 6% per annum and was due on January 26, 2024. As of December 31, 2023 and 2022, the loans from Valetudo of $2.1 million and $0.7 million are recorded in short-term debt, related parties in the balance sheets, respectively (see Note 5). For the years ended December 31, 2023 and 2022, interest expense related to the Valetudo loans was $18,000 and $0, respectively.
Ewon Loans
On December 12, 2022, the Company borrowed $5.0 million from Ewon Comfortech Co., Ltd. (“Ewon”), a member and related party of the Company (the “Ewon Loan”). The Ewon Loan bears interest at 2% per annum and was due on December 12, 2023, which may be extended one year upon mutual agreement of the parties, or upon failure to close the Iris Business Combination. The Ewon Loan has an option to purchase $5.0 million of preferred membership interest in the Company for repayment at the closing of the Iris Business Combination. In February 2023, the Company repaid $1.0 million of the short-term loan. In March 2023, the Company repaid an additional $2.0 million of the loan. On September 10, 2023, the Company entered into a loan agreement to borrow $1 million from Ewon (“Ewon September 2023 Loan”). The Company received $0.2 million of the loan proceeds. On September 10, 2023, there was a board resolution to approve the Ewon September 2023 Loan and to approve the loan amount being reduced to $0.2 million when the Company and Ewon were to enter into a further agreement. The Ewon September 2023 Loan bears interest of 2% per annum and is due on September 9, 2024, which may be extended one year upon mutual agreement of the parties, or upon failed to close the Iris Business Combination. The Ewon September 2023 Loan has the option to purchase $0.2 million of preferred membership interest in the Company for repayment at the closing of the Iris Business Combination. On December 19, 2023, the Company and Ewon entered into an additional loan agreement and borrowed $1.0 million the (“Ewon December 2023 Loan”). The loan bears no interest. As of December 31, 2023 and 2022, the balance of $3.2 million and $5.0 million, respectively, of the Ewon Loans is recorded in short-term debt, related parties in the balance sheets (see Note 5). For the years ended December 31, 2023 and 2022, interest expense related to the Ewon Loan was $52,000 and $5,000, respectively.
Prophase Loans
On September 7, 2023, the Company entered into a short-term loan agreement with Prophase Sciences LLC (“Prophase”), a related party of the Company (the “Prophase Loan”). The loan stipulates that $0.1 million would be loaned immediately, and an additional $0.2 million would be loaned within a month from the date of the loan agreement. The Prophase Loan bears no interest and is payable by the first anniversary of the month of the loan agreement. The Company repaid the $0.1 million on September 12, 2023. On December 11, 2023, the Company borrowed an additional $0.2 million from Prophase. The loan bears no interest and was due on or before December 21, 2024 or upon failure to close the Iris Business Combination. The Company repaid the $0.2 million on December 21, 2023. As of December 31, 2023 and 2022, the balance of the Prophase loans was $0. For the years ended December 31, 2023 and 2022, no interest expense was recorded related to the Prophase Loans.
Due to Related Party
As of December 31, 2023 and 2022, the Company had $0.2 million due to the CEO of the Company for compensation under his employment agreement for both years.

LIMINATUS PHARMA, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022
Viral Gene
As of December 31, 2023 and 2022, the Company has $0.1 million due from Viral Gene included in due from related party in the balance sheets for a short-term loan to Viral Gene and expense paid on behalf of Viral Gene. The Company’s CEO is also the CEO of Viral Gene. The loan does not bear any interest and imputed interest would be immaterial.
Note 5. Debt
The Company has the following debt outstanding as of December 31, 2023 and 2022 (in thousands):
		December 31,
		2023	2022
Feelux Bonds	Short-term debt, net, related parties	$10,000	$10,000
Car-Tcellkor Loan	Short-term debt, net, related parties	800	800
Ewon Loan	Short-term debt, net, related parties	2,000	5,000
Valetudo Loan	Short-term debt, net, related parties	700	700
Valetudo June 2023 Loans	Short-term debt, net, related parties	500	—
Valetudo July 2023 Loan	Short-term debt, net, related parties	250	—
Valetudo August 2023 Loans	Short-term debt, net, related parties	400	—
Ewon September 2023 Loan	Short-term debt, net, related parties	200	—
Valetudo November 2023 Loan	Short-term debt, net, related parties	200	—
Ewon December 2023 Loan	Short-term debt, net, related parties	1,000	—
Short-term debt, related parties		$16,050	$16,500
As of December 31, 2023 and 2022, the Company’s outstanding debt agreements are all classified as current as the Feelux Bonds, Cart-Tcelkor, Valetudo Loan, Ewon Loan, and the Valetudo June 2023 Loans are past due and the remaining debt agreements are due within one year. The Feelux Bonds, the Car-Tcellkor Loan, the Ewon Loan, the Valetudo Loan, the Valetudo June 2023 Loans, the Valetudo July 2023 Loan, the Valetudo August 2023 Loans, the Ewon September 2023 Loan, the Valetudo November 2023 Loan, and the Ewon December 2023 Loan are with related parties (see Note 4). The TDT Loan — CAR-T products and TDT Loan — Vaccine Products are related to the CAR-T License and the Vaccine License, respectively (see Note 3).
In May 2022, the Company entered into a term note for $1.4 million with Ziebel, LLC, a related party of the Company, that bears interest at 3% and was due in July 2022. The note and interest were repaid in July 2022.
In May 2022, the Company borrowed $2.3 million from a party that was not a related party of the Company during the year ended December 31, 2022. The loan does not bear interest and was repaid in July 2022.
Note 6. Members’ Deficit
In May 2022, the Company issued 8.4 million new Class A member units for $4.2 million, or $0.50 per unit. In December 2022, in conjunction with the Valetudo Loans (see Note 4), the Company repurchased 1.4 million of the Class A member units for $0.7 million, or $0.50 per unit.
On May 20, 2018, the Company issued 10,000,000 Class A member units for $0.1 million to its Initial Member. On June 11, 2018, in connection with the Initial Member unit issuance, the Company granted equity-classified options to purchase 16,666,666 member units for $0.01 per unit to the Initial Member, which were exercised in April 2021 for $0.2 million in a non-cash transaction using the amounts in due to related parties.

LIMINATUS PHARMA, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022
In December 2022, the Company received license rights from Metavagen in exchange for 40,000,000 Class A membership units in the Company. The Metavagen License transaction was consummated as the Company has the right to use the license. In March 2023, the Company terminated the 40,000,000 of Class A membership units and the license rights with Metavagen.
In March 2023, the Company exchanged 78,555,554 of the Company’s Class A member units pursuant to a license and development agreement with Valetudo, a related party under common control of the Company.
Member Units Rights
In May 2021, the Company revised its operating agreement to establish the rights of Class A and Class B member units. Prior to May 2021, the Company had one member, holding Class A member units, and no Class B member units.
Revenue and Expense Sharing
The Class B member units are allocated 51% of the annual revenue and expenses. The remaining 49% of the annual revenues and expenses will be allocated on a pro rata basis to the remaining members.
Voting
The Class B member units are allocated 51% of the votes which shall be cast as determined by the majority of the Class B member units. The remaining 49% of the votes will be allocated on a pro rata basis to the remaining member units.
Liquidation
Upon sale, merger or dissolution, the Class B member units are allocated 51% of the annual revenue and expenses. The remaining 49% of the annual revenues and expenses will be allocated on a pro rata basis to the remaining members.
Note 7. Loan Receivable
On October 4, 2023, the Company entered into an unsecured promissory note to lend up to an aggregate principal amount up to $1.5 million to Iris (the “Note”). The Note is payable following the earlier of (i) closing of the Business Combination, as defined in the Business Combination Agreement dated November 30, 2022, or (ii) thirty (30) days following the termination of the Business Combination Agreement; provided, however, in the event Iris commences liquidation proceedings, this Note shall be cancelled and all amounts due, including all principal and accrued interest, shall be forgiven. Interest on the Note compounds annually and accrues on each unpaid advance made under the Note at a rate of 5% per annum. On August 2, 2023, September 11, 2023, November 27, 2023, December 11, 2023, and December 21, 2023, the Company advanced aggregate amounts totaling $0.8 million, which are acknowledged as principal under the Note. As of December 31, 2023, the outstanding balance of the Note was $0.8 million.
Note 8. Commitments and Contingencies
The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.
See Note 3 for discussion of research and development funding commitments and developmental and regulatory milestone payment obligations under the CAR-T License and the Vaccine License. See Note 7 for discussion on funding commitments on the Note.

LIMINATUS PHARMA, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022
Note 9. Subsequent Events
The Company has completed an evaluation of all subsequent events through May 13, 2024, the date the financial statements are available to be issued to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements and events which occurred but were not recognized in the financial statements.
On January 5, 2024, the Company funded an additional advance under the Note of $0.7 million, which resulted in a total outstanding principal balance of $1.5 million.
On January 5, 2024, January 8, 2024, and January 22, 2024, the Company borrowed additional amounts from Valetudo totaling $0.8 million.
On February 28, 2024, the Company amended and restated the Note with Iris (the “Amended Note”). The Amended Note increased the principal amount from $1.5 million to $2.5 million.
On March 6, 2024, the Company borrowed an additional $0.3 million from Prophase.
On March 9, 2024, the Company entered into a third amendment to the Business Combination Agreement extending the outside date to July 31, 2024.
On April 2, 2024, the Company funded an additional advance under the Amended Note of $0.3 million.
On May 1, 2024, the Company borrowed an additional $0.1 million from Prophase.
On May 7, 2024, the Company funded an additional advance under the Amended Note of $0.03 million.
On May 13, 2024, the Company borrowed an additional $0.2 million from Prophase, and funded an additional advance under the Amended Note of $0.2 million.

Annex A
BUSINESS COMBINATION AGREEMENT
by and among
IRIS ACQUISITION CORP,
IRIS PARENT HOLDING CORP.,
SPAC MERGER SUB, INC.,
LIMINATUS PHARMA MERGER SUB, INC.
and
LIMINATUS PHARMA, LLC
DATED AS OF NOVEMBER 30, 2022

A-i

A-ii

EXHIBITS
Exhibit A – Sponsor Support Agreement
Exhibit B – Form of Lock-Up Agreement
Exhibit C – Form of PIPE Subscription Agreement
Exhibit D – Forfeiture Agreement
Exhibit E – Form of Amended and Restated Registration Rights Agreement
Exhibit F – Form of Convertible Notes Subscription Agreement
Exhibit G – Form of Convertible Notes

A-iii

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement (this “Agreement”) is made and entered into as of November 30, 2022 (the “Effective Date”), by and among Iris Acquisition Corp, a Delaware corporation (the “SPAC”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), Liminatus Pharma, LLC, a Delaware limited liability company (the “Company”), Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“Liminatus Merger Sub”), and SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“SPAC Merger Sub” and together with Liminatus Merger Sub, the “Merger Subs”). Each of SPAC, ParentCo, SPAC Merger Sub, Liminatus Merger Sub, and the Company is also referred to herein as a “Party” and, collectively, as the “Parties”.
RECITALS
WHEREAS, SPAC is a blank check special purpose acquisition company incorporated for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more operating businesses or entities through a business combination;
WHEREAS, ParentCo is a newly formed entity, and each of Liminatus Merger Sub and SPAC Merger Sub is a newly formed and wholly-owned direct subsidiary of ParentCo;
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (“DLLC Act”), as applicable, as part of an integrated transaction with the formations of ParentCo, Liminatus Merger Sub and SPAC Merger Sub; SPAC, ParentCo, Liminatus Merger Sub, SPAC Merger Sub and the Company will enter into a business combination transaction pursuant to which (a) Liminatus Merger Sub will merge with and into the Company (the “Company Merger”), with the Company surviving the Company Merger as a direct wholly-owned subsidiary of ParentCo, and (b) simultaneously with the Company Merger, SPAC Merger Sub will merge with and into SPAC (the “SPAC Merger” and, together with the Company Merger, the “Mergers”), with SPAC surviving the SPAC Merger as a direct wholly-owned subsidiary of ParentCo;
WHEREAS, concurrently with the execution of this Agreement, ParentCo and SPAC are entering into subscription agreements, substantially in the form attached hereto as Exhibit C (collectively, the “PIPE Subscription Agreements”), with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for, and ParentCo has agreed to issue to the PIPE Investors, an aggregate of at least 1,500,000 shares of ParentCo Common Stock in exchange for an aggregate purchase price of at least $15,000,000 (the “PIPE Investment Amount”) on the Closing Date immediately prior to the Effective Time, on the terms and subject to the conditions set forth in the PIPE Subscription Agreements (the “PIPE Investment”);
WHEREAS, concurrently with the execution of this Agreement, ParentCo and SPAC are entering into subscription agreements, substantially in the form attached hereto as Exhibit F (collectively, the “Convertible Notes Subscription Agreements” and together with the PIPE Subscription Agreements, the “Subscription Agreements”), with certain investors (collectively, the “Convertible Notes Investors” and together with the PIPE Investors, the “Investors”) pursuant to which, among other things, the Convertible Notes Investors have agreed to subscribe for, and ParentCo has agreed to issue to the Convertible Notes Investors on the Closing Date immediately prior to the Effective Time, an aggregate principal amount of at least $25,000,000 (the “Convertible Notes Investment Amount” and together with the PIPE Investment Amount, the “Investment Amount”) of 8.00% Convertible Notes due three years after the Closing of the Business Combination, substantially in the form attached hereto as Exhibit G (the “Convertible Notes”), with an initial conversion price of $11.50 per share of ParentCo Common Stock, on the terms and subject to the conditions set forth in the Convertible Notes Subscription Agreements and the indenture governing such Convertible Notes (the “Convertible Notes Investment” and together with the PIPE Investment, the “Investments”);
WHEREAS, at the Closing, pursuant to the terms and conditions of the SPAC Certificate of Incorporation, all then-outstanding SPAC Class B Shares, par value $0.0001 per share, will be automatically converted into SPAC Class A Shares on a one-for-one basis (the “SPAC Class B Share Conversion”);

WHEREAS, the ParentCo Board has determined that the Mergers and the other transactions contemplated hereby are fair and advisable to, and in the best commercial interests of ParentCo and its stockholders;
WHEREAS, the board of managers of the Company has unanimously (a) determined that the Company Merger is fair to, and in the best interests of, the Company and its members (the “Company Members”) and has approved and adopted this Agreement and declared its advisability and approved the Company Merger and the other transactions contemplated hereunder, and (b) recommended the approval and adoption of this Agreement and the transactions contemplated hereunder, including the Company Merger, by the Company Members;
WHEREAS, SPAC Board has determined that this Agreement, the SPAC Merger and the other transactions contemplated hereby are fair and advisable to, and in the best commercial interests of SPAC and the SPAC Stockholders;
WHEREAS, SPAC Board has approved this Agreement, the SPAC Merger and the other transactions contemplated hereby and has determined to recommend that the SPAC Stockholders adopt, authorize and approve this Agreement, the SPAC Merger and the other transactions contemplated hereby;
WHEREAS, Iris Acquisition Holdings LLC, a Delaware limited liability company (“Sponsor”), solely in its capacity as a stockholder of SPAC, and the officers and directors of SPAC, in their capacities as stockholders, have entered into that certain support agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”), pursuant to which the Sponsor and such stockholders have agreed to, among other things, (i) vote in favor of the SPAC Merger and each of the SPAC Stockholder Voting Matters, in each case, consistent with the requirements of the letter agreement, dated as of March 4, 2021, by and among SPAC, the Sponsor and the officers and directors of SPAC thereto, and (ii) waive its anti-dilution protections with respect to its SPAC Class B Shares;
WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company Members and Sponsor have each entered into a Lock-Up Agreement with ParentCo, substantially in the form attached as Exhibit B hereto (each, a “Lock-Up Agreement”), each of which will become effective as of the Closing, in which such Company Member agreed not to affect any sale, distribution or transfer of the Merger Shares that they receive under this Agreement, and in which Sponsor agreed not to affect any sale, distribution or transfer of the SPAC Class B Shares (or the ParentCo Shares received in exchange therefore in the SPAC Merger), in each case, during the post-Closing lock-up period described therein; and
WHEREAS, for U.S. federal income tax purposes, it is intended that, taken together, the Mergers will qualify as an exchange under Section 351 of the Code (the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1   Certain Definitions.
For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.
“Acquisition Entities” means ParentCo and the Merger Subs.
“Additional SPAC Filings” has the meaning set forth in Section 8.9(e).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the consummation of its Business Combination.

“Affiliated Transactions” has the meaning set forth in Section 5.22(a).
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means the Lock-Up Agreements, the Sponsor Support Agreement, the Forfeiture Agreement, the Amended and Restated Registration Rights Agreement and each other agreement, instrument and certificate required by, or contemplated in connection with, this Agreement to be executed by any of the Parties as contemplated by this Agreement, in each case, only as is applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.
“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments (including, without limitation, any applicable Law of the Cayman Islands).
“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the Money Laundering Control Act of 1986, as amended, and any other applicable Law related to money laundering of any jurisdictions in which the Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act (including, without limitation, any applicable Law of the Cayman Islands).
“Audited Financial Statements” has the meaning set forth in Section 5.6(a).
“Business Combination” has the meaning ascribed to such term in SPAC Certificate of Incorporation.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York, excluding as a result of “stay at home”, “shelter-in-place”, “non-Liminatus employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Entity so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.
“Cantor” means Cantor Fitzgerald & Co.
“Cantor Fee Agreement” means that certain fee agreement by and among Sponsor, SPAC and Cantor in substantially the form agreed to among the parties thereto.
“Cantor Fees” means the fees payable to Cantor pursuant to the Cantor Fee Agreement.
“Car-Tcellkor” means Car-Tcellkor, Inc., a Delaware corporation.
“Clayton Act” means the Clayton Act of 1914, as amended.
“Closing” has the meaning set forth in Section 2.3.
“Closing Date” has the meaning set forth in Section 2.3.
“Closing Form 8-K” has the meaning set forth in Section 8.9(f).
“Closing Press Release” has the meaning set forth in Section 8.9(f).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company. For the avoidance of doubt, Company Convertible Securities shall include any securities, rights and/or profits interests, issued by any Affiliate, plan, holding company, or other entity which, directly or indirectly, holds Company

Convertible Securities, and which can cause the revaluation, valuation, issuance, profits or payment compensation in connection with, or conversion, exercise or exchange of, any Company Convertible Securities.
“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to SPAC concurrently with the execution and delivery of this Agreement.
“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or under or with respect to which the Company has or may have any Liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and/or maintained by any Governmental Entity.
“Company Entities” means the Company, ParentCo and the Merger Subs.
“Company Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.4 (Noncontravention), Section 5.5 (Capitalization), and Section 5.15 (Brokerage).
“Company Interest” shall mean the issued and outstanding units in the Company.
“Company Member Approval” means the vote, consent or approval of the Company Members (including any separate class or series vote, consent or approval that is required, whether pursuant to the Company’s Governing Documents, any equityholder agreement or otherwise) holding Company Interests required under applicable Law and the Governing Documents of the Company to approve the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Company Merger.
“Company Members” has the meaning set forth in the Recitals hereto.
“Company Merger” has the meaning set forth in the Preamble.
“Company Merger Consideration” means Two Hundred Fifty Million Dollars ($250,000,000).
“Company Surviving Subsidiary” has the meaning set forth in Section 2.1.
“Company Transaction Expenses” means, without duplication, all out-of-pocket expenses of the Company incurred in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, including (i) costs, fees, expenses and disbursements of the Company’s financial advisors, attorneys, accountants and other advisors and service providers and (ii) change in control payments, transaction bonuses, retention payments, termination payments, severance, retention bonuses and any other similar compensatory payments payable to any current or former employee, officer or director, or individual independent contractor of the Company solely as a result of the transactions contemplated under this Agreement (and not subject to any subsequent event or condition, such as a termination of employment), including any Taxes relating to such payments to be paid and/or borne by the Company. For the avoidance of doubt, Company Transaction Expenses shall exclude Indebtedness.
“Confidentiality Agreement” means that certain Non-Disclosure and Confidentiality Agreement, dated as of October 30, 2022, by and between SPAC and the Company.
“Contract” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).
“Convertible Notes” has the meaning specified in the Recitals hereto.
“Convertible Notes Investment” has the meaning specified in the Recitals hereto.
“Convertible Notes Investment Amount” has the meaning specified in the Recitals hereto.
“Convertible Notes Investors” has the meaning specified in the Recitals hereto.
“Convertible Notes Subscription Agreements” has the meaning specified in the Recitals hereto.
“Copyleft Terms” has the meaning set forth in Section 5.11(e).
“Copyrights” has the meaning given to such term in the definition of “Intellectual Property”.
“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemic, pandemic or disease outbreaks.
“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guidelines or recommendations by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).
“D&O Provisions” has the meaning set forth in Section 8.12.
“DGCL” means has the meaning set forth in the Recitals hereto.
“Disclosure Schedules” means the SPAC Disclosure Schedules and the Company Disclosure Schedules.
“DLLC Act” means has the meaning set forth in the Recitals hereto.
“Effective Date” has the meaning set forth in the Preamble.
“Effective Time” has the meaning set forth in Section 2.3.
“Environmental Laws” means any Laws relating to Hazardous Materials, pollution, the environment, natural resources, endangered or threatened species, or human health and safety.
“Equity Securities” means, with respect to any Person, all of the shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.
“Equity Securities of SPAC” means the Units, the SPAC Shares, the Public Warrants and the Private Placement Warrants, collectively.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Ewon” means Ewon Comfortech Co. Ltd., a South Korean company.
“Extension” has the meaning set forth in Section 7.2(b).
“Extension Capital” means the lesser of (x) $225,000 and (y) $0.045 for each SPAC Class A Share not redeemed in connection with the Extension.
“Feelux” means Feelux Co., Ltd., a South Korean company.

“Feelux Subscription Agreement” has the meaning set forth in Section 4.1(b)(x).
“Forfeiture Agreement” means that certain forfeiture agreement (substantially in the form attached hereto as Exhibit D) between Sponsor and the Company.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governing Documents” means (a) in the case of a corporation or company, its certificate of incorporation (or analogous document), bylaws and/or its memorandum and articles of association; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of an exempted limited partnership, its certificate of registration and exempted limited partnership agreement; (d) in the case of a Person other than a corporation, company, exempted limited partnership or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.
“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, tribal, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.
“Hazardous Materials” means any substance that is listed, defined, designated, characterized, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant, waste or a contaminant, or words of similar import, under or pursuant to any Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, petroleum byproducts, petroleum breakdown products, asbestos, asbestos-containing materials, mold, radon, flammable substances, explosive substances, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and any other substances regulated under Environmental Law at any time prior to, on or after the Closing Date.
“Healthcare Laws” means (i) the Federal Food, Drug and Cosmetic Act; (ii) the Public Health Service Act and any other applicable Laws enforced by the U.S. Food and Drug Administration.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all capitalized lease obligations or obligations required to be capitalized in accordance with GAAP; (d) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any purchase commitments for capital expenditures or otherwise incurred in the Ordinary Course of Business); (e) reimbursement obligations under any drawn letters of credit; (f) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; (g) all obligations secured by an Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
“InnoBation License” means the License and Development Agreement dated as of March 30, 2022, by and between InnoBation Bio Co., Ltd., and Valetudo Therapeutics LLC, as may have been amended, granting exclusive worldwide rights to Develop and Commercialize the CD 47 Product in the Field and exclusive worldwide rights to Develop and Commercialize the Companion Diagnostics to the CD 47 Products in the Field (such italicized terms bearing the meanings ascribed to them in the InnoBation License), subject to the terms and conditions of the InnoBation License that is the subject of an Assignment of Contract by and between Valetudo Therapeutics LLC and the Company dated as of October 1, 2022.

“Insurance Policies” has the meaning set forth in Section 5.18.
“Intellectual Property” means all intellectual property, including any and all rights, title, and interest, in any jurisdiction throughout the world, in or to the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all published and unpublished applications for any of the foregoing (and any patents, utility models, and industrial design that issue as a result of those applications), together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals, substitutions, and reexaminations thereof, or any counterparts and foreign equivalents thereof (collectively “Patents”); (b) all registered and unregistered trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, taglines, corporate and business names, and all applications, registrations, and renewals in connection therewith, and other indicia of source, together with all goodwill symbolized or associated therewith (collectively, “Trademarks”); (c) Internet domain names, IP addresses, and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, registered and unregistered copyrights, all copyrights and rights in databases, mask works and design rights, and all applications, registrations, and renewals in connection therewith, and all moral rights associated with any of the foregoing (collectively “Copyrights”); (e) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, research, clinical and regulatory data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively “Trade Secrets”); (f) all rights in Software; (g) rights of publicity and privacy; and (h) rights recognized under applicable Law that are equivalent or similar to any of the foregoing.
“Intended Tax Treatment” has the meaning set forth in the Recitals hereto.
“Intercompany Indebtedness” has the meaning set forth in the definition of “SPAC Transaction Expenses”.
“Interested Party” means any officer, director, manager, employee or, direct or indirect equityholder of the Company or any of its Affiliates.
“Investment Amount” has the meaning set forth in the Recitals hereto.
“Investments” has the meaning set forth in the Recitals hereto.
“Investors” has the meaning set forth in the Recitals hereto.
“IT Assets” means any and all information technology systems, Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned by one of the Company or leased, licensed, outsourced, and used, or held for use in or necessary for the operation of the Company.
“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the knowledge of the Christopher Kim after due inquiry, and (b) as used in the phrase “to the Knowledge of SPAC” or phrases of similar import means the knowledge of Sumit Mehta, Rohit Nanani, Richard Peretz and Duriya Farooqui after due inquiry.
“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations or rulings issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.
“Lease” means all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto.
“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed Intellectual Property” means all Intellectual Property that (i) is the subject of any agreement granting or purporting to grant a license or any other rights to the Company or its Affiliates, whether directly or indirectly, e.g., via the grant of a sublicense or (ii) is purported by the Company to be licensed to it or otherwise available for its use in the development and commercialization of Products, including the InnoBation License, the TDT License and the Viral Gene License.
“Liens” means, with respect to any specified asset, property or security, any and all liens, mortgages, charges, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon, rights of first refusal, option, proxy, voting trust, restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.
“Liminatus Merger Sub” has the meaning set forth in the Preamble.
“Liminatus Merger Sub Common Stock” has the meaning set forth in Section 5.5(h).
“Loan Agreement” has the meaning set forth in Section 4.1(b)(x).
“Lock-Up Agreements” has the meaning set forth in the Recitals hereto.
“Lookback Date” means the date of organization of the Company.
“LTIP” has the meaning set forth in Section 8.4.
“Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have either (a) a material adverse effect on the business, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Company or (b) prevent or materially delay or materially impact the ability of the Company to, on a timely basis, perform its obligations and consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (a), none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Company operates; (ii) the public announcement or pendency of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (iii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any strike, embargo, labor disturbance, cyberattack, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather- related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; or (vii) any national or international political conditions in or affecting any jurisdiction in which the Company conducts business; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (iv), (v), (vi) and (vii) will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Company relative to other comparable entities operating in the industries and markets in which the Company operates.
“Material Contract” has the meaning set forth in Section 5.10(b).
“Material Suppliers” has the meaning set forth in Section 5.10(c).
“Mergers” has the meaning set forth in the Recitals hereto.
“Merger Shares” means 25,000,000 ParentCo Shares, based on a pre-money enterprise valuation of the Company of $250,000,000 at $10.00 per share.
“Merger Subs” has the meaning set forth in the Preamble.

“NASDAQ” means the Nasdaq Stock Market.
“Non-Party Affiliate” has the meaning set forth in Section 11.14.
“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with or under the authority of any Governmental Entity or arbitral institution.
“Ordinary Course of Business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, and (b) any other action taken or not taken by such Person in response to the actual or anticipated effect on such Person’s business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (b) in connection with or in response to COVID-19.
“Outside Date” has the meaning set forth in Section 10.1(c).
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company.
“ParentCo” has the meaning set forth in the Preamble.
“ParentCo Board” means, at any time, the board of directors of ParentCo.
“ParentCo Common Stock” shall have the meaning set forth in Section 5.5(g).
“ParentCo Private Placement Warrant” shall have the meaning set forth in Section 3.2(e).
“ParentCo Public Warrant” shall have the meaning set forth in Section 3.2(d).
“ParentCo Shares” shall mean shares of ParentCo Common Stock.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Patents” has the meaning given to such term in the definition of “Intellectual Property”.
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).
“PCAOB Financial Statements” has the meaning set forth in Section 8.9(g).
“Per Unit Company Merger Consideration” means the quotient obtained by dividing the Merger Shares by all of the issued and outstanding Company Interests.
“Permits” has the meaning set forth in Section 5.19(b).
“Permitted Liens” means (a) Liens securing obligations under capital leases; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property in the operation of the business of the Company as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the Company); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; and (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the Company’s current use of its real property.

“Person” means any natural person, sole proprietorship, partnership, exempted limited partnership, joint venture, trust, unincorporated association, corporation, company, exempted company, limited liability company, entity or Governmental Entity.
“Personal Information” means information that relates to an identified or identifiable natural person.
“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.
“PIPE Investment” has the meaning set forth in the Recitals hereto.
“PIPE Investment Amount” has the meaning set forth in the Recitals hereto.
“PIPE Investors” has the meaning specified in the Recitals hereto.
“PIPE Subscription Agreements” has the meaning specified in the Recitals hereto.
“Pre-Closing Period” has the meaning set forth in Section 7.1(a).
“Privacy and Security Requirements” means (a) all applicable Privacy Laws, (b) all applicable Security Laws; (c) all applicable information, network and technology security laws and contractual requirements, (d) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, (e) all applicable Privacy Policies and (f) the Payment Card Industry Data Security Standard.
“Privacy Contracts” means all Contracts between the Company and any Person that govern the Processing of Personal Information.
“Privacy Laws” means all Laws pertaining to the collection, storage, use, access, disclosure, processing, security, modification, destruction, and transfer of Personal Information.
“Privacy Policies” means all written, external-facing policies of the Company relating to the Processing of Personal Information, including all website and mobile application privacy policies.
“Private Placement Warrant” means one whole non-redeemable warrant of SPAC that was issued by SPAC in a private placement at the time of the consummation of SPAC’s initial public offering, entitling the holder thereof to purchase one (1) SPAC Class A Share at $11.50 per share.
“Private Placement Warrant Purchase Agreements” shall mean the Sponsor Warrant Purchase Agreement and the Representative Warrant Purchase Agreements.
“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, audit, investigation, inquiry, hearing or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.
“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).
“Products” means those certain products referred to or identified by the Company as the GCC Cancer Vaccine, the CAR T Product, and the CD 47 Product and any companion diagnostics to each.
“Proxy/Registration Statement” shall mean the registration statement on Form S-4 (the “Form S-4”) to be filed by ParentCo with the SEC, which shall also include proxy materials in the form of the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.
“Proxy Statement” means the Proxy Statement on Schedule 14A to be filed with the SEC by SPAC in connection with SPAC Stockholder Meeting.
“Public Warrant” means one whole redeemable warrant that was included in as part of each Unit, entitling the holder thereof to purchase one (1) SPAC Class A Share at a purchase price of $11.50 per share.

“Publicly Available Software” means any Software (or portion thereof) (i) that is distributed (A) as free Software or open source Software (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License), or (B) pursuant to open source, copy left or similar licensing and distribution models, or (ii) that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no or minimal charge.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of March 4, 2021, by and among, SPAC, Sponsor, the Company Members and Cantor .
“Released Claims” has the meaning set forth in Section 11.10.
“Representative Warrant Purchase Agreements” shall mean that certain Private Placement Warrants Purchase Agreement, dated as of March 4, 2021, by and between SPAC and Cantor.
“Representatives” means, with respect to any Person, such Person’s Affiliates and the respective managers, directors, general partners, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.
“Required SPAC Vote” means the vote of SPAC Stockholders required to approve SPAC Stockholder Voting Matters, as determined in accordance with applicable Law, SPAC Governing Documents and the NASDAQ rules and regulations.
“SEC” means the United States Securities and Exchange Commission or any successor Governmental Entity.
“Section 6226 Election” has the meaning set forth in Section 9.1(c).
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.
“Security Breach” means a data security breach or breach of Personal Information under applicable Privacy and Security Requirements or any other applicable Laws.
“Security Incident” means any unauthorized access, use, disclosure, modification or destruction of information or interference with IT Assets that impacts the confidentiality, integrity or availability of such information and IT Assets.
“Security Laws” means all Laws pertaining to the policies, methods, means and standards required to protect data from unauthorized access, use, disclosure, modification or destruction, and to ensure the confidentiality, availability and integrity of such data and IT Assets.
“Sherman Act” means the Sherman Antitrust Act of 1890, as amended.
“Signing Form 8-K” has the meaning set forth in Section 8.9(a).
“Signing Press Release” has the meaning set forth in Section 8.9(a).
“Software” means all computer software, applications, and programs (and all versions, releases, fixes, patches, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.
“SPAC” has the meaning set forth in the Preamble.
“SPAC Board” means, at any time, the board of directors of SPAC.
“SPAC Board Recommendation” means the recommendation of the SPAC Board to SPAC Stockholders that they vote in favor of the SPAC Stockholder Voting Matters at the SPAC Stockholder Meeting.
“SPAC Bylaws” means the Amended and Restated Bylaws of the SPAC dated July 26, 2022.
“SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the SPAC dated March 4, 2021 and amended on July 26, 2022, as may be amended after the date hereof to extend SPAC’s deadline to consummate its Business Combination.
“SPAC Class A Share” means a share of Class A Common Stock, par value $0.0001 per share, in the capital of SPAC.
“SPAC Class B Share” means a share of Class B Common Stock, par value $0.0001 per share, in the capital of SPAC.
“SPAC Class B Share Conversion” has the meaning set forth in the Recitals hereto.
“SPAC Disclosure Schedules” means the Disclosure Schedules delivered by the SPAC to the Company concurrently with the execution and delivery of this Agreement.
“SPAC Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by SPAC or under or with respect to which the SPAC has or may have any Liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and/or maintained by any Governmental Entity.
“SPAC Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization; Authority; Enforceability), Section 6.2 (Capitalization), and Section 6.4 (Trust Account).
“SPAC Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has or would reasonably be expected to prevent or materially delay or materially impact the ability of the SPAC to, on a timely basis, perform its obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Notwithstanding the foregoing, the (a) amount of SPAC Share Redemption or the failure to obtain the Required SPAC Vote shall not be deemed to be a SPAC Material Adverse Effect and (b) in no event shall any of the following be taken into account in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any enactment of, change or proposed change in or change in the interpretation of any Law or accounting principles; (ii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) events or conditions generally affecting the industries and markets in which the SPAC operates; (iv) any actions taken or not taken by SPAC as specifically required by this Agreement or any Ancillary Agreement; (v) the announcement or execution, pendency, negotiation or consummation of any of the transactions contemplated by this Agreement; (vi) any action initiated against SPAC or any of its officers or directors, in each case, by a SPAC Stockholder specifically arising out of or relating to the execution of this Agreement or the transactions contemplated by this Agreement (other than any action commenced by any Party hereto to enforce its rights under this Agreement or any Ancillary Agreement to which it is a party);; or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has specifically consented, except in the cases of clauses (i) through (iii), to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industries or geographic areas in which SPAC operates.
“SPAC Merger” has the meaning set forth in the Recitals hereto.
“SPAC Merger Sub” has the meaning set forth in the Preamble.
“SPAC Merger Sub Common Stock” has the meaning set forth in Section 5.5(i).
“SPAC Related Parties” has the meaning set forth in Section 6.20.
“SPAC SEC Documents” has the meaning set forth in Section 6.5(a).
“SPAC Share Redemption” means the election of an eligible holder of SPAC Class A Shares (as determined in accordance with the SPAC Certificate of Incorporation and the Trust Agreement) to redeem all or a portion of such holder’s SPAC Class A Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the SPAC Certificate of Incorporation and the Trust Agreement), by tendering SPAC Class A Shares of such holder for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of SPAC Stockholder Meeting.
“SPAC Shares” means SPAC Class A Shares and SPAC Class B Shares.
“SPAC Stockholder Meeting” means an extraordinary general meeting of SPAC Stockholders to be called for the purpose of voting on the SPAC Stockholder Voting Matters.
“SPAC Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the transactions contemplated by this Agreement, including the Mergers (and, to the extent required, the issuance of any shares in connection with the PIPE Investment and Convertible Note Financing), by SPAC Stockholders in accordance with the SPAC Governing Documents, applicable Law and the rules and regulations of the SEC and NASDAQ, (b) the adoption of the LTIP, (c) the appointment of the members of the post-Closing ParentCo Board in accordance with Section 8.13 hereof, (d) the adoption and approval of any other proposals that the SEC (or staff members thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, and (e) any other proposals that are submitted to, and require the vote of, SPAC Stockholders in the Proxy/Registration Statement.
“SPAC Stockholders” means the holders of SPAC Class A Shares and SPAC Class B Shares.
“SPAC Surviving Subsidiary” has the meaning set forth in Section 2.2.
“SPAC Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses of SPAC incurred in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the Proxy/Registration Statement and the consummation of the transactions contemplated hereby and thereby, including (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of SPAC’s financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting fees or any other accrued and unpaid fees incurred by SPAC in connection with its initial public offering), (ii) all operating costs, including without limitation the D&O Tail Policies and the Extension Capital, up to an amount equal to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (the “Cap”), and (iii) that certain intercompany obligation to Arrow Capital DIFC Ltd., in the amount of $75,000 (the “Intercompany Indebtedness”); provided, that (A) if there is greater than Ten Million Dollars ($10,000,000) remaining in the Trust Account upon the Closing, then the Cap shall be increased to Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) or (B) if there is greater than Five Million Dollars ($5,000,000), but less than Ten Million Dollars ($10,000,000) remaining in the Trust Account upon the Closing, then the Cap shall be increased by five percent (5%) of such amount remaining in the Trust Account upon the Closing; provided, that the Cap, as finally determined in accordance with the above, shall be subject to adjustment on a dollar for dollar basis in accordance with Section 8.17; provided, that the Cantor Fees and any additional Indebtedness of SPAC incurred as of the date hereof for working capital purposes of shall not constitute SPAC Transaction Expenses.
“Sponsor” has the meaning set forth in the Recitals hereto.
“Sponsor Support Agreement” has the meaning set forth in the Recitals hereto.
“Sponsor Warrant Purchase Agreement” shall mean that certain Private Placement Warrants Purchase Agreement, dated as of March 4, 2021, by and between SPAC and Sponsor.
“Subscription Agreements” has the meaning set forth in the Recitals hereto.
“Subsidiaries” means, of any Person, any corporation, company, exempted company, association, partnership, exempted limited partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.
“Tax” or “Taxes” has the meaning set forth in Section 5.9(s).
“Tax Returns” has the meaning set forth in Section 5.9(s).
“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which the Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.
“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.
“TDT” means Targeted Diagnostics & Therapeutics, Inc.
“TDT License” means the License Agreement with an effective date of June 10, 2018, by and between TDT, and the Company, granting exclusive worldwide rights to Develop and Commercialize the CAR T Product in the Field and non-exclusive worldwide rights to Develop and Commercialize Companion Diagnostics to the CAR T Products in the Field (such italicized terms bearing the meanings ascribed to them in the TDT License), subject to the terms and conditions of the TDT License, and subject to the MPI Agreement dated November 21, 2001, the TJU License Agreement and the Viral Gene Agreement as referenced therein.
“TJU License” means the Amended and Restated License Agreement dated as of January 1, 1999, by and between Thomas Jefferson University and Targeted Diagnostics & Therapeutics, Inc., as may have been amended.
“Trade Secrets” has the meaning given to such term in the definition of “Intellectual Property”.
“Trademarks” has the meaning given to such term in the definition of “Intellectual Property”.
“Transfer Taxes” has the meaning set forth in Section 9.1(d).
“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.
“Trust Account” means the trust account established by SPAC pursuant to the Trust Agreement.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of March 4, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as it may be amended after the date hereof to extend SPAC’s deadline to consummate its Business Combination.
“Trust Amount” has the meaning set forth in Section 6.4.
“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unauthorized Code” means any virus, “Trojan horse”, worm, spyware, keylogger software, or other Software routines or hardware components, faults or malicious code or damaging device, designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data that is not developed or authorized by the Company or the licensor of the Software or hardware components, or that in each case, if activated would be material to the business of the Company.
“Unit” means the publicly traded units of SPAC, each consisting of one SPAC Class A Share and one-fourth of one Public Warrant.
“Valetudo” means Valetudo Therapeutics LLC.
“Valetudo Assignment” has the meaning set forth in Section 4.1(b)(ix).
“Viral Gene” means Viral Gene, Inc.
“Viral Gene Assignment” means that certain Assignment of Contract by and between Viral Gene, and the Company dated as of April 10, 2022.
“Viral Gene License” means the License and Development Agreement dated as of September 8, 2016, by and between Viral Gene and Targeted Diagnostics & Therapeutics, Inc., as may have been amended, granting exclusive worldwide rights to Develop and Commercialize the Vaccine Product in the Field and non-exclusive worldwide rights to Develop and Commercialize the Companion Diagnostics to the Vaccine Products in the Field (such italicized terms bearing the meanings ascribed to them in the Viral Gene License), subject to the terms and conditions of the Viral Gene License (and subject to the TJU License Agreement as referenced therein) that is the subject of the Viral Gene Assignment.
“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of March 4, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation.
ARTICLE II
MERGERS
Section 2.1   Company Merger.
Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, in accordance with the applicable provisions of the DLLC Act, Liminatus Merger Sub and the Company shall consummate the Company Merger, pursuant to which Liminatus Merger Sub shall be merged with and into the Company. Following the Company Merger, the separate corporate existence of Liminatus Merger Sub shall cease, and the Company shall continue as the surviving corporation after the Company Merger (the “Company Surviving Subsidiary” and references to the Company for periods after the Effective Time shall include Company Surviving Subsidiary) under the DLLC Act and continue as a wholly-owned subsidiary of ParentCo.
Section 2.2   SPAC Merger.
Upon and subject to the terms and conditions set forth in this Agreement, simultaneously with consummation of the Company Merger on the Closing Date, in accordance with the applicable provisions of the DGCL, SPAC Merger Sub and SPAC shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC. Following the SPAC Merger, the separate limited liability company existence of SPAC Merger Sub shall cease, and SPAC shall continue as the surviving limited liability company after the SPAC Merger (the “SPAC Surviving Subsidiary”) under the DGCL and continue as a wholly owned subsidiary of ParentCo.
Section 2.3   Closing; Effective Time.
Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Mergers (the “Closing”) shall take place via electronic exchange of documents on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in ARTICLE IV that are required to be satisfied prior to the Closing Date, or at such other place and time as the Company and SPAC may mutually agree upon in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. On the Closing Date, the Parties shall (i) cause the SPAC Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and SPAC with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and (ii) cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and SPAC with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLC Act, with each of the Mergers to be consummated and effective simultaneously (the “Effective Time”).
Section 2.4   Effect of the Mergers.
At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the DGCL and the DLLC Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Liminatus Merger Sub and SPAC Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Company Surviving Subsidiary and SPAC Surviving Subsidiary, respectively, which shall include the assumption by Company Surviving Subsidiary and SPAC Surviving Subsidiary, respectively, of any and all agreements, covenants, duties and obligations of Liminatus Merger Sub and SPAC Merger Sub set forth in this Agreement and the Ancillary Agreements to be performed after the Effective Time.
Section 2.5   Governing Documents.
(a)   At the Effective Time, and without any further action on the part of the Parties, the certificate of incorporation and bylaws of SPAC Merger Sub shall become the certificate of incorporation and bylaws of SPAC Surviving Subsidiary, respectively, and (ii) the certificate of formation and the operating agreement of Liminatus Merger Sub shall become the certificate of formation and the operating agreement of Company Surviving Subsidiary, respectively.
(b)   At the Effective Time, and without any further action on the part of the Parties, the certificate of incorporation and bylaws of ParentCo shall be amended and restated as necessary.
Section 2.6   Taking of Necessary Action; Further Action.
If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Subsidiary and Company Surviving Subsidiary with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of SPAC Merger Sub and Liminatus Merger Sub, respectively, the officers and directors of SPAC Merger Sub, Liminatus Merger Sub and ParentCo (as applicable) are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE III
CONSIDERATION
Section 3.1   Company Merger Consideration.
At the Effective Time and as consideration for the Company Merger, each Company Interest issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, for no further consideration, the Per Unit Company Merger Consideration, for an aggregate amount equal to the Merger Shares. Immediately upon the Effective Time, ParentCo shall issue to the Company Members, the ParentCo Shares to which they are entitled as of the Effective Time pursuant to the preceding sentence, as fully paid, non-assessable and free from all Liens (other than Securities Liens, those imposed by any applicable Lock-Up Agreement and any Liens incurred by a Company Member), in accordance with this Agreement.

Section 3.2   Effect of SPAC Merger on the Equity Securities of SPAC and SPAC Merger Sub.
By virtue of the SPAC Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party:
(a)   Units.   Immediately prior to the Effective Time, every issued and outstanding Unit shall be automatically separated and broken out into its constituent parts and the holder thereof shall be deemed to hold one SPAC Class A Share and one-fourth of one Public Warrant in accordance with the terms of the applicable Unit, and such underlying Equity Securities of SPAC shall be converted in accordance with the applicable terms of this Section 3.2. In accordance with the terms of the Warrant Agreement, no fractional Public Warrants shall be issued upon separation of the outstanding Units, but shall instead be rounded down to the nearest whole Public Warrant.
(b)   SPAC Class B Shares.   Immediately prior to the Effective Time, each issued and outstanding share of the SPAC Class B Shares shall, in accordance with the SPAC Certificate of Incorporation, be converted automatically into and thereafter represent one SPAC Class A Share pursuant to the SPAC Class B Share Conversion.
(c)   SPAC Class A Shares.   At the Effective Time, each issued and outstanding SPAC Class A Share (including those described in Section 3.2(a) and 3.2(b)) shall be converted automatically into and thereafter represent the right to receive one ParentCo Share, following which all SPAC Class A Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing SPAC Class A Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by applicable Law. Each certificate formerly representing SPAC Class A Shares shall thereafter represent only the right to receive the relevant amount for such SPAC Class A Shares in accordance with the applicable provisions of Law and the SPAC Governing Documents.
(d)   Public Warrants.   At the Effective Time, each issued and outstanding Public Warrant (including those described in Section 3.2(a)) shall, in accordance with the terms of the Warrant Agreement, immediately and automatically represent the right to purchase shares of ParentCo Common Stock on the same terms and conditions as are set forth in the Warrant Agreement (each a “ParentCo Public Warrant”). The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.2(d), including causing the Warrant Agreement to be assigned to ParentCo or amended to the extent necessary to give effect to this Section 3.2(d), including adding ParentCo as a party. At or prior to the Effective Time, the Parties shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the ParentCo Public Warrants remain outstanding, a sufficient number of ParentCo Shares for delivery upon the exercise of such ParentCo Public Warrants.
(e)   Private Placement Warrants.   At the Effective Time, each issued and outstanding Private Placement Warrant, except those issued to Cantor, shall be forfeited, , and in accordance with the terms of the Warrant Agreement, immediately and automatically represent the right to purchase shares of ParentCo Common Stock on the same terms and conditions as are set forth in the Warrant Agreement (each a “ParentCo Private Placement Warrant”). The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.2(e), including causing the Warrant Agreement to be assigned to ParentCo or amended to the extent necessary to give effect to this Section 3.2(e), including adding ParentCo as a party. At or prior to the Effective Time, the Parties shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the ParentCo Private Placement Warrants remain outstanding, a sufficient number of ParentCo Shares for delivery upon the exercise of such ParentCo Private Placement Warrants.
(f)   SPAC Merger Sub Stock.   At the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of SPAC Surviving Subsidiary each of which is held by ParentCo, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of SPAC Surviving Subsidiary.

Section 3.3   Effect of Company Merger on the Equity Securities of the Company and Liminatus Merger Sub.
By virtue of the Company Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party:
(a)   Company Interests.   At the Effective Time, each Company Interest issued and outstanding immediately prior to the Effective Time (other than the Company Interests described in Section 3.3(b) below) will be cancelled and automatically deemed for all purposes to represent the right to receive the Per Unit Company Merger Consideration. As of the Effective Time, each Company Member shall cease to have any other rights with respect to the Company Interests, except as otherwise required under applicable Law.
(b)   Treasury Interests.   At the Effective Time, if there are any Equity Securities of the Company that are owned by the Company in treasury or by any direct or indirect Subsidiary of the Company, such Equity Securities shall be canceled and extinguished without any conversion thereof or payment therefor.
(c)   Company Convertible Securities.   At the Effective Time, any outstanding Company Convertible Security that is not a Company Interest, if not exercised or converted prior to the Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into Company Interests.
(d)   Liminatus Merger Sub Interests.   At the Effective Time, all Equity Securities of Liminatus Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal amount of Equity Securities of Company Surviving Subsidiary each of which is held by ParentCo, with the same rights, powers and privileges as the Equity Securities so converted and shall constitute the only Equity Securities in Company Surviving Subsidiary.
Section 3.4   No Issuance of Fractional Shares.
No fractional ParentCo Shares will be issued pursuant to the Mergers, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share.
Section 3.5   Adjustments in Certain Circumstances.
Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the outstanding ParentCo Shares, Company Interests or SPAC Class A Shares shall have been changed into a different number of shares, interests or a different class, by reason of any share dividend, capitalization, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of ParentCo Shares, Company Interests or SPAC Class A Shares, as applicable, will be appropriately adjusted to provide to SPAC, Company Members and the stockholders of ParentCo the same economic effect as contemplated by this Agreement prior to such event.
Section 3.6   Withholding.
SPAC, ParentCo and SPAC Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by SPAC, ParentCo or SPAC Merger Sub and timely remitted to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Notwithstanding the foregoing, SPAC, ParentCo or SPAC Merger Sub shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement at least ten (10) days prior to the date of the relevant payment and shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE IV
CLOSING CONDITIONS
Section 4.1   Conditions to the Obligations of the Parties at Closing.
(a)   Conditions to the Obligations of Each Party.   The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:
(i)   Hart-Scott-Rodino Act.   If a filing is required in connection with the consummation of the transactions contemplated by this Agreement under the HSR Act, the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.
(ii)   No Orders or Illegality.   There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.
(iii)   Required SPAC Vote.   The Required SPAC Vote shall have been obtained.
(iv)   Net Tangible Assets.   After giving effect to all SPAC Share Redemptions and the PIPE Investment, SPAC shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act) either immediately prior to the Closing or upon the Closing after giving effect to the transactions contemplated by this Agreement.
(v)   Joint Registration/Proxy Statement.   SPAC and the Company shall have prepared and ParentCo shall have filed the Proxy/Registration Statement with the SEC and the Proxy/Registration Statement shall have been declared effective by the SEC and remain effective as of the Closing and no stop order or similar order shall be in effect with respect to the Proxy/Registration Statement.
(vi)   Government Action; Requisite Regulatory Approvals.   No Party or its applicable directors, officers, employees, contractors, representatives or Affiliates shall have been the subject of any actual, pending or threatened enquiry or Proceeding by any Governmental Entity regarding any violation of any Law. All consents required to be obtained from or made with any Governmental Entity in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.
(vii)   Requisite Consents.   The consents required to be obtained from or made with any third Person in order to consummate the transactions contemplated by this Agreement that are set forth in Section 4.1(a)(vii) of the Company Disclosure Schedules shall have each been obtained or made.
(viii)   NASDAQ Listing.   The ParentCo Common Stock shall have been conditionally approved for listing on NASDAQ, subject to official notice of issuance.
(ix)   ParentCo Organizational Documents.   At or prior to the Closing, ParentCo shall have amended and restated its certificate of incorporation and bylaws as agreed by SPAC and the Company.
(x)   Appointment to the Board.   The members of the post-Closing ParentCo Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.13.
(xi)   PIPE Subscription Agreements.   The transactions contemplated by the PIPE Subscription Agreements shall have been completed.

(b)   Conditions to Obligations of SPAC.   The obligations of SPAC to consummate the transactions to be performed by SPAC in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:
(i)   Representations and Warranties.
(A)
The representations and warranties of the Company, ParentCo and Merger Subs set forth in Article V of this Agreement (other than the Company Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and

(B)
The Company Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii)   Performance and Obligations of the Company.   The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it, on or prior to the Closing Date.
(iii)   Material Adverse Effect.   Since the Effective Date, there has been no Material Adverse Effect which is continuing and uncured.
(iv)   Lock-Up Agreements.   Each Lock-Up Agreement with a Company Member shall be in full force and effect in accordance with the terms thereof as of the Closing.
(v)   Officer Certificate.   The Company shall deliver to SPAC a duly executed certificate from an authorized Person of the Company, dated as of the Closing Date, certifying that (A) the conditions set forth in Section 4.1(b)(i), Section 4.1(b)(ii), and Section 4.1(b)(iii) with respect to the Company have been satisfied and (B) the Company was not a party to that certain settlement agreement in connection with the litigation listed on Section 5.14 of the Company Disclosure Schedules (the “Settlement Agreement”) and neither the Company nor the assets of the Company are restricted or otherwise affected, directly or indirectly, by the Settlement Agreement.
(vi)   Secretary Certificate.   The Company shall have delivered to SPAC a certificate executed by the Company’s secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Governing Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of the Company’s board of managers and the resolutions of the board of directors of each of ParentCo and the Merger Subs authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is a party or bound, and the consummation of the Mergers and the other transactions contemplated hereby and thereby, and the adoption of the Company Surviving Subsidiary’s Governing Documents, and recommending the approval and adoption of the same by the Company Members at a duly called meeting of members, (C) evidence that the Company Member Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Agreement to which the Company is or is required to be a party or otherwise bound.

(vii)   Good Standing.   The Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each of the Company, ParentCo, SPAC Merger Sub and Liminatus Merger Sub certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Entity of the Company’s, ParentCo’s, SPAC Merger Sub’s and Liminatus Merger Sub’s jurisdiction of organization and from each other jurisdiction in which the Company, ParentCo, SPAC Merger Sub or Liminatus Merger Sub is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.
(viii)   Amended and Restated Registration Rights Agreement.   SPAC shall have received a copy of the Amended and Restated Registration Rights Agreement, in substantially the form attached as Exhibit E hereto (the “Amended and Restated Registration Rights Agreement”), duly executed by SPAC, ParentCo, Sponsor, the Company Members, Cantor and the PIPE Investors.
(ix)   Acknowledgments; Notice.   SPAC shall have received a copy of the following:
(A)
an acknowledgement from Valetudo that as of the Effective Time any and all IPO requirements and conditions of the Company pursuant to that certain Assignment of Contract entered into as of October 1, 2022 by and between Valetudo and the Company (“Valetudo Assignment”) have been satisfied and after the Closing the Valetudo Assignment shall be irrevocable;

(B)
an acknowledgement from Viral Gene that the Company consulted with Viral Gene prior to the Closing as required under the Viral Gene Assignment; and

(x)   Oral Agreements.   SPAC shall have received a copy of the following:
(A)
a written and executed agreement between the Company and Feelux evidencing their prior oral agreement that (i) the indebtedness owed by the Company pursuant to that certain Subscription Agreement, dated September 15, 2018, by and between the Company and Feelux (the “Feelux Subscription Agreement”) shall be satisfied through delivery to Feelux of Company Interests in an amount not to exceed twenty percent (20%) of the Merger Shares, (ii) Feelux will waive all rights to any warrants to acquire Company Interests immediately prior to the Closing; and (iii) upon completion of subsections (i) and (ii) the bonds issued by the Company to Feelux shall be deemed fully paid.

(B)
a written and executed agreement between the Company and Car-Tcellkor evidencing their prior oral agreement that in satisfaction of the indebtedness owed by the Company pursuant to that certain Loan Agreement, dated March 18, 2019, by and between the Company and Car-Tcellkor (the “Loan Agreement”), the Company shall issue to Car-Tcellkor Company Interests in an amount not to exceed twenty percent (20%) of the of the Merger Shares.

(xi)   Ewon Waiver.   SPAC shall have received a written waiver from Ewon waiving Ewon’s rights (i) to a right of first refusal on future equity issuances by the Company and (ii) to the appointment of persons to the Company’s board of managers or other governing body.
(xii)   Annual Report.   Upon the Company’s receipt, the Company shall have delivered to SPAC a copy of the US Food and Drug Administration’s annual report for the GCC Cancer Vaccine.
(xiii)   Lock-Up Agreements.   The Company shall obtain from each party set forth in Section 4.1(b)(xiii) of the Company Disclosure Schedules entitled to ParentCo Shares at or in connection with Closing, an executed lock-up agreement in form and substance reasonably acceptable to SPAC.

(c)   Conditions to Obligations of the Company.   The obligation of the Company, ParentCo and Merger Subs to consummate the transactions to be performed by the Company, in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:
(i)   Representations and Warranties.
(A)
The representations and warranties of SPAC set forth in Article VI of this Agreement (other than the SPAC Fundamental Representations and Section 6.19 to the extent related to ParentCo) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect; and

(B)
The SPAC Fundamental Representations, in each case, without giving effect to any materiality or SPAC Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(C)
Notwithstanding the foregoing, the representation of SPAC in Section 6.19 shall be deemed to have been fulfilled to the extent SPAC has fulfilled its individual obligation in Section 6.19.

(ii)   Performance and Obligations of SPAC.   SPAC shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by SPAC on or prior to the Closing Date.
(iii)   SPAC Material Adverse Effect.   Since the Effective Date there has been no SPAC Material Adverse Effect which is continuing and uncured.
(iv)   Forfeiture Agreement.   The Forfeiture Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing, and the Sponsor shall have affected the transactions required thereby to be consummated at or prior to the Closing.
(v)   Lock-Up Agreement.   The Lock-Up Agreement with the Sponsor shall be in full force and effect in accordance with the terms thereof as of the Closing.
(vi)   Officer Certificate.   SPAC shall deliver to the Company a duly executed certificate from an authorized Person of SPAC, dated as of the Closing Date, certifying that the conditions set forth in Section 4.1(c)(i), Section 4.1(c)(ii), and Section 4.1(c)(iii) with respect to SPAC have been satisfied.
(vii)   Secretary Certificate.   SPAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of SPAC’s Governing Documents as in effect as of the Closing Date prior to the Effective Time, (B) the resolutions of the board of directors of SPAC, authorizing the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required SPAC Vote has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Agreement to which SPAC is or is required to be a party or otherwise bound.
(viii)   Good Standing.   SPAC shall have delivered to the Company good standing certificates (or similar documents applicable for such jurisdictions) for the SPAC certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Entity of SPAC’s jurisdiction of organization and from each other jurisdiction in which SPAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.
(d)   Frustration of Closing Conditions.   Neither the Company nor SPAC may rely on the failure of any condition set forth in this Section 4.1 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions of such other Party to be satisfied.
(e)   Waiver of Closing Conditions.   Upon the occurrence of the Closing, any condition set forth in this Section 4.1 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES
As an inducement to SPAC to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the applicable section of the Company Disclosure Schedules, the Company hereby represents and warrants to SPAC, the following:
Section 5.1   Organization; Authority; Enforceability.
Each Company Entity is (a) duly formed, validly existing, and in good standing under the Laws of Delaware, (b) qualified to do business and is in good standing (or the equivalent), if applicable, in the jurisdictions in which the conduct of its business or locations of its assets and/or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to be material to such Company Entity, and (c) has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each Company Entity has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or is required to be a party or bound and to consummate the transactions contemplated hereby and thereby, subject to the Company Member Approval, and each Company Entity has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. Each Company Entity’s board of managers or board of directors, as applicable, in accordance with such Company Entity’s Governing Documents and any applicable Law or Contract to which such Company Entity or any of such Company Entity’s members or stockholders is a party or by which it or its Equity Securities are bound, has duly approved this Agreement and the Ancillary Agreements to which it is or is required to be a party or bound and to consummate the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement by such Company Entity and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The Company Member Approval is the only vote or consent necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and, following receipt of the Company Member Approval, no other corporate or limited liability company proceedings on the part of the Company Entities is necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Company Entity and constitutes the valid and binding agreement of each Company Entity, enforceable against each Company Entity in accordance with its terms, except as such may be limited by bankruptcy, insolvency, winding-up, reorganization or other Laws affecting creditors’ rights generally, by general equitable principles and mandatory applicable Laws (the “Enforceability Exceptions”). Correct and complete copies of the Governing Documents of each Company Entity, as in effect on the date hereof, have been made available to SPAC.

Section 5.2   No Dissolution, Bankruptcy or Insolvency.
No measures have been taken for the dissolution and liquidation or declaration of bankruptcy of the Company and no events have occurred which would justify any such measures to be taken, in particular (i) no order has been made, petition presented, resolution passed or meeting convened for the winding up, dissolution or liquidation of the Company and there are no proceedings under applicable insolvency, bankruptcy, composition, moratorium, reorganization, or similar laws and no events have occurred which would require the initiation of any such proceedings, nor are any such proceedings threatened, and (ii) no receiver, liquidator, administrator, commissioner or similar official has been appointed in respect of the Company and no step has been taken for or with a view to the appointment of such a person. The Company is neither over-indebted, nor insolvent nor unable to pay its debts as they fall due pursuant to the respective applicable Law.
Section 5.3   Corporate Books and Registers.
The corporate books, registers, accounts, ledgers, records and supporting documents of the Company are up to date and contain complete and accurate records in all material respects of all matters since the Lookback Date, which were required to be dealt with in such documents pursuant to the relevant applicable Law.
Section 5.4   Noncontravention.
Except for the filings pursuant to Section 8.8, the consummation by each Company Entity of the transactions contemplated by this Agreement and the Ancillary Agreements do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon any of the such Party’s assets under, as a result of or based upon, (f) require any approval, consent, authorization or Permit from a Governmental Entity or other Person in respect of, (g) require any filing with or notice to a Governmental Entity or other Person in respect of, (h) give rise to any obligation to make payments or provide compensation under or (i) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, (i) any Material Contract, (ii) any Governing Document of the such Company Entity or (iii) any Law or Order to which such Company Entity is bound or subject, which, with respect to clauses (d) through (g), would reasonably be expected to be material to such Company Entity or materially impair the ability of such Company Entity on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is or is required to be a party or bound or to perform its obligations hereunder or thereunder. Each Company Entity is not in material violation of any of the Governing Documents of such Company Entity or any Material Contract.
Section 5.5   Capitalization.
(a)   Section 5.5(a) of the Company Disclosure Schedules sets forth with respect to each Company Entity as of the Effective Date, the authorized Equity Securities of each Company Entity and the issued and outstanding Equity Securities of each Company Entity (including the number and class (as applicable) of vested and unvested Equity Securities) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Securities set forth on Section 5.5(a) of the Company Disclosure Schedules comprise all of the Company Interests or other Equity Securities of each Company Entity that are issued and outstanding as of the Effective Date and the holders of the Equity Securities are the registered and sole legal and beneficial owners of the Equity Securities all of which are owned free and clear from any Liens (other than Securities Liens or those imposed by such Company Entity’s Governing Documents).

(b)   Except as set forth on Section 5.5(b) of the Company Disclosure Schedules, or set forth in this Agreement and if applicable, as further detailed in the Ancillary Agreements or the Governing Documents of the Company:
(i)   there are no outstanding Company Convertible Securities, or other options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Securities;
(ii)   the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Securities;
(iii)   the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Securities;
(iv)   there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Securities of the Company to which the Company is a party;
(v)   the Company has not violated in any material respect any applicable securities Laws or any preemptive rights, purchase option, rights of first refusal, rights of first offer or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale or issuance of any of its Equity Securities; and
(vi)   other than pursuant to applicable Law, there are no contractual restrictions which prevent the payment of dividends or distributions by the Company.
(c)   Except as set forth on Section 5.5(c) of the Company Disclosure Schedules, all of the issued and outstanding Equity Securities of the Company have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or applicable Law.
(d)   The Company does not have any Subsidiaries (and in the event of a breach of the foregoing representation and warranty, without limiting any other rights or remedies under this Agreement, any reference in this Agreement to the Company will include its Subsidiaries to the extent reasonably applicable). The Company does not otherwise own, directly or indirectly, any Equity Securities in any Person, and the Company has not agreed to acquire any Equity Securities of any Person or has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated, formed or organized (as applicable).
(e)   Except as disclosed in the Audited Financial Statements, since January 1, 2021, the Company has not declared or paid any distribution or dividend in respect of its Equity Securities and has not repurchased, redeemed or otherwise acquired any Equity Securities of the Company, and the board of managers of the Company or Company Members have not authorized any of the foregoing.
(f)   Except as set forth in Section 5.5(f) of the Company Disclosure Schedules, there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Acquisition Entity is a party or which are binding upon any Acquisition Entity providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any Equity Securities of such Acquisition Entity.
(g)   As of the Effective Date, the authorized capital stock of ParentCo consists of 1,000 shares of common stock, par value $.0001 per share (“ParentCo Common Stock”). As of the Effective Date 100 shares of ParentCo Common Stock are issued and outstanding. All outstanding shares of ParentCo Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to any outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any Equity Securities of ParentCo.

(h)   As of the Effective Date, the authorized capital stock of Liminatus Merger Sub consists of 1,000 shares of common stock, par value $.0001 per share (“Liminatus Merger Sub Common Stock”). As of the Effective Date 1,000 shares of Liminatus Merger Sub Common Stock are issued and outstanding. All outstanding shares of Liminatus Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to any outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any Equity Securities of Liminatus Merger Sub.
(i)   As of the Effective Date, the authorized capital stock of SPAC Merger Sub consists of 1,000 shares of common stock, par value $.0001 per share (“SPAC Merger Sub Common Stock”). As of the Effective Date 1,000 shares of SPAC Merger Sub Common Stock are issued and outstanding. All outstanding shares of SPAC Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to any outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any Equity Securities of SPAC Merger Sub.
(j)   ParentCo does not own or control, directly or indirectly, any interest in any Person, other than Liminatus Merger Sub and SPAC Merger Sub. Neither Liminatus Merger Sub nor SPAC Merger Sub owns or controls, directly or indirectly, any interest in any Person.
Section 5.6   Financial Statements; No Undisclosed Liabilities.
(a)   Attached as Section 5.6(a) of the Company Disclosure Schedules are (i) (x) the audited consolidated balance sheets of the Company as of December 31, 2020 and December 31, 2021, and (y) the related audited consolidated statements of operations, changes in member equity and statements of cash flows for the fiscal periods then ended (together, the “Audited Financial Statements”).
(b)   The Audited Financial Statements are derived from and accurately reflect the books and records of the Company as of the times and for the periods reference therein. The Audited Financial Statements (i) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (ii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the consolidated results of the operations, changes in members equity and cash flows of the Company for the periods indicated. When delivered by or on behalf of the Company, the PCAOB Financial Statements will comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act.
(c)   The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has never been subject to or involved in any fraud that involves management or other employees who have a role in the internal controls over financial reporting of the Company. In the past five (5) years, neither the Company nor any of its Representatives have received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.
(d)   The Company does not have any Indebtedness other than the Indebtedness as set forth on Section 5.6(d) of the Company Disclosure Schedules, and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness) as set forth on Section 5.6(d) of the Company Disclosure Schedules. Except as disclosed on Section 5.6(d) of the Company Disclosure Schedules, no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on their respective properties or assets.
(e)   The Company has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP (or reflected in the notes thereto), other than: (i) Liabilities set forth in or reserved against in the Audited Financial Statements; (ii) Liabilities which have arisen after the date of the latest balance sheet dated December 31, 2021 included in the Audited Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement, including the Company Transaction Expenses. The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated by the SEC under the Securities Act.
Section 5.7   Absence of Certain Developments.
Since the Lookback Date, the Company has conducted its business in all material respects in the Ordinary Course of Business. Since December 31, 2021, other than as set forth in Section 5.7 of the Company Disclosure Schedules, the Company has (a) not been subject to a Material Adverse Effect and (b) has not taken or committed to take (or has had taken or committed on its behalf) any action that would be prohibited by Section 7.1(a) (without giving effect to Section 7.1(a) of the Company Disclosure Schedules) if such action were taken or of after the date hereof without the consent of SPAC.
Section 5.8   Real Property; Personal Property.
(a)   The Company does not own, and has never owned, any real property.
(b)   The Company does not lease or sublease or otherwise use or occupy, and has never leased or subleased or otherwise used or occupied, any real property, and there are no amounts or obligations owed to anyone for use or occupancy for any premises.
Section 5.9   Tax Matters.
Except as set forth on Section 5.9 of the Company Disclosure Schedules,
(a)   The Company: (i) has duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects and have been prepared in material compliance with all applicable Laws; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company is otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith and for which the Company has provided adequate reserves in accordance with US GAAP in the most recent consolidated financial statements of the Company; (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)   The Company is not a party to, is not bound by, and has no obligation under any Tax Sharing Agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) and has no potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes and which is not entered into with any Affiliate or direct or indirect owner of the Company.
(c)   The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code or any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received or deferred revenue accrued prior to the Closing outside the Ordinary Course of Business. The Company will not be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.
(d)   The Company has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.
(e)   The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).
(f)   The Company has no liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract, or otherwise.
(g)   The Company has no request for a ruling in respect of Taxes pending between the Company, on one hand, and any Taxing Authority, on the other hand. The Company has not received any private letter rulings, technical advice memoranda or similar agreements with a Taxing Authority in respect of Taxes, in each case, that will be in effect after the Closing.
(h)   The Company has made available to SPAC true, correct and complete copies of the final filed U.S. federal income Tax Returns (if any) filed by the Company for each tax year since its formation.
(i)   The Company has not within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(j)   The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(k)   Neither the IRS nor any other United States or non-United States Taxing Authority or agency has asserted in writing with respect to the Company any deficiency or claim for any Taxes that has not been resolved.
(l)   There are no Tax Liens upon any assets of the Company except for Permitted Liens.
(m)   The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)   The Company has not received written notice from a non-U.S. Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(o)   The Company has not received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company does not file Tax Returns stating that the Company is or may be subject to taxation in such jurisdiction.
(p)   The Company has not taken any action, nor to the Knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.
(q)   The Company has not deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, H.R. 748 (Mar. 27, 2020) (the “CARES Act”) or received or claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, Pub. L. 116-127, H.R. 6201 (Mar. 14, 2020) or Section 2301 of the CARES Act.
(r)   The Company has at all times since its formation been classified as a partnership for U.S. federal income tax purposes.
(s)   As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Taxing Authority relating to Taxes.
Section 5.10   Contracts and Suppliers.
(a)   Except as set forth on Section 5.10(a) of the Company Disclosure Schedules, the Company is not a party to, or bound by, any (other than any Contracts that are no longer in effect and under which the Company has no continuing or potential material Liability or rights):
(i)   collective bargaining agreement;
(ii)   Lease;
(iii)   Contract (w) for the employment or engagement of any directors, officers, employees or individual independent contractors (other than at-will employment arrangements with employees entered into in the Ordinary Course of Business), (x) providing for severance payments, (y) requiring the payment of any compensation by the Company that is triggered as a result of the consummation of the transactions contemplated by this Agreement or (z) between the Company and any Interested Party;
(iv)   Contract under which the Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others;
(v)   license, royalty or development Contract licensing-in or granting to the Company right in or immunity under any Intellectual Property, other than Contracts (w) concerning uncustomized, commercially available Software (whether software, software-as-a-service services, platform-as-a-service services, and/or infrastructure-as-a-service services) licensed for less than $250,000 in annual fees; (x) that include a license in of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; or (y) whereby Intellectual Property is implicitly licensed;

(vi)   license, royalty or development Contract licensing out or granting any rights in or immunity under any Owned Intellectual Property or Licensed Intellectual Property to any Person, other than Contracts whereby Owned Intellectual Property or Licensed Intellectual Property is non-exclusively implicitly licensed to service providers, subcontractors, or suppliers of the Company solely to the extent necessary for such Person to provide services thereto;
(vii)   Contract that by its terms requires, or with respect to which the Company reasonably expects will require, individually or with all related Contracts, aggregate future payments to or from the Company in excess of $100,000 in the twelve (12) month period following Closing, other than those Contracts that can be terminated without material penalty by the Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;
(viii)   joint venture, partnership, limited liability company or similar Contract relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture;
(ix)   other than this Agreement, Contract for the sale or disposition of any material assets, properties or Equity Securities of the Company (other than those providing for sales or dispositions of (x) assets and inventory in the Ordinary Course of Business, and (y) assets no longer used in the businesses of the Company, in each case, under which there are no material outstanding obligations of the Company), including any sale or disposition agreement that has been executed, but has not closed;
(x)   Contract that materially limits or restricts, or purports to limit or restrict, the Company (or after the Closing, ParentCo or its Subsidiaries, including the Company) from (A) engaging or competing in any line of business or material business activity in any jurisdiction or geographic area, or selling or providing any service or product or soliciting any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses, or (B) purchasing or acquiring an interest in any other Person;
(xi)   Contract that contains a provision providing for the sharing of any profits, revenue or cost-savings with any other Person;
(xii)   Contract involving the payment of any earnout or similar contingent payment;
(xiii)   Contract involving the settlement, conciliation or similar agreement of any Proceeding or threatened Proceeding (y) involving payments (exclusive of attorney’s fees) in excess of $250,000 in any single instance or in excess of $500,000 in the aggregate, or (z) that by its terms limits or restricts the Company from engaging or competing in any line of business in any jurisdiction or otherwise under which the Company has outstanding material obligations (other than customary confidentiality obligations);
(xiv)   Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by the Company in an amount in excess of $250,000 annually or $500,000 over the life of the Contract (including pursuant to any joint venture);
(xv)   Contract that relates to the direct or indirect acquisition of material business, securities, assets or properties by the Company (including the acquisition of any business, equity or material assets of any Person or any real property and whether by merger, sale of equity, sale of assets or otherwise) for a purchase price in excess of $250,000 in any single instance or in excess of $500,000 in the aggregate, except for (x) any agreement related to the transactions contemplated by this Agreement, (y) any non-disclosure, indications or interest, term sheets, letters of intent or similar agreements entered into in connection with such acquisitions, and (z) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business;
(xvi)   Contract pursuant to which any Person has guaranteed the Liabilities of the Company; or

(xvii)   is otherwise material to the Company and not described in clauses (i) through (xvii) above.
(b)   Except as set forth on Section 5.10(b) of the Company Disclosure Schedules, each Contract required to be listed on Section 5.10(b) of the Company Disclosure Schedules (each, a “Material Contract”) is in full force and effect and is valid, binding and enforceable against the Company and against each other party thereto, except as such may be limited by the Enforceability Exceptions. The Company has made available to SPAC a copy of each Material Contract. With respect to all Material Contracts, neither the Company nor, to the Knowledge of the Company, any other party to any such Material Contract is in breach or default thereunder, which breach or default would be or reasonably be expected to be material (or is alleged in writing to be in breach or default thereunder, which breach or default would be or reasonably be expected to be material) and, to the Knowledge of the Company, there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default by the Company thereunder (which breach or default would be or reasonably be expected to be material) or any other party to such Material Contract (which breach or default would be or reasonably be expected to be material) or permit termination or acceleration by the other party thereto, under such Material Contract. The Company has not received any written claim or notice of breach of or default under any such Material Contract (which breach or default would be or reasonably be expected to be material). The consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Material Contract. The Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Material Contract that provides for a continuing obligation by any party thereto to terminate such Material Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect the Company. The Company has not waived any rights under any Material Contract.
(c)   Set forth on Section 5.10(c) of the Company Disclosure Schedules is a list of the material suppliers of the Company (the “Material Suppliers”). Since the Lookback Date, no such Material Supplier has canceled, terminated or, materially and adversely altered its relationship with the Company (in each case would be or reasonably be expected to be material) or threatened in writing to cancel, terminate or materially and adversely alter its relationship with the Company (in each case, would be or reasonably be expected to be material). There have been no disputes between the Company and any Material Supplier since the Lookback Date which would be or reasonably be expected to be material.
Section 5.11   Intellectual Property.
(a)   Pursuant to the InnoBation License, the TDT License and the Viral Gene License, the Company has been granted worldwide Intellectual Property rights to the Products as set forth in each license.
(b)   As of the date of this Agreement, there is not and, to the Knowledge of the Company, since the Lookback Date, there have not been, any Proceedings pending (or, to the Knowledge of the Company, threatened, and, since the Lookback Date, the Company has not received any written charge, complaint, claim, demand, or notice that has not been fully resolved with prejudice) alleging any such infringement, misappropriation or other violation (including any claim that the Company must license or refrain from using any material Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforceability of any Owned Intellectual Property, Licensed Intellectual Property or any Product. To the Knowledge of the Company, none of the Company, its products or services (including but not limited to Products), nor the conduct of the business as has been, is, currently, and as contemplated to be conducted (including the development and commercialization of Products) does, did, or would infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.
(c)   As of the date of this Agreement, (i) to the Knowledge of the Company, no Person is, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property, Licensed Intellectual Property or any Product; and (ii) the Company has not sent to any Person any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Owned Intellectual Property or Licensed Intellectual Property.

(d)   The Company is the sole and exclusive owner of all right, title, and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), is the licensee under enforceable written agreements of all Licensed Intellectual Property, and the Company owns, or has the valid right to use pursuant to written agreement, all Intellectual Property and IT Assets that are used in or necessary for the conduct of the business of the Company as currently conducted and as contemplated to be conducted, including, but not limited to, in connection with the development and commercialization of Products, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement, or the consummation of the transactions contemplated hereby or thereby.
(e)   All Publicly Available Software used by the Company in connection with the Company’s business has been used in all material respects in accordance with the terms of its governing license. The Company has not used any Publicly Available Software in connection with Owned Intellectual Property, nor licensed or distributed to any third party any combination of Publicly Available Software and Owned Intellectual Property, in each case, in a manner that (i) requires, or conditions the use or distribution of any Software that is Owned Intellectual Property on, the disclosure, licensing or distribution of any source code for any Owned Intellectual Property or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, distribute or enforce Owned Intellectual Property in any manner (the terms of such Publicly Available Software giving rise to the events in clauses (i) and (ii), “Copyleft Terms”).
(f)   No current or former director, officer, manager, employee, agent, contractor, consultant, or third-party Representative of the Company has any right, title or interest, directly or indirectly, in whole or in part, any Owned Intellectual Property or Licensed Intellectual Property. Except as disclosed in Section 5.11(f) of the Company Disclosure Schedules, the Company has obtained from all Persons (including all current and former founders, officers, directors, stockholders, employees, contractors, consultants and agents) who have contributed to the creation of any Owned Intellectual Property a valid and enforceable written present assignment of all rights, title, and interest in and to any such Owned Intellectual Property to the Company, or all such rights, title, and interest in and to such Owned Intellectual Property have vested in the Company by operation of Law. To the Knowledge of the Company, no Person has been or is in violation of any such written assignment agreements.
(g)   The Company has taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets and any other material confidential information (including material proprietary source code) owned by the Company (and any confidential information owned by any Person to whom any of the Company has a confidentiality obligation). Except as required by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such Trade Secret or confidential information has been disclosed by the Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or any other confidential information by such Person. To the Knowledge of the Company, no Person has been or is in violation of any such written confidentiality agreements or any other obligation of confidentiality.
(h)   No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by the Company in the development of any Intellectual Property owned by the Company nor does any such Person have any rights, title, or interest in or to any Owned Intellectual Property. The Company is not member of or party to any patent pool, industry standards body, trade association, or other organization pursuant to which the Company is obligated to grant any license, rights, or immunity in or to any Owned Intellectual Property to any Person.
(i)   The IT Assets are sufficient in all material respects for the current business operations of the Company. The Company or its partners have in place commercially reasonable disaster recovery and security plans and procedures and have implemented commercially reasonable security regarding the confidentiality, availability, security and integrity of the IT Assets owned or used by the Company and all confidential or sensitive data and information stored thereon, such as Personal Information, including from unauthorized access and infection by Unauthorized Code. The Company or its partners have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats, for all Software material to the operations of the Company as currently conducted.
(j)   Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company immediately subsequent to the Closing on identical terms and conditions as owned or used by the Company immediately prior to the Closing.
Section 5.12   Data Security; Data Privacy.
(a)   The Company has not experienced any material Security Breaches or material Security Incidents or a material failure of the IT Assets since the Lookback Date, and the Company has not received any uncured written notices, claims or complaints from any Person regarding such a material Security Breach or material Security Incident or material failure of the IT Assets since the Lookback Date. Since the Lookback Date, the Company has not received any uncured written complaint, claim, demand, inquiry or other notice, including a notice of investigation, from any Person (including any Governmental Entity or self- regulatory authority or entity) regarding the Company’s Processing of Personal Information or compliance with applicable Privacy and Security Requirements.
(b)   Except as would not be or reasonably be expected to be material, to the Company’s Knowledge, the Company is, and since the Lookback Date has been, in compliance with all applicable Privacy and Security Requirements. To the Company’s Knowledge, the Company has a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information that is processed by or on behalf of the Company in connection with the use and/or operation of its products and business, in the manner such Personal Information is accessed and used by the Company except where the failure to have such right would not be material to the Company. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Company’s right to own or process any Personal Information used in or necessary for the conduct of the business of the Company, except where such termination, impairment or limitation would not be material to the Company.
Section 5.13   Information Supplied.
The information supplied in writing by the Company expressly for inclusion in the Proxy/Registration Statement, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release), shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, and with respect to information supplied by the Company for inclusion in the Proxy/Registration Statement, such information is not revised by any subsequently filed amendment prior to the time that the Proxy/Registration Statement is first mailed, to the extent such initially included information does not result in Liabilities to SPAC under the Securities Act or the Securities Exchange Act, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to SPAC Stockholders, or (c) the time of SPAC Stockholder Meeting (in each case, subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings), except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of SPAC or its Affiliates for inclusion in such materials.
Section 5.14   Litigation.
Except as set forth on Section 5.14 of the Company Disclosure Schedules, there are no Proceedings (or to the Knowledge of the Company, investigations by a Governmental Entity) pending or, to the Knowledge of the Company, threatened against the Company or any director, member, manager or officer of the Company (in their capacity as such) (and no such Proceeding has been brought or, to the Company’s Knowledge, threatened since the Lookback Date), and since the Lookback Date the Company has not been subject to or bound by any material outstanding Orders. There are no Proceedings pending by the Company against any other Person. There are no ongoing internal investigations by the Company with respect to any current employee of the Company. Since the Lookback Date, there have been no settlements or any proceedings involving the Company or any director, member, manager or officer (in their capacity as such) except as set forth in reasonable detail on Section 5.14 of the Company Disclosure Schedules.
Section 5.15   Brokerage.
None of the Company Entities has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Company Entity or SPAC to pay any finder’s fee, brokerage or agent’s commissions or other like payments.
Section 5.16   Labor Matters.
(a)   Section 5.16(a) of the Company Disclosure Schedules sets forth a complete list of all employees of the Company as of the date hereof and title and/or job description, job location and base compensation and any bonuses paid with respect to the last fiscal year, whereby bonuses shall be the target bonuses agreed upon but not yet paid between Company and employee and any bonuses already paid. As of the date hereof, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities and the necessary working permits are in place.
(b)   All employment agreements between the Company and its employees are in writing and contain only customary terms and conditions. The Company does not retain, and has not retained in the past, any consultants or freelancers that could be requalified as employees under applicable Laws.
(c)   As at the date of this Agreement, no material salary increases have been resolved but not yet implemented by the Company. Any claims of current or former employees of the Company, including any claims for compensation, bonus, overtime and holidays, are fully provided for in the Audited Financial Statement as per the respective accounts date. Since such accounts date, overtime claims and outstanding holiday entitlements accrued only in the Ordinary Course of Business.
(d)   The Company is not a party to or negotiating any collective bargaining agreement with respect to its employees. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company, and no such strikes, work stoppages, slowdowns or other material disputes have occurred since the Lookback Date. Except as set forth on Section 5.16(d) of the Company Disclosure Schedules, since the Lookback Date, (i) no labor union or other labor organization, or group of employees of the Company, has made a written demand for recognition or certification with respect to any employees, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, and (ii) there has been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges against the Company.
(e)   The Company, is, and since the Lookback Date has been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including (where applicable) provisions thereof relating to wages and hours, classification, equal opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, affirmative action, collective bargaining, workplace health and safety, immigration, whistleblowing and layoffs, employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. Since the Lookback Date, the Company has not implemented any mass layoff of their employees.
(f)   Except as set forth on Section 5.16(f) of the Company Disclosure Schedules, the Company does not have in existence any unit or other incentive scheme, whether settled in cash or in (phantom) securities of any kind and the Company has no obligation to pay any bonus or similar payments to any present or former employee or consultant. The Company has no obligation to make any severance, change-of-control or transaction bonus payment, or any payment of compensation for loss of office, employment or redundancy to any present or former employee, consultant or director as a consequence of the transactions contemplated by this Agreement.

(g)   Except as would not reasonably be expected to result in material Liabilities to the Company, since the Lookback Date, (i) the Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments that have become due and payable to employees; (ii) the Company has not been liable for any arrears of wages, compensation or related Taxes, penalties or other sums with respect to its employees; (iii) the Company has paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees and such individual independent contractors; and (iv) each individual who since the Lookback Date has provided or is providing services to the Company, and has been classified as (y) an independent contractor, consultant, leased employee, or other non-employee service provider, or (z) an exempt employee, has been properly classified as such under all applicable Laws relating to wage and hour and Tax.
(h)   To the Knowledge of the Company, no employee or individual independent contractor of the Company is, with respect to his or her service, in breach of the terms of any employment agreement, nondisclosure agreement, noncompetition agreement, non-solicitation agreement, restrictive covenant or similar obligation (i) owed to the Company; or (ii) owed to any third party. No senior executive has provided written or, to the Knowledge of the Company, oral notice, and no key employee has provided written notice of any present intention to terminate his or her relationship with the Company within the first twelve (12) months following the Closing.
(i)   Since the Lookback Date, the Company has used reasonable best efforts to investigate all sexual harassment, or other discrimination, or retaliation allegations which have been reported to the appropriate individuals responsible for reviewing such allegations in accordance with the policies and procedures established by the Company. With respect to each such allegation with potential merit, the Company has taken such corrective action that is reasonably calculated to prevent further improper conduct. The Company does not reasonably expect any material Liabilities with respect to any such allegations.
Section 5.17   Employee Benefit Plans.
The Company does not maintain, sponsor, contribute to, participate in or have any liability (actual or contingent) with respect to any Company Employee Benefit Plan. Neither the execution and delivery of this Agreement or the other Ancillary Agreements to which it is a party nor the consummation of the transactions contemplated by this Agreement: (a) will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, director or officer of the Company; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefits.
Section 5.18   Insurance.
Except as set forth on Section 5.18 of the Company Disclosure Schedules, the Company has in effect policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the Company) in amounts and scope of coverage as are customary for companies of a similar nature and size operating in the industries in which the Company operates (the “Insurance Policies”). As of the date of this Agreement: (a) all of the material Insurance Policies held by, or for the benefit of, the Company as of the date of this Agreement with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) the Company has not received a written notice of cancellation of any of the Insurance Policies or of any material changes that are required in the conduct of the business of the Company as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. The Company is not in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. Except as set forth on Section 5.18 of the Company Disclosure Schedules, since the Lookback Date, there have been no claims by or with respect to the Company under any Insurance Policy as to which coverage has been denied or disputed in any respect by the underwriters of such Insurance Policy.

Section 5.19   Compliance with Laws; Permits.
(a)   Except as set forth on Section 5.19(a) of the Company Disclosure Schedules, each Company Entity is, and since the Lookback Date or, with respect to each Acquisition Entity, its date of formation has been, in material compliance with all Laws applicable to the conduct of the business of such Company Entity and, since the Lookback Date or each Acquisition Entity’s date of formation, no uncured written or oral notices have been received by the Company from any Governmental Entity or any other Person alleging a material violation of any such Laws.
(b)   The Company holds all permits, licenses, registrations (excluding Intellectual Property registrations and certifications), approvals, consents, accreditations, waivers, exemptions, identification numbers and authorizations of any Governmental Entity, required for the ownership and use of its assets and properties or the conduct of its business as currently conducted (collectively, “Permits”) and is in compliance in all material respects with all terms and conditions of such Permits. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement. The Company is not in material default under any such Permit and to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material and adverse effect on the ability of the Company to use such Permit or conduct its business.
Section 5.20   Anti-Corruption Law Compliance
(a)   Since the Lookback Date, none of the Company or, to the Knowledge of the Company, any of its Affiliates, directors, officers or employees, or any other Representative of the Company (in their capacities as such), (i) has made, authorized, solicited or received any unlawful bribe, rebate, payoff, influence payment or kickback, (ii) has used or is using any corporate funds for any contributions, gifts, entertainment, hospitality, travel, in each case, to the extent illegal, or (iii) has, directly or indirectly, knowingly made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any officer of a Governmental Entity or other Person in violation of applicable Anti-Corruption Laws. There are no pending legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging (i) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages, (ii) any other violation of any Anti-Corruption Law.
(b)   The transactions of the Company are accurately reflected on its books and records in compliance in all material respects with applicable Anti-Corruption Laws.
Section 5.21   Anti-Money Laundering Compliance.
(a)   The Company maintains and implements (or will cause to be maintained and implemented prior to Closing) procedures designed to reasonably prevent money laundering and otherwise ensure compliance with all applicable Anti-Money Laundering Laws. There are no matters of material non-compliance with any Anti-Money Laundering Law that any Governmental Entity has required the Company to correct since the Lookback Date.
(b)   None of the Company or, to the Knowledge of the Company, any of its Affiliates, directors, officers or employees, or any other Representative of the Company (in their capacities as such) has knowingly engaged in a transaction that involves their receipt, payment or any other transfer of the proceeds of crime in violation of any Anti-Money Laundering Laws.
(c)   There are no legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by the Company or any of its directors, officers, managers, or employees.

Section 5.22   Affiliate Transactions.
(a)   Except as set forth on Section 5.22(a) of the Company Disclosure Schedules, (x) there are no Contracts (except for the Governing Documents) between the Company, on the one hand, and any Interested Party on the other hand and (y) no Interested Party (i) owes any amount to, or is owed any amount from (other than for services or expenses as directors, officers or employees of the Company in the Ordinary Course of Business), the Company, (ii) owns any material assets or properties, tangible or intangible, necessary for the conduct of the business of the Company as it has been operated since the Lookback Date or (iii) owns any interest in, or is a director, officer, or owner of, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, or landlord of the Company (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company) (such Contracts or arrangements described in clauses (x) and (y), “Affiliated Transactions”).
Section 5.23   Environmental Matters.
(a)   The Company, and each property or facility at any time owned, leased, or operated by the Company, are and have been in material compliance with Environmental Laws.
(b)   The Company has obtained, holds and is, and has been, in material compliance with all Permits required under Environmental Laws.
(c)   Neither the Company nor, to the Knowledge of the Company, any other Person has released, manufactured, handled, stored, generated, treated, transported, discharged, emitted, or disposed any Hazardous Material in a manner that has or would be reasonably likely to give rise to a material Liability of the Company. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.
(d)   No material Proceeding or Order is pending or, to the Knowledge of the Company, threatened with respect to the Company’s compliance with or Liability under Environmental Laws, and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to form the basis of such a Proceeding or Order.
Section 5.24   Healthcare Laws.
(a)   The Company is, and has been since the Lookback Date, in compliance in all material respects with all applicable Healthcare Laws, and has not has received written notification of any pending Proceeding from the United States Food and Drug Administration (the “FDA”) or any other regulatory authority, agency or Governmental Entity alleging that any operation or activity of the Company is in violation of any applicable Healthcare Law. There have been no inspections of the Company, nor, to the Company’s Knowledge, any of its contract research organization(s), by the FDA or any other regulatory authority regarding the Company’s products or trials.
(b)   All preclinical and clinical (if any) investigations conducted or sponsored by the Company intended to be submitted to a regulatory authority to support a regulatory approval, were, and are being conducted in compliance in all material respects with all applicable Healthcare Laws.
(c)   All material reports, documents, registrations and notices required to be filed, maintained or furnished to the FDA or any other regulatory authority, agency or Governmental Entity by the Company have been so filed, maintained or furnished. All such reports, documents, registrations and notices were materially complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). Neither the Company, nor to the Company’s Knowledge, any Representative of the Company, has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other regulatory authority, agency or Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other regulatory authority, agency or Governmental Entity or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority, agency or Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191

(September 10, 1991) or any similar policy. The Company or any officer, employee or, to the Company’s Knowledge, agent of the Company has not been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Healthcare Law or authorized by 21 U.S.C. §335a(b) or any similar Healthcare Law. The Company or any officer, employee or, to the Company’s Knowledge, agent of the Company has not been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Law. No Proceedings that would reasonably be expected to result in material debarment or exclusion are pending or threatened in writing against the Company or, to the Company’s Knowledge, any of its Representatives performing research or work on behalf of the Company. The Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.
(d)   The Company has not received any written or, to the Knowledge of the Company, oral notice, correspondence or other communication from the FDA or any other regulatory authority, agency or Governmental Entity or from any Institutional Review Board requiring a clinical hold, disruption or otherwise requiring the termination or suspension of ongoing or planned clinical trials (if any) conducted by, or on behalf of, the Company.
(e)   No data generated by the Company with respect to its products are the subject of any written regulatory Proceeding, either pending or, to the Company’s Knowledge, threatened, by any Governmental Entity relating to the truthfulness or scientific integrity of such data.
(f)   The Company or, any director, officer or, to the Knowledge of the Company, any agent, employee, Affiliate or other Person acting on behalf of the Company, has not committed an act, made a statement, or failed to take any action or make a statement that, at the time such statement, disclosure, commission was made or failed to be made, in each case, would constitute a material violation of any Healthcare Law.
Section 5.25   Title to and Sufficiency of Assets.
The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) Liens specifically identified on the December 31, 2021 consolidated balance sheet of the Company included in the Audited Financial Statements, and (c) Liens set forth in Section 5.25 of the Company Disclosure Schedules. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the business of the Company as it is now conducted and presently proposed to be conducted or that are used or held by the Company for use in the operation of its businesses, and taken together, are adequate and sufficient for the operation of the businesses of the Company as currently conducted and as presently proposed to be conducted.
Section 5.26   TID US Business.
The Company is not a “TID U.S. business” as defined at 31 C.F.R. §800.248.
Section 5.27   No Prior Operations of the Acquisition Entities.
Each Acquisition Entity was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operation or incurred any obligation or liability, other than as contemplated by this Agreement.
Section 5.28   No Other Representations and Warranties.   Except for the representations and warranties contained in Article V and in any certificate or agreement delivered pursuant hereto, none of the Company Entities nor any other Person on behalf of the Company Entities or any of their respective Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to any of the Company Entities or with respect to any other information provided to SPAC and each Company Entity disclaims any such representation or warranty. Except for the specific representations and warranties contained in this Article V (as modified by the Company Disclosure Schedule) and in any certificate or agreement delivered pursuant hereto, each Company Entity hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to SPAC or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to SPAC by any director, officer, employee, agent, consultant, or Representative of such Company Entity, its Subsidiaries or any of their respective Affiliates), and none of the Company Entities nor any other Person will have or be subject to any liability or obligation to SPAC or any other Person resulting from the distribution to SPAC or any such party’s use of, or reliance upon any such information.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SPAC
As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, except (a) for all representations and warranties of SPAC, as set forth in the applicable section of the SPAC Disclosure Schedules, or (b) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by SPAC and publicly available prior to the Effective Date, and excluding disclosures referred to in “Forward Looking Statement”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward looking statements, SPAC hereby represents and warrants to the Company as follows:
Section 6.1   Organization; Authority; Enforceability.
SPAC is a corporation duly incorporated, validly existing and at the time of Closing will be in good standing under the Laws of the state of Delaware. SPAC is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a SPAC Material Adverse Effect. Subject to receipt of the Required SPAC Vote, SPAC has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which SPAC is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite SPAC Board action on the part of SPAC. No other proceedings on the part of SPAC (including any action by SPAC Board or SPAC Stockholders), except for the receipt of the Required SPAC Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which SPAC is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by SPAC at Closing will be, duly executed and delivered by SPAC and constitute valid and binding agreement of SPAC, enforceable against SPAC in accordance with their respective terms, except as such may be limited by the Enforceability Exceptions.
Section 6.2   Capitalization.
(a)   As of the date of this Agreement, the authorized share capital of the SPAC is 301,000,000 shares, each with a par value of $0.0001, consisting of (i) 280,000,000 SPAC Class A Shares, (ii) 20,000,000 SPAC Class B Shares and (iii) 1,000,000 preferred shares (“SPAC Preferred Shares”). As of the date hereof (without giving effect to SPAC Share Redemptions, the PIPE Investment or the Forfeiture Agreement ), (A) 27,600,000 SPAC Class A Shares are issued and outstanding, (B) 6,900,000 SPAC Class B Shares are issued and outstanding, (C) no SPAC Preferred Shares are issued and outstanding, (D) 6,900,000 Public Warrants are issued and outstanding, and (E) 5,013,333 Private Placement Warrants are issued and outstanding. The Equity Securities set forth in this Section 6.2(a) comprise all of the Equity Securities of SPAC that are issued and outstanding as of the date of this Agreement (without giving effect to SPAC Share Redemptions, the PIPE Investment, the SPAC Class B Share Conversion or the Forfeiture Agreement).
(b)   Except as (w) set forth in the SPAC SEC Documents, (x) set forth on Section 6.2(b) of the SPAC Disclosure Schedules, or (y) set forth in this Agreement (including as set forth in Section 6.2(a)), the Ancillary Agreements or SPAC Governing Documents:
(i)   there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes rights to subscribe, conversion rights or other similar rights to which SPAC is a party or which are binding upon SPAC providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Securities;
(ii)   SPAC is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Securities;
(iii)   SPAC is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Securities; and
(iv)   there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Securities of SPAC.
(c)   All of the issued and outstanding Equity Securities of SPAC, have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.
(d)   SPAC does not own, directly or indirectly, any Equity Securities, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.
Section 6.3   Brokerage.
Other than the Cantor Fees, SPAC has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Company or SPAC to pay a finder’s fee, brokerage or agent’s commissions or other like payments.
Section 6.4   Trust Account.
As of the Effective Date, SPAC has at least $276,000,000 dollars (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by SPAC or, to the Knowledge of SPAC, the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by SPAC. SPAC is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in SPAC SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) SPAC Stockholders who shall have exercised their rights to participate in SPAC Share Redemptions, (ii) the underwriters of SPAC’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) SPAC with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand dollars ($100,000) of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of SPAC, investigations) pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account.
Section 6.5   SPAC SEC Documents; Controls.
(a)   SPAC has filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of SPAC’s securities to the Effective Date, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “SPAC SEC Documents”). Except for any changes (including any required revisions to or restatements of the SPAC’s financial statements or the SPAC SEC

Documents) to (A) SPAC’s historical accounting of the Public Warrants and/or Private Placement Warrants as equity rather than as liabilities that may have been required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC, (B) SPAC’s accounting or classification of SPAC’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of SPAC’s auditors, or (C) SPAC’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A) through (C), collectively, “SEC SPAC Accounting Changes”), as of their respective dates, each of the SPAC SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied as to form in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SPAC SEC Documents. Except for the SEC SPAC Accounting Changes, none of SPAC SEC Documents contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parties acknowledge and agree that any restatement, revision or other modification of SPAC’s financial statements or the SPAC SEC Documents as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. To the Knowledge of SPAC, other than as filed in connection with the Extension, as of the date hereof, (i) none of the SPAC SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SPAC SEC Document.
(b)   Except for the SEC SPAC Accounting Changes the financial statements of SPAC contained or incorporated by reference in SPAC SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and Regulation S-X or Regulation S-K, as applicable, and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial condition and the results of operations, changes in stockholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to, in such financial statements. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Documents. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.
(c)   Other than in connection with any routine filings under the Exchange Act or filings under the Securities Act related to capital raising activities, no written notice of any SEC review of SPAC SEC Documents has been received by SPAC. No written notice of any SEC enforcement investigation has been received by SPAC. Other than with respect to comments on any proxy statement filed with the SEC in connection with the Extension, to the Knowledge of SPAC, since the consummation of its initial public offering, all comment letters received by SPAC from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of SPAC are publicly available on the SEC’s EDGAR website or have been made available to the Company.
(d)   Since the consummation of the initial public offering of SPAC’s securities, SPAC has filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SPAC SEC Document, and each such certification as of the time of its filing was true and correct. Except as disclosed in the SPAC SEC documents, SPAC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act (subject to the SEC SPAC Accounting Changes). As used in this Section 6.5(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e)   Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or “smaller reporting company” within the meaning of the Securities Exchange Act, and except as otherwise disclosed in SPAC SEC Documents, SPAC has established and maintained a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f), as applicable, of the Securities Exchange Act, that is sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, except as set forth in the SPAC SEC Documents (subject to the SEC SPAC Accounting Changes).
Section 6.6   Information Supplied; Proxy/Registration Statement.
None of the information supplied or to be supplied by SPAC for inclusion in the Proxy/Registration Statement, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available with the SEC, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to SPAC Stockholders, or (c) the time of SPAC Stockholder Meeting (subject to the qualifications and limitations set forth in the materials provided by SPAC or that are included in such filings and/or mailings), except that no warranty or representation is made by SPAC with respect to (i) statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or its Affiliates or Company Members for inclusion therein or (ii) any projections or forecasts included in such materials.
Section 6.7   Litigation.
As of the date of this Agreement, there are no material Proceedings (or to the Knowledge of SPAC, investigations by any Governmental Entity) pending or, to the Knowledge of SPAC, threatened against SPAC or, to the Knowledge of SPAC, any director, officer or employee of SPAC (in their capacity as such) and since SPAC’s date of incorporation there have not been any such material Proceedings and SPAC is not subject to or bound by any material outstanding Orders. There are no material Proceedings pending or threatened by SPAC against any other Person.
Section 6.8   Listing.
The issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act and listed for trading on the NASDAQ. As of the Effective Date, there is no Proceeding or investigation pending or, to the Knowledge of SPAC, threatened against SPAC by the NASDAQ or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on the NASDAQ. Other than as contemplated by this Agreement, SPAC has taken no action that is designed to terminate the registration of SPAC Class A Shares under the Securities Exchange Act. As of the Effective Date, SPAC has not received any written or, to the Knowledge of SPAC, oral deficiency notice from NASDAQ relating to the continued listing requirements of SPAC Class A Shares that is not publicly available.
Section 6.9   Investment Company.
As of the Effective Date, SPAC is not required to register as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
Section 6.10   Noncontravention.
Except for the filings pursuant to Section 8.9, the consummation by SPAC of the transactions contemplated by this Agreement and the Ancillary Agreements do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon its Equity Securities under, or (f) require any approval under, from or pursuant to, (i) any Contract or lease to which SPAC is a party, (ii) any Governing Document of SPAC, or (iii) any Law or Order to which SPAC is bound or subject, with respect to clauses (i), (ii) and (iii) that are or would reasonably be expected to have a SPAC Material Adverse Effect. SPAC is not in material violation of any of its Governing Documents.
Section 6.11   Business Activities.
(a)   Since its incorporation, SPAC has not conducted any material business activities other than its formation, the public offering of its securities (and the related private offerings), public reporting and its activities directed toward the accomplishment of a Business Combination. Except as set forth in SPAC Governing Documents or as set forth on Section 6.11(a) of the SPAC Disclosure Schedules, there is no Contract, commitment, or Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to SPAC.
(b)   Except for this Agreement and the transactions contemplated by this Agreement, SPAC has no interests, rights, obligations or Liabilities with respect to, and SPAC is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
Section 6.12   SPAC Material Contracts.
Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which SPAC is a party (the “SPAC Material Contracts”) is an exhibit to the SPAC SEC Documents.
Section 6.13   Undisclosed Liabilities.
There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of SPAC of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on, the SPAC Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the SPAC Financial Statements in the ordinary course of the operation of business of SPAC; (c) incurred in connection with the transactions contemplated hereby; or (d) which would not, individually or in the aggregate, reasonably be expected to have an SPAC Material Adverse Effect.
Section 6.14   Employees; Benefit Plans.
SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC does not maintain, sponsor, contribute to, participate in or have any liability (actual or contingent) with respect to any SPAC Employee Benefit Plan. Neither the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party nor the consummation of the transactions contemplated hereby: (a) will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or officer of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefits.
Section 6.15   Tax Matters.
(a)   Except as set forth in Section 6.15 of the SPAC Disclosure Schedules, SPAC (i) has duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects and have been prepared in material compliance with all applicable Laws; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that SPAC is otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith and for which SPAC has provided adequate reserves in accordance with US GAAP in the most recent consolidated financial statements of SPAC; (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.
(b)   SPAC is not a party to, bound by or have any obligation under any Tax Sharing Agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes and which is not entered into with any Affiliate or direct or indirect owner of SPAC.
(c)   SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code or any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received or deferred revenue accrued prior to the Closing outside the Ordinary Course of Business. SPAC will not be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.
(d)   SPAC has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.
(e)   SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.
(f)   SPAC does not have any material liability for the Taxes of any person (other than itself) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
(g)   SPAC does not have any request for a ruling in respect of Taxes pending between SPAC, on the one hand, and any Taxing Authority, on the other hand. SPAC has not received any private letter rulings, technical advice memoranda or similar agreements with a Taxing Authority in respect of Taxes, in each case, that will be in effect after the Closing.
(h)   SPAC has made available to the Company true, correct and complete copies of the final filed U.S. federal income Tax Returns (if any) filed by SPAC for each tax year since its formation.
(i)   SPAC has not within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(j)   SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(k)   Neither the IRS nor any other United States or non-United States Taxing Authority or agency has asserted in writing with respect to SPAC any deficiency or claim for any Taxes that has not been resolved.
(l)   There are no Tax Liens upon any assets of SPAC except for Permitted Liens.

(m)   SPAC has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(n)   SPAC has not received written notice from a non-U.S. Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(o)   SPAC has not received written notice of any claim from a Taxing Authority in a jurisdiction in which SPAC does not file Tax Returns stating that SPAC is or may be subject to taxation in such jurisdiction.
(p)   SPAC has not taken any action, nor to the Knowledge of SPAC are there any facts or circumstances, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.
Section 6.16   Compliance with Laws.
SPAC is, and has been since its incorporation, in compliance with all Laws in all material respects, and no uncured written notices have been received by SPAC from any Governmental Entity or any other Person alleging a material violation of any such Laws.
Section 6.17   Anti-Corruption Law Compliance.
(a)   None of SPAC or any of its Affiliates, directors, officers or employees, or, to the Knowledge of SPAC, any other Representative of SPAC (in their capacities as such) (i) has made, authorized, solicited or received any unlawful bribe, rebate, payoff, influence payment or kickback, (ii) has used or is using any corporate funds for any contributions, gifts, entertainment, hospitality, travel, in each case, to the extent illegal, or (iii) has, directly or indirectly, knowingly made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any officer of a Governmental Entity or other Person in violation of applicable Anti-Corruption Laws. There are no pending legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of SPAC, governmental investigations, alleging (i) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages, (ii) any other violation of any Anti-Corruption Law.
(b)   The transactions of SPAC are accurately reflected on its books and records in compliance in all material respects with applicable Anti-Corruption Laws.
Section 6.18   Anti-Money Laundering Compliance.
(a)   SPAC maintains and implements procedures designed to reasonably prevent money laundering and otherwise ensure compliance with all applicable Anti-Money Laundering Laws. There are no matters of material non-compliance with any Anti-Money Laundering Law that any Governmental Entity has required SPAC to correct.
(b)   None of SPAC or any of its Affiliates, directors, officers or employees, or, to the Knowledge of SPAC, any other Representative of SPAC (in their capacities as such) has knowingly engaged in a transaction that involves their receipt, payment or any other transfer of the proceeds of crime in violation of any Anti-Money Laundering Laws.
(c)   There are no legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of SPAC, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by the SPAC or any of its directors, officers, managers, or employees.
Section 6.19   Subscription Agreements.
ParentCo and the SPAC have delivered to the Company true, correct and complete copies of (i) each of the fully executed Subscription Agreements entered into by ParentCo and the SPAC with the applicable Investors therein, pursuant to which (i) the PIPE Investors have committed to purchase an aggregate of no less than 1,500,000 shares of ParentCo Common Stock for $10.00 per share for an aggregate amount of no less than the PIPE Investment Amount, and (ii) the Convertible Notes Investors have committed to purchase an aggregate principal amount of Convertible Notes of no less than the Convertible Notes Investment Amount. Each of the Agreements are in full force and effect (assuming, with respect to each Investor and the Company, that each such Subscription Agreement has been duly authorized, executed and delivered by each applicable Investor), and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by ParentCo and the SPAC. Each Subscription Agreement is and the Convertible Notes will be upon Closing (i) a legal, valid and binding obligation of ParentCo and, to the knowledge of ParentCo, each Investor and (ii) enforceable against ParentCo and, to the knowledge of ParentCo, each Investor, subject to the Enforceability Exceptions, and to the knowledge of ParentCo, neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement or the Convertible Notes or will violate any laws. There are no other agreements, side letters, or arrangements between ParentCo and any Investor relating to any Subscription Agreement or the purchase by such Investor of securities of ParentCo, that could affect the obligation of the Investors to purchase the applicable portion of the Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, ParentCo and the SPAC do not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the Investment Amount not being available to ParentCo, on the Closing Date.
Section 6.20   Affiliate Transactions.
Except as set forth in Section 6.20 of the SPAC Disclosure Schedules or as described in the SPAC SEC Documents, there are no Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, director or indirect equityholder of SPAC or Sponsor, or to the Knowledge of SPAC, any immediate family member of any of the foregoing Persons, on the other hand (the Persons identified in clause (b), the “SPAC Related Parties”).
Section 6.21   Inspections.
SPAC has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. SPAC agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the Company and on the accuracy of the representations and warranties set forth in Article V by the Company pursuant to this Agreement or by the Company in any Ancillary Agreement.
Section 6.22   No Other Representations.
Except for the representations and warranties contained in Article VI and in any certificate or agreement delivered pursuant hereto, neither SPAC nor any other Person on behalf of SPAC or any of its Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to SPAC or with respect to any other information provided to the Company and SPAC disclaims any such representation or warranty. Except for the specific representations and warranties contained in this Article VI (as modified by the SPAC Disclosure Schedules) and in any certificate or agreement delivered pursuant hereto, SPAC hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided the Company by any director, officer, employee, agent, consultant, or Representative of SPAC, its Subsidiaries or any of their respective Affiliates), and neither SPAC nor any other Person will have or be subject to any liability or obligation to the Company or any other Person resulting from the distribution to the Company or any such party’s use of, or reliance upon any such information.

ARTICLE VII
INTERIM OPERATING COVENANTS
Section 7.1   Company Interim Operating Covenants.
(a)   From the Effective Date until the earlier of: (1) the date this Agreement is terminated in accordance with Article X and (2) the Closing Date (such period, the “Pre-Closing Period”), unless the SPAC shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated or permitted by this Agreement or the Ancillary Agreements, (y) as required by applicable Law (including any COVID-19 Measures), or (z) as set forth on Section 7.1(a) of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, (I) conduct and operate its business in all material respects in the Ordinary Course of Business, (II) comply with all Laws applicable to the Company and its Subsidiaries and their respective businesses, assets and employees in all material respects, (III) use commercially reasonable efforts to preserve its existing relationships with its employees and its material customers, suppliers and distributors, and (IV) not:
(i)   amend or otherwise modify any of its Governing Documents in any manner that would be adverse to the SPAC, except as otherwise required by Law;
(ii)   make any changes to its accounting policies, methods or practices, other than as required by GAAP (after consulting with the Company’s outside auditors) or applicable Law;
(iii)   sell, issue, redeem, assign, transfer, pledge, mortgage, charge (other than in connection with existing credit facilities), convey or otherwise dispose of (x) any Equity Securities of the Company or any of its Subsidiaries, or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating the Company or its Subsidiaries to issue, deliver or sell any Equity Securities of the Company or its Subsidiaries, in each case, except as disclosed in Section 7.1(a) of the Company Disclosure Schedules;
(iv)   declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of the Company or its Subsidiaries;
(v)   adjust, split, combine or reclassify any of its Equity Securities;
(vi)   incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $15,000,000 individually or in the aggregate, make a loan or advance to or investment in any third party (other than (x) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (y) reimbursement or advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $15,000,000 individually or in the aggregate (other than, in each case, (A) additional Indebtedness under existing credit facilities or lines of credit and (B) capital leases entered into in the Ordinary Course of Business);
(vii)   fail to maintain its existence or acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) the Equity Securities, business, material properties or material assets (outside of the Ordinary Course of Business) of another Person;
(viii)   propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, the Company or its Subsidiaries, except for (x) Permitted Liens, or (y) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 7.1(a)(vi);
(ix)   (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material Tax election, (D) settle or compromise any material United States federal, state, local or non-United States Tax audit, assessment, Tax claim or other controversy relating to Taxes, (E) consent to any extension or waiver of the statutory period of limitations applicable to any Tax matter, (F) surrender any right to claim any refund of a material amount of Taxes, or (G) initiate any discussion, voluntary disclosure or examination with any Taxing Authority regarding Taxes or Tax Returns with respect to the Company;
(x)   take, agree to take, or fail to take, any action that would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;
(xi)   except as included as a Company Transaction Expense, incur any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Company or SPAC or any of their respective Subsidiaries to pay any investment banker fee, finder’s fee, brokerage or agent’s commissions or other similar payments or reimburse expenses of any of the foregoing;
(xii)   transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Owned Intellectual Property (excluding non-exclusive licenses of Owned Intellectual Property to customers in the Ordinary Course of Business), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;
(xiii)   terminate, or waive or assign any material right under, any Material Contract;
(xiv)   establish any Subsidiary that is not directly or indirectly wholly-owned by the Company or enter into any new line of business;
(xv)   fail to use commercially reasonable efforts to maintain material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is in effect as of the Effective Date;
(xvi)   waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $250,000 (individually or in the aggregate);
(xvii)   make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate;
(xviii)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Material Contract or Company Employee Benefit Plan;
(xix)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any portion of its material properties, assets or rights, other than in the Ordinary Course of Business;
(xx)   enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of the Company;
(xxi)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Permits of any Governmental Entity to be obtained in connection with this Agreement;
(xxii)   accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the Ordinary Course of Business;
(xxiii)   enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Interested Party (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business and consistent with this Section 7.1); or
(xxiv)   agree or commit to do any of the foregoing.

(b)   Nothing contained in this Agreement shall be deemed to give SPAC, directly or indirectly, the right to control or direct the Company or its Subsidiaries or any operations of the Company or its Subsidiaries prior to the Closing. Prior to the Closing, the Company and its Subsidiaries shall each exercise, consistent with the terms and conditions of this Agreement, control over it business and operations.
Section 7.2   SPAC Interim Operating Covenants.
(a)   During the Pre-Closing Period, unless the Company shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (w) for the incurrence of SPAC Transaction Expenses, (x) as specifically contemplated or permitted by this Agreement or the Ancillary Agreements, (y) as required by applicable Law (including any COVID-19 Measures), or (z) as set forth on Section 7.2(a) of the SPAC Disclosure Schedules, SPAC shall, and shall cause its Subsidiaries to, (I) conduct and operate its business in all material respects in the Ordinary Course of Business, (II) comply with all Laws applicable to SPAC and its Subsidiaries and their respective businesses, assets and employees in all material respects, (III) use commercially reasonable efforts to preserve its existing relationships with its employees and its material customers, suppliers and distributors, and (IV) not:
(i)   amend or otherwise modify any of its Governing Documents in any manner that would be adverse to the Company, except as otherwise required by Law or any amendment or modification in connection with the Extension;
(ii)   make any changes to its accounting policies, methods or practices, other than as required by GAAP (after consulting with SPAC’s outside auditors) or applicable Law;
(iii)   except as required in connection with the Extension, sell, issue, redeem, assign, transfer, pledge, mortgage, charge, convey or otherwise dispose of (x) any Equity Securities of SPAC or any of its Subsidiaries, or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating SPAC or its Subsidiaries to issue, deliver or sell any Equity Securities of SPAC or its Subsidiaries;
(iv)   declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of SPAC or its Subsidiaries;
(v)   adjust, split, combine or reclassify any of its Equity Securities;
(vi)   incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than (x) intercompany loans or capital contributions between SPAC and any of its wholly owned Subsidiaries and (y) reimbursement or advancement of expenses to employees in the Ordinary Course of Business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate (other than, in each case, (A) additional Indebtedness under existing credit facilities or lines of credit and (B) capital leases entered into in the Ordinary Course of Business); provided, that this Section 7.2(a)(vi) shall not prevent SPAC from borrowing funds necessary to finance (I) its ordinary course administrative costs and expenses and SPAC Transaction Expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including the PIPE Investment up to aggregate additional Indebtedness during the Pre-Closing Period of $1,500,000) and (II) the costs and expenses necessary for an Extension (as defined below);
(vii)   fail to maintain its existence or acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) the Equity Securities, business, material properties or material assets (outside of the Ordinary Course of Business) of another Person;
(viii)   propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, SPAC or its Subsidiaries, except for (x) Permitted Liens, or (y) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 7.2(a)(vi);
(ix)   make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the Ordinary Course of Business;
(x)   take, agree to take, or knowingly fail to take, any action that would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;
(xi)   except as included as a SPAC Transaction Expense, incur any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Company or SPAC or any of their respective Subsidiaries to pay any investment banker fee, finder’s fee, brokerage or agent’s commissions or other similar payments or reimburse expenses of any of the foregoing;
(xii)   except as required under applicable Law or the terms of any SPAC Employee Benefit Plan existing as of the date hereof, increase the wages, salaries or compensation of its employees other than in the Ordinary Course of Business, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any SPAC Employee Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee;
(xiii)   terminate, or waive or assign any material right under, any SPAC Material Contract or enter into any Contract that would, if in effect as of the date hereof, have constituted a SPAC Material Contract, in any case outside of the Ordinary Course of Business;
(xiv)   establish any Subsidiary that is not directly or indirectly wholly-owned by SPAC or enter into any new line of business;
(xv)   fail to use commercially reasonable efforts to maintain material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is in effect as of the Effective Date;
(xvi)   waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Affiliates) not in excess of $250,000 (individually or in the aggregate);
(xvii)   make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate;
(xviii)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate other than pursuant to the terms of a SPAC Material Contract or SPAC Employee Benefit Plan as of the Effective Date;
(xix)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its material properties, assets or rights, other than in the Ordinary Course of Business;
(xx)   except as contemplated herein, enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of SPAC;

(xxi)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Permits of any Governmental Entity to be obtained in connection with this Agreement;
(xxii)   accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the Ordinary Course of Business;
(xxiii)   enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any SPAC Related Parties (other than compensation and benefits as consistent with this Section 7.2 and advancement of expenses, in each case, provided in the Ordinary Course of Business and Indebtedness incurred under Section 7.2(a)(vi) above); or
(xxiv)   agree or commit to do any of the foregoing.
(b)   Notwithstanding anything to the contrary in this Section 7.2, nothing in this Agreement shall prohibit or restrict SPAC from extending, in accordance with the SPAC Governing Documents and SPAC’s initial public offering prospectus, the deadline by which it must complete its Business Combination (an “Extension”) or making any payments to the Trust Account in connection therewith, and no consent of any other Party shall be required in connection therewith.
(c)   Nothing contained in this Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct SPAC or its Subsidiaries or any operations of SPAC or its Subsidiaries prior to the Closing. Prior to the Closing, SPAC and its Subsidiaries shall each exercise, consistent with the terms and conditions of this Agreement, control over it business and operations.
ARTICLE VIII
PRE-CLOSING AGREEMENTS
Section 8.1   Commercially Reasonable Efforts; Further Assurances.
Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the receipt of all applicable consents and Permits of Governmental Entities) and to comply as promptly as practicable with all requirements of Governmental Entities applicable to the transactions contemplated by this Agreement. The Company shall use its commercially reasonable efforts, and SPAC shall cooperate in all commercially reasonable respects, to solicit and obtain the consents of the Persons who are parties to the Contracts listed on Section 5.10 of the Company Disclosure Schedules prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent) other than de minimis amounts.
Section 8.2   Trust & Closing Funding.
Subject to the satisfaction or waiver of the conditions set forth in Section 4.1 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and SPAC Governing Documents, at the Closing, SPAC shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to pay as and when due (x) all amounts payable to SPAC Stockholders who shall have validly elected to redeem their SPAC Class A Shares pursuant to SPAC Certificate of Incorporation and direct and use its reasonable best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, and (y) SPAC Transaction Expenses at the Closing.

Section 8.3   Listing.
During the Pre-Closing Period, SPAC shall use its commercially reasonable efforts to ensure SPAC remains listed as a public company on the NASDAQ or other national securities exchange acceptable to the Company and keep SPAC Class A Shares listed for trading on the NASDAQ or other national securities exchange acceptable to the Company; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on NASDAQ only the ParentCo Common Stock and the ParentCo Public Warrants.
Section 8.4   LTIP.
Prior to the Closing Date, the ParentCo Board shall approve and, subject to the approval of SPAC Stockholders, adopt, an equity incentive plan, based on the terms and conditions as reasonably mutually agreed upon between SPAC and the Company to be effective upon and following the Closing (the “LTIP”). The LTIP shall initially reserve a number of shares of ParentCo Shares constituting no more than 10% of total number of shares of ParentCo Shares issued and outstanding immediately after the Effective Time (taking into account any SPAC Share Redemption). Nothing contained in this Section 8.4 (whether express or implied) shall confer any rights, remedies or benefits whatsoever (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement.
Section 8.5   Confidential Information.
During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or in support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of SPAC, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing in violation of applicable securities Laws.
Section 8.6   Access to Information.
(a)   During the Pre-Closing Period, upon reasonable prior written notice, the Company shall afford SPAC and its Representatives reasonable access, during normal business hours, to the properties, books and records of the Company and furnish to the Representatives of SPAC such additional financial and operating data and other information regarding the business of the Company as SPAC or its Representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent the Company may do so without violating any applicable Laws or result in the breach of any confidentiality or similar agreement to which the Company is a party; provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a breach of such agreement, including using reasonable best efforts to obtain the required consent of any applicable third Person; and provided, further, that SPAC shall abide by the terms of the Confidentiality Agreement.
(b)   SPAC shall coordinate its access rights pursuant to Section 8.6 with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Company.
(c)   Notwithstanding anything in this Agreement to the contrary, each Party (and its Representatives) may consult any tax advisor regarding the Intended Tax Treatment and tax structure of the transactions contemplated hereunder and may disclose to any other person, without limitation of any kind, the Intended Tax Treatment and tax structure of the transactions contemplated hereunder and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 8.7   Notification of Certain Matters.
Each Party shall notify the other Parties of (a) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the knowledge of any arty, threatened, against any of the Parties, (b) becoming aware of the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article IV, Article V, or Article VI not to be satisfied, or (c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.
Section 8.8   Regulatory Approvals; Efforts.
(a)   If a filing is required in connection with the consummation of the transactions contemplated by this Agreement under the HSR Act, the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated by this Agreement to be filed as promptly as practicable after the execution of this Agreement, (ii) request early termination of the waiting period relating to such HSR Act filings, if early termination is being granted at the time of such filing, (iii) supply as promptly as practicable any additional information and documentary material that may be requested by a regulatory authority pursuant to applicable Laws or a Governmental Entity pursuant to the HSR Act and (iv) otherwise use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its Representatives) and any Governmental Entity regarding any of the transactions contemplated by this Agreement. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable.
(b)   The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate. This Section 8.8 shall not apply to matters, communications or filings related to the Extension.
(c)   Each Party shall use its reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”).
(d)   SPAC shall not take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement as a result of the application of any Antitrust Law.

(e)   Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 8.5, nothing in this Section 8.8 shall require any of the Parties or any of their respective Affiliates to take any action with respect to any of their respective Affiliates (other than, with respect to SPAC, SPAC’s Subsidiaries), any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of a Party or any of their respective Affiliates (other than, with respect to SPAC, SPAC’s Subsidiaries), or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of SPAC, the Company or their respective Affiliates (other than, with respect to SPAC, SPAC’s Subsidiaries), any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of a Party or any of their respective Affiliates, or any interests therein.
Section 8.9   Communications; Press Release; SEC Filings.
(a)   As promptly as practicable following the Effective Date (and in any event within four (4) Business Days thereafter), SPAC shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). SPAC shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. SPAC shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). The Parties agree that during the Pre-Closing Period no public release, filing or announcement concerning this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby shall be issued by any Party or any of their respective Affiliates without the prior written consent of SPAC and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of the SEC or any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.
(b)   As promptly as reasonably practicable after the Effective Date, but in any event following delivery of any information required to be delivered by the Company pursuant to this Section 8.9, (i) SPAC and the Company shall prepare and mutually agree upon and ParentCo shall file with the SEC a preliminary Proxy/Registration Statement (which shall comply as to form with, as applicable, the provisions of the Securities Act, the Securities Exchange Act and the rules and regulations promulgated thereunder) in connection with SPAC Stockholder Meeting for the purpose of (A) providing eligible SPAC Stockholders with the opportunity to participate in SPAC Share Redemption in connection with the Closing and (B) soliciting proxies from SPAC Stockholders to vote at the SPAC Stockholder Meeting with respect to the SPAC Stockholder Voting Matters. Each of SPAC, ParentCo and the Company shall use its commercially reasonable efforts to cause the Proxy/Registration Statement to comply with the rules and regulations promulgated by the SEC. ParentCo shall file the definitive Proxy/Registration Statement with the SEC and cause the Proxy/Registration Statement to be mailed to SPAC’s stockholders of record, as of the record date to be established by SPAC Board in accordance with Section 8.9(h), at such time as reasonably agreed by SPAC and the Company promptly (and in any event within five (5) Business Days) following to the date on which the SEC has declared effective the Proxy/Registration Statement (the date in (x) or (y), the “Proxy/Registration Statement Clearance Date”).
(c)   Prior to filing with the SEC, SPAC will make available to the Company drafts of the Proxy/Registration Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Proxy/Registration Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SPAC and ParentCo will advise the Company promptly after it receives notice of (i) the time when the Proxy/Registration Statement has been filed, (ii) in the event the preliminary Proxy/Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC,

(iii) the filing of any supplement or amendment to the Proxy/Registration Statement, (iv) any request by the SEC for amendment of the Proxy/Registration Statement, (v) any comments, written or oral, from the SEC relating to the Proxy/Registration Statement and responses thereto and (vi) requests by the SEC for additional information in connection with the Proxy/Registration Statement. ParentCo shall promptly respond to any comments of the SEC on the Proxy/Registration Statement, and shall use its commercially reasonable efforts to have the Proxy/Registration Statement cleared by the SEC as soon after filing as practicable; provided that prior to responding to any requests or comments from the SEC, ParentCo will make available to the Company drafts of any such response, will provide the Company with reasonable opportunity to comment on such drafts and will consider such comments in good faith.
(d)   If at any time prior to the Closing (including prior to SPAC Stockholder Meeting) any Party discovers or becomes aware of any information that is required to be set forth in an amendment or supplement to the Proxy/Registration Statement so that the Proxy/Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties hereto and the Parties shall cooperate reasonably in connection with preparing and, to the extent required by Law, disseminating (including by promptly transmitting to SPAC Stockholders) any such amendment or supplement to the Proxy/Registration Statement containing such information; provided that no information received by SPAC pursuant to this Section 8.9(d) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules hereto.
(e)   The Parties acknowledge that a substantial portion of the Proxy/Registration Statement and certain other forms, reports and other filings required to be made by SPAC and ParentCo under the Securities Act and the Securities Exchange Act in connection with the transactions contemplated by this Agreement (collectively, “Additional SPAC Filings”) shall include disclosure regarding the Company, ParentCo and the business of the Company’s management, employees, operations and financial condition. Accordingly, the Company agrees to and shall cause its Representatives to, as promptly as reasonably practicable, to use commercially reasonable efforts to provide SPAC and ParentCo with all information concerning the Company, and its business, management, employees, operations and financial condition, in each case, that is reasonably requested by SPAC and ParentCo to be included in the Proxy/Registration Statement, Additional SPAC Filings or any other SPAC or ParentCo filing with the SEC and to respond in a timely manner to comments from the SEC on the Proxy/Registration Statement and Additional SPAC Filings. SPAC and ParentCo shall make all required filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, and the Company shall reasonably cooperate in connection therewith.
(f)   At least three (3) Business Days prior to Closing, ParentCo shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). ParentCo shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently or promptly following with the Closing, SPAC shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.
(g)   As promptly as practicable after the Effective Date, but in no event later than January 31, 2023, the Company will deliver to SPAC and ParentCo (i) audited consolidated balance sheets of the Company as of December 31, 2020 and December 31, 2021, and related audited consolidated statements of operations, members’ equity and cash flows for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent PCAOB qualified auditors (which reports shall be unqualified), prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB (the “PCAOB Audited Financial Statements”) and (ii) the unaudited balance sheet of the Company as of September 30, 2022, and related unaudited consolidated statements of operations, members’ equity and cash flows for the nine-month period ended on such date, together with all related notes and schedules thereto, reviewed by the Company’s independent PCAOB qualified auditors, prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and reviewed in accordance with the standards of the PCAOB (the “PCAOB Reviewed Financial Statements” and together with the PCAOB Audited Financial Statements, the “PCAOB Financial Statements”). During the Pre-Closing Period, the Company will also deliver to SPAC and ParentCo all other audited and unaudited financial statements of the Company and any company or business units acquired by the Company, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy/Registration Statement and/or the Closing Form 8-K (including pro forma financial information).
(h)   SPAC shall, prior to or as promptly as practicable following the Proxy/Registration Statement Clearance Date (and in no event later than the date the Proxy/Registration Statement is required to be mailed in accordance with Section 8.9(b)), establish a record date in accordance with the terms of SPAC Bylaws (which date shall be mutually agreed with the Company) to duly call and give notice of, the SPAC Stockholder Meeting. SPAC shall convene and hold SPAC Stockholder Meeting, for the purpose of obtaining the requisite approval of SPAC Stockholder Voting Matters, which meeting shall be held as promptly as practicable after the date on which SPAC commences the mailing of the Proxy/Registration Statement to its stockholders. SPAC shall take all commercially reasonable actions necessary to obtain the approval of SPAC Stockholder Voting Matters at the SPAC Stockholder Meeting, including as such SPAC Stockholder Meeting may be adjourned or postponed in accordance with this Agreement, and the SPAC Bylaws, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the SPAC Stockholder Voting Matters. Except as otherwise required by applicable Law (including, for the avoidance of doubt, the fiduciary duties of the members of SPAC Board), SPAC Board shall include the SPAC Board Recommendation in the Proxy/Registration Statement and any amended or supplemental statement sent to the SPAC Stockholders and shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation, (ii) adopt, approve, endorse or recommend any transaction involving, directly or indirectly, any merger or consolidation with, or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with, or other transaction that would constitute a Business Combination with or involving SPAC and a third party, other than the Company or ParentCo and their respective Subsidiaries, (iii) following a request in writing by the Company that SPAC Board Recommendation be reaffirmed publicly, fail to reaffirm publicly SPAC Board Recommendation within ten (10) Business Days after the Company made such request (it being agreed that the Company may only make one (1) request pursuant to this clause (iii); provided that SPAC (A) has not already publicly reaffirmed such SPAC Board Recommendation or (B) has made a change in SPAC Board Recommendation or is reasonably expected to do so in such ten (10) Business Day period), or (iv) agree to take any of the foregoing actions. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold SPAC Stockholder Meeting for the purpose of seeking approval of SPAC Stockholder Voting Matters shall not be affected by intervening events or circumstances, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold SPAC Stockholder Meeting and submit for the approval of SPAC Stockholders the SPAC Stockholder Voting Matters, in each case as contemplated by this Section 8.9(h), regardless of whether or not there shall have occurred any intervening events or circumstances. Notwithstanding anything to the contrary contained in this Agreement, SPAC only shall be entitled to postpone or adjourn the SPAC Stockholder Meeting: (A) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy/Registration Statement that SPAC Board has determined in good faith after consultation with outside legal counsel is required under applicable Law (including fiduciary duties), which supplement or amendment shall be promptly disseminated to SPAC’s stockholders prior to the SPAC Stockholder Meeting; (B) if, as of the time for which SPAC Stockholder Meeting is originally scheduled (as set forth in the Proxy/Registration Statement), there are insufficient shares of SPAC represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at SPAC Stockholder Meeting; (C) to seek withdrawals of redemption requests from SPAC Stockholders, additional transfers of shares by SPAC Stockholders and/or additional financing, in any case, in order to satisfy the conditions to the Closing set forth in Sections 4.1(a)(v) or 4.1(a)(ix); or (D) in order to solicit additional proxies from stockholders for purposes of obtaining approval of SPAC Stockholder Voting Matters; provided that in the event of any such postponement or adjournment, the SPAC Stockholder Meeting shall be reconvened as promptly as practicable following such time, and in no event later than ten (10) Business Days following such time as the matters described in such clauses (A) through (D) have been resolved.
Section 8.10   Expenses.
The Company shall be solely liable for and pay at or prior to the Closing all of the Company Transaction Expenses and SPAC shall be solely liable for and pay at or prior to the Closing all of the SPAC Transaction Expenses, including in connection with the negotiation, execution and performance of this Agreement and the Ancillary Agreements, the performance of each Party’s obligations hereunder and under the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; provided, that if the Closing shall occur, the Company Transaction Expenses and the SPAC Transaction Expenses, along with any Indebtedness owed by SPAC to the Sponsor, will be paid from the Trust Account and the proceeds from the PIPE Investment.
Section 8.11   PIPE Investment.
(a)   The Company shall take, or use its commercially reasonable efforts to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to obtain the PIPE Investment and consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its commercially reasonable efforts to (x) comply with its obligations under the Subscription Agreements, (y) in the event that all conditions in the Subscription Agreements have been satisfied (other than conditions that SPAC controls the satisfaction of and other than those conditions that by their nature are to be satisfied at Closing), consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; and (z) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements have been satisfied (other than conditions that SPAC controls the satisfaction of and other than those conditions that by their nature are to be satisfied at Closing), to cause the applicable PIPE Investor to contribute to SPAC the applicable portion of the PIPE Investment Amount set forth in the applicable Subscription Agreement at or prior to Closing. SPAC shall give the Company prompt written notice upon (i) becoming aware of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements or (ii) the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement. SPAC shall not permit, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements.
(b)   The Company agrees, and shall cause the appropriate Representatives of the Company, to use commercially reasonable efforts to cooperate in connection with (x) the arrangement of any PIPE Investment, and (y) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements in the public markets and with existing equityholders of SPAC (including in the case of clauses (x) with respect to the satisfaction of the relevant conditions precedent), in each case as may be reasonably requested by SPAC, including by (i) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting with the preparation of customary materials, (iii) providing the financial statements and such other financial information regarding the Company as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to the Company, (iv) taking all corporate actions that are necessary or customary to obtain the PIPE Investment and market the transactions contemplated by this Agreement, and (v) otherwise reasonably cooperating in SPAC’s efforts to obtain the PIPE Investment and market the transactions contemplated by this Agreement.
Section 8.12   Directors and Officers Indemnification.
(a)   Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, ParentCo (i) shall, and shall cause SPAC Surviving Subsidiary and Company Surviving Subsidiary to maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in ParentCo’s, the Company’s, or SPAC’s, as the case may be, Governing Documents in effect as of the Effective Date (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of SPAC or ParentCo (whether before or after Closing) and the Company (the “Indemnified Persons”), and (ii) shall not, and shall not permit the SPAC Surviving Subsidiary or Company Surviving Subsidiary to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Indemnified Person, in each case relating to a state of facts existing prior to Closing. After the Closing, in the event that ParentCo, Company Surviving Subsidiary, SPAC Surviving Subsidiary or their respective successors (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, ParentCo, Company Surviving Subsidiary or SPAC Surviving Subsidiary shall cause proper provision to be made so that the successors of ParentCo, Company Surviving Subsidiary or SPAC Surviving Subsidiary shall succeed to and be bound by the obligations set forth in this Section 8.12. The provisions of this Section 8.12 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and representatives.
(b)   For the benefit of SPAC’s directors, managers and officers, the SPAC shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Effective Time for events occurring prior to the Effective Time (the “SPAC D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, SPAC shall maintain the SPAC D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and SPAC shall timely pay or caused to be paid all premiums with respect to the SPAC D&O Tail Insurance.
(c)   For the benefit of the Company’s directors, managers and officers, the Company shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6)-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Company D&O Tail Insurance” and, together with the SPAC D&O Tail Insurance, the “D&O Tail Policies”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, SPAC shall maintain or cause to maintain the Company D&O Tail Insurance in full force and effect from and after the Closing, and continue to honor the obligations thereunder, and SPAC shall from and after the Closing timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance.
Section 8.13   Post-Closing Directors and Officers of ParentCo.
The Parties shall take or cause to be taken all actions as may be necessary or appropriate to ensure that effective immediately after the Closing:
(a)   The post-Closing ParentCo Board shall consist of at least five (5) directors, a majority of whom shall qualify as independent under NASDAQ rules and five (5) of whom shall be designated by the Company.
(b)   The chairperson of the post-Closing ParentCo Board shall be nominated by the Company.

(c)   The officers of ParentCo shall be appointed by the Company, who shall serve in such capacity in accordance with the terms of the Governing Documents of ParentCo following the Closing. The Company shall promptly notify the SPAC after ParentCo hires or the Company appoints any executive officers of ParentCo.
(d)   If any Person nominated pursuant to Section 8.13(a) is not duly appointed, the Parties shall take all necessary action to fill any such vacancy on the post-Closing ParentCo Board with an alternative Person designated pursuant to Section 8.13(a).
Section 8.14   Share Transactions.
During the Pre-Closing Period, except as otherwise contemplated by this Agreement, neither the Company nor any of its Subsidiaries or Affiliates, directly or indirectly, shall engage in any transactions involving the securities of SPAC.
Section 8.15   No Solicitation.
(a)   For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company or its Subsidiaries (other than in the Ordinary Course of Business) or (y) any of the shares or other equity interests or profits of the Company or its Subsidiaries, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to SPAC, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination.
(b)   During the Pre-Closing Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.
(c)   Each of SPAC and the Company shall notify the other as promptly as practicable (and in any event within 72 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each of SPAC and the Company shall keep the other promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Pre-Closing Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 8.16   Best Efforts to Amend Certain License Agreements and Obtain Certain Waivers.
During the Pre-Closing Period, the Company shall use its reasonable best efforts to obtain (i) amendments to those certain license agreements and (ii) those certain waivers, each as set forth in Section 8.16 of the Company Disclosure Schedules.
Section 8.17   Payments to Sponsor.
(a)   If the SPAC Transaction Expenses at the Closing are less than the Cap, the Company shall, at, or promptly following the Closing, pay $250,000 to the Sponsor.
Section 8.18   Post-Closing Issuance.
ParentCo hereby agrees that pursuant to the Viral Gene Assignment, within two weeks following the Closing, ParentCo shall issue to Viral Gene the number of ParentCo Shares equal to the quotient of $60,000,000 divided by the stock price of ParentCo as of the Closing Date based on a $250,000,000 pre-equity valuation. For the avoidance of doubt, the ParentCo Shares to be issued to Viral Gene shall be included in the $250,000,000 pre-equity valuation of the Company and shall not cause any dilution to the final capitalization of the Company at the time of the Closing.
Section 8.19   International New Drug Application.
In the event that the sponsor of the CAR T Product obtains an Investigational New Drug Application related to the CAR T Products, to be filed with the US Food and Drug Administration, such application shall be promptly provided to the SPAC.
ARTICLE IX
TAX MATTERS
Section 9.1   Tax Matters.
(a)   The Parties shall use their respective reasonable best efforts to cause the Mergers to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the transactions contemplated hereby from qualifying, for the Intended Tax Treatment. None of the Parties knows of any fact or circumstance, or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Mergers to fail to qualify for the Intended Tax Treatment. The Mergers shall be reported by the Parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Entity consistent with the Intended Tax Treatment (including attaching the statement described in Section 1.351-3(b) of the Treasury Regulations on or with the U.S. federal income Tax Return of such Party or Affiliate for the taxable year that includes the Mergers), as a result of a “determination” within the meaning of Section 1313(a)(1) or (2) of the Code (or similar provision for state or local income Tax purposes) or pursuant to another agreement (other than an agreement described in Section 1313(a)(2) of the Code made with an applicable Taxing Authority). The Parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment of the Mergers, including providing factual support letters.
(b)   To the knowledge of ParentCo and the Merger Subs, there is no plan or intention to liquidate the Company or SPAC (including a liquidation for Tax purposes) following the transactions contemplated hereby.
(c)   With respect to any Tax year for which (1) the Company and/or any predecessors was treated as a partnership for U.S. federal income tax purposes, (2) the Company receives notice from the Internal Revenue Service of an imputed underpayment, and (3) the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. laws) is available (such election, a “Section 6226 Election”), the Company and/or any predecessors (including Reform) shall make such Section 6226 Election in accordance with applicable laws. The Company and/or any predecessors (including Reform) and their respective “partnership representatives” and “designated individuals” under Code Section 6223 and Treasury Regulations thereunder shall take such actions or cause such actions to be taken as may be required to make such Section 6226 Election available.

(d)   Any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with or arising out of the transactions contemplated by this Agreement shall be borne and paid fifty percent (50%) by the Company and fifty percent (50%) by ParentCo. The parties shall cooperate in the execution and delivery of any and all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable any of the foregoing to comply with any Tax Return filing requirements for such Transfer Taxes. The Person(s) required by applicable Law to file any necessary Tax Returns and other documentation with respect to any Transfer Taxes shall timely file, or shall cause to be timely filed, with the relevant Governmental Entity each such Tax Return and shall timely pay to the relevant Governmental Entity all Transfer Taxes due and payable thereon (subject to reimbursement in accordance with this Section 9.1(d)). The cost and expense of preparing and filing such Tax Returns and documentation shall be borne fifty percent (50%) by the Company and fifty percent (50%) by ParentCo.
ARTICLE X
TERMINATION
Section 10.1   Termination.
This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing only as follows:
(a)   by the mutual written consent of the Company and SPAC;
(b)   by the Company or SPAC by written notice to the other Party if any applicable Law is in effect making the consummation of the transactions contemplated by this Agreement illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement resulted in or caused such final, non-appealable Order or other action (including, with respect to the Company, any breach by ParentCo);
(c)   by the Company or SPAC by written notice to the other Party if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before June 9, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement (including, with respect to the Company, any breach by ParentCo) if such material breach is the primary cause of or has resulted in the failure of the transactions contemplated by this Agreement to be consummated on or before such date;
(d)   by the Company by written notice to SPAC if SPAC breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions set forth in Section 4.1(c)(i) or Section 4.1(c)(ii) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to SPAC by the Company, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;
(e)   by SPAC by written notice to the Company if the Company breaches any of its representations or warranties contained in this Agreement or the Company breaches or fails to perform any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to SPAC’s obligations to consummate the transactions set forth in Section 4.1(b)(i) or Section 4.1(b)(ii) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by SPAC, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after the delivery of such written notice and SPAC has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to SPAC if SPAC is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;
(f)   by the Company by written notice to SPAC if SPAC fails to complete an Extension by December 31, 2022;
(g)   by the Company by written notice to SPAC if SPAC fails, at any time prior to the Effective Time, to maintain the listing of publicly traded Equity Securities of the SPAC on the NASDAQ or other national securities exchange acceptable to the Company;
(h)   by the Company or SPAC by written notice to the other Party if the Required SPAC Vote is not obtained at the SPAC Stockholder Meeting (subject to any adjournment or postponement thereof);
(i)   by written notice from SPAC to the Company if the Company Member Approval is not obtained within ten (10) Business Days after the Proxy/Registration Statement has become effective; and
(j)   by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect following the date of this Agreement which is uncured and continuing.
Section 10.2   Effect of Termination.
In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the agreements contained in Section 8.5, Section 8.9, Section 8.10, this Section 10.2 and Article XI of this Agreement survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its fraud or its willful and material breach of this Agreement prior to such termination (subject to Section 11.10). Without limiting the foregoing, and except as provided in Section 8.10 and this Section 10.2 (but subject to Section 11.10) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.11, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.
ARTICLE XI
MISCELLANEOUS
Section 11.1   Amendment and Waiver.
No amendment or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by SPAC, ParentCo and the Company. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Any such amendment, modification or waiver may occur after the approval of SPAC Stockholder Voting Matters at the SPAC Stockholder Meeting and prior to the Closing so long as such amendment or waiver would not require the further approval of SPAC Stockholders under applicable Law without such approval having first been obtained.
Section 11.2   Non-Survival.
None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing.
Section 11.3   Notices.
All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with affirmative confirmation of receipt) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid, return receipt requested) or (c) three (3) Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 11.3, notices, demands and other communications to the Parties shall be sent to the addresses indicated below:
Notices to the Company	with copies to (which shall not constitute notice):
Liminatus Pharma, LLC 6 Centerpointe Dr. #625 La Palma, CA 90623 Attention: Chris Kim Email: chris@liminatuspharma.com	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attention: Mitchell Nussbaum E-Mail: mnussbaum@loeb.com
Notices to SPAC prior to the Closing:	with copies to (which shall not constitute notice):
Iris Acquisition Corp 2700 19th Street San Francisco, CA 94110 Attn: Sumit Mehta Email: sumit.mehta@arrcap.com	Holland & Knight LLP One Arts Plaza 1722 Routh Street, Suite 1500 Dallas, TX 75201 Attn: Chauncey Lane Email: Chauncey.Lane@hklaw.com
Notices to SPAC after the Closing:	with copies to (which shall not constitute notice):
Iris Parent Holding Corp. 6 Centerpointe Dr. #625 La Palma, CA 90623 Attention: Chris Kim Email: chris@liminatuspharma.com
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell Nussbaum
E-Mail: mnussbaum@loeb.com
and
Holland & Knight LLP
One Arts Plaza
1722 Routh Street, Suite 1500
Dallas, TX 75201
Attn: Chauncey Lane
Email: Chauncey.Lane@hklaw.com

Section 11.4   Assignment.
This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 11.4 shall be null and void.
Section 11.5   Severability.
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
Section 11.6   Interpretation.
The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Schedules, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation”. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Schedules, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Schedules, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 11.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Schedules. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”. References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. Any reference in this Agreement or any Ancillary Agreements to a Person’s (i) directors or managers shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.
Section 11.7   Entire Agreement.
This Agreement and the Ancillary Agreements (together with the Disclosure Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain non-binding letter of intent among SPAC and the Company, dated as of November 1, 2022, as amended, but excluding the Confidentiality Agreement), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary special purpose acquisition company and an ordinary target company in an arm’s-length transaction.
Section 11.8   Counterparts; Electronic Delivery.   This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.
Section 11.9   Governing Law; Waiver of Jury Trial; Jurisdiction.
The Law of the State of New York shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims, except for Patent inventorship shall be governed by federal U.S. patent law) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of the Delaware Chancery Court, or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the Delaware Superior Court (and in each case, any appellate courts thereof), in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 11.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.3; provided, that nothing in this Section 11.9 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 11.10   Trust Account Waiver.
Each of ParentCo and the Company acknowledges that SPAC has established the Trust Account for the benefit of its public SPAC Stockholders (including overallotment shares acquired by SPAC’s underwriters) (the “Public Stockholders”), which contains the proceeds of its initial public offering, including overallotment securities acquired by SPAC’s underwriters, and from certain private placements occurring simultaneously with the initial public offering (including interest accrued from time to time thereon) for the benefit of the Public Stockholders and certain other parties (including the underwriters of the initial public offering). For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of ParentCo and the Company, for itself and the Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account or distributions therefrom to Public Stockholders (“Public Distributions”), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each of ParentCo and the Company for itself and the Affiliates it has the authority to bind hereby irrevocably waives any Released Claims that it may have against the Trust Account or Public Distributions now or in the future as a result of, or arising out of, any discussions, contracts or agreements with SPAC, Sponsor or any of their Affiliates and will not seek recourse against the Trust Account or Public Distributions for any reason whatsoever; provided that (a) nothing herein shall serve to limit or prohibit ParentCo or the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than Public Distributions), for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to redemptions by Public Stockholders) to the Company in accordance with the terms of this Agreement and the Trust Agreement) and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding any Public Distributions). Each of the Company and ParentCo agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company and ParentCo further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates it has the authority to bind under applicable Law.
Section 11.11   Specific Performance.
Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages may be inadequate (and therefore the non-breaching Party may have no adequate remedy at Law) and the non-breaching Party may be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to seek specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.11 shall not be required to provide any bond or other security in connection with any such injunction.
Section 11.12   No Third-Party Beneficiaries.
This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder (other than in respect of the

Indemnified Persons under Section 8.12, Non-Party Affiliates under Section 11.14, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).
Section 11.13   Disclosure Schedules and Exhibits.
The Disclosure Schedules and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the SPAC Disclosure Schedules or the Company Disclosure Schedules shall be deemed disclosed in each other Section of the applicable Disclosure Schedules to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Schedules. The headings contained in the Disclosure Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules or this Agreement. The Disclosure Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Schedules, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Schedules shall be kept strictly confidential by the Parties (except to the extent required by applicable Law or Proceeding) and no third party may rely on any information disclosed or set forth therein.
Section 11.14   No Recourse.
Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, company, partnership, exempted limited partnership, limited liability company or other entity, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that, subject to applicable Law, no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, equity holder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise;

it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is a direct party to such document, agreement or instrument (and not signing such document, agreement or instrument on behalf of a Party). Except to the extent expressly otherwise set forth in, and subject in all cases to the terms and conditions of and limitations in this Section 11.14, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.14.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed as of the date first above written.
SPAC:
IRIS ACQUISITION CORP
By:
/s/ Sumit Mehta

 Name:
Sumit Mehta

 Title:
Chief Executive Officer

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed as of the date first above written.
COMPANY:
LIMINATUS PHARMA, LLC
By:
/s/ Chris Kim

 Name:
Chris Kim

 Title:
CEO, Secretary, and Treasurer

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed as of the date first above written.
PARENTCO:
IRIS PARENT HOLDING CORP.
By:
/s/ Chris Kim

 Name:
Chris Kim

 Title:
CEO, Secretary, and Treasurer

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed as of the date first written above.
LIMINATUS MERGER SUB:
LIMINATUS PHARMA MERGER SUB, INC.
By:
/s/ Chris Kim

 Name:
Chris Kim

 Title:
CEO, Secretary, and Treasurer

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed as of the date first above written.
SPAC MERGER SUB:
SPAC MERGER SUB, INC.
By:
/s/ Chris Kim

 Name:
Chris Kim

 Title:
CEO, Secretary, and Treasurer

AMENDMENT TO BUSINESS COMBINATION AGREEMENT
This Amendment to Business Combination Agreement (this “Amendment”) is entered into as of June 1, 2023, by and among Iris Acquisition Corp, a Delaware corporation (the “SPAC”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), and Liminatus Pharma, LLC, a Delaware limited liability company (the “Company”). Each of SPAC, ParentCo, and the Company is also referred to herein as a “Party” and, collectively, the “Parties”.
RECITALS
WHEREAS, the Parties, along with Liminatus Pharma Merger Sub, Inc., a Delaware corporation, and SPAC Merger Sub, Inc., a Delaware corporation, entered into that certain Business Combination Agreement, dated November 30, 2022 (the “Agreement”);
WHEREAS, the Parties desire to amend the Agreement as more specifically set forth herein; and
WHEREAS, Section 11.1 of the Agreement provides that the Agreement may only be amended by a written instrument executed by SPAC, ParentCo, and the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and, in the Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.   Definitions.   Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
2.   Amendments.
(a)   Section 10.1(c).   Section 10.1(c) of the Agreement is hereby amended and restated in its entirety to read as follows:
“by the Company or SPAC by written notice to the other Party if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before September 30, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement (including, with respect to the Company, any breach by ParentCo) if such material breach is the primary cause of or has resulted in the failure of the transactions contemplated by this Agreement to be consummated on or before such date;”
(b)   Section 11.13.   Section 11.13 of the Agreement is hereby amended to include the following at the end of such section:
“Prior to the Closing (or earlier termination of this Agreement), the Company may supplement the Company Disclosure Schedules and SPAC may supplement the SPAC Disclosure Schedules, in each case, solely with respect to any event, condition, fact or circumstance that both (i) first occurs, arises or exists after the date of this Agreement and had not occurred, arisen or existed in whole or in part prior to the Effective Date and (ii) (A) does not constitute a breach or violation of any covenant under this Agreement, (B) does not involve a breach of, default under, noncompliance with or violation of any Laws or Contract by the Company or SPAC, as applicable, and (C) does not involve a claim or order by a Governmental Entity or by a third party against the Company or SPAC, as applicable, (each, a “Conforming Schedule Update”). Each Conforming Schedule Update will be deemed to amend and supplement the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, as of the Closing Date; provided, that no such Conforming Schedule Update shall limit or otherwise affect any Party’s rights or remedies available hereunder. Any Conforming Schedule Update shall be provided in accordance with the notice provisions hereof and shall be clearly labeled as a “Disclosure Schedule Update.”“

3.   Effect on Agreement.   Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the Agreement shall remain in full force and effect in accordance with its original terms.
4.   Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.
5.   Counterparts, Facsimile Signatures.   This Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.
[Signature page to follow.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the Parties as of the date first above written.
SPAC
Iris Acquisition Corp
By:
/s/ Sumit Mehta

Name: Sumit Mehta
Title:   Chief Executive Officer
COMPANY
Liminatus Pharma, LLC
By:
/s/ Chris Kim

Name: Chris Kim
Title:   CEO, Secretary and Treasurer
PARENTCO
Iris Parent Holding Corp.
By:
/s/ Chris Kim

Name: Chris Kim
Title:   CEO, Secretary and Treasurer
Signature Page to Amendment to Business Combination Agreement

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT
This Second Amendment to Business Combination Agreement (this “Amendment”) is entered into as of August 14, 2023, by and among Iris Acquisition Corp, a Delaware corporation (the “SPAC”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), and Liminatus Pharma, LLC, a Delaware limited liability company (the “Company”). Each of SPAC, ParentCo, and the Company is also referred to herein as a “Party” and, collectively, the “Parties”.
RECITALS
WHEREAS, the Parties, along with Liminatus Pharma Merger Sub, Inc., a Delaware corporation, and SPAC Merger Sub, Inc., a Delaware corporation, entered into that certain Business Combination Agreement, dated November 30, 2022 (the “BCA”);
WHEREAS, the Parties previously entered into that certain Amendment to Business Combination Agreement, dated June 1, 2023, to, among other things, extend the Outside Date (as defined in the BCA) to September 11, 2023;
WHEREAS, the Parties desire to further amend the BCA to extend the Outside Date; and
WHEREAS, Section 11.1 of the BCA provides that the BCA may only be amended by a written instrument executed by SPAC, ParentCo, and the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the BCA, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.   Definitions.   Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the BCA.
2.   Amendment to BCA.
(a)   Section 10.1(c).   Section 10.1(c) of the BCA is hereby amended and restated in its entirety to read as follows:
“by the Company or SPAC by written notice to the other Party if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before March 9, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement (including, with respect to the Company, any breach by ParentCo) if such material breach is the primary cause of or has resulted in the failure of the transactions contemplated by this Agreement to be consummated on or before such date;”
3.   Effect on BCA.   Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the BCA shall remain in full force and effect in accordance with its original terms.
4.   Prior Agreements.   This Amendment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the Parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.
5.   Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.
6.   Counterparts, Facsimile Signatures.   This Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.
[Signature page to follow.]

IN WITNESS WHEREOF, this Second Amendment to Business Combination Agreement has been duly executed and delivered by each of the Parties as of the date first above written.
SPAC
Iris Acquisition Corp
By:
/s/ Sumit Mehta

 Name:
Sumit Mehta

 Title:
Chief Executive Officer

COMPANY
Liminatus Pharma, LLC
By:
/s/ Chris Kim

 Name:
Chris Kim

 Title:
CEO, Secretary and Treasurer

PARENTCO
Iris Parent Holding Corp.
 By:
/s/ Chris Kim

 Name:
Chris Kim

 Title:
CEO, Secretary and Treasurer

Signature Page to Amendment to Business Combination Agreement

THIRD AMENDMENT TO BUSINESS COMBINATION AGREEMENT
This Third Amendment to Business Combination Agreement (this “Amendment”) is entered into as of March 9, 2024, by and among Iris Acquisition Corp, a Delaware corporation (the “SPAC”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), and Liminatus Pharma, LLC, a Delaware limited liability company (the “Company”). Each of SPAC, ParentCo, and the Company is also referred to herein as a “Party” and, collectively, the “Parties”.
RECITALS
WHEREAS, the Parties, along with Liminatus Pharma Merger Sub, Inc., a Delaware corporation, and SPAC Merger Sub, Inc., a Delaware corporation, entered into that certain Business Combination Agreement, dated November 30, 2022 (the “BCA”);
WHEREAS, the Parties previously entered into that certain Amendment to Business Combination Agreement, dated June 1, 2023, to, among other things, extend the Outside Date (as defined in the BCA) to September 11, 2023;
WHEREAS, the Parties previously entered into that certain Second Amendment to Business Combination Agreement, dated August 14, 2023, to among other things, extend the Outside Date (as defined in the BCA) to March 9, 2024;
WHEREAS, the Parties desire to further amend the BCA to extend the Outside Date; and WHEREAS, Section 11.1 of the BCA provides that the BCA may only be amended by a written instrument executed by SPAC, ParentCo, and the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the BCA, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.   Definitions.   Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the BCA.
2.
Amendment to BCA.

(a)   Section 10.1(c).   Section 10.1(c) of the BCA is hereby amended and restated in its entirety to read as follows:
“by the Company or SPAC by written notice to the other Party if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before July 31, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement (including, with respect to the Company, any breach by ParentCo) if such material breach is the primary cause of or has resulted in the failure of the transactions contemplated by this Agreement to be consummated on or before such date;”
3.   Effect on BCA.   Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the BCA shall remain in full force and effect in accordance with its original terms.
4.   Prior Agreements.   This Amendment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the Parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.
5.   Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.

6.   Counterparts, Facsimile Signatures.   This Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.
[Signature page to follow.]

IN WITNESS WHEREOF, this Third Amendment to Business Combination Agreement has been duly executed and delivered by each of the Parties as of the date first above written.
SPAC
Iris Acquisition Corp
By:
/s/ Sumit Mehta

 Name:
Sumit Mehta

 Title:
Chief Executive Officer

COMPANY
Liminatus Pharma, LLC
By:
/s/ Chris Kim

 Name:
Chris Kim

 Title:
CEO, Secretary and Treasurer

PARENTCO
Iris Parent Holding Corp.
By:
/s/ Chris Kim

 Name:
Chris Kim

 Title:
CEO, Secretary and Treasurer

FOURTH AMENDMENT TO BUSINESS COMBINATION AGREEMENT
This Fourth Amendment to Business Combination Agreement (this “Amendment”) is entered into as of July 19, 2024, by and among Iris Acquisition Corp, a Delaware corporation (the “SPAC”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), and Liminatus Pharma, LLC, a Delaware limited liability company (the “Company”). Each of SPAC, ParentCo, and the Company is also referred to herein as a “Party” and, collectively, the “Parties”.
RECITALS
WHEREAS, the Parties, along with Liminatus Pharma Merger Sub, Inc., a Delaware corporation, and SPAC Merger Sub, Inc., a Delaware corporation, entered into that certain Business Combination Agreement, dated November 30, 2022 (the “BCA”);
WHEREAS, the Parties previously entered into that certain Amendment to Business Combination Agreement, dated June 1, 2023, to, among other things, extend the Outside Date (as defined in the BCA) to September 11, 2023;
WHEREAS, the Parties previously entered into that certain Second Amendment to Business Combination Agreement, dated August 14, 2023, to among other things, extend the Outside Date (as defined in the BCA) to March 9, 2024;
WHEREAS, the Parties previously entered into that certain Third Amendment to Business Combination Agreement, dated March 9, 2024, to among other things, extend the Outside Date (as defined in the BCA) to July 31, 2024;
WHEREAS, the Parties desire to further amend the BCA to extend the Outside Date; and
WHEREAS, Section 11.1 of the BCA provides that the BCA may only be amended by a written instrument executed by SPAC, ParentCo, and the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the BCA, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.   Definitions.   Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the BCA.
2.   Amendment to BCA.
(a)   Section 10.1(c).   Section 10.1(c) of the BCA is hereby amended and restated in its entirety to read as follows:
“by the Company or SPAC by written notice to the other Party if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before September 3, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement (including, with respect to the Company, any breach by ParentCo) if such material breach is the primary cause of or has resulted in the failure of the transactions contemplated by this Agreement to be consummated on or before such date;”
3.   Effect on BCA.   Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the BCA shall remain in full force and effect in accordance with its original terms.
4.   Prior Agreements.   This Amendment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the Parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

5.   Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.
6.   Counterparts, Facsimile Signatures.   This Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.
[Signature page to follow.]

IN WITNESS WHEREOF, this Fourth Amendment to Business Combination Agreement has been duly executed and delivered by each of the Parties as of the date first above written.
SPAC
Iris Acquisition Corp
By:
/s/ Sumit Mehta

 Name:
Sumit Mehta

 Title:
Chief Executive Officer

COMPANY
Liminatus Pharma, LLC
By:
/s/ Chris Kim

 Name:
Chris Kim

 Title:
CEO, Secretary and Treasurer

PARENTCO
Iris Parent Holding Corp.
By:
/s/ Chris Kim

 Name:
Chris Kim

 Title:
CEO, Secretary and Treasurer

Signature Page to Fourth Amendment to Business Combination

FIFTH AMENDMENT TO BUSINESS COMBINATION AGREEMENT
This Fifth Amendment to Business Combination Agreement (this “Amendment”) is entered into as of August 16, 2024, by and among Iris Acquisition Corp, a Delaware corporation (the “SPAC”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), and Liminatus Pharma, LLC, a Delaware limited liability company(the “Company”). Each of SPAC, ParentCo, and the Company is also referred to herein as a “Party” and,collectively, the “Parties”.
RECITALS
WHEREAS, the Parties, along with Liminatus Pharma Merger Sub, Inc., a Delaware corporation, and SPAC Merger Sub, Inc., a Delaware corporation, entered into that certain Business Combination Agreement, dated November 30, 2022 (the “BCA”);
WHEREAS, the Parties previously entered into that certain Amendment to Business Combination Agreement, dated June 1, 2023, to, among other things, extend the Outside Date (as defined in the BCA) to September 11, 2023;
WHEREAS, the Parties previously entered into that certain Second Amendment to Business Combination Agreement, dated August 14, 2023, to among other things, extend the Outside Date (as defined in the BCA) to March 9, 2024;
WHEREAS, the Parties previously entered into that certain Third Amendment to Business Combination Agreement, dated March 9, 2024, to among other things, extend the Outside Date (as defined in the BCA) to July 31, 2024;
WHEREAS, the Parties previously entered into that certain Fourth Amendment to Business Combination Agreement, dated July 19, 2024, to among other things, extend the Outside Date (as defined in the BCA) to September 3, 2024;
WHEREAS, the Parties desire to further amend the BCA to extend the Outside Date; and
WHEREAS, Section 11.1 of the BCA provides that the BCA may only be amended by a written instrument executed by SPAC, ParentCo, and the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the BCA, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.   Definitions.   Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the BCA.
2.   Amendment to BCA.
(a)   Section 10.1(c).   Section 10.1(c) of the BCA is hereby amended and restated in its entirety to read as follows:
“by the Company or SPAC by written notice to the other Party if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before December 31, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement (including, with respect to the Company, any breach by ParentCo) if such material breach is the primary cause of or has resulted in the failure of the transactions contemplated by this Agreement to be consummated on or before such date;”
3.   Effect on BCA.   Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the BCA shall remain in full force and effect in accordance with its original terms.

4.   Prior Agreements.   This Amendment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the Parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.
5.   Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.
6.   Counterparts, Facsimile Signatures.   This Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.
[Signature page to follow.]

IN WITNESS WHEREOF, this Fifth Amendment to Business Combination Agreement has been duly executed and delivered by each of the Parties as of the date first above written.
SPAC
Iris Acquisition Corp
By:
/s/ Sumit Mehta

 Name:
Sumit Mehta

 Title:
Chief Executive Officer

COMPANY
Liminatus Pharma, LLC
By:
/s/ Chris Kim

 Name:
Chris Kim

 Title:
CEO, Secretary and Treasurer

PARENTCO
Iris Parent Holding Corp.
By:
/s/ Chris Kim

 Name:
Chris Kim

 Title:
CEO, Secretary and Treasurer

Signature Page to Fifth Amendment to Business Combination

SIXTH AMENDMENT TO BUSINESS COMBINATION AGREEMENT
This Sixth Amendment to Business Combination Agreement (this “Amendment”) is entered into as of October 23, 2024, by and among Iris Acquisition Corp, a Delaware corporation (the “SPAC”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), and Liminatus Pharma, LLC, a Delaware limited liability company (the “Company”). Each of SPAC, ParentCo, and the Company is also referred to herein as a “Party” and, collectively, the “Parties”.
RECITALS
WHEREAS, the Parties, along with Liminatus Pharma Merger Sub, Inc., a Delaware corporation, and SPAC Merger Sub, Inc., a Delaware corporation, entered into that certain Business Combination Agreement, dated November 30, 2022 (the “BCA”);
WHEREAS, the Parties previously entered into that certain Amendment to Business Combination Agreement, dated June 1, 2023, to, among other things, extend the Outside Date (as defined in the BCA) to September 11, 2023;
WHEREAS, the Parties previously entered into that certain Second Amendment to Business Combination Agreement, dated August 14, 2023, to among other things, extend the Outside Date (as defined in the BCA) to March 9, 2024;
WHEREAS, the Parties previously entered into that certain Third Amendment to Business Combination Agreement, dated March 9, 2024, to among other things, extend the Outside Date (as defined in the BCA) to July 31, 2024;
WHEREAS, the Parties previously entered into that certain Fourth Amendment to Business Combination Agreement, dated July 19, 2024, to among other things, extend the Outside Date (as defined in the BCA) to September 3, 2024;
WHEREAS, the Parties previously entered into that certain Fifth Amendment to Business Combination Agreement, dated August 16, 2024, to among other things, extend the Outside Date (as defined in the BCA) to December 31, 2024;
WHEREAS, the Parties desire to further amend the BCA to, among other things, reduce the Company Merger Consideration, amend the Cap, and reduce the number of Merger Shares, each as defined in the BCA; and
WHEREAS, Section 11.1 of the BCA provides that the BCA may only be amended by a written instrument executed by SPAC, ParentCo, and the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the BCA, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.   Definitions.   Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the BCA.
2.   Amendments to BCA.
(a)   Section 1.1 — Definitions.   Section 1.1 of the BCA is hereby amended by restating each of the following defined terms in its entirety to read as follows:
“Company Merger Consideration” means One Hundred Seventy-Five Million Dollars ($175,000,000).
“Licensed Intellectual Property” means all Intellectual Property that (i) is the subject of any agreement granting or purporting to grant a license or any other rights to the Company or its Affiliates, whether directly or indirectly, e.g., via the grant of a sublicense or (ii) is purported by the Company to be licensed to it or otherwise available for its use in the development and commercialization of Products, including the InnoBation License.
“Merger Shares” means 17,500,000 ParentCo Shares, based on a pre-money enterprise valuation of the Company of $175,000,000 at $10.00 per share.
“Products” means the CD47 Product and any companion diagnostics.
“SPAC Operating Expenses” has the meaning set forth in the definition of SPAC Transaction Expenses.
“SPAC Transaction Expenses” means, without duplication, all out-of- pocket fees and expenses of SPAC incurred in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the Proxy/Registration Statement and the consummation of the transactions contemplated hereby and thereby, including (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of SPAC’s financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting fees or any other accrued and unpaid fees incurred by SPAC in connection with its initial public offering), (ii) all operating costs, including without limitation the D&O Tail Policies and the Extension Capital (the items included in this subsection (ii), the “SPAC Operating Expenses”), up to an amount equal to Five Million Dollars ($5,000,000) (the “Cap”), (iii) that certain intercompany obligation to Arrow Capital DIFC Ltd., in the amount of $75,000 (the “Intercompany Indebtedness”), and (iv) the principal amount and all unpaid and accrued interest on that certain Second Amended and Restated Promissory Note between the Company and SPAC, dated August 2, 2024 (as may be further amended from time to time); provided, that the Cap, as finally determined in accordance with the above, shall be subject to adjustment on a dollar for dollar basis in accordance with Section 8.17; provided, further, that the Cantor Fees and any additional Indebtedness of SPAC incurred as of the date hereof for working capital purposes of shall not constitute SPAC Transaction Expenses.
“Viral Gene Assignment” means that certain Assignment of Contract by and between Viral Gene and the Company dated as of April 10, 2020.
(b)   Section 4.1(a)(iv) — Conditions to the Obligations of the Parties at Closing (Net Tangible Assets).   Section 4.1(a)(iv) of the BCA is hereby deleted in its entirety and replaced with “Reserved.”
(c)   Section 4.1(b)(iii) — Conditions to Obligations of SPAC.   Section 4.1(b)(iii) of the BCA is hereby amended and restated in its entirety to read as follows:
“(iii)   Material Adverse Effect.   Except as disclosed in the Proxy/Registration Statement, since the Effective Date, there has been no Material Adverse Effect which is continuing and uncured.”
(d)   Sections 4.1(b) — Conditions to Obligations of SPAC.   Each of Sections 4.1(b)(ix)(B) and (xii) of the BCA is hereby deleted in its entirety and replaced with “Reserved.”
(e)   Sections 4.1(b) — Conditions to Obligations of SPAC.   A new Section 4.1(b)(xiv) shall be inserted into the BCA and read as follows:
“(xiv)   Acknowledgement of Viral Gene. SPAC shall have received an acknowledgement from Viral Gene stating that the obligations of the parties thereto, including ParentCo and the Company, under, or pursuant to, the Viral Gene Assignment have been satisfied or terminated and that no obligations of any party thereto, including ParentCo and the Company, under the Viral Gene Assignment remain outstanding.”
(f)   Section 5.11(a) — Intellectual Property.   Section 5.1(a) of the BCA is hereby amended and restated in its entirety to read as follows:
“(a)   Pursuant to the InnoBation License, the Company has been granted worldwide Intellectual Property rights to the Products as set forth in each license.”

(g)   Section 6.8 — Listing.   Section 6.8 of the BCA is hereby amended and restated in its entirety to read as follows:
“The issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act. As of the Effective Date, there is no Proceeding or investigation pending or, to the Knowledge of SPAC, threatened against SPAC by the NASDAQ or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on the NASDAQ. Other than as contemplated by this Agreement, SPAC has taken no action that is designed to voluntarily terminate the registration of SPAC Class A Shares under the Securities Exchange Act. As of the Effective Date, SPAC has not received any written or, to the Knowledge of SPAC, oral deficiency notice from NASDAQ relating to the continued listing requirements of SPAC Class A Shares that, if required to be disclosed, has not been publicly disclosed.”
(h)   Section 8.3 — Listing.   Section 8.3 of the BCA is hereby amended and restated in its entirety to read as follows:
“During the Pre-Closing Period, SPAC shall use its commercially reasonable efforts to ensure that the SPAC Class A Shares are continually quoted for public trading on a nationally recognized medium of no less significance than the OTC Pink Market or any national securities exchange acceptable to the Company; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on NASDAQ only the ParentCo Common Stock and the ParentCo Public Warrants.”
(i)   Section 8.17 — Payments to Sponsor.   Section 8.17 of the BCA is hereby amended and restated in its entirety to read as follows:
“Section 8.17 Payments to Arrow Capital, Mauritius.
If the SPAC Operating Expenses at the Closing are less than $5,000,000, the Company shall, at, or promptly following the Closing, pay $250,000 to Arrow Capital, Mauritius.”
Section 8.18 — Post-Closing Issuance.   Section 8.18 of the BCA is hereby deleted in its entirety and replaced with “Reserved.”
(j)   Section 8.19 — International New Drug Application.   Section 8.19 of the BCA is hereby deleted in its entirety and replaced with “Reserved.”
(k)   Section 10.1(g) — Termination.   Section 10.1(g) of the BCA is hereby amended and restated in its entirety to read as follows:
“(g)   by the Company by written notice to SPAC if SPAC fails, at any time prior to the Effective Time, to maintain the listing of publicly traded Equity Securities of SPAC on a nationally recognized medium of no less significance than the OTC Pink Market or any national securities exchange acceptable to the Company;”
(l)   Company Disclosure Schedules.   Section 4.1(b)(xiii) and Section 8.16 of the Company Disclosure Schedules are hereby amended and restated in their entirely as attached hereto.
3.   Effect on BCA.   Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the BCA shall remain in full force and effect in accordance with its original terms.
4.   Prior Agreements.   This Amendment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the Parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.
5.   Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.

6.   Counterparts, Facsimile Signatures.   This Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.
[Signature page to follow.]

IN WITNESS WHEREOF, this Sixth Amendment to Business Combination Agreement has been duly executed and delivered by each of the Parties as of the date first above written.
SPAC
Iris Acquisition Corp
By:
/s/ Sumit Mehta

 Name:
Sumit Mehta

 Title:
Chief Executive Officer

COMPANY
Liminatus Pharma, LLC
By:
/s/ Chris Kim

  Name:
Chris Kim

 Title:
CEO, Secretary and Treasurer

PARENTCO
Iris Parent Holding Corp.
By:
/s/ Chris Kim

 Name:
Chris Kim

 Title:
CEO, Secretary and Treasurer

Signature Page to Sixth Amendment to Business Combination Agreement

SEVENTH AMENDMENT TO BUSINESS COMBINATION AGREEMENT
This Seventh Amendment to Business Combination Agreement (this “Amendment”) is entered into as of December 26, 2024, by and among Iris Acquisition Corp, a Delaware corporation (the “SPAC”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), and Liminatus Pharma, LLC, a Delaware limited liability company (the “Company”). Each of SPAC, ParentCo, and the Company is also referred to herein as a “Party” and, collectively, the “Parties”.
RECITALS
WHEREAS, the Parties, along with Liminatus Pharma Merger Sub, Inc., a Delaware corporation, and SPAC Merger Sub, Inc., a Delaware corporation, entered into that certain Business Combination Agreement, dated November 30, 2022 (the “BCA”);
WHEREAS, the Parties previously entered into that certain Amendment to Business Combination Agreement, dated June 1, 2023, to, among other things, extend the Outside Date (as defined in the BCA) to September 11, 2023;
WHEREAS, the Parties previously entered into that certain Second Amendment to Business Combination Agreement, dated August 14, 2023, to among other things, extend the Outside Date (as defined in the BCA) to March 9, 2024;
WHEREAS, the Parties previously entered into that certain Third Amendment to Business Combination Agreement, dated March 9, 2024, to among other things, extend the Outside Date (as defined in the BCA) to July 31, 2024;
WHEREAS, the Parties previously entered into that certain Fourth Amendment to Business Combination Agreement, dated July 19, 2024, to among other things, extend the Outside Date (as defined in the BCA) to September 3, 2024;
WHEREAS, the Parties previously entered into that certain Fifth Amendment to Business Combination Agreement, dated August 16, 2024, to among other things, extend the Outside Date (as defined in the BCA) to December 31, 2024;
WHEREAS, the Parties previously entered into that certain Sixth Amendment to Business Combination Agreement, dated October 23, 2024, to among other things, reduce the Company Merger Consideration, amend the Cap, and reduce the number of Merger Shares (each as defined in the BCA);
WHEREAS, the Parties desire to further amend the BCA to, among other things, extend the Outside Date (as defined in the BCA) to June 30, 2025; and
WHEREAS, Section 11.1 of the BCA provides that the BCA may only be amended by a written instrument executed by SPAC, ParentCo, and the Company.

AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the BCA, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.   Definitions.   Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the BCA.
2.   Amendment to BCA.
(a)   Section 10.1(c).   Section 10.1(c) of the BCA is hereby amended and restated in its entirety to read as follows:
“by the Company or SPAC by written notice to the other Party if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before June 30, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement (including, with respect to the Company, any breach by ParentCo) if such material breach is the primary cause of or has resulted in the failure of the transactions contemplated by this Agreement to be consummated on or before such date;”
3.   Effect on BCA.   Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the BCA shall remain in full force and effect in accordance with its original terms.
4.   Prior Agreements.   This Amendment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the Parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.
5.   Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.
6.   Counterparts, Facsimile Signatures.   This Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.
[Signature page to follow.]

IN WITNESS WHEREOF, this Seventh Amendment to Business Combination Agreement has been duly executed and delivered by each of the Parties as of the date first above written.
SPAC
Iris Acquisition Corp
By:
/s/ Sumit Mehta

 Name:
Sumit Mehta

 Title:
Chief Executive Officer

COMPANY
Liminatus Pharma, LLC
By:
/s/ Chris Kim

 Name:
Chris Kim

 Title:
CEO, Secretary and Treasurer

PARENTCO
Iris Parent Holding Corp.
By:
/s/ Chris Kim

 Name:
Chris Kim

 Title:
CEO, Secretary and Treasurer

Signature Page to Seventh Amendment to Business Combination Agreement

Annex B
LIMINATUS PHARMA, INC.
2024 OMNIBUS EQUITY INCENTIVE PLAN

LIMINATUS PHARMA, INC.
2024 OMNIBUS EQUITY INCENTIVE PLAN
ARTICLE I
PURPOSE
The purpose of this Liminatus Pharma, Inc. 2024 Omnibus Equity Incentive Plan (the “Plan”) is to benefit Liminatus Pharma, Inc., a Delaware corporation (the “Company”) and its stockholders, by assisting the Company and its subsidiaries to attract, retain and provide incentives to key management employees, directors, and consultants of the Company and its Affiliates, and to align the interests of such service providers with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Non-qualified Stock Options, Incentive Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Performance Stock Awards, Performance Unit Awards, Unrestricted Stock Awards, Distribution Equivalent Rights or any combination of the foregoing.
ARTICLE II
DEFINITIONS
The following definitions shall be applicable throughout the Plan unless the context otherwise requires:
2.1   “Affiliate” shall mean any corporation which, with respect to the Company, is a “subsidiary corporation” within the meaning of Section 424(f) of the Code or other entity in which the Company has a controlling interest in such entity or another entity which is part of a chain of entities in which the Company or each entity has a controlling interest in another entity in the unbroken chain of entities ending with the applicable entity.
2.2   “Award” shall mean, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Performance Unit Award, Stock Appreciation Right, Distribution Equivalent Right or Unrestricted Stock Award.
2.3   “Award Agreement” shall mean a written agreement between the Company and the Holder with respect to an Award, setting forth the terms and conditions of the Award, as amended.
2.4   “Board” shall mean the Board of Directors of the Company.
2.5   “Base Value” shall have the meaning given to such term in Section 14.2.
2.6   “Cause” shall mean (i) if the Holder is a party to an employment or service agreement with the Company or an Affiliate which agreement defines “Cause” (or a similar term), “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Cause” shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate, or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.
2.7   “Change of Control” shall mean: (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement defines “Change of Control” (or a similar term), “Change of Control” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a)   Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;
(b)   The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of the Shares immediately prior to the Business Combination have substantially the same proportionate ownership of the common stock or ordinary shares, as applicable, of the surviving corporation immediately after the Business Combination as immediately before;
(c)   The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;
(d)   The approval by the holders of shares of Shares of a plan of complete liquidation of the Company, other than a merger of the Company into any subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of common stock or ordinary shares, as applicable, of the surviving corporation immediately after such liquidation as immediately before; or
(e)   Within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraphs (a), (b), (c), or (d) of this definition).
2.8   “Code” shall mean the United States of America Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulation under such section.
2.9   “Committee” shall mean a committee comprised of two (2) or more members of the Board who are selected by the Board as provided in Section 4.1.
2.10   “Company” shall have the meaning given to such term in the introductory paragraph, including any successor thereto.
2.11   “Consultant” shall mean any non-Employee (individual or entity) advisor to the Company or an Affiliate who or which has contracted directly with the Company or an Affiliate to render bona fide consulting or advisory services thereto.
2.12   “Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.
2.13   “Distribution Equivalent Right” shall mean an Award granted under Article XIII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the period the Holder held the Distribution Equivalent Right.
2.14   “Distribution Equivalent Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Distribution Equivalent Right Award.
2.15   “Effective Date” shall mean [           ], 2023.
2.16   “Employee” shall mean any employee, including any officer, of the Company or an Affiliate.

2.17   “Exchange Act” shall mean the United States of America Securities Exchange Act of 1934, as amended.
2.18   “Fair Market Value” shall mean, as of any specified date, the closing sales price of the Shares for such date (or, in the event that the Shares are not traded on such date, on the immediately preceding trading date) on the NASDAQ Stock Market LLC (“NASDAQ”), as reported by NASDAQ, or such other domestic or foreign national securities exchange on which the Shares may be listed. If the Shares are not listed on NASDAQ American or on a national securities exchange, but are quoted on the OTC Bulletin Board or by the National Quotation Bureau, the Fair Market Value of the Shares shall be the mean of the highest bid and lowest asked prices per Share for such date. If the Shares are not quoted or listed as set forth above, Fair Market Value shall be determined by the Board in good faith by any fair and reasonable means (which means may be set forth with greater specificity in the applicable Award Agreement). The Fair Market Value of property other than Shares shall be determined by the Board in good faith by any fair and reasonable means consistent with the requirements of applicable law.
2.19   “Family Member” of an individual shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.
2.20   “Holder” shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, who has acquired such Award in accordance with the terms of the Plan, as applicable.
2.21   “Incentive Stock Option” shall mean an Option which is intended by the Committee to constitute an “incentive stock option” and conforms to the applicable provisions of Section 422 of the Code.
2.22   “Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.
2.23   “Non-qualified Stock Option” shall mean an Option which is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.
2.24   “Option” shall mean an Award granted under Article VII of the Plan of an option to purchase Shares and shall include both Incentive Stock Options and Non-qualified Stock Options.
2.25   “Option Agreement” shall mean a written agreement between the Company and a Holder with respect to an Option.
2.26   “Performance Criteria” shall mean the criteria selected by the Committee for purposes of establishing the Performance Goal(s) for a Holder for a Performance Period.
2.27   “Performance Goals” shall mean, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria, which may be related to the performance of the Holder, the Company or an Affiliate.
2.28   “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of the Performance Goals shall be measured for purposes of determining a Holder’s right to, and the payment of, a Performance Stock Award or a Performance Unit Award.
2.29   “Performance Stock Award” or “Performance Stock” shall mean an Award granted under Article XII of the Plan under which, upon the satisfaction of predetermined Performance Goals, Shares are issued to the Holder.

2.30   “Performance Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Stock Award.
2.31   “Performance Unit” shall mean a Unit awarded to a Holder pursuant to a Performance Unit Award.
2.32   “Performance Unit Award” shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined Performance Goals, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.
2.33   “Performance Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Unit Award.
2.34   “Plan” shall mean this Liminatus Pharma, Inc. 2024 Omnibus Equity Incentive Plan, as amended from time to time, together with each of the Award Agreements utilized hereunder.
2.35   “Restricted Stock Award” and “Restricted Stock” shall mean an Award granted under Article VIII of the Plan of Shares, the transferability of which by the Holder is subject to Restrictions.
2.36   “Restricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.
2.37   “Restricted Stock Unit Award” and “RSUs” shall refer to an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.
2.38   “Restricted Stock Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.
2.39   “Restriction Period” shall mean the period of time for which Shares subject to a Restricted Stock Award shall be subject to Restrictions, as set forth in the applicable Restricted Stock Agreement.
2.40   “Restrictions” shall mean the forfeiture, transfer and/or other restrictions applicable to Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Agreement.
2.41   “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.
2.42   “Shares” or “Stock” shall mean the Class A Common Stock of the Company, par value $0.0001 per share.
2.43   “Stock Appreciation Right” or “SAR” shall mean an Award granted under Article XIV of the Plan of a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.
2.44   “Stock Appreciation Right Agreement” shall mean a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.
2.45   “Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted in connection with a related Option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the Shares under the related Option, all as set forth in Article XIV.
2.46   “Ten Percent Stockholder” shall mean an Employee who, at the time an Option is granted to him or her, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.
2.47   “Termination of Service” shall mean a termination of a Holder’s employment with, or status as a Director or Consultant of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death, except as provided in Section 6.4. In the event Termination of Service shall constitute a payment event with respect to any Award subject to Code Section 409A, Termination of Service shall only be deemed to occur upon a “separation from service” as such term is defined under Code Section 409A and applicable authorities.
2.48   “Total and Permanent Disability” of an individual shall mean the inability of such individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Section 22(e)(3) of the Code.
2.49   “Unit” shall mean a bookkeeping unit, which represents such monetary amount as shall be designated by the Committee in each Performance Unit Agreement, or represents one Share for purposes of each Restricted Stock Unit Award.
2.50   “Unrestricted Stock Award” shall mean an Award granted under Article IX of the Plan of Shares which are not subject to Restrictions.
2.51   “Unrestricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Stock Award.
ARTICLE III
EFFECTIVE DATE OF PLAN
The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the stockholders of the Company within twelve (12) months of such date.
ARTICLE IV
ADMINISTRATION
4.1   Composition of Committee.   The Plan shall be administered by the Committee, which shall be appointed by the Board. If necessary, in the Board’s discretion, to comply with Rule 16b-3 under the Exchange Act or relevant securities exchange or inter-dealer quotation service, the Committee shall consist solely of two (2) or more Directors who are each (i) “non-employee directors” within the meaning of Rule 16b-3 and (ii) “independent” for purposes of any applicable listing requirements;. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.
4.2   Powers.   Subject to the other provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to (i) determining which Employees, Directors or Consultants shall receive an Award, (ii) the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), (iii) what type of Award shall be granted, (iv) the term of an Award, (v) the date or dates on which an Award vests, (vi) the form of any payment to be made pursuant to an Award, (vii) the terms and conditions of an Award (including the forfeiture of the Award, and/or any financial gain, if the Holder of the Award violates any applicable restrictive covenant thereof), (viii) the Restrictions under a Restricted Stock Award, (ix) the number of Shares which may be issued under an Award, (x) Performance Goals applicable to any Award and certification of the achievement of such goals, and (xi) the waiver of any Restrictions or Performance Goals, subject in all cases to compliance with applicable laws. In making such determinations the Committee may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion may deem relevant.
4.3   Additional Powers.   The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, to determine the terms, restrictions and provisions of each Award and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent the Committee shall deem necessary, appropriate or expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.
4.4   Committee Action.   Subject to compliance with all applicable laws, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.
ARTICLE V
SHARES SUBJECT TO PLAN AND LIMITATIONS THEREON
5.1   Authorized Shares and Award Limits.   The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XV, the aggregate number of Shares that may be issued under the Plan shall not exceed [         ] hundred thousand ([      ],000) Shares. Shares shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its Holder terminate, any Shares subject to such Award shall again be available for the grant of a new Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of Shares that may be subject to Awards of Options under Article VII and/or Stock Appreciation Rights under Article XIV, in either or both cases granted to any one person during any calendar year, shall be [      ] hundred thousand ([      ],000) Shares (subject to adjustment in the same manner as provided in Article XV with respect to Shares subject to Awards then outstanding).
5.2   Types of Shares.   The Shares to be issued pursuant to the grant or exercise of an Award may consist of authorized but unissued Shares, Shares purchased on the open market or Shares previously issued and outstanding and reacquired by the Company.
ARTICLE VI
ELIGIBILITY AND TERMINATION OF SERVICE
6.1   Eligibility.   Awards made under the Plan may be granted solely to individuals or entities who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-qualified Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, an Unrestricted Stock Award, a Distribution Equivalent Right Award, a Performance Stock Award, a Performance Unit Award, a Stock Appreciation Right, a Tandem Stock Appreciation Right, or any combination thereof, and solely for Employees, an Incentive Stock Option.
6.2   Termination of Service.   Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.3 or 6.4, the following terms and conditions shall apply with respect to a Holder’s Termination of Service with the Company or an Affiliate, as applicable:
(a)   The Holder’s rights, if any, to exercise any then exercisable Options and/or Stock Appreciation Rights shall terminate:
(i)   If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, ninety (90) days after the date of such Termination of Service;
(ii)   If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such Termination of Service; or
(iii)   If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.
Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Options and Stock Appreciation Rights. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for a different time period in the Award Agreement, or may extend the time period, following a

Termination of Service, during which the Holder has the right to exercise any vested Non-qualified Stock Option or Stock Appreciation Right, which time period may not extend beyond the expiration date of the Award term.
(b)   In the event of a Holder’s Termination of Service for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or Restricted Stock Unit Award, such Restricted Stock and/or RSUs shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or RSUs. Notwithstanding the immediately preceding sentence, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such Termination of Service that all or a portion of any such Holder’s Restricted Stock and/or RSUs shall not be so canceled and forfeited.
6.3   Special Termination Rule.   Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate shall terminate, and if, within ninety (90) days of such termination, such Holder shall become a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award, as it may have been reduced in connection with the Holder’s becoming a Consultant, shall be treated pursuant to the provisions of Section 6.2, provided, however, that any such Award which is intended to be an Incentive Stock Option shall, upon the Holder’s no longer being an Employee, automatically convert to a Non-qualified Stock Option. Should a Holder’s status as a Consultant terminate, and if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall be treated pursuant to the provisions of Section 6.2.
6.4   Termination of Service for Cause.   Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, in the event of a Holder’s Termination of Service for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such Termination of Service.
ARTICLE VII
OPTIONS
7.1   Option Period.   The term of each Option shall be as specified in the Option Agreement; provided, however, that except as set forth in Section 7.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant.
7.2   Limitations on Exercise of Option.   An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement.
7.3   Special Limitations on Incentive Stock Options.   To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Incentive Stock Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to the Incentive Stock Option, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall be granted more than ten (10) years from the earlier of the Effective Date or date on which the Plan is approved by the Company’s stockholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.
7.4   Option Agreement.   Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the other provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Shares (plus cash if necessary) that have been owned by the Holder for at least six (6) months and having a Fair Market Value equal to such Option price, or such other forms or methods as the Committee may determine from time to time, in each case, subject to such rules and regulations as may be adopted by the Committee. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3, and 6.4, as applicable, specify the effect of Termination of Service on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, a Non-qualified Stock Option Agreement may provide for a “cashless exercise” of the Option, in whole or in part, by (a) establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan as to all or a part of Shares to which he is entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company, or (b) reducing the number of Shares to be issued upon exercise of the Option by the number of such Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise. An Option Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Options, including but not limited to, upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made upon a Change of Control resulting from the operation of the Plan or of such Option Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.
7.5   Option Price and Payment.   The price at which an Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of an Share on the date such Option is granted (or 110% of Fair Market Value for an Incentive Stock Option held by Ten Percent Stockholder, as provided in Section 7.3), and (ii) shall be subject to adjustment as provided in Article XV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Option Agreement, which manner, with the consent of the Committee, may include the withholding of Shares otherwise issuable in connection with the exercise of the Option. Separate share certificates shall be issued by the Company for those Shares acquired pursuant to the exercise of an Incentive Stock Option and for those Shares acquired pursuant to the exercise of a Non-qualified Stock Option.
7.6   Stockholder Rights and Privileges.   The Holder of an Option shall be entitled to all the privileges and rights of a stockholder of the Company solely with respect to such Shares as have been purchased under the Option and for which share certificates have been registered in the Holder’s name.

7.7   Options and Rights in Substitution for Stock or Options Granted by Other Corporations.   Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees, Directors or Consultants as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock or shares of the employing entity with the result that such employing entity becomes an Affiliate.
7.8   Prohibition Against Re-Pricing.   Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XV, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Option or Stock Appreciation Right, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted.
ARTICLE VIII
RESTRICTED STOCK AWARDS
8.1   Award.   A Restricted Stock Award shall constitute an Award of Shares to the Holder as of the date of the Award which are subject to a “substantial risk of forfeiture” as defined under Section 83 of the Code during the specified Restriction Period. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.
8.2   Terms and Conditions.   At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Company shall cause the Shares to be issued in the name of Holder, either by book-entry registration or issuance of one or more stock certificates evidencing the Shares, which Shares or certificates shall be held by the Company or the stock transfer agent or brokerage service selected by the Company to provide services for the Plan. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order, and if any certificate is issued, such certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. After any Shares vest, the Company shall deliver the vested Shares, in book-entry or certificated form in the Company’s sole discretion, registered in the name of Holder or his or her legal representatives, beneficiaries or heirs, as the case may be, less any Shares withheld to pay withholding taxes. If provided for under the Restricted Stock Agreement, the Holder shall have the right to vote Shares subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Shares during the Restriction Period. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Awards, including but not limited to accelerated vesting upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made in connection with a Change of Control resulting from the operation of the Plan or of such Restricted Stock Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical. All Shares delivered to a Holder as part of a Restricted Stock Award shall be delivered and reported by the Company or the Affiliate, as applicable, to the Holder at the time of vesting.
8.3   Payment for Restricted Stock.   The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to a Restricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

ARTICLE IX
UNRESTRICTED STOCK AWARDS
9.1   Award.   Shares may be awarded (or sold) to Employees, Directors or Consultants under the Plan which are not subject to Restrictions of any kind, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.
9.2   Terms and Conditions.   At the time any Award is made under this Article IX, the Company and the Holder shall enter into an Unrestricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.
9.3   Payment for Unrestricted Stock.   The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to an Unrestricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to an Unrestricted Stock Award, except to the extent otherwise required by law.
ARTICLE X
RESTRICTED STOCK UNIT AWARDS
10.1   Award.   A Restricted Stock Unit Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Restriction Period. At the time a Restricted Stock Unit Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Unit Award may have a different Restriction Period, in the discretion of the Committee. A Restricted Stock Unit shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares prior to the time the Holder shall receive a distribution of Shares pursuant to Section 10.3.
10.2   Terms and Conditions.   At the time any Award is made under this Article X, the Company and the Holder shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Restricted Stock Unit Agreement shall set forth the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to distribution pursuant to Section 10.3 and the number of Units awarded to the Holder. Such conditions shall be sufficient to constitute a “substantial risk of forfeiture” as such term is defined under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Unit Awards in the Restricted Stock Unit Agreement, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable vesting period. The terms and conditions of the respective Restricted Stock Unit Agreements need not be identical.
10.3   Distributions of Shares.   The Holder of a Restricted Stock Unit shall be entitled to receive a cash payment equal to the Fair Market Value of an Share, or one Share, as determined in the sole discretion of the Committee and as set forth in the Restricted Stock Unit Agreement, for each Restricted Stock Unit subject to such Restricted Stock Unit Award, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the Restricted Stock Unit first becomes vested (i.e., no longer subject to a “substantial risk of forfeiture”).
ARTICLE XII
PERFORMANCE UNIT AWARDS
11.1   Award.   A Performance Unit Award shall constitute an Award under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) Performance Goals based on selected Performance Criteria, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder. At the time a Performance Unit Award is made, the Committee shall establish the Performance Period and applicable Performance Goals. Each Performance Unit Award may have different Performance Goals, in the discretion of the Committee. A Performance Unit Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares.

11.2   Terms and Conditions.   At the time any Award is made under this Article XI, the Company and the Holder shall enter into a Performance Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Unit Agreement the Performance Period, Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 11.3, the number of Units awarded to the Holder and the dollar value or formula assigned to each such Unit. Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Unit Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable performance period. The terms and conditions of the respective Performance Unit Agreements need not be identical.
11.3   Payments.   The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Performance Unit Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Performance Unit Agreement) the Performance Goals set forth in such Performance Unit Agreement. All payments shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.
ARTICLE XII
PERFORMANCE STOCK AWARDS
12.1   Award.   A Performance Stock Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Performance Period subject to achievement of specified Performance Goals. At the time a Performance Stock Award is made, the Committee shall establish the Performance Period and applicable Performance Goals based on selected Performance Criteria. Each Performance Stock Award may have different Performance Goals, in the discretion of the Committee. A Performance Stock Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares unless and until the Holder shall receive a distribution of Shares pursuant to Section 11.3.
12.2   Terms and Conditions.   At the time any Award is made under this Article XII, the Company and the Holder shall enter into a Performance Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Stock Agreement the Performance Period, selected Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of Shares pursuant to such Holder’s Performance Stock Award and the number of Shares subject to such Performance Stock Award. Such distribution shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Stock Awards, including, but not limited to, rules pertaining to the effect of the Holder’s Termination of Service prior to the expiration of the applicable performance period. The terms and conditions of the respective Performance Stock Agreements need not be identical.
12.3   Distributions of Shares.   If the applicable Performance Goals set forth in the Performance Stock Agreement are achieved, the Holder of a Performance Stock Award shall be entitled to receive a cash payment equal to the Fair Market Value of a Share, or one Share, as determined in the sole discretion of the Committee, for each Performance Stock Award subject to such Performance Stock Agreement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which the applicable Performance Goals and Performance Criteria relate.
ARTICLE XIII
DISTRIBUTION EQUIVALENT RIGHTS
13.1   Award.   A Distribution Equivalent Right shall entitle the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the specified period of the Award.

13.2   Terms and Conditions.   At the time any Award is made under this Article XIII, the Company and the Holder shall enter into a Distribution Equivalent Rights Award Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Distribution Equivalent Rights Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional Shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such Award becomes vested, the distribution of such cash or Shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the Holder’s interest in the Award vests. Distribution Equivalent Rights Awards may be settled in cash or in Shares, as set forth in the applicable Distribution Equivalent Rights Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award (other than an Option or a SAR), whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award.
13.3   Interest Equivalents.   The Distribution Equivalent Rights Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest is credited and vested), at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder.
ARTICLE XIV
STOCK APPRECIATION RIGHTS
14.1   Award.   A Stock Appreciation Right shall constitute a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.
14.2   Terms and Conditions.   At the time any Award is made under this Article XIV, the Company and the Holder shall enter into a Stock Appreciation Right Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Stock Appreciation Right Agreement the terms and conditions of the Stock Appreciation Right, including (i) the base value (the “Base Value”) for the Stock Appreciation Right, which shall be not less than the Fair Market Value of an Share on the date of grant of the Stock Appreciation Right, (ii) the number of Shares subject to the Stock Appreciation Right, (iii) the period during which the Stock Appreciation Right may be exercised; provided, however, that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant, and (iv) any other special rules and/or requirements which the Committee imposes upon the Stock Appreciation Right. Upon the exercise of some or all of the portion of a Stock Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of Shares having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:
(c)   The excess of (i) the Fair Market Value of an Share on the date of exercise, over (ii) the Base Value, multiplied by,
(d)   The number of Shares with respect to which the Stock Appreciation Right is exercised.
14.3   Tandem Stock Appreciation Rights.   If the Committee grants a Stock Appreciation Right which is intended to be a Tandem Stock Appreciation Right, the Tandem Stock Appreciation Right shall be granted at the same time as the related Option, and the following special rules shall apply:
(a)   The Base Value shall be equal to or greater than the per Share exercise price under the related Option;
(b)   The Tandem Stock Appreciation Right may be exercised for all or part of the Shares which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when a Share is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be canceled);
(c)   The Tandem Stock Appreciation Right shall expire no later than the date of the expiration of the related Option;
(d)   The value of the payment with respect to the Tandem Stock Appreciation Right may be no more than one hundred percent (100%) of the difference between the per Share exercise price under the related Option and the Fair Market Value of the Shares subject to the related Option at the time the Tandem Stock Appreciation Right is exercised, multiplied by the number of the Shares with respect to which the Tandem Stock Appreciation Right is exercised; and
(e)   The Tandem Stock Appreciation Right may be exercised solely when the Fair Market Value of the Shares subject to the related Option exceeds the per Share exercise price under the related Option.
ARTICLE XV
RECAPITALIZATION OR REORGANIZATION
15.1   Adjustments to Shares.   The shares with respect to which Awards may be granted under the Plan are Shares as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of Shares underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation of the Shares or the payment of an Share dividend on Shares without receipt of consideration by the Company, the number of Shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Shares, shall be proportionately increased, and the purchase price per Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares, shall be proportionately reduced, and the purchase price per Share shall be proportionately increased. Notwithstanding the foregoing or any other provision of this Article XV, any adjustment made with respect to an Award (x) which is an Incentive Stock Option, shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) which is a Non-qualified Stock Option, shall comply with the requirements of Section 409A of the Code, and in no event shall any adjustment be made which would render any Non-qualified Stock Option granted under the Plan to become subject to Section 409A of the Code.
15.2   Recapitalization.   If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of Shares then covered by such Award, the number and class of shares and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of Shares then covered by such Award.
15.3   Other Events.   In the event of changes to the outstanding Shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XV, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Board in its discretion in such manner as the Board shall deem equitable or appropriate taking into consideration the applicable accounting and tax consequences, as to the number and price of Shares or other consideration subject to such Awards. In the event of any adjustment pursuant to Sections 15.1, 15.2 or this Section 15.3, the aggregate number of Shares available under the Plan pursuant to Section 5.1 may be appropriately adjusted by the Board, the determination of which shall be conclusive. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award.
15.4   Change of Control.   The Committee may, in its sole discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control, cause any Award either (i) to be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per Share in the Change of Control over the per Share exercise, base or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following such Change of Control; (iii) accelerate any time periods, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Holder whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee; (iv) to be purchased from a Holder whose employment has been terminated as a result of a Change of Control, upon the Holder’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or (v) terminate any then outstanding Award or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change. The number of Shares subject to any Award shall be rounded to the nearest whole number.
15.5   Powers Not Affected.   The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Shares or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
15.6   No Adjustment for Certain Awards.   Except as hereinabove expressly provided, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of Shares subject to Awards theretofore granted or the purchase price per Share, if applicable.
ARTICLE XVI
AMENDMENT AND TERMINATION OF PLAN
The Plan shall continue in effect, unless sooner terminated pursuant to this Article XVI, until the tenth (10th) anniversary of the date on which it is adopted by the Board (except as to Awards outstanding on that date). The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a Holder with respect to any Award theretofore granted without the consent of the Holder. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of stockholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to Holders, (ii) except as otherwise expressly provided in Article XV, materially increase the number of Shares subject to the Plan or the individual Award Agreements specified in Article V, (iii) materially modify the requirements for participation in the Plan, or (iv) amend, modify or suspend Section 7.7 (re-pricing prohibitions) or this Article XVI. In addition, no change in any Award theretofore granted may be made which would materially and adversely impair the rights of a Holder with respect to such Award without the consent of the Holder (unless such change is required in order to exempt the Plan or any Award from Section 409A of the Code).
ARTICLE XVI
MISCELLANEOUS
17.1   No Right to Award.   Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

17.2   No Rights Conferred.   Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.
17.3   Other Laws; No Fractional Shares; Withholding.   The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Neither the Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or Shares issuable thereunder) (i) that shall lapse because of such postponement, or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including but not limited to any failure to comply with the requirements of Section 409A of this Code. No fractional Shares shall be delivered, nor shall any cash in lieu of fractional Shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Shares, no Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Shares (including Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.
17.4   No Restriction on Corporate Action.   Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.
17.5   Restrictions on Transfer.   No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) where permitted under applicable tax rules, by gift to any Family Member of the Holder, subject to compliance with applicable laws. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 17.3 hereof.
17.6   Beneficiary Designations.   Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.
17.7   Rule 16b-3.   It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

17.8   Clawback Policy.   Notwithstanding any contained herein or in any incentive “performance based” Awards under the Plan shall be subject to reduction, forfeiture or repayment by reason of a correction or restatement of the Company’s financial information if and to the extent such reduction or repayment is required by any applicable law.
17.9   Section 409A.   Notwithstanding any other provision of the Plan, the Committee shall have no authority to issue an Award under the Plan with terms and/or conditions which would cause such Award to constitute non-qualified “deferred compensation” under Section 409A of the Code unless such Award shall be structured to be exempt from or comply with all requirements of Code Section 409A. The Plan and all Award Agreements are intended to comply with the requirements of Section 409A of the Code (or to be exempt therefrom) and shall be so interpreted and construed and no amount shall be paid or distributed from the Plan unless and until such payment complies with all requirements of Code Section 409A. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A, however, the Company shall have no liability to the Holder, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Holder or any successor or beneficiary thereof.
17.10   Indemnification.   Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit, or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.
17.11   Other Benefit Plans.   No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.
17.12   Limits of Liability.   Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.
17.13   Governing Law.   Except as otherwise provided herein, the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.
17.14   Severability of Provisions.   If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.
17.15   No Funding.   The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award. Prior to receipt of Shares or a cash distribution pursuant to the terms of an Award, such Award shall represent an unfunded unsecured contractual obligation of the Company and the Holder shall have no greater claim to the Shares underlying such Award or any other assets of the Company or Affiliate than any other unsecured general creditor.
17.16   Headings.   Headings used throughout the Plan are for convenience only and shall not be given legal significance.

Annex C
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
IRIS PARENT HOLDING CORP.
Iris Parent Holding Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.   The name of the Corporation is Iris Parent Holding Corp. The Corporation was incorporated under the name Iris Parent Holding Corp. by the filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware on November 23, 2022 (the “Existing Certificate”).
2.   This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.
4.   The text of the Existing Certificate is hereby amended and restated by this Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.
5.   This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, Iris Parent Holding Corp. has caused this Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on            , 2024.
IRIS PARENT HOLDING CORP.
By:

Name:

Title:
Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

Exhibit A
ARTICLE I
NAME
The name of the corporation is Liminatus Pharma, Inc. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive in the city of Wilmington, County of New Castle, 19808, and the name of its registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
CAPITALIZATION
Section 4.1   Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 501,000,000 shares, consisting of (a) 500,000,000 shares of common stock (the “Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).
Section 4.2   Preferred Stock.   Subject to Article V of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”)is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3   Common Stock.
(a)   Voting.
(i)   Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii)   Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.
(b)    Dividends.   Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IV hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)    Liquidation, Dissolution or Winding Up of the Corporation.   Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IV hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Section 4.4   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1   Board Powers.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the By-Laws of the Corporation (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any By-Laws adopted by the stockholders of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.
Section 5.2   Number, Election and Term.
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
(a)   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, if any, the initial directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, if any, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.
(b)   The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
(c)   The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
Section 5.3   Removal
Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
Section 5.4   Newly Created Directorships and Vacancies.
Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.
Section 5.5   Preferred Stock — Directors
Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws, the adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors. No By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.
ARTICLE VII
STOCKHOLDERS
(a)   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
(b)   Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.
(c)   Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1   Limitation of Director Liability.   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2   Indemnification and Advancement of Expenses.
(a)   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b)   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c)   Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)   This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX
CORPORATE OPPORTUNITY
(a)   To the fullest extent permitted by Section 122(17) of the DGCL, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.
(b)   Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate (including any Certificate of Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate, the Bylaws or applicable law.
ARTICLE X
AMENDMENTS
(a)   Notwithstanding anything contained in this Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2∕3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part (b) of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX and this Article X.
(b)   If any provision or provisions of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XI
DGCL SECTION 203
The Corporation hereby expressly elects not be governed by Section 203 of the DGCL.
ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION
Section 12.1   Forum.   Subject to the last sentence in this Section 12.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Section 12.2   Consent to Jurisdiction.   If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 12.3   Severability.   If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.
Section 12.4   Deemed Notice.   Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

IN WITNESS WHEREOF, Iris Acquisition Corp. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Annex D
EXECUTION VERSION
SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT, dated as of November 30, 2022 (this “Agreement”), is entered into by and among the shareholder listed on Exhibit A hereto (the “Shareholder”), Liminatus Pharma, LLC, a Delaware limited liability company (the “Company”), and Iris Acquisition Corp, a Delaware corporation (“SPAC”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).
WHEREAS, SPAC, the Company, Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ParentCo (“Liminatus Merger Sub”) and SPAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ParentCo (“SPAC Merger Sub”), are or will be parties to that certain Business Combination Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Business Combination Agreement”), which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Liminatus Merger Sub will be merged with and into the Company, with the Company as the surviving entity and a wholly owned subsidiary of ParentCo (the “Company Merger”), and (ii) immediately following the transaction described in (i), SPAC Merger Sub will be merged with and into SPAC, with SPAC surviving the SPAC Merger as a direct wholly owned subsidiary of ParentCo (the “SPAC Merger” and, together with the Company Merger, the “Merger”);
WHEREAS, as of the date hereof, the Shareholder owns the number of shares of Class B common stock, par value $0.0001, of SPAC set forth on Exhibit A (all such shares, or any successor or additional shares of SPAC of which ownership of record or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shareholder Shares”); and
WHEREAS, as a condition and inducement to the Company to enter into the Business Combination Agreement, the Shareholder is executing and delivering this Agreement to the Company.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
1.   Voting Agreements.   The Shareholder, in its capacity as a shareholder of SPAC, agrees that, at the SPAC Shareholder Meeting, at any other meeting of SPAC’s shareholders related to the transactions contemplated by the Business Combination Agreement (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of SPAC’s shareholders related to the transactions contemplated by the Business Combination Agreement (the SPAC Shareholder Meeting and all other meetings or consents related to the Business Combination Agreement, collectively referred to herein as the “Meeting”), the Shareholder shall:
a.
when the Meeting is held, appear at the Meeting or otherwise cause the Shareholder Shares to be counted as present thereat for the purpose of establishing a quorum;

b.
vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Shareholder Shares in favor of each of the SPAC Shareholder Voting Matters; and

c.
vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Shareholder Shares against any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the SPAC Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the Business Combination Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Shareholder contained in this Agreement.

2.   Restrictions on Transfer.   The Shareholder agrees that it shall not sell, assign or otherwise transfer any of the Shareholder Shares unless the buyer, assignee or transferee thereof executes a joinder agreement to this Agreement in a form reasonably acceptable to the Company. SPAC shall not register any sale, assignment or transfer of the Shareholder Shares on SPAC’s transfer (book entry or otherwise) that is not in compliance with this Section 2.
3.   No Redemption.   The Shareholder hereby agrees that it shall not redeem, or submit a request to SPAC’s transfer agent or otherwise exercise any right to redeem, any Shareholder Shares.
4.   Shareholder Representations:   The Shareholder represents and warrants to SPAC and the Company, as of the date hereof, that:
a.
it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

b.
it has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Agreement;

c.
it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the it’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Shareholder;

d.
this Agreement has been duly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

e.
the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Shareholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Shareholder of its obligations under this Agreement;

f.
there are no Proceedings pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Shareholder of its obligations under this Agreement;

g.
other than the Cantor Fees, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission for which SPAC is or will be liable in connection with this Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by the Shareholder or, to the knowledge of the Shareholder;

h.
the Shareholder has had the opportunity to read the Business Combination Agreement and this Agreement and has had the opportunity to consult with the Shareholder’s tax and legal advisors;

i.
the Shareholder has not entered into, and shall not enter into, any agreement that would prevent the Shareholder from performing any of the Shareholder’s obligations hereunder;

j.
the Shareholder is the only record owner, and has good title to the Shareholder Shares opposite its name on Exhibit A, free and clear of any Liens other than as created by this Agreement or the Governing Documents of SPAC, any Ancillary Agreements or applicable Laws; and

k.
the Shareholder Shares are the only shares of SPAC owned of record or beneficially owned by the Shareholder as of the date hereof, and none of the Shareholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Shareholder Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement.

5.   Damages; Remedies.   The Shareholder hereby agrees and acknowledges that (a) SPAC and the Company would be irreparably injured in the event of a breach by the Shareholder of its obligations under this Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.
6.   Entire Agreement; Amendment.   This Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.
7.   Assignment.   No party hereto may, except as set forth herein, assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the Shareholder, the SPAC and the Company and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.
8.   Counterparts.   This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
9.   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
10.   Governing Law; Jurisdiction; Jury Trial Waiver.   Section 11.9 of the Business Combination Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.
11.   Notice.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.3 of the Business Combination Agreement to the applicable party, with respect to the Company and SPAC, at the address set forth in Section 11.3 of the Business Combination Agreement, and, with respect to Shareholder, at the address set forth on Exhibit A.
12.   Termination.   This Agreement shall terminate on the earlier of the Closing or the termination of the Business Combination Agreement (“Termination Date”). Upon termination of this Agreement, none of the parties hereto shall have any further obligation or liability under this Agreement; provided, however no such termination shall relieve the Shareholder or the SPAC from any liability resulting from a breach of this Agreement occurring prior to the Termination Date.
13.   Expenses.   All reasonable and documented out-of-pocket costs and expenses incurred by the Shareholder in connection with the negotiation, preparation and execution of this Agreement, the Ancillary

Agreements and the transactions contemplated hereby and thereby, including costs, fees and expenses of the Shareholder’s attorneys, accountants and other advisors, shall constitute SPAC Transaction Expenses (as defined in the Business Combination Agreement) and shall be paid in accordance with the Business Combination Agreement.
14.   Nonsurvival of Representations and Warranties.   The representations and warranties contained in this Agreement shall not survive the Closing.
15.   Adjustment for Stock Split.   If, and as often as, there are any changes in the SPAC or the Shareholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Shareholder, SPAC, the Company, the Shareholder Shares as so changed.
16.   Further Actions.   Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.
17.   No Inconsistent Agreements.   The Shareholder hereby covenant and agree that they shall not, at any time prior to the Termination Date, (a) enter into any voting agreement or voting trust with respect to any Shareholder Shares that is inconsistent with their obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of the Shareholder Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent from satisfying the Shareholder’s obligations pursuant to this Agreement.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
SPAC:
IRIS ACQUISITION CORP
By:	/s/ Sumit Mehta
	Name:	Sumit Mehta
	Title:	Chief Executive Officer
COMPANY:
LIMINATUS PHARMA, LLC
By:	/s/ Chris Kim
	Name:	Chris Kim
	Title:	CEO, General Counsel, and Secretary
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
SHAREHOLDER:
IRIS ACQUISITION HOLDINGS LLC
By:	/s/ Sumit Mehta
	Name:	Sumit Mehta
	Title:	Authorized Representative

Exhibit A
Shareholders
Shareholder	Number of Shares of Common Stock	Address for Notices
Iris Acquisition Holdings LLC	6,900,000	3rd Floor Zephyr House 122 Mary Street, George Town PO Box 10085 Grand Cayman KY1-1001, Cayman Islands

Annex E
EXECUTION VERSION
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on November 28, 2022, by and among IRIS Acquisition Corp., a Delaware corporation (“IRIS”), IRIS Parent Holding Corp., a Delaware corporation (“Issuer” or “ParentCo”) and the undersigned subscriber (“Subscriber”).
WHEREAS, concurrently with the execution of this Subscription Agreement, IRIS, ParentCo, Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”), Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“Liminatus Merger Sub”), and SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“SPAC Merger Sub”) are entering into a Business Combination Agreement (as amended, modified, supplemented or waived from time to time, the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement to be completed on and prior to the closing date thereof, collectively, the “Transaction”), pursuant to which, among other things, in the manner, and on the terms and subject to the conditions and exclusions set forth therein, effective as of the closing of the Transaction, (a) Liminatus Merger Sub will merge with and into Liminatus, with Liminatus surviving as a direct wholly-owned subsidiary of ParentCo (the “Company Merger”), and (b) simultaneously with the Company Merger, SPAC Merger Sub will merge with and into IRIS, with IRIS surving as a direct wholly-owned subsidiary of ParentCo (the “SPAC Merger” and, together with the Company Merger, the “Mergers”).
WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Issuer, immediately prior to the consummation of the Transaction, that number of the Issuer’s Common Stock, par value $0.0001 per share (the “Common Shares”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer; and
WHEREAS, in order to induce the Subscriber to enter into this Subscription Agreement to invest funds in the Issuer pursuant to this agreement, the Issuer shall enter into a registration rights agreement (the “Registration Rights Agreement”) in the form set forth on Annex B attached hereto, which is incorporated in and made a part of this Subscription Agreement, to register shares of Common Stock issuable to the Subscriber (as provided below);
WHEREAS, on or about the date of this Subscription Agreement, the Issuer may be entering into other subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”) in a form substantially similar to this Subscription Agreement, pursuant to which such Other Subscribers have agreed to purchase additional Common Shares on the closing date of the Transaction (the “Closing Date”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Section 1.   Subscription.   Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).
Section 2.   Closing.
(a)   The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the Closing Date, immediately prior to the consummation of the Transaction.

(b)   At least five (5) Business Days before the anticipated Closing Date, the Issuer shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Issuer. No later than two (2) Business Days prior to the anticipated Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing, and deliver to the Issuer such information as is reasonably requested in the Closing Notice in order for the Issuer to issue the Subscribed Shares to Subscriber, including, without limitation, a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, at the Closing, (i) the Purchase Price shall be released from escrow automatically and without further action by the Issuer or Subscriber, and (ii) the Issuer shall deliver to Subscriber (A) the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee or custodian, as applicable, in accordance with its delivery instructions), and (B) as promptly as practicable (but not more than 48 hours after the Closing), a copy of the records of the Issuer’s transfer agent showing Subscriber (or such nominee or custodian, as applicable) as the owner of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within five (5) Business Days after the anticipated Closing Date specified in the Closing Notice (the “Closing Outside Date”), unless otherwise agreed to in writing by the Issuer and Subscriber, the Issuer shall promptly (but in no event later than five (5) Business Days after the Closing Outside Date) return the funds so delivered by Subscriber to the Issuer by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.
(c)   The Closing shall be subject to the satisfaction or valid waiver by each of the parties hereto of the conditions that, on the Closing Date:
(i)
no suspension of the offering or sale or trading of the Subscribed Shares in any applicable jurisdiction, or initiation or threatening in writing of any proceedings for any of such purposes, shall be deemed to have occurred and be continuing and the Subscribed Shares shall have been approved for listing on the New York Stock Exchange (the “NYSE”), the NYSE American Exchange (“NYSE American”) or the Nasdaq Capital Market (“Nasdaq”), subject to official notice of issuance;

(ii)
all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement or by the Closing itself, but subject to their satisfaction or valid waiver at the closing of the Transaction), and the closing of the Transaction shall occur substantially concurrently with or immediately following the Closing; and

(iii)
no court of competent jurisdiction shall have issued, enforced or entered any judgment or order which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.

(d)   In addition to the conditions set forth in Section 2(c), the obligation of the Issuer to consummate the Closing shall be subject to the satisfaction or valid waiver by the Issuer of the additional conditions that, on the Closing Date:

(i)
all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date;

(ii)
Subscriber shall have performed, satisfied or complied with, in each case, in all material respects, all covenants and agreements required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii)
Subscriber shall have executed and delivered the Registration Rights Agreement; and

(iv)
The Issuer and IRIS shall have received a certificate signed by an officer of Subscriber, dated the Closing Date, in which such officer shall state that the conditions set forth in Section 2(d)(i) and Section 2(d)(ii) are satisfied as of the Closing Date.

(e)   In addition to the conditions set forth in Section 2(c), the obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:
(i)
all representations and warranties of the Issuer and IRIS contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Issuer or IRIS Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all material respects (other than representations and warranties that are qualified as to Issuer or IRIS Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), other than, in each case, failures to be true and correct that would not result, individually or in the aggregate, in an Issuer or IRIS Material Adverse Effect;

(ii)
the Issuer and IRIS shall have performed, satisfied or complied with, in each case, in all material respects, all covenants and agreements required by this Subscription Agreement to be performed, satisfied or complied with by them at or prior to the Closing; provided, that this condition shall be deemed satisfied unless written notice of such noncompliance is provided by Subscriber to the Issuer and IRIS and the Issuer and IRIS fail to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice;

(iii)
the Transaction Agreement (as the same exists on the date of this Subscription Agreement) including, without limitation, any representation or covenant of the Issuer or IRIS in the Transaction Agreement relating to the financial position or outstanding indebtedness of the Issuer or IRIS, shall not have been amended, modified or waived by the Issuer or IRIS in a manner that would materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement;

(iv)
there shall have been no amendment, waiver, or modification to any Other Subscription Agreements that materially benefits any Other Subscribers unless Subscriber has been offered substantially similar benefits in writing;

(v)
the Issuer’s listing application with NYSE, NYSE American or Nasdaq in connection with the closing of the Transaction shall have been conditionally approved and, immediately following the closing of the Transaction pursuant to the Transaction Agreement, the Issuer shall satisfy any applicable initial listing requirements of one of NYSE, NYSE American or Nasdaq and the Issuer shall not have received any notice of noncompliance therewith;

(vi)
The Issuer shall have executed and delivered the Registration Rights Agreement; and

(vii)
Subscriber shall have received a certificate signed by an officer of the Issuer, dated the Closing Date, in which such officer shall state that the conditions set forth in Section 2(e)(i) and Section 2(e)(ii) are satisfied as of the Closing Date.

(f)   Prior to or at the Closing, Subscriber shall deliver all such other information and shall take all such actions as are reasonably requested by the Issuer or IRIS in order for the Issuer to issue the Subscribed Shares to Subscriber.
Section 3.   Issuer Representations and Warranties.   The Issuer and IRIS severally, and not jointly, represent and warrant to Subscriber that:
(a)   Each of the Issuer and IRIS (i) is duly organized, validly existing and at the time of the Closing in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than their jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have an Issuer or IRIS Material Adverse Effect. For purposes of this Subscription Agreement, an “Issuer or IRIS Material Adverse Effect” means an event, change, development, occurrence, condition or effect which would have a material adverse effect on the business, financial condition or results of operations of the Issuer or IRIS and their subsidiaries, taken as a whole on a consolidated basis (for such purposes, after giving effect to the consummation of the transactions hereunder and under the Transaction Agreement), or prevents or materially impairs the ability of the Issuer to timely perform its obligations under this Subscription Agreement or the Transaction Agreement, including the issuance and sale of the Subscribed Shares.
(b)   The Subscribed Shares are duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Issuer’s organizational documents (as adopted on or prior to the Closing Date), by any contract to which the Issuer or IRIS is a party or by which it is bound, or under the laws of its jurisdiction of incorporation.
(c)   This Subscription Agreement and the Registration Rights Agreement have been duly authorized, executed and delivered by the Issuer and IRIS, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement constitutes the valid and legally binding obligation of the Issuer and IRIS, enforceable against the Issuer and IRIS in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(d)   The execution and delivery of this Subscription Agreement and the Registration Rights Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Issuer and IRIS with all of the provisions of this Subscription Agreement, the Registration Rights Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of: (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or IRIS is a party or by which the Issuer or IRIS are bound or to which any of the property or assets of the Issuer or IRIS is subject, in each case, that would reasonably be expected to have an Issuer or IRIS Material Adverse Effect or materially affect the validity of the Subscribed Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Issuer and IRIS; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or IRIS or any of their properties that would reasonably be expected to have an Issuer or IRIS Material Adverse Effect or materially affect the validity of the Subscribed Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement.
(e)   Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the Issuer and IRIS are not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq, NYSE

American and NYSE) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 5 below, (iii) those required by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) or Nasdaq, NYSE American or NYSE, including with respect to obtaining stockholder approval, (iv) those required to consummate the Transaction as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) the failure of which to obtain would not be reasonably likely to have an Issuer or IRIS Material Adverse Effect.
(f)   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Subscribed Shares by the Issuer to Subscriber and the Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
(g)   Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.
(h)   The Issuer and IRIS have not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which Subscriber could become liable.
(i)   As of their respective dates, or, if amended or restated, as of the date of such amendment or restatement, all reports required to be filed by IRIS with the Commission prior to the date of this Subscription Agreement (the “SEC Reports”) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act (as defined below) and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPAC”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheets as opposed to equity. Following review of the SEC Staff Statement, IRIS reevaluated the accounting treatment of its warrants as equity, and concluded that, based on the SEC Staff Statement, the warrants should be, and should previously have been, classified as derivative liabilities measured at fair value, resulting in the Issuer restating certain previously filed financial statements of the Issuer as described in the SEC Reports. Except as set forth herein, the financial statements of the IRIS included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of IRIS as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Other than comments in comment letters received after the date hereof that relate to the proxy proposal to extend the time for IRIS to complete a business combination and the adjournment of the special meeting of stockholders to vote on such proposal, there are no outstanding or unresolved comments in comment letters received by the IRIS from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.
(j)   As of the date hereof, the issued and outstanding Class A Common Shares of IRIS are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on Nasdaq under the symbol “IRAA” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the SEC Reports, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer or IRIS, threatened against the Issuer or IRIS by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of IRIS’s shares on Nasdaq or to deregister the shares under the Exchange Act. As of the date hereof,

IRIS has taken no action that is designed to terminate the registration of the Class A Common Shares of IRIS under the Exchange Act (it being understood that upon the closing of the Transaction, registration of the Class A Common Shares of IRIS will be terminated).
(k)   Other than the Other Subscription Agreements, if any, subscription agreements entered into on the date hereof with respect to the purchase and sale of convertible notes of the Issuer (the “Convertible Note Subscription Agreements”), the Registration Rights Agreement, the Transaction Agreement, and any other agreement contemplated by the Transaction Agreement or, as otherwise disclosed to the Subscriber, neither the Issuer, IRIS, nor any of its affiliated entities have entered into any side letter or similar agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Issuer (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of the Issuer or IRIS by existing securityholders of the Issuer or IRIS, which may be effectuated as a forfeiture to the Issuer or IRIS and reissuance, or (ii) securities to be issued pursuant to the Transaction Agreement). No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Subscriber than Subscriber hereunder except as disclosed to Subscriber by the Issuer or IRIS in the virtual dataroom to which Subscriber has been granted access in connection with the Transaction, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement. The Other Subscription Agreements reflect the same purchase price per share as the Price Per Share in this Subscription Agreement.
(l)   Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, an Issuer or IRIS Material Adverse Effect, as of the date of this Subscription Agreement, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Issuer or IRIS, threatened against the Issuer or IRIS, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer or IRIS.
(m)   The Issuer and IRIS are in compliance with all applicable laws, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, an Issuer or IRIS Material Adverse Effect. Neither the Issuer nor IRIS has received any written communication from a governmental entity alleging that IRIS or the Issuer is not in compliance with or is in default or violation of any applicable law, except where such noncompliance, default or violation would not, individually or in the aggregate, reasonably be expected to have an Issuer or IRIS Material Adverse Effect.
(n)   As of the date hereof , the authorized capital stock of IRIS is 301,000,000 shares, consisting of (a) 280,000,000 Class A Common Shares , par value $0.0001 per share (the “Class A Common Shares”), (b) 20,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Shares”), and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Shares”). As of the date hereof: (i) no Preferred Shares are issued and outstanding; (ii) 27,600,000 Class A Common Shares are issued and outstanding; (iii) 6,900,000 shares of Class B Common Shares are issued and outstanding; (iv) 5,013,333 warrants to purchase 5,013,000 Class A Common Shares (the “Private Placement Warrants”) are outstanding; and (v) 6,900,000 warrants to purchase 6,900,000 Class A Common Shares (the “Public Warrants”) are outstanding. All (A) issued and outstanding Class A Common Shares and Class B Common Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (B) outstanding Private Placement Warrants and Public Warrants have been duly authorized and constitutes the valid and legally binding obligation of IRIS, enforceable against IRIS in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as set forth above and pursuant to the Transaction Agreement, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from IRIS any Class A Common Shares or Class B Common Shares, or any other equity interests in IRIS, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the authorized capital stock of the Issuer is 1,000 shares, consisting of 1,000 Common Shares. As of the date hereof, there are 100 Common Shares of Issuer issued and outstanding, all of which are issued to Chris Kim. Except as set forth above, and pursuant to the Other Subscription Agreements, the Convertible Note Subscription Agreements and the Transaction Agreement, as of the date hereof , there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Common Shares or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests.
(o)   The Issuer is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 4.   Subscriber Representations and Warranties.   Subscriber represents and warrants to the Issuer and IRIS that:
(a)   Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
(b)   This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Issuer, this Subscription Agreement constitutes the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(c)   The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of: (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares and payment of the Purchase Price therefor.
(d)   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is an accredited investor, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgments, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Annex A). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares, unless such newly formed entity is an entity in which all of the investors are institutional accredited investors, and is an “institutional account” as defined by FINRA Rule 4512(c).
(e)   Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year from the filing of “Form 10 information” with the Commission after the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.
(f)   Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Issuer. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Issuer, IRIS, Liminatus, or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer expressly set forth in this Subscription Agreement, and Subscriber hereby represents and warrants that it is relying exclusively on Subscriber’s own sources of information, investment analysis and due diligence (including professional advice such Subscriber deems appropriate) with respect to this offering of the Subscribed Shares, and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer, IRIS and Liminatus, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Subscriber acknowledges that certain information provided to Subscriber was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.
(g)   Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in equity transactions that are not registered under the Securities Act, and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating our participation in the purchase of the Subscribed Shares. Accordingly, Subscriber understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
(h)   Subscriber is aware that the sale to it is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Subscribed Shares for its own account or for an account over which Subscriber exercises sole discretion for another qualified institutional buyer or institutional accredited investor.
(i)   In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the Issuer’s and IRIS’s representations and warranties in Section 3. Subscriber acknowledges and agrees that Subscriber has received, and has had an adequate opportunity to review, such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Issuer, IRIS and their subsidiaries and the Transaction. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed IRIS and the Issuer’s filings with the Commission and any disclosure documents provided by or on behalf of IRIS and the Issuer in connection with the Subscription.
(j)   Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber, IRIS and the Issuer or their respective representatives or affiliates, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber, IRIS and the Issuer or their respective representatives or affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges and agrees that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(k)   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares and that it is able to fend for itself in the transactions contemplated by this Subscription Agreement. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges and agrees that neither the Issuer nor any of its affiliates has provided any tax advice to Subscriber or made any representations or warranties or guarantees to Subscriber regarding the tax treatment of its investment in the Subscribed Shares.
(l)   Subscriber has analyzed and considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.
(n)   (m)   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment. Subscriber acknowledges that certain of the financial information provided to such Subscriber with respect to Liminatus, which was prepared by, or on behalf of, Liminatus has not been audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) and such financial information may differ after being subject to such an audit, in which form it is expected to be presented in a proxy statement/prospectus and/or other filings with the SEC.
(o)   Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with the Transaction), a Sanctioned Person. Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that it maintains, to the extent required, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons and to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares are derived from lawful activities. For purposes of this Subscription Agreement, “Sanctioned Person” means at any time any person or entity: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Subscription Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, and (d) His Majesty’s Treasury.
(p)   Subscriber represents and warrants that neither Subscriber nor any of its subsidiaries, nor any director, officer, or employee of any of Subscriber or any of its subsidiaries nor, to the knowledge of any of Subscriber, any agent, affiliate that is controlled by Subscriber or any of its subsidiaries, or other person associated with or acting on behalf of any of Subscriber or any of its subsidiaries, has: (A) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or

committed an offense under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (D) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit.
(r)   If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transactions provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on the Issuer or any of its affiliates (the “Transaction Parties”) as the Plan’s fiduciary or for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) none of the acquisition, holding and/or transfer or disposition of the Subscribed Shares will result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any similar law or regulation.
(s)   Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.
(t)   No broker or finder is entitled to any brokerage or finder’s fee or commission payable by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber based on any arrangement entered into by or on behalf of Subscriber.
Section 5.   Registration of Subscribed Shares.   At the Closing, the Issuer and the Subscriber shall execute and deliver the Registration Rights Agreement, pursuant to which, among other things, the Issuer shall agree under certain circumstances to register the resale of the Subscribed Shares, under the Securities Act, and the rules and regulations promulgated thereunder.
Section 6.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is validly terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of all parties hereto to terminate this Subscription Agreement or (c) by written notice from Subscriber given any time on or after September 30, 2023, if the Closing has not occurred by such date and the terminating party’s breach was not the primary reason the Closing failed to occur by such date (the termination events described in clauses (a)  — (c) above, collectively, the “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud. The Issuer shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the occurrence of any Termination Event, except as set forth in the proviso to the first sentence of this Section 6, this Subscription Agreement shall be void and of no further effect and any portion of the Purchase Price paid by Subscriber to the Issuer in connection herewith shall promptly (and in any event within one Business Day) following the Termination Event be returned to Subscriber.
Section 7.   Trust Account Waiver.   Reference is made to the final prospectus of IRIS dated as of March 4, 2021 and filed by IRIS with the SEC (File No. 333-252413) on March 8, 2021 (the “Prospectus”). Subscriber has reviewed the Prospectus and acknowledges that IRIS has established the trust account described in the Prospectus (the “Trust Account”) for the benefit of the public stockholders (the “Public Stockholders”) and the underwriters (“Underwriters”) of IRIS’s initial public offering (“IPO”) and that, except for certain exceptions described in the Prospectus, IRIS may disburse monies from the trust account only: (i) to the Public Stockholders in the event of the redemption of their shares or the liquidation of IRIS;

(ii) to IRIS and the Underwriters after the consummation of a business combination, as described in the Prospectus (a “Business Combination”), (iii) to the Public Stockholders in the event IRIS does not consummate a Business Combination within twenty-four (24) months after the closing of the initial public offering, or (iv) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay any taxes and up to $100,000 in dissolution expenses. Subscriber hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (a “Claim”) and hereby waives any Claim it may have now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with IRIS or makes any Claim against the Trust Account for any reason whatsoever. Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by IRIS and the Issuer and its representatives to induce IRIS and the Issuer to enter into this Subscription Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable against Subscriber and each of its representatives under applicable law. To the extent Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to IRIS or its representatives, which proceeding seeks, in whole or in part, monetary relief against IRIS or its representatives, Subscriber hereby acknowledges and agrees that its and its representatives and affiliates’ sole remedy shall, except as may be set forth in any definitive agreement, be against funds held outside of the Trust Account and that such Claim shall not permit Subscriber, or its representatives or affiliates or shareholders (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account or any amounts contained therein.
Section 8.   [RESERVED]
Section 9.   Miscellaneous.
(a)   All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient, (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address or electronic mail address, as applicable, specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a).
(b)   Subscriber acknowledges that the Issuer and IRIS will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer and IRIS if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case Subscriber shall notify the Issuer and IRIS if they are no longer accurate in any respect). Subscriber acknowledges and agrees that each purchase by Subscriber of Subscribed Shares from the Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. The Issuer acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Issuer and IRIS agrees to promptly notify Subscriber if they becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Issuer and IRIS set forth herein are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality).
(c)   Each of the Issuer, IRIS, Liminatus and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(d)   Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e)   Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Issuer hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Issuer may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity controlling, under the control of, or under common control with, the Issuer). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or equity holders (including other investment funds or accounts managed or advised by the Subscriber or investment manager who acts on behalf of Subscriber or an affiliate thereof) or, with the Issuer’s prior written consent, to another person, provided that (i) such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment and (ii) no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.
(f)   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.
(g)   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.
(h)   The Issuer and IRIS may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall provide such information as may be reasonably requested. Subscriber acknowledges that subject to the conditions set forth in Section 9(t), the Issuer and IRIS may file a copy of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Issuer or a registration statement of the Issuer or IRIS.
(i)   This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto; provided, further, that no amendment, modification or waiver of the provisions of this Subscription Agreement shall be effective without the prior written consent of Liminatus (other than amendments, modifications or waivers that (i) are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement or (ii) would not increase conditionality or impose any new obligation on Liminatus, reduce the number of Subscribed Shares hereunder, or affect any economic or any other material term of this Subscription Agreement), which consent shall not be unreasonably withheld, conditioned or delayed.
(j)   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
(k)   Except as otherwise provided herein (including the next sentence hereof), this Subscription Agreement is intended for the benefit of the parties hereto and their respective affiliates and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 7, Section 9(c), Section 9(h) and this Section 9(j), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third-party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions. Each of the Issuer and Subscriber further acknowledges and agrees that Liminatus is an express third-party beneficiary of Section 6, Section 9(h) and this Section 9(j).
(l)   The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Issuer and IRIS to execute and deliver the Transaction Agreement and

(ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Issuer shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any proceeding for which the Issuer or IRIS is being granted an award of money damages, Subscriber agrees that such damages, to the extent payable by Subscriber, shall include, without limitation, damages related to the consideration that is or was to be paid to the Issuer or IRIS under the Transaction Agreement and/or this Subscription Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Transaction Agreement and this Subscription Agreement.
(m)   In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and external attorneys’ fees reasonably incurred and documented by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.
(n)   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(o)   No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(p)   This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(q)   This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(r)   EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(s)   The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the United States District Court for the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
(t)   This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties or third-party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third-party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
(u)   IRIS shall, by 9:00 a.m., New York City time, on the fourth (4th) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transaction. Upon the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, nonpublic information regarding the Issuer received from the Issuer or any of its officers, directors, or employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Issuer, IRIS, the Issuer or any of their respective affiliates in connection with the Transaction; provided, that the foregoing shall not apply to the extent that Subscriber or any of its affiliates are an investor in Liminatus as of the date hereof. Notwithstanding anything in this Subscription Agreement to the contrary, IRIS (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of Subscriber and (ii) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of Subscriber, except as required in connection with any registration statement to be filed pursuant to the Registration Rights Agreement, by the federal securities law, the SEC, regulatory agencies or under the regulations of Nasdaq, NYSE American or NYSE, as applicable. Subscriber will promptly provide any information reasonably requested by the Issuer or any of its affiliates for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission).
(v)   The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
(w)   Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at Subscriber’s direction or pursuant to any understanding with Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act of the Subscribed Shares until ninety (90) days following the closing of the Transaction (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, this Section 9(v) shall not apply to any sale (including the exercise of any redemption right) of securities of the Issuer (i) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement. Notwithstanding the foregoing, (a) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the subscription (including Subscriber’s controlled affiliates and/or affiliates) from entering into any short sales and (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.
(x)   Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at Subscriber’s direction or pursuant to any understanding with Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act of the Subscribed Shares until ninety (90) days following the closing of the Transaction (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, this Section 9(v) shall not apply to any sale (including the exercise of any redemption right) of securities of the Issuer (i) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement. Notwithstanding the foregoing, (a) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the subscription (including Subscriber’s controlled affiliates and/or affiliates) from entering into any short sales and (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.
Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
[Signature pages follow]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.
IRIS ACQUISITION CORP.
By:
/s/ Sumit Mehta

Name: Sumit Mehta
Title: Chief Executive Officer
Address:
2700 19th Street
San Francisco, CA 94110
Attn: Sumit Mehta
IRIS Parent Holding Corp.
By:
/s/ Chris Kim

Name: Chris Kim
Title: CEO, Secretary and Treasurer
[Signature Page to Subscription Agreement]

SUBSCRIBER:
By:
/s/ Kyeong Hoon

Name: Kyeong Hoon
Title: CEO
Address for Notices:
Name in which shares are to be registered:
Number of Subscribed Shares subscribed for:	1,500,000 shares
Price Per Subscribed Share:	$10.00
Aggregate Purchase Price:	$15,000,000
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Issuer specified by the Issuer in the Closing Notice.
[Signature Page to Subscription Agreement]

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.
A.
QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):
☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

OR
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):
1.
☐   We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box below indicating the provision under which we qualify as an “accredited investor.”

2.
☐   We are not a natural person.

***AND***
C.
AFFILIATE STATUS

(Please check the applicable box)
SUBSCRIBER:
☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144) of the Company or acting on behalf of an affiliate of the Company.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Subscriber and under which the Subscriber accordingly qualifies as an “accredited investor.”
☐
Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000 or if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐
Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940,

☐
Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐
Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐
Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

ANNEX B
REGISTRATION RIGHTS AGREEMENT

AMENDMENT TO SUBSCRIPTION AGREEMENT
This Amendment to Subscription Agreement (this “Amendment”) is entered into as of August 14, 2023, by and among Iris Acquisition Corp, a Delaware corporation (“Iris”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), Ewon Comfortech Co., Ltd., a South Korean company (“Subscriber”), and Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”). Each of Iris, ParentCo, Subscriber and Liminatus is also referred to herein as a “Party” and, collectively, the “Parties”.
RECITALS
WHEREAS, Iris, ParentCo and Subscriber entered into that certain Subscription Agreement, dated November 28, 2022 (the “Subscription Agreement”);
WHEREAS, the Parties desire to amend the Subscription Agreement as set forth herein; and
WHEREAS, Section 9(i) of the Subscription Agreement provides that the Subscription Agreement may only be amended by a written instrument executed by each of the Parties.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Subscription Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.   Definitions.   Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Subscription Agreement.
2.   Amendment to Subscription Agreement.
(a)   Section 6.   Clause (c) of the first sentence of Section 6 of the Subscription Agreement is hereby amended and restated in its entirety to read as follows:
“by written notice from Subscriber given any time on or after March 9, 2024, if the Closing has not occurred by such date and the terminating party’s breach was not the primary reason the Closing failed to occur by such date, (the termination events described in clauses (a)  – (c) above, collectively, the “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud.”
3.   Effect on Subscription Agreement.   Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the Subscription Agreement shall remain in full force and effect in accordance with its original terms.
4.   Prior Agreements.   This Amendment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.
5.   Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.
6.   Counterparts, Facsimile Signatures.   This Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.
[Signature page to follow.]

IN WITNESS WHEREOF, this Amendment to Subscription Agreement has been duly executed and delivered by each of the Parties as of the date first above written.
IRIS
Iris Acquisition Corp
By:
/s/ Sumit Mehta

Name:   Sumit Mehta
Title:     Chief Executive Officer
PARENTCO
Iris Parent Holding Corp.
By:
/s/ Chris Kim

Name:   Chris Kim
Title:     CEO, Secretary and Treasurer
SUBSCRIBER
Ewon Comfortech Co., Ltd.
By:
/s/ Kyeong Hoon

Name:   Kyeong Hoon
Title:     CEO
LIMINATUS
Liminatus Pharma, LLC
By:
/s/ Chris Kim

Name:   Chris Kim
Title:     CEO, Secretary and Treasurer
Signature Page to Amendment to Subscription Agreement

SECOND AMENDMENT TO SUBSCRIPTION AGREEMENT
This Second Amendment to Subscription Agreement (this “Amendment”) is entered into as of March 9, 2024, by and among Iris Acquisition Corp, a Delaware corporation (“Iris”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), Ewon Comfortech Co., Ltd., a South Korean company (“Subscriber”), and Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”). Each of Iris, ParentCo, Subscriber and Liminatus is also referred to herein as a “Party” and, collectively, the “Parties”.
RECITALS
WHEREAS, Iris, ParentCo and Subscriber entered into that certain Subscription Agreement, dated November 28, 2022 (the “Subscription Agreement”);
WHEREAS, the Parties previously entered into that certain Amendment to Subscription Agreement, dated August 14, 2023, to among other things, extend the Closing Date (as defined in the Subscription Agreement) to March 9, 2024;
WHEREAS, the Parties desire to further amend the Subscription Agreement as set forth herein; and
WHEREAS, Section 9(i) of the Subscription Agreement provides that the Subscription Agreement may only be amended by a written instrument executed by each of the Parties.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Subscription Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.   Definitions.   Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Subscription Agreement.
2.   Second Amendment to Subscription Agreement.
(a)   Section 6.   Clause (c) of the first sentence of Section 6 of the Subscription Agreement is hereby amended and restated in its entirety to read as follows:
“by written notice from Subscriber given any time on or after July 31, 2024, if the Closing has not occurred by such date and the terminating party’s breach was not the primary reason the Closing failed to occur by such date, (the termination events described in clauses (a)  – (c) above, collectively, the “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud.”
3.   Effect on Subscription Agreement.   Except as set forth in this Second Amendment, all of the terms, covenants, agreements, and conditions of the Subscription Agreement shall remain in full force and effect in accordance with its original terms.
4.   Prior Agreements.   This Second Amendment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.
5.   Governing Law.   This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.

6.   Counterparts, Facsimile Signatures.   This Second Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Second Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.
[Signature page to follow.]

IN WITNESS WHEREOF, this Second Amendment to Subscription Agreement has been duly executed and delivered by each of the Parties as of the date first above written.
IRIS
Iris Acquisition Corp
By:
/s/ Sumit Mehta

Name:   Sumit Mehta
Title:     Chief Executive Officer
PARENTCO
Iris Parent Holding Corp.
By:
/s/ Chris Kim

Name:   Chris Kim
Title:     CEO, Secretary and Treasurer
SUBSCRIBER
Ewon Comfortech Co., Ltd.
By:
/s/ Kyeong Hoon

Name:   Kyeong Hoon
Title:     CEO
LIMINATUS
Liminatus Pharma, LLC
By:
/s/ Chris Kim

Name:   Chris Kim
Title:     CEO, Secretary and Treasurer
Signature Page to Second Amendment to Subscription Agreement

THIRD AMENDMENT TO SUBSCRIPTION AGREEMENT
This Third Amendment to Subscription Agreement (this “Amendment”) is entered into as of July 23, 2024, by and among Iris Acquisition Corp, a Delaware corporation (“Iris”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), Ewon Comfortech Co., Ltd., a South Korean company (“Subscriber”), and Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”). Each of Iris, ParentCo, Subscriber and Liminatus is also referred to herein as a “Party” and, collectively, the “Parties”.
RECITALS
WHEREAS, Iris, ParentCo and Subscriber entered into that certain Subscription Agreement, dated November 28, 2022 (the “Subscription Agreement”);
WHEREAS, the Parties previously entered into that certain Amendment to Subscription Agreement, dated August 14, 2023, to among other things, extend the Closing Date (as defined in the Subscription Agreement) to March 9, 2024, and that certain Second Amendment to Subscription Agreement, dated March 9, 2024, to among other things, extend the Closing Date (as defined in the Subscription Agreement) to July 31, 2024;
WHEREAS, the Parties desire to further amend the Subscription Agreement as set forth herein; and
WHEREAS, Section 9(i) of the Subscription Agreement provides that the Subscription Agreement may only be amended by a written instrument executed by each of the Parties.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Subscription Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.   Definitions.   Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Subscription Agreement.
2.   Third Amendment to Subscription Agreement.
(a)   The “Number of Subscribed Shares subscribed for” on Subscriber’s signature page to the Subscription Agreement is hereby amended and restated in its entirety to state: 2,500,000 shares.
(b)   The “Aggregate Purchase Price” on Subscriber’s signature page to the Subscription Agreement is hereby amended and restated in its entirety to state: $25,000,000.
(c)   Clause (c) of the first sentence of Section 6 of the Subscription Agreement is hereby amended and restated in its entirety to read as follows:
“by written notice from Subscriber given any time on or after September 3, 2024, if the Closing has not occurred by such date and the terminating party’s breach was not the primary reason the Closing failed to occur by such date, (the termination events described in clauses (a)  – (c) above, collectively, the “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud.”
3.   Effect on Subscription Agreement.   Except as set forth in this Third Amendment, all of the terms, covenants, agreements, and conditions of the Subscription Agreement shall remain in full force and effect in accordance with its original terms.
4.   Prior Agreements.   This Third Amendment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.
5.   Governing Law.   This Third Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.
6.   Counterparts, Facsimile Signatures.   This Third Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Third Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.
[Signature page to follow.]

IN WITNESS WHEREOF, this Third Amendment to Subscription Agreement has been duly executed and delivered by each of the Parties as of the date first above written.
IRIS
Iris Acquisition Corp
By:
/s/ Sumit Mehta

Name:   Sumit Mehta
Title:     Chief Executive Officer
PARENTCO
Iris Parent Holding Corp.
By:
/s/ Chris Kim

Name:   Chris Kim
Title:     CEO, Secretary and Treasurer
SUBSCRIBER
Ewon Comfortech Co., Ltd.
By:
/s/ Kyeong Hoon

Name:   Kyeong Hoon
Title:     President
LIMINATUS
Liminatus Pharma, LLC
By:
/s/ Chris Kim

Name:   Chris Kim
Title:     CEO, Secretary and Treasurer
Signature Page to Third Amendment to Subscription Agreement

FOURTH AMENDMENT TO SUBSCRIPTION AGREEMENT
This Fourth Amendment to Subscription Agreement (this “Amendment”) is entered into as of August 16, 2024, by and among Iris Acquisition Corp, a Delaware corporation (“Iris”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), Ewon Comfortech Co., Ltd., a South Korean company (“Subscriber”), and Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”). Each of Iris, ParentCo, Subscriber and Liminatus is also referred to herein as a “Party” and, collectively, the “Parties”.
RECITALS
WHEREAS, Iris, ParentCo and Subscriber entered into that certain Subscription Agreement, dated November 28, 2022 (the “Subscription Agreement”);
WHEREAS, the Parties previously entered into that certain Amendment to Subscription Agreement, dated August 14, 2023, to among other things, extend the Closing Date (as defined in the Subscription Agreement) to March 9, 2024, and that certain Second Amendment to Subscription Agreement, dated March 9, 2024, to among other things, extend the Closing Date (as defined in the Subscription Agreement) to July 31, 2024, and that certain Third Amendment to Subscription Agreement, dated July 23, 2024, to among other things, increase the subscription amount and extend the Closing Date (as defined in the Subscription Agreement) to September 3, 2024;
WHEREAS, the Parties desire to further amend the Subscription Agreement as set forth herein; and
WHEREAS, Section 9(i) of the Subscription Agreement provides that the Subscription Agreement may only be amended by a written instrument executed by each of the Parties.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Subscription Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.   Definitions.   Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Subscription Agreement.
2.   Fourth Amendment to Subscription Agreement.
(a)   Clause (c) of the first sentence of Section 6 of the Subscription Agreement is hereby amended and restated in its entirety to read as follows:
“by written notice from Subscriber given any time on or after December 31, 2024, if the Closing has not occurred by such date and the terminating party’s breach was not the primary reason the Closing failed to occur by such date, (the termination events described in clauses (a) – (c) above, collectively, the “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud.”
3.   Effect on Subscription Agreement.   Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the Subscription Agreement shall remain in full force and effect in accordance with its original terms.
4.   Prior Agreements.   This Amendment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.
5.   Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.

6.   Counterparts, Facsimile Signatures.   This Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.
[Signature page to follow.]

IN WITNESS WHEREOF, this Fourth Amendment to Subscription Agreement has been duly executed and delivered by each of the Parties as of the date first above written.
IRIS
Iris Acquisition Corp
By:
/s/ Sumit Mehta

Name:   Sumit Mehta
Title:     Chief Executive Officer
PARENTCO
Iris Parent Holding Corp.
By:
/s/ Chris Kim

Name:   Chris Kim
Title:     CEO, Secretary and Treasurer
SUBSCRIBER
Ewon Comfortech Co., Ltd.
By:
/s/ Kyeong Hoon Lee

Name:   Kyeong Hoon Lee
Title:     President
LIMINATUS
Liminatus Pharma, LLC
By:
/s/ Chris Kim

Name:   Chris Kim
Title:     CEO, Secretary and Treasurer
Signature Page to Fourth Amendment to Subscription Agreement

FIFTH AMENDMENT TO SUBSCRIPTION AGREEMENT
This Fifth Amendment to Subscription Agreement (this “Amendment”) is entered into as of October 31, 2024, by and among Iris Acquisition Corp, a Delaware corporation (“Iris”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), Ewon Comfortech Co., Ltd., a South Korean company (“Subscriber”), and Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”). Each of Iris, ParentCo, Subscriber and Liminatus is also referred to herein as a “Party” and, collectively, the “Parties”.
RECITALS
WHEREAS, Iris, ParentCo and Subscriber entered into that certain Subscription Agreement, dated November 28, 2022 (the “Subscription Agreement”);
WHEREAS, the Parties previously entered into that certain Amendment to Subscription Agreement, dated August 14, 2023, to among other things, extend the Closing Date (as defined in the Subscription Agreement) to March 9, 2024, and that certain Second Amendment to Subscription Agreement, dated March 9, 2024, to among other things, extend the Closing Date to July 31, 2024, that certain Third Amendment to Subscription Agreement, dated July 23, 2024, to among other things, increase the subscription amount and extend the Closing Date to September 3, 2024, and that certain Fourth Amendment to Subscription Agreement, dated August 16, 2024, to among other things, extend the Closing Date to December 31, 2024;
WHEREAS, the Parties desire to further amend the Subscription Agreement as set forth herein; and
WHEREAS, Section 9(i) of the Subscription Agreement provides that the Subscription Agreement may only be amended by a written instrument executed by each of the Parties.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Subscription Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.   Definitions.   Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Subscription Agreement.
2.   Fifth Amendment to Subscription Agreement.
(a)   The “Number of Subscribed Shares subscribed for” on Subscriber’s signature page to the Subscription Agreement is hereby amended and restated in its entirety to state: 1,500,000 shares.
(b)   The “Aggregate Purchase Price” on Subscriber’s signature page to the Subscription Agreement is hereby amended and restated in its entirety to state:
$15,000,000.
(c)   Clause (v) of Section 4(e) of the Subscription Agreement is hereby amended and restated in its entirety to read as follows:
“(v)
the Issuer shall have received conditional approval from NYSE, NYSE American or Nasdaq in connection with the closing of the Transaction and, immediately following the closing of the Transaction pursuant to the Transaction Agreement, the Issuer shall satisfy any applicable initial listing requirements of one of NYSE, NYSE American or Nasdaq and the Issuer shall not have received any notice of noncompliance therewith;”

3.   Effect on Subscription Agreement.   Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the Subscription Agreement shall remain in full force and effect in accordance with its original terms.

4.   Prior Agreements.   This Amendment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.
5.   Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.
6.   Counterparts, Facsimile Signatures.   This Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.
[Signature page to follow.]

IN WITNESS WHEREOF, this Fifth Amendment to Subscription Agreement has been duly executed and delivered by each of the Parties as of the date first above written.
IRIS
Iris Acquisition Corp
By:
/s/ Sumit Mehta

Name:
Sumit Mehta

Title:
Chief Executive Officer

PARENTCO
Iris Parent Holding Corp.
By:
/s/ Chris Kim

Name:
Chris Kim

Title:
CEO, Secretary and Treasurer

SUBSCRIBER
Ewon Comfortech Co., Ltd.
By:
/s/ Kyeong Hoon

Name:
Kyeong Hoon

Title:
President

LIMINATUS
Liminatus Pharma, LLC
By:
/s/ Chris Kim

Name:
Chris Kim

Title:
CEO, Secretary and Treasurer

Signature Page to Fifth Amendment to Subscription Agreement

SIXTH AMENDMENT TO SUBSCRIPTION AGREEMENT
This Sixth Amendment to Subscription Agreement (this “Amendment”) is entered into as of December 26, 2024, by and among Iris Acquisition Corp, a Delaware corporation (“Iris”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), Ewon Comfortech Co., Ltd., a South Korean company (“Subscriber”), and Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”). Each of Iris, ParentCo, Subscriber and Liminatus is also referred to herein as a “Party” and, collectively, the “Parties”.
RECITALS
WHEREAS, Iris, ParentCo and Subscriber entered into that certain Subscription Agreement, dated November 28, 2022 (the “Subscription Agreement”);
WHEREAS, the Parties previously entered into that certain Amendment to Subscription Agreement, dated August 14, 2023, to among other things, extend the Closing Date (as defined in the Subscription Agreement) to March 9, 2024, and that certain Second Amendment to Subscription Agreement, dated March 9, 2024, to among other things, extend the Closing Date to July 31, 2024, that certain Third Amendment to Subscription Agreement, dated July 23, 2024, to among other things, increase the subscription amount and extend the Closing Date to September 3, 2024, that certain Fourth Amendment to Subscription Agreement, dated August 16, 2024, to among other things, extend the Closing Date to December 31, 2024, and that certain Fifth Amendment to Subscription Agreement, dated October 31, 2024, to among other things, revise the number of subscribed for shares, aggregate purchase price, and listing approval requirements contained therein;
WHEREAS, the Parties desire to further amend the Subscription Agreement as set forth herein; and
WHEREAS, Section 9(i) of the Subscription Agreement provides that the Subscription Agreement may only be amended by a written instrument executed by each of the Parties.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Subscription Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.   Definitions.   Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Subscription Agreement.
2.   Fifth Amendment to Subscription Agreement.
(a)   Clause (c) of the first sentence of Section 6 of the Subscription Agreement is hereby amended and restated in its entirety to read as follows:
“by written notice from Subscriber given any time on or after June 30, 2025, if the Closing has not occurred by such date and the terminating party’s breach was not the primary reason the Closing failed to occur by such date, (the termination events described in clauses (a)  — (c) above, collectively, the “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud.”
3.   Effect on Subscription Agreement.   Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the Subscription Agreement shall remain in full force and effect in accordance with its original terms.
4.   Prior Agreements.   This Amendment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

5.   Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.
6.   Counterparts, Facsimile Signatures.   This Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.
[Signature page to follow.]

IN WITNESS WHEREOF, this Sixth Amendment to Subscription Agreement has been duly executed and delivered by each of the Parties as of the date first above written.
IRIS
Iris Acquisition Corp
By:
/s/ Sumit Mehta

Name:
Sumit Mehta

Title:
Chief Executive Officer

PARENTCO
Iris Parent Holding Corp.
By:
/s/ Chris Kim

Name:
Chris Kim

Title:
CEO, Secretary and Treasurer

SUBSCRIBER
Ewon Comfortech Co., Ltd.
By:
/s/ Kyeong Hoon

Name:
Kyeong Hoon

Title:
President

LIMINATUS
Liminatus Pharma, LLC
By:
/s/ Chris Kim

Name:
Chris Kim

Title:
CEO, Secretary and Treasurer

Annex F
EXECUTION VERSION
SPONSOR FORFEITURE AGREEMENT
This Sponsor Forfeiture Agreement (this “Agreement”) is entered into as of November 30, 2022, by and between Iris Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”) and Iris Acquisition Corp, a Delaware corporation (the “SPAC”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, the Sponsor currently holds 4,177,778 Private Placement Warrants;
WHEREAS, on November 30, 2022, Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), SPAC, Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo, SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo, and Liminatus Pharma, LLC, a Delaware limited liability company entered into that certain Business Combination Agreement (the “Business Combination Agreement”), which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Liminatus Merger Sub will be merged with and into the Company, with the Company as the surviving entity and a wholly owned subsidiary of ParentCo, and (ii) immediately following the transaction described in (i), SPAC Merger Sub will be merged with and into SPAC, with SPAC surviving the SPAC Merger as a direct wholly owned subsidiary of ParentCo; and
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.   Immediately prior to the Closing and after giving effect to the redemption of SPAC Shares, Sponsor hereby agrees that 100% of the Private Placement Warrants held by Sponsor (4,177,778 Private Placement Warrants) shall be automatically forfeited by Sponsor.
2.   The Sponsor hereby represents and warrants to SPAC that the Sponsor owns, and holds of record, all of the Private Placement Warrants, free and clear of all Liens and other obligations in respect of the Private Placement Warrants, other than those imposed under the Sponsor or the SPAC’s Governing Documents.
3.   No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the Sponsor, SPAC, and their respective legal representatives, successors and assigns.
Sponsor hereby represents and warrants that it is duly organized, validly existing and in good standing under the laws of its jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s corporate and organizational powers and have been duly authorized by all necessary corporate and organizational actions on the part of Sponsor. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof.
4.   Any notice, consent, or request to be given in connection with any of the terms or provisions of this Agreement shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email, with confirmation of

F-1

transmission; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
If to the Sponsor or SPAC:
Iris Acquisition Holdings LLC
c/o Iris Acquisition Corp
3rd Floor Zephyr House
122 Mary Street, George Town
PO Box 10085
Grand Cayman KY1-1001, Cayman Islands
Attention: Sumit Mehta
E-mail: sumit.mehta@arrcap.com
with a copy (which shall not constitute notice) to:
Holland & Knight LLP
One Arts Plaza
1722 Routh Street
Suite 1500
Dallas, TX 75201
Attention: Chauncey M. Lane
Email: Chauncey.Lane@hklaw.com
5.   This Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if at all, that the Business Combination Agreement is terminated in accordance with its terms.
6.   Section 11.1 (Amendment and Waiver), Section 11.5 (Severability), Section 11.7 (Entire Agreement), Section 11.8 (Counterparts; Electronic Delivery), and Section 11.9 (Governing Law; Waiver of Jury Trial; Jurisdiction) of the Business Combination Agreement are hereby incorporated into this Agreement, mutatis mutandis, as though set out in their entirety in this paragraph 7.
[Signature pages to follow]
[Signature Page to Forfeiture Agreement]

F-2

In Witness Whereof, this Agreement has been duly executed and delivered by each Party as of the date first above written.
SPONSOR:
Iris Acquisition Holdings LLC
By:
/s/ Sumit Mehta

Name: Sumit Mehta
Title:   Authorized Representative
SPAC:
Iris Acquisition Corp
By:
/s/ Sumit Mehta

Name: Sumit Mehta
Title:   Authorized Representative
[Signature Page to Forfeiture Agreement]

F-3

Annex G
EXECUTION VERSION
LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of November 30, 2022 by and among the undersigned (the “Holder”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”) and Iris Acquisition Holdings LLC, a Delaware limited liability company (“Sponsor”).
A.   Iris Acquisition Corp, a Delaware corporation (“SPAC”), ParentCo, Liminatus Pharma, LLC, a Delaware limited liability company (the “Company”), Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ParentCo (“Liminatus Merger Sub”), and SPAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ParentCo (“SPAC Merger Sub”), entered into that certain Business Combination Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Business Combination Agreement”), which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Liminatus Merger Sub will be merged with and into the Company, with the Company as the surviving entity and a wholly owned subsidiary of ParentCo, and (ii) immediately following the transaction described in (i), SPAC Merger Sub will be merged with and into SPAC, with SPAC surviving the SPAC Merger as a direct wholly owned subsidiary of ParentCo. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement.
B.   Pursuant to the Business Combination Agreement, ParentCo will indirectly own (i) 100% of the Company Interests and (ii) 100% of the issued and outstanding capital stock of SPAC.
C.   The Holder is either: (i) the record and/or beneficial owner of certain Company Interests, which will be exchanged for ParentCo Shares pursuant to the Business Combination Agreement (such Holder, a “Company Holder”); or (ii) Sponsor.
D.   As a condition of, and as a material inducement for SPAC to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Holder has agreed to execute and deliver this Agreement.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:
AGREEMENT
1.   Lock-Up.
(a)   During the Lock-up Period (as defined below), the Holder agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the applicable Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to the Lock-up Shares.
(b)   For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(c)   The Lock-up Shares shall be subject to the restrictions set forth herein follows:
(i)   One-third of the Lock-up Shares shall be restricted until the First Lock-up Date, one-third of the Lock-up Shares shall be restricted until the Second Lock-up Date, and one-third of the Lock-up Shares shall be restricted until the Third Lock-up Date; provided, that each portion of the Lock-up Shares will be freely tradable on the earlier of the date on which the closing price of the ParentCo Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period on a VWAP (as defined below) basis during the relevant Lock-up Period, or on the date on which ParentCo consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of ParentCo’s stockholders having the right to exchange their ParentCo Shares for cash, securities or other property. For purposes of this Agreement, “VWAP” means, for any date, the daily volume weighted average price of the ParentCo Shares for such date (or the nearest preceding date) on the trading market on which the ParentCo Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)).
(ii)   The term “First Lock-up Date” means the date that is six (6) months after the Closing Date (as defined in the Business Combination Agreement). The term “Second Lock-up Date” means the date that is twelve months (12) months after the Closing Date. The term “Third Lock-up Date” means the date that is twenty-four (24) months after the Closing Date. The term “Lock-up Period” means the period ending on the First Lock-up Date, Second Lock-up Date, or Third Lock-up Date, as applicable.
(iii)   For the avoidance of any doubt, (i) the Holder shall retain all of its rights as a stockholder of ParentCo during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-up Shares, and (ii) the restrictions contained in this Section 1 shall not apply to any other ParentCo Shares acquired by any Holder in any public or private capital raising transactions of ParentCo or otherwise with respect to any ParentCo common stock (or other securities of ParentCo) other than the Lock-up Shares.
2.   Beneficial Ownership.   Each Company Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any ParentCo Shares, or any economic interest in or derivative of such shares, other than those ParentCo Shares issued pursuant to the Business Combination Agreement. Sponsor hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any ParentCo Shares, or any economic interest in or derivative of such shares, other than those ParentCo Shares issued pursuant to the Business Combination Agreement. For purposes of this Agreement, any ParentCo Shares (i) received by each Company Holder pursuant to the Business Combination Agreement (including any securities convertible into, or exchangeable for, or representing the rights to receive ParentCo Shares, if any, acquired during the Lock-up Period); or (ii) received by Sponsor pursuant to the Business Combination Agreement (including any securities convertible into, or exchangeable for, or representing the rights to receive ParentCo Shares, if any, acquired during the Lock-up Period) are collectively referred to as the “Lock-up Shares”.
Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-Up Shares in connection with (a) transfers or distributions to the Holder’s officers or directors or any current or future direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended), or to any equityholder (including any shareholder, member or partner) of the Holder, or to the estates of any of the foregoing; (b) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust or estate planning vehicle, the beneficiary of which is the Holder or a member of the Holder’s immediate family; (c) by virtue of the laws of descent and distribution upon death of the Holder; (d) pursuant to a qualified domestic relations order, (e) transfers to the SPAC’s officers, directors or their affiliates, (f) pledges of Lock-up Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Holder, (g) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of ParentCo; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-Up Shares subject to this Agreement shall remain subject to this Agreement, (h) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that the Holder shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan except as required by applicable law; provided further, however, that such plan does not provide for the transfer of Lock-up Shares during the Lock-Up Period, (i) transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase ParentCo Shares or the vesting of stock-based awards; (j) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase ParentCo Shares; and (k) transactions to satisfy any U.S. federal, state, or local income tax obligations of the Holder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the transactions contemplated by the Business Combination Agreement from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the transactions contemplated by the Business Combination Agreement do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transactions; provided, however, that, in the case of any transfer pursuant to the foregoing (a) through (e) clauses, it shall be a condition to any such transfer that the transferee/donee agrees to be bound by the terms of this Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto.
3.   Representations and Warranties.   Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party and, enforceable against such party in accordance with the terms of this Agreement, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of his/her/its decision to enter into and deliver this Agreement, and such Holder confirms that he/she/it has not relied on the advice of Company, Company’s legal counsel, or any other person.
4.   No Additional Fees/Payment.   Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.
5.   Termination.   This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, this Agreement shall terminate (i) by written agreement of the parties hereto terminating this Agreement, or (b) in the event that Business Combination Agreement is terminated in accordance with its terms prior to the Closing. Upon termination of this Agreement, all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect. The representations and warranties contained in this Agreement shall not survive the Closing or the termination of this Agreement.
6.   Notices.   Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 p.m. on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00 p.m. on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:
(a)   If to ParentCo, to:
Liminatus Pharma, LLC
Address: 6 Centerpointe Dr. #625
La Palma, CA 90625
Attention: Chris Kim
E-mail: chris@liminatuspharma.com
with a copy to (which shall not constitute notice):
Loeb & Loeb LLP
Address: 345 Park Avenue
Attention: Mitchell Nussbaum
E-mail: mnussbaum@loeb.com
(b)   If to the Holder, to the address set forth on the Holder’s signature page hereto, with a copy, which shall not constitute notice, to:

Email:
(c)   If to Sponsor, to:
Iris Acquisition Holdings LLC
c/o Iris Acquisition Corp
3rd Floor Zephyr House
122 Mary Street, George Town
PO Box 10085
Grand Cayman KY1-1001, Cayman Islands
Attention: Sumit Mehta
E-mail: sumit.mehta@arrcap.com
with a copy to (which shall not constitute notice):
Holland & Knight LLP
One Arts Plaza
1722 Routh Street
Suite 1500
Dallas, TX 75201
Attention: Chauncey M. Lane
E-mail: Chauncey.Lane@hklaw.com
or to such other address(es) as any party may have furnished to the others in writing in accordance herewith.
7.   Enumeration and Headings.   The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.
8.   Counterparts.   This Agreement may be executed by facsimile, email or other electronic transmission and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.
9.   Successors and Assigns.   This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Company and its successors and assigns.
10.   Severability.   If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.
11.   Amendment.   This Agreement may be amended or modified by written agreement executed by each of the parties hereto.
12.   Further Assurances.   Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
13.   No Strict Construction.   The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
14.   Dispute Resolution.   Section 11.9 of the Business Combination Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.
15.   Governing Law.   Section 11.9 of the Business Combination Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.
16.   Controlling Agreement.   To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provisions in the Business Combination Agreement, the terms of this Agreement shall control.
17.   Other Agreements.   SPAC represents and warrants to Company Holder that this Agreement is in substantially the same form and substance (including with respect to the types and percentage of holdings of securities subject to this Agreement, the time periods for the transfer restrictions, and carve-outs from the transfer restrictions, which shall in each case be identical) as all other agreements to be executed in connection with any other agreement by and between any other holder of shares of the Company and SPAC related to restrictions on transfer similar to those set forth in this Agreement, except for the Letter Agreement, dated March 4, 2021, by and among SPAC, Sponsor and SPAC officers and directors at the time of SPAC’s initial public offering, as amended, (the “Other Lock-Up Agreements”), and each of SPAC and the Company hereby agrees that it will not change, amend or modify any of the terms of the Other Lock-Up Agreements in a manner beneficial to any other holder of securities of the Company without similarly changing, amending or modifying such terms of this Agreement.
18.   Pro-Rata Release.   If, prior to the expiration of the Lock-Up Period set forth in this Agreement, the restrictions on transfer in any Other Lock-Up Agreement are waived, terminated or suspended, in whole or in part, permanently or for a limited period of time, then this Agreement shall be deemed to be automatically modified without any further action so that the restrictions on transfer set forth in this Agreement are also waived, terminated or suspended on the same terms and for the same percentage of Lock-up Shares of the Holder. SPAC and the Company shall, upon any such automatic modification of this Agreement, notify the Holder of such modification in writing as promptly as reasonably practicable and in any event at least 12 hours prior to the open of trading markets on the date such waiver, termination or suspension is to take effect.
19.   Entire Agreement.   For those parties to the Letter Agreement dated March 4, 2021 with the SPAC (the “Letter Agreement”) which are also parties to this Agreement, the lock-up provisions in this Agreement shall supersede the lock-up provisions in the Letter Agreement, including, for avoidance of doubt, Section 7 of the Letter Agreement. Such provisions of the Letter Agreement shall be of no further force or effect as to such parties.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
IRIS PARENT HOLDING CORP.
By:
/s/ Chris Kim

Name:
Chris Kim

Title:
CEO, Secretary and Treasurer

[Signature Page to Lock-Up Agreement]

IRIS ACQUISITION HOLDINGS LLC
By:
/s/ Sumit Mehta

Name:
Sumit Mehta

Title:
Authorized Representative

[Signature Page to Lock-Up Agreement]

HOLDER:
Consonatus LLC
By:
/s/ Chris Kim

Name:
Chris Kim

Title:
CEO

[Signature Page to Lock-Up Agreement]

HOLDER:
Car-Tcellkor Inc.
By:
/s/ Sanghyuk Oh

Name:
Sanghyuk Oh

Title:
CFO and Secretary

[Signature Page to Lock-Up Agreement]

HOLDER:
Curis Biotech Holdings LLC
By:
/s/ Chris Kim

Name:
Chris Kim

Title:
CEO

[Signature Page to Lock-Up Agreement]

HOLDER:
Ewon Comfortech Co., Ltd
By:
/s/ Kyeong Hoon Lee

Name:
Kyeong Hoon Lee

Title:
CEO

[Signature Page to Lock-Up Agreement]

Annex H
FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2024, is made and entered into by and among Iris Acquisition Corp., a Delaware corporation formerly known as Tribe Capital Growth Corp I (the “SPAC”), Iris Parent Holding Corp., a Delaware corporation (the “ParentCo” or the “Company”)), Iris Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), Cantor Fitzgerald & Co., a New York general partnership (“Cantor”), the former members of Liminatus Pharma LLC set forth on the signature page hereto (“Liminatus Members”), Ewon Comfortech Co., Ltd. (the “Equity PIPE Subscribers”), Ewon Comfortech Co., Ltd. (the “Convertible Note PIPE Subscribers” and together with the Equity PIPE Subscribers, the “PIPE Subscribers” and together with the Sponsor, Cantor, the Liminatus Members and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, the SPAC and certain former holders of the SPAC entered into that certain Registration Rights Agreement dated March 4, 2021 (the “Original Agreement”);
WHEREAS, Sponsor succeeded to the rights of the former holders under the Original Agreement;
WHEREAS, ParentCo, Sponsor, Liminatus Pharma LLC, a Delaware corporation (“Liminatus”), Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“Liminatus Merger Sub”), and SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“SPAC Merger Sub”) entered into a Business Combination Agreement as of November 30, 2022 (as amended, modified, supplemented or waived from time to time, the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement to be completed on and prior to the closing date thereof, collectively, the “Business Combination”), pursuant to which, among other things, in the manner, and on the terms and subject to the conditions and exclusions set forth therein, effective as of the closing of the Business Combination, (a) Liminatus Merger Sub will merge with and into Liminatus, with Liminatus surviving as a direct wholly-owned subsidiary of ParentCo (the “Company Merger”), and (b) simultaneously with the Company Merger, SPAC Merger Sub will merge with and into IRIS, with IRIS surving as a direct wholly-owned subsidiary of ParentCo (the “SPAC Merger” and, together with the Company Merger, the “Mergers”).
WHEREAS, pursuant to the Mergers, the Sponsor and Liminatus Members were issued common stock, par value $0.0001 of ParentCo (“Common Stock”) and may be issued shares of Common Stock in the future pursuant to the terms of the Transaction Agreement;
WHEREAS, pursuant to the Mergers, Sponsor and Cantor were issued certain warrants to purchase Common Stock (the “Warrants”);
WHEREAS, ParentCo, SPAC and the Equity PIPE Subscribers have entered into that certain Subscription Agreement, dated as of November 28, 2022 (the “Equity Subscription Agreement”), pursuant to which the Equity PIPE Subscribers purchased shares of the Common Stock;
WHEREAS, ParentCo, SPAC and the Convertible Note PIPE Subscribers have entered into that certain Convertible Note Subscription Agreement, dated as of November 28, 2022 (the “Convertible Note Subscription Agreement”), pursuant to which the Convertible Note PIPE Subscribers purchased convertible notes of ParentCo (the “Convertible Notes”) that are convertible into shares of the Common Stock pursuant to the terms of such Convertible Notes;
WHEREAS, the Company and the Holders desire to amend the Original Agreement in the form of this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restated the Original Agreement in its entirety as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble.
“Block Trade” means an offering or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) effected pursuant to a Registration Statement without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.
“Board” shall mean the Board of Directors of the Company.
“Business Combination” shall have the meaning given in the Recitals.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York, excluding as a result of “stay at home”, “shelter-in-place”, “non-Liminatus employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental entity so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.
“Cantor Private Placement Warrants Purchase Agreement” shall mean that certain Private Placement Warrants Purchase Agreement between SPAC and Cantor dated as of March 4, 2021.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals.
“Company” shall have the meaning given in the Preamble.
“Company Merger” shall have the meaning given in the Recitals.
“Convertible Note PIPE Subscribers” shall have the meaning given in the Preamble.
“Convertible Note Subscription Agreement” shall have the meaning given in the Recitals.
“Convertible Notes” shall have the meaning given in the Recitals.
“Demand Registration” shall have the meaning given in subsection 2.1.1.
“Demanding Holder” shall have the meaning given in subsection 2.1.4.
“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.
“Equity PIPE Subscribers” shall have the meaning given in the Preamble.

“Equity Subscription Agreement” shall have the meaning given in the Recitals.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Filing Deadline” shall have the meaning set forth in subsection 2.1.1.
“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.
“Form S-3 Shelf” shall have the meaning given in subsection 2.3.
“Holder” and “Holders” shall have the meaning given in the Preamble.
“Insider Letter” shall mean that certain letter agreement, dated as of the date hereof, by and among the Company, the Sponsor and each of the Company’s officers, directors, director nominees and advisors.
“Liminatus” shall have the meaning given in the Recitals.
“Liminatus Members” shall have the meaning given in the Preamble.
“Liminatus Merger Sub” shall have the meaning given in the Recitals.
“Lock-up Period” shall mean, with respect to 1/3 of the Lock-up Shares the period ending on the date that is 6 months following the Closing (as defined in the Transaction Agreement), with respect to an additional 1/3 of the Lock-up Shares, the period ending on the date that is 12 months following the Closing, and with respect to the remainder of the Lock-up Shares, the period ending on the date that is 24 months following the Closing; provided that the Lock-up Period shall immediately end on (x) the date on which the VWAP of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
“Lock-up Shares” shall mean shares of Common Stock of ParentCo received by each Holder pursuant to the Business Combination Agreement (including any securities convertible into, or exchangeable for, or representing the rights to receive shares of Common Stock of ParentCo, if any, acquired during the Lock-up Period), but excluding the Equity PIPE Subscribers and the Convertible Note PIPE Subscribers who shall not be subject to the Lock-up Agreement.
“Maximum Number of Securities” shall have the meaning given in subsection 2.1.6.
“Merger” shall have the meaning given in the Recitals.
“Minimum Takedown Threshold” shall have the meaning given in subsection 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.
“ParentCo” shall have the meaning given in the Preamble.
“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period, as the case may be, under the Insider Letter, the Cantor Private Placement Warrants Purchase Agreement, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.
“Piggyback Registration” shall have the meaning given in subsection 2.2.1.
“PIPE Subscribers” shall have the meaning given in the Preamble.
“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) the shares of Common Stock issued or issuable upon the conversion of any Convertible Notes, (b) the Warrants and the Common Stock issued or issuable upon the exercise of the Warrants, (c) any outstanding share of the Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (d) any shares of Common Stock issued or issuable after the date hereof pursuant to the Transaction Agreement, (e) the shares of Common Stock issued or issuable pursuant to the Equity PIPE Subscription Agreement, and (f) any other equity security of the Company issued or issuable with respect to any such share of the Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(F)   reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in subsection 2.1.6.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in Section 2.1.
“SPAC” shall have the meaning given in the Preamble.
“SPAC Merger” shall have the meaning given in the Recitals.
“SPAC Merger Sub” shall have the meaning given in the Recitals.
“Sponsor” shall have the meaning given in the Preamble.
“Subsequent Shelf Registration” shall have the meaning given in subsection 2.1.2.
“Trading Day” means a day during which trading in the Common Stock generally occurs.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the NYSE, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).
“Transaction Agreement” shall have the meaning given in the Recitals.
“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Lock-up Period” shall have the meaning given in subsection 2.3.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.4.
“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Board, the fees and expenses of which shall be paid by the Company.
“Withdrawal Notice” shall have the meaning given in subsection 2.1.7.
“Yearly Limit” shall have the meaning given in subsection 2.1.4.

ARTICLE II
REGISTRATIONS
2.1   Shelf Registration.
2.1.1   Filing.   The Company shall, subject to Section 3.4 hereof, submit or file within 30 days of the closing date of the Business Combination (the “Filing Deadline”), and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration (“Shelf Registration”) on Form S-1 (the “Form S-1 Shelf”), or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two Business Days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have the Shelf Registration declared effective after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the earlier of (A) the filing of the Registration Statement and (B) the Filing Deadline, and (ii) the 10th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such deadline the “Effectiveness Deadline”), provided, that if the Filing Deadline or Effectiveness Deadline falls on Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline or Effectiveness Deadline, as the case may be, shall be extended to the next Business Day on which the Commission is open for business. Such Shelf Registration shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.2 and 3.4 hereof, the Company shall maintain a Shelf Registration in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration continuously effective, available for use by the Holders named therein to sell their Registrable Securities included therein, and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3.
2.1.2   Subsequent Shelf Registration.   If any Shelf Registration ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4 hereof, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf Registration to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf Registration in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Subsequent Shelf Registration (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use by the Holders named therein to sell their Registrable Securities included therein, and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3, to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3   Additional Registrable Securities.   Subject to Section 3.4 hereof, in the event that any Holder or Holders, collectively, hold Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of any such Holder or Holders, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then-available Shelf Registration (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf Registration or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that (i) the Company shall only be required to cause such Registrable Securities to be covered if the total offering price thereof is reasonably expected to exceed, in the aggregate, $10 million and (ii) the Company shall only be required to register Registrable Securities pursuant to this Section 2.1.3 twice per calendar year.
2.1.4   Requests for Underwritten Shelf Takedown.   Following the expiration of the Lock-up Period, if applicable, at any time and from time to time when an effective Shelf Registration is on file with the Commission, any Liminatus Member, PIPE Subscribers, Cantor, or the Sponsor, or any combination thereof (any of the Liminatus Members, PIPE Subscribers, Cantor, or the Sponsor making such demand, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to a Shelf Registration (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include (a) Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Takedown Threshold”) or (b) if the Demanding Holders hold Registrable Securities with a total offering price reasonably expected to be less than the Minimum Takedown Threshold, all of the Registrable Securities held by a Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the prior approval by the Demanding Holder(s) (which shall not be unreasonably withheld, conditioned or delayed). The Liminatus Members, PIPE Subscribers, Cantor and the Sponsor, may each demand Underwritten Shelf Takedowns pursuant to this Section 2.1.4 not more than two times in any twelve (12) month period (the “Yearly Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, which is then available for such offering.
2.1.5   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise(s) the Company, the Demanding Holder(s) and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holder(s) and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by the Company or by other holders of shares of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown without exceeding the Maximum number of Securities).

2.1.6   Underwritten Shelf Takedown Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4 hereof and shall count toward the Yearly Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Demanding Holders for purposes of Section 2.1.4 hereof and shall count toward the Yearly Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Demanding Holders and Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.
2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.2.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(a)   If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;
(b)   If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.
2.3   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade) or any Company-initiated Registration for the account of the Company

(subject to the Company’s compliance with Section 2.2 hereof), each Holder that is an executive officer, director or Holder in excess of 5% of the then-outstanding shares of Common Stock agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-up Period”), except as expressly permitted by such lock-up agreement or in the event the Underwriters managing the offering otherwise consent in writing. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as the Company’s directors and executive officers or the other shareholders of the Company). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.
2.4   Block Trades.
2.4.1   Notwithstanding any other provisions of this Agreement, but subject to Section 3.4, if a Demanding Holder desires to effect a Block Trade, with a total offering price reasonably expected to exceed, in the aggregate, either (x) the Minimum Takedown Threshold or (y) all remaining Registrable Securities held by such Demanding Holder, then notwithstanding the time periods provided for in Section 2.2.1, such Demanding Holder only needs to notify the Company of the Block Trade at least three (3) business days prior to the day such offering is to commence and the Company shall as promptly as is reasonably practicable, use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holder wishing to engage in the Block Trade shall use its commercially reasonable efforts to work with the Company and any Underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to such Block Trade.
2.4.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holder that initiated such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2 in the first instance of any such withdrawal; provided, that the Holder shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to any subsequent withdrawal under this Section 2.4.2.
2.4.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.
2.4.4   The Demanding Holder wishing to engage in a Block Trade shall have the right to select the Underwriters, placement agents or sales agents (if any) for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks), provided, that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.
2.4.5   A Holder in the aggregate may demand no more than two Block Trades pursuant to this Section 2.4 in any 12-month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.
2.5   Restrictions on Registration Rights.   If (A) during the period starting with the date sixty
(60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a request for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is Liminatus to defer the undertaking of such Underwritten Offering at such time, then in each case, as applicable, the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating the applicable reason(s) set forth in Clauses (A) through (C) above underlying the Company’s decision to defer the undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such offering for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligations in this manner more than once in any twelve (12) month period.
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   If at any time the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3   prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;
3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.10   permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders, or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;
3.1.11   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;
3.1.13   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.15   if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3   Requirements for Participation in Underwritten Offerings.   No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.4   Suspension of Sales; Adverse Disclosure.   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
LOCK-UP
5.1   Lock-up.   Pursuant to the Lock-Up Agreement, the Sponsor, Cantor, and the Liminatus Members agree that they shall not Transfer any Lock-up Shares until the end of the Lock-up Period, except as permitted by and in accordance with the Lock-Up Agreement.
ARTICLE VI
MISCELLANEOUS
6.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 6 Centerpointe Dr., #625, La Palma, CA 90623, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2   Assignment; No Third Party Beneficiaries.
6.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
6.2.2   Prior to the expiration of the Lock-up Period, if applicable, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.
6.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
6.2.4   This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.
6.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.
6.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
6.4   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
6.5   Amendments and Modifications.   Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
6.6   Other Registration Rights.   The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.7   Term.   This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
SPAC:
IRIS ACQUISITION CORP, a Delaware corporation
By:

Name:
Title:
COMPANY:
IRIS PARENT HOLDING CORP., a Delaware corporation
By:

Name:
Title:
HOLDERS:
IRIS ACQUISITION HOLDINGS LLC, a Delaware limited liability company
By:

Name:
Title:
CONVERTIBLE NOTE PIPE SUBSCRIBERS:
EWON COMFORTECH CO., LTD., a South Korean company
By:

Name:
Title:
EQUITY PIPE SUBSCRIBERS:
EWON COMFORTECH CO., LTD., a South Korean company
By:

Name:
Title:

Annex I
IRIS PARENT HOLDING CORP.
BYLAWS
(as adopted on [    ], 2024)

ARTICLE I — CORPORATE OFFICES
1.1
REGISTERED OFFICE

The registered office of Iris Parent Holding Corp. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time (the “certificate of incorporation”).
1.2
OTHER OFFICES

The Corporation may at any time establish other offices.
ARTICLE II — MEETINGS OF STOCKHOLDERS
2.1
PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Corporation (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2
ANNUAL MEETING

The Board of Directors shall designate the date and time of the annual meeting of stockholders. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
2.3
SPECIAL MEETING

(a)   A special meeting of the stockholders may be called at any time only by (i) the Board of Directors, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
(b)   The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.
2.4
ADVANCE NOTICE PROCEDURES

(a)   Annual Meetings of Stockholders.
(i)   Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (B) by or at the direction of the Board of Directors; (C) as may be provided in the certificate of designation for any class or series of preferred stock; or (D) by any stockholder of the Corporation who (1) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (2) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (3) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (4) is a stockholder of record at the time of the annual meeting; and (5) complies with the procedures set forth in this Section 2.4(a).

(ii)   For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such proposed business (other than a nomination) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 150th day and no later than 5:00 p.m., local time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in this Section 2.4(a)(ii)) for the preceding year’s annual meeting of stockholders (which anniversary date shall, for purposes of the Corporation’s first annual meeting after its shares of stock are first publicly traded, be deemed to be April 15, 2024). However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than the later of (A) 5:00 p.m., local time, on the 90th day before the meeting or (B) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Notwithstanding anything in the second sentence of this Section 2.4(a)(ii) to the contrary, if the number of directors to be elected to the Board of Directors at the annual meeting is increased after the time period for which nominations would otherwise be due under this Section 2.4(a)(ii) and there is no public announcement naming the nominees for the additional directorships at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Corporation no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”). “The date of the proxy statement” means “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the 1934 Act, as interpreted by the Securities and Exchange Commission from time to time.
(iii)   A stockholder’s notice to the secretary must set forth:
(A)   as to each person whom the stockholder proposes to nominate for election as a director:
(1)   such person’s name, age, business address, residence address and principal occupation or employment; the class, series and number of shares of stock of the Corporation that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;
(2)   such person’s written consent to being named in the proxy statement and related materials of the Corporation and the proxy statement and related materials of such stockholder as a nominee of the stockholder and to serving as a director of the Corporation if elected;

(3)   a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Corporation (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”); and
(4)   a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;
(B)   as to any other business that the stockholder proposes to bring before the annual meeting:
(1)   a brief description of the business desired to be brought before the annual meeting;
(2)   the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws or the Corporation’s certificate of incorporation);
(3)   the reasons for conducting such business at the annual meeting;
(4)   any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and
(5)   a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and
(C)   as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
(1)   the name and address of such stockholder (as they appear on the Corporation’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;
(2)   for each class or series, the number of shares of stock of the Corporation that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;
(3)   a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;
(4)   a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities;
(5)   any rights to dividends on the Corporation’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;
(6)   any proportionate interest in the Corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;
(7)   any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;
(8)   any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;
(9)   any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);
(10)   a representation and undertaking that the stockholder is a holder of record of stock of the Corporation as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;
(11)   a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination;
(12)   any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and
(13)   such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.
(iv)   In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Corporation in connection therewith) must further be updated and supplemented (A) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, or postponement thereof and (B) to provide any additional information that the Corporation may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Corporation, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Corporation or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.
(b)   Special Meetings of Stockholders.   Special meetings of stockholders may be called only in accordance with the certificate of incorporation and Section 2.3(a) of these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the later of the 90th day prior to the day of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting at which directors are to be elected was first made by the Corporation. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).
(c)   Other Requirements.
(i)   To be eligible to be a nominee by any stockholder for election as a director of the Corporation, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b), as applicable:
(A)   a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request);
(B)   a written representation and undertaking that, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;
(C)   a written representation and undertaking that, unless previously disclosed to the Corporation, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(D)   a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time; and
(E)   a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.
(ii)   At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.
(iii)   No person will be eligible to be nominated by a stockholder for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.
(iv)   The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.
(v)   Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, director, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.
(vi)   Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (A) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (B) compliance with clause (D) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).
(vii)   Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (A) such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the 1934 Act; and (B) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or any other business proposal.
2.5
NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
2.6
QUORUM

The holders of a majority of the voting power of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, the holders of a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.
If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders so present (by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation which are present in person or represented by proxy and entitled to vote thereon) shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting in accordance with Section 2.7, until a quorum is present or represented.
2.7
ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
2.8
ORGANIZATION; CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
2.9
VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.
Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date.
Unless a different or minimum vote is required by applicable law, the certificate of incorporation, these bylaws, the rules or regulations of the stock exchange on which the Corporation’s securities are listed, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the votes cast. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, unless a different or minimum vote is required by applicable law, the certificate of incorporation, these bylaws, the rules or regulations of the stock exchange on which the Corporation’s securities are listed, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.
2.10   STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Subject to the rights of holders of preferred stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders.
2.11   RECORD DATES
In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.
If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
2.12
PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or to take corporate action by consent without a meeting, may authorize another person or persons to act for such stockholder by proxy in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.
2.13
LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
2.14
INSPECTORS OF ELECTION

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act.
Such inspectors shall:
(a)   ascertain the number of shares outstanding and the voting power of each;
(b)   determine the shares represented at the meeting and the validity of proxies and ballots;
(c)   count all votes and ballots;

(d)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and
(e)   certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.
Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.
ARTICLE III — DIRECTORS
3.1
POWERS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.
3.2
NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. The size of the Board of Directors will be fixed in the manner set forth in the certificate of incorporation. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3
ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or a newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.
The terms of directors shall be as set forth in the certificate of incorporation.
3.4
RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the chairperson of the Board of Directors, chief executive officer, president or secretary of the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.
Any vacancies or newly created directorship on the Board of Directors shall be filled in accordance with the certificate of incorporation.
3.5
PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6
REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.
3.7
SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the directors then in office; provided that the person(s) authorized to call special meetings of the Board of Directors may authorize another person or persons to send notice of such meeting.
Notice of the time and place of special meetings shall be:
(a)   delivered personally by hand, by courier or by telephone;
(b)   sent by United States first-class mail, postage prepaid;
(c)   sent by facsimile;
(d)   sent by electronic mail; or
(e)   otherwise given by electronic transmission (as defined in Section 232 of the DGCL), directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting, unless required by statute.
3.8
QUORUM; VOTING

Unless otherwise provided in the certificate of incorporation, at all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.
3.9
BOARD ACTION BY CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission; and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the

Board of Directors, or the committee or subcommittee thereof, in the same paper or electronic form as the minutes are maintained.
3.10
FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.
3.11
REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Corporation in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
3.12
BOARD MINUTES

The Board of Directors shall keep (or direct the secretary or assistant secretary of the Corporation or another person to keep) regular minutes of its meetings.
ARTICLE IV — COMMITTEES
4.1
COMMITTEES OF DIRECTORS

The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Corporation.
4.2
SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
4.3
COMMITTEE MINUTES

Each committee and subcommittee shall keep (or direct the secretary or assistant secretary of the Corporation or another person to keep) regular minutes of its meetings.
4.4
MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:
(a)   Section 3.5 (Place of meetings; Meetings by telephone);
(b)   Section 3.6 (Regular meetings);
(c)   Section 3.7 (Special meetings; Notice);
(d)   Section 3.8 (Quorum; Voting);

(e)   Section 3.9 (Board action by consent without a meeting); and
(f)   Section 7.4 (Waiver of notice),
with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members; provided, however, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors, or in the absence of any such action by the Board of Directors, the applicable committee or subcommittee, may adopt rules for the government of any committee or subcommittee not inconsistent with the provisions of these bylaws.
ARTICLE V — OFFICERS
5.1
OFFICERS

The officers of the Corporation shall include a president, a treasurer and a secretary. The Corporation may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.
5.2
APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.
5.3
SUBORDINATE OFFICERS

The Board of Directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers as the business of the Corporation may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board of Directors may from time to time determine.
5.4
REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.
Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5
VACANCIES IN OFFICES

Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.3.
5.6
REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of the Corporation or any other person authorized by the

Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Corporation in accordance with the governing documents of any entity or entities, standing in the name of the Corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7
AUTHORITY AND DUTIES OF OFFICERS

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.
ARTICLE VI — STOCK
6.1
STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
6.2
SPECIAL DESIGNATION ON CERTIFICATES

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided,however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
6.3
LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
6.4
DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
6.5
TRANSFER OF STOCK

Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.
6.6
STOCK TRANSFER AGREEMENTS

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
6.7
CERTAIN RESTRICTIONS ON TRANSFER

If the Corporation issues any shares that are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and registered or qualified under the applicable state securities laws, such shares may not be transferred without the consent of the Corporation and the certificates evidencing such shares or the notice required by Delaware law, as the case may be, shall contain substantially the following legend (or such other legend adopted by resolution or resolutions of the Board of Directors):
THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THE CORPORATION’S BYLAWS (AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED) AND MAY NOT BE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, WITHOUT THE CONSENT OF THE CORPORATION.
6.8
REGISTERED STOCKHOLDERS

The Corporation:
(a)   shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and
(b)   shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII — MANNER OF GIVING NOTICE AND WAIVER
7.1
NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL and these bylaws.
7.2
NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.
7.3
NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
7.4
WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII — INDEMNIFICATION
8.1
INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
8.2
INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
8.3
SUCCESSFUL DEFENSE

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Corporation may indemnify any other person who is not a present or former director or officer (as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.
8.4
INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5
ADVANCED PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Corporation in defending any Proceeding shall, to the fullest extent permitted by law, be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by current or former directors and officers or other current or former employees and agents of the Corporation or by persons currently or formerly serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Corporation.
8.6
LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):
(a)   for which payment has actually been received by or on behalf of such person under any statute, insurance policy, contract, agreement or other indemnity or advancement provision, vote or otherwise, except with respect to any excess beyond the amount actually received under any statute, insurance policy, contract, agreement, other indemnity or advancement provision, vote or otherwise;
(b)   for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(c)   for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(d)   initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or
(e)   if prohibited by applicable law.
8.7
DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action brought in accordance with this Section 8.7 for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8
NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.
8.9
INSURANCE

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.
8.10
SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
8.11
EFFECT OF REPEAL OR MODIFICATION

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
8.12
CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE IX — GENERAL MATTERS
9.1
EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
9.2
FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.
9.3
SEAL

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
9.4
CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.
ARTICLE X — AMENDMENTS
These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least two-thirds of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.11, Article VIII or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws.

Annex J
ASSUMPTION OF WARRANT AGREEMENT
THIS ASSUMPTION OF WARRANT AGREEMENT (this “Agreement”), is made and entered effective as of [•], 2024, by and among Iris Acquisition Corp., a Delaware corporation (formerly known as Tribe Capital Growth Corp I) (the “Company”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Warrant Agreement (as defined below).
WHEREAS, the Company and the Warrant Agent previously entered into that certain Warrant Agreement, dated March 4, 2021 (the “Warrant Agreement”), pursuant to which the Warrant Agent agreed to act on behalf of the Company in connection with the issuance, registration, transfer, exchange, redemption and exercise of up to 6,900,000 warrants (the “Public Warrants”) underlying units issued in the Company’s initial public offering (the “IPO”), up to 5,013,333 warrants (the “Private Placement Warrants”) issued in a private placement consummated simultaneously with the IPO (the “Private Placement”), up to 1,000,000 Working Capital Warrants and any additional Post IPO Warrants;
WHEREAS, the IPO and the Private Placement were consummated on March 9, 2021;
WHEREAS, the Company has entered into a Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Combination Agreement”), which provides for a Business Combination between the Company and Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”);
WHEREAS, pursuant to the Combination Agreement, (i) Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo, will merge with and into Liminatus (the “Liminatus Merger”), with Liminatus surviving the Liminatus Merger as a direct wholly-owned subsidiary of ParentCo, and (ii) simultaneously with the Liminatus Merger, SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo, will merge with and into the Company (the “SPAC Merger” and, together with the Liminatus Merger, the “Mergers”), with the Company surviving the SPAC Merger as a direct wholly-owned subsidiary of ParentCo; and as a result of the Business Combination, holders of shares of Class A common stock of the Company and units of Liminatus will become holders of shares of common stock, par value $0.0001 per share, of ParentCo (“ParentCo Common Stock”);
WHEREAS, upon consummation of the Business Combination, as provided in Section 4.4 of the Warrant Agreement, the Warrants will no longer be exercisable for Common Stock of the Company but instead will be exercisable for ParentCo Common Stock; and
WHEREAS, in connection with the Business Combination, ParentCo wishes to confirm the assumption of the Company’s rights, duties, covenants and other obligations (the “Obligations”) under the Warrant Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.
Assumption of the Obligations.   As of and with effect on and from the Closing (as defined in the Combination Agreement), the Company hereby assigns to ParentCo all of the Company’s rights, titles, interests and obligations in and under the Warrant Agreement; and ParentCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Warrant Agreement arising on, from and after the Closing.

2.
Consent.   The Warrant Agent hereby consents to (i) the assignment of the Warrant Agreement by the Company to ParentCo and the assumption of the Warrant Agreement by ParentCo from the Company, in each case effective as of the Closing, and (ii) the continuation of the Warrant Agreement, in full force and effect from and after the Closing.

3.
No Amendments.   Except for the assumption of the Obligations by ParentCo hereunder, the Warrant Agreement shall remain unchanged and in full force and effect.

4.   Miscellaneous.
(a)
The Company and ParentCo agree to execute such reasonable further instruments or perform such reasonable acts which are or may become reasonably necessary to carry out the intent of this Agreement.

(b)
This Agreement shall be governed by and construed under the laws of the State of New York without regard to its conflict of laws principles.

(c)
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[The balance of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
IRIS ACQUISITION CORP.
By:

Name: Sumit Mehta
Title:  Chief Executive Officer
IRIS PARENT HOLDING CORP.
By:

Name: Chris Kim
Title:  CEO, Secretary, and Treasurer
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:

Name:
Title:

Annex K
PRELIMINARY PROXY CARD—SUBJECT TO COMPLETIONFOR THE SPECIAL MEETING OF STOCKHOLDERS OF IRIS ACQUISITION CORPTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints Sumit Mehta (the “Proxy”) with full power of substitution, as proxy to vote all of the Class A Common Stock, par value $0.0001, of Iris Acquisition Corp (“Iris,” “we,” “our,” “us” or the “Company”) that the undersigned is entitled to vote (the “Shares”) at the special meeting of stockholders of the Company to be held on ___________, 2025 at Eastern Time via live webcast at _________, and at any adjournment or postponement thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxy’s sole discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSAL NOS. 1, 2, 3, 4, 6 AND 7, AND FOR EACH OF THE PROPOSALS IN PROPOSAL 5, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXY ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.(Continued and to be marked, dated and signed on the reverse side)Please mark votes as indicated in this example☒IRIS ACQUISITION CORP— THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3, 4, 6 AND 7, AND FOR EACH OF THE PROPOSALS IN PROPOSAL 5.(1)The Business Combination Proposal – To (a) adopt the Business Combination Agreement, dated as of November 30, 2022, as amended, by and among Iris, Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”), Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“Liminatus Merger Sub”), and SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“SPAC Merger Sub”), which provides, among other things, that (i) Liminatus Merger Sub will merge with and into Liminatus (the “Liminatus Merger”), with Liminatus surviving the Liminatus Merger as a direct wholly-owned subsidiary of ParentCo, and (ii) simultaneously with the Liminatus Merger, SPAC Merger Sub will merge with and into Iris (the “SPAC Merger” and, together with the Liminatus Merger, the “Mergers”), with Iris surviving the SPAC Merger (the “SPAC Surviving

2approve the Business Combination, as described in more detail in the attached proxy statement/prospectus.(2)The Nasdaq Proposal – To approve, as required by the rules of the Nasdaq Stock Market LLC, the issuance of ParentCo Common Stock in the Business Combination (including the PIPE Investor’s commitment to purchase 2,500,000 shares of ParentCo Common Stock at a purchase price per share of $10.00, for an aggregate purchase price of $25,000,000) in an amount greater than 20% of the number of shares of Iris common stock before such issuance.FOR☐AGAINST☐ABSTAIN☐(3)The Incentive Plan Proposal – To approve and adopt the ParentCo 2024 Omnibus Equity Incentive Plan.FOR☐AGAINST☐ABSTAIN☐(4)The ParentCo Charter Proposal – To approve, on an advisory and non-binding basis, the ParentCo’s amended and restated certificate of incorporation (the “ParentCo Certificate of Incorporation”), to be approved and adopted in connection with the Business Combination.FOR☐AGAINST☐ABSTAIN☐(5)Advisory Charter Proposals – To consider and vote, on an advisory and non-binding basis, on the following proposals 5A, 5B, 5C, 5D, 5E and 5F, to approve certain governance provisions in the proposed ParentCo Certificate of Incorporation.(5A)Advisory Charter Proposal 5A — To amend the name of the public entity to “Liminatus Pharma, Inc.” from “Iris Acquisition Corp.”FOR☐AGAINST☐ABSTAIN☐(5B)Advisory Charter Proposal 5B — To authorize the issuance of up to 500,000,000 shares of common stock, and up to 1,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by ParentCo’s board of directors.FOR☐AGAINST☐ABSTAIN☐(5C)Advisory Charter Proposal 5C — To provide that the removal of any director be only for cause and by the affirmative vote of at least 66 2∕3% of ParentCo’s then-outstanding shares of capital stock entitled to vote generally in the election of directors.FOR☐AGAINST☐ABSTAIN☐(5D)Advisory Charter Proposal 5D — To make ParentCo’s corporate existence perpetual as opposed to Iris’s corporate existence, which is required to be dissolved and liquidated 36 months following the closing of its initial public offering if it does not complete a business combination in that time, and to remove from the proposed ParentCoFOR☐AGAINST☐ABSTAIN☐ 23-14369-11 C2.1 P55

3Certificate of Incorporation the various provisions applicable only to special purpose acquisition corporations.(5E)Advisory Charter Proposal 5E — To provide that ParentCo will not be subject to Section 203 of the DGCL.FOR☐AGAINST☐ABSTAIN☐(5F)Advisory Charter Proposal 5F — To increase the required vote thresholds for approving amendments to the proposed ParentCo Certificate of Incorporation and bylaws to 66 2∕3%.FOR☐AGAINST☐ABSTAIN☐(6)The Election of Directors Proposal — If the Business Combination Proposal and ParentCo Charter Proposal are approved, to elect, on an advisory and non-binding basis, the following three directors to serve on the board of directors of the post-business combination company: Nicholas Fernandez and Ji Yeon Baek, as Class I directors, until the 2025 annual meeting of stockholders, Eun Sook Lee, as a Class II director, until the 2026 annual meeting of stockholders, and Chris Kim, as a Class III director, until the 2027 annual meeting of stockholders, and, in each case, until their respective successors are duly elected and qualified. To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the number(s) of the nominees on the line below. _______________________________________________________FOR ALL☐WITHHOLD ALL☐FOR ALL EXCEPT (See instructions below)☐(7)The Adjournment Proposal — To adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes received to pass the resolution to approve the Business Combination Proposal.FOR☐AGAINST☐ABSTAIN☐Date:Signature:(Signature If Held Jointly)When the Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person or authorized entity. 23-14369-11 C2.1 P56

4The Shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” each of Proposal Nos. 1, 2, 3, 4, 5A, 5B, 5C, 5D, 5E, 5F, 6 and 7. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxy will vote on such matters in his sole discretion.23-14369-11 C2.1 P57

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.
Our charter provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended. Our bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL.
Item 21.   Exhibits and Financial Statement Schedules.
(a)
Exhibits

EXHIBIT INDEX
Exhibit No.	Description
2.1	Business Combination Agreement, dated November 30, 2022, by and among Iris Acquisition Corp, Iris Parent Holding Corp., Liminatus Pharma, LLC, Liminatus Pharma Merger Sub, Inc. and SPAC Merger Sub, Inc. (included as Annex A to the proxy statement/prospectus).***
2.2	Amendment to Business Combination Agreement, dated as of June 1, 2023, by and among the Company, Iris Parent Holding Corp. and Liminatus Pharma, LLC (included as Annex A to the proxy statement/prospectus).***
2.3	Second Amendment to Business Combination Agreement, dated as of August 14, 2023, by and among Iris Acquisition Corp, Iris Parent Holding Corp. and Liminatus Pharma, LLC (included as Annex A to the proxy statement/prospectus).***
2.4	Third Amendment to Business Combination Agreement, dated as of March 9, 2024, by and among Iris Acquisition Corp, Iris Parent Holding Corp. and Liminatus Pharma, LLC (included as Annex A to the proxy statement/prospectus).***
2.5	Fourth Amendment to Business Combination Agreement, dated as of July 19, 2024, by and among Iris Acquisition Corp, Iris Parent Holding Corp. and Liminatus Pharma, LLC (included as Annex A to the proxy statement/prospectus).***
2.6	Fifth Amendment to Business Combination Agreement, dated as of August 16, 2024, by and among Iris Acquisition Corp, Iris Parent Holding Corp. and Liminatus Pharma, LLC (included as Annex A to the proxy statement/prospectus).***
2.7	Sixth Amendment to Business Combination Agreement, dated as of October 23, 2024, by and among Iris Acquisition Corp, Iris Parent Holding Corp. and Liminatus Pharma, LLC (included as Annex A to the proxy statement/prospectus).***
2.8	Seventh Amendment to Business Combination Agreement, dated as of December 26, 2024, by and among Iris Acquisition Corp, Iris Parent Holding Corp. and Liminatus Pharma, LLC (included as Annex A to the proxy statement/prospectus).***
3.1	Certificate of Incorporation of Iris Parent Holding Corp. (to be renamed Liminatus Pharma, Inc.)***
3.2	Form of Amended and Restated Certificate of Incorporation of Iris Parent Holding Corp. (to be renamed Liminatus Pharma, Inc.) (included as Annex C to the proxy statement/prospectus).***
3.3	Bylaws of Iris Parent Holding Corp. (to be renamed Liminatus Pharma, Inc.) ***
3.4	Form of Amended and Restated Bylaws of Iris Parent Holding Corp. (to be renamed Liminatus Pharma, Inc.) (included as Annex I to the proxy statement/prospectus)***

Exhibit No.	Description
4.1	Specimen Common Stock Certificate.***
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of the Form S-1/A of Iris Acquisition Corp filed March 3, 2021).***
4.3	Warrant Agreement between Continental Stock Transfer & Trust Company and Iris Acquisition Corp (incorporated by reference to Exhibit 4.1 of the Form 8-K of Iris Acquisition Corp filed March 10, 2021).***
4.4	Form of Assumption of Warrant Agreement by and among Iris Acquisition Corp, Iris Parent Holding Corp. and Continental Stock Transfer & Trust Company (included as Annex J to the proxy statement/prospectus).***
5.1	Opinion of Holland & Knight LLP.***
8.1	Opinion of Holland & Knight LLP regarding tax matters.***
10.1	Form of Amended and Restated Registration Rights Agreement by and among Iris Acquisition Corp, Iris Parent Holding Corp, Iris Acquisition Holdings LLC, Cantor Fitzgerald & Co. and certain other parties thereto (included as Annex H to the proxy statement/prospectus).***
10.2	Lock-Up Agreement, dated November 30, 2022, by and among Iris Parent Holding Corp., Iris Acquisition Holdings LLC, Consonatus LLC, Car-Tcellkor Inc., Curis Biotech Holdings LLC and Ewon Confortech Co., Ltd. (included as Annex G to the proxy statement/prospectus).***
10.3	Sponsor Support Agreement, dated November 30, 2022, by and among Iris Acquisition Corp, Liminatus Pharma, LLC and Iris Acquisition Holdings LLC. (included as Annex D to the proxy statement/prospectus).***
10.4	Form of Indemnity Agreement.***
10.5	Form of Liminatus Pharma, Inc. 2024 Omnibus Equity Incentive Plan (included as Annex B to the proxy statement/prospectus).***
10.6	License and Development Agreement entered into as of March 30, 2022, by and between InnoBation Bio Co., Ltd., a Korean company, as licensor, and Valetudo Therapeutics LLC, as licensee.***
10.7	Assignment of Contract entered into as of October 1, 2022, by and between Valetudo Therapeutics and Liminatus Pharma, LLC.***
10.8	Amended and Restated Waiver and Consent, dated January 2, 2025, by and between Iris Parent Holding Corp. and Iris Acquisition Holdings LLC.***
10.9	Acknowledgement and Release, dated as of January 24, 2025, by and between Viral Gene, Inc. and Liminatus Pharma, LLC.*
23.1	Consent of Marcum LLP, independent registered public accounting firm for Iris Acquisition Corp*
23.2	Consent of WithumSmith+Brown PC, independent registered public accounting firm for Liminatus Pharma, LLC.*
23.3	Consent of Holland & Knight LLP (included as part of Exhibit 5.1).***
23.4	Consent of Holland & Knight LLP (included as part of Exhibit 8.1).***
24.1	Power of Attorney (contained on signature page).***
99.1	Consent of Director Nominee — Chris Kim.***
99.2	Consent of Director Nominee — Dr. Eun Sook Lee.***
99.3	Consent of Director Nominee — Nicholas Fernandez.***
99.4	Consent of Director Nominee — Ji Yeon Baek.***
107	Calculation of Filing Fee Tables.***

*
Filed herewith.

**
To be filed by amendment.

***
Previously filed.

(b)
Financial Statement Schedules

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.
Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fullerton, State of California, on January 27, 2025.
Iris Parent Holding Corp.
By:	/s/ Chris Kim
	Name:	Chris Kim
	Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Chris Kim Chris Kim	Chief Executive Officer and Director (principal executive officer)	January 27, 2025
/s/ Scott Dam Scott Dam	Chief Financial Officer (principal financial and accounting officer)	January 27, 2025
* Nicholas Fernandez	Director	January 27, 2025
* Eun Sook Lee	Director	January 27, 2025
* Ji Yeon Baek	Director	January 27, 2025

*By:
/s/ Chris Kim

Chris Kim
Attorney-in-fact